As filed with the U.S. Securities and Exchange Commission on April 1, 2016
Registration No. 333-208757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRITON INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)
Bermuda	7359	98-1276572
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
c/o Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
(441) 295-2287
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ian R. Schwartz
Vice President & General Counsel
Triton Container International Limited
55 Green Street
San Francisco, California 94111
(415) 352-6712
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Christopher E. Austin Neil R. Markel Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Marc Pearlin Vice President, General Counsel and Secretary TAL International Group, Inc. 100 Manhattanville Road Purchase, New York 10577 (914) 251-9000	Paul T. Schnell Thomas W. Greenberg Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 1, 2016
TAL International Group, Inc.
TO THE STOCKHOLDERS OF TAL INTERNATIONAL GROUP, INC.
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
[•], 2016
Dear Stockholders:
TAL International Group, Inc. (“TAL”) and Triton Container International Limited (“Triton”) have entered into a transaction agreement providing for the combination of TAL and Triton under a new Bermuda holding company named Triton International Limited (“Holdco”). The transaction will create the world’s largest lessor of intermodal freight containers with a combined container fleet of nearly five million twenty-foot equivalent units (“TEU”). Brian M. Sondey will serve as Chief Executive Officer and Chairman of the Board of Directors of the combined organization.
In the transaction, TAL and Triton will merge with subsidiaries of Triton International Limited and, as a result of these mergers, will each become wholly owned subsidiaries of Holdco. In the mergers, TAL stockholders will receive one Holdco common share for each share of TAL common stock. In addition, under the terms of the transaction agreement, TAL is permitted to declare and pay dividends in an aggregate amount up to $1.44 per share prior to closing (inclusive of the $0.45 per share paid on each of December 23, 2015 and March 24, 2016). Triton shareholders will receive a number of Holdco common shares for each Triton common share based on a formula that is expected to result in former TAL stockholders holding approximately 45%, and former Triton shareholders holding approximately 55%, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers. Holdco intends to apply to list its common shares on the NYSE under the symbol “[_____],” subject to official notice of issuance.
Completion of the mergers requires, among other things, the approval of TAL stockholders. To obtain the required approval, TAL will hold a special meeting of TAL stockholders on [•], 2016.
TAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE TRANSACTION AGREEMENT AND EACH OF THE OTHER PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING.
Information about the TAL special meeting, the mergers and the other business to be considered by TAL stockholders is contained in this document and the documents incorporated by reference, which we urge you to read carefully. In particular, see “Risk Factors” beginning on page 34.
Your vote is very important. Whether or not you plan to attend the TAL special meeting, please submit a proxy to vote your shares as soon as possible to make sure your shares are represented at the TAL special meeting. Your failure to vote will have the same effect as voting against the proposal to adopt the transaction agreement.
Brian M. Sondey
Chairman of the Board, President and Chief Executive Officer
TAL International Group, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the mergers or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated [•], 2016 and is first being mailed or otherwise delivered to stockholders of TAL on or about [•], 2016.

ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates by reference important business and financial information about TAL from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone from TAL at the following address, telephone number and website:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Investor Relations
(914) 251-9000
www.talinternational.com (“Investors” tab)
In addition, if you have questions about the mergers or the TAL special meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the proxy statement/prospectus, you may contact TAL’s proxy solicitation agent, Innisfree M&A Incorporated (“Innisfree”), at the telephone numbers listed below. You will not be charged for any of the documents you request.
Innisfree M&A Incorporated
Stockholders may call toll-free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833
If you would like to request documents, please do so by [•], 2016 in order to receive them before the TAL special meeting.
For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 231 of the accompanying proxy statement/prospectus.

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[•], 2016
The Board of Directors of TAL International Group, Inc. has called for a special meeting of the stockholders of TAL International Group, Inc., a Delaware corporation (“TAL”), to be held at [•] on [•], 2016 at [•], Eastern time, to consider and vote upon the following matters:
(1)
Proposal 1: to adopt the Transaction Agreement, dated as of November 9, 2015, as it may be amended from time to time (the “transaction agreement”), by and among Triton, TAL, Holdco, Delaware Sub and Bermuda Sub (as each such term is defined in the attached proxy statement/prospectus);

(2)
Proposal 2: to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement);

(3)
Proposal 3: to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers contemplated by the transaction agreement; and

(4)
Proposal 4: to approve the inclusion in Holdco’s amended and restated bye-laws of the business combination provision providing for certain restrictions on business combinations with interested shareholders.

THE TAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAL STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.
Holders of TAL common stock of record at the close of business on [•], 2016 are entitled to vote at the TAL special meeting, or to approve the adjournment or postponement of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement). At least ten days prior to the meeting, a complete list of stockholders of record as of  [•], 2016 will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of TAL at 100 Manhattanville Road, Purchase, New York 10577. As a stockholder, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically via the Internet or telephone as described in greater detail in the proxy statement/prospectus and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting. You should NOT send certificates representing TAL common stock with the enclosed proxy card.
By Order of the TAL Board,
Marc Pearlin
Vice President, General Counsel and Secretary
[•], 2016

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE TAL SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE TAL SPECIAL MEETING PLEASE CONTACT TAL INTERNATIONAL GROUP, INC. ATTENTION: INVESTOR RELATIONS, 100 MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577, (914) 251-9000. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD. IF YOU HOLD YOUR SHARES IN “STREET NAME,” YOU SHOULD INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES IN ACCORDANCE WITH YOUR VOTING INSTRUCTION FORM.

PROXY STATEMENT/PROSPECTUS

i

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE TAL SPECIAL MEETING
The following questions and answers are intended to address briefly some commonly asked questions regarding the mergers and the TAL special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 231. All references in this proxy statement/prospectus to “Triton” refer to Triton Container International Limited, a Bermuda exempted company; all references in this proxy statement/prospectus to “TAL” refer to TAL International Group, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Holdco” refer to Triton International Limited, a Bermuda exempted company; all references in this proxy statement/prospectus to “Delaware Sub” refer to Ocean Delaware Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco; all references in this proxy statement/prospectus to “Bermuda Sub” refer to Ocean Bermuda Sub Limited, a Bermuda exempted company and a wholly owned subsidiary of Holdco; all references in this proxy statement/prospectus to the “Merger Subs” refer collectively to Delaware Sub and Bermuda Sub, unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we” refer to Holdco; and all references to the “transaction agreement” refer to the Transaction Agreement, dated as of November 9, 2015, and as it may be amended from time to time, by and among Triton, TAL, Holdco, Delaware Sub and Bermuda Sub, a copy of which is attached as Annex A to this proxy statement/prospectus.
About the Mergers
Q:
Why am I receiving this proxy statement/prospectus?

A:
TAL and Triton have entered into the transaction agreement providing for the combination of TAL and Triton under a new holding company named Triton International Limited (which we refer to as Holdco). Pursuant to the transaction agreement, Delaware Sub will be merged with and into TAL, and Bermuda Sub will be merged with and into Triton. As a result, TAL and Triton will each become wholly owned subsidiaries of Holdco. As a result of the transactions contemplated by the transaction agreement, former TAL stockholders and former Triton shareholders will become shareholders in Holdco, whose shares are expected to be listed for trading on the New York Stock Exchange, which we refer to as the NYSE. We refer to these mergers as the TAL merger and the Triton merger, respectively, and together as the mergers.

TAL is holding a special meeting of stockholders, which we refer to as the TAL special meeting, in order to obtain the stockholder approval necessary to adopt the transaction agreement, which we refer to as the TAL stockholder approval. TAL stockholders will also be asked to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement), to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers, and to approve the inclusion in Holdco’s amended and restated bye-laws of the business combination provision providing for certain restrictions on business combinations with interested shareholders.
We will be unable to complete the mergers unless the TAL stockholder approval is obtained.
We have included in this proxy statement/prospectus important information about the mergers, the transaction agreement (a copy of which is attached as Annex A) and the TAL special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the TAL special meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.
Q:
What will TAL stockholders receive in the TAL merger?

A:
Upon completion of the TAL merger, each share of common stock of TAL, par value $0.001 per share, which we refer to as TAL common stock, will be converted into one validly issued, fully paid and non-assessable Holdco common share (which we refer to as the TAL exchange ratio), par value $0.01 per common share, which we refer to as the TAL merger consideration. However, shares held by TAL as treasury stock or that are owned by TAL or any wholly owned subsidiary of TAL, or restricted TAL shares to be converted into TAL restricted Holdco shares, which we collectively refer to as the TAL excluded shares, will not receive the TAL merger consideration and will be canceled, or converted, as the case may be. It is anticipated that upon completion of the mergers, former TAL stockholders will hold approximately 45% of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.
Q:
What will Triton shareholders receive in the Triton merger?

A:
Upon completion of the Triton merger, each common share of Triton, par value $0.01 per common share, which we refer to as Triton common shares, will be converted into the right to receive a number of fully paid and non-assessable Holdco common shares equal to the quotient obtained by dividing (i) the product of 55/45 and 33,255,291 by (ii) 50,041,855.31, the number of outstanding shares of Triton on November 9, 2015, subject to certain adjustments for shares issued by Triton between signing and closing (the quotient, which we refer to as the Triton exchange ratio, and the right, which we refer to as the Triton merger consideration). Shares held by Triton as treasury shares or that are owned by Triton or any other subsidiary of Triton, or restricted Triton shares to be converted into Triton restricted Holdco shares, which we refer to as the Triton excluded shares, will not receive the Triton merger consideration and will be canceled or converted, as the case may be. It is anticipated that upon completion of the mergers, former Triton shareholders (including Triton shareholders who own Triton common shares that are expected to be issued in connection with the cancellation of Triton stock options prior to the consummation of the Triton merger) will hold approximately 55% of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.

Triton shareholders will not receive any fractional Holdco common shares in the Triton merger. Instead of receiving any fractional shares, each holder of Triton common shares will be paid an amount in cash, without interest, rounded to the nearest cent, equal to the product of  (i) the fractional share interest to which such Triton shareholder would otherwise be entitled (after taking into account and aggregating all Holdco common shares to be issued in exchange for the Triton common shares represented by all certificates surrendered by such holder, or book entry shares, as applicable) and (ii) an amount equal to the closing trading price of a share of TAL common stock on the NYSE, on the last business day prior to the closing date.
Q:
Should I send in my stock certificates now for the exchange?

A:
No. TAL stockholders should keep any stock certificates they hold at this time. After the mergers are completed, TAL stockholders holding TAL stock certificates will receive from the exchange agent (to be jointly designated by TAL and Triton) a letter of transmittal and instructions on how to obtain the TAL merger consideration.

Q:
What equity stake will former TAL stockholders and former Triton shareholders hold in Holdco?

A:
Upon completion of the mergers, it is anticipated that former Triton shareholders will hold approximately 55% and former TAL stockholders will hold approximately 45%, respectively, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.

Q:
What conditions must be satisfied to complete the mergers?

TAL and Triton are not required to complete the mergers unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of both the Triton shareholder approval (which was received on November 25, 2015) and TAL stockholder approval; (ii) approval for listing of the Holdco common shares to be issued in the TAL merger on the NYSE, subject to official notice of issuance; (iii) absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the mergers; (iv) effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order; and (v) receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), receipt of approval from the German Federal Cartel Office (which we refer to as the FCO) under the Act Against Restraints in Competition, and receipt of approval from the Korean Fair Trade Commission (which is referred to in this document as the KFTC) under the Monopoly Regulation and Fair Trade Act (1980), as amended, and the Enforcement Decree of the Monopoly Regulation and Fair Trade Act (as amended). Early termination of the waiting period under the HSR Act was received on December 7, 2015. Approval was received from the FCO on December 21, 2015 and from the KFTC on January 5, 2016.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see “The Transaction Agreement — Conditions to Completion of the Mergers” beginning on page 151.
Q:
What constitutes a quorum?

A:
Holders of a majority of the outstanding shares of TAL common stock entitled to vote at the TAL special meeting, present in person or represented by proxy, constitutes a quorum. In the absence of a quorum, the Chairman of the TAL Board or Directors or the holders of the stock present in person or represented by proxy at the meeting and entitled to vote thereafter will have the power to adjourn the TAL special meeting. As of the record date for the TAL special meeting, [•] shares of TAL common stock would be required to achieve a quorum.

Q:
What vote is required to approve each TAL proposal?

A:
Proposal to Adopt the Transaction Agreement by TAL stockholders:   Adopting the transaction agreement requires the affirmative vote of holders of a majority of the shares of TAL common stock outstanding and entitled to vote. Accordingly, a TAL stockholder’s failure to submit a proxy card or to vote in person at the TAL special meeting, an abstention from voting, or the failure of a TAL stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the proposal to adopt the transaction agreement.

Proposal to Adjourn the TAL Special Meeting by TAL stockholders:   Approving the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement) requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the TAL special meeting, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to adjourn the TAL special meeting.
Proposal Regarding Certain TAL Merger-Related Executive Compensation Arrangements:   In accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act, TAL is providing stockholders with the opportunity to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers, as further described in the section of this proxy statement/prospectus entitled “PROPOSAL 3: Advisory Vote on Merger-Related Compensation for TAL Named Executive Officers” beginning on page 227. Approving this merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such merger-related compensation. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.
Proposal Regarding Adoption of Business Combination Provision in the Holdco Bye-laws:   Approving the adoption of a provision in Holdco’s amended and restated bye-laws prohibiting an interested shareholder from engaging in a business combination with Holdco for a period of three years following the time the interested shareholder became an interested shareholder, which we refer to as the Business Combination Provision, requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such Business Combination Provision. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Business Combination Provision in the Holdco bye-laws, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to approve the adoption of the Business Combination Provision in the Holdco bye-laws. The vote on this proposal is a vote separate and apart from the vote to adopt the transaction agreement and is not a condition to closing the mergers. Accordingly, you may vote not to approve this proposal on including the Business Combination Provision in the bye-laws and vote to adopt the transaction agreement and vice versa.
Q:
What are the recommendations of the TAL Board?

A:
The TAL Board of Directors, which we refer to as the TAL Board, has unanimously (i) approved the transaction agreement and consummation of the mergers and the other transactions contemplated thereby upon the terms and subject to the conditions set forth in the transaction agreement, (ii) determined that the terms of the transaction agreement, the mergers and the other transactions contemplated by the transaction agreement are fair to, and in the best interests of, TAL and its stockholders, (iii) directed that the transaction agreement be submitted to TAL stockholders for adoption at the TAL special meeting, (iv) recommended that TAL’s stockholders adopt the transaction agreement and (v) declared that the transaction agreement is advisable.

The TAL Board unanimously recommends that TAL stockholders vote:
“FOR” the proposal to adopt the transaction agreement;
“FOR” the proposal to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement);
“FOR” the proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers contemplated by the transaction agreement; and
“FOR” the proposal to adopt the Business Combination Provision in the Holdco bye-laws.
See “The Mergers — TAL’s Reasons for the Merger” beginning on page 97.
Q:
When do you expect the mergers to be completed?

A:
TAL and Triton are working to complete the mergers as quickly as possible, and we anticipate that they will be completed in the first half of 2016. However, the mergers are subject to various conditions which are described in more detail in this proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the mergers being completed at a later time, or not at all.

Q:
What are my U.S. Federal income tax consequences as a result of the mergers?

A:
A U.S. holder of TAL common stock (as defined in “U.S. Federal Income Tax Consequences”) receiving a Holdco common share in exchange for a share of TAL common stock pursuant to the TAL merger generally will recognize gain, but not loss, realized in such exchange. Such gain generally will be capital gain and will be long-term capital gain if the shares of TAL common stock have been held for more than one year at the time of the exchange. A U.S. holder realizing a loss in such exchange generally will receive the Holdco common share with the same tax basis and holding period as the share of TAL common stock surrendered in exchange therefor.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local, or foreign, income or other tax consequences of the mergers to you. See “U.S. Federal Income Tax Consequences” on page 127.

Q:
Are TAL stockholders entitled to appraisal rights?

A:
No. Under Delaware law, holders of shares of TAL common stock will not have the right to obtain payment in cash for the fair value of their shares of TAL common stock, as determined by the Delaware Court of Chancery, in lieu of receiving the TAL merger consideration.

Q:
If the mergers are completed, when can I expect to receive the TAL merger consideration for my shares of TAL common stock?

A:
Certificated Shares:   As soon as reasonably practicable after the effective time of the TAL merger, which we refer to as the TAL effective time, the exchange agent will mail to each holder of certificated shares of TAL common stock a form of letter of transmittal and instructions for use in effecting the exchange of TAL common stock for the TAL merger consideration. After receiving the proper documentation from a holder of TAL common stock, the exchange agent will deliver to such holder the Holdco common shares to which such holder is entitled under the transaction agreement. More information on the documentation a holder of TAL common stock is required to deliver to the exchange agent may be found under the section entitled “The Transaction Agreement — Conversion of Shares; Exchange of Certificates; No Fractional Shares” beginning on page 133.

Book Entry Shares:   Each holder of record of one or more book entry shares of TAL common stock whose shares will be converted into the right to receive the TAL merger consideration will automatically, upon the TAL effective time, be entitled to receive, and the exchange agent will deliver to such holder as promptly as practicable after the TAL effective time, the Holdco common shares to which such holder is entitled under the transaction agreement. Holders of book entry shares will not be required to deliver a certificate but may, if required by the exchange agent, be required to deliver an executed letter of transmittal to the exchange agent in order to receive the TAL merger consideration.
Q:
What happens if I sell my shares of TAL common stock before the TAL special meeting?

A:
The record date for the TAL special meeting, which we refer to as the TAL record date, is earlier than the date of the TAL special meeting and the date that the mergers are expected to be completed. If you transfer your shares after the record date, but before the TAL special meeting, unless the transferee requests a proxy, you will retain your right to vote at the TAL special meeting, but will have transferred the right to receive the TAL merger consideration in the TAL merger. In order to receive the TAL merger consideration, you must hold your shares through the completion of the mergers.

Q:
What happens if I sell my shares of TAL common stock after the TAL special meeting, but before the TAL effective time?

A:
If you transfer your shares after the TAL special meeting, but before the TAL effective time, you will have transferred the right to receive TAL merger consideration in the TAL merger. In order to receive the TAL merger consideration, you must hold your shares of TAL through completion of the mergers.

About the TAL special meeting
Q:
When and where will the TAL special meeting be held?

A:
The TAL special meeting will be held at [•] on [•], 2016, at [•] a.m., Eastern time, unless the TAL special meeting is adjourned or postponed.

Q:
Who is entitled to vote at the TAL special meeting?

A:
TAL has fixed [•], 2016 as the TAL record date. If you were a TAL stockholder at the close of business on the TAL record date, you are entitled to vote on matters that come before the TAL special meeting. However, a TAL stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the TAL special meeting.

Q:
How many votes do I have?

A:
TAL stockholders are entitled to one vote at the TAL special meeting for each share of TAL common stock held of record as of the TAL record date. As of the close of business on the TAL record date, there were [•] outstanding shares of TAL common stock.

Q:
My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

We believe that (i) under the Delaware General Corporation Law (which we refer to as the DGCL), broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the TAL special meeting, and (ii) under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the TAL proposals. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the transaction agreement but will have no effect on the other proposals.
Q:
What do I need to do now?

A:
Read and consider the information contained in this proxy statement/prospectus carefully, and then please vote your shares as soon as possible so that your shares may be represented at the TAL special meeting.

Q:
How do I vote?

A:
You can vote in person by completing a ballot at the TAL special meeting, or you can vote by proxy before the TAL special meeting. Even if you plan to attend the TAL special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at the TAL special meeting. If your shares are held in “street name,” you must follow the directions received from your broker in order to vote your shares. For detailed information, see “The TAL Special Meeting — How to Vote” beginning on page 78. YOUR VOTE IS VERY IMPORTANT.

Q:
Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:
Yes. You can change your vote by revoking your proxy at any time before it is voted at the TAL special meeting. You can do this in one of four ways: (1) submit a proxy again by telephone or over the Internet prior to midnight on the night before the TAL special meeting; (2) sign another proxy card with a later date and return it prior to midnight on the night before the TAL special meeting; (3) attend the TAL special meeting and complete a ballot; or (4) send a written notice of revocation to the secretary of TAL so that it is received prior to midnight on the night before the TAL special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.
Q:
What should stockholders do if they receive more than one set of voting materials for the TAL special meeting?

A:
You may receive more than one set of voting materials for the TAL special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:
Who should I call if I have questions about the proxy materials or voting procedures?

A:
If you have questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Innisfree, the proxy solicitation agent for TAL, by telephone at (888) 750-5834 (stockholders) or (212) 750-5833 (collect – banks and brokers).

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

SUMMARY
The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, stockholders are encouraged to carefully read this entire proxy statement/prospectus, its annexes and the documents referred to or incorporated by reference in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. Please see the section entitled “Where You Can Find More Information” beginning on page 231.
Information about the Companies (Page 75)
TAL International Group, Inc.
TAL International Group, Inc., which we refer to as TAL, was incorporated in Delaware in 2004. TAL is one of the oldest lessors of intermodal cargo containers and chassis to shipping lines and other lessees, with its business dating back to 1963. TAL has two business segments: equipment leasing and equipment trading. The equipment leasing segment leases and disposes of containers and chassis from TAL’s lease fleet and manages containers owned by third parties. The equipment trading segment purchases containers from shipping line customers and other sellers of containers and resells these containers to container retailers and users of containers for storage, one-way cargo shipments or other uses. TAL’s principal executive offices are located at 100 Manhattanville Road, Purchase, New York, 10577. TAL’s telephone number is (914) 251-9000 and its website is www.talinternational.com. The information contained on the website, or that can be accessed through the website, is not incorporated by reference in this proxy statement/prospectus.
Triton Container International Limited
Triton Container International Limited, which we refer to as Triton, was founded in 1980 and is an exempted company incorporated with limited liability under the laws of Bermuda. Triton is a lessor of intermodal freight containers. Triton’s principal executive offices are located at 55 Green Street, San Francisco, California, 94111. Triton’s telephone number is (415) 956-6311 and its website is www.tritoncontainer.com. The information contained on the website, or that can be accessed through the website, is not incorporated by reference in this proxy statement/prospectus.
Triton International Limited
Triton International Limited, which we refer to as Holdco, is an exempted company incorporated with limited liability under the laws of Bermuda and a wholly owned subsidiary of Triton. Holdco was incorporated on September 29, 2015, solely for the purpose of effecting the mergers. Pursuant to the transaction agreement, Ocean Bermuda Sub Limited will be merged with and into Triton, and Ocean Delaware Sub, Inc. will be merged with and into TAL. As a result, TAL and Triton will each become wholly owned subsidiaries of Holdco. As a result of the transactions contemplated by the transaction agreement, Holdco common shares are expected to be listed for trading on the NYSE, and former TAL stockholders and former Triton shareholders will own shares in Holdco. Holdco has not carried on any activities other than in connection with the mergers. Holdco’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.
Ocean Bermuda Sub Limited
Ocean Bermuda Sub Limited, which we refer to as Bermuda Sub, is an exempted company incorporated with limited liability under the laws of Bermuda and a wholly owned subsidiary of Holdco. Bermuda Sub was incorporated on September 29, 2015, solely for the purposes of effecting the Triton merger. Pursuant to the transaction agreement, Bermuda Sub will be merged with and into Triton, with Triton continuing as the surviving corporation. Bermuda Sub has not carried on any activities other than in connection with the mergers. Bermuda Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Ocean Delaware Sub, Inc.
Ocean Delaware Sub, Inc., which we refer to as Delaware Sub, is a Delaware corporation and a wholly owned subsidiary of Holdco. Delaware Sub was incorporated on October 7, 2015, solely for the purposes of effecting the TAL merger. Pursuant to the transaction agreement, Delaware Sub will be merged with and into TAL, with TAL continuing as the surviving corporation. Delaware Sub has not carried on any activities other than in connection with the mergers. Delaware Sub’s registered office is located at 1209 Orange Street, Wilmington, Delaware, 19801.
The Mergers
TAL and Triton have entered into the transaction agreement, providing for the combination of TAL and Triton under a new holding company, Holdco. As a result of the transactions contemplated by the transaction agreement, former TAL stockholders and former Triton shareholders will own shares in Holdco, whose shares are expected to be listed for trading on the NYSE. Pursuant to the transaction agreement, Bermuda Sub will first be merged with and into Triton, and then Delaware Sub will be merged with and into TAL. As a result, TAL and Triton will each become wholly owned subsidiaries of Holdco.
The organization of TAL, Triton and Holdco before and after the mergers is illustrated below and on the following page.
Prior to the Mergers
The Mergers

After the Mergers
The Transaction Agreement — Merger Consideration Received by TAL Stockholders (Page 132)
At the TAL effective time, as a result of the TAL merger, each share of TAL common stock issued and outstanding immediately prior to the TAL effective time, other than the TAL excluded shares, will be converted into the right to receive one validly issued, fully paid and non-assessable Holdco common share, par value $0.01 per common share. TAL excluded shares will not receive the TAL merger consideration and will be canceled or converted, as the case may be. It is anticipated that former TAL stockholders will hold approximately 45% of the Holdco common shares issued and outstanding after consummation of the mergers. A description of the Holdco common shares to be issued in connection with the TAL merger is set forth under the section entitled “Description of Holdco Common Shares” beginning on page 186.
The Transaction Agreement — Merger Consideration Received by Triton Shareholders; No Fractional Shares (Page 132)
Upon the issuance by the Registrar of Companies in Bermuda of the Bermuda certificate of merger for the Triton merger, which we refer to as the Triton effective time, as a result of the Triton merger, each Triton common share issued and outstanding immediately prior to the Triton effective time, other than the Triton excluded shares, will be converted into the right to receive a number of validly issued, fully paid and non-assessable Holdco common shares equal to the quotient obtained by dividing (i) the product of 55/45 and 33,255,291 by (ii) 50,041,895.31, the number of outstanding shares of Triton on November 9, 2015, subject to certain adjustments for shares issued by Triton between signing and the effective time of the mergers. Triton excluded shares will not receive the Triton merger consideration and will be canceled or converted, as the case may be. It is anticipated that former Triton shareholders (including Triton shareholders who own Triton common shares that are expected to be issued in connection with the cancellation of Triton stock options prior to the consummation of the Triton merger) will hold approximately 55% of the Holdco common shares issued and outstanding immediately after the consummation of the mergers. Triton shareholders will not receive any fractional Holdco common shares pursuant to the Triton merger. Instead of receiving any fractional shares, each holder of Triton common shares will be paid an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the fractional share interest to which such Triton shareholder would otherwise be entitled (after taking into account and aggregating all Holdco common shares to be issued in exchange for the Triton common shares represented by all certificates surrendered by such holder, or book entry shares, as applicable) and (B) the closing trading price of a share of TAL common stock on the NYSE on the last business day prior to the closing date. A description of the Holdco common shares to be issued in connection with the Triton merger is set forth under the section entitled “Description of Holdco Common Shares” beginning on page 186.

Conversion of Shares; Exchange of Certificates
Conversion and Exchange of TAL Common Stock
The conversion of shares of TAL common stock into Holdco common shares will occur at the TAL effective time. At such time, all of the shares of TAL common stock converted into Holdco common shares pursuant to the TAL merger will no longer be outstanding and will be canceled and cease to exist, and each certificate that previously represented shares of TAL common stock will cease to have any rights with respect thereto, except the right to receive one fully paid and non-assessable Holdco common share per share of TAL common stock.
As promptly as practicable after the effective time of the mergers, the exchange agent will mail a letter of transmittal to each holder of record of a certificate whose shares of TAL common stock were converted into the right to receive the TAL merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering the certificates in exchange for the TAL merger consideration. TAL stockholders should not return stock certificates with the enclosed proxy card.
Until holders of certificates previously representing TAL common stock have surrendered their certificates to the exchange agent for exchange, those holders will not receive dividends or distributions, if any, on the Holdco common shares into which those shares have been converted with a record date after the TAL effective time. Subject to applicable law, when holders surrender their certificates, they will receive any dividends on Holdco common shares with a record date after the TAL effective time and a payment date on or prior to the date of surrender, without interest.
Any holder of book entry shares of TAL common stock will not be required to deliver a certificate but may, if required by the exchange agent, be required to deliver an executed letter of transmittal to the exchange agent to receive the TAL merger consideration that such holder is entitled to receive pursuant to the transaction agreement. The book entry shares of TAL common stock held by such holder will be canceled.
Total Holdco Shares to be Issued
Based on the number of shares of TAL common stock outstanding as of  [•], 2016 and the number of Triton common shares outstanding as of  [•], 2016, each date representing the latest practicable date before the date of this proxy statement/prospectus, and assuming Triton options outstanding as of  [•], 2016 are converted into a total of  [•] Triton common shares prior to the effective time of the mergers, the total number of Holdco common shares outstanding immediately after the close of the mergers will be approximately [•].
Treatment of TAL Stock-Based Awards
Restricted TAL Shares
Each outstanding share of TAL common stock that is subject to vesting or other lapse restrictions immediately prior to the effective time of the mergers, which we refer to as a restricted TAL share, will, as of the effective time of the mergers, cease to represent a share of TAL common stock and will be converted into a number of Holdco common shares equal to the TAL exchange ratio, with such restricted Holdco shares, which we refer to as TAL restricted Holdco shares, being subject to the same terms and conditions as were applicable to the restricted TAL shares immediately prior to the effective time of the mergers (after taking into account any acceleration of vesting that results from the mergers). All restricted TAL shares granted in 2013 vested on January 1, 2016. All restricted TAL shares granted in 2014 and 2015 automaticallyvest at the effective time of the mergers as a result of the completion of the mergers. Restricted TAL shares granted in January 2016 do not automatically vest as a result of the completion of the mergers and will be converted at the effective time of the mergers into TAL restricted Holdco shares, as described above.

Treatment of Triton Share-Based Awards
Triton Options
In accordance with the terms and conditions of the applicable Triton option plan, Triton may accelerate the vesting and exercisability of each outstanding Triton option effective as of immediately prior to the effective time of the mergers, and the holder of such Triton option will be permitted to exercise such Triton option effective as of immediately prior to the effective time of the mergers. Each Triton option that remains outstanding and unexercised and has not been canceled in exchange for shares pursuant to the option transaction agreements described below as of the effective time of the mergers will cease to represent a right to acquire Triton Class A common shares and will be canceled for no consideration at the effective time of the mergers.
In connection with entering into the transaction agreement, Triton has entered into option transaction agreements with all of the holders of Triton’s outstanding options (the “Option Transaction Agreements”). Under such Option Transaction Agreements, the Triton options held by an option holder will be canceled in exchange for the issuance of Triton Class A common shares to such holder. 493,837.08 Triton Class A common shares were issued in respect of the Triton performance-based options. The aggregate number of Triton Class A common shares issued to the holders of outstanding Triton time-based options will fluctuate depending on the stock price of TAL common stock during the thirty day period preceding the fifth day before the effective time of the mergers and the Black-Scholes valuation of the outstanding Triton time-based options at the effective time of the mergers. Generally, higher stock prices of TAL common stock during the measurement period will result in more Triton Class A common shares being issued to the holders of outstanding Triton time-based options. These additional Triton Class A common shares will be taken into consideration when converting Triton common shares to Holdco common shares so that, notwithstanding the issuance of these additional shares, former TAL common stockholders will own approximately 45% of Holdco and former Triton common shareholders will own approximately 55% of Holdco.
Restricted Triton Shares
Each outstanding Triton common share that is subject to vesting or other lapse restrictions immediately prior to the effective time of the mergers, which we refer to as a restricted Triton share, will, effective as of the effective time of the mergers, cease to represent a Triton common share and will be converted into a number of Holdco common shares equal to the Triton exchange ratio (rounded to the nearest whole number), with such restricted Holdco shares, which we refer to as Triton restricted Holdco shares, being subject to the same terms and conditions as applied to the restricted Triton shares immediately prior to the effective time of the mergers (after taking into account any acceleration of vesting that results from the mergers). All outstanding restricted Triton shares will be deemed to have vested immediately prior to the effective time of the mergers subject (other than in the case of one former Triton director) to the continued provision of services by the holder through the closing.
Holdco’s Board of Directors and Executive Officers After the Mergers (Page 120)
Upon completion of the mergers, Brian M. Sondey, who is the current Chairman, President and Chief Executive Officer of TAL, will serve as the Chairman and Chief Executive Officer of Holdco; Simon R. Vernon, who is the current President and Chief Executive Officer of Triton, will serve as President of Holdco; John Burns, who is the current Chief Financial Officer of TAL, will serve as the Chief Financial Officer of Holdco; and John O’Callaghan, who is the current Senior Vice President — Europe, North and South America, South Africa and Indian Sub-Continent of Triton, will serve as the Global Head of Field Marketing and Operations of Holdco. The other executive officers of Holdco will be appointed by the Board of Directors of Holdco (which we refer to as the Holdco Board).
Upon completion of the mergers, it is expected that the Holdco Board will be comprised of Brian M. Sondey, Simon R. Vernon, Robert W. Alspaugh, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, Robert L. Rosner and one additional independent director to be identified by the TAL Nominating and Corporate Governance Committee after conducting an executive search prior to the closing and after allowing Triton an opportunity to discuss and provide input on potential candidates.

Pursuant to the Warburg Pincus Shareholders Agreement (as defined below), upon completion of the mergers, for so long as certain affiliates of Warburg Pincus LLC, which we refer to as Warburg Pincus, together with certain permitted transferees, beneficially own a number of Holdco shares representing at least 50% or more of the number of Holdco shares beneficially owned by Warburg Pincus as of the date of the closing of the mergers, Warburg Pincus will have the right to designate two directors to the Holdco Board, and the parties to the Warburg Pincus Shareholders Agreement, including Holdco, must take all necessary action to cause such directors to be elected at each annual meeting and at any other meeting where directors of the Holdco Board are to be elected. If Warburg Pincus and its permitted transferees beneficially own a number of Holdco shares that is less than 50%, but greater than or equal to 20%, of the number of Holdco shares beneficially owned by Warburg Pincus as of the date of the closing of the mergers, Warburg Pincus will have the right to designate one director to the Holdco Board. David A. Coulter and Simon R. Vernon will be the initial designees of Warburg Pincus.
Pursuant to the Vestar Shareholders Agreement (as defined below), upon completion of the mergers, for so long as certain affiliates of Vestar Capital Partners, Inc., which we refer to as Vestar, together with certain permitted transferees, beneficially own a number of Holdco shares representing at least one-third of the number of Holdco shares beneficially owned by Vestar as of the date of the closing of the mergers, Vestar will have the right to designate one director to the Holdco Board, and the parties to the Vestar Shareholders Agreement, including Holdco, must take all necessary action to cause such director to be elected at each annual meeting and at any other meeting where directors of the Holdco Board are to be elected. Robert L. Rosner will be the initial designee of Vestar.
The TAL Special Meeting (Page 76)
Date, Time and Location
A TAL special meeting will be held at [•] at [•] Eastern time, on [•], 2016, unless the TAL special meeting is adjourned or postponed.
Purpose of the TAL special meeting
At the TAL special meeting, TAL stockholders will be asked to consider and vote upon the following matters:
•
a proposal to adopt the transaction agreement;

•
a proposal to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement);

•
a proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers contemplated by the transaction agreement; and

•
a proposal to adopt the Business Combination Provision in the Holdco bye-laws.

Record Date; Shares Entitled to Vote
Only holders of record of shares of TAL common stock at the close of business on the TAL record date ([•], 2016) will be entitled to vote shares held at that date at the TAL special meeting or any adjournments or postponements thereof. Each outstanding share of TAL common stock entitles its holder to cast one vote.
As of the TAL record date, there were [•] shares of TAL common stock outstanding and entitled to vote at the TAL special meeting.
Vote Required
Proposal to Adopt the Transaction Agreement by TAL stockholders:   Adopting the transaction agreement requires the affirmative vote of holders of a majority of the shares of TAL common stock outstanding and entitled to vote. Accordingly, a TAL stockholder’s failure to submit a proxy card or to vote in person at the TAL special meeting, an abstention from voting, or the failure of a TAL stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the transaction agreement.
Proposal to Adjourn the TAL Special Meeting by TAL stockholders:   Approving the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not then sufficient votes to adopt the transaction agreement) requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the TAL special meeting, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to adjourn the TAL special meeting.
Proposal Regarding Certain TAL Merger-Related Executive Compensation Arrangements:   In accordance with Section 14A of the Exchange Act, TAL is providing stockholders with the opportunity to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers, as further described in the section of this proxy statement/prospectus entitled “PROPOSAL 3: Advisory Vote on Merger-Related Compensation for TAL Named Executive Officers” beginning on page 227. Approving this merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such merger-related compensation. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.
Proposal Regarding Adoption of Business Combination Provision in the Holdco Bye-laws:   Approving the adoption of a provision in Holdco’s amended and restated bye-laws prohibiting an interested shareholder from engaging in a business combination with Holdco for a period of three years following the time the interested shareholder became an interested shareholder requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such Business Combination Provision. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Business Combination Provision in the Holdco bye-laws, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to approve the adoption of the Business Combination Provision in the Holdco bye-laws. The vote on this proposal is a vote separate and apart from the vote to adopt the transaction agreement and is not a condition to closing the mergers. Accordingly, you may vote not to approve this proposal on including the Business Combination Provision in the bye-laws and vote to adopt the transaction agreement and vice versa.
The TAL Special Meeting — Recommendation of the TAL Board (Page 76)
The TAL Board has unanimously (i) approved the transaction agreement and consummation of the mergers and other transactions contemplated thereby upon the terms and subject to the conditions set forth in the transaction agreement, (ii) determined that the terms of the transaction agreement, the mergers and the other transactions contemplated by the transaction agreement are fair to, and in the best interests of, TAL and its stockholders, (iii) directed that the transaction agreement be submitted to TAL stockholders for adoption at the TAL special meeting, (iv) recommended that TAL’s stockholders adopt the transaction agreement and (v) declared that the transaction agreement is advisable.
THE TAL BOARD UNANIMOUSLY RECOMMENDS THAT TAL STOCKHOLDERS VOTE:
•
“FOR” THE PROPOSAL TO ADOPT THE TRANSACTION AGREEMENT;

•
“FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE TAL SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT THEN SUFFICIENT VOTES TO ADOPT THE TRANSACTION AGREEMENT);

•
“FOR” THE PROPOSAL TO APPROVE, BY A NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO TAL’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS CONTEMPLATED BY THE TRANSACTION AGREEMENT; AND

•
“FOR” THE PROPOSAL TO APPROVE ADOPTION OF THE BUSINESS COMBINATION PROVISION IN THE HOLDCO BYE-LAWS.

See “The Mergers — TAL’s Reasons for the Merger” beginning on page 97.
Opinion of TAL’s Financial Advisor (Page 101)
On November 9, 2015, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as BofA Merrill Lynch), TAL’s financial advisor, rendered to the TAL Board an oral opinion, which was confirmed by delivery of a written opinion, dated November 9, 2015, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications described in the written opinion, the TAL exchange ratio (taking into account the Triton merger) was fair, from a financial point of view, to holders of TAL common stock.
The full text of the written opinion of BofA Merrill Lynch to the TAL Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch delivered its opinion for the benefit and use of the TAL Board (in its capacity as such) in connection with and for purposes of its evaluation of the TAL exchange ratio (taking into account the Triton merger) from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the proposed transaction or the related transactions and no opinion or view was expressed by BofA Merrill Lynch as to the relative merits of the proposed transaction or any related transactions in comparison to other strategies or transactions that might be available to TAL or in which TAL might engage or as to the underlying business decision of TAL to proceed with or effect the proposed transaction or any related transactions. BofA Merrill Lynch expressed no opinion or recommendation as to how any TAL stockholder should vote or act in connection with the proposed transaction, any related transactions or any other matter. It should be noted that BofA Merrill Lynch’s opinion speaks as of the date rendered and not as of any subsequent date, including the date on which the proposed transaction is completed. Although subsequent developments may affect its opinion, BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion.
In connection with BofA Merrill Lynch’s services as TAL’s financial advisor, TAL has agreed to pay BofA Merrill Lynch an aggregate fee of  $12,500,000, of which $2,000,000 was paid upon delivery of its opinion and $10,500,000 is payable upon consummation of the transactions contemplated by the transaction agreement. In addition, TAL may, based on its good faith evaluation of the services provided by BofA Merrill Lynch and as determined in its sole discretion, pay BofA Merrill Lynch an additional fee of $2,500,000 immediately prior to the closing of the mergers. TAL has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch’s legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch’s engagement.
For a description of the opinion that the TAL Board received from BofA Merrill Lynch, see “The Mergers — Opinion of TAL’s Financial Advisor” beginning on page 101 of this proxy statement/prospectus.
Interests of TAL Officers and Directors in the Mergers (Page 115)
Certain of TAL’s executive officers and directors may have financial interests in the mergers that are different from, or in addition to, the interests of TAL’s stockholders. The members of the TAL Board are aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement and the mergers and in recommending to TAL stockholders that the transaction agreement be adopted. The aggregate value that TAL’s executive officers and directors will receive as a result of their interests in the mergers is $4,213,804 in respect of TAL restricted stock that will vest upon the closing of the mergers, $1,025,000 in retention bonuses and $3,090,000 in severance payments upon a qualifying termination of employment, in each case based on information as of December 31, 2015 assuming the mergers closed as of such date and, in the case of severance, that a qualifying termination of employment occurred on such date. These interests are described in more detail in the section of this document entitled “The Mergers — Interests of TAL Officers and Directors in the Merger” beginning on page 115.
Governmental and Regulatory Approvals (Page 123)
TAL and Triton are not required to complete the mergers unless a number of regulatory conditions are satisfied or waived. These conditions include: (i) absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the mergers and (ii) receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period (and any extensions thereof) under the HSR Act and receipt of approvals from the FCO and KFTC.
Each of Triton, Holdco and TAL has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the mergers, to consummate the transactions contemplated by the transaction agreement as promptly as practicable and to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other third party which is required in connection with the transactions contemplated by the transaction agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. These approvals include approval under, or notices pursuant to, the HSR Act and certain approvals from, and filings with the FCO and KFTC.
Notwithstanding the parties’ obligations summarized above, TAL and Triton have also agreed that in no event will TAL or Triton be required to (i) sell, swap, hold separate, divest or otherwise dispose of businesses or assets of TAL and its subsidiaries, on the one hand, or Triton and its subsidiaries, on the other hand, that were used in the production of, or contributed to the production of, annual revenue in excess of  $135,592,100 in the aggregate (determined based on the gross fiscal 2014 revenue of TAL and its subsidiaries, on the one hand, or Triton and its subsidiaries, on the other hand) or (ii) take any other actions that would, or would reasonably be expected to, have a material adverse effect on the business, results of operations or financial condition of the combined businesses of TAL and its subsidiaries and Triton and its subsidiaries, taken as a whole after giving effect to the transactions contemplated by the transaction agreement.
While the parties have agreed, under certain circumstances, to take the actions set forth in the paragraph above pursuant to the transaction agreement, the parties may also elect to take other actions.
Under the HSR Act and the rules and regulations promulgated thereunder, the TAL merger may not be consummated until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the earlier termination of that waiting period.
TAL and Triton each filed the required HSR notification and report forms on November 20, 2015, commencing the initial 30-calendar-day waiting period. On December 7, 2015, the FTC and DOJ granted the parties’ requests for early termination of the HSR Act waiting period. With such early termination, the condition relating to the expiration or termination of the HSR Act waiting period has been satisfied.
At any time before or after the mergers are completed, notwithstanding the early termination of the waiting period under the HSR Act, either the DOJ, the FTC, the U.S. state attorneys general or other foreign/non U.S. regulators could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Triton, TAL or their subsidiaries or impose restrictions on Holdco’s post-merger operations. Private parties may also seek to take legal action under the antitrust laws under some circumstances.
TAL and Triton have been making the necessary notifications and filings with federal regulators, including foreign regulators in Germany and South Korea, to obtain the consents, authorizations and approvals contemplated by the transaction agreement. TAL and Triton filed a notification with the KFTC on December 11, 2015. TAL and Triton filed a notification with the FCO on December 11, 2015. On December 21, 2015, the FCO granted its approval of the TAL merger and the Triton merger. On January 5, 2016, the KFTC granted its approval of the TAL merger and the Triton merger.
TAL is not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above.
TAL cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, TAL cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.
The Transaction Agreement — Covenants and Agreements — No Solicitation (Page 142)
Subject to certain exceptions, each of TAL and Triton has agreed to not initiate, solicit or knowingly encourage, or take any other action designed to induce or facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a TAL Acquisition Proposal or a Triton Acquisition Proposal (each as defined below) from any third party, or engage in any discussions or negotiations with or provide information to a third party regarding any acquisition proposal. Notwithstanding these restrictions, the transaction agreement provides that, prior to obtaining the TAL stockholder approval to adopt the transaction agreement, under specific circumstances (including that TAL has complied with the provisions in the transaction agreement pertaining to a TAL Acquisition Proposal in all but immaterial respects), TAL may provide information to, and engage in discussions and negotiations with, third parties in response to an unsolicited TAL Acquisition Proposal that the TAL Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or which is reasonably expected to lead to a TAL Superior Proposal (as defined below). Prior to furnishing any nonpublic information to a third party, TAL must enter into an Acceptable TAL Confidentiality Agreement (as defined below). Additionally, notwithstanding the above restrictions, the transaction agreement provides that under specified circumstances, if the TAL Board determines that a TAL Acquisition Proposal from a TAL Bidder (as defined below) could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions with such TAL Bidder, the TAL stockholders meeting has not occurred, Triton has complied with the provisions in the transaction agreement pertaining to a TAL Acquisition Proposal in all but immaterial respects, the Board of Directors of Triton (referred to in this document as the “Triton Board”) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that a Triton Acquisition Proposal constitutes or could reasonably be expected to lead to a Triton Superior Proposal and, prior to providing any confidential information, Triton has entered into an Acceptable Triton Confidentiality Agreement (as defined below), then Triton and its Board may engage in discussions or provide any confidential information in response to an unsolicited written Triton Acquisition Proposal.
The transaction agreement generally restricts the ability of the TAL Board from withdrawing its recommendation that its stockholders adopt the transaction agreement. However, the TAL Board may withdraw its recommendation (i) in circumstances not involving or relating to a takeover proposal, if the TAL Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws; or (ii) in response to a TAL Superior Proposal (as defined below), if the TAL Board concludes that a failure to change its recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws, and, in both cases, TAL has notified Triton in writing at least seven business days in advance of its intention to effect such action and, in the case of clause (ii), with such notice required to be given again in the event of any revision to the financial terms or other material terms of such TAL Superior Proposal (and in the case where the only change to the material terms is a change of price, for a period expiring upon the later to occur of three business days and the time remaining on the prior notice period).

The Transaction Agreement — Conditions to Completion of the Mergers (Page 151)
Conditions to Triton’s, Holdco’s, the Merger Subs’ and TAL’s Obligations to Complete the Mergers
The respective obligations of Triton, Holdco, the Merger Subs and TAL to consummate the mergers and to effect the other transactions contemplated by the transaction agreement are subject to the satisfaction at the closing or waiver, to the extent permitted, of the following conditions:
•
TAL has obtained the TAL stockholder approval;

•
Triton has obtained the Triton shareholder approval, which Triton shareholder approval was received on November 25, 2015;

•
the Holdco common shares to be issued in the TAL merger have been approved for listing on the NYSE, subject to official notice of issuance;

•
the absence of any order which prohibits, restrains or makes illegal the consummation of the mergers;

•
effectiveness of the registration statement for the Holdco common shares being issued in the TAL merger (of which this proxy statement/prospectus forms a part) and the absence of any stop order suspending such effectiveness; and

•
receipt of certain regulatory approvals and the completion of certain regulatory filings, including expiration or termination of the waiting period under the HSR Act (which was terminated effective as of December 7, 2015), and receipt of approvals from the FCO (which was received effective as of December 21, 2015) and KFTC (which was received effective as of January 5, 2016).

The Transaction Agreement — Conditions to Completion of the Mergers — Conditions to Triton’s, Holdco’s and the Merger Subs’ Obligations to Complete the Mergers (Page 151)
The obligations of Triton, Holdco and the Merger Subs to consummate the mergers and to effect the other transactions contemplated by the transaction agreement, are subject to the satisfaction at the closing or waiver (by Triton), to the extent permitted, of the following additional conditions:
•
TAL’s representations and warranties are true and correct as of the date of the transaction agreement and at the closing, subject to certain materiality or “material adverse effect” qualifications described in the transaction agreement, and Triton has received a certificate from officers of TAL to that effect;

•
TAL has performed in all material respects all of its pre-closing obligations under the transaction agreement, and Triton has received a certificate from officers of TAL to that effect; and

•
the receipt by Triton of a tax opinion from Cleary Gottlieb Steen & Hamilton LLP to the effect that, for U.S. federal income tax purposes, either (i) the Triton merger will be treated as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the Code), or (ii) the Triton merger, together with the TAL merger and the other transactions described in the transaction agreement, will be treated as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.

The Transaction Agreement — Conditions to Completion of the Mergers — Conditions to TAL’s Obligation to Complete the TAL Merger
The obligation of TAL to consummate the TAL merger and the other transactions contemplated by the transaction agreement is subject to the satisfaction at the closing or waiver, to the extent permitted, of the following additional conditions:

•
Triton’s representations and warranties are true and correct as of the date of the transaction agreement and at the closing, subject to certain materiality or “material adverse effect” qualifications described in the transaction agreement, and TAL has received a certificate from officers of Triton to that effect; and

•
Triton, Holdco, Bermuda Sub and Delaware Sub have performed in all material respects all of their respective pre-closing obligations under the transaction agreement, and TAL has received a certificate from officers of Triton to that effect.

The Transaction Agreement — Conditions to Completion of the Mergers (Page 151)
Under the terms of the transaction agreement, the closing of the mergers will occur on the third business day (or, if sooner, the end date, as defined below) after satisfaction or waiver of the conditions set forth in the transaction agreement (except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions). We refer to the date on which the closing occurs as the closing date.
The Transaction Agreement — Termination (Page 153)
The transaction agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the mergers, whether before or after the TAL stockholder approval and notwithstanding the prior receipt of the Triton shareholder approval:
•
by the mutual written consent of TAL and Triton;

•
by either of TAL or Triton:

•
if any governmental entity has issued an order permanently restraining, enjoining or otherwise prohibiting the mergers and such order has become final and non-appealable. This right of termination is not available to a party if its failure to comply with any provision of the transaction agreement has been the primary cause of such action.

•
if the mergers have not been consummated by 5:00 pm, New York time, on May 9, 2016, which we refer to as the end date; provided, that if all of the conditions to the closing of the mergers other than conditions relating to (i) obtaining the required regulatory approvals or (ii) the absence of any order of a governmental entity prohibiting the mergers (solely as it relates to clause (i)) have been satisfied, or the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) has not been declared effective on or prior to February 16, 2016, either Triton or TAL may extend the end date from time to time to a date not later than August 9, 2016. This right of termination is not available to a party if its failure to comply with any provision of the transaction agreement has been the primary cause of such action.

•
if the TAL stockholder approval has not been obtained upon a vote taken at the duly convened TAL special meeting or at any adjournment or postponement of such meeting.

•
By TAL:

•
if any of the representations or warranties made by Triton or any of its subsidiaries fail to be true or if Triton or any of its subsidiaries breaches or fails to perform any of its covenants or agreements set forth in the transaction agreement, and such failure to be true, breach or failure to perform (i) would give rise to the failure of a closing condition regarding the accuracy of Triton’s representations and warranties or Triton’s compliance with its covenants and agreements and (ii) is incapable of being cured by Triton by the earlier of 30 days following written notice to TAL or the end date or, by its nature, cannot be cured within such time period, provided TAL is not itself in breach; or

•
prior to the receipt of the TAL stockholder approval, so that TAL may enter into a definitive agreement providing for a TAL Superior Proposal, provided that TAL has complied in all but immaterial respects with the no solicitation provisions of the transaction agreement and paid the TAL termination fee, if applicable, under the terms of the transaction agreement.

•
By Triton:

•
if TAL has effected a Change in TAL Recommendation (as defined below);

•
prior to receipt of the TAL stockholder approval, so that Triton may enter into a definitive agreement providing for a Triton Superior Proposal, provided that Triton has complied in all but immaterial respects with the no solicitation provisions of the transaction agreement and paid the Triton termination fee, if applicable, under the terms of the transaction agreement; or

•
if any of the representations or warranties made by TAL or any of its subsidiaries fail to be true or if TAL breaches or fails to perform any of its covenants or agreements set forth in the transaction agreement, and such failure to be true, breach or failure to perform (i) would give rise to the failure of a closing condition regarding the accuracy of TAL’s representations and warranties or TAL’s compliance with its covenants and agreements and (ii) is incapable of being cured by TAL by the earlier of 30 days following written notice to Triton or the end date or, by its nature, cannot be cured within such time period, provided Triton is not itself in breach.

The Transaction Agreement — Termination Fees; Expenses (Page 154)
All fees and expenses incurred by the parties are to be paid solely by the party that has incurred such fees and expenses, except that the parties have agreed to share equally (i) the filing fee under the HSR Act and (ii) the expenses in connection with filing, printing and mailing this proxy statement/prospectus;
The transaction agreement provides that TAL will pay Triton a cash termination fee of  $19,484,275, which we refer to as the TAL Termination Fee, under specified circumstances, including if:
•
the transaction agreement is terminated by Triton because of a Change in TAL Recommendation;

•
(i) a third party has publicly made a TAL Acquisition Proposal after the date of the transaction agreement, (ii) the transaction agreement is terminated by either TAL or Triton because the mergers have not been consummated at or before the end date (but only if the TAL stockholder meeting has not been held prior to the end date) or the transaction agreement is terminated by TAL or Triton because the TAL stockholders meeting concluded without the required TAL stockholder vote having been obtained and such TAL Acquisition Proposal was not withdrawn at least three business days prior to the TAL stockholders meeting and (iii) within nine months of terminating the transaction agreement, TAL consummates any TAL Acquisition Proposal or enters into any definitive agreement with respect to any TAL Acquisition Proposal (which, for the purposes of this clause, the references to 20% in the definition of TAL Acquisition Proposal are deemed to be references to 50%); or

•
the transaction agreement is terminated by TAL prior to the receipt of the TAL stockholder approval, so that TAL may enter into a definitive agreement providing for a TAL Superior Proposal.

The transaction agreement provides that Triton will pay TAL a cash termination fee of  $65,000,000, which we refer to as the Triton Termination Fee, under specified circumstances, if Triton terminates the transaction agreement, at any time prior to receipt of the required TAL stockholder vote, in order to enter into a binding written agreement with respect to a Triton Superior Proposal (provided that Triton has complied in all but immaterial respects with its obligations under the non-solicitation provisions of the transaction agreement).
In no event will a termination fee be payable by a party more than once.

Furthermore, if a third party has publicly made a TAL Acquisition Proposal after the date of the transaction agreement and the transaction agreement is terminated by either TAL or Triton because the mergers have not been consummated at or before the end date (but only if the TAL stockholders meeting has not been held prior to the end date or if the TAL stockholders meeting has concluded without the required TAL stockholder vote having been obtained), TAL must reimburse Triton, no later than two business days after receipt of an itemized invoice, for all documented out-of-pocket fees, costs and expenses incurred by Triton, Holdco, the Merger Subs and their subsidiaries in connection with the transaction agreement and the transactions contemplated thereby; provided, however, that the aggregate amount of such expenses TAL is required to reimburse Triton will not exceed $3,500,000. If TAL is obligated to pay the TAL Termination Fee, then the TAL Termination Fee will be reduced by any expense reimbursement payment, if any, described in the prior sentence that has previously been paid.
The Mergers — Accounting Treatment of the Mergers (Page 125)
The mergers will be accounted for using the acquisition method of accounting based on authoritative guidance for business combinations under U.S. generally accepted accounting principles in the United States, as in effect from time to time (which we refer to as GAAP). In determining the acquirer for accounting purposes, TAL and Triton considered the factors required under GAAP. Triton will be considered the acquirer of TAL for accounting purposes. The total purchase price will be allocated to the assets acquired, including specific identified intangible assets, and liabilities assumed from TAL based on their fair values as of the date of the completion of the mergers and the excess, if any, will be allocated to goodwill. Reported financial condition and results of operations of Holdco issued after completion of the mergers will reflect TAL’s balances and results after completion of the mergers, but will not be restated retroactively to reflect the historical financial position or results of operations of TAL. Following the completion of the mergers, the earnings of the combined company will reflect acquisition accounting adjustments, including increased amortization expense for acquired intangible assets.
The Mergers — Appraisal Rights (Page 125)
Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available to TAL stockholders in connection with the TAL merger or any of the other transactions described in this proxy statement/prospectus.
The Mergers — Restrictions on Resale of Shares by Certain Affiliates (Page 125)
All Holdco common shares issued to TAL stockholders pursuant to the transaction agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (which we refer to as the Securities Act), except for shares issued to any Holdco shareholder who becomes an affiliate of Holdco for purposes of Rule 144 under the Securities Act, which shares may be resold by such shareholder only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
The Mergers — Listing of Holdco Common Shares on the NYSE and Delisting and Deregistration of TAL Common Stock (Page s 125 and 126)
Holdco common shares received by TAL stockholders in the TAL merger are expected to be listed on the NYSE under the symbol “[____].”
TAL common stock currently trades on the NYSE under the ticker symbol “TAL.” If the mergers are completed, TAL common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.
Comparison of Shareholder Rights (Page 194)
As a result of the mergers, the holders of TAL common stock will become holders of Holdco common shares. Following the mergers, TAL stockholders will have different rights as shareholders of Holdco than they had as stockholders of TAL due to the different provisions of the governing documents of TAL and Holdco. For additional information comparing such rights, see “Comparison of Shareholder Rights” beginning on page 194.

Related Agreements — The Sponsor Shareholders Agreements (Page 157)
In connection with the entry into the transaction agreement, Holdco and certain affiliates of Warburg Pincus (and a related entity) and Vestar (Vestar, together with Warburg Pincus, collectively the “Sponsor Shareholders”), have entered into shareholders agreements, which will become effective upon the closing of the mergers (the agreement with Warburg Pincus, the “Warburg Pincus Shareholders Agreement,” the agreement with Vestar the “Vestar Shareholders Agreement,” and each, a “Sponsor Shareholders Agreement”).
Under the Sponsor Shareholders Agreements, following the closing of the mergers, Warburg Pincus will have the ongoing right to designate two individuals to serve on the Holdco Board, and Vestar will have the ongoing right to designate one individual to serve on the Holdco Board, in each case subject to the approval by the Holdco Nominating and Corporate Governance Committee of any individuals so designated. The rights of Warburg Pincus and Vestar to designate individuals to serve on the Holdco Board are subject to reduction as their respective ownership of Holdco common shares declines.
The Sponsor Shareholders Agreements provide that for so long as the Sponsor Shareholders hold more than 5% of the outstanding common shares of Holdco, they and their affiliates will not, directly or indirectly, (i) acquire or propose to acquire additional equity securities (including derivatives) of Holdco, subject to exceptions for share dividends and issuances of shares to Holdco’s existing shareholders, (ii) offer, propose or enter into any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, or offer to acquire Holdco (or instigate, encourage, facilitate, join or assist any third party to do any of the foregoing), (iii) solicit proxies or consents (except for any solicitation in furtherance of the recommendation of the Holdco Board), (iv) deposit any Holdco securities in a voting trust or subject any Holdco securities to a voting agreement or similar agreement (other than the Sponsor Shareholders Agreements and the Voting and Support Agreements (as defined below)), (v) submit shareholder proposals or call special shareholder meetings, (vi) form a “group” with, or otherwise act in concert with, any other Holdco shareholder in respect of Holdco, or (vii) agree to take any of the foregoing actions, or request any waiver of the standstill or voting restrictions below other than through a confidential waiver request submitted to the Chief Executive Officer or Chairman of Holdco that the Sponsor Shareholder making the request, after consulting legal counsel, would not reasonably expect to require (a) the Holdco Board or Holdco to issue a public statement or (b) any public disclosure by such Sponsor Shareholder.
The Sponsor Shareholders Agreements further provide that, for so long as the Sponsor Shareholders own at least 5% of the outstanding shares of Holdco, the Sponsor Shareholders will vote (a) 55% of their Holdco common shares in the same proportion as the votes cast by the shareholders of Holdco who are not Sponsor Shareholders or their affiliates in any election or removal of directors (other than with respect to any contested election, any election or removal of a Warburg Pincus director or a Vestar director or any replacement thereof), and the remaining 45% of their Holdco common shares in favor of the slate of directors nominated by the Nominating and Corporate Governance Committee of Holdco, and (b) 100% of their Holdco common shares in the same proportion as the votes cast by the shareholders of Holdco who are not Sponsor Shareholders or their affiliates in any vote or consent on a shareholder proposal or any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, unless approved by a majority of the directors on the Board and, in the case of an extraordinary transaction, such extraordinary transaction provides equal treatment of all Holdco common shares.
The Sponsor Shareholders Agreements further provide that, for six months after the closing of the mergers, subject to certain exceptions, such Sponsor Shareholders may not transfer any of their respective Holdco common shares unless such transfer is (i) pursuant to or in connection with a merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction (including any tender or exchange offer made for Holdco shares) that is approved by the Holdco Board and provides for equal treatment of all Holdco shares, or (ii) approved by the Holdco Board (acting by a majority of directors, other than the directors designated by Warburg Pincus and Vestar). The Sponsor Shareholders Agreements further provide that the initial sale of Holdco common shares by the Sponsor Shareholders will be a registered, underwritten public offering unless a registered, underwritten public offering was completed prior thereto or if the debt agreements of Triton or any of its subsidiaries have been amended such that a transfer by certain Triton shareholders would not trigger a change of control as defined in the Triton debt agreements. The Sponsor Shareholders Agreements also govern Holdco’s and the Sponsor Shareholders’ respective rights and obligations with respect to the registration for resale of Holdco common shares held by the Sponsor Shareholders following the mergers.
Holdco has agreed to use reasonable best efforts to conduct a registered, underwritten public offering prior to the date that is six months from the closing of the mergers, unless the Triton debt agreements have been amended in a manner that a transfer by certain Triton shareholders would not trigger a change of control (as defined in the Triton debt agreements).
Related Agreements — The Pritzker Lock-Up Agreements (Page 159)
In connection with the entry into the transaction agreement, Holdco and certain Triton shareholders associated with Pritzker family business interests (each, a “Pritzker Shareholder”) have entered into shareholders agreements, which will become effective upon the closing of the mergers (each, a “Pritzker Lock-Up Agreement”). The Pritzker Lock-Up Agreements provide that, for six months after the closing of the mergers, subject to certain exceptions, such Pritzker Shareholders may not transfer any of their respective Holdco common shares unless such transfer is (i) pursuant to or in connection with a merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender offer, exchange offer, liquidation or other similar extraordinary transaction involving Holdco that is approved by the Holdco Board and provides for equal treatment of all Holdco shares, or (ii) otherwise approved by the Holdco Board. The Pritzker Lock-Up Agreements further provide that the initial sale of Holdco common shares by the Pritzker Shareholders will be pursuant to a registered, underwritten public offering, unless a registered, underwritten public offering was completed prior thereto or if the Triton debt agreements have been amended such that such transfer would not trigger a change of control as defined in the Triton debt agreements. The Pritzker Shareholders will also have certain registration rights following the mergers.
Related Agreements — Voting and Support Agreements (Page 160)
In connection with the entry into the transaction agreement, TAL, Triton and each Triton shareholder as of November 25, 2015 entered into Voting and Support Agreements. The Voting and Support Agreements required, among other things, that the Triton shareholders party thereto vote in favor of the approval of the statutory merger agreement for the Triton merger and in favor of the approval of the Triton merger at the special general meeting held on November 25, 2015 to consider such proposals.
U.S. Federal Income Tax Consequences (Page 127)
It is expected that, for U.S. federal income tax purposes, either the TAL merger together with the Triton merger would qualify as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code or the TAL merger would be treated as a reorganization under the provisions of Section 368(a) of the Code. Nonetheless, a U.S. holder of TAL common stock receiving a Holdco common share in exchange for a share of TAL common stock pursuant to the TAL merger generally will recognize gain, but not loss, equal to the excess of the fair market value of the Holdco common share so received over the tax basis in the share of TAL common stock surrendered in exchange therefor. Such gain generally will be capital gain and will be long-term capital gain if the shares of TAL common stock have been held for more than one year at the time of the exchange. A U.S. holder realizing a loss in such exchange generally will receive the Holdco common share with the same tax basis and holding period as the share of TAL common stock surrendered in exchange therefor.
For a further discussion, see “U.S. Federal Income Tax Consequences” beginning on page 127.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TAL
The following table sets forth certain selected historical financial, operating and other data of TAL. The selected historical consolidated statements of income data, balance sheet data and other financial data for each of the five years through and including the year ended December 31, 2015 were derived from TAL’s audited consolidated financial statements and related notes contained in TAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of TAL or the combined company, and you should read the following information together with TAL’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in TAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 231.

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars and shares in thousands, except per share data)
Statements of Income Data:
Leasing revenues:
Operating leases	$591,665	$573,778	$552,640	$511,189	$434,668
Finance leases	15,192	18,355	14,728	13,781	16,394
Other revenues	1,147	1,873	2,485	3,227	3,301
Total leasing revenues	608,004	594,006	569,853	528,197	454,363
Trading margin	4,194	7,190	10,278	7,544	10,994
Net (loss) gain on sale of leasing equipment	(13,646)	6,987	26,751	44,509	51,969
Operating expenses:
Depreciation and amortization(1)	242,538	224,753	205,073	193,466	152,576
Direct operating expenses	48,902	33,076	27,142	25,039	18,157
Administrative expenses	51,154	45,399	44,197	43,991	42,727
Provision (reversal) for doubtful accounts	133	212	2,827	(208)	162
Total operating expenses	342,727	303,440	279,239	262,288	213,622
Operating income	255,825	304,743	327,643	317,962	303,704
Other expenses (income):
Interest and debt expense	118,280	109,265	111,725	114,629	105,470
Write-off of deferred financing costs	895	5,192	4,000	—	1,143
Net loss (gain) on interest rate swaps(2)	205	780	(8,947)	2,469	27,354
Total other expenses	119,380	115,237	106,778	117,098	133,967
Income before income taxes	136,445	189,506	220,865	200,864	169,737
Income tax expense	48,233	65,461	77,699	70,732	60,013
Net income	$88,212	$124,045	$143,166	$130,132	$109,724
Earnings Per Share Data:
Basic income per share applicable to common stockholders	$2.68	$3.70	$4.28	$3.92	$3.39
Diluted income per share applicable to common stockholders	$2.67	$3.68	$4.25	$3.87	$3.34
Weighted average common shares outstanding:
Basic	32,861	33,482	33,483	33,224	32,414
Diluted	32,979	33,664	33,694	33,623	32,821
Cash dividends paid per common share	$2.61	$2.88	$2.68	$2.35	$1.99

(1)
Depreciation expense was reduced by $5.2 million quarterly ($3.4 million after tax or $0.10 per diluted share) for the quarter ended December 31, 2012 as the result of the increase in residual value estimates included in TAL’s depreciation policy (see Note 2 in the Notes to Consolidated Financial Statements contained in TAL’s Annual Report on Form 10-K for the year ended December 31, 2015).

(2)
Net losses and gains on interest rate swaps are primarily due to changes in interest rates, and reflect changes in the fair value of interest rate swaps not designated as cash flow hedges.

	As of December 31,
	2015	2014	2013	2012	2011
	(In thousands, except fleet data)
Balance Sheet Data (end of period):
Cash and cash equivalents (including restricted cash)	$89,209	$114,781	$98,001	$101,680	$175,343
Accounts receivable, net	95,709	85,681	74,174	71,363	56,491
Revenue earning assets, net	4,160,928	3,953,764	3,730,122	3,418,446	2,857,233
Total assets	4,434,076	4,242,047	4,016,209	3,674,744	3,173,275
Debt, net of unamortized deferred financing costs	3,216,488	3,007,905	2,788,846	2,577,565	2,211,557
Stockholders' equity	665,012	666,528	691,918	615,975	562,802
Other Financial Data:
Capital expenditures	704,178	670,529	660,492	831,826	815,730
Proceeds from sale of equipment leasing fleet, net of selling costs	125,525	165,990	140,724	133,367	123,659
Selected Fleet Data(1)(2):
Dry container units	1,351,170	1,189,707	1,105,433	1,021,642	847,902
Refrigerated container units	70,505	65,010	64,030	57,229	50,751
Special container units	56,118	56,180	56,761	57,198	48,039
Tank container units	11,243	9,282	8,100	6,608	5,396
Chassis	21,216	19,116	13,724	13,146	10,789
Equipment trading units	21,135	32,448	40,374	45,860	46,767
Total container units/chassis	1,531,387	1,371,743	1,288,422	1,201,683	1,009,644
Total containers/chassis in TEU	2,512,667	2,249,619	2,113,215	1,957,776	1,645,868
Total containers/chassis in cost equivalent units(3)	3,105,911	2,778,284	2,640,743	2,404,516	2,044,012
Average utilization %(4)	96.0%	97.6%	97.4%	97.9%	98.7%

(1)
Includes both owned and managed units, as well as units on finance leases.

(2)
Calculated as of the end of the relevant period.

(3)
TAL has included total fleet count information based on cost equivalent units (CEU). CEU is a ratio used to convert the actual number of containers in TAL’s fleet to a figure based on the relative purchase price of various equipment types to that of a 20 foot dry container. For example, the CEU ratio for a 40 foot standard height dry container is 1.6, and a 40 foot high cube refrigerated container is 10.0. These CEU ratios are from TAL’s debt agreements and may differ slightly from CEU ratios used by others in the industry.

(4)
Average utilization is computed by dividing total units on lease (in CEU) by the total units in TAL’s fleet (in CEU) excluding new units not yet leased and off-hire units designated for sale.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRITON
The following table sets forth certain selected historical financial, operating and other data of Triton. The selected historical consolidated statements of income data, balance sheet data and other financial data for each of the five years through and including the year ended December 31, 2015 were derived from Triton’s audited consolidated financial statements and related notes. The data below is only a summary and is not necessarily indicative of the results of future operations of Triton or the combined company, and this information should be read together with, and is qualified by reference to, Triton’s audited consolidated financial statements for the year ended December 31, 2015, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton” included herein. The historical results are not necessarily indicative of the results to be expected in any future period.
	Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars and shares in thousands, except per share data)
Statements of Income Data:
Revenues:
Container rental revenue	$699,810	$699,188	$693,078	$687,757	$614,927
Direct financing lease income	8,029	8,027	10,282	15,219	11,047
Total revenues	707,839	707,215	703,360	702,976	625,974
Operating expenses (income):
Depreciation(1)	300,470	258,489	229,298	196,794	215,605
Direct container expense	54,440	58,014	72,846	45,547	25,003
Management, general and administrative expense	75,620	86,136	78,911	78,768	110,478
Gain on disposition of container rental equipment	(2,013)	(31,616)	(42,562)	(59,978)	(64,171)
Provision for (reduction of) bad debt expense	(2,156)	1,324	4,966	1,383	(128)
Total operating expenses	426,361	372,347	343,459	262,514	286,787
Operating income	281,478	334,868	359,901	440,462	339,187
Other expenses (income):
Interest expense	140,644	137,370	133,222	119,821	98,718
Realized loss on derivative instruments, net	5,496	9,385	20,170	22,792	26,410
Unrealized loss (gain) on derivative instruments, net instruments, net(2)	2,240	3,798	(29,714)	(11,311)	(9,189)
Loss on extinguishment of debt	1,170	7,468	3,568	—	2,212
Other expense (income), net	211	(689)	529	682	(807)
Total other expenses	149,761	157,332	127,775	131,984	117,344
Income before income taxes	131,717	177,536	232,126	308,478	221,843
Income taxes	4,048	6,232	6,752	6,015	4,673
Net income	127,669	171,304	225,374	302,463	217,170
Less: income attributable to noncontrolling interests	16,580	21,837	31,274	37,140	42,422
Net income attributable to shareholders	$111,089	$149,467	$194,100	$265,323	$174,748
Earnings Per Share Data:
Basic income per share applicable to common shareholders	$2.20	$2.99	$3.88	$5.31	$3.49
Diluted income per share applicable to common shareholders	$2.17	$2.82	$3.66	$5.08	$3.49
Weighted average common shares outstanding:
Basic:	50,536	50,027	50,011	49,987	50,000
Diluted:	51,165	53,073	53,029	52,181	50,000
Cash dividends paid per common share	$—	$4.30	$—	$—	$—

(1)
Depreciation expense was reduced by $49.4 million ($47.4 million after-tax or $0.91 per diluted share) for the year ended December 31, 2012 as the result of an increase in residual value estimates and a reduction in the useful life estimates included in Triton’s depreciation policy. Depreciation expense was increased by $1.8 million quarterly (or $0.04 per diluted share) for the quarter ended December 31, 2015 as the result of a decrease in residual value estimates and an increase in the useful life estimates for certain dry-van containers included in Triton’s depreciation policy (see Note 1 in the Notes to Consolidated Financial Statements contained in Triton’s audited consolidated financial statements for the year ended December 31, 2015 exhibited herein).

(2)
Net losses and gains on interest rate swaps are primarily due to changes in interest rates, and reflect changes in the fair value of interest rate swaps not designated as cash flow hedges.

	As of December 31,
	2015	2014	2013	2012	2011
	(In thousands, except fleet data)
Selected Balance Sheet Data (end of period):
Cash and cash equivalents (including restricted cash)	$79,264	$97,059	$112,813	$105,828	$97,703
Accounts receivable, net	127,676	130,615	128,200	132,162	130,246
Revenue earning assets, net	4,430,150	4,614,393	4,193,608	3,929,516	3,370,879
Total assets	4,696,178	4,905,195	4,511,127	4,237,996	3,660,034
Total debt	3,185,927	3,387,406	2,974,664	2,899,053	2,582,951
Shareholders’ equity	1,217,329	1,106,160	1,153,599	941,400	677,040
Noncontrolling interests	160,504	190,851	207,376	216,622	223,904
Total equity (incl. noncontrolling int.)	1,377,833	1,297,011	1,360,975	1,158,022	900,944
Other Financial Data:
Capital expenditures	398,799	809,446	633,317	868,502	902,130
Proceeds from sale of equipment leasing fleet, net of selling costs	171,719	195,282	162,120	135,798	131,124
Selected Fleet Data(1)(2):
Dry container units	1,248,865	1,298,634	1,242,402	1,172,702	1,053,010
Refrigerated container units	126,475	120,930	100,088	87,301	71,409
Special container units	33,384	32,067	31,032	29,051	24,382
Tank container units	—	—	—	—	—
Chassis	—	—	—	—	—
Equipment trading units	—	—	—	—	—
Total container units/chassis	1,408,724	1,451,631	1,373,522	1,289,054	1,148,801
Total containers/chassis in TEU	2,274,168	2,336,671	2,196,224	2,058,798	1,856,468
Total containers/chassis in cost equivalent units(3)	3,054,227	3,062,777	2,771,376	2,543,980	2,228,804
Average utilization %(4)	95.5%	94.7%	93.5%	96.5%	98.5%

(1)
Unit, TEU and CEU figures are calculated on the basis of Triton’s total fleet (core and non-core equipment) as well as new production inventory and exclude equipment under direct finance leases.

(2)
Calculated as of the end of the relevant period.

(3)
The weighting methodology that Triton uses in its CEU calculation is designed to reflect the historical relative cost difference between a 20-foot container and a 40-foot container. It is further designed to equate the lower container cost of dry containers to the higher container cost of specialized containers (including our more costly refrigerated containers). The CEU weighting that Triton utilizes for its twenty-foot, forty-foot and forty-foot high cube dry vans is 1.00, 1.60, and 1.68, respectively. The CEU weighting that Triton utilizes for its forty-foot high cube refrigerated containers is 10.00.

(4)
Average utilization is measured, on a weighted basis, by the number of containers that are deployed on lease (including units that are subject to direct financing leases) as a percentage of the total containers available for lease (including off-lease depot inventory and units available for sale). Triton excludes from the calculation its non-core fleet and its new production inventory.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The selected unaudited pro forma combined financial information presented below is derived from the historical financial position and results of operations of TAL and Triton, adjusted to give effect to the mergers and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. For a summary of the mergers, see the section of this proxy statement/prospectus entitled “The Mergers.”
The unaudited pro forma combined statements of income data for the year ended December 31, 2015 give effect to the mergers as if they had occurred on January 1, 2015. The unaudited pro forma combined balance sheet data gives effect to the mergers as if they had occurred on December 31, 2015.
The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the mergers may differ significantly from those reflected in this selected unaudited pro forma combined financial information for a number of reasons, including but not limited to changes in market conditions, cost savings from operating efficiencies, synergies and the impact of costs incurred in integrating the two companies. As a result, the selected unaudited pro forma combined financial information is not intended to represent and is not necessarily indicative of what the combined company’s financial condition and results of operations would have been had the mergers been completed on the applicable dates of this selected unaudited pro forma combined financial information. In addition, the selected unaudited pro forma combined financial information does not purport to project the future financial condition and results of operations of the combined company. During the fourth quarter of 2015 and the first quarter of 2016, market conditions have continued to deteriorate reflecting, in addition to historical seasonal patterns, the ongoing weakness in global trade. This has led to further declines in utilization, decreases in lease rental revenue, lower disposal prices and increases in operating costs.
The selected unaudited pro forma combined financial information is based upon and should be read in conjunction with the historical financial statements and accompanying notes of TAL and Triton for the applicable periods that are included elsewhere or incorporated by reference in this proxy statement/prospectus. In addition, the selected unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting. Triton has been treated as the acquirer in the mergers for accounting purposes, and therefore, TAL net assets are subject to fair value measurements. The acquisition accounting is dependent on certain valuations and other studies that have yet to advance to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of TAL have been measured based on various preliminary estimates using assumptions that TAL and Triton believe are reasonable based on information that is currently available and which are discussed in the section titled “Unaudited Pro Forma Combined Financial Information,” including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed of TAL based on preliminary estimates of their fair value.
The pro forma assumptions and adjustments are described in the accompanying notes presented with the unaudited pro forma combined financial statements. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof will differ from that reflected in the unaudited pro forma combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the mergers.
The selected unaudited pro forma combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the mergers or the costs necessary to achieve these costs savings, operating efficiencies and synergies.

The following should be read in conjunction with the section of this proxy statement/prospectus entitled “Triton Container International Limited and TAL International Group, Inc. Unaudited Pro Forma Combined Financial Information,” and the other financial information included in or incorporated by reference into this document.
Unaudited Pro Forma Combined
Fiscal Year Ended December 31, 2015
(in thousands, except per share amounts)
Statements of Income Data:
Total revenues	$1,196,310
Net income attributable to shareholders	$182,397
Weighted average number of common shares outstanding – basic	73,892
Weighted average number of common shares outstanding – diluted	74,000
Earnings per common share:
Basic	$2.47
Diluted	$2.46
Cash dividend paid per common share(1)	$1.80
Unaudited Pro Forma Combined
As of December 31, 2015
(in thousands)
Balance Sheet Data:
Cash and cash equivalents (including restricted cash)	$135,272
Total assets	$8,604,840
Debt, net of deferred financing costs	$6,355,684
Total shareholders’ equity	$1,589,600
Noncontrolling interest	$160,504
Total equity	$1,750,104

(1)
Assumes dividends were paid at the fourth quarter 2015 TAL dividend rate of  $0.45 per share.

COMPARATIVE PER SHARE DATA OF TRITON, TAL AND THE PRO FORMA
COMBINED COMPANY
Presented below are Triton’s historical per share data, which were derived from Triton’s financial statements, TAL’s historical per share data, which were derived from TAL’s financial statements, and the combined Triton/TAL unaudited pro forma per share data, for the year ended December 31, 2015. This information should be read together with Triton’s consolidated financial statements and related notes included in this document, TAL’s consolidated financial statements and related notes that are incorporated by reference in this document and with the unaudited pro forma combined financial data and related notes included under the “Triton Container International Limited and TAL International Group, Inc. Unaudited Pro Forma Combined Financial Information” section of this document. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.
The historical net book value per share, a non-GAAP financial measure, is computed by dividing total shareholders’ equity by the number of common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma net book value per share of the combined company is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period.
The historical earnings and dividend per share information of TAL and Triton and the unaudited combined pro forma per share information are as follows:
	As of and For the Year Ended December 31, 2015
	Triton Historical	TAL Historical	Unaudited Pro Forma Combined
Basic earnings per common share	$2.20	$2.68	$2.47
Diluted earnings per common share	2.17	2.67	2.46
Cash dividend per common share(1)	—	2.61	1.80
	As of December 31, 2015
	Triton Historical	TAL Historical	Unaudited Pro Forma Combined
Net book value per share	$24.09	$19.91	$21.42

(1)
Assumes unaudited pro forma combined dividends were paid at the fourth quarter 2015 TAL dividend rate of  $0.45 per share.

The following table shows the calculation for Triton’s and TAL’s historical net book value per share and the unaudited pro forma combined net book value per share (dollars and shares in thousands, except per share data).
	As of December 31, 2015
	Triton Historical	TAL Historical	Unaudited Pro Forma Combined
Class A common shares	$445	$—	$—
Class B common shares	60	—	—
Common shares	—	37	74
Treasury stock	—	(75,310)	—
Additional paid in capital	176,088	511,297	559,304
Accumulated other comprehensive (loss) income	(3,666)	(19,195)	(3,666)
Retained earnings accumulated (deficit) income	1,044,402	248,183	1,033,888
Total shareholders' equity	$1,217,329	$665,012	$1,589,600
Noncontrolling interest	160,504	—	160,504
Total equity	$1,377,833	$665,012	$1,750,104
Common shares outstanding	50,536	33,395	74,212
Net book value per share	$24.09(1)	$19.91(1)	$21.42(2)

(1)
Total shareholders’ equity divided by common shares outstanding.

(2)
Pro forma total shareholders’ equity divided by pro forma common shares outstanding.

MARKET PRICE DATA AND DIVIDEND INFORMATION FOR TAL COMMON STOCK
TAL common stock currently trades on the NYSE under the ticker symbol “TAL.” On November 9, 2015, the last trading day before the announcement of the signing of the transaction agreement, the last sale price of TAL common stock reported by the NYSE was $17.35. On March 31, 2016, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus, the last sale price of TAL common stock reported by the NYSE was $15.44. The following table sets forth the high and low prices per share of TAL common stock for the periods indicated. For current price information, TAL stockholders are urged to consult publicly available sources.
	TAL Common Stock
	High	Low	Dividends Declared
Calendar Year Ending December 31, 2016
First Quarter	$15.44	$9.15	$0.45
Calendar Year Ending December 31, 2015
Fourth Quarter	$20.90	$13.11	$0.45
Third Quarter	$32.49	$13.27	$0.72
Second Quarter	$42.93	$31.22	$0.72
First Quarter	$43.87	$39.19	$0.72
Calendar Year Ended December 31, 2014
Fourth Quarter	$45.91	$37.67	$0.72
Third Quarter	$47.60	$41.09	$0.72
Second Quarter	$45.63	$41.18	$0.72
First Quarter	$57.60	$40.35	$0.72

RISK FACTORS
In addition to the other information included in, or incorporated by reference in, and found in the Annexes attached to, this proxy statement/prospectus, including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements” beginning on page 62, you should carefully consider the risks described below before deciding how to vote. Holdco’s business, financial condition and results of operations are subject to various risks and uncertainties noted throughout this proxy statement/prospectus, including those discussed below, which may affect the value of its securities. In addition to the risks discussed below, there may be additional risks not presently known to us or that we currently deem less significant that also may adversely affect its business, financial condition and results of operations, perhaps materially. Some statements in our risk factors constitute forward looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement/prospectus. You should also read and consider the risk factors associated with each of the businesses of TAL because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A in TAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. Furthermore, you should read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 231 for the location of information incorporated by reference in this proxy statement/prospectus. Additional risks and uncertainties not presently known to TAL, Triton or Holdco or that are not currently believed to be important also may adversely affect the mergers and Holdco following the mergers.
Risk Factors Relating to the Mergers
TAL stockholders cannot be sure of the market value of the Holdco common shares to be issued upon completion of the mergers.
TAL stockholders will receive a fixed number of Holdco common shares in the mergers rather than a number of shares with a particular fixed market value. The market value of TAL common stock at the time of the mergers may vary significantly from its price on the date the transaction agreement was executed, the date of this proxy statement/prospectus or the date on which TAL stockholders vote on the adoption of the transaction agreement. Because the TAL exchange ratio will not be adjusted to reflect any changes in the market price of TAL common stock, the market value of the Holdco common shares issued in the mergers and the TAL common stock surrendered in the mergers may be higher or lower than the values of these shares on earlier dates. 100% of the TAL merger consideration to be received by TAL stockholders will be Holdco common shares.
Changes in the market prices of TAL common stock may result from a variety of factors that are beyond the control of TAL, including changes in its business, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed, and general and industry-specific market and economic conditions might also have an effect on the market price of TAL common stock. Changes in the market price of TAL common stock might also be caused by fluctuations and developments affecting domestic and global securities markets.
The market value of TAL common stock may vary significantly from the date of the TAL special meeting to the date of the completion of the mergers. You are urged to obtain up-to-date prices for the TAL common stock. There is no assurance that the mergers will be completed, that there will not be a delay in the completion of the mergers or that all or any of the anticipated benefits of the mergers will be realized. See “Market Price Data and Dividend Information for TAL Common Stock” for ranges of historic prices of TAL common stock.
Additionally, there is no assurance that Holdco will be able to pay its previously planned annual dividend of  $1.80 per share or its previously planned repurchase of up to $250 million of its common shares following the consummation of the mergers, particularly if difficult industry conditions continue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton —

Industry Trends Affecting Our Results of Operations,” “Mangement’s Discussion and Analysis of Financial Condition and Results of Operations of Triton — Utilization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton — Liquidity and Capital Resources.”
Actions taken under the antitrust laws may prevent or delay completion of the mergers or reduce the anticipated benefits of the mergers or may require changes to the structure or terms of the mergers.
At any time before or after the mergers are consummated, notwithstanding the early termination of the waiting period under the HSR Act and the receipt of approvals from the FCO and the KFTC, any of the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Triton, TAL or their subsidiaries or impose restrictions on Holdco’s post-merger operations. These could negatively affect the results of operations and financial condition of the combined company following completion of the mergers. Any such requirements or restrictions may prevent or delay completion of the mergers or may reduce the anticipated benefits of the mergers, which could also have a material adverse effect on the combined company’s business and cash flows, financial condition and results of operations. Additionally, TAL and Triton have agreed to take certain actions, conditioned on the closing, and may take other actions that TAL or Triton determines in its sole discretion to take, to the extent necessary to ensure satisfaction, on or prior to the end date, of certain conditions to the closing of the mergers relating to regulatory approvals as further described in the section titled “The Mergers —  Governmental and Regulatory Approvals” beginning on page 123. Certain of these actions may be taken after receipt of the approval of the stockholders of TAL and it is not currently contemplated that any such stockholder approval would be resolicited in the event that any of these actions are taken after the TAL special meeting.
Failure to successfully combine the businesses of TAL and Triton in the expected time frame may adversely affect Holdco’s future results.
The success of the mergers will depend, in part, on Holdco’s ability to realize the anticipated benefits from combining the businesses of TAL and Triton as further described in the section titled “The Mergers — TAL’s Reasons for the Mergers” beginning on page 97. To realize these anticipated benefits, the businesses of TAL and Triton must be successfully combined. Historically, TAL and Triton have been independent companies, and they will continue to be operated as such until the completion of the mergers. The management of Holdco may face significant challenges in consolidating the functions of TAL and Triton, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If the combined company is not successfully integrated, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the mergers may also disrupt each company’s ongoing businesses and/or adversely affect TAL’s or Triton’s relationships with employees, regulators and others with whom they have business or other dealings.
TAL and Triton will be subject to business uncertainties and contractual restrictions while the mergers are pending.
Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on TAL or Triton and consequently on the combined company. These uncertainties may impair TAL’s or Triton’s ability to retain and motivate key personnel and could cause customers and others that deal with TAL or Triton to defer entering into contracts with TAL or Triton or making other decisions concerning TAL or Triton or seek to change existing business relationships with TAL or Triton. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the mergers, TAL’s and Triton’s businesses could be harmed. In addition, the transaction agreement restricts TAL and Triton from making certain acquisitions and taking other specified actions until the mergers occur without the consent of the other party. These restrictions may prevent TAL and Triton from pursuing attractive business opportunities that may arise prior to the completion of the mergers. See the section entitled “The Transaction Agreement — Covenants and Agreements” beginning on page 137 for a description of the restrictive covenants applicable to TAL and Triton.

The transaction agreement limits TAL’s and Triton’s ability to pursue alternatives to the mergers.
Each of Triton and TAL has agreed that it will not solicit, initiate, knowingly encourage or facilitate inquiries or proposals or engage in discussions or negotiations regarding takeover proposals, subject to limited exceptions, including that each of TAL and Triton may, in certain circumstances, take certain actions in the event TAL receives an unsolicited takeover proposal that constitutes a superior proposal or could reasonably be expected to lead to a superior proposal. Each party has also agreed that its board of directors will not change its recommendation to its shareholders or approve any alternative agreement, subject to limited exceptions, including that, at any time prior to the TAL stockholder approval, the TAL Board may make a change in recommendation (i) in circumstances not involving or relating to a takeover proposal, if the TAL Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws; or (ii) in response to a TAL Superior Proposal, if the TAL Board concludes that a failure to change its recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable law and, if requested by the other party, its representatives have negotiated in good faith with the other party regarding any revisions to the terms of the transactions contemplated by the transaction agreement proposed by the other party in response to such TAL Superior Proposal. Additionally, the transaction agreement provides that under specified circumstances, if the TAL Board determines that a TAL Acquisition Proposal from a TAL Bidder could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions with such TAL Bidder, the TAL stockholders meeting has not occurred, the Triton Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that a Triton Acquisition Proposal constitutes or could reasonably be expected to lead to a Triton Superior Proposal and, prior to providing any confidential information, Triton has entered into an Acceptable Triton Confidentiality Agreement, then Triton and its Board may engage in discussions or provide any confidential information in response to an unsolicited written Triton Acquisition Proposal. The transaction agreement also requires TAL to call, give notice of and hold a meeting of its stockholders for the purpose of obtaining the applicable stockholder approval. This special meeting requirement does not apply to TAL in the event that the transaction agreement is terminated in accordance with its terms. See “The Transaction Agreement — Covenants and Agreements — Stockholders Meetings and Duty to Recommend.” In addition, under specified circumstances, TAL may be required to pay a termination fee of  $19,484,275 if the mergers are not consummated. See the section entitled “The Transaction Agreement — Termination Fees; Expenses” beginning on page 154 for a description of the circumstances under which such termination fee is payable. Furthermore, upon adoption of the transaction agreement by the TAL stockholders at the TAL special meeting, the right of TAL to terminate the transaction agreement in response to a TAL Superior Proposal will terminate. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of TAL from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher price per share than that proposed in the mergers, or might result in a potential competing acquiror proposing to pay a lower price per share to acquire TAL than it might otherwise have been willing to pay.
Certain directors and executive officers of TAL may have interests in the mergers that are different from, or in addition to or in conflict with, yours.
Executive officers of TAL negotiated the terms of the transaction agreement and the TAL Board approved the transaction agreement and unanimously recommends that you vote in favor of the proposal to adopt the transaction agreement. These directors and executive officers may have interests in the mergers that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of TAL by Holdco, the continued positions of certain directors of TAL as directors of Holdco, and the indemnification of former TAL directors and TAL officers by Holdco and the surviving corporations. With respect to TAL executive officers, these interests also include the treatment in the TAL merger of restricted TAL shares held by executive officers and their participation in TAL’s executive severance and executive retention bonus plans. You should be aware of these interests when you consider the TAL Board’s recommendation that you vote in favor of the mergers. For a discussion of the interests of directors and executive officers in the mergers, see “The Mergers — Interests of TAL Officers and Directors in the Mergers.”

The Holdco common shares to be received by TAL stockholders as a result of the mergers will have different rights from shares of TAL common stock.
Following completion of the mergers, TAL stockholders will no longer be stockholders of TAL, but will instead become shareholders of Holdco. There will be important differences between your current rights as a TAL stockholder and your rights as a Holdco shareholder. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with Holdco common shares and TAL common stock.
TAL stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.
After the completion of the mergers, the TAL stockholders will own a smaller percentage of Holdco than they currently own of TAL. Upon completion of the mergers, it is anticipated that former Triton shareholders will hold approximately 55% and former TAL stockholders will hold approximately 45% of the shares of common stock of Holdco issued and outstanding immediately after the consummation of the mergers. Consequently, TAL stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in TAL. In particular, TAL stockholders, as a group, will have less than a majority of the ownership and voting power of Holdco and, therefore, will be able to exercise less collective influence over the management and policies of Holdco than they currently exercise over the management and policies of TAL. Additionally, significant Triton shareholders will hold significant ownership stakes in Holdco and could, subject to the terms of the Sponsor Shareholders Agreements with Holdco, have influence over the combined company.
Failure to complete the mergers could negatively impact the stock price, businesses and financial results of TAL.
If the mergers are not completed, the ongoing business of TAL may be adversely affected and TAL will be subject to several risks and consequences, including the following:
•
TAL may be required, under certain specified circumstances, to pay Triton a termination fee of $19,484,275 or to reimburse the documented, out-of-pocket fees, costs and expenses incurred by Triton, Holdco, the Merger Subs and their subsidiaries in connection with the transaction agreement and the transactions contemplated thereby (up to $3,500,000);

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under the transaction agreement, TAL is subject to certain restrictions on the conduct of its business prior to completing the mergers which may adversely affect its ability to execute certain of its business strategies; and

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matters relating to the mergers may require substantial commitments of time and resources by TAL management, which could otherwise have been devoted to other opportunities that may have been beneficial to TAL as an independent company.

In addition, if the mergers are not completed, TAL may experience negative reactions from the financial markets and from its customers and employees. TAL also could be subject to litigation related to a failure to complete the mergers or to enforce its obligations under the transaction agreement. If the mergers are not consummated, TAL cannot assure its stockholders that the risks described will not materially affect the business, financial results and stock price of TAL.
TAL and Triton will incur significant transaction and merger-related transition costs in connection with the mergers.
TAL and Triton expect that they will incur significant, non-recurring costs in the range of  $75 million to $90 million in connection with consummating the mergers and integrating the operations of both companies. These expected costs include:
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an estimated $30 million to $40 million in severance and related costs;

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approximately $15 million of costs to maintain employee morale and to retain key employees; and

•
an estimated $30 million to $35 million of fees and expenses relating to legal, accounting and other transaction and advisory fees associated with the mergers.

Some of these costs are payable regardless of whether the mergers are completed. Moreover, under certain specified circumstances, TAL may be required to pay a termination fee of  $19,484,275 if the mergers are not consummated or to reimburse certain fees, costs and expenses incurred by Triton, Holdco, the Merger Subs and their subsidiaries in connection with the transaction agreement and the transactions contemplated thereby (up to $3,500,000). See “The Transaction Agreement — Termination Fees; Expenses” beginning on page 154.
The unaudited pro forma combined financial information included in this document may not be indicative of what Holdco’s actual financial position or results of operations would have been.
The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Holdco’s actual financial position or results of operations would have been had the mergers been completed on the dates indicated, nor is it indicative of the present operating results of TAL or Triton or the future operating results or financial position of Holdco. The actual financial condition and results of operations of Holdco following the mergers may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect Holdco’s financial condition or results of operations following the mergers. Any potential decline in Holdco’s financial condition or results of operations may cause significant variations in the share price of Holdco. See “Triton Container International Limited and TAL International Group, Inc. Unaudited Pro Forma Combined Financial Information” for more information.
TAL, Triton and, subsequently, the combined company must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the mergers, and failure to do so could negatively affect the combined company.
For the mergers to be successful, during the period before the mergers are completed, both TAL and Triton must continue to retain, motivate and recruit executives and other key employees. Moreover, the combined company must be successful at retaining and motivating key employees following the completion of the mergers. Experienced employees in the industries in which TAL and Triton operate are in high demand and competition for their talents can be intense. Employees of both TAL and Triton may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. The potential distractions of the mergers may adversely affect the ability of TAL, Triton or, following completion of the mergers, the combined company, to retain, motivate and recruit executives and other key employees and keep them focused on applicable strategies and goals. A failure by TAL, Triton or, following the completion of the mergers, the combined company, to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative impact on the business of TAL, Triton or the combined company.
If the mergers are not completed, TAL’s common stock could be materially adversely affected.
The mergers are subject to customary conditions to closing, including the approval of TAL’s stockholders. In addition, TAL and Triton may terminate the transaction agreement under certain circumstances. If TAL and Triton do not complete the mergers, the market price of TAL’s common stock may fluctuate to the extent that the current market price of those shares reflects a market assumption that the mergers will be completed. Further, whether or not the mergers are completed, TAL and Triton will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the mergers, which could negatively impact results of operations when incurred. If the mergers are not completed, TAL cannot assure its stockholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock price.

The termination fee contained in the transaction agreement may discourage other companies from trying to acquire TAL.
TAL has agreed to pay a termination fee of $19,484,275 to Triton if, under certain circumstances, the transaction agreement is terminated and a competing offer is accepted by TAL. This fee could discourage other companies from trying to acquire TAL.
The opinion rendered by BofA Merrill Lynch to the TAL Board will not reflect changes in circumstances between signing the transaction agreement and the closing of the mergers.
BofA Merrill Lynch rendered an opinion to the TAL Board, dated November 9, 2015, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications described in the written opinion, the TAL exchange ratio (taking into account the Triton merger) was fair, from a financial point of view, to holders of TAL common stock. The BofA Merrill Lynch opinion does not speak as of the time the mergers will be completed or as of any date other than the date of such opinion. Because the TAL Board does not anticipate asking BofA Merrill Lynch to update its opinion, the TAL Board will not receive an opinion to the fairness from a financial point of view of the TAL exchange ratio (taking into account the Triton Merger) to TAL as of any time other than November 9, 2015. Subsequent changes in the operations and prospects of TAL or Triton, general market and economic conditions and other factors (including the continued deterioration of market conditions in the container leasing industry), on which the BofA Merrill Lynch opinion was in part based, may significantly alter the value of TAL or Triton, the market price of shares of TAL’s common stock or the relative value of TAL and Triton by the time the mergers are completed. For a description of the opinion that the TAL Board received from BofA Merrill Lynch, see “The Mergers — Opinion of TAL’s Financial Advisor” beginning on page 101.
Risk Factors Relating to Holdco after Completion of the Mergers
Holdco may be unable to successfully integrate Triton’s and TAL’s operations.
The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures, office infrastructures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.
Market conditions are very weak due to a combination of factors, including significant declines in steel prices, new container prices and used container prices, and slower trade growth which has led to much lower demand for containers. This decline in market conditions has accelerated in the fourth quarter of 2015 and into 2016.
Market conditions are unusually weak and such weakness is accelerating due to a combination of factors which have significantly reduced TAL’s and Triton’s profitability. There has been an overall decline in worldwide commodity prices, and in particular, steel prices, which have declined approximately 40% from October 2014 through December 2015. World containerized trade growth decelerated significantly during 2015 and trade growth remains weak so far in 2016. The decline in steel prices, along with slower trade growth that has resulted in a reduced demand for containers, has contributed to a significant decline in the price of new containers, which along with low interest rates, has resulted in market lease rates reaching historically low levels. In addition, TAL and Triton have a large number of historically high rate leases that expire between 2015 through 2020 and those that have expired or been renegotiated have been re-priced at today’s historically low lease rates. Sales prices for used containers decreased significantly in 2015 and the first quarter of 2016 resulting in losses on the sale of equipment. All of the above factors are contributing to the pressure on TAL’s and Triton’s profitability. If these trends continue, Holdco’s profitability will decline further, which could limit the availability of its liquidity and lead to covenant violations on existing debt facilities and therefore constrain its ability to invest in additional containers, pay dividends or repurchase its common shares.
Market lease rates are currently at historically low levels. As a result, Holdco’s profitability may decline due to reduced profitability on existing containers as leases expire and lease rates are re-priced and reduced returns on new investments.
Market leasing rates decreased significantly from 2012 through 2015 due to substantial decreases in new container prices, widely available low-cost financing for leasing companies and aggressive competition.

The decrease in market leasing rates has negatively impacted the expected investment returns on our new container investments and it is reducing the profitability of the existing containers in TAL’s and Triton’s fleets as existing leases expire and are re-priced. If market lease rates remain near their current low level for an extended period of time or decline further, we expect the decrease in TAL’s and Triton’s average lease rates to continue in 2016 and 2017 and have a substantial further negative impact on Holdco’s profitability.
The size of both TAL’s and Triton’s owned fleets increased significantly from 2010 to 2011 due to large purchases of new equipment and investments in sale-leaseback transactions. Many of the containers purchased in those years were purchased at relatively high prices and leased out at lease rates well above the portfolio average. As a result, the high level of procurement in 2010 and 2011 has created a concentration of leases with historically high leasing rates that began expiring in 2015 and will continue to expire through 2020. If container prices and market leasing rates remain near their current low level for an extended period of time, we could be forced to re-lease those containers at significantly reduced lease rates. Holdco estimates that average current market leasing rates for new containers placed on long-term leases are approximately 57% lower than the average lease rates for containers purchased during 2010 and 2011. Holdco also estimates that its annual leasing revenue would decrease by $3.8 million for each 1% reduction in the average lease rates on the containers purchased in 2010 and 2011.
Container leasing demand can be negatively affected by numerous market factors as well as external political and economic events that are beyond Holdco’s control. Decreasing leasing demand could have a material adverse effect on Holdco’s business, financial condition, results of operations and cash flows.
Demand for containers depends largely on the rate of world trade and economic growth. Demand for leased containers is also driven by Holdco’s customers’ “lease vs. buy” decisions. Cyclical recessions can negatively affect lessors’ operating results because during economic downturns or periods of reduced trade, shipping lines tend to lease fewer containers, or lease containers only at reduced rates, and tend to rely more on their own fleets to satisfy a greater percentage of their requirements. As a result, during periods of weak global economic activity, container lessors like Holdco typically experience decreased leasing demand, decreased equipment utilization, lower average rental rates, decreased leasing revenue, decreased used container resale prices and significantly decreased profitability. These effects can be severe.
For example, TAL’s and Triton’s profitability decreased significantly from the third quarter of 2008 to the third quarter of 2009 due to the effects of the global financial crisis, and profitability would have decreased further if trade activity did not start to recover at the end of 2009. In 2015, TAL’s and Triton’s operating performance and profitability was also negatively impacted due to slower global trade growth resulting in reduced demand for leased containers, decreasing utilization, decreases in their lease rental revenue, decreased used container sales prices, and higher operating costs. These conditions have continued, and to some degree accelerated, in the fourth quarter of 2015 and the first quarter of 2016. If these trends continue, Holdco’s profitability will be negatively affected, which could constrain its ability to invest in additional containers, pay dividends or repurchase its common shares.
Other general factors affecting demand for leased containers, container utilization and per diem rental rates include:
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the available supply and prices of new and used containers;

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changes in economic conditions, the operating efficiency of customers and competitive pressures in the shipping industry;

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the availability and terms of equipment financing for customers;

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fluctuations in interest rates and foreign currency values;

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import/export tariffs and restrictions;

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customs procedures;

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foreign exchange controls; and

•
other governmental regulations and political or economic factors that are inherently unpredictable and may be beyond our control.

Any of the aforementioned factors may have a material adverse effect on Holdco’s business, financial condition, results of operations and cash flows.
Lease rates may still decrease further due to a decrease in new container prices, weak leasing demand, increased competition or other factors, resulting in reduced revenues, lower margins, and reduced profitability and cash flows.
Market leasing rates are typically a function of, among other things, new equipment prices (which are heavily influenced by steel prices), interest rates, the type and length of the lease, the equipment supply and demand balance at a particular time and location, and other factors more fully described below. A decrease in leasing rates can have a materially adverse effect on our leasing revenues, profitability and cash flow.
A decrease in market leasing rates negatively impacts the leasing rates on both new container investments and the existing containers in Holdco’s fleet. Most of Holdco’s existing containers are on operating leases, which means that the lease term is shorter than the expected life of the container, so the lease rate we receive for the container is subject to change at the expiration of the current lease. Lower new container prices, widespread availability of attractively priced financing, and aggressive competition for new leasing transactions continue to pressure market lease rates, and market lease rates are currently significantly below TAL’s and Triton’s portfolio average. As a result, during periods of low market lease rates, including the present period, the average lease rate received for our containers is negatively impacted by both the addition of new containers at low lease rates as well as, and more significantly by, the turnover of existing containers from leases with higher lease rates to leases with lower lease rates.
Holdco faces risks associated with re-leasing containers after their initial fixed-term leases.
At Closing, Holdco’s containers will have an economic useful life of approximately 10 to 15 years from the date a container was or is first leased to a customer. However, Holdco may not lease containers for their full useful lives. When it purchases newly-produced containers, it may lease them out under fixed-term leases with contractual terms of one to five years at a lease rate that is, among other things, correlated to the price paid for the container. When these leases expire or are terminated, it may not be possible to re-lease these containers at rates that provide a reasonable economic return, or at all. If prevailing container lease rates decline significantly between the time a container is initially leased out and when its initial fixed-term lease expires, or if overall demand for containers declines, Holdco may have to accept lower lease rates or experience a delay in re-leasing these containers, which could materially adversely affect Holdco’s business, financial condition and results of operations.
Lessee defaults may adversely affect Holdco’s business, financial condition, results of operations and cash flow by decreasing revenues and increasing storage, positioning, collection, recovery and lost equipment expenses.
Holdco’s containers and chassis are leased to numerous customers. Lease rentals and other charges, as well as indemnification for damage to or loss of equipment, are payable under the leases and other arrangements by the lessees. Inherent in the nature of the leases and other arrangements for use of the equipment is the risk that once the lease is consummated, we may not receive, or may experience delay in receipt of, all of the amounts to be paid in respect of the equipment. A delay or diminution in amounts received under the leases and other arrangements could adversely affect Holdco’s business and financial prospects and its ability to make payments on debt. In addition, not all of Holdco’s customers provide detailed financial information regarding their operations. As a result, customer credit risk is in part assessed on the basis of their reputation in the market, and there can be no assurance that they can or will fulfill their obligations under the contracts we enter into with them. Our customers could incur financial difficulties, or otherwise have difficulty making payments to us when due, for any number of factors that may be beyond our control and which we may be unable to anticipate.
The cash flow from Holdco’s equipment, principally lease rentals, management fees and proceeds from the sale of owned equipment, is affected significantly by our ability to collect payments under leases and other arrangements for the use of the equipment and our ability to replace cash flows from terminating leases by re-leasing or selling equipment on favorable terms. All of these factors are subject to external economic conditions and performance by lessees and service providers that are beyond our control.

In addition, when lessees or sub-lessees of Holdco’s containers and chassis default, Holdco may fail to recover all of its equipment, and the containers and chassis it does recover may be returned in damaged condition or to locations where Holdco will not be able to efficiently re-lease or sell them. As a result, Holdco may have to repair and reposition these containers and chassis to other places where it can re-lease or sell them and Holdco may lose lease revenues and incur additional operating expenses in repossessing, repositioning and storing the equipment.
We believe that the risk of large lessee defaults remains elevated. Persistent excess vessel capacity has pressured oceangoing freight rates our customers receive for moving cargo, leading to very low ocean freight rates which has resulted in, for certain carriers, large financial losses over the last several years. Over the next several years, new vessel deliveries are anticipated to remain at a high level. As a result, we expect excess vessel capacity to persist for several more years and expect the financial performance of Holdco’s customers to remain under pressure.
TAL’s and Triton’s balance sheets include an allowance for doubtful accounts as well as, in TAL’s case, an equipment reserve related to the expected costs of recovering and remarketing containers currently in the possession of customers that have either defaulted or that we believe currently present a significant risk of loss. However, in accordance with GAAP, TAL and Triton do not maintain a general equipment reserve for equipment on-hire under operating leases to performing customers. As a result, any major customer default could have a significant impact on our profitability upon such default. Such default could also have a material adverse effect on our business condition and financial prospects.
Holdco’s customer base will be highly concentrated. A default from any large customer, and especially its largest customer, could have a material adverse effect on its business, financial condition and future prospects. In addition, a significant reduction in leasing business from any of its large customers could have a material adverse impact on demand for its containers and its financial performance.
Holdco’s five largest customers represented approximately 47% of its pro forma combined leasing revenues in 2015, with its single largest customer, Mediterranean Shipping Co., representing approximately 13.5% of leasing revenue, and its second largest customer, CMA CGM, representing approximately 10.9% of leasing revenue during this period. Furthermore, the shipping industry has been consolidating for a number of years, and further consolidation is expected and could increase the portion of Holdco’s revenues that come from its largest customers.
Given the high concentration of Holdco’s customer base, a default by any of its largest customers would result in a major reduction in Holdco’s leasing revenue, large repossession expenses, potentially large lost equipment charges and a material adverse impact on Holdco’s performance and financial condition. In addition, the loss or significant reduction in orders from any of Holdco’s major customers could materially reduce the demand for its containers and result in lower leasing revenue, higher operating expenses and diminished growth prospects.
Used container sales prices have decreased and may decrease further, leading to losses on the disposal of Holdco’s equipment.
Although Holdco’s revenues primarily depend upon equipment leasing, Holdco’s profitability is also affected by the gains or losses it realizes on the sale of used containers because, in the ordinary course of its business, Holdco sells certain containers when they are returned by customers upon lease expiration. The volatility of the selling prices and gains or losses from the disposal of such equipment can be very significant. Used container selling prices, which can vary substantially, depend upon, among other factors, the cost of new containers, the global supply and demand balance for containers, the location of the containers, the supply and demand balance for used containers at a particular location, the physical condition of the container, refurbishment needs, materials and labor costs and obsolescence of certain equipment or technology. Most of these factors are outside of our control.
Containers are typically sold if it is in Holdco’s best interest to do so after taking into consideration local and global leasing and sale market conditions and the age, location and physical condition of the container. As these considerations vary, gains or losses on sale of equipment will also fluctuate and may be significant if Holdco sells large quantities of containers.

Used container selling prices and the gains or losses that TAL and Triton have recognized from selling used containers have varied widely over the last fifteen years.
Selling prices for used containers and TAL’s and Triton’s disposal gains were exceptionally high from 2010 to 2012 due to a generally tight global supply and demand balance for containers. Since then, used container prices have declined. If disposal prices remain at the current low level or decrease further, it will have a significantly negative impact on Holdco’s financial performance and cash flow. This could constrain Holdco’s ability to invest in additional containers, pay dividends or repurchase its common shares.
Furthermore, Holdco’s relatively greater size in the container leasing industry may result in purchasers of used intermodal containers shifting their business to other potential sellers of used containers as such purchasers seek to diversify the parties from which they effect such purchases or placing additional competitive pressure on the price at which Holdco is able to sell its used containers, particularly when the market environment for sales of used containers is weak, each of which could result in a material decrease in the used container disposition proceeds that Holdco realizes relative to the historical used container disposition proceeds realized by TAL and Triton.
Equipment trading is dependent upon a steady supply of used equipment.
Holdco intends to purchase used containers for resale from its shipping line customers and other sellers. If the supply of equipment becomes limited because these sellers develop other means for disposing of their equipment or develop their own sales network, Holdco may not be able to purchase the inventory necessary to meet its goals, and its equipment trading revenues and its profitability could be negatively impacted.
Abrupt changes in sales prices on equipment purchased for resale could negatively affect Holdco’s equipment trading margins.
Holdco expects to purchase and sell containers opportunistically as part of its equipment trading segment. Holdco will purchase equipment for resale on the premise that it will be able to sell the inventory in a relatively short time frame. If sales prices rapidly deteriorate and Holdco holds a large inventory of equipment that was purchased when prices for equipment were higher, then its gross margins could decline or become negative.
Holdco’s customers may decide to lease fewer containers. Should shipping lines decide to buy a larger percentage of the containers they operate, Holdco’s utilization rate and level of investment would decrease, resulting in decreased leasing revenues, increased storage costs, increased repositioning costs and lower growth.
Holdco, like other suppliers of leased containers, is dependent upon decisions by shipping lines to lease rather than buy their container equipment. Should shipping lines decide to buy a larger percentage of the containers they operate, Holdco’s utilization rate would decrease, resulting in decreased leasing revenues, increased storage costs and increased positioning costs. A decrease in the portion of leased containers operated by shipping lines would also reduce Holdco’s investment opportunities and significantly constrain its growth. Most of the factors affecting the decisions of its customers are outside of its control.
Holdco faces extensive competition in the container leasing industry.
Holdco may be unable to compete favorably in the highly competitive container leasing and sales business. Holdco competes with more than ten other major leasing companies, many smaller container lessors, manufacturers of container equipment, companies offering finance leases as distinct from operating leases, promoters of container ownership and leasing as a tax shelter investment, shipping lines which sometimes lease their excess container stocks, and suppliers of alternative types of equipment for freight transport. Some of these competitors may have greater financial resources and access to capital than Holdco. Additionally, some of these competitors may, at times, accumulate a high volume of underutilized inventories of containers, which could lead to significant downward pressure on lease rates and margins.
Furthermore, the size of Holdco’s container leasing business, while greater than that of TAL or Triton on a stand-alone basis, will not necessarily provide a competitive advantage in securing new business. This could include extending expired leases, securing business for in-fleet containers ex-depot and securing business for new production containers ex-factory.

Competition among container leasing companies depends upon many factors, including, among others, lease rates, lease terms (including lease duration, drop-off restrictions and repair provisions), customer service, and the location, availability, quality and individual characteristics of equipment. The highly competitive nature of our industry may reduce lease rates and margins and undermine Holdco’s ability to maintain TAL’s and Triton’s current level of container utilization or achieve its growth plans.
The demand for leased containers is particularly tied to international trade. If international trade were to decrease, it could reduce demand for container leasing, which would materially adversely affect Holdco’s business, financial condition and results of operations.
A substantial portion of TAL’s and Triton’s containers are used in trade involving goods being shipped from exporting countries (e.g., China and other Asian countries) to importing countries (e.g., the United States or European nations). The willingness and ability of international consumers to purchase foreign goods is dependent upon political support for an absence of government-imposed barriers to international trade in goods and services. For example, international consumer demand for foreign goods is related to price; if the price differential between foreign goods and domestically-produced goods were to decrease due to increased tariffs on foreign goods, strengthening in the applicable foreign currencies relative to domestic currencies, rising foreign wages, increasing input or energy costs or other factors, then demand for foreign goods could decrease, which in turn could result in reduced demand for container leasing. A similar reduction in demand for container leasing could result from an increased use of quotas or other technical barriers to restrict trade. The current regime of relatively free trade may not continue, which would materially adversely affect Holdco’s business, financial condition and results of operations.
If Holdco is unable to finance capital expenditures, its business and growth plans will be adversely affected.
Holdco expects to make capital investments to, among other things, maintain and expand the size of its container fleet as market conditions allow. Both TAL and Triton have relied heavily on debt financing to help fund new container investments. Market conditions are currently extremely weak in the container leasing industry reflecting among other things, ongoing weakness in global trade and decreasing new container prices. As a result, the profitability of TAL and Triton has deteriorated substantially. If market conditions remain weak and TAL’s and Triton’s performance continues to deteriorate, it is possible that we may not be able to remain in compliance with the financial covenants in our debt facilities. The possibility of non-compliance with our financial covenants and related early amortization events is higher in certain debt facilities financing older assets used by Triton’s subsidiaries owning, in the aggregate, approximately 17.5% of Triton’s combined container fleet (measured by net book value as of December 31, 2015). These early amortization events relate to the possibility that any or all of Triton Container Finance II LLC, Triton Container Finance III LLC and Triton Container Finance IV LLC could fail, under the terms of their respective loan facilities, to maintain a “Rolling Interest Coverage Ratio” of at least 1.20:1 or greater, determined (on a monthly basis) as of the end of the most recent fiscal quarter. The Rolling Interest Coverage Ratio is calculated based upon the relevant subsidiary’s financial results over a period of consecutive rolling calendar quarters as follows: (a) if the average of the Interest Coverage Ratios for the two immediately preceding fiscal quarters is equal to or exceeds 1.0:1, then the “Rolling Interest Coverage Ratio” will be the average of the Interest Coverage Ratios for the six immediately preceding fiscal quarters, and (b) if the average of the Interest Coverage Ratios for such two immediately preceding fiscal quarters is less than 1.0:1, then the Rolling Interest Coverage Ratio will be the average of the Interest Coverage Ratios for the four immediately preceding fiscal quarters. The Interest Coverage Ratio is calculated as the ratio of net income available for interest expense to the aggregate amount of interest expense of the subsidiary. Net income available for interest expense includes the subsidiary’s net income, plus, to the extent deducted in determining net income, taxes and interest expense. If such events occur and continue, all available cash flow from the affected subsidiaries’ containers after payment of certain fees and certain other expenses will be applied towards the repayment of the respective subsidiary’s loans and, other than receipt of a portion of its management fees, Triton will not be entitled to receive any cash distributions from these subsidiaries unless and until such loans are repaid in full. In addition, during such period, such subsidiaries will be subject to limits on sales of container assets for less than net book value. In addition, Triton’s primary revolving credit facility is scheduled to expire in 2016. There is no assurance that the facility will be renewed or replaced and, if a renewed or replacement facility is available, it may be on terms significantly less favorable to Triton than the current facility.

Triton Container Finance III LLC has reached a preliminary agreement with its lenders to replace the Rolling Interest Coverage Ratio with a cash-flow based test. By replacing the Rolling Interest Coverage Ratio, Triton Container Finance III LLC will mitigate the risk of a near-term early amortization event. Triton Container Finance II LLC and Triton Container Finance IV LLC will seek similar modifications to their respective credit facilities during the second quarter of 2016, but there is no assurance that the lenders under those credit facilities will consent to such modifications.
Holdco’s financing capacity could decrease, its financing costs and interest rates could increase, or its future access to the financial markets could be limited, as a result of risks and contingencies, many of which are beyond its control, including: (i) the acceptance by credit markets of the structures and structural risks associated with its bank financing, private placement financing and asset-backed financing arrangements; (ii) the credit ratings provided by credit rating agencies for its corporate rating and those of its special purpose funding entities; (iii) third parties requiring changes in the terms and structure of its financing arrangements, including increased credit enhancements (such as lower advance rates) or required cash collateral and/or other liquid reserves; or (iv) changes in laws or regulations that negatively impact the terms on which the banks or other creditors may finance Holdco. Holdco may have more difficulty obtaining financing if lenders are unwilling to lend the amount of funds to Holdco that they currently lend in total to TAL and Triton. If Holdco is unsuccessful in obtaining sufficient additional financing on acceptable terms, on a timely basis, or at all, such changes could have a material adverse effect on its liquidity, interest costs, financial condition, cash flows and results of operations.
Holdco may delay or cancel discretionary capital expenditures, even if previously announced, which could have certain adverse consequences including deferring container purchases or delaying repairs or refurbishments, which could have the effect of making the affected containers less competitive, negatively impact our ability to lease such containers or adversely affect customer relations.
Holdco will have a substantial amount of debt outstanding on a consolidated basis and have significant debt service requirements. This increases the risk that adverse changes in its operating performance, our industry or the financial markets could severely diminish its financial performance and future business and growth prospects, and increases the chance that we might face insolvency due to a default on our debt obligations.
On a pro forma basis, as of December 31, 2015, Holdco had outstanding indebtedness of approximately $6,375.7 million under its debt facilities. On a pro forma basis, its interest and debt expense for the year ended December 31, 2015 was $234.5 million. On a pro forma basis, as of December 31, 2015, its total net debt (total debt plus equipment purchases payable less cash) to total revenue earning assets was 80.7%.
Holdco’s substantial amount of debt could have important consequences for investors, including:
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making it more difficult for it to satisfy its obligations with respect to its debt facilities. Any failure to comply with such obligations, including a failure to make timely interest or principal payments, or a breach of financial or other restrictive covenants, could result in an event of default under the agreements governing such indebtedness, which could lead to, among other things, an acceleration of Holdco’s indebtedness or foreclosure on the assets securing our indebtedness and which could have a material adverse effect on its business, financial condition, future prospects and solvency;

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requiring Holdco to dedicate a substantial portion of its cash flow from operations to make payments on its debt, thereby reducing funds available for operations, capital expenditures, future business opportunities and other purposes;

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limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

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limiting its ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

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making it difficult for it to pay dividends on its common shares or repurchase its common shares (including its previously planned annual dividend of  $1.80 per share or previously planned repurchase of up to $250 million of its common shares following the consummation of the mergers);

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increasing its vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

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placing it at a competitive disadvantage compared to its competitors having less debt.

Despite Holdco’s initial substantial leverage, it and its subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.
Holdco and its subsidiaries may be able to incur substantial additional indebtedness in the future. Although TAL’s and Triton’s current credit facilities contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, indebtedness incurred in compliance with such restrictions could be substantial. In addition, Holdco may be able to incur indebtedness in the future notwithstanding any restrictions on the incurrence of indebtedness by TAL, Triton and their respective subsidiaries. To the extent that new indebtedness is added to Holdco’s and its subsidiaries’ current debt levels, the risks described above would increase.
Holdco will require a significant amount of cash to service and repay its outstanding indebtedness. This may limit its ability to fund future capital expenditures, pursue future business opportunities, make acquisitions or return cash to Holdco shareholders.
Holdco’s high level of indebtedness requires it to make large interest and principal payments. These debt service payments will represent a significant portion of its cash flow, and if its operating cash flow decreases in the future, or if it becomes more difficult for Holdco to arrange financing to refinance existing debt facilities or fund its new equipment purchases, it may be unable to service and repay its debt.
Additionally, Holdco may not be able to refinance any of its indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying future capital expenditures or other business investments, which could have a material adverse impact on our growth rate, profitability and cash flow. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. Our indebtedness will restrict our ability to sell assets and use the proceeds from such sales in certain ways.
If Holdco is unable to generate sufficient cash flow or is otherwise unable to obtain funds necessary to meet required payments of principal and interest on its indebtedness, or if it otherwise fails to comply with the various covenants in the instruments governing its indebtedness, it could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Holdco’s debt facilities could elect to terminate their respective commitments thereunder, cease making further loans and institute foreclosure proceedings against its assets, and it could be forced into bankruptcy or liquidation.
Market conditions are currently extremely weak in the container leasing industry reflecting among other things, ongoing weakness in global trade and decreasing new container prices. As a result, the profitability of TAL and Triton has deteriorated substantially. If market conditions remain weak and TAL’s and Triton’s performance continues to deteriorate it is possible that we may not be able to remain in compliance with the financial covenants in our debt facilities. If we breach our covenants under our debt facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our debt facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.
The possibility of non-compliance with our financial covenants and related early amortization events is higher in certain debt facilities financing older assets used by Triton’s subsidiaries owning, in the aggregate, approximately 17.5% of Triton’s combined container fleet (measured by net book value as of December 31, 2015). If such events occur and continue, an early amortization event may occur which would result in all available cash flow from the affected subsidiaries’ containers after payment of certain fees and certain other expenses will be applied towards the repayment of the respective subsidiary’s loans and, other than receipt of a portion of its management fees, Triton will not be entitled to receive any cash distributions from these subsidiaries unless and until such loans are repaid in full. In addition, during such period, such subsidiaries will be subject to limits on sales of container assets for less than net book value.

Triton Container Finance III LLC has reached a preliminary agreement with its lenders to replace the Rolling Interest Coverage Ratio with a cash-flow based test. By replacing the Rolling Interest Coverage Ratio, Triton Container Finance III LLC will mitigate the risk of a near-term early amortization event. Triton Container Finance II LLC and Triton Container Finance IV LLC will seek similar changes to their respective credit facilities during the second quarter of 2016, but there is no assurance that the lenders under those credit facilities will consent to such modifications.
Additionally, compliance with such covenants (or other liquidity constraints) may limit Holdco’s ability to pay its previously planned annual dividend of  $1.80 per share or its previously planned repurchase of up to $250 million of its common shares following the consummation of the mergers, particularly if difficult industry conditions continue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton — Industry Trends Affecting Our Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton — Utilization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton — Liquidity and Capital Resources.”
Holdco’s credit facilities impose significant operating and financial restrictions, which may prevent Holdco from pursuing certain business opportunities and taking certain actions.
Holdco’s asset backed securities, institutional notes and other credit facilities impose, and the terms of any future indebtedness may impose, significant operating, financial and other restrictions on Holdco and its subsidiaries. These restrictions will limit or prohibit, among other things, Holdco’s ability to:
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incur additional indebtedness;

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pay dividends on or redeem or repurchase its shares (including its previously planned annual dividend of  $1.80 per share or previously planned repurchase of up to $250 million of its common shares following the consummation of the mergers);

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issue additional share capital of Holdco;

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make loans and investments;

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create liens;

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sell certain assets or merge with or into other companies;

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enter into certain transactions with its shareholders and affiliates;

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cause its subsidiaries to make dividends, distributions and other payments to Holdco; and

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otherwise conduct necessary corporate activities.

These restrictions could adversely affect Holdco’s ability to finance its future operations or capital needs and pursue available business opportunities. A breach of any of these restrictions could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and fees, to be immediately due and payable and proceed against any collateral securing that indebtedness, which will constitute substantially all of its material container assets.
Environmental regulations may result in equipment obsolescence or require substantial investments to retrofit existing equipment, especially for Holdco’s refrigerated containers. Additionally, environmental concerns are leading to significant design changes for new containers that have not been extensively tested, which increases the risks Holdco will face from potential technical problems.
Many countries, including the United States, restrict, prohibit or otherwise regulate the use of chemical refrigerants due to their ozone depleting and global warming effects. Triton’s and TAL’s refrigerated containers currently use R134A or 404A refrigerant. While R134A and 404A do not contain CFCs (which have been restricted since 1995), the European Union has instituted regulations beginning in 2011 to phase out the use of R134A in automobile air conditioning systems due to concern that the release of R134A into the atmosphere may contribute to global warming. While the European Union regulations do not currently restrict the use of R134A or 404A in refrigerated containers or trailers, it has been proposed that, beginning in 2025, R134A and 404A usage in refrigerated containers will be banned, although the final decision has not yet been made. Further, certain manufacturers of refrigerated containers, including the largest manufacturer of cooling machines for refrigerated containers, have begun testing units that utilize alternative refrigerants, such as carbon dioxide, that may have less global warming potential than R134A and 404A. If future regulations prohibit the use or servicing of containers using R134A or 404A refrigerants, Holdco could be forced to incur large retrofitting expenses. In addition, refrigerated containers that are not retrofitted may become difficult to lease, command lower rental rates and disposal prices, or may have to be scrapped.
Also, the foam insulation in the walls of intermodal refrigerated containers requires the use of a blowing agent that contains hydrochlofluorcarbons (CFCs, specifically HCFC-141b). Manufacturers are in various stages of phasing out the use of this blowing agent in the manufacturing process. In accordance with the Montreal Protocol on Substances that Deplete the Ozone Layer, the continued use of HCFC-141b in manufacturing is currently permitted. The European Union (“EU”) prohibits the import and the placing on the market in the EU of intermodal containers with insulation made with HCFC-141b (“EU regulation”). However, the European Commission has recognized that notwithstanding its regulation, under international conventions governing free movement of intermodal containers, the use of such intermodal refrigerated containers admitted into EU countries on temporary customs admission should be permitted. Each country in the EU has its own individual and different regulations to implement the EU regulation. TAL and Triton have procedures in place that they believe comply with the EU and country regulations. However, if such intermodal refrigerated containers exceed their temporary customs admission period and/or their custom admissions status changes (e.g., should such container be off-hired) and such intermodal refrigerated containers are deemed placed on the market in the EU, or if TAL’s or Triton’s procedures are deemed not to comply with EU or a country’s regulation, Holdco could be subject to fines and penalties. Also, if future international conventions or regulations prohibit the use or servicing of containers with foam insulation that utilized this blowing agent during the manufacturing process, Holdco could be forced to incur large retrofitting expenses and those containers that are not retrofitted may become more difficult to lease and command lower rental rates and disposal prices.
An additional environmental concern affecting Holdco’s operations relates to the construction materials used in our dry containers. The floors of dry containers are plywood, usually made from tropical hardwoods. Due to concerns regarding the de-forestation of tropical rain forests and climate change, many countries which have been the source of these hardwoods have implemented severe restrictions on the cutting and export of these woods. Accordingly, container manufacturers have switched a significant portion of production to more readily available alternatives such as birch, bamboo, and other farm grown wood species. Container users are also evaluating alternative designs that would limit the amount of plywood required and are also considering possible synthetic materials to replace the plywood. These new woods or other alternatives have not proven their durability over the typical 10 to 15 year life of a dry container, and if they cannot perform as well as the hardwoods have historically, the future repair and operating costs for these containers could be significantly higher and the useful life of the containers may be decreased.
Litigation to enforce Holdco’s leases and recover its containers has inherent uncertainties that are increased by the location of its containers in jurisdictions that have less developed legal systems.
While almost all of TAL’s lease agreements are governed by New York law and provide for the non-exclusive jurisdiction of the courts located in the State of New York, and almost all of Triton leases are governed by California law and provide for the jurisdiction of the courts located in San Francisco, California or arbitration in San Francisco, California, the ability to enforce the lessees’ obligations under the leases and other arrangements for use of the containers often is subject to applicable laws in the jurisdiction in which enforcement is sought. It is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. Holdco’s containers will be manufactured primarily in China, and a substantial portion of its containers will be leased out of Asia, primarily China, and will be used by its customers in a wide range of global trades. Litigation and enforcement proceedings have inherent uncertainties in any jurisdiction and are expensive. These uncertainties are enhanced in countries that have less developed legal systems where the interpretation of laws and regulations is not consistent, may be influenced by factors other than legal merits and may be cumbersome, time-consuming and more expensive. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and where the legal system is not as well developed. Additionally, even if we are successful in obtaining judgments against defaulting customers, these customers may have limited owned assets and/or heavily encumbered assets and the collection and enforcement of a monetary judgment against them may be unsuccessful. As a result, the remedies available and the relative success and expedience of collection and enforcement proceedings with respect to the containers in various jurisdictions cannot be predicted. As more of the business shifts to areas outside of the United States and Europe, such as China, it may become more difficult and expensive to enforce Holdco’s rights and recover its containers.
The success of TAL’s and Triton’s recovery efforts for defaulted leases has been hampered by undeveloped creditor protections and legal systems in a number of countries. In these situations, both TAL and Triton experienced an increase in average recovery costs per unit and a decrease in the percentage of containers recovered in default situations primarily due to excessive charges applied to their containers by the depot or terminal facilities that had been storing the containers for the defaulted lessee. In these cases, the payments demanded by the depot or terminal operators often significantly exceeded the amount of storage costs that TAL and Triton would have reasonably expected to pay for the release of the containers. However, legal remedies were limited in many of the jurisdictions where the containers were being stored, and TAL and Triton were sometimes forced to accept the excessive storage charges to gain control of their containers. If the number and size of defaults increases in the future, and if a large percentage of the defaulted containers are being stored in countries with less developed legal systems, losses resulting from recovery payments and unrecovered containers could be large and Holdco’s profitability significantly reduced.
Holdco may incur future asset impairment charges.
An asset impairment charge may result from the occurrence of unexpected adverse events or management decisions that impact our estimates of expected cash flows generated from our long-lived assets. Holdco will review its long-lived assets, including its container and chassis equipment, goodwill and other intangible assets for impairment, when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Holdco may be required to recognize asset impairment charges in the future as a result of reductions in demand for specific container and chassis types, a weak economic environment, challenging market conditions, events related to particular customers or asset types, or as a result of asset or portfolio sale decisions by management.
Manufacturers of equipment may be unwilling or unable to honor manufacturer warranties covering defects in our equipment.
TAL and Triton obtain warranties from the manufacturers of equipment. When defects in the containers occur, they work with the manufacturers to identify and rectify the problems. However, there is no assurance that manufacturers will be willing or able to honor warranty obligations. If defects are discovered in containers that are not covered by manufacturer warranties, Holdco could be required to expend significant amounts of money to repair the containers, the useful lives of the containers could be shortened and the value of the containers reduced.
For example, there has been an increase in the number of premature failures of wood floors on containers. A shortage of mature tropical hardwood has forced manufacturers to use younger and alternative species of wood to make container floors, and it is likely that the number and magnitude of warranty claims related to premature floor failure will increase. If container manufacturers do not honor warranties covering these failures, or if the failures occur after the warranty period expires, Holdco could be required to expend significant amounts of money to repair or sell containers earlier than expected. This could have a material adverse effect on Holdco’s operating results and financial condition.
Changes in market price or availability of containers in China could adversely affect Holdco’s ability to maintain our supply of containers.
China is currently the largest container producing nation in the world, and TAL and Triton currently purchase substantially all of their dry containers, special containers and refrigerated containers from manufacturers based there. Currently, there are two manufacturers controlling a majority of the market. In the event that it were to become more expensive for Holdco to procure containers in China because of further consolidation among container suppliers, a dispute with one of its manufacturers, increased tariffs imposed by the United States or other governments or for any other reason, Holdco would have to seek alternative sources of supply. It may not be able to make alternative arrangements quickly enough to meet its equipment needs, and the alternative arrangements may increase its costs.
Holdco may incur significant costs associated with relocation of leased equipment.
When lessees return equipment to locations where supply exceeds demand, containers are routinely repositioned to higher demand areas. Positioning expenses vary depending on geographic location, distance, freight rates and other factors. Positioning expenses can be significant if a large portion of Holdco’s containers are returned to locations with weak demand.
TAL and Triton currently seek to limit the number of containers that can be returned to areas where demand for such containers is not expected to be strong. However, future market conditions may not enable Holdco to continue such practices. In addition, Holdco may not be successful in accurately anticipating which port locations will be characterized by weak or strong demand in the future, and current contracts will not provide much protection against positioning costs if ports that are expected to be strong demand ports turn out to be surplus container ports when the equipment is returned to such ports upon lease expiration. In particular, Holdco could incur significant positioning costs in the future if trade flows change from net exports to net imports in locations such as the main ports in China that are currently considered to be high demand locations and where TAL’s and Triton’s leases typically allow large numbers of containers to be returned.
Sustained Asian economic, social or political instability could reduce demand for leasing.
Many of the shipping lines to which Holdco leases containers are entities domiciled in Asian countries. In addition, many of its customers are substantially dependent upon shipments of goods exported from Asia. From time to time, there have been economic disruptions, financial turmoil and political instability in this region. If these events were to occur again in the future, they could adversely affect these customers and lead to reduced demand for leasing of Holdco’s containers or otherwise adversely affect it.
It may become more expensive for Holdco to store its off-hire containers.
Holdco is dependent on third party depot operators to repair and store Holdco’s equipment in port areas throughout the world. In many of these locations the land occupied by these depots is increasingly being considered as prime real estate. Accordingly, local communities are considering increasing restrictions on depot operations which may increase their costs of operation and in some cases force depots to relocate to sites further from the port areas. Additionally, depots in prime locations may become filled to capacity based on market conditions and may refuse additional containers due to space constraints. This could require us to enter into higher-cost storage agreements with third-party depot operators in order to accommodate our customers’ turn-in requirements and could result in increased costs and expenses for us. If these changes affect a large number of Holdco’s depots it could significantly increase the cost of maintaining and storing its off-hire containers.
Holdco will rely on its information technology systems to conduct its business. If there are disruptions due to the mergers or otherwise and these systems fail to adequately perform their functions, or if Holdco experiences an interruption in its operation, its business and financial results could be adversely affected.
The efficient operation of the business is highly dependent on the information technology systems including the equipment tracking and billing system and the customer interface system. These systems allow customers to place pick-up and drop-off orders on the Internet, view current inventory and check contractual terms in effect with respect to any given container lease agreement. TAL and Triton correspondingly rely on such information systems to track transactions, such as container pick-ups and drop-offs, repairs, and to bill customers for the use and damage to our equipment. They also use the information provided by these systems in the day-to-day business in order to effectively manage their lease portfolios and improve customer service. The failure to properly transfer this data and information to the selected systems or the failure of these systems to handle the additional data and larger volume of transactions or to perform as anticipated could limit our ability to bill customers for the use of our containers, disrupt our business and cause our relationships with our customers to suffer. In addition, our information technology systems will be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failures and viruses. Any such interruption could have a material adverse effect on our business.
Security breaches and other disruptions could compromise Holdco’s information technology systems and expose us to liability, which could cause its business and reputation to suffer.
In the ordinary course of its business, Holdco will collect and store sensitive data on its systems and networks, including Holdco’s proprietary business information and that of its customers and suppliers, and personally identifiable information of its customers and employees. The secure storage, processing, maintenance and transmission of this information is critical to Holdco’s operations. Despite the security measures it employs, Holdco’s information technology systems and networks may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise such systems and networks and the information stored therein could be accessed, publicly disclosed and/or lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disruption to its operations, damage to its reputation and/or loss of competitive position.
Holdco may not be able to protect its intellectual property rights, which could materially affect Holdco’s business.
Holdco’s ability to obtain, protect and enforce our intellectual property rights is subject to general litigation risks, as well as the uncertainty as to the registrability, validity and enforceability of its intellectual property rights in each applicable country.
Holdco relies on its trademarks to distinguish its services from the services of competitors, and has registered or applied to register a number of these trademarks. However, Holdco’s trademark applications may not be approved. Third parties may also oppose Holdco’s trademark applications or otherwise challenge Holdco’s ownership or use of trademarks. In the event that Holdco’s trademarks are successfully challenged, Holdco could be forced to rebrand its products, which could result in loss of brand recognition and could require Holdco to devote resources to advertising and marketing of these new brands. Additionally, from time to time, third parties adopt or use names similar to Holdco’s, thereby impeding Holdco’s ability to build brand identity and possibly leading to consumer confusion or to dilution of Holdco’s trademarks. Holdco may not have sufficient resources or desire to defend or enforce its intellectual property rights, and even if Holdco seeks to enforce them, there is no guarantee that it will be able to prevent such third-party uses. Furthermore, such enforcement efforts may be expensive, time consuming and could divert management’s attention from managing Holdco’s business.
Holdco may be subject to claims by others that Holdco is infringing on their intellectual property rights, which could harm Holdco’s business and negatively impact Holdco’s results of operations.
Third parties may assert claims that Holdco infringes their intellectual property rights and these claims, with or without merit, could be time-consuming to litigate, cause Holdco to incur substantial costs and divert management resources and attention in defending the claim. In some jurisdictions, plaintiffs can also seek injunctive relief that may prevent the marketing and selling of Holdco’s services that infringe on the plaintiff’s intellectual property rights. To resolve these claims, Holdco may enter into licensing agreements with restrictive terms or significant fees, stop selling or redesign affected services, or pay damages to satisfy contractual obligations to others. If Holdco does not resolve these claims in advance of a trial, there is no guarantee that Holdco will be successful in court. These outcomes may have a material adverse impact on Holdco’s operating results and financial condition.
A number of key personnel are critical to the success of Holdco’s business.
Most of Holdco’s senior executives and other management level employees have been with TAL or Triton for over ten years and have significant industry experience. Holdco will rely on this knowledge and experience in its strategic planning and in its day-to-day business operations. Its success depends in large part upon its ability to retain its senior management, the loss of one or more of whom could have a material adverse effect on its business. Holdco’s success also depends on its ability to retain its experienced sales force and technical personnel as well as to recruit new skilled sales, marketing and technical personnel. Competition for experienced managers in its industry can be intense and Holdco may not be able to, and the mergers may make it more difficult for Holdco to retain or successfully recruit, or train qualified personnel. If Holdco fails to retain and recruit the necessary personnel, its business and its ability to retain customers and provide acceptable levels of customer service could suffer.
The international nature of the container industry exposes Holdco to numerous risks.
Holdco is subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact its business. These risks include:
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regional or local economic downturns;

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changes in governmental policy or regulation;

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restrictions on the transfer of funds into or out of countries in which it operates;

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compliance with U.S. Treasury sanctions regulations restricting doing business with certain nations or specially designated nationals;

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import and export duties and quotas;

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domestic and foreign customs and tariffs;

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international incidents;

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military outbreaks;

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government instability;

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nationalization of foreign assets;

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government protectionism;

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compliance with export controls, including those of the U.S. Department of Commerce;

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compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

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potentially negative consequences from changes in tax laws;

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requirements relating to withholding taxes on remittances and other payments by subsidiaries;

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labor or other disruptions at key ports;

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difficulty in staffing and managing widespread operations;

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difficulty in registering intellectual property or inadequate intellectual property protection in foreign jurisdictions; and

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restrictions on its ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

Any one or more of these factors could impair Holdco’s current or future international operations and, as a result, harm its overall business.
The lack of an international title registry for containers increases the risk of ownership disputes.
There is no internationally recognized system of recordation or filing to evidence Holdco’s title to containers nor is there an internationally recognized system for filing security interests in containers. Although this has not occurred to date, the lack of a title recordation system with respect to containers could result in disputes with lessees, end-users, or third parties who may improperly claim ownership of the containers.

Certain liens may arise on Holdco’s containers.
Depot operators, repairmen and transporters may come into possession of Holdco’s containers from time to time and have sums due to them from the lessees or sublessees of the containers. In the event of nonpayment of those charges by the lessees or sublessees, Holdco may be delayed in, or entirely barred from, repossessing the containers, or be required to make payments or incur expenses to discharge such liens on the containers.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect Holdco’s reported operating results.
GAAP is subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on Holdco’s reported results and may even affect Holdco’s reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may materially adversely affect Holdco’s reported financial results or the way in which Holdco conducts its business.
In May 2014, the FASB issued an accounting standards update on a comprehensive new revenue recognition standard that will supersede the existing revenue recognition guidance. The new accounting guidance creates a framework by which entities will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, Holdco will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when performance obligations have been satisfied. The final revenue recognition standard is expected to take effect for Holdco in 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton — Recent Accounting Pronouncements.”
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). Under this new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASU Topic 606, Revenue from Contracts with Customers. For all leases (with the exception of short-term leases) at the commencement date, lessees will be required to recognize the following: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The guidance is effective for interim and annual periods beginning after December 15, 2018 and early application is permitted. The Company is evaluating the potential impact of the adoption of ASU No. 2016-02 on its consolidated financial statements.
Because of Holdco’s significant international operations, it could be materially adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-corruption and anti-bribery laws and regulations.
Holdco will operate on a global basis, with the vast majority of its revenue generated from leasing its containers to lessees for use in international trade. Holdco is also dependent on third-party depot operators to repair and store its containers in port locations throughout the world. Holdco’s business operations are subject to anti-corruption and anti-bribery laws and regulations, including restrictions imposed by the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the United Kingdom Bribery Act of 2010 (the “U.K. Bribery Act”). The FCPA, the U.K. Bribery Act and similar anti-corruption and anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries and agents from making improper payments to government officials or any other persons for the purpose of obtaining or retaining business. Holdco’s internal controls and procedures will be designed to ensure that it complies with anti-corruption and anti-bribery laws, rules and regulations and helps mitigate and protect against corruption risks. Any determination of a violation or an investigation into violations of the FCPA or the U.K. Bribery Act or similar anticorruption and anti-bribery laws could have a material and adverse effect on its business, results of operations and financial condition.
A failure to comply with export control or economic sanctions laws and regulations could have a material adverse effect on Holdco’s business, results of operations or financial condition. Holdco may be unable to ensure that its agents and/or customers comply with applicable sanctions and export control laws.
Holdco faces several risks inherent in conducting its business internationally, including compliance with applicable economic sanctions laws and regulations, such as laws and regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce. Holdco must also comply with all applicable export control laws and regulations of the United States (including but not limited to the U.S. Export Administration Regulations) and other countries. Any determination of a violation or an investigation into violations of export controls or economic sanctions laws and regulations could result in significant criminal or civil fines, penalties or other sanctions and repercussions, including reputational harm that could materially affect Holdco’s business, results of operations or financial condition.
Holdco may incur increased costs associated with the implementation of new security regulations, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.
Holdco may be subject to regulations promulgated in various countries, including the United States, seeking to protect the integrity of international commerce and prevent the use of containers for international terrorism or other illicit activities. For example, the Container Safety Initiative, the Customs-Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the United States. Moreover, the International Convention for Safe Containers, 1972 (CSC), as amended, adopted by the International Maritime Organization, applies to containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. As these regulations develop and change, Holdco may incur increased compliance costs due to the acquisition of new, regulation compliant containers and/or the adaptation of existing containers to meet any new requirements imposed by such regulations. Additionally, certain companies are currently developing or may in the future develop products designed to enhance the security of containers transported in international commerce. Regardless of the existence of current or future government regulations mandating the safety standards of intermodal cargo containers, Holdco’s competitors may adopt such products or its customers may require that it adopt such products in the conduct of its container leasing business. In responding to such market pressures, Holdco may incur increased costs, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.
Terrorist attacks could negatively impact Holdco’s operations and profitability and may expose it to liability and reputational damage.
Terrorist attacks may negatively affect Holdco’s operations and profitability. Such attacks have contributed to economic instability in the United States, Europe and elsewhere, and further acts of terrorism, violence or war could similarly affect world trade and the industries in which Holdco and its customers operate. In addition, terrorist attacks or hostilities may directly impact ports its containers enter and exit, depots, its physical facilities or those of its suppliers or customers and could impact its sales and its supply chain. A severe disruption to the worldwide ports system and flow of goods could result in a reduction in the level of international trade and lower demand for its containers. The consequences of any terrorist attacks or hostilities are unpredictable, and Holdco may not be able to foresee events that could have an adverse effect on its operations.

It is also possible that one of Holdco’s containers could be involved in a terrorist attack. Although lease agreements typically require lessees to indemnify lessors against all damages arising out of the use of their containers, and Holdco will carry insurance to potentially offset any costs in the event that its customer indemnifications prove to be insufficient, the insurance does not cover certain types of terrorist attacks, and Holdco may not be fully protected from liability or the reputational damage that could arise from a terrorist attack which utilizes one of its containers.
Environmental liability may adversely affect Holdco’s business and financial situation.
Holdco is subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Holdco could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with its current or historical operations. Under some environmental laws in the United States and certain other countries, the owner of a leased container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a container without regard to the owner’s fault. TAL and Triton have not yet experienced any such claims, although Holdco cannot assure you that it will not be subject to such claims in the future. Liability insurance policies, including Holdco’s, usually exclude claims for environmental damage. Some of its lessees may have separate insurance coverage for environmental damage, but Holdco cannot assure you that any such policies would cover or otherwise offset any liability it may have as the owner of a leased container. TAL’s standard master tank container lease agreement insurance clause requires its tank container lessees to provide pollution liability insurance. In addition, Holdco will typically require its customers to provide it with indemnity against certain losses; however, such insurance or indemnities may not fully protect it against damages arising from environmental damage.
Adverse changes in U.S. tax rules or a reduction in our level of continuing investment in the U.S. could negatively impact our or certain of our subsidiaries’ income tax provisions or future cash tax payments.
Certain of Holdco’s U.S. subsidiaries will record a tax provision in their financial statements. These subsidiaries currently do not pay, and Holdco expects they will continue not to pay, any meaningful U.S. income taxes primarily due to the benefit they currently receive, and Holdco expects they will continue to receive, from accelerated tax depreciation of their container investments. A change in the rules governing the tax depreciation for these U.S. subsidiaries’ containers, in particular, a change that increases the period over which they must depreciate their containers for tax purposes, could reduce or eliminate this tax benefit and significantly increase these U.S. subsidiaries’ cash tax payments.
In addition, even under current tax rules, these U.S. subsidiaries will need to make ongoing investments in new containers in order to continue to benefit from the tax deferral generated by accelerated tax depreciation. If these U.S. subsidiaries are unable to do so, the favorable tax treatment from accelerated tax depreciation would diminish, and they could face significantly increased cash tax payments.
In addition, Holdco’s net deferred tax liability balance includes a deferred tax asset for U.S. federal and various states resulting from net operating loss carryforwards. A reduction to Holdco’s future earnings, which will lower taxable income, may require it to record a charge against earnings in the form of a valuation allowance, if it is determined that it is more-likely-than-not that some or all of the loss carryforwards will not be realized.
U.S. investors in Holdco could suffer adverse tax consequences if Holdco is characterized as a passive foreign investment company for U.S. federal income tax purposes.
Based upon the nature of Holdco’s business activities, Holdco may be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to direct or indirect U.S. investors in Holdco common shares. For example, if Holdco is a PFIC, Holdco’s U.S. investors could become subject to increased tax liabilities under U.S. tax laws and regulations and could become subject to burdensome reporting requirements. The determination of whether or not Holdco is a PFIC is made on an annual basis and depends on the composition of

Holdco’s income and assets from time to time. Specifically, for any taxable year, Holdco will be classified as a PFIC for U.S. tax purposes if either:
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75% or more of Holdco’s gross income in a taxable year is passive income; or

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the average percentage of Holdco’s assets (which includes cash) by value in a taxable year which produce or are held for the production of passive income is at least 50%.

In applying these tests, Holdco is treated as owning or generating directly Holdco’s pro rata share of the assets and income of any corporation in which Holdco owns at least 25% by value. If you are a U.S. holder and Holdco is a PFIC for any taxable year during which you own Holdco common shares, you could be subject to adverse U.S. tax consequences. In such a case, under the PFIC rules, unless a U.S. holder is permitted to and does elect otherwise under the Code, such U.S. holder would be subject to special tax rules with respect to excess distributions and any gain from the disposition of Holdco common shares. In particular, the excess distribution or gain will be treated as if it had been recognized ratably over the holder’s holding period for Holdco common shares, and amounts allocated to prior years starting with the first taxable year of Holdco during which Holdco was a PFIC will be subject to U.S. federal income tax at the highest prevailing tax rates on ordinary income for that year plus an interest charge.
Based on the expected composition of Holdco’s income, valuation of Holdco’s assets and Holdco’s election to treat certain of Holdco’s subsidiaries as disregarded entities for U.S. federal income tax purposes, Holdco does not expect that it should be treated as a PFIC for Holdco’s current taxable year or for the foreseeable future. However, because the PFIC determination in Holdco’s case is made by taking into account all of the relevant facts and circumstances regarding Holdco’s business without the benefit of clearly defined bright line rules, it is possible that Holdco may be a PFIC for any taxable year or that the U.S. Internal Revenue Service (the “IRS”) may challenge Holdco’s determination concerning its PFIC status.
Holdco may become subject to unanticipated tax liabilities that may have a material adverse effect on Holdco’s results of operations.
Holdco is a Bermuda company, and Holdco believes that the income derived from Holdco’s operations will not be subject to tax in Bermuda, which currently has no corporate income tax. Holdco further believes that a significant portion of the income derived from Holdco’s operations will not be subject to tax in many other countries in which Holdco conducts activities or in which Holdco’s customers or containers are located. However, this belief is based on the anticipated nature and conduct of Holdco’s business, which may change. It is also based on Holdco’s understanding of the tax laws of the countries in which Holdco conducts activities or in which Holdco’s customers that use Holdco’s containers are resident. The tax positions Holdco takes in various jurisdictions are subject to review and possible challenge by taxing authorities and to possible changes in law that may have retroactive effect.
Holdco’s results of operations could be materially and adversely affected if Holdco becomes subject to a significant amount of unanticipated tax liabilities.
The calculation of Holdco’s income tax expense requires significant judgment and the use of estimates.
Holdco will periodically assess its tax positions based on current tax developments, including enacted statutory, judicial and regulatory guidance. In analyzing Holdco’s overall tax position, consideration will be given to the amount and timing of recognizing income tax liabilities and benefits. In applying the tax and accounting guidance to the facts and circumstances, income tax balances are adjusted as Holdco considers appropriate through the income tax provision. Holdco accounts for income tax positions on uncertainties by recognizing the effect of income tax positions only if those positions are more-likely-than-not of being sustained, and maintains reserves for income tax positions it believes are not more-likely-than-not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. However, due to the significant judgment required in estimating those reserves, actual amounts paid, if any, could differ significantly from those estimates.
Fluctuations in foreign exchange rates could reduce Holdco’s profitability.
The majority of Holdco’s revenues and costs will be billed in U.S. dollars. Most of its non-U.S. dollar transactions will be individually of small amounts and in various denominations and thus are not suitable for cost-effective hedging. In addition, almost all of its container purchases will be paid for in U.S. dollars.

Holdco’s operations and used container sales in locations outside of the U.S. will have some exposure to foreign currency fluctuations, and trade growth and the direction of trade flows can be influenced by large changes in relative currency values. Adverse or large exchange rate fluctuations may negatively affect its results of operations and financial condition.
Most of Holdco’s equipment fleet will be manufactured in China. Although the purchase price will be in U.S. dollars, Holdco’s manufacturers pay labor and other costs in the local currency, the Chinese yuan. To the extent that its manufacturers’ costs increase due to changes in the valuation of the Chinese yuan, the dollar price Holdco pays for equipment could be affected.
Holdco’s operations could be affected by natural or man-made events in the locations in which Holdco or its customers or suppliers operate.
Holdco will have operations in locations subject to severe weather conditions, natural disasters, the outbreak of contagious disease, or man-made incidents such as chemical explosions, any of which could disrupt its operations. In addition, its suppliers and customers also have operations in such locations. For example, in 2011, the northern region of Japan experienced a severe earthquake followed by a series of tsunamis resulting in material damage to the Japanese economy. In 2015, a chemical explosion and fire in the port of Tianjin, China damaged or destroyed a small number of TAL’s and Triton’s containers and disrupted operations in the port. Similarly, outbreaks of pandemic or contagious diseases, such as H1N1 (swine) flu and the Ebola virus, could significantly reduce the demand for international shipping or could prevent its containers from being discharged in the affected areas or in other locations after having visited the affected areas. Any future natural or man-made disasters or health concerns in the world where Holdco has business operations could lead to disruption of the regional and global economies, which could result in a decrease in demand for leased containers.
Increases in the cost of or the lack of availability of insurance could increase Holdco’s risk exposure and reduce its profitability.
Holdco’s lessees and depots are expected to be required to maintain all risks physical damage insurance, comprehensive general liability insurance and to indemnify Holdco against loss. TAL and Triton also maintain their own contingent liability insurance and off-hire physical damage insurance. Nevertheless, lessees’ and depots’ insurance or indemnities and Holdco’s future insurance may not fully protect it. The cost of such insurance may increase or become prohibitively expensive for Holdco and its customers and such insurance may not continue to be available.
TAL and Triton also maintain director and officer liability insurance. Holdco also intends to obtain director and officer liability insurance. Potential new accounting standards and new corporate governance regulations may make it more difficult and more expensive for Holdco to obtain director and officer liability insurance, and Holdco may be required to incur substantial costs to maintain increased levels of coverage or such coverage may not continue to be available.
TAL and Triton currently maintain credit insurance that in certain circumstances covers losses and costs incurred due to defaults by lessees. However, this insurance has significant deductibles, exclusions, payment and other limitations, and therefore may not protect TAL or Triton from losses arising from customer defaults. This insurance, unless its terms are modified, will terminate upon the closing of the mergers. Holdco also intends to obtain credit insurance. Typically it is necessary to renew these insurance policies on an annual basis, and the cost of such insurance may increase or become prohibitively expensive for Holdco and such insurance may not continue to be available.
Labor activism and unrest, or failure to maintain satisfactory labor relations, could adversely affect Holdco’s business, financial condition and results of operations.
Labor activism and unrest could materially adversely affect Holdco’s operations and thereby materially adversely affect its financial condition and prospects. Holdco may experience labor unrest, activism, disputes or actions in the future, some of which may be significant and could materially adversely affect Holdco’s business, financial condition and results of operations.

The price of Holdco’s common shares may be highly volatile and may decline regardless of its operating performance.
The trading price of Holdco common shares is likely to be subject to wide fluctuations. Factors affecting the trading price of its common shares may include:
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variations in its financial results;

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changes in financial estimates or investment recommendations by securities analysts following its business;

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the public’s response to its press releases, other public announcements and filings with the Securities and Exchange Commission;

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changes in accounting standards, policies, guidance or interpretations or principles;

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future sales of common shares by Holdco and its directors, officers and significant stockholders;

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announcements of technological innovations or enhanced or new products by Holdco or its competitors;

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the failure to achieve operating results consistent with securities analysts’ projections;

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the operating and stock price performance of other companies that investors may deem comparable to Holdco;

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changes in Holdco’s dividend policy and share repurchase programs;

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fluctuations in the worldwide equity markets;

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recruitment or departure of key personnel;

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failure to timely address changing customer preferences;

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broad market and industry factors; and

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other events or factors, including those resulting from war, incidents of terrorism or responses to such events.

In addition, if the market for intermodal equipment leasing company stocks or the stock market in general experiences a loss of investor confidence, the trading price of Holdco common shares could decline for reasons unrelated to its business or financial results. The trading price of its common shares might also decline in reaction to events that affect other companies in its industry even if these events do not directly affect Holdco.
If securities analysts do not publish research or reports about Holdco’s business or if they downgrade its shares, the price of the Holdco common shares could decline.
The trading market for Holdco common shares will rely in part on the research and reports that industry or financial analysts publish about it or its business or its industry. Holdco will have no influence or control over these analysts. Furthermore, if one or more of the analysts who do cover Holdco downgrades its shares, the price of its shares could decline. If one or more of these analysts ceases coverage of Holdco, it could lose visibility in the market, which in turn could cause Holdco’s share price to decline.
Holdco’s failure to comply with required public company corporate governance and financial reporting practices and regulations could materially and adversely impact its financial condition, operating results and the price of its common shares. Further, its internal controls over financial reporting may not detect all errors or omissions in the financial statements.
Holdco will be subject to the regulatory compliance and reporting requirements applicable to it as a public company, including those issued by the Securities and Exchange Commission and the NYSE. Failure to meet these requirements may lead to adverse regulatory consequences, and could lead to a negative reaction in the financial markets due to a loss of confidence in the reliability of its financial statements. If it fails to maintain effective controls and procedures, it may be unable to provide the required financial information in a timely and reliable manner or otherwise comply with the standards applicable to it as a public company. Any failure to timely provide the required financial information could materially and adversely impact its financial condition and the market value of its common shares. Furthermore, testing and maintaining internal controls can divert its management’s attention from other matters that are important to its business.
The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), requires that Holdco maintain effective internal controls for financial reporting and disclosure controls and procedures. If it does not maintain compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, Holdco could suffer a loss of investor confidence in the reliability of its financial statements, which could cause the market price of its shares to decline. Holdco can also be subject to sanctions or investigations by the NYSE, the Securities and Exchange Commission or other regulatory authorities for failure to comply with public company corporate governance and financial reporting practices and regulations.
Section 404 of the Sarbanes-Oxley Act requires an annual management assessment of the effectiveness of internal controls over financial reporting and a report by Holdco’s independent registered public accounting firm. If Holdco fails to maintain the adequacy of internal controls over financial accounting, it may not be able to conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and related regulations. No system of internal controls can provide absolute assurance that the financial statements are accurate and free of material errors. As a result, the risk exists that Holdco’s internal controls may not detect all errors or omissions in the financial statements.
Changes in laws and regulations could adversely affect TAL’s and Triton’s businesses and the business of Holdco.
All aspects of TAL’s and Triton’s respective businesses, and consequently the business of Holdco, including leasing, pricing, sales, litigation and intellectual property rights are, or in the case of Holdco, will be, subject to extensive legislation and regulation. Changes in applicable federal and state laws and agency regulations, as well as the laws and regulations of foreign jurisdictions, could have a material adverse effect on Triton’s and TAL’s respective businesses, and consequently the business of Holdco.
Concentration of ownership among Holdco’s Sponsor Shareholders may prevent new investors from influencing significant corporate decisions and may result in conflicts of interest.
Following the completion of this offering, the Sponsor Shareholders will own approximately 42% of Holdco’s outstanding common shares. Warburg Pincus will own approximately 27% of Holdco’s common shares; Vestar will own approximately 15% of Holdco’s common shares. Under the Sponsor Shareholders Agreements, following the closing of the mergers, Warburg Pincus will have the ongoing right to designate two individuals to serve on the Holdco Board, and Vestar will have the ongoing right to designate one individual to serve on the Holdco Board, in each case subject to the approval by the Holdco Nominating and Corporate Governance Committee of any individuals so designated. The rights of Warburg Pincus and Vestar to designate individuals to serve on the Holdco Board are subject to reduction as their respective ownership of Holdco common shares declines. The Sponsor Shareholders Agreements provide certain restrictions on the Sponsor Shareholders, which are further described under “Related Agreements — The Sponsor Shareholders Agreements.” However, the concentration of influence in the Sponsor Shareholders may delay, deter or prevent acts that would be favored by Holdco’s other shareholders, who may have interests different from those of Holdco’s Sponsor Shareholders. For example, Holdco’s Sponsor Shareholders could delay or prevent an acquisition, merger or amalgamation deemed beneficial to other shareholders, or cause, or seek to cause, Holdco to take courses of action that, in their judgment, could enhance their investment in Holdco, but which might involve risks to Holdco’s other shareholders or adversely affect Holdco or Holdco’s other shareholders. Holdco’s Sponsor Shareholders may be able to cause or prevent a change in control of Holdco or a change in the composition of the Holdco Board and could preclude any unsolicited acquisition of Holdco. This may have the effect of delaying, preventing or deterring a change in control. In addition, this significant concentration of share ownership may materially adversely affect the trading price of Holdco’s common shares because investors often perceive disadvantages in owning common shares in companies with significant concentrations of ownership.
Further, the Holdco bye-laws provide that Holdco, on behalf of itself and its subsidiaries, renounces any interest or expectancy it or its subsidiaries may have in (or in being offered an opportunity to participate in) business opportunities that are from time to time presented to any of Warburg Pincus or Vestar and their respective affiliated funds, or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than Holdco and its subsidiaries), even if the opportunity is one that Holdco or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Holdco bye-laws provide that no such person will be liable to Holdco or any of its subsidiaries (for breach of any duty or otherwise), as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Holdco or its subsidiaries; provided, that the foregoing will not apply to any such person who is a director or officer of Holdco, if such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Holdco. This may cause the strategic interests of Holdco’s Sponsor Shareholders to differ from, and conflict with, the interests of Holdco and of Holdco’s other shareholders in material respects.
Future sales of Holdco common shares, or the perception in the public markets that such sales may occur, may depress the Holdco share price.
Sales of substantial amounts of Holdco common shares in the public market after this offering, or the perception that such sales could occur, could adversely affect the price of Holdco common shares and could impair Holdco’s ability to raise capital through the sale of additional shares.
Holdco has agreed to use reasonable best efforts to conduct a registered, underwritten public offering prior to the date that is six months from the closing of the mergers, unless the Triton debt agreements have been amended in a manner that a transfer by certain Triton shareholders would not trigger a change of control (as defined in the Triton debt agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by any such transfer. In addition, to the extent that Pritzker Shareholders or Sponsor Shareholders sell, or indicate an intent to sell, substantial amounts of Holdco’s common shares in the public market after the contractual lock-ups and other legal restrictions on resale lapse, which are further described under “Related Agreements — The Sponsor Shareholders Agreements” and “Related Agreements — The Pritzker Lock-Up Agreements,” the trading price of the Holdco common shares could decline significantly. These factors could also make it more difficult for Holdco to raise additional funds through future offerings of its common shares or other securities.
Issuing additional common shares or other equity securities or securities convertible into equity for financing or in connection with Holdco’s incentive plans, acquisitions or otherwise may dilute the economic and voting rights of Holdco’s existing shareholders or reduce the market price of the Holdco common shares or both. Upon liquidation, holders of Holdco’s debt securities, if issued, and lenders with respect to other borrowings would receive a distribution of Holdco’s available assets prior to the holders of Holdco common shares. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Holdco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may materially adversely affect the amount, timing or nature of Holdco’s future offerings. Thus, holders of Holdco common shares bear the risk that Holdco’s future offerings may reduce the market price of Holdco’s common shares. See “Description of Holdco Common Shares.”
In the future, Holdco may also issue its securities in connection with investments or acquisitions. The amount of Holdco common shares issued in connection with an investment or acquisition could constitute a material portion of Holdco’s then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in dilution to you.

Holdco is incorporated in Bermuda and a significant portion of its assets will be located outside the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the federal or state securities laws of the United States against Holdco.
Holdco is incorporated under the laws of Bermuda and a significant portion of its assets will be located outside the United States. It may not be possible to enforce court judgments obtained in the United States against Holdco in Bermuda or in countries, other than the United States, where Holdco will have assets, based on the civil liability provisions of the federal or state securities laws of the United States. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of United States courts obtained against Holdco or Holdco’s officers or directors based on the civil liability provisions of the federal or state securities laws of the United States or would hear actions against Holdco or those persons based on those laws. Holdco has been advised by its legal advisors in Bermuda that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries, other than the United States, where Holdco will have assets.
Bermuda law differs from the laws in effect in the United States and may afford less protection to shareholders.
Holdco’s shareholders might have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As a Bermuda company, Holdco is governed by the Bermuda Companies Act 1981, as amended, which we refer to as the Bermuda Companies Act. The Bermuda Companies Act differs in some material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. See “Description of Holdco Common Shares.”
Certain provisions of the Sponsor Shareholders Agreements, Holdco’s memorandum of association and amended and restated bye-laws and Bermuda law could hinder, delay or prevent a change in control of us that you might consider favorable, which could also adversely affect the price of our common shares.
Certain provisions under the Sponsor Shareholders Agreements, Holdco’s memorandum of association and amended and restated bye-laws and Bermuda law could discourage, delay or prevent a transaction involving a change in control of Holdco, even if doing so would benefit Holdco’s shareholders. These provisions may include customary anti-takeover provisions and certain rights of our Sponsor Shareholders with respect to the designation of directors for nomination and election to the Holdco Board, including the ability to appoint members to each board committee.
Anti-takeover provisions could substantially impede the ability of Holdco’s public shareholders to benefit from a change in control or change of Holdco’s management and board of directors and, as a result, may materially adversely affect the market price of Holdco common shares and your ability to realize any potential change of control premium. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause Holdco to take other corporate actions you desire. See “Description of Holdco Common Shares.”
Additional risks relating to Triton, TAL and Holdco after the mergers.
Holdco’s, Triton’s and TAL’s businesses are, and will continue to be, subject to risks of the type described in Part I, Item 1A in TAL’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC and incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 231 for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements with respect to Holdco, TAL and Triton, the industry in which they operate, and the mergers, that reflect Holdco’s, TAL’s and Triton’s current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Holdco’s, TAL’s and Triton’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.
These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following:
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uncertainty as to whether TAL and Triton will be able to consummate the mergers on the terms set forth in the transaction agreement;

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uncertainty as to the market value of the TAL and Triton merger consideration;

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failure to realize the anticipated benefits of the mergers, including as a result of a delay in completing the mergers or a delay or difficulty in integrating the businesses of TAL and Triton;

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uncertainty as to the long-term value of Holdco common shares;

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the expected amount and timing of cost savings and operating synergies resulting from the mergers;

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failure to receive the approval of the stockholders of TAL for the mergers;

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decreases in the demand for leased containers;

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decreases in market leasing rates for containers;

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difficulties in re-leasing containers after their initial fixed-term leases;

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their customers’ decisions to buy rather than lease containers;

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their dependence on a limited number of customers for a substantial portion of our revenues;

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customer defaults;

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decreases in the selling prices of used containers;

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extensive competition in the container leasing industry;

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difficulties stemming from the international nature of their businesses;

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decreases in the demand for international trade;

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disruption to their operations resulting from the political and economic policies of foreign countries, particularly China;

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disruption to their operations from failures of or attacks on our information technology systems;

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their compliance with laws and regulations related to security, anti-terrorism, environmental protection and corruption;

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their ability to obtain sufficient capital to support their growth;

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restrictions on their businesses imposed by the terms of their debt agreements; and

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other risks and uncertainties, including those listed under the caption “Risk Factors.”

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in this proxy statement/prospectus. Any forward-looking statements made in this proxy statement/prospectus are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, TAL, Triton, Holdco or their respective businesses or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

TRITON CONTAINER INTERNATIONAL LIMITED AND TAL INTERNATIONAL GROUP, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The unaudited pro forma combined financial information presented below is derived from the historical financial position and results of operations of TAL and Triton, adjusted to give effect to the mergers and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. For a summary of the mergers, see the section of this proxy statement/prospectus entitled “The Mergers.”
The unaudited pro forma combined statements of income for the year ended December 31, 2015 give effect to the mergers as if they had occurred on January 1, 2015. The unaudited pro forma combined balance sheet gives effect to the mergers as if they had occurred on December 31, 2015.
The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the mergers may differ significantly from those reflected in this unaudited pro forma combined financial information for a number of reasons, including but not limited to changes in market conditions, cost savings from operating efficiencies, synergies and the impact of costs incurred in integrating the two companies. As a result, the unaudited pro forma combined financial information is not intended to represent and is not necessarily indicative of what the combined company’s financial condition and results of operations would have been had the mergers been completed on the applicable dates of this unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information does not purport to project the future financial condition and results of operations of the combined company. During the fourth quarter of 2015 and the first quarter of 2016, market conditions have continued to deteriorate reflecting, in addition to historical seasonal patterns, the ongoing weakness in global trade. This has led to further declines in utilization, decreases in lease rental revenue, lower disposal prices and increases in operating costs.
The unaudited pro forma combined financial information is based upon and should be read in conjunction with the historical financial statements and accompanying notes of TAL and Triton for the applicable periods that are included elsewhere or incorporated by reference in this proxy statement/prospectus. In addition, the unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting. Triton has been treated as the acquirer in the mergers for accounting purposes, and therefore, TAL net assets are subject to fair value measurements. The acquisition accounting is dependent on certain valuations and other studies that have yet to advance to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of TAL have been measured based on various preliminary estimates using assumptions that TAL and Triton believe are reasonable based on information that is currently available and which are discussed in this section, including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed of TAL based on preliminary estimates of their fair value.
The pro forma assumptions and adjustments are described in the accompanying notes presented with the unaudited pro forma combined financial statements. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof will differ from that reflected in the unaudited pro forma combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the mergers.
The unaudited pro forma combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the mergers or the costs necessary to achieve these costs savings, operating efficiencies and synergies.
The following should be read in conjunction with the other financial information included in or incorporated by reference into this document.

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2015
(in thousands)
	Triton	TAL	Pro Forma Adjustments	Pro Forma
Assets
Unrestricted cash and cash equivalents	$56,689	$58,907	$(33,201)(5)(a)	$82,395
Restricted cash	22,575	30,302	—	52,877
Accounts receivable, net	127,676	95,709	—	223,385
Container rental equipment	4,362,043	3,908,292	(827,567)(5)(b)	7,442,768
Net investment in direct financing leases	68,107	177,737	3,395(5)(c)	249,239
Equipment held for sale	—	74,899	—	74,899
Goodwill	—	74,523	10,890(5)(d)	85,413
Other assets	37,911	13,620	(399)(5)(e)	51,132
Derivative instruments	2,153	87	—	2,240
Intangible assets	—	—	340,492(5)(f)	340,492
Total assets	$4,677,154	$4,434,076	$(506,390)	$8,604,840
Liabilities & shareholders’ equity
Accounts payable & other accrued expenses	$120,033	$56,096	(8,069)(5)(g)	$168,060
Derivative instruments	257	20,348	—	20,605
Container rental equipment payable	12,128	20,009	—	32,137
Deferred income tax liability	—	456,123	(177,873)(5)(h)	278,250
Debt, net of deferred financing costs	3,166,903	3,216,488	(27,707)(5)(i)	6,355,684
Total liabilities	3,299,321	3,769,064	(213,649)	6,854,736
Class A common shares	445	—	(445)(5)(j)	—
Class B common shares	60	—	(60)(5)(j)	—
Common shares	—	37	37(5)(j)	74
Treasury stock	—	(75,310)	75,310(5)(j)	—
Additional paid in capital	176,088	511,297	(128,081)(5)(j)	559,304
Accumulated other comprehensive (loss) income	(3,666)	(19,195)	19,195(5)(j)	(3,666)
Retained earnings accumulated (deficit) income	1,044,402	248,183	(258,697)(5)(j)	1,033,888
Total shareholders' equity	1,217,329	665,012	(292,741)	1,589,600
Noncontrolling interests	160,504	—	—	160,504
Total equity	1,377,833	665,012	(292,741)	1,750,104
Total liabilities & shareholders' equity	$4,677,154	$4,434,076	$(506,390)	$8,604,840

See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statements of Income
Year Ended December 31, 2015
(dollars and shares in thousands, except per share data)
	Triton	TAL	Pro Forma Adjustments	Pro Forma
Statements of Income Data:
Revenues
Container rental revenue	$699,810	$591,665	$(118,495)(6)(a)	$1,172,980
Direct financing lease income	8,029	15,192	(1,038)(6)(b)	22,183
Other revenue	—	1,147	—	1,147
Total revenues	707,839	608,004	(119,533)	1,196,310
Trading margin	—	4,194	—	4,194
Operating expenses:
Depreciation	300,470	242,538	(71,389)(6)(c)	471,619
Direct container expense	54,440	48,902	—	103,342
Management, general and administrative expenses	75,620	51,154	(14,661)(6)(d)	112,113
(Gain)/loss on disposition of container rental equipment	(2,013)	13,646	—	11,633
(Reversal)/provision for doubtful accounts	(2,156)	133	—	(2,023)
Total operating expenses	426,361	356,373	(86,050)	696,684
Operating income	281,478	255,825	(33,483)	503,820
Other expenses:
Interest expense	140,644	97,652	(3,762)(6)(e)	234,534
Realized loss on derivative instruments, net	5,496	20,628	—	26,124
Unrealized loss on derivative instruments, net	2,240	205	—	2,445
Loss on extinguishment of debt	1,170	895	—	2,065
Other expense	211	—	—	211
Total other expenses	149,761	119,380	(3,762)	265,379
Income before income taxes	131,717	136,445	(29,721)	238,441
Income tax expense	4,048	48,233	(12,817)(6)(f)	39,464
Net income	127,669	88,212	(16,904)	198,977
Less: income attributable to noncontrolling interests	16,580	—	—	16,580
Net income attributable to shareholders	$111,089	$88,212	$(16,904)	$182,397
Pro Forma Earnings Per Share Data:
Basic income per share applicable to common shareholders	$2.20	$2.68		$2.47
Diluted income per share applicable to common shareholders	$2.17	$2.67		$2.46
Weighted average common shares outstanding:
Basic	50,536	32,861		73,892(1)
Diluted	51,165	32,979		74,000

(1)
TAL historical weighted average share count outstanding for the period adjusted for vesting of restricted stock divided by TAL ownership percentage of 45% upon consummation of the transaction.

See accompanying notes to unaudited pro forma combined financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND TAL INTERNATIONAL GROUP, INC.

Notes to Unaudited Pro Forma Combined Financial Statements
On November 9, 2015, TAL International Group Inc. (TAL) and Triton Container International Limited (Triton) entered into the transaction agreement providing for the combination of TAL and Triton under a new Bermuda holding company named Triton International Limited. In the transaction, TAL and Triton will merge with subsidiaries of Holdco and, as a result of these mergers, will each become wholly owned subsidiaries of Holdco. In the mergers, TAL stockholders will receive one Holdco common share for each share of TAL common stock. In addition, under the terms of the transaction agreement, TAL is permitted to declare and pay dividends in an aggregate amount up to $1.44 per share prior to closing (inclusive of the $0.45 per share paid on December 23, 2015 and on March 24, 2016 plus a special dividend of  $0.54 per share expected to be paid at closing). This would result in approximately $48.1 million in dividend payments based on $1.44 per share and total outstanding shares of 33,395,291. Triton shareholders will receive a number of Holdco common shares for each Triton common share based on a formula that is expected to result in former TAL stockholders holding approximately 45%, and former Triton shareholders holding approximately 55%, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.
If the closing of the transaction occurs after TAL pays a second quarter dividend in late June 2016, the approximately $48.1 million in dividend payments described above would be increased by the amount of the second quarter 2016 dividend, which if the per share dividend is the same as the first quarter 2016 dividend, would be approximately an additional $15.0 million in the aggregate. In addition, under the terms of the transaction agreement, if TAL’s aggregate dividends after November 9, 2015 and on or prior to the closing of the mergers (inclusive of the $0.45 per share dividend paid on December 23, 2015 and March 24, 2016 plus a special dividend of  $0.54 per share expected to be paid at closing) exceed $1.44 per share of TAL common stock, then Triton may distribute cash to holders of Triton common shares in an aggregate amount no greater than an amount equal to the product of  (a) the aggregate amount of cash dividends declared and payable to TAL shareholders in excess of  $1.44 per share during such period and (b) 55/45. As a result, in the event TAL pays a $0.45 per share second quarter dividend prior to the closing of the mergers (in addition to the $1.44 per share in dividends permitted to be paid by TAL under the terms of the transaction agreement), Triton would be expected to declare and pay a dividend prior to the closing of the mergers of approximately $18.4 million in the aggregate. Such a second quarter dividend payment by TAL would reflect a continuation of TAL’s regular quarterly dividend practice for periods prior to the closing, and such dividend is not contingent upon the occurrence of the closing and could occur whether or not the transaction with Triton is consummated.
The unaudited pro forma combined financial statements are based on Triton’s historical consolidated financial statements and TAL’s historical consolidated financial statements as adjusted to give effect to the mergers. The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma combined financial statements. The preliminary unaudited pro forma combined financial information set forth herein is derived from and should be read in conjunction with the audited consolidated financial statements and related notes, which are included elsewhere or incorporated by reference herein.
Note 1 — Basis of Pro Forma Presentation
The unaudited pro forma combined statements of income for the year ended December 31, 2015 give effect to these transactions as if they occurred on January 1, 2015. The unaudited pro forma combined balance sheet as of December 31, 2015 gives effect to these transactions as if they had occurred on December 31, 2015.
The pro forma information reflects the “acquisition” method of accounting in accordance with ASC topic 805, “Business Combinations” (“ASC 805”). Triton has been treated as the acquirer in the mergers for accounting purposes. In making the determination of the accounting acquirer, Holdco considered all pertinent information and facts related to the combined entity as identified by ASC 805-10-55-12 to 15, which included relative voting rights, presence of a large minority interest, composition of the board and senior management, terms of the exchange of equity interests, and relative size. In the aggregate, it was concluded that factors such as Triton’s 55% voting rights in the combined entity, after considering certain voting limitations as contained in the Sponsor Shareholders Agreements, the presence of a large minority voting interest concentrated within the former Triton shareholders and the relative size of Triton in relation to TAL, indicated that Triton should be the accounting acquirer. As the accounting acquirer, the unaudited pro forma combined financial statements reflect Triton accounting for the transaction by using Triton’s historical information and adding TAL’s assets and liabilities at their estimated fair values as of December 31, 2015, based on available information and upon assumptions that the management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transaction on the historical financial statements. These amounts are preliminary and may be subject to refinements as additional information becomes available.
The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial position and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to variety of factors. During the fourth quarter of 2015 and the first quarter of 2016, market conditions have continued to deteriorate reflecting, in addition to historical seasonal patterns, the ongoing weakness in global trade. This has led to further declines in utilization, decreases in lease rental revenue, lower disposal prices and increases in operating costs.
The unaudited pro forma combined financial statements do not reflect any cost savings from future operating synergies or integration activities, or any revenue, tax, or other synergies that could result from the business combination.
Certain reclassifications were made to conform the presentation of TAL’s and Triton’s financial statements:
•
Deferred tax liability — Triton historically has presented this item as part of accounts payable & other accrued expenses. For the purposes of the unaudited pro forma combined financial statements, this is presented as a separate line item as TAL’s deferred tax liability is a material amount.

•
Realized loss on derivative instruments — Triton historically presents this as a separate line item, while TAL historically presents this within interest and debt expense. For the purposes of the unaudited pro forma combined financial statements, this is presented as a separate line item to conform TAL’s presentation to Triton’s.

Note 2 — Accounting Policies
Following the close of the mergers, Triton will conduct a detailed review of the accounting policies of TAL in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Triton’s accounting policies and classifications. As a result of that review, Triton may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.
At this time, Triton is not aware of any material differences between accounting policies of the two companies, and believes that Triton’s and TAL’s accounting policies are, in all material respects, in conformity. Any reclassifications necessary to conform to Triton’s presentation are immaterial, and therefore, are not included in the pro forma adjustments.
Note 3 — Preliminary Merger Consideration
The preliminary consideration for the transaction will be paid out in common shares of Holdco. For TAL’s preliminary merger consideration, TAL stockholders will receive one common share of Holdco in exchange for each share of TAL common stock. Triton’s shareholders will receive a number of Holdco common shares for each Triton common share based on a formula that is expected to result in former TAL stockholders holding approximately 45%, and former Triton shareholders holding approximately 55%, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.
The preliminary fair value of the consideration, or the purchase price, in the unaudited pro forma financial information is approximately $400.7 million. This amount was derived based on 33,395,291 million outstanding shares of TAL common stock as of March 11, 2016, inclusive of 408,000 shares of restricted stock that will be converted to common shares of Holdco at closing, the exchange ratio and a price per share of TAL common stock of $12.00, which represents the approximate closing price of TAL’s common stock on March 11, 2016. The actual number of shares of common stock issued to TAL stockholders upon closing of the mergers will be based on the actual number of shares of TAL common stock outstanding when the mergers close. A 10% difference in the share price of TAL common stock or in the number of shares outstanding would change the purchase price by approximately $40.1 million with a corresponding change to goodwill. The actual purchase price will fluctuate with the price of TAL’s common stock until the effective time of the acquisition and the final valuation could differ significantly from the current estimates.
When evaluating the trading value of TAL common stock as an estimate of the fair value of equity consideration exchanged, management determined that the trading value of TAL common stock includes the special dividend of  $0.54 per share. Since this special dividend has not yet been declared and the record date for the special dividend will not occur until prior to the mergers, and since holders of TAL common stock as of the time of the closing of the mergers will receive both a share of HoldCo common stock and the special dividend for each share of TAL common stock held by such holder, the value of the special dividend of  $0.54 per share continues to be reflected in the trading price (i.e., TAL common stock is not currently trading ex-dividend).
Certain of Triton’s and TAL’s equity awards contain a preexisting change-in-control provision that results in the awards automatically fully vesting upon consummation of a business combination. The converted shares do not require future service for vesting. Accordingly, the preliminary estimate of fair value includes the estimated aggregate fair value of the converted shares issued for TAL’s stock-based awards outstanding (restricted stock) and attributable to the service periods prior to the mergers. The fair value of the converted shares attributable to pre-combination service has been included in consideration transferred. Accordingly, the purchase price includes an estimated fair value of  $5.9 million for TAL’s equity awards.
Since shares of Triton common stock are not publicly traded and do not have a readily observable market price, the per share value used in these unaudited pro forma combined financial statements equals the closing per share market price of TAL common stock on March 11, 2016. The quoted price of shares of TAL common stock has been determined to be the most factually supportable measure available to support the determination of the fair value of the consideration transferred, given the market participant element of a widely held stock in an actively traded market.
Note 4 — Estimate of Assets to be Acquired and Liabilities to be Assumed
The combined company will allocate the purchase price paid by Triton to the fair value of the TAL assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of TAL as of December 31, 2015. In addition, the allocation of the purchase price to acquire tangible and intangible assets is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisers, at the completion of the mergers. Once Triton and its third party valuation advisers have full access to the specifics of TAL’s tangible and intangible assets, additional insight will be gained by Triton that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated tangible and intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Triton only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the mergers.

The estimated intangible assets are comprised of the lease intangible, which is further detailed in Note 5(g), the customer-related intangible asset related to the costs to recreate specific customer lists and leases, which has an estimated attrition period of 3.0 years, and contracts in place related to managed container units, which have an estimated useful life of 1.3 years. These estimated useful lives are consistent with the expected benefit period of these intangible assets. Additional intangible assets may be identified as the valuation process continues, however, such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by $0.9 million. The residual amount of the purchase price after the preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the mergers are complete may differ materially from the pro forma amounts presented below (in thousands):
Net assets acquired:
Unrestricted cash and cash equivalents	$58,907
Restricted cash	30,302
Accounts receivable, net	95,709
Container rental equipment	3,080,725
Net investment in direct financing leases	181,132
Equipment held for sale	74,899
Goodwill	85,413
Other assets	13,221
Derivative instruments	87
Intangible asset	340,492
Accounts payable & other accrued expenses	(48,027)
Derivative instruments	(20,348)
Container rental equipment payable	(20,009)
Deferred income tax liability	(282,979)
Debt, net of deferred financing costs	(3,188,781)
Total consideration	$400,743

Note 5 — Adjustments to Unaudited Pro Forma Combined Balance Sheet
The following represents an explanation of the various adjustments to the unaudited pro forma combined balance sheet:
(a)
Reflects the estimated payment of transaction costs of  $15.2 million related to the mergers and approximately $18.0 million related to the special cash dividend of  $0.54 per share expected to be paid to TAL stockholders at the closing of the mergers.

(b)
Reflects the net decrease in carrying value of the acquired leasing equipment on operating leases or off-hire to fair value based on a cost replacement approach. The preliminary estimate of fair value of TAL’s leasing equipment was determined using a depreciated replacement value method, which is a form of the “cost approach”, using currently available information such as the cost for new containers and the container listing by equipment type and manufacturer year. The cost of new containers is determined based on recent purchases. The estimated cost is then adjusted for physical depreciation calculated on a straight-line basis considering the economic useful life and physical age of the assets being valued. The estimated useful lives used to calculate the physical depreciation reflect the weighted average remaining utility of each equipment type based upon TAL’s current depreciation policy.

The following table reflects the estimates used in calculating the fair value of TAL’s leasing equipment by equipment type:
	Cost of New Container	Economic Useful Life	Weighted Average Remaining Life	Residual Value Estimates
Dry containers
20 foot	$1,400	13.0 years	6.8 years	$1,000
40 foot	$2,240	13.0 years	4.7 years	$1,200
40 foot high cube	$2,352	13.0 years	7.6 years	$1,400
Refrigerated containers
20 foot	$11,500	12.0 years	8.6 years	$2,500
40 foot high cube	$15,000	12.0 years	7.3 years	$3,500
Special containers
40 foot flat rack	$6,500	14.0 years	6.4 years	$1,500
40 foot open top	$3,080	14.0 years	8.1 years	$2,300
Tank containers	$12,000	20.0 years	15.3 years	$3,000
Chassis	$10,925	20.0 years	10.5 years	$1,200
The table below shows the effects of a $100 change in the current cost for new 20 foot dry containers (equivalent to a $160 and $170 change for 40 foot and 40 foot high cubes, respectively) and the underlying effects of the pro forma adjustment to leasing equipment, lease intangible, deferred tax liability, and goodwill.
	Pro Forma Adjustments (in thousands, except new build price)
Scenario	Original	+ $100	- $100
20 ft. dry container new build cost	$1,400	$1,500	$1,300
Assets:
Leasing equipment held for lease, net	(852,914)	(764,026)	(941,802)
Lease intangible	337,039	310,579	363,498
	(515,875)	(453,447)	(578,304)
Deferred tax liability:
Leasing equipment held for lease, net	(301,079)	(269,701)	(332,456)
Lease intangible	118,975	109,635	128,315
Total deferred tax liability	(182,104)	(160,066)	(204,141)
Original Goodwill	85,413
Net Change in Assets		(62,428)	62,429
Net Change in Liability		22,038	(22,037)
Change to Goodwill		(40,390)	40,392
Goodwill		45,023	125,805

(c)
Reflects the estimated fair value over the carrying value of net finance leases based on the net present value of future receipts of those leases using a discount rate which reflects an estimate of current market interest rates and spreads.

(d)
Reflects the adjustment to remove TAL’s historical goodwill of  $74.5 million and record goodwill associated with the mergers of  $85.4 million. The goodwill created in this transaction is not expected to be deductible for tax purposes.

(e)
Reflects the net effect of the items below:

	Amount	Estimated Useful Life
	(in thousands)
Fair value adjustments:
Replacement cost of TAL internally developed lease operating software	$5,900	1.0 year
Lease intangible from TAL’s managed equipment program contracts	2,495	1.3 years
Eliminations:
Unrecognized deferred customer credits previously issued	(3,421)	—
Unamortized sale lease back intangibles resulting from asset acquisitions	(5,373)	—
Total	$(399)

(f)
Reflects: (i) the value of TAL’s operating lease contracts over the current market rate of  $337.0 million; and (ii) customer-related intangibles of  $3.5 million.

The intangible lease asset was calculated by using a discounted cash flow method by applying the difference in actual lease rates and estimates for current market lease rates over the remaining lease term and discounting the resulting excess cash flow using a discount rate of 5.8%. The estimates for market leasing rates were derived considering a mix of short-term and long-term lease rates since the weighted average remaining lease duration of 2.6 years is shorter than the typical initial duration of a long-term operating lease. In addition, the estimates for current market lease rates reflect added uncertainty due to the limited amount of leasing transactions currently taking place due to the difficult leasing environment and the fact that the first quarter typically represents the slow season for dry container shipping volumes. The estimates for current market rates may not reflect market rates on the date of the closing of the mergers. TAL’s weighted average portfolio lease rates in place as of the balance sheet date are approximately 35% above the weighted average estimates for market leasing rates used to calculate the lease intangible. The pro forma adjustment is subject to change and will be updated in a final amendment for current market rates.
The fair value of the customer-related intangible asset was calculated using the cost approach method. Total costs to recreate specific tank and chassis customer relationships, including direct marketing costs as well as the pricing and contract costs, was discounted over an estimated three year attrition period.
(g)
Reflects the write-off of revenue previously deferred by TAL of  $8.1 million.

(h)
Reflects the estimated tax effect (assuming a tax rate of 35.3%, the statutory rate) associated with the fair value adjustments for the leasing equipment and operating lease intangible, and the tax benefit associated with the estimated payment of transaction costs of  $15.2 million.

(i)
Reflects an adjustment of  $27.7 million to decrease TAL’s historical long-term debt to fair value. Estimated markets rates for the different types of debt in TAL’s debt portfolio were used to estimate the fair value of TAL’s historical long-term debt. This adjustment includes a fair value adjustment to reduce debt by $53.0 million offset by unamortized deferred financing costs of $25.2 million previously deferred by TAL associated with existing debt that is expected to be revalued at closing.

(j)
Adjustment to reflect the merger consideration and to eliminate Triton’s historical common shares and TAL’s historical common stock. This adjustment is comprised of:

(1)
The elimination of Triton historical Class A common shares and Class B common shares, TAL historical common stock, additional paid-in capital, accumulated earnings, treasury stock, and accumulated other comprehensive income as part of purchase accounting, and

(2)
The issuance of common shares of Holdco. TAL shareholders will receive one common share of Holdco for each share of TAL common stock. Triton shareholders will receive a number of Holdco common shares for each Triton common share based on a formula that is expected to result in former TAL shareholders holding approximately 45%, and former Triton shareholders holding approximately 55%, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.
(3)
Transaction costs expected to be incurred of  $10.5 million, net of a tax benefit of  $4.7 million, as a result of the mergers.

(4)
Estimated payment of a special cash dividend of approximately $18.0 million representing $0.54 per share to TAL stockholders at the closing of the mergers.

Note 6 — Adjustments to Unaudited Pro Forma Combined Statements of Income
The following represents an explanation of the various adjustments to the unaudited pro forma combined statements of income:
(a)
Represents adjustments to revenue recognized during the period. The adjustments for the periods presented are as follows (in thousands):

Year Ended December 31, 2015
Lease intangible(1)	$(120,164)
Deferred revenue(2)	1,669
Pro forma adjustment	$(118,495)

(1)
Lease intangible represents the adjustment to leasing revenue as if all leases reflected the market per diem rates as of December 31, 2015 as if they were in place as of January 1, 2015.

(2)
Deferred revenue represents the adjustment to leasing revenue to reverse the amortization of previously deferred customer credits or fees recognized during the period.

(b)
Represents an adjustment to direct financing lease income for the period reflecting the market interest rates as of December 31, 2015 as if they were in place as of January 1, 2015.

(c)
Represents the adjustments to depreciation and amortization expense. The adjustments for the periods are as follows (in thousands):

Year Ended December 31, 2015
Depreciable assets:
Revenue earning equipment	$(80,436)
Amortizable intangible assets:
TAL internally developed lease operating software	5,900
Customer intangible	1,151
Intangibles from TAL’s managed equipment program contracts	1,996
Total amortizable intangible assets	9,047
Total pro forma depreciation and amortization expense adjustment	$(71,389)

The depreciation expense adjustment was calculated by comparing the depreciation expense recorded in the TAL historical financial statements to depreciation expense that was recalculated based on the fair value of TAL equipment calculated for purchase accounting. Please refer to Note 5(b) for the significant estimates used in determining the fair value of TAL’s leasing equipment.
Estimates such as useful lives and residual values inherent in TAL’s depreciation policy are evaluated on a regular basis and adjusted accordingly if circumstances indicate that these estimates have changed.
The depreciation expense adjustment did not contain any changes to underlying estimates such as useful lives or residual values contained in TAL’s respective depreciation policy.

(d)
Represents the elimination of transaction costs related to the mergers of  $14.3 million and $0.4 million of share based compensation expense, for the year ended December 31, 2015. Approximately $15.2 million of transaction costs related directly to the mergers will be reflected in income within 12 months following the mergers. In addition, non-recurring costs of approximately $30.0 million and $15.0 million related to severance and retention costs, respectively, are expected to be reflected in income within 12 months following the mergers. As of December 31, 2015, there have been no material non-recurring charges recognized in the pro forma combined statement of operations directly attributable to the mergers. The estimated non-recurring charges expected to be incurred in connection with the mergers have also not been reflected in the pro forma combined financial statements. While these non-recurring charges are directly attributable to the mergers and expected to be reflected in the statement of operations within 12 months following the mergers, the effect and timing of such non-recurring costs are too uncertain to be considered factually supportable.

The TAL and Triton historical consolidated financial statements include share based compensation expense in management, general and administrative expenses with respect to share based awards issued and outstanding for the periods presented. Certain unvested share based awards at both TAL and Triton will vest immediately upon the closing of the mergers. This will result in a charge to management, general and administrative expenses upon closing of the mergers. Assuming the closing of the mergers occurs on May 31, 2016, approximately $7.3 million of stock compensation costs will be charged to management, general and administrative expenses upon closing of the mergers. Historical compensation expense has not been adjusted pertaining to the acceleration of these share-based awards. These amounts have been excluded from the unaudited pro forma combined statements of operations because it is a charge directly attributable to the mergers and factually supportable, but will not have a continuing impact on Holdco’s operations.
(e)
Reflects the following adjustments: (i) the increase to interest expense as a result of the difference between the fair value and carrying value of TAL’s debt as a result of purchase accounting of  $3.8 million for the nine months ended December 31, 2015. Current market interest rates are approximately 15 basis points higher than TAL’s effective interest rate for the year ended December 31, 2015; and (ii) the elimination of TAL’s deferred debt issuance cost amortization of $7.6 million for the year ended December 31, 2015.

(f)
The TAL statutory rate of 35.3% was applied to the pretax pro forma adjustments of  $36.9 million resulting in a tax benefit of  $13.0 million, whereas the Triton statutory rate of 3.0% was applied to a pretax pro forma adjustment of  $7.2 million resulting in a tax expense of  $0.2 million.

INFORMATION ABOUT THE COMPANIES
TAL International Group, Inc.
TAL International Group, Inc., which we refer to as TAL, was incorporated in Delaware in 2004. TAL is one of the oldest lessors of intermodal cargo containers and chassis to shipping lines and other lessees, with its business dating back to 1963. TAL has two business segments: equipment leasing and equipment trading. The equipment leasing segment leases and disposes of containers and chassis from TAL’s lease fleet and manages containers owned by third parties. The equipment trading segment purchases containers from shipping line customers and other sellers of containers and resells these containers to container retailers and users of containers for storage, one-way shipment or other uses. TAL’s principal executive offices are located at 100 Manhattanville Road, Purchase, New York, 10577. TAL’s telephone number is (914) 251-9000 and its website is www.talinternational.com. The information contained on the website, or that can be accessed through the website, is not incorporated by reference in this proxy statement/prospectus.
Triton Container International Limited
Triton Container International Limited, which we refer to as Triton, was founded in 1980 and is an exempted company incorporated with limited liability under the laws of Bermuda. Triton is a lessor of intermodal freight containers. Triton’s principal executive offices are located at 55 Green Street, San Francisco, California, 94111. Triton’s telephone number is (415) 956-6311 and its website is www.tritoncontainer.com. The information contained on the website, or that can be accessed through the website, is not incorporated by reference in this proxy statement/prospectus.
Triton International Limited
Triton International Limited, which we refer to as Holdco, is an exempted company incorporated with limited liability under the laws of Bermuda and a wholly owned subsidiary of Triton. Holdco was incorporated on September 29, 2015, solely for the purpose of effecting the mergers. Pursuant to the transaction agreement, Ocean Bermuda Sub Limited will be merged with and into Triton, and Ocean Delaware Sub, Inc. will be merged with and into TAL. As a result, TAL and Triton will each become wholly owned subsidiaries of Holdco. As a result of the transactions contemplated by the transaction agreement, Holdco common shares are expected to be listed for trading on the NYSE, and former TAL stockholders and former Triton shareholders will own shares in Holdco. Holdco has not carried on any activities other than in connection with the mergers. Holdco’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.
Ocean Bermuda Sub Limited
Ocean Bermuda Sub Limited, which we refer to as Bermuda Sub, is an exempted company incorporated with limited liability under the laws of Bermuda and a wholly owned subsidiary of Holdco. Bermuda Sub was incorporated on September 29, 2015, solely for the purposes of effecting the Triton merger. Pursuant to the transaction agreement, Bermuda Sub will be merged with and into Triton, with Triton continuing as the surviving corporation. Bermuda Sub has not carried on any activities other than in connection with the mergers. Bermuda Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.
Ocean Delaware Sub, Inc.
Ocean Delaware Sub, Inc., which we refer to as Delaware Sub, is a Delaware corporation and a direct wholly owned subsidiary of Holdco. Delaware Sub was incorporated on October 7, 2015, solely for the purposes of effecting the TAL merger. Pursuant to the transaction agreement, Delaware Sub will be merged with and into TAL, with TAL continuing as the surviving corporation. Delaware Sub has not carried on any activities other than in connection with the mergers. Delaware Sub’s registered office is located at 1209 Orange Street, Wilmington, Delaware, 19801.

THE TAL SPECIAL MEETING
This section contains information about the special meeting of TAL stockholders that has been called to consider and adopt the transaction agreement, to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement), to approve, by a non-binding, advisory vote, certain compensation that may be paid or become available to TAL’s named executive officers in connection with the mergers and to approve the adoption of the Business Combination Provision in the Holdco bye-laws.
This proxy statement/prospectus is being furnished to the stockholders of TAL in connection with the solicitation of proxies by the TAL Board for use at the TAL special meeting. TAL is first mailing this proxy statement/prospectus and accompanying proxy card to its stockholders on or about [•].
Date, Time and Location
A special meeting of the stockholders of TAL will be held at [•] on [•], 2016 at [•] a.m., Eastern time, unless the TAL special meeting is adjourned or postponed.
Purpose
At the TAL special meeting, TAL stockholders will be asked to consider and vote upon the following matters:
•
a proposal to adopt the transaction agreement;

•
a proposal to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement);

•
a proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers contemplated by the transaction agreement; and

•
a proposal to approve the Business Combination Provision in Holdco’s amended and restated bye-laws.

Recommendation of the TAL Board
The TAL Board has unanimously (i) approved the transaction agreement and consummation of the mergers upon the terms and subject to the conditions set forth in the transaction agreement, (ii) determined that the terms of the transaction agreement, the mergers and the other transactions contemplated by the transaction agreement are fair to, and in the best interests of, TAL and its stockholders, (iii) directed that the transaction agreement be submitted to TAL stockholders for adoption at the TAL special meeting, (iv) recommended that TAL’s stockholders adopt the transaction agreement and (v) declared that the transaction agreement is advisable.
The TAL Board unanimously recommends that TAL stockholders vote:
“FOR” the proposal to adopt the transaction agreement;
“FOR” the proposal to approve the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement);
“FOR” the proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers contemplated by the transaction agreement; and
“FOR” the proposal to adopt the Business Combination Provision in Holdco’s amended and restated bye-laws.
See “The Mergers — Recommendation of the TAL Board” beginning on page 97.

TAL stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the transaction agreement, the proposed transactions and certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers. In addition, TAL stockholders are directed to the transaction agreement, which is attached as Annex A to this proxy statement/prospectus.
Record Date; Shares Entitled to Vote
Only TAL stockholders of record at the close of business on the TAL record date ([•], 2016) will be entitled to vote shares held at that date at the TAL special meeting. If TAL fails to receive a sufficient number of votes to approve the transaction agreement, TAL may propose to adjourn the TAL special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the TAL special meeting to approve the transaction agreement, whether or not a quorum is present. See “PROPOSAL 2: Possible Adjournment of the TAL Special Meeting” beginning on page 227. Each outstanding share of TAL common stock entitles its holder to cast one vote.
As of the TAL record date, there were [•] shares of TAL common stock, par value $0.001 per share, outstanding and entitled to vote at the TAL special meeting.
Quorum
The presence, in person or represented by proxy, of a majority of the TAL common stock issued and outstanding and entitled to vote at the TAL special meeting constitutes a quorum. In the absence of a quorum, the Chairman of the TAL Board or the holders of a majority of the TAL common stock issued and outstanding and entitled to vote at the TAL special meeting, present in person or represented by proxy, will have power to adjourn the TAL special meeting. As of the record date for the TAL special meeting, [•] shares of TAL common stock will be required to achieve a quorum.
Holders of shares of TAL common stock present in person at the TAL special meeting but not voting, and shares of TAL common stock for which TAL has received proxies indicating that their holders have abstained, will be counted as present at the TAL special meeting for purposes of determining whether a quorum is established.
Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The matters being voted on at the TAL special meeting are all considered non-routine matters under NYSE rules. Accordingly, brokers will not have discretionary voting authority to vote your shares on any matter at the TAL special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on any of the proposals to be considered at the TAL special meeting without instruction from the beneficial owner of the shares of TAL common stock held by that broker. Accordingly, shares of TAL common stock beneficially owned that have been designated on proxy cards by a broker, bank or nominee as not voted on the proposal to adopt the transaction agreement (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to adopt the transaction agreement. Broker non-votes will have no effect on the outcome of the other proposals to be considered at the TAL special meeting. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the TAL special meeting. If you hold shares of TAL stock through a broker, bank or other organization with custody of your shares, follow the voting instructions you receive from that organization.
Vote Required
Proposal to Adopt the Transaction Agreement by TAL stockholders:   Adopting the transaction agreement requires the affirmative vote of holders of a majority of the shares of TAL common stock outstanding and entitled to vote. Accordingly, a TAL stockholder’s failure to submit a proxy card or to vote in person at the TAL special meeting, an abstention from voting, or the failure of a TAL stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the transaction agreement.

Proposal to Adjourn the TAL Special Meeting by TAL stockholders:   Approving the adjournment of the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement) requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the TAL special meeting, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to adjourn the TAL special meeting.
Proposal Regarding Certain TAL Merger-related Executive Compensation Arrangements:   In accordance with Section 14A of the Exchange Act, TAL is providing stockholders with the opportunity to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers, as reported in the section of this proxy statement/prospectus entitled “PROPOSAL 3: Advisory Vote on Merger-Related Compensation for TAL Named Executive Officers” beginning on page 227. Approving this merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such merger-related compensation. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.
Proposal Regarding Adoption of the Business Combination Provision in the Holdco Bye-laws:   Approving the adoption of a provision in Holdco’s amended and restated bye-laws prohibiting an interested shareholder from engaging in a business combination with Holdco for a period of three years following the time the interested shareholder became an interested shareholder requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such Business Combination Provision. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Business Combination Provision in the Holdco bye-laws, while broker non-votes and shares not in attendance at the TAL special meeting will have no effect on the outcome of any vote to approve the adoption of the Business Combination Provision in the Holdco bye-laws. The vote on this proposal is a vote separate and apart from the vote to adopt the transaction agreement and is not a condition to closing the mergers. Accordingly, you may vote not to approve this proposal on including the Business Combination Provision in the bye-laws and vote to adopt the transaction agreement and vice versa.
Voting by TAL’s Directors and Executive Officers
As of the TAL record date, TAL’s directors and executive officers and certain of their affiliates beneficially owned [•] shares of TAL common stock entitled to vote at the TAL special meeting (including [•] restricted TAL shares). This represents approximately [•]% in voting power of the outstanding shares of TAL common stock entitled to be cast at the TAL special meeting. Each TAL director and executive officer and certain of their affiliates has indicated his or her present intention to vote, or cause to be voted, the shares of TAL common stock owned by him or her for the proposal to adopt the transaction agreement.
How to Vote
TAL stockholders may vote using any of the following methods:
By Telephone or on the Internet
You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day beginning on or about [•], 2016 and will close at 11:59 p.m. Eastern time on [•], 2016. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, TAL recommends that you follow the voting instructions in the materials you receive.
If you vote by telephone or on the Internet, you do not need to return your proxy card.
By Mail
If you received your TAL special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the TAL Board.
In Person at the TAL Special Meeting
All TAL stockholders as of the TAL record date may vote in person at the TAL special meeting. You may also be represented by another person at the TAL special meeting by executing a proper proxy designating that person. If you are a beneficial owner of TAL shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the TAL special meeting.
By granting a proxy or submitting voting instructions
You may vote by granting a proxy or, for shares held in “street name,” by submitting voting instructions to your bank, broker or other holder of record.
Voting of Proxies
If you vote by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to adopt the transaction agreement, “FOR” the proposal to adjourn the TAL special meeting (if it is necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the transaction agreement),”FOR” the proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to TAL’s named executive officers in connection with the mergers, and in the discretion of the proxyholders on any other matter that may properly come before the meeting at the discretion of the TAL Board and “FOR” the proposal to adopt the Business Combination Provision in Holdco’s amended and restated bye-laws.
Voting Shares Held in Street Name
If your shares are held in a stock brokerage account or by a bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.
If you do not provide a signed voting instruction form to your bank, broker or other nominee, your shares will not be voted on any proposal on which the bank, broker or other nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote.
In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals. Shares constituting broker non-votes on a proposal are not counted or deemed to be present in person or by proxy for the purpose of voting on such proposal.

Accordingly, if you fail to provide voting instructions to your bank, broker or other nominee, your shares held through such bank, broker or other nominee will not be voted.
Revoking Your Proxy or Voting Instructions
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the TAL special meeting. To do this, you must:
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enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

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provide written notice of the revocation to our Secretary or deliver another duly executed proxy dated subsequent to the date thereof to the addressee named in the proxy; or

•
attend the TAL special meeting and vote in person.

If your shares are held in “street name,” you must contact your broker or nominee to revoke your voting instructions.
Attending the TAL special meeting
Only TAL stockholders of record, or beneficial owners of TAL common stock, as of the record date, may attend the TAL special meeting in person.
If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of TAL common stock, such as a bank or brokerage account statement, to be admitted to the TAL special meeting. Please note that if you plan to attend the TAL special meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above.
Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the TAL special meeting. No cameras, recording equipment, large bags or packages will be permitted in the TAL special meeting.
Confidential Voting
Proxy instructions, ballots and voting tabulations that identify individual TAL stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TAL or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards. All comments received are then forwarded to TAL’s management.
Stockholders Sharing an Address
TAL has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of stockholder documents unless one or more of these stockholders notifies TAL that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (866) 540-7095, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the stockholder documents.

Solicitation of Proxies
TAL, Triton and Holdco are soliciting proxies for the TAL special meeting from TAL stockholders. TAL has also retained Innisfree M&A Incorporated to solicit proxies for the TAL special meeting from TAL stockholders for a fee of approximately $20,000, plus reimbursement of its reasonable out-of-pocket expenses. TAL will bear the entire cost of soliciting proxies from TAL stockholders, except that TAL and Triton will share equally the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus. In addition to this mailing, TAL’s, Triton’s and Holdco’s directors, officers and employees (who will not receive any additional compensation for such services) may otherwise solicit proxies. Solicitation of proxies will be undertaken through the mail, in person, by telephone and the Internet.
TAL may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to the beneficial owners of TAL common stock and in obtaining voting instructions from such beneficial owners.
Other Business
There are no other matters that the TAL Board intends to present, or has reason to believe others will present, at the TAL special meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the TAL special meeting, the proxy committee appointed by the TAL Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you. For additional information on how business can be brought before a meeting, see Article II of TAL’s bylaws.
Assistance
If you need assistance in completing your proxy card or have questions regarding the TAL special meeting, please contact Innisfree, the proxy solicitation agent for TAL, by telephone at (888) 750-5834 or (212) 750-5833 (collect).

THE MERGERS
General
On November 9, 2015, the TAL Board approved the transaction agreement, attached hereto as Annex A, which provides for two separate mergers involving TAL and Triton, respectively. The transaction agreement provides for Bermuda Sub, a wholly owned subsidiary of Holdco, to merge with and into Triton, with Triton surviving the merger as a wholly owned subsidiary of Holdco. Immediately following the consummation of the Triton merger, the transaction agreement provides for the merger of Delaware Sub, a wholly owned subsidiary of Holdco, with and into TAL, with TAL surviving the merger as a wholly owned subsidiary of Holdco. As a result of the mergers, both of the surviving entities of the Triton merger and the TAL merger will become wholly owned subsidiaries of Holdco, whose shares are expected to be listed for trading on the NYSE. You are encouraged to read the transaction agreement in its entirety because it is the legal document that governs the mergers.
At the effective time of the TAL merger, as a result of the TAL merger, each share of TAL common stock (other than TAL excluded shares) that is issued and outstanding immediately prior to the TAL effective time will be converted into one validly issued, fully paid and non-assessable Holdco common share. At the effective time of the Triton merger, as a result of the Triton merger, each Triton common share (other than Triton excluded shares) that is issued and outstanding immediately prior to the Triton effective time will be converted into the Triton merger consideration. It is anticipated that upon completion of the mergers, former Triton shareholders (including Triton shareholders who own Triton common shares that are expected to be issued in connection with the cancellation of Triton stock options prior to the consummation of the Triton merger) will hold approximately 55%, and former TAL stockholders will hold approximately 45%, respectively, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.
Background of the Mergers
As part of the ongoing evaluation of TAL’s business, TAL’s senior management and the TAL Board have periodically reviewed, considered and assessed TAL’s operations, financial performance and industry conditions in the context of TAL’s long-term strategic goals and plans, including the consideration of potential opportunities to enhance stockholder value through business combinations, acquisitions and other financial and strategic alternatives.
During the summer of 2013, representatives of BofA Merrill Lynch had separate conversations with Brian Sondey, President and Chief Executive Officer of TAL, and Edward Schneider, Chairman and Co-Founder of Triton, about the potential for a merger of TAL and Triton. Such discussions with Triton were held with the knowledge of Mr. Sondey and other members of TAL’s senior management. Each of the parties discussed with BofA Merrill Lynch the substantial strategic and financial benefits that a combination could have, but Mr. Schneider had indicated that Triton was not ready to engage in more extensive discussions at that time as it was considering a number of strategic alternatives, including a potential initial public offering (“IPO”).
At a TAL Board meeting held on April 22, 2014, TAL management recommended to the TAL Board that TAL more proactively pursue business development opportunities due to prolonged pricing challenges in the container leasing industry. TAL management suggested these opportunities could include new product line start-ups, small bolt-on additions or more sizable company or portfolio acquisitions. After discussion, the TAL Board determined that a more proactive business development approach, as described by management, should be pursued. As part of this approach, the TAL Board authorized management to engage a third-party consulting firm to evaluate product line extension opportunities, and also determined that TAL would begin working with BofA Merrill Lynch as its financial advisor to explore potential larger strategic transaction opportunities. After this meeting, TAL management recommended that BofA Merrill Lynch assist TAL in exploring acquisitions and strategic alternatives.
In May 2014, TAL management and representatives of BofA Merrill Lynch began to plan a process to explore potential transaction opportunities for TAL. With the assistance of TAL management, BofA Merrill Lynch developed an extensive list of parties that could have an interest in exploring a transaction with TAL, including private equity firms with investments in related asset classes, container leasing companies and other transportation equipment leasing companies. During this time, Triton separately started a formal process of interviewing investment banks for a potential IPO of Triton and selected two investment banks to lead its planned IPO process.
In June 2014, TAL management, along with representatives of BofA Merrill Lynch, met with a financial sponsor, which we refer to as “Financial Sponsor 1,” to preliminarily discuss the possibility of a merger of the financial sponsor’s portfolio company with TAL. The initial discussion did not lead to further conversations because Financial Sponsor 1 was unwilling to either accept a minority position in a public company or substantially increase its investment through a cash acquisition of TAL.
Throughout the summer of 2014, TAL management, together with representatives of BofA Merrill Lynch, had multiple discussions with a number of companies that lease transportation equipment or invest in related asset classes. These companies included large private equity firms with investments in such businesses as well as companies involved in other types of transportation equipment leasing. Over 30 companies and private equity firms were contacted by BofA Merrill Lynch, with five executing non-disclosure agreements with TAL. Certain of the companies and private equity firms requested additional information and held meetings with TAL management and representatives of BofA Merrill Lynch to explore the possibility of a transaction with TAL, but none of them made a specific proposal that included proposed terms of a transaction.
On July 2 and July 3, 2014, at the direction of TAL, representatives of BofA Merrill Lynch contacted two other potential buyers, which we refer to as “Party A” and “Party B,” to ascertain their respective potential interest in a transaction with TAL. Party A expressed interest in a potential strategic transaction with TAL and suggested having a meeting with Mr. Sondey. Party B did not express interest in a possible transaction with TAL.
On July 22, 2014, the TAL Board held a meeting to review the operational and financial performance of TAL for the second quarter of 2014 and to discuss the status of the business development activities. TAL management provided an update to the TAL Board on the conversations with third parties, noting that Financial Sponsor 1 seemed uninterested in pursuing further discussions, Party A had expressed some interest in continuing a discussion and Triton was focused on preparing for an IPO. TAL management also discussed other potential strategic alternatives, including a potential merger with a business held by a third party in a related asset class.
On September 5, 2014, at the direction of TAL, representatives of BofA Merrill Lynch talked to Mr. Schneider about the alternatives to a potential IPO of Triton, including a potential merger with TAL. Mr. Schneider noted that, although Triton was focused on preparing for an IPO, a merger with TAL could potentially be value enhancing for both companies, especially in light of the difficult operating environment for container leasing companies.
On September 11, 2014, Mr. Sondey and representatives of BofA Merrill Lynch met with executives from Party A to discuss potential strategic opportunities. Mr. Sondey and representatives of Party A discussed business conditions generally and reviewed the high-level strengths of each company and the challenges they were facing. Both sides noted that a merger could create many benefits for both companies. The parties discussed how a merger might be structured, and Mr. Sondey noted that he considered two potential structures to be feasible for further exploration – a merger of Party A’s business into TAL (with Party A becoming a long-term minority shareholder of TAL with appropriate protections to limit Party A’s ability to exercise control over TAL without paying a control premium) or a 100% cash acquisition of TAL by Party A. Party A expressed an interest in exploring both potential transaction structures and agreed to enter into a mutual non-disclosure agreement that would permit the parties to share additional information. The agreement was signed by the parties on November 25, 2014.
On September 18, 2014, Mr. Sondey called Mr. Schneider to establish a direct line of communication to discuss a potential merger of TAL and Triton. Both expressed a general interest in meeting in person to discuss the merits and considerations associated with a possible merger of the two companies. Mr. Schneider informed Mr. Sondey that he was planning to be in New York City on October 16, 2014, and they agreed to schedule a meeting for that date to further discuss a potential transaction.

On September 22, 2014, Arjun Thimmaya, a Managing Director of Warburg Pincus (the largest shareholder of Triton) and a Triton board member, called a representative of BofA Merrill Lynch. During that conversation, Mr. Thimmaya mentioned that Triton had put its IPO plans on hold due to the difficult market conditions in the container leasing industry. Mr. Thimmaya also mentioned that he was aware of the scheduled meeting between Messrs. Sondey and Schneider and that Warburg Pincus was supportive of exploring a possible merger of TAL and Triton.
On October 16, 2014, Messrs. Sondey and Schneider met in New York City and discussed business conditions generally and confirmed their respective interests in exploring a possible merger of TAL and Triton. Messrs. Sondey and Schneider also discussed that in the event of a merger, the cost synergies could drive meaningful value creation for both companies’ stockholders. At the conclusion of their meeting, Messrs. Sondey and Schneider agreed to speak again soon to advance their discussions further and begin sharing information to enable the parties to assess relative valuation. Mr. Schneider indicated, however, that Triton would initially share limited financial information with TAL given the preliminary nature of the parties discussions and would expect to share more detailed information if and when a transaction between the two companies became more likely.
On October 20, 2014, a representative of BofA Merrill Lynch had a call with Mr. Thimmaya to discuss next steps for sharing information between TAL and Triton. Mr. Thimmaya reiterated Warburg Pincus’s support of a possible merger between TAL and Triton and agreed that Triton would share certain financial information with TAL. Subsequent to the call, TAL management instructed the representative of BofA Merrill Lynch to share a high-level information request list with Triton that would allow TAL to start conducting due diligence.
On October 21, 2014, the TAL Board held a meeting to review operational and financial performance for the third quarter of 2014, and to discuss progress on the business development activities. TAL management informed the TAL Board that Triton had put its IPO on hold and that the October 16, 2014 initial meeting between Mr. Sondey and Mr. Schneider had resulted in an agreement to continue discussions and share financial information so that relative valuation could be assessed. TAL management also reported to the TAL Board that discussions with Party A were continuing, although at a slow pace, and that the interest level from Financial Sponsor 1 and most private equity firms had been limited due to the challenges in the market. TAL management and the TAL Board noted that the merger with Triton potentially offered the best option for TAL to enhance stockholder value, and the TAL Board encouraged management to continue discussions with Triton while continuing discussions with the other parties that had expressed interest in a potential transaction. Subsequent to the TAL Board meeting, at the direction of TAL, representatives of BofA Merrill Lynch sent a financial and operational information request list to representatives of Triton.
On October 22, 2014, Mr. Thimmaya sent emails to Mr. Sondey and a representative of BofA Merrill Lynch suggesting that Mr. Sondey meet with Mr. Thimmaya and David Coulter, a Triton board member and, at the time, a Managing Director of Warburg Pincus, the following week. Messrs. Thimmaya, Coulter and Sondey, as well as Robert Rosner, a Founding Partner and co-President of Vestar (the second largest shareholder of Triton) and a Triton board member, met on October 31, 2014 at Warburg Pincus’s offices. During that meeting, the parties confirmed their respective interests in exploring a potential merger between TAL and Triton, and agreed that an all-stock merger of equals would be the most likely structure for a transaction given the relative parties’ sizes and contributions to the combined company. The parties discussed a framework that could be used to negotiate and structure the potential merger, including that (1) the equity share of the combined company for TAL and Triton shareholders could be based on a relative contribution analysis based on various financial metrics, (2) the operational combination of the organizations could seek to leverage each company’s commercial strengths and (3) the management team of the combined company could be a balanced mix of executives from each side. In light of the fact that Mr. Schneider intended to retire in the coming years, Warburg Pincus suggested that Mr. Sondey could possibly be the Chief Executive Officer of the combined company. The parties agreed that the next step would be for Triton to share financial and business information with TAL and BofA Merrill Lynch to facilitate a discussion regarding the relative valuation of the two companies and determine if valuation expectations were close enough to move to a more detailed phase of due diligence.
On November 10, 2014, TAL and Triton executed a mutual non-disclosure and standstill agreement. On the following day, a representative of Triton sent BofA Merrill Lynch the financial and operational information of Triton that TAL had requested as well as an analysis of the relative value of TAL and Triton that described a number of adjustments that it believed should be made to the Triton financial statements to make them comparable to those of TAL. These included an adjustment to equalize the leverage of the two companies and the exclusion of equity compensation expenses and losses from an insolvent customer of Triton. On November 24, 2014, BofA Merrill Lynch responded to the relative value analysis by providing TAL’s position on relative value.
On November 25, 2014, TAL and Party A signed a mutual non-disclosure and standstill agreement, and Party A provided information that TAL management had previously requested from Party A, including historical income statements and balance sheets, depreciation policies, and fleet summary information such as lease types, average age and average utilization. Party A also requested certain additional information about TAL, such as financial and business information, which TAL provided to Party A on December 5, 2014.
In December 2014, Mr. Thimmaya and representatives of BofA Merrill Lynch held a series of calls to discuss the relative valuation of TAL and Triton. Mr. Thimmaya expressed the position that TAL stockholders’ pro forma ownership percentage should be in the low 40s. Mr. Thimmaya also expressed the view that an “excess equity-adjustment” would warrant a $300 million distribution to Triton shareholders prior to the closing of a merger. At the direction of TAL management, representatives of BofA Merrill Lynch proposed a 50%/50% ownership split between TAL and Triton shareholders. On December 5, 2014, Mr. Sondey and Mr. Coulter met to discuss the potential merger of TAL and Triton. Mr. Coulter stated that while there was a relatively large gap in the parties’ views on relative valuation, he believed it would still be worthwhile to set up a meeting for Mr. Sondey and Mr. Schneider to discuss how the two companies could be integrated.
On December 11, 2014, the TAL Board held a meeting, during which it reviewed current operational and financial performance, TAL’s 2015 strategic plan and business development activities. TAL management updated the TAL Board on the status of discussions with Triton and presented a preliminary relative valuation analysis of the possible combination prepared by TAL management. TAL management also provided the TAL Board with an update on the status of discussions with Party A and with various private equity firms that had been contacted. The TAL Board discussed that a merger with Triton could present a compelling opportunity for TAL and its stockholders, and the TAL Board requested that TAL management continue to advance discussions with Triton.
On December 23, 2014, TAL management had a call with representatives of BofA Merrill Lynch to discuss the status of Party A’s review of information that TAL had provided to Party A.
On December 29, 2014, Mr. Thimmaya sent representatives of BofA Merrill Lynch an ownership split analysis which proposed that Triton shareholders have approximately 55% ownership of the combined company, giving TAL stockholders approximately 45% ownership of the combined company. On December 31, 2014, Warburg Pincus, on behalf of Triton, sent a revised analysis to TAL that included an additional relative valuation calculation further supporting the proposed 55%/45% ownership split proposed by Triton.
In early January 2015, Messrs. Thimmaya and Rosner and representatives of BofA Merrill Lynch had several calls regarding the proposed ownership split of the combined company, and discussed, in response to TAL management’s requests for a higher percentage of the equity in the combined company, a potential ownership split that would provide TAL stockholders with an ownership percentage of the combined company in the high 40s.
On January 8, 2015, Messrs. Sondey, Schneider and Coulter met in San Francisco to discuss each company’s organization and business in more detail. Messrs. Sondey, Schneider and Coulter reached an understanding on a high-level approach to integration for the senior management team and the relative field organization and product line strengths of each respective company. During the following week, representatives of BofA Merrill Lynch and Warburg Pincus held calls and discussed the progress that had been made on the valuation approach and integration plan.
On January 21, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal advisor to TAL, participating, to discuss strategic alternatives. TAL management updated the TAL Board on the status of ongoing discussions with Triton about a potential merger of the companies, and discussed certain threshold issues that remained open, including, among others, valuation, the location of headquarters and the name of the combined company and the governance rights and restrictions that would be applicable to Triton’s principal shareholders to limit their ability to exercise control over the combined company. TAL management further discussed the strategic rationale for a transaction with Triton, including, among other things, that a combination would make the combined company a leader in its industry, bring together two of the best organizations in the industry, result in significant cost savings and be accretive to GAAP earnings. TAL management also stated that the improved competitive position and larger market capitalization of the combined company could make it more attractive to equity investors. TAL management also updated the TAL Board on the strategic review process conducted by TAL and the discussions that had taken place with potentially interested parties. TAL management reviewed TAL’s other potential strategic alternatives, including the potential transaction with Party A and the possibility of creating a controlled foreign corporation (“CFC”) to improve TAL’s GAAP earnings by permanently investing earnings offshore, thereby reducing the build-up of TAL’s long-term deferred tax liability, which would also make TAL’s financial statements more comparable to its peers. At this meeting, representatives of BofA Merrill Lynch discussed their financial analysis of TAL and Triton. In addition, representatives of Skadden gave a presentation to the TAL Board on the fiduciary duties of directors in connection with the proposed transaction with Triton, and best practices to follow in reviewing and evaluating TAL’s strategic alternatives. At the conclusion of this meeting, the TAL Board instructed management of TAL to further explore each of the strategic alternatives discussed at the meeting.
Later on January 21, 2015, Mr. Sondey met with Messrs. Coulter and Rosner to apprise them that the TAL Board was supportive of continuing the parties’ merger discussions. During this meeting, the parties discussed threshold issues including, among other things, the location of the combined company’s headquarters, valuation and a high level integration plan. In the following weeks, a series of calls and emails ensued between Mr. Sondey, on one hand, and Messrs. Coulter and Rosner, on the other hand, discussing the potential locations of headquarters, executive functions and back office functions. Following these communications, Messrs. Sondey, Coulter and Rosner agreed that the parties’ discussions should move into a detailed due diligence phase.
On February 4, 2015, Messrs. Sondey, Coulter and Rosner had a call to discuss timing and next steps for the detailed due diligence phase of the parties’ discussions. The next day, TAL management sent a suggested due diligence data request list to Triton.
On February 11, 2015, the TAL Board held a meeting, with representatives of Skadden participating, to review operational and financial performance for the fourth quarter of 2014, and to discuss progress on the business development activities. TAL management updated the TAL Board on the status of negotiations with Triton, and explained to the TAL Board that progress had been made on certain threshold issues related to the potential merger, including headquarters location, valuation and a high-level integration plan, and that TAL and Triton were ready to begin detailed due diligence. TAL management and the TAL Board also discussed the status of discussions with Party A and TAL management’s exploration of the CFC alternative. At the conclusion of this meeting, the TAL Board authorized management to continue to explore each of TAL’s strategic alternatives.
On February 12, 2015, TAL and Triton management held a conference call with their broader internal deal teams to initiate the next phase of the parties’ discussions, which would be focused on detailed due diligence and integration planning. During the meeting, the participants discussed information that would be shared by each company and developed a timeline for the completion of due diligence. During the balance of February 2015, TAL and Triton each populated a virtual data room to share operational and financial information.
On February 15, 2015, at the direction of TAL, representatives of BofA Merrill Lynch discussed with representatives of Party A potential transaction structures related to a possible combination of TAL and Party A. Party A expressed an interest in further exploring a transaction subsequent to receiving additional information from TAL on the potential transaction structure.
On February 20, 2015, Claude Germain and Kenneth Hanau, independent directors of TAL, had a call with Mr. Coulter about the governance of the combined company, integration process and timing of the potential transaction.

On March 3, 2015, TAL and Triton management and representatives of BofA Merrill Lynch, Warburg Pincus and Vestar met in San Francisco for an all-day due diligence session to review operational and financial materials that had been posted to the companies’ datarooms. On March 18 and 19, 2015, a smaller team from TAL and Triton management, Warburg Pincus and Vestar met in New York City to discuss integration and opportunities for cost synergies. During those sessions, the participants reviewed different corporate functional areas, estimated post-closing staffing requirements for each area and developed preliminary estimates for merger cost savings.
On April 6, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management reviewed its due diligence findings and integration discussions with Triton, and discussed the parties’ negotiating positions and potential approaches to narrow the gap between the parties’ relative valuation ranges. TAL management reviewed the strategic rationale for the merger with Triton, noting the expected benefits from the transaction to TAL and its stockholders and factors that made the current timing highly favorable for TAL to engage in a transaction with Triton. TAL management also discussed the risks associated with a transaction with Triton (including, among others, projected future logistics expenses, relative lease re-pricing risk and projected changes in interest rates) and certain factors that could affect the final negotiations with Triton regarding valuation. In addition, TAL management reviewed the financing implications and strategy for the potential transaction with Triton, including an analysis of change of control provisions in TAL’s and Triton’s debt facilities and purchase accounting adjustments.
During the April 6 meeting, the TAL Board engaged in an extensive discussion on valuation, including a detailed review of the financial statements for each company, certain adjustments to each company’s earnings to make comparisons on the same basis, a contribution analysis based on different financial metrics, and an accretion/dilution analysis of the proposed transaction (with and without taking into account restructuring and purchase accounting adjustments prepared by TAL management). TAL management discussed TAL’s estimate of lease re-pricing for each company as higher per diem leases expire and are renewed at current lower lease rates, and also provided an update and further detail on the companies’ recent relative financial performance and the resulting effects on valuation.
Also during the April 6 meeting, TAL management discussed a potential timeline for completion of due diligence and negotiation of key term sheet items, such as cash distributions prior to closing of the merger, closing conditions and terms of a shareholders agreement expected to be entered into by certain of Triton’s existing shareholders. Given that Warburg Pincus and Vestar would have significant ownership and would likely have two and one board seats, respectively, in the new company, the TAL Board also discussed certain contractual protections for TAL stockholders that could be obtained, such as voting restrictions and standstill provisions applicable to Warburg Pincus and Vestar. At the conclusion of the TAL Board meeting, the TAL Board determined to hold another Board meeting during the following week to further discuss the proposed transaction with Triton.
On April 13, 2015, the Chief Executive Officer of a potential buyer, which we refer to as “Party C,” called Mr. Sondey to inquire whether TAL would have interest in exploring the possibility of a stock for stock acquisition of TAL by Party C. Mr. Sondey responded that TAL could potentially be interested, but that TAL’s much lower trading multiple of cash flow compared to that of Party C would mean that TAL would need a sizable acquisition premium for the deal to be financially attractive to TAL stockholders. Following the call with Party C, Mr. Sondey requested that BofA Merrill Lynch create a relative contribution summary to identify the range of potential economic ownership splits for a merger with Party C.
On April 14, 2015, the TAL Board held a telephonic meeting, with representatives of Skadden participating, to discuss the latest deal structuring and valuation negotiations with Triton, as well as a possible transaction with Party C. At this meeting, the TAL Board determined that management should continue to proceed with discussions with Triton, but at the same time advance discussions with Party C to assess Party C’s level of interest and whether satisfactory terms for a transaction could be reached with Party C.

On April 21, 2015, Party A contacted representatives of BofA Merrill Lynch to discuss a possible all-cash acquisition of TAL by Party A. On May 22, 2015, Party A indicated to representatives of BofA Merrill Lynch that a proposal to acquire TAL would be forthcoming in the following week. However, a proposal from Party A was not received.
On April 23, 2015, at the direction of TAL, representatives of BofA Merrill Lynch sent to Party C information comparing reported and adjusted pretax and net income for TAL and Party C, and a summary calculation of pre-tax and net income accretion and dilution. The adjusted pre-tax and net income numbers reflected certain upward adjustments, suggested by TAL management, to depreciation expense and interest expense of Party C to make TAL’s and Party C’s respective earnings more comparable for purposes of determining relative valuation.
On April 24, 2015, Mr. Schneider called Mr. Sondey to indicate that he had certain concerns about the structuring of the proposed transaction between TAL and Triton. Subsequent to the call, information sharing among the parties was postponed while the parties worked to resolve open transaction structuring questions.
On April 26, 2015, Party C provided representatives of BofA Merrill Lynch with Party C’s view of comparable pre-tax and net income for TAL and Party C. Party C’s view significantly reduced TAL’s proposed adjustments for Party C. At the direction of TAL, BofA Merrill Lynch noted to Party C that TAL disagreed with several of the adjustments Party C made.
On April 28, 2015, the TAL Board held a meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management reviewed its latest due diligence findings and valuation analysis regarding Triton. TAL management provided the TAL Board with an update on Triton’s first quarter 2015 financial performance and trends as compared to TAL, and reviewed the latest due diligence findings and relative valuation analysis prepared by TAL management.
During the April 28 TAL Board meeting, TAL management provided a detailed review of the process relating to TAL’s exploration of strategic alternatives since June 2014 and efforts to identify potential business combination transactions that could enhance stockholder value, including contacts with over 30 parties and the ongoing merger discussions with Triton, Party A and Party C. TAL management reviewed the strategic reasons for pursuing a potential business combination with a third party, the results of communications with various parties and the reasons for not contacting additional parties, and why it appeared that a transaction with Triton would be both the most feasible transaction and the most beneficial for TAL stockholders. In particular, TAL management noted that Party C rejected certain adjustments to depreciation and interest expense, which were intended to make TAL’s and Party C’s respective earnings more comparable for purposes of determining relative valuation. Without a substantial premium paid by Party C, a transaction with Party C would have resulted in TAL stockholders realizing less net earnings per share accretion and more cash flow per share dilution compared to the merger with Triton, and it seemed unlikely that Party C would pay a high premium. Due to the structural differences in the transactions with Triton and Party C, it was not possible to compare the Party C premium with an equivalent metric from Triton. Accordingly, the TAL Board focused on GAAP and cash flow per share accretion to TAL stockholders when comparing the two transactions. The TAL Board also discussed the low likelihood of finding a cash buyer for TAL and the challenges facing TAL if it did not engage in a strategic transaction.
Also during the April 28 TAL Board meeting, TAL management reviewed the recent conversations with Party C and the financial analysis by TAL management of a potential stock for stock acquisition of TAL by Party C, noting the key focus of the financial analysis was the need for depreciation and interest expense adjustments to make the reported financial results of TAL and Party C comparable. The TAL Board, management and representatives of BofA Merrill Lynch discussed Party C in detail, including the differences in valuation between TAL and Party C, the potential to realize synergies and structural benefits in a transaction with Party C, and the desire of Party C’s large stockholder to have control over the combined company after the consummation of a transaction. The TAL Board was aware, among other things, that, unlike the proposed transaction with Triton, Party C would acquire control of the combined company under its proposal. The TAL Board, management and BofA Merrill Lynch also discussed the possibility of a transaction with Party A, including, among other things, the fact that the potential benefits of a transaction with Party A appeared to be less compelling as compared to other strategic alternatives, including a transaction with Triton, and certain operational issues relating to Party A’s parent company. Mr. Sondey also reported to the TAL Board that Party A appeared to have limited interest in a transaction with TAL, and had declined to follow up on Mr. Sondey’s offer to make time available for a meeting.
During the April 28 TAL Board meeting, representatives of Skadden discussed the duties of TAL’s directors in connection with the TAL Board’s evaluation of strategic alternatives and whether the transactions under discussion would involve a transfer of control. Skadden and the TAL Board then discussed the benefits and risks of conducting a further pre-signing market check before entering into a definitive agreement for one of the transactions under discussion. The TAL Board concluded that TAL, with the assistance of BofA Merrill Lynch, had already engaged in an extensive market check and that Triton, Party A and Party C represented the most likely interested parties for a merger of equals with or acquisition of TAL. The TAL Board also concluded that announcing a public merger process prior to signing a definitive agreement could be detrimental to TAL’s business and could adversely affect the existing merger discussions. The representatives of Skadden also reviewed in detail the various contractual provisions that could be used to protect against control being exercised by one or more of the large stockholders of the combined company following consummation of a transaction.
On May 1, 2015, Messrs. Sondey, Coulter and Rosner met to discuss whether the parties could reach an agreement on relative valuation of the two companies. Although the discussion was constructive, the parties were unable to settle on a final ownership percentage of the combined company for the TAL and Triton shareholders.
On May 19, 2015, TAL and Triton management met in New York City and reached an understanding on transaction structuring. That same day, Messrs. Sondey, Coulter and Rosner met over dinner and Mr. Rosner made a proposal to Mr. Sondey that Triton shareholders receive 55% ownership of the combined company with no dividends paid to Triton shareholders through June 30, 2015. Mr. Rosner proposed that after June 30, 2015, Triton shareholders would receive dividends matching dividends paid by TAL.
On May 20, 2015 and the three days following, Messrs. Sondey, Coulter and Rosner had several discussions about the parties’ views on the relative valuation of TAL and Triton. On May 24, 2015, Messrs. Sondey, Coulter and Rosner had a phone call during which they agreed to continue with discussion on the basis that should the parties agree to a transaction, TAL stockholders would own 45% of the combined company, and Triton shareholders would own the remaining 55%. In addition, Triton agreed that TAL would have the right to continue to pay dividends to its stockholders (without Triton having a corresponding right) through the remainder of 2015. TAL viewed this right as equivalent to an approximately 47%-48% economic share in the combined company for TAL stockholders, given the dividend restrictions imposed on Triton and the expected dividends to be paid to TAL stockholders.
On May 21, 2015, Mr. Sondey and the Chief Executive Officer of Party C met in New York City to further discuss a potential merger of TAL and Party C. The parties discussed that the potential stockholder value created by a transaction between the two companies could be large and agreed the most likely structure would be an acquisition of TAL by Party C with Party C paying an acquisition control premium. Mr. Sondey and the Chief Executive Officer of Party C agreed to execute a mutual non-disclosure and standstill agreement and subsequently share operational and financial information.
On May 26, 2015, the TAL Board held a telephonic meeting, with representatives of Skadden participating. At this meeting, TAL management reviewed the proposed terms of the transaction with Triton and the latest discussions with Party A and Party C. The TAL Board held an extensive discussion regarding the proposed terms of the transaction with Triton as compared to other alternatives, and authorized TAL management to draft a term sheet for the proposed transaction with Triton.
On June 4, 2015, Mr. Germain, Chairman of the TAL Board’s Compensation Committee, contacted a representative of Compensia, requesting Compensia to provide a presentation on transaction-related employee retention and severance plans for the proposed transaction with Triton. The presentation was to include (1) an analysis of severance and retention plans used by companies of similar size and in similar industries as TAL when undertaking similar transactions, (2) an assessment of what constitutes the middle of the range for transaction-related severance and retention plans and (3) a recommendation for plans TAL should consider in connection with a potential merger with Triton.

On June 5, 2015, Mr. Sondey had a call with the representative of Compensia to discuss the background of the proposed transaction with Triton, to review existing TAL severance plans and to review the scope of the work to be done by Compensia in connection with the proposed transaction.
Over the course of several weeks beginning in early June 2015, TAL and Triton exchanged a number of drafts of a detailed term sheet for the proposed transaction. The multiple drafts attempted to address open issues between the parties in several areas, including (1) board composition of the combined company, (2) voting restrictions and standstill provisions applicable to Warburg Pincus and Vestar after the closing, (3) whether TAL and Triton should have reciprocal treatment with respect to post-closing indemnification and the parties’ abilities to consider and terminate to accept superior proposals prior to closing, and (4) whether Triton would be restricted from paying a reciprocal dividend to that payable by TAL in the first quarter of 2016.
On June 17 and 18, 2015, TAL management met with Triton management in San Francisco for an extensive due diligence discussion regarding financial and operating performance. Representatives of Warburg Pincus, Vestar and BofA Merrill Lynch were also present at the meetings.
On June 24, 2015, TAL and Party C exchanged due diligence request lists, and on June 30, 2015, the parties executed a mutual non-disclosure and standstill agreement. In July 2015, TAL and Party C conducted mutual due diligence, with a focus on financial analysis, operating performance, lease portfolio and corporate structure.
On July 1, 2015, TAL management had a call with the financial advisor to Party C to explain TAL’s view that depreciation expense and interest expense reflected in Party C’s financial statements needed to be adjusted to enable a comparative analysis of the parties’ respective earnings. TAL management also provided analytical support behind TAL’s suggested adjustments to Party C’s income statement.
On July 8, 2015, representatives of Party A, TAL management, BofA Merrill Lynch and representatives of Deutsche Bank (Party A’s financial advisor) met in New York City to discuss structures for a potential transaction between Party A and TAL. Representatives of Deutsche Bank indicated that Party A was still performing analysis on a possible transaction with TAL and that it would likely reach a decision on whether to pursue a transaction by the end of the month.
On July 15, 2015, a representative of Compensia sent his presentation and analysis on transaction-related employee plans to Mr. Sondey and Mr. Germain and which was subsequently shared with the TAL Board.
On July 21, 2015, the TAL Board held a meeting, with representatives of BofA Merrill Lynch and Skadden participating, to review TAL’s operational and financial performance for the second quarter of 2015, and to discuss the current status of the transactions with Triton, Party A and Party C. During the meeting, TAL management noted that discussions were ongoing with Triton, Party A and Party C as part of the broader process since June 2014 of exploring strategic alternatives to identify potential strategic transactions that could enhance stockholder value. TAL management also updated the TAL Board on developments in the proposed Triton transaction, including among other things the benefits and risks of the proposed transaction, the pace and status of negotiations with Triton, the proposed deal structure and valuation (i.e., the proposed ownership split between TAL and Triton shareholders in the combined company), operational and management integration, Triton’s liquidity and debt capacity, the synergies and structural benefits and projected financial information about the combined company, and timing to complete due diligence. The TAL Board, TAL management and representatives of BofA Merrill Lynch and Skadden subsequently engaged in a lengthy discussion regarding the potential transaction with Triton.
Also during the July 21, 2015 Board meeting, TAL management updated the TAL Board on developments concerning the proposed transaction with Party C. TAL management reviewed discussions with Party C, and described management’s understanding that any transaction with Party C would be structured as a stock-for-stock merger with a premium paid by Party C for TAL stock. TAL management explained that there appeared to be a gap between Party C’s valuation expectations and TAL’s expectations given the need to normalize Party C’s income statement for differences in certain estimates and expense amounts. TAL management also noted that due diligence had started and was progressing at a rapid pace, with the end of the first week in August being targeted for further discussion between representatives of

TAL and Party C regarding valuation. The TAL Board, TAL management and representatives of BofA Merrill Lynch had a lengthy discussion about valuation, the apparent discrepancy between the current relative market capitalizations of TAL and Party C and the two companies’ relative financial performances after normalizing for certain estimates and expense items, the potential to realize merger synergies and the structural benefits and risks of the transaction.
At the same meeting, TAL management then updated the TAL Board on discussions with Party A, which had indicated to TAL management that if a transaction between TAL and Party A were to proceed, it would be in the form of an all-cash offer for 100% of the stock of TAL. TAL management remarked that it was unclear when Party A would be ready to send an indication of interest to TAL, if at all.
At the July 21 TAL Board meeting, representatives of BofA Merrill Lynch also discussed with the TAL Board an update on the stock market conditions, a review of various strategic additions that had been considered over the past year, a summary of key assumptions of the Triton and Party C transactions, a preliminary accretion/dilution analysis of such transactions and the benefits and contributions associated with each transaction. The TAL Board was supportive of management continuing discussions with each of Triton, Party A and Party C.
The TAL Board, TAL management and representatives of BofA Merrill Lynch engaged in a lengthy discussion comparing the proposed Triton and Party C transactions, with respect to the differences in cash flow and GAAP earnings per share accretion. Without a substantial premium paid by Party C, a transaction with Party C would result in TAL stockholders realizing less net earnings per share accretion and more cash flow per share dilution compared to the merger with Triton. The Board discussion also addressed the synergies and structural benefits and risks of each transaction, how to value and compare the transactions, and the potential timing of each transaction.
On August 5, 2015, the TAL Board held a telephonic meeting to discuss the recent drop in TAL’s stock price subsequent to the release of TAL’s second quarter results. As part of this discussion, TAL management described the possibility that a drop in TAL’s stock price could make it more difficult to complete a merger transaction. TAL management and the TAL Board evaluated the relative attractiveness of continuing merger discussions as compared to terminating discussions in order to repurchase TAL shares. Mr. Sondey then updated the TAL Board on TAL’s ongoing discussions with Party C, explaining that Party C’s Chief Executive Officer had indicated that a proposal to acquire TAL would be forthcoming by the end of the following week.
Following discussion at the August 5 meeting, the TAL Board instructed TAL management to continue discussions with Triton and to assess the interest of Triton and its shareholders in concluding such a transaction. The TAL Board also instructed TAL management to continue discussions with Party C and to request a proposal from Party C by the end of the following week. The TAL Board determined that the premium needed to make a merger with Party C attractive would need to be increased due to recent changes in the relative share prices of TAL and Party C (which the TAL Board believed did not relate to a change in relative performance).
On August 12, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management provided an update on the latest discussions with Triton and Party C, and reviewed again the relative attractiveness of a potential strategic business combination transaction as compared to remaining independent and repurchasing TAL shares. TAL management reviewed in detail the benefits and risks of the proposed transaction with Triton, discussing cost synergies, the strengths of each organization, the projected positive effect on GAAP earnings of a transaction and the overall impact of the transaction on TAL’s valuation. TAL management noted that recent developments in the TAL stock price had impacted negotiations with Triton and Party C, but that management believed the transaction with Triton continued to represent the most attractive opportunity for TAL stockholders.
At this meeting, representatives of BofA Merrill Lynch discussed with the TAL Board the financial aspects of a proposed transaction with Party C, and reviewed the financial differences between the proposed transactions with Triton and the proposed transaction with Party C, and the financial differences between such proposed transactions as compared to remaining independent and repurchasing TAL shares.

Representatives of BofA Merrill Lynch also reviewed recent trading information for container leasing companies. In addition, representatives of BofA Merrill Lynch discussed the possibility of share repurchases and TAL’s trading liquidity, as well as the various options for making share repurchases. The TAL Board was supportive of management continuing discussions with Triton and Party C.
On August 14, 2015, the Chief Executive Officer of Party C called Mr. Sondey with a verbal indicative proposal to acquire TAL, which would provide TAL stockholders with a premium of 25-30% based on then-current relative trading prices, but a premium of only 3-8% based on the average relative trading prices over the previous year. Mr. Sondey responded that the ownership percentage of TAL’s shareholders in the combined company implied by Party C’s proposal was well below TAL’s expectations based on relative contribution metrics and explained that the transaction would be highly dilutive to cash flow per share to TAL’s stockholders at the offered level. Mr. Sondey also explained TAL’s view on the needed adjustments for depreciation and interest expense to make the reported financial results of Party C and TAL more comparable. The Chief Executive Officer of Party C acknowledged that some adjustment for depreciation may be appropriate (though smaller than the adjustment suggested by TAL), but did not agree with the need for an interest expense reduction to make TAL’s debt duration comparable to Party C’s. In addition, the Chief Executive Officer of Party C remarked that Party C’s proposal was mainly based on an analysis of lease cash flows, so that the issue of earnings adjustments was not critical. Mr. Sondey noted that he felt the value gap seemed very large, but that he would discuss the proposal with the TAL Board.
On August 16, 2015, Mr. Sondey sent an email to the Chief Executive Officer of Party C suggesting that TAL and Party C spend more time exchanging information on the parties’ respective valuation approaches to evaluate whether there were any misunderstandings that led to the parties’ different conclusions on relative value. Party C agreed to do so.
In the subsequent week, TAL and Party C exchanged information regarding their respective fleets. Representatives of TAL informed representatives of Party C that TAL believed a portion of its fleet had been excluded from Party C’s lease cash flow analysis and that TAL’s lease cash flow relative split would be much higher if all TAL units were included.
On August 19, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch participating, to discuss the verbal indicative proposal from Party C and the latest developments with Triton and Party A, as well the opportunity for share repurchases. Mr. Sondey reported in detail on his communications with Party C’s Chief Executive Officer during the prior week. The TAL Board determined that Party C’s proposal was not attractive given the relative contributions from each company, after adjustments to make depreciation and interest expense comparable, and that the proposed transaction with Party C would be highly dilutive to cash flow per share for TAL’s stockholders.
During the August 19 Board meeting, Mr. Sondey then reported on his conversation with representatives of Warburg Pincus and Vestar, which had expressed uncertainty about pursuing a stock-for-stock merger following the recent drop in TAL’s share price. Mr. Sondey reported that he had sent a note to these Triton shareholders outlining the key terms on which TAL was prepared to continue discussions with Triton, and that TAL expected a clear commitment to move forward quickly with the transaction or TAL might consider terminating discussions. Mr. Sondey stated that another call was scheduled with representatives of Triton’s majority shareholders for August 21, 2015.
On August 24, 2015, Messrs. Sondey, Coulter and Rosner had a call to discuss the status of the proposed merger of TAL and Triton. Messrs. Coulter and Rosner confirmed they intended to pursue the transaction despite the recent drop in TAL’s share price, and stated that they believed the combined company should shift its capital outflows from dividends to share buybacks.
On August 26, 2015, the Chief Executive Officer of Party C indicated to Mr. Sondey that Party C might be able to improve its proposal slightly, but not into the range TAL indicated. Mr. Sondey replied that TAL remained interested in exploring a possible transaction, but only if Party C could materially improve its proposal.
On August 26, 2015, the TAL Board held a telephonic meeting, to obtain an update on the ongoing discussions with Triton and Party C. TAL management noted that representatives of Warburg Pincus and Vestar had indicated that they would continue discussions regarding a transaction between TAL and Triton, despite TAL’s recent drop in share price. TAL management also noted that several term sheet points with Triton remained unresolved. TAL management and the TAL Board then discussed the status of negotiations with Party C, and determined that a deal seemed unlikely due to the large gap in valuation expectations.
On August 30, 2015, Messrs. Sondey, Coulter and Rosner had a call to discuss the remaining open term sheet items for a transaction between TAL and Triton, and were able to resolve most of the open points. The parties agreed that substantial progress had been made on the key terms of a deal and, accordingly, the parties should begin drafting the definitive transaction agreements.
On September 10, 2015, TAL and Triton management, and representatives of Warburg Pincus, Vestar, Skadden, BofA Merrill Lynch and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), legal advisor to Triton, met in New York City to discuss transaction financing requirements and anticipated impacts from the proposed transaction on existing debt agreements. The parties also agreed to seek a ratings evaluation service from Standard & Poor’s to confirm existing ratings in light of various potential capital allocation scenarios.
On September 15, 2015, Party A informed representatives of BofA Merrill Lynch that it was considering making a preliminary proposal to acquire TAL. However, Party A noted that its board of directors would support only a moderate acquisition premium and expressed concern about whether this would be acceptable to TAL stockholders given the recent decline in TAL’s stock price. Party A also suggested that it could make an initial minority investment in TAL with the intention of making an offer for the remaining shares at a later date. The representatives of BofA Merrill Lynch responded that such a proposal would likely be unattractive to TAL, but agreed to discuss the potential proposal with the TAL Board. Following the September 15, 2015 discussion, Party A did not make any further proposals for a possible transaction with TAL.
On September 16, 2015, the first draft of a transaction agreement between TAL and Triton was sent by Skadden to Cleary Gottlieb.
On September 22, 2015, a marked transaction agreement was sent by Cleary Gottlieb to Skadden, raising a number of open issues, including, among others, (i) Triton’s proposal that TAL be required to pay Triton a termination fee of 4.5% of TAL’s equity value as of the date of the transaction agreement upon TAL terminating the transaction agreement to accept a superior proposal, (ii) Triton’s right to terminate the transaction agreement in the event TAL were to continue discussions for more than 30 days with a third party making an acquisition proposal for TAL, (iii) Triton’s ability to pay a dividend to its shareholders in the event TAL paid its stockholders a dividend in the first quarter of 2016 and (iv) a request by Triton that TAL implement a stockholder rights plan concurrent with the signing of the transaction agreement.
On September 24, 2015, the Chief Executive Officer of Party C sent a written, non-binding indication of interest to Mr. Sondey outlining indicative terms for a potential merger. Party C proposed that TAL stockholders would receive shares of Party C’s stock in exchange for TAL shares, and proposed an exchange ratio similar to the one offered in the verbal indication provided in August. TAL’s relative share price had decreased since the verbal indication, and the written proposal represented a 43% premium based on relative trading prices on September 24, 2015. However, the proposal represented a 7% premium compared to the relative trading prices over the last year. On September 25, 2015, Mr. Sondey telephoned Party C’s Chief Executive Officer to discuss the non-binding proposal letter. Mr. Sondey noted that the equity split proposed by Party C would be dilutive to cash flow per share for TAL’s stockholders. Mr. Sondey also noted that the apparent premium in the offer only existed based on very recent relative share prices for TAL and Party C, and that most of the premium was eliminated if the proposed exchange ratio was evaluated compared to the average trading prices for TAL and Party C during the entirety of 2015. Nonetheless, Mr. Sondey said that he would advise the TAL Board about the indicative proposal and subsequently reply to Party C with a formal response.
On October 2, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden participating, to review the September 24 proposal from Party C. TAL management made a presentation that evaluated the proposal from Party C as compared to the proposed transaction with Triton, and compared each deal to TAL remaining independent as a standalone company. Among other things, management reported to the TAL Board the points made to Party C regarding the apparent premium only reflecting very recent relative share trading prices and that most of Party C’s GAAP income and share price were overstated relative to those of TAL due to Party C’s lower depreciation expense (because of its higher residual value assumptions) and a greater reliance on short-term debt financing. After normalizing for depreciation and interest rate duration differences, TAL management believed that the transaction proposed by Party C would be highly dilutive to cash flow per share for TAL’s stockholders and only slightly accretive to GAAP income per share, which based on both metrics was less favorable to TAL stockholders than the transaction with Triton. TAL management also anticipated that Party C’s earnings and share price would be adjusted downward if Party C revised its residual values. Furthermore, TAL management expressed its belief that Party C faced a higher risk from increasing interest rates due to its shorter term debt. BofA Merrill Lynch also discussed financial aspects of the Party C proposal. At the conclusion of the meeting and following discussion of the TAL management and BofA Merrill Lynch presentations, the TAL Board directed Mr. Sondey to send a response letter to Party C rejecting its proposal, explaining the reasons for its rejection and reiterating TAL’s views on the appropriate relative valuation of the two companies.
On October 5, 2015, Messrs. Sondey, Coulter and Rosner, and representatives of Cleary Gottlieb and Skadden, had a call to review the outstanding issues in the draft transaction agreement between TAL and Triton. Representatives of Skadden advised that TAL could not accept having to pay a significant termination fee if the TAL Board determined it was in the best interests of TAL stockholders to terminate the transaction agreement with Triton in order to accept a superior proposal, that TAL would not accept a time limit of 30 days on its ability to entertain competing proposals before Triton would have the right to terminate the transaction agreement, and that TAL would not implement a stockholder rights plan at the time of signing a transaction agreement. Representatives of Cleary Gottlieb stated that absent these measures, Triton would require more symmetry in Triton’s ability to consider superior proposals made for it.
On October 6, 2015, Mr. Sondey sent a letter to the Chief Executive Officer of Party C stating that the TAL Board unanimously determined that the Party C proposal was not acceptable to TAL for the reasons discussed at the October 2 Board meeting, and indicating that, in order for the TAL Board to recommend a transaction with Party C, TAL’s stockholders would need to receive a larger percentage of the combined company.
On October 7, 2015, the Chief Executive Officer of Party C sent a letter back to Mr. Sondey expressing disappointment that the parties were unable to reach agreement on the relative valuations of the two companies.
On October 8, 2015, representatives of Skadden sent to representatives of Cleary Gottlieb a proposal to resolve the material open issues, including, among others, (i) TAL’s proposal of a termination fee of 2.7% of TAL’s equity value as of the date of the transaction agreement to be paid by TAL to Triton in the event TAL terminated the transaction agreement to accept a superior proposal and (ii) a proposal addressing the limited circumstances in which Triton would have the right to engage in discussions with a third party making an unsolicited alternative proposal for Triton and terminate the transaction agreement to accept a superior proposal.
On October 9, 2015, representatives of Skadden and Cleary Gottlieb held a telephone call to attempt to resolve the open issues in the revised proposal. The call ended without any progress being made on the open issues.
On October 14, 2015, TAL management and representatives of Skadden met with Messrs. Coulter, Thimmaya, Rosner, and Schneider and other members of Triton management and representatives of Cleary Gottlieb to discuss the open issues in the draft transaction agreement. Representatives of Triton proposed that it should be able to engage in discussions with third party bidders that submit a competing proposal for Triton if TAL engages in discussions with another bidder, and that Triton should be able to terminate the transaction agreement to accept a superior proposal if TAL has been in discussions with another bidder for more than 30 days. Little progress on open issues was made at the meeting other than clarifying the parties’ respective positions.

On October 19 and 20, 2015, representatives of Skadden and Cleary Gottlieb exchanged revised proposals in an attempt to address the open issues, including, among others, with respect to (i) the circumstances in which Triton would have the ability to entertain competing proposals and terminate the transaction agreement to accept a superior proposal, (ii) the size of the termination fee payable by TAL if it terminated the transaction agreement to accept a superior proposal and (iii) TAL’s ability to pay a dividend to its stockholders in the first quarter of 2016 without Triton having the corresponding right to pay a dividend to its shareholders. However, these revised proposals did not resolve the differences between the parties.
On October 20, 2015, the TAL Board held a meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management updated the TAL Board on the status of the negotiations with Triton and expressed a desire to communicate to TAL investors a strategic path by the time of TAL’s October 28 earnings announcement. At this meeting, TAL management discussed the strategic rationale for the proposed transaction, a summary of the proposed transaction terms and a financial analysis of the proposed transaction. TAL management also discussed with the TAL Board the need to implement severance and retention plans in connection with the proposed transaction. Representatives of BofA Merrill Lynch also made a presentation to the TAL Board on the strategic alternative review process conducted by TAL, the financial terms of the transaction with Triton and a financial analysis of the transaction with Triton and the transaction with Party C. Representatives of Skadden made a presentation to the TAL Board on the directors’ fiduciary duties and their applicability in connection with the transactions under consideration, and also reviewed a detailed summary of the proposed terms of the transaction with Triton.
On October 21, 2015, Mr. Sondey had a telephone call with Messrs. Coulter and Rosner to discuss the most recent Triton proposal.
Between October 22 and 25, 2015, the parties and their respective legal counsels exchanged further proposals and held calls attempting to resolve the remaining open issues. Among other things, the parties agreed to a termination fee of 3.375% of TAL’s equity value as of the date of the transaction agreement to be paid by TAL to Triton in the event TAL terminates the transaction agreement to accept a superior proposal. However, the parties were unable to resolve all of their differences, particularly with respect to Triton’s ability to terminate the transaction agreement to accept a superior proposal.
In the afternoon on October 25, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management and the TAL Board discussed the open issues in the transaction agreement with Triton, the potential risks and benefits of the proposed transaction and the potential resolution of the open issues. The representatives of Skadden again reviewed the directors’ fiduciary duties in the current context. At this meeting, TAL management and a representative of Compensia also discussed the proposed severance and retention plans for employees and certain executive officers, and described the costs associated with such plans. The representative of Compensia discussed how the plans compared to similar plans adopted by other similarly situated companies in other similar transactions.
On the evening of October 25, 2015, representatives of Skadden sent a revised proposal to representatives of Cleary Gottlieb. Later that evening, representatives of Cleary Gottlieb sent an email to representatives of Skadden rejecting TAL’s proposal.
On October 26, 2015, representatives of Skadden and Cleary Gottlieb had a call to discuss the remaining open issues.
On October 27, 2015, Mr. Germain and Mr. Hanau, independent directors of the TAL Board, had a call with Mr. Coulter and Mr. Rosner to discuss open issues and seek to find a solution. During the call, the parties discussed a potential resolution of the key open issues that remained outstanding.
Also on October 27, 2015, Mr. Sondey had a call with Mr. Rosner to further discuss the open issues. Messrs. Sondey and Rosner expressed their belief that the parties had reached a mutual understanding on a resolution of all of the open issues, including a limited right for Triton to entertain superior proposals only after the passage of a certain amount of time. During the evening of October 27, 2015, Cleary Gottlieb sent a markup of the draft transaction agreement which purported to reflect the proposed resolution of the open issues. Shortly following receipt of such markup, Skadden advised Mr. Sondey that the markup of the transaction agreement sent by Cleary Gottlieb did not reflect Mr. Sondey’s understanding as to how the open issues were to be resolved.
Later in the evening on October 27, 2015, Mr. Sondey had a telephone call with Messrs. Coulter and Rosner to discuss Cleary Gottlieb’s latest markup of the draft transaction agreement. It became clear that the parties had a different understanding on how the open issues were to be resolved. The parties agreed that the discussions had reached an impasse.
On October 28, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management updated the TAL Board on the status of the negotiations with Triton and informed the TAL Board that the parties had failed to reach agreement on critical issues, including with respect to Triton’s ability to entertain third party acquisition proposals following the execution of a transaction agreement. Following discussion, the TAL Board instructed Mr. Sondey to terminate discussions with Triton. In light of the terminated discussions, the TAL Board discussed the possibility of implementing share repurchases in light of the recent decline in the TAL share price, and the benefits to TAL stockholders that could result from such repurchases. After discussion, the TAL Board approved a share repurchase program of up to $150 million, which repurchases would be effected as directed by TAL management (as of the date of this proxy statement/prospectus, no such repurchases under this share repurchase program have been effected). On the same day, Mr. Sondey sent a letter to Triton formally terminating discussions, as directed by the TAL Board.
On October 30, 2015, Mr. Thimmaya and a representative of BofA Merrill Lynch discussed the possibility of re-starting discussions if a solution could be found on the open issues, particularly regarding Triton’s ability to terminate the transaction agreement to accept a superior proposal. The parties discussed potential ways to resolve open issues, including the possibility that Triton could have termination rights to accept a superior proposal made for Triton only if, among other things, (i) TAL had engaged in discussions with a third party making an acquisition proposal for TAL and (ii) Triton would agree to pay TAL a much larger termination fee relative to the termination fee payable by TAL if TAL were to accept a superior proposal. Mr. Thimmaya indicated that he would discuss this further with Triton, Warburg Pincus and Vestar and the representative of BofA Merrill Lynch indicated that he would discuss this further with TAL.
On October 31, 2015, Mr. Coulter sent Mr. Sondey a proposal for how to resolve the open issues for the proposed transaction, including limiting the circumstance in which Triton could terminate to accept a superior proposal to cases where TAL had engaged in discussions with a third party making an acquisition proposal for TAL and Triton paying a significantly larger termination fee to TAL if Triton terminated the transaction agreement to accept a superior proposal, relative to the termination fee to be paid by TAL if TAL terminated the transaction agreement to accept a superior proposal.
On November 2, 2015, after discussing the Triton proposal with TAL management and representatives of BofA Merrill Lynch, Skadden sent a counter-proposal on the open issues, including an increase in the termination fee to be paid by Triton to TAL.
On November 2, 2015, Messrs. Sondey, Coulter and Rosner had a telephone call during which they reached an understanding that the parties would continue discussion on the basis of a proposed resolution of the major open issues, including a $65 million termination fee to be paid by Triton to TAL if Triton terminated the transaction for a superior proposal (as compared to a termination fee of 3.375% of TAL’s equity value on the date of the transaction agreement, or approximately $20 million, payable by TAL if it were to terminate the transaction agreement to accept a superior proposal).
Between November 2 and November 9, the parties and their respective advisors finalized the draft transaction agreement and ancillary agreements.
On November 9, 2015, the TAL Board held a telephonic meeting, with representatives of BofA Merrill Lynch and Skadden participating. At this meeting, TAL management updated the TAL Board on the status of discussions with Triton and how, following a number of negotiating sessions, the open issues were resolved, including obtaining Triton’s agreement to pay a $65 million termination fee if it terminated the transaction to accept a superior proposal. The representatives of BofA Merrill Lynch presented their financial analyses of the transaction and orally provided the opinion of BofA Merrill Lynch that, based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications to be described in its written opinion (see “— Opinion of TAL’s Financial Advisor”), the TAL exchange ratio (taking into account the Triton merger) was fair, from a financial point of view, to holders of TAL common stock. Representatives of Skadden reviewed a summary of the principal terms of the transaction agreement and ancillary agreements and the resolution of the open issues. The Compensation Committee of the TAL Board and full Board also reviewed, with the representative of Compensia participating, the terms of the proposed retention and severance plans proposed to be adopted in connection with the approval of the transaction. At the conclusion of this meeting, following discussion and consultation with its advisors, the TAL Board unanimously determined that the merger with Triton is advisable, fair to and in the best interests of TAL and TAL’s stockholders, and authorized management to execute the definitive transaction agreement and ancillary documents and proceed with the proposed severance and retention plans. Later in the day on November 9, 2015, the transaction agreement and ancillary agreements were executed by TAL and Triton and TAL and Triton issued a joint press release publicly announcing the execution of the transaction agreement and details of the transaction.
Recommendation of the TAL Board
At its meeting held on November 9, 2015, the TAL Board unanimously (i) approved the transaction agreement and consummation of the mergers and the other transactions contemplated thereby upon the terms and subject to the conditions set forth in the transaction agreement, (ii) determined that the terms of the transaction agreement, the mergers and the other transactions contemplated by the transaction agreement are fair to, and in the best interests of, TAL and its stockholders, (iii) directed that the transaction agreement be submitted to TAL stockholders for adoption at the TAL special meeting, (iv) recommended that TAL’s stockholders adopt the transaction agreement and (v) declared that the transaction agreement is advisable.
ACCORDINGLY, THE TAL BOARD UNANIMOUSLY RECOMMENDS THAT TAL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE TRANSACTION AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE TAL SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT THEN SUFFICIENT VOTES TO ADOPT THE TRANSACTION AGREEMENT), “FOR” THE PROPOSAL TO APPROVE, BY A NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO TAL’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS CONTEMPLATED BY THE TRANSACTION AGREEMENT AND “FOR” THE PROPOSAL TO ADOPT THE BUSINESS COMBINATION PROVISION IN HOLDCO’S AMENDED AND RESTATED BYE-LAWS.
TAL’s Reasons for the Mergers
In evaluating the transaction agreement and the transactions contemplated thereby, the TAL Board consulted with TAL’s senior management, financial advisors, legal advisors and other advisors and considered a number of factors, while weighing both the perceived benefits of the mergers as well as potential risks. The TAL Board considered the following principal factors that it believes support its determination and recommendation:
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that the mergers are expected to result in a business that is superior, both operationally and from the perspective of enhancing value for TAL stockholders, than would be the case if TAL had continued to operate as an independent, standalone company or pursued other alternatives, in light of, among other things:

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the fact that the mergers will result in the creation of the largest lessor of intermodal freight containers with a combined container fleet of 4.8 million twenty-foot equivalent units (TEU);

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the enhanced capabilities, larger scale and improved cost competitiveness of the combined company that is expected to better position TAL in the current operating environment and provide valuable operating leverage when the market recovers;

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the complementary regional and product line strengths of TAL and Triton, which will create market strength across all geographic areas and product lines. This is highlighted by regional differences in customer market shares of the two companies, which will result in a combined entity with strong and balanced customer market coverage across all geographic areas. The differing product line strengths, with Triton’s leadership in refrigerated containers and TAL’s leadership in specialized containers and chassis, will create a company with expanded service offerings enabling the combined company to participate across all major container types;

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the $40 million per year in annual selling, general and administrative cost savings that are expected to result from the mergers by aligning infrastructure, which cost savings are expected to be fully implemented by the end of 2016. Approximately three quarters of management, general and administrative costs at TAL and Triton are employee related costs including salaries, benefits, office rents and related costs. The shipping industry is highly concentrated and thus TAL and Triton have highly concentrated and overlapping customer bases and offices located in the same geographical locations. The combined company will be able to close duplicative offices, eliminate redundant IT systems and significantly reduce staffing servicing and supporting this overlapping customer base compared to the current combined staffing of TAL and Triton; and

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the ability of the combined company’s customers to benefit from unrivaled supply capabilities, container build quality and customer service;

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the potential risks to TAL of continuing to operate as an independent, standalone company and achieving its growth plans in light of current and foreseeable market conditions, including risks and uncertainties in the U.S. and global economy generally and the container leasing industry specifically;

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the substantial accretion to net income and value creation for TAL’s stockholders that is expected to result from the mergers, which are expected to increase reported net income per share for TAL’s existing shareholders by up to 30%, as cost savings are fully realized;

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the potential for additional benefits to TAL stockholders resulting from Holdco’s plans to implement an annual dividend of  $1.80 per share and repurchases of up to $250 million of its common shares following the consummation of the mergers (see “Risk Factors — Risk Factors Relating to the Mergers — TAL stockholders cannot be sure of the market value of the Holdco common shares to be issued upon completion of the mergers.” and “Risk Factors — Risk Factors Relating to Holdco after Completion of the Mergers — Holdco will require a significant amount of cash to service and repay its outstanding indebtedness. This may limit its ability to fund future capital expenditures, pursue future business opportunities, make acquisitions or return value to Holdco shareholders.”);

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that the relative equity ownership split between TAL and Triton shareholders following consummation of the mergers reflected extensive negotiations between the parties and their respective advisors, and represented the most favorable transaction proposal that TAL had received after a broad solicitation of interest from potential transaction counterparties, as well as the TAL Board’s and management’s belief that the equity ownership split agreed with Triton was the highest value that Triton was willing to agree to offer to TAL stockholders;

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the ability of TAL, subject to certain limitations, to continue to declare and pay regular quarterly cash dividends to its stockholders prior to March 31, 2016 without Triton having a corresponding right to make any distributions to its shareholders;

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that TAL had contacted and solicited interest in a potential transaction from a broad group of 33 potential parties, including strategic and financial parties, five of whom had entered into confidentiality agreements with TAL and seven of whom had expressed preliminary interest in exploring a potential transaction with TAL, prior to the TAL Board’s concluding that the transaction with Triton was the most favorable transaction to TAL stockholders;

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the opinion of BofA Merrill Lynch, dated November 9, 2015, to the TAL Board as to the fairness, from a financial point of view and as of the date of the opinion, of the TAL exchange ratio (taking into account the Triton merger) to holders of TAL common stock, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications described in the written opinion, as more fully described below under the caption “— Opinion of TAL’s Financial Advisor”;

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that the mergers will not require any incremental indebtedness to be incurred by Holdco, TAL or Triton and will allow the existing debt facilities to largely remain in place, providing the combined company with a strong capital structure that will allow the combined company to continue to pursue its growth strategy;

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the information reviewed by and discussed with the TAL Board concerning the business, assets, liabilities, financial performance and results of operations, and financial condition and prospects of TAL and Triton, including the projections for TAL and Triton discussed under “— Prospective Financial Information”;

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that the nine member Holdco Board immediately following completion of the mergers will include four members of the current TAL Board and one additional independent director identified by TAL;

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that TAL’s experienced Chief Executive Officer and Chief Financial Officer are expected to be the Chief Executive Officer and Chief Financial Officer, respectively, of Holdco immediately following the completion of the mergers, and that the experienced Chief Executive Officer of Triton is expected to be the President of Holdco immediately following the completion of the mergers;

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the TAL Board’s belief that the terms and conditions of the transaction agreement, including the parties’ representations and warranties, covenants, termination provisions and closing conditions, are reasonable for a transaction of this nature, and that the transaction is likely to be consummated pursuant to such terms and conditions;

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the fact that the TAL merger is subject to the approval of holders of at least a majority of the issued and outstanding shares of TAL common stock as of the record date and that, although the Triton merger was also subject to the approval of Triton shareholders, TAL and Triton had entered into voting agreements with the holders of a sufficient number of Triton shares to ensure that the Triton shareholder approval would be obtained;

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the terms of the transaction agreement that permit TAL, prior to the time that TAL stockholders adopt the transaction agreement, under specified circumstances, to discuss and negotiate an unsolicited TAL Acquisition Proposal that the TAL Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

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that the transaction agreement allows the TAL Board, under specified circumstances, to change or withdraw its recommendation to TAL stockholders with respect to the adoption of the transaction agreement in response to a superior proposal or intervening event and to terminate the transaction agreement to enter into a superior proposal; and

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that the Warburg Pincus Shareholders Agreement and Vestar Shareholders Agreement (i) restrict the Sponsor Shareholders’ ability to acquire additional shares of Holdco, act as a “group” or take certain other actions to exert control or influence over Holdco, (ii) obligate the Sponsor Shareholders to vote a certain percentage of their Holdco common shares in proportion to the votes cast by other shareholders of Holdco on non-contested director elections and shareholder proposals, (iii) obligate the Sponsor Shareholders to vote all of their Holdco common shares in proportion to the votes cast by other shareholders of Holdco on extraordinary transactions not recommended by the Holdco Board and (iv) impose restrictions on the Sponsor Shareholders’ transfer of shares in Holdco, including restrictions on transfers to certain holders that would own more than a specified percentage of Holdco’s common shares after taking into account the effect of such transfers.

The TAL Board also considered certain countervailing factors negatively in its deliberations concerning the transaction agreement and the transactions contemplated thereby, including:
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the possibility that the anticipated benefits from the mergers, including the expected operational benefits, cost savings, accretion and value creation, could fail to materialize to the extent anticipated;

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that the current Triton shareholders will own approximately 55% of the issued and outstanding Holdco common shares immediately following the closing of the mergers and that such ownership could result in their ability to significantly influence the Holdco Board and could discourage a third party from making an offer to acquire Holdco in the future unless they supported such offer;

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that TAL’s current stockholders will own approximately 45% of Holdco’s outstanding common shares following the closing of the mergers, and, as such, will have less influence over the Holdco Board than TAL’s current stockholders have on the TAL Board;

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that the exchange ratios in the mergers will not be adjusted to compensate for improvements in the price of TAL common stock or declines in the value of Triton prior to closing;

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the challenges inherent in the combination of two businesses of the size and complexity of TAL and Triton, including the possible disruption of TAL’s business that might result from the announcement of the mergers, the actions necessary to consummate the transactions contemplated by the transaction agreement or the integration of Triton’s and TAL’s businesses;

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that Holdco will bear any risks, including unknown contingent liabilities, with respect to Triton’s business before the closing;

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the restrictions on TAL’s ability to solicit possible alternative transactions and the required payment by TAL in certain circumstances of termination fees or the reimbursement of Triton’s expenses under the transaction agreement;

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the possibility that the mergers may not be consummated and the potential adverse consequences if the mergers are not completed, including substantial costs incurred, the potential loss in value to holders of TAL common stock and potential stockholder and market reaction;

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the risks inherent in requesting regulatory approvals from governmental agencies, as more fully described under the caption “— Regulatory Approvals”;

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that the U.S. holders of TAL common stock generally should recognize gain, if any, but not loss, on the receipt of Holdco common shares in exchange for TAL common stock pursuant to the Merger, as more fully described under the caption “The Mergers — U.S. Federal Income Tax Consequences”;

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the risk that if the transaction agreement is terminated under certain circumstances specified in the transaction agreement, TAL may be obligated to pay to Triton a termination fee of $19,484,275;

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the ability of Triton to engage in discussions, under certain circumstances, in the event that TAL engages in third party discussions regarding a potential acquisition of TAL, and the ability of Triton to terminate the transaction agreement, under certain circumstances, to accept a superior proposal for Triton in the event that TAL has engaged in discussions with a third party bidder, as more fully described under the caption “The Transaction Agreement”; and

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the fact that if the TAL stockholders vote against the adoption of the transaction agreement, TAL will be obligated to reimburse Triton’s expenses up to $3,500,000.

In addition, certain members of the TAL Board and executive officers have financial interests in the mergers that are different from, or in addition to, those of TAL’s stockholders generally. The TAL Board was aware of and considered these potential interests, among other matters, in evaluating the mergers and in making its recommendation to holders of TAL common stock. Furthermore, the TAL Board was aware that TAL’s Chairman, President and Chief Executive Officer would serve as Chairman and Chief Executive

Officer of Holdco and TAL’s Chief Financial Officer would serve as the Chief Financial Officer of Holdco upon completion of the mergers, while TAL management might not continue in their current positions if a transaction with Party C was consummated. For a discussion of these interests, see “Interests of TAL Officers and Directors in the Mergers.”
This discussion of the information and factors considered by the TAL Board in reaching its conclusions and recommendation includes the principal factors considered by the TAL Board, but is not intended to be exhaustive and may not include all of the factors considered by the TAL Board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the other transactions contemplated by the transaction agreement, and the complexity of these matters, the TAL Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction agreement and the mergers, and to make its recommendation to TAL stockholders. Rather, the TAL Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its review with members of TAL’s management and outside legal and financial advisors. In addition, individual members of the TAL Board may have assigned different weights to different factors.
Opinion of TAL’s Financial Advisor
TAL has retained BofA Merrill Lynch to act as TAL’s financial advisor in connection with the proposed transaction. At the November 9, 2015 meeting of the TAL Board held to evaluate the proposed transaction, BofA Merrill Lynch rendered an oral opinion, confirmed by delivery of a written opinion dated November 9, 2015, to the TAL Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications described in the written opinion, the TAL exchange ratio (taking into account the Triton merger) was fair, from a financial point of view, to holders of TAL common stock.
The full text of BofA Merrill Lynch’s written opinion, dated November 9, 2015, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion for the benefit and use of the TAL Board (in its capacity as such) in connection with and for purposes of its evaluation of the TAL exchange ratio (taking into account the Triton merger) from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the proposed transaction or the related transactions and no opinion or view was expressed by BofA Merrill Lynch as to the relative merits of the proposed transaction or any related transactions in comparison to other strategies or transactions that might be available to TAL or in which TAL might engage or as to the underlying business decision of TAL to proceed with or effect the proposed transaction or any related transactions. BofA Merrill Lynch expressed no opinion or recommendation as to how any TAL stockholder should vote or act in connection with the proposed transaction, any related transactions or any other matter.
In connection with its opinion, BofA Merrill Lynch, among other things:
•
reviewed certain publicly available business and financial information relating to TAL;

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of TAL furnished to or discussed with BofA Merrill Lynch by the management of TAL, including certain financial forecasts relating to TAL under different alternate scenarios prepared by the management of TAL, which are referred to as the “TAL Forecasts,” and discussed with the management of TAL its assessments as to the relative likelihood of achieving the future financial results under the different scenarios reflected in the TAL Forecasts (the specific TAL Forecasts that the management of TAL instructed BofA Merrill Lynch to use for purposes of its opinion, identified as TAL Projections Case 2 below under “Prospective Financial Information,” are referred to as the “Specific TAL Forecasts”);

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Triton furnished to or discussed with BofA Merrill Lynch by the management of Triton, including certain financial forecasts relating to Triton under different alternative scenarios prepared by the management of Triton (such forecasts under the different scenarios are referred to as the “Triton Forecasts”);
•
reviewed alternative versions of the Triton Forecasts incorporating certain adjustments thereto made by the management of TAL, which are referred to as the “Adjusted Triton Forecasts,” and discussed with the management of TAL its assessments as to the relative likelihood of achieving the future financial results under the different scenarios reflected in the Triton Forecasts and under the different scenarios reflected in the Adjusted Triton Forecasts (the specific Adjusted Triton Forecasts that the management of TAL instructed BofA Merrill Lynch to use, identified as Triton Adjusted Case 2 below under “Prospective Financial Information,” for purposes of its opinion are referred to as the “Specific Adjusted Triton Forecasts”);

•
reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of TAL to result from the proposed transaction, which are referred to as the “Synergies”;

•
discussed the past and current business, operations, financial condition and prospects of TAL with members of senior managements of TAL and Triton, and discussed the past and current business, operations, financial condition and prospects of Triton with members of senior managements of TAL and Triton;

•
reviewed the potential pro forma financial impact of the proposed transaction on the future financial performance of the combined company, including the potential effect on the combined company’s estimated earnings per share;

•
reviewed the trading history for TAL common stock and a comparison of such trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•
compared certain financial and stock market information of TAL and certain financial information of Triton with similar information of other companies BofA Merrill Lynch deemed relevant;

•
reviewed the relative financial contributions of TAL and Triton to the future financial performance of the combined company on a pro forma basis;

•
reviewed the transaction agreement and the Sponsor Shareholders Agreements;

•
considered the results of BofA Merrill Lynch’s efforts on behalf of TAL to solicit, at the direction of TAL, indications of interest and definitive proposals from third parties with respect to a possible strategic combination with, or acquisition of, all or a portion of TAL or any alternative transaction; and

•
performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the management of TAL that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the TAL Forecasts, BofA Merrill Lynch was advised by the management of TAL, and assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TAL as to the future financial performance of TAL under the different scenarios reflected therein, and based on the assessments of the management of TAL as to the relative likelihood of achieving the future financial results reflected in the different scenarios reflected in the TAL Forecasts, BofA Merrill Lynch relied, at the direction of TAL, on the Specific TAL Forecasts for purposes of its opinion. With respect to the Triton Forecasts, BofA Merrill Lynch assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Triton as to the future financial performance of Triton under the different scenarios reflected therein. With respect to the Adjusted Triton Forecasts and the Synergies, BofA Merrill Lynch assumed, at the direction of TAL, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TAL as to the future financial performance of Triton under the different scenarios reflected therein and the other matters covered thereby, and based on the assessments of the management of TAL as to the relative likelihood of achieving the future financial results reflected in the different scenarios reflected in the Triton Forecasts and the different scenarios reflected in the Adjusted Triton Forecasts, BofA Merrill Lynch relied, at the direction of TAL, on the Specific Adjusted Triton Forecasts for purposes of its opinion. BofA Merrill Lynch also relied, at the direction of TAL, on the assessments of the management of TAL as to the combined company’s ability to achieve the Synergies and was advised by TAL, and assumed, that the Synergies would be realized in the amounts and at the times projected.
BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TAL or Triton, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of TAL or Triton. BofA Merrill Lynch did not evaluate the solvency or fair value of TAL or Triton under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of TAL, that the proposed transaction would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the proposed transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on TAL, Triton or the contemplated benefits of the proposed transaction in any respect meaningful to BofA Merrill Lynch’s analysis or opinion.
BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the proposed transaction (other than the TAL exchange ratio (taking into account the Triton merger) to the extent expressly specified in its written opinion), including, without limitation, the form or structure of the proposed transaction, any related transactions or any other agreement, arrangement or understanding, including without limitation, the Sponsor Shareholders Agreements, entered into in connection with or related to the proposed transaction or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the TAL exchange ratio (taking into account the Triton merger) to the holders of TAL common stock and no opinion or view was expressed with respect to any consideration received in connection with the proposed transaction by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the proposed transaction, or class of such persons, relative to the TAL exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the proposed transaction in comparison to other strategies or transactions that might be available to TAL or in which TAL might engage or as to the underlying business decision of TAL to proceed with or effect the proposed transaction. BofA Merrill Lynch did not express any opinion as to what the value of the common shares of the combined company actually would be when issued or the prices at which TAL common stock or the common shares of the combined company would trade at any time, including following announcement or consummation of the proposed transaction. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any TAL stockholder should vote or act in connection with the proposed transaction or any related matter.
BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.
The following is a summary of the material financial analyses presented to the TAL Board by BofA Merrill Lynch in connection with the rendering of its opinion, dated November 9, 2015, to the TAL Board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.
Summary of Material Financial Analyses of Triton
Selected Publicly Traded Companies Analysis
Using publicly available financial and stock market information, BofA Merrill Lynch compared financial and operating information and ratios for TAL with the corresponding information for the following two publicly traded companies which, together with TAL, were all the publicly-traded container leasing companies that, in the professional judgment of BofA Merrill Lynch, had businesses that for purposes of this analysis may be considered similar to those of Triton, and are referred to as the “selected publicly traded companies”:
•
Textainer Group Holdings Limited, referred to as “Textainer”; and

•
CAI International, Inc., referred to as “CAI.”

BofA Merrill Lynch reviewed and calculated, among other things, enterprise values of each of the selected publicly traded companies, calculated as fully-diluted equity values based on its closing stock prices on November 6, 2015 (the last full trading day prior to the public announcement of the proposed transaction), plus debt, plus minority interest, less cash (all as reflected in its most recent public filings, with respect to Textainer and CAI, or as provided by TAL’s management, with respect to TAL), as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for calendar year 2016 for the applicable company based on consensus Wall Street analyst estimates, or “Current EV/2016E EBITDA.”
BofA Merrill Lynch also reviewed and calculated the per share trading value of each of the selected publicly traded companies based on its closing stock prices on November 6, 2015 (i) as a multiple of estimated earnings per share, or “EPS,” for calendar years 2015 and 2016 for the applicable company based on consensus Wall Street analyst estimates, or “Current Price/2015E EPS” and “Current Price/2016E EPS,” respectively, and (ii) as a multiple of its book value (plus, in the case of TAL, its deferred tax liabilities) per share, as reflected in its most recent public filing, or “Current Price/Book.”
For purposes of its analyses, BofA Merrill Lynch considered TAL and Textainer as the “core” selected publicly traded companies because their businesses consist solely of container leasing. BofA Merrill Lynch viewed CAI as providing an additional reference point, and not as a “core” company, because of CAI’s smaller market capitalization and its engagement in businesses other than container leasing.
The current trading multiples resulting from these calculations are set forth in the table below:
Metric	Textainer	TAL	CAI
Current EV/2016E EBITDA	8.9x	7.2x	7.8x
Current Price/2015E EPS	6.7x	6.0x	4.9x
Current Price/2016E EPS	8.1x	6.6x	4.9x
Current Price/Book	0.72x	0.54x	0.54
BofA Merrill Lynch also reviewed and calculated for each of the selected publicly traded companies the average of its price per share as a multiple, or “Price/LTM EPS Multiples,” of the earnings per share for the prior twelve-month period, or the “LTM Period,” over the five-year, three-year, one-year and six-month periods prior to November 6, 2015 to derive long-term LTM Period trading multiples for the selected publicly traded companies.

The long-term trading multiples resulting from these calculations are set forth in the table below:
Average Historical Price/LTM EPS Multiples
Company	5-Year	3-Year	1-Year	6-Month
TAL	11.0x	10.2x	9.2x	7.2x
Textainer	9.9x	9.9x	9.0x	8.0x
CAI	8.1x	7.5x	6.9x	5.7x
BofA Merrill Lynch also reviewed and calculated for each of the selected publicly traded companies the average of its price per share as a multiple, or “Price/NTM EPS Multiples,” of estimated earnings per share over the next twelve-month period, or the “NTM Period,” based on consensus Wall Street analyst estimates for each of the selected publicly traded companies, over the five-year, three-year, one-year and six-month periods prior to November 6, 2015 to derive long-term NTM Period trading multiples for the selected publicly traded companies.
The long-term trading multiples resulting from these calculations are set forth in the table below:
Average Historical Price/NTM EPS Multiples
Company	5-Year	3-Year	1-Year	6-Month
TAL	9.6x	10.0x	9.5x	7.8x
Textainer	9.5x	10.0x	9.5x	8.3x
CAI	7.0x	6.8x	6.8x	5.9x
BofA Merrill Lynch also reviewed and calculated for each of the selected publicly traded companies the average of its price per share as a multiple, or “Price/Book Multiples,” of its book value (plus, in the case of TAL, its deferred tax liabilities) per share over the five-year, three-year, one-year and six-month periods prior to November 6, 2015 to derive long-term Price/Book Multiples for the selected public companies.
The long-term trading multiples resulting from these calculations are set forth in the table below:
Average Historical Price/Book Multiples
Company	5-Year	3-Year	1-Year	6-Month
TAL	1.43x	1.33x	1.02x	0.76x
Textainer	2.00x	1.75x	1.32x	1.06x
CAI	1.46x	1.21x	0.92x	0.74x
Based on its review of the multiples it calculated for the selected publicly traded companies as summarized above and utilizing the Specific Adjusted Triton Forecasts, BofA Merrill Lynch:
•
applied Price/2015E EPS multiples of 5.5x to 7.0x and long-term Price/LTM EPS multiples of 8.0x to 10.5x to the estimate of Triton’s net income for 2015 reflected in the Specific Adjusted Triton Forecasts to derive ranges of implied equity values for Triton;

•
applied Price/2016E EPS multiples of 6.5x to 8.0x and long-term Price/NTM EPS multiples of 8.0x to 10.0x to the estimate of Triton’s net income for 2016 reflected in the Specific Adjusted Triton Forecasts to derive ranges of implied equity values for Triton;

•
applied EV/2016E EBITDA multiples of 7.0x to 8.0x to the estimate of Triton’s EBITDA for 2016 reflected in the Specific Adjusted Triton Forecasts to derive a range of implied enterprise values for Triton, and then subtracted Triton’s estimated net debt as of December 31, 2015, as provided by TAL management, from that range of implied enterprise values, to derive a range of implied equity values for Triton; and

•
applied Price/Book multiples of 0.50x to 0.70x and long-term Price/Book Multiples of 1.25x to 1.50x to Triton’s September 30, 2015 book value of equity plus deferred tax liabilities, or “DTL,” to derive ranges of implied equity values for Triton.

This analysis indicated the following ranges of implied equity values for Triton:
Implied Equity Values for Triton
	2015E EPS	2016E EPS	2016E EBITDA	9/30/15 Book Value + DTL
(in millions)
Current Trading Multiples	$736 – $937	$550 – $677	$524 – $1,069	$705 – $986
Long-Term Trading Multiples*	$1,071 – $1,405	$677 – $846	—	$1,762 – $2,114

*
BofA Merrill Lynch’s analysis was primarily focused on current trading multiples and, as such, the calculations with regard to the long-term trading multiples were derived for reference purposes only.

No company used in this analysis is identical or directly comparable to Triton. Accordingly, an evaluation of the results of this analysis is not entirely based on the mathematical calculations (or output). Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors (including current and historical financial and operating results and trading multiples) that could affect the public trading or other values of the companies to which Triton was compared. In that connection, in comparing the financial and operating characteristics of CAI, TAL and Textainer to those of Triton, BAML considered that there was less trading liquidity in the CAI shares as compared to the shares of TAL and Textainer, that CAI’s business did not consist solely of container leasing, as did the businesses of TAL, Textainer and Triton, and that CAI had a smaller market capitalization than that of TAL and Textainer, which had similar market capitalizations.
Discounted Cash Flow Analyses
BofA Merrill Lynch performed a discounted cash flow analysis of Triton to calculate the estimated present value of the standalone levered, after-tax free cash flows that Triton was forecasted to generate during Triton’s fiscal years 2016 through 2020 as reflected in the Specific Adjusted Triton Forecasts. BofA Merrill Lynch performed this analysis calculating the terminal value of Triton applying both Price/NTM EPS multiples and EV/EBITDA multiples.
BofA Merrill Lynch calculated implied terminal equity values for Triton as of year-end 2020 by (i) applying to Triton’s terminal year normalized estimated stand-alone net income, as reflected in the Specific Adjusted Triton Forecasts, Price/NTM EPS multiples of 8.0x to 10.0x and (ii) applying to Triton’s terminal year normalized estimated stand-alone EBITDA, as reflected in the Specific Adjusted Triton Forecasts, EV/EBITDA multiples ranging from 7.0x to 8.0x and subtracting an estimate of the net debt of Triton as of December 31, 2020, as reflected in the Specific Adjusted Triton Forecasts.
Using discount rates ranging from 9.5% to 12.25%, reflecting an estimate of Triton’s cost of equity, BofA Merrill Lynch discounted to present value as of December 31, 2015, and added together, the standalone levered, after-tax free cash flows that Triton was forecasted to generate during Triton’s fiscal years 2016 through 2020, the terminal equity values calculated by BofA Merrill Lynch as described above and estimates of Triton’s book value of non-controlling interests as of December 31, 2020, as reflected in the Specific Adjusted Triton Forecasts, to derive the following ranges of implied equity values for Triton:
Terminal Multiple Method	Implied Equity Value Range
(in millions)
Price/NTM EPS Multiples	$703 – $943
EV/EBITDA Multiples	$551 – $1,054

Summary of Material Financial Analyses of TAL
Selected Publicly Traded Companies Analysis
BofA Merrill Lynch calculated implied per share equity values for TAL based on its review of the multiples it calculated for the selected publicly traded companies as summarized above and utilizing the Specific TAL Forecasts. For purposes of this analysis, BofA Merrill Lynch:
•
applied Price/2015E EPS multiples of 5.5x to 7.0x and long-term Price/LTM EPS multiples of 8.0x to 10.5x to the estimate of TAL’s net income for 2015 reflected in the Specific TAL Forecasts to derive ranges of implied equity values for TAL;

•
applied Price/2016E EPS multiples of 6.5x to 8.0x and long-term Price/NTM EPS multiples of 8.0x to 10.0x to the estimate of TAL’s net income for 2016 reflected in the Specific TAL Forecasts to derive ranges of implied equity values for TAL;

•
applied EV/2016E EBITDA multiples of 7.0x to 8.0x to the estimate of TAL’s EBITDA for 2016 reflected in the Specific TAL Forecasts to derive a range of implied enterprise values for TAL, and then subtracted TAL’s estimated net debt as of December 31, 2015 as provided by TAL management, from that range of implied enterprise values, to derive a range of implied equity values for TAL; and

•
applied Price/Book multiples of 0.50x to 0.70x and long-term Price/Book multiples of 1.25x to 1.50x to TAL’s September 30, 2015 book value of equity plus DTL to derive ranges of implied equity values for TAL.

BofA Merrill Lynch then divided the resulting ranges of implied equity values by the number of fully diluted outstanding shares of TAL common stock, calculated based on information provided by TAL management, to derive ranges of implied per share equity values for TAL.
This analysis indicated the following ranges of implied per share equity values for TAL:
Implied Per Share Equity Values for TAL
	2015E EPS	2016E EPS	2016E EBITDA	9/30/15 Book Value + DTL
Current Trading Multiples	$15.85 – $20.20	$13.75 – $16.90	$10.40 – $24.75	$16.35 – $22.90
Long-Term Trading Multiples*	$23.05 – $30.30	$16.90 – $21.15	—	$40.90 – $49.05

*
BofA Merrill Lynch’s analysis was primarily focused on current trading multiples and, as such, the calculations with respect to the long-term trading multiples were derived for reference purposes only.

No company used in this analysis is identical or directly comparable to TAL. Accordingly, an evaluation of the results of this analysis is not entirely based on the mathematical calculations (or output). Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors (including current and historical financial and operating results and trading multiples) that could affect the public trading or other values of the companies to which TAL was compared. In that connection, in comparing the financial and operating characteristics of CAI, TAL and Textainer to those of Triton, BAML considered that there was less trading liquidity in the CAI shares as compared to the shares of TAL and Textainer, that CAI’s business did not consist solely of container leasing, as did the businesses of TAL, Textainer and Triton and that CAI had a smaller market capitalization than that of TAL and Textainer, which had similar market capitalizations.
Discounted Cash Flow Analyses
BofA Merrill Lynch performed a discounted cash flow analysis of TAL to calculate the estimated present value of the standalone levered, after-tax free cash flows that TAL was forecasted to generate during TAL’s fiscal years 2016 through 2020 as reflected in the Specific TAL Forecasts. BofA Merrill Lynch performed this analysis calculating the terminal value of TAL, applying both Price/NTM EPS multiples and EV/EBITDA multiples.

BofA Merrill Lynch calculated implied terminal equity values for TAL as of year-end 2020 by (i) applying to TAL’s terminal year normalized estimated stand-alone net income, as reflected in the Specific TAL Forecasts, Price/NTM EPS multiples of 8.0x to 10.0x and (ii) applying to TAL’s terminal year normalized estimated stand-alone EBITDA, as reflected in the Specific TAL Forecasts, EV/EBITDA multiples ranging from 7.0x to 8.0x and subtracting an estimate of the net debt of TAL as of December 31, 2020, as reflected in the Specific TAL Forecasts.
Using discount rates ranging from 9.25% to 12.00%, reflecting an estimate of TAL’s cost of equity, BofA Merrill Lynch discounted to present value as of December 31, 2015, and added together, the standalone levered, after-tax free cash flows that TAL was forecasted to generate during TAL’s fiscal years 2016 through 2020 and the terminal equity values calculated by BofA Merrill Lynch as described above. BofA Merrill Lynch then divided the resulting implied equity values by the number of fully diluted outstanding shares of TAL common stock, calculated based on information provided by TAL management, to derive the following ranges of implied equity values per share for TAL:
Terminal Multiple Method	Implied Equity Value Per Share Reference Range
Price/NTM EPS Multiples	$22.45 – $28.80
EV/EBITDA Multiples	$16.95 – $30.60
Summary of Relative Financial Analysis
Relative Pro-Forma Ownership
BofA Merrill Lynch performed relative pro forma ownership analyses of the combined company to calculate the relative implied pro forma ownership to the TAL stockholders and the Triton shareholders, respectively, based on the implied equity values BofA Merrill Lynch derived for each of TAL and Triton under the “Selected Publicly Traded Companies Analysis” and “Discounted Cash Flow Analyses,” as summarized above. BofA Merrill Lynch also calculated the relative implied pro forma ownership to be allocated to the TAL stockholders and the Triton shareholders, respectively, based on implied equity values BofA Merrill Lynch derived for each of TAL and Triton using the methodologies described above under “Selected Publicly Traded Companies Analysis” and “Discounted Cash Flow Analyses” adjusted to reflect the allocation of 45% of the Synergies to TAL and 55% of the Synergies to Triton, based on guidance provided by TAL management.
Based on the foregoing, BofA Merrill Lynch calculated the following ranges of implied pro forma ownership of the combined company for the TAL stockholders, without Synergies and including Synergies, respectively:
Implied TAL Pro-Forma Ownership Ranges
		Without Synergies		Including Synergies
Analysis Method		Current Trading Multiples	Long-Term Trading Multiples*	Current Trading Multiples	Long-Term Trading Multiples*
Selected Publicly Traded Companies	2015E EPS	36.3% – 48.0%	35.6% – 48.8%	37.7% – 47.5%	36.7% – 48.3%
	2016E EPS	40.6% – 50.9%	40.2% – 51.2%	41.5% – 49.6%	41.0% – 50.2%
	2016E EBITDA	24.6% – 61.4%	—	29.8% – 60.2%	—
	9/30/15 Price/Book	35.8% – 52.2%	39.4% – 48.4%	37.3% – 51.0%	39.9% – 48.1%
Discounted Cash Flow	Price/NTM EPS Multiples	44.5% – 58.0%	—	44.6% – 56.0%	—
	EV/EBITDA Multiples	35.1% – 65.2%	—	36.6% – 62.0%	—

*
BofA Merrill Lynch’s analysis was primarily focused on current trading multiples and, as such, the calculations with respect to the long-term trading multiples were derived for reference purposes only.

Contribution Analysis
BofA Merrill Lynch performed an illustrative contribution analysis based on specific historical and estimated future financial metrics, including revenue, EBITDA, pre-tax income, net income and revenue earning assets, for each of TAL and Triton for the last twelve month period ending September 30, 2015, based on the actual financial results of each company as provided by TAL’s management, and, with respect to revenue, EBITDA, and revenue earning assets for calendar years 2016 and 2017 and with respect to pre-tax income and net income for calendar years 2015 through 2017, based on the Specific TAL Forecasts and the Specific Adjusted Triton Forecasts, respectively, to derive the relative implied pro forma ownership to the TAL stockholders and the Triton shareholders, respectively.
Based on the relative sizes of the contributions, BofA Merrill Lynch calculated the following implied ownership of the combined company for each such relative size of contribution:
		Illustrative Contribution		Implied Ownership
		Illustrative TAL Contribution	Illustrative Triton Contribution	TAL	Triton
Revenue	LTM 9/30/15	46%	54%	38%	62%
	2016E	46%	54%	38%	62%
	2017E	45%	55%	35%	65%
EBITDA	LTM 9/30/15	47%	53%	44%	56%
	2016E	47%	53%	42%	58%
	2017E	47%	53%	43%	57%
Pre-Tax Income	LTM 9/30/15	51%	49%	51%	49%
	2015E	52%	48%	52%	48%
	2016E	56%	44%	56%	44%
	2017E	59%	41%	59%	41%
Net Income	LTM 9/30/15	41%	59%	41%	59%
	2015E	42%	58%	42%	58%
	2016E	46%	54%	46%	54%
	2017E	50%	50%	50%	50%
Revenue Earning Assets	LTM 9/30/15	48%	52%	45%	55%
	2016E	47%	53%	44%	56%
	2017E	47%	53%	44%	56%
Summary of Pro-Forma Impact Analysis
Pro-Forma Accretion/Dilution Analysis
BofA Merrill Lynch reviewed the potential pro forma financial impact of the proposed transaction on TAL’s calendar years 2016 through 2020 estimated EPS and estimated pre-tax EPS, based on the Specific TAL Forecasts and Specific Adjusted Triton Forecasts. The analysis reflected the Synergies, but excluded the impact of transaction expenses, purchase accounting and any financing related costs. Based on the relative pro forma ownership provided for in the proposed transaction, this analysis indicated that the proposed transaction could be accretive to TAL’s estimated EPS for calendar years 2016 through 2020 and dilutive to TAL’s estimated pre-tax EPS for calendars years 2016 through 2020. The actual results achieved by the combined company may vary from projected results and the variations may be material.
Value Creation Analysis Based on Trading Multiples
BofA Merrill Lynch also prepared a value creation analysis by comparing the closing price for a share of TAL common stock on November 6, 2015 (the last full trading day prior to the public announcement of the proposed transaction), to a hypothetical pro forma trading value for the common shares of the combined company after the proposed transaction. BofA Merrill Lynch calculated a reference range of hypothetical pro forma trading values for the common shares of the combined company following the proposed transaction by applying calendar year 2016 EPS multiples of 6.6x to 10.0x to estimated pro forma EPS for the combined company for 2016 based on the Specific TAL Forecasts, Specific Adjusted Triton Forecasts and the Synergies. This value creation analysis yielded an implied accretion/(dilution) in equity value to TAL stockholders ranging from (1%) to 52%.
Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the TAL Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of TAL and Triton. The estimates of the future performance of TAL and Triton in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the TAL exchange ratio (taking into account the Triton merger) to holders of TAL common stock and were provided to the TAL Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of TAL or Triton.
The type and amount of consideration payable in the proposed transaction was determined through negotiations between TAL and Triton, rather than by any financial advisor, and was approved by the TAL Board. The decision to enter into the Agreement was solely that of the TAL Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the TAL Board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the TAL Board, management or any other party with respect to the proposed transaction or the TAL exchange ratio.
In connection with BofA Merrill Lynch’s services as TAL’s financial advisor, TAL has agreed to pay BofA Merrill Lynch an aggregate fee of  $12,500,000, of which $2,000,000 was paid upon delivery of its opinion and $10,500,000 is payable upon consummation of the transaction. In addition, TAL may, based on its good faith evaluation of the services provided by BofA Merrill Lynch and as determined in its sole discretion, pay BofA Merrill Lynch an additional fee of  $2,500,000 immediately prior to the closing. TAL has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch’s legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch’s engagement.
BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of TAL, Triton and certain of their respective affiliates.
BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TAL and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as initial purchaser for various debt offerings undertaken by TAL and/or certain of its affiliates, (ii) having acted or acting as administrative agent, collateral agent, joint lead arranger, joint bookrunner for, and a lender under, certain term loans, leasing and other credit facilities of TAL and/or certain of its affiliates and (iii) having provided or providing derivatives trading services to TAL and/or certain of its affiliates. The aggregate consideration paid by TAL and its affiliates to BofA Merrill Lynch for its services during the two year period ended September 30, 2015 was approximately $13 million.
In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Triton, Vestar and Warburg Pincus, each an affiliate of Triton, and/or certain of their respective affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Triton in connection with certain merger and acquisition transactions, including its sale to Vestar and Warburg Pincus, (ii) having acted as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by Vestar and/or Warburg Pincus and/or certain of their respective affiliates and portfolio companies, including various debt offerings undertaken by Triton, (iii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner for, and/or a lender, under certain term loans, letters of credit and other credit facilities of Vestar and Warburg Pincus and/or certain of their respective affiliates and portfolio companies (including acquisition financing), including certain term loans and other credit facilities of Triton, (iv) having provided or providing certain treasury and trade management services and products to Vestar and Warburg Pincus and/or certain of their respective affiliates and portfolio companies, including Triton and (v) having provided or providing certain derivatives and/or foreign exchange trading services to Vestar and Warburg Pincus and/or certain of their respective affiliates and portfolio companies, including Triton. In addition, an employee of BofA Merrill Lynch is a non-voting advisory board observer with respect to the advisory boards of certain affiliates of Warburg Pincus. From time to time during 2013 and 2014, certain members of the BofA Merrill Lynch deal team for TAL had held discussions with, and provided financial analyses based on public information to, representatives of Triton, Warburg Pincus and Vestar regarding various transactions that Triton might be interested in pursuing, including a potential merger with TAL. Such discussions were held with the knowledge of Mr. Sondey and other members of TAL’s senior management. BofA Merrill Lynch notified the full TAL Board of these discussions on October 24, 2015. In addition, during 2014, at the request of Triton, BofA Merrill Lynch discussed with Triton the potential retention of BofA Merrill Lynch in connection with a potential IPO of Triton. None of Triton, Warburg Pincus or Vestar retained BofA Merrill Lynch in connection with a potential TAL-Triton combination or a potential IPO of Triton. The aggregate consideration paid by Triton, Vestar and Warburg Pincus and their respective affiliates to BofA Merrill Lynch for its services during the two year period ended September 30, 2015 was approximately $27 million.
BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. TAL selected BofA Merrill Lynch as its financial advisor in connection with the proposed transaction on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with TAL and its business.
Prospective Financial Information
Summarized below is certain unaudited prospective financial information of TAL and Triton that was prepared by TAL and made available to the TAL Board and BofA Merrill Lynch in connection with the evaluation of the mergers, as well as certain other unaudited prospective financial information of TAL and Triton that was exchanged between the parties prior to the execution of the transaction agreement. TAL and Triton as a matter of course do not make public long-term projections as to future revenues, earnings or other results because, among other reasons, of the uncertainty of the underlying assumptions and estimates. As a result, TAL and Triton do not endorse the unaudited prospective financial information below as an assurance or guarantee of future actual results.
The inclusion of this information should not be regarded as an indication that any of TAL, Triton, their respective Boards of Directors, affiliates or advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Further, the unaudited prospective financial information is not included in this proxy statement/prospectus in order to influence any TAL stockholder’s vote on any of the proposals contained in this proxy statement/prospectus. Rather, the unaudited prospective financial information is included in this proxy statement/prospectus because it was provided to the TAL Board, BofA Merrill Lynch and the TAL Board’s other advisors in connection with the evaluation of the mergers and not with a view toward public disclosure. Moreover, this unaudited prospective financial information was based on estimates and assumptions made by TAL and Triton, as applicable, at the time of preparation of such information and speaks only as of such time. Such assumptions and estimates, include, among others, assumptions and estimates with respect to the price and availability of new and used containers, future interest rates, per diem lease rates for various equipment types, the volume of global trade, and other assumptions with respect to future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies. Except to the extent required by applicable law, neither TAL nor Triton has any obligation to update the unaudited prospective financial information included in this proxy statement/prospectus and has not done so and does not intend to do so.
You should review the SEC filings of TAL for a description of risk factors with respect to the business of TAL, as well as information included in “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements” and “Where You Can Find More Information” in this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information was based on significant estimates and assumptions that make it inherently less comparable to any similarly titled GAAP measures in TAL’s and Triton’s historical GAAP financial statements. None of the independent registered public accounting firms of TAL nor Triton has compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared.
In September 2015, TAL prepared the below TAL Projections Cases 1, 2 and 3 (Table 1), and Triton prepared the below Triton Projections Cases 1, 2 and 3 (Table 2), which the parties exchanged with each other on September 14, 2015. These projections represent the forecasts of TAL and Triton for the periods presented below for their respective businesses, and share underlying assumptions with respect to certain common inputs, including overall asset growth, the cost to purchase new containers, interest rates and per diem lease rates. Each case assumed an increase in new container prices from the current historically low prices, and the trajectory of such increases varied by case. In addition, in October 2015, TAL updated the 2015 forecast to reflect actual results from the third quarter of 2015 and expectations for the fourth quarter of 2015. While Triton updated its internal 2015 forecasts following the end of the third quarter of 2015 to reflect actual results from the third quarter of 2015 and expectations for the fourth quarter of 2015, these updated projections were not shared with TAL, the TAL Board or BofA Merrill Lynch prior to the execution of the transaction agreement.

Table 1 (TAL Projections Cases 1, 2 and 3)
	September Forecast 2015	October Forecast 2015	2016	2017	2018	2019	2020
	($ in 000, except container prices)
TAL Projections
Case 1
20DC new container price			$1,600	$1,648	$1,697	$1,748	$1,800
Revenue earning assets, end of year	$4,034,846	$4,039,236	$4,236,750	$4,448,599	$4,670,919	$4,904,242	$5,149,232
Total leasing revenues	$602,997	$606,814	$572,877	$566,568	$588,471	$627,827	$675,816
Adjusted pretax income	$158,845	$149,992	$111,357	$90,142	$95,773	$112,832	$126,593
Adjusted net income	$102,758	$97,030	$72,038	$58,313	$61,956	$72,992	$81,894
Case 2
20DC new container price			$1,600	$1,800	$2,000	$2,060	$2,122
Revenue earning assets, end of year	$4,034,846	$4,039,236	$4,236,750	$4,449,006	$4,671,718	$4,905,130	$5,150,041
Total leasing revenues	$602,997	$606,814	$572,876	$568,950	$593,428	$637,013	$692,521
Adjusted pretax income	$158,845	$149,992	$111,357	$98,874	$109,696	$132,279	$151,849
Adjusted net income	$102,758	$97,030	$72,038	$63,963	$70,964	$85,572	$98,232
Case 3
20DC new container price			$1,800	$2,000	$2,060	$2,122	$2,186
Revenue earning assets, end of year	$4,034,846	$4,039,236	$4,236,809	$4,449,303	$4,672,371	$4,906,484	$5,152,412
Total leasing revenues	$602,997	$606,814	$576,597	$577,312	$603,634	$648,912	$706,632
Adjusted pretax income	$158,845	$149,992	$124,192	$114,646	$120,096	$144,505	$166,169
Adjusted net income	$102,758	$97,030	$80,341	$74,166	$77,691	$93,481	$107,496

Table 2 (Triton Projections Cases 1, 2 and 3)
	September Forecast 2015	2016	2017	2018	2019	2020
	($ in 000, except container prices)
Triton Projections provided to TAL
Case 1
20DC new container price		$1,600	$1,648	$1,697	$1,748	$1,800
Net container rental equipment, end of year	$4,348,247	$4,566,262	$4,794,750	$5,034,700	$5,286,672	$5,550,947
Container rental income	$696,127	$672,367	$714,052	$761,443	$830,026	$905,512
Adjusted pretax income, after NCI	$135,315	$97,949	$109,299	$118,368	$167,449	$190,415
Adjusted net income	$144,333	$101,259	$107,417	$114,239	$162,147	$184,583
Case 2
20DC new container price		$1,600	$1,800	$2,000	$2,060	$2,122
Net container rental equipment, end of year	$4,348,247	$4,566,262	$4,794,805	$5,034,900	$5,287,039	$5,551,396
Container rental income	$696,127	$672,367	$715,757	$769,243	$846,220	$929,996
Adjusted pretax income, after NCI	$135,315	$98,026	$116,422	$139,961	$194,880	$227,214
Adjusted net income	$144,333	$101,333	$114,364	$135,301	$188,902	$220,475
Case 3
20DC new container price		$1,800	$2,000	$2,060	$2,122	$2,186
Net container rental equipment, end of year	$4,348,247	$4,566,379	$4,794,968	$5,035,127	$5,287,203	$5,551,628
Container rental income	$696,127	$673,716	$721,937	$779,227	$856,517	$938,869
Adjusted pretax income, after NCI	$135,315	$107,048	$125,730	$146,640	$201,489	$232,583
Adjusted net income	$144,333	$110,133	$123,443	$141,815	$195,349	$225,712

After review of Triton Projections Cases 1, 2 and 3, TAL created its own adjusted projections for Triton in September 2015, which were shared with the TAL Board and BofA Merrill Lynch. These Triton Adjusted Cases 1, 2 and 3 (Table 3) were based on the operating assumptions underlying Triton Projections Cases 1, 2 and 3, but reflect a baseline pretax growth rate that is in line with that assumed for TAL because of the similarities between the two companies’ respective businesses, adjusted lower to reflect a more conservative view related to the redeployment and re-pricing of Triton’s expiring container lease contracts. The TAL Board and management believed that analyzing the mergers based on TAL Projection Case 2 and Triton Adjusted Case 2 provided the most appropriate cases to analyze the mergers because it represented the middle case of the scenarios that were developed. Due to the similarities between TAL and Triton, using any of the other scenarios for TAL and Triton, or changing certain assumptions underlying the projections for both TAL and Triton (such as the projected pricing for new container leases entered into in 2016 and beyond), yielded results that were not materially different from the results obtained from using TAL Projection Case 2 and Triton Adjusted Case 2 when the TAL Board considered the financial attractiveness of the transaction for TAL stockholders.
Table 3 (Triton Adjusted Cases 1, 2 and 3)
	2016	2017	2018	2019	2020
	($ in 000)
Triton Adjusted Cases
Case 1
Adjusted pretax income, after NCI	$92,933	$65,730	$67,750	$85,629	$109,935
Adjusted net income	$88,287	$62,443	$64,362	$81,348	$104,438
Case 2
Adjusted pretax income, after NCI	$92,933	$74,478	$81,698	$105,111	$135,236
Adjusted net income	$88,286	$70,754	$77,613	$99,855	$128,474
Case 3
Adjusted pretax income, after NCI	$105,791	$90,278	$92,116	$117,359	$149,582
Adjusted net income	$100,501	$85,764	$87,510	$111,491	$142,103

In October 2015, TAL created additional three scenarios, titled TAL Projections Cases 1a, 2a and 3a (Table 4), which were based on TAL Projections Cases 1, 2 and 3 but which assumed a less severe re-pricing impact from expiring container lease contracts. TAL also developed three additional scenarios for Triton based on TAL Projections Cases 1a, 2a and 3a (Table 5). TAL Projections Cases 1a, 2a and 3a were also provided to the TAL Board and BofA Merrill Lynch prior to approval of the transactions by the TAL Board.

Table 4 (TAL Projections Cases 1a, 2a and 3a)
	October Forecast 2015	2016	2017	2018	2019	2020
	($ in 000, except container prices)
TAL Projections
Case 1a
20DC new container price		$1,600	$1,648	$1,697	$1,748	$1,800
Revenue earning assets, end of year	$4,039,236	$4,236,750	$4,448,599	$4,670,919	$4,904,242	$5,149,232
Total leasing revenues	$606,814	$580,522	$582,178	$607,582	$648,207	$696,410
Adjusted pretax income	$149,992	$119,078	$106,258	$116,160	$135,468	$150,571
Adjusted net income	$97,030	$77,033	$68,739	$75,145	$87,636	$97,046
Case 2a
20DC new container price		$1,600	$1,800	$2,000	$2,060	$2,122
Revenue earning assets, end of year	$4,039,236	$4,236,750	$4,449,006	$4,671,718	$4,905,130	$5,150,041
Total leasing revenues	$606,814	$580,522	$584,096	$611,349	$654,963	$708,655
Adjusted pretax income	$149,992	$119,078	$114,522	$128,859	$152,377	$171,103
Adjusted net income	$97,030	$77,032	$74,085	$83,360	$98,574	$110,688
Case 3a
20DC new container price		$1,800	$2,000	$2,060	$2,122	$2,186
Revenue earning assets, end of year	$4,039,236	$4,236,809	$4,449,303	$4,672,371	$4,906,484	$5,152,412
Total leasing revenues	$606,814	$583,393	$590,175	$618,677	$663,698	$719,221
Adjusted pretax income	$149,992	$131,056	$127,950	$136,204	$161,114	$181,376
Adjusted net income	$97,030	$84,781	$82,772	$88,112	$104,226	$117,334

Table 5 (Triton Adjusted Projections Cases 1a, 2a and 3a)
	2016	2017	2018	2019	2020
	($ in 000)
Triton Adjusted Cases
Case 1a
Adjusted pretax income, after NCI	$105,691	$89,434	$98,169	$119,414	$144,308
Adjusted net income	$100,407	$84,962	$93,260	$113,443	$137,093
Case 2a
Adjusted pretax income, after NCI	$105,691	$97,713	$110,890	$136,353	$164,876
Adjusted net income	$100,407	$92,827	$105,345	$129,536	$156,632
Case 3a
Adjusted pretax income, after NCI	$117,691	$111,165	$118,248	$145,106	$175,168
Adjusted net income	$111,806	$105,606	$112,336	$137,850	$166,409

Interests of TAL Officers and Directors in the Mergers
Interests of TAL Executive Officers and Directors in the Mergers
In considering the recommendation of the TAL Board that you vote to adopt the transaction agreement, you should be aware that TAL’s executive officers and directors may have interests in the TAL merger that are different from, or in addition to, the interests of TAL’s stockholders generally. The TAL Board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the transaction agreement and approve the TAL merger and to recommend that you vote in favor of adopting the transaction agreement.
Treatment of TAL Stock-Based Awards
As of December 31, 2015, TAL executive officers held 192,000 outstanding restricted TAL shares, 62,500 of which were granted in 2013, and 129,500 of which were granted in 2014 and 2015. In addition, the transaction agreement permits TAL to grant up to an additional 140,000 restricted TAL shares under the TAL equity-based incentive plan to employees, officers and directors of TAL prior to the effective time of the mergers, some of which may be granted to TAL executive officers, and some of which may be granted as fully vested shares of TAL common stock to TAL non-executive directors in the ordinary course of business consistent with past practice. In January 2016, the following restricted TAL shares were granted to TAL executive officers as follows: Mr. Sondey: 31,000; Mr. Burns: 10,500; Mr. Dunner: 10,500; Mr. Valentine: 8,500; and Mr. Pearlin: 6,000.
At the effective time of the mergers, each restricted TAL share will cease to represent a share of TAL common stock and will be converted into a TAL restricted Holdco share, with such TAL restricted Holdco shares subject to the same terms and conditions as were applicable to the restricted TAL shares immediately prior to the effective time of the mergers (after taking into account any acceleration of vesting that results from the mergers).
All restricted TAL shares granted in 2013 vested on January 1, 2016. All restricted TAL shares granted in 2014 and 2015 automatically vest at the effective time of the mergers as a result of the completion of the mergers. Restricted TAL shares granted in January 2016 do not automatically vest as a result of the completion of the mergers and will be converted at the effective time of the mergers into TAL restricted Holdco shares, as described above.
The following table summarizes the number of outstanding restricted TAL shares held by TAL’s executive officers as of December 31, 2015 (the last practicable date prior to filing this proxy statement/prospectus), and the aggregate value of the fully vested Holdco common shares that each of them may become entitled to receive in respect of their outstanding TAL restricted shares granted in 2014 and 2015, assuming acceleration in full of such restricted TAL shares at the effective time of the mergers and continued employment of the TAL executive officers through the effective time of the mergers. The aggregate value of the fully vested Holdco common shares has been calculated assuming that the implied dollar value of the Holdco common shares is $15.90, which represents TAL’s closing market price as of December 31, 2015. In addition, upon vesting of the restricted TAL shares, all dividends that accrued with respect to such restricted TAL shares from the grant date through the vesting date will be paid to TAL’s executive officers.
Name of TAL Executive Officer	Restricted TAL Shares (#)	Total Value of Resulting Consideration ($)(1)	Total Value of Dividends that Accrued During Vesting Period ($)(2)
Brian M. Sondey	87,000	$1,383,300	$463,390
John Burns	31,500	$500,850	$170,835
Adrian Dunner	31,500	$500,850	$170,835
Kevin Valentine	24,000	$381,600	$127,380
Marc Pearlin	18,000	$286,200	$97,620

(1)
Equal to the product of  (i) the number of restricted TAL shares granted in 2013, 2014 and 2015 held by the TAL executive officer on December 31, 2015 and (ii) $15.90.

(2)
These amounts represent the value of accrued dividends that will be paid with respect to the restricted TAL shares upon vesting based upon dividends declared as of December 31, 2015.

Management Following the Mergers
Mr. Sondey will serve as the Chairman and Chief Executive Officer of Holdco and Mr. Burns will serve as the Chief Financial Officer of Holdco upon completion of the mergers. See “The Holdco Board of Directors and Management After the Mergers — Executive Officers” on page 123.
Employment Agreement with Brian M. Sondey
TAL entered into an employment agreement with its chairman, president and chief executive officer, Brian M. Sondey, on November 3, 2004. The employment agreement provides Mr. Sondey with severance protections in the event of certain qualifying terminations of his employment.

Mr. Sondey is entitled to severance payments if his employment is terminated by TAL without cause, if he terminates his employment for “good reason” (as defined below), or if he dies or becomes disabled. Upon a termination of his employment without cause or for good reason, Mr. Sondey is entitled to the continued payment of his base salary and annual incentive compensation for eighteen months following the termination date.
For purposes of Mr. Sondey’s employment agreement, “good reason” means (i) any adverse change in his title, duties or responsibilities which is not remedied within ten business days following receipt by the TAL Board of notice of such change, (ii) a reduction in his base salary or failure to pay him compensation due under the employment agreement which is not remedied within ten business days following receipt by the TAL Board of notice of such reduction or failure, (iii) any relocation by more than fifty miles, if such relocation increases his commute by more than twenty miles, (iv) any willful breach by TAL of the employment agreement which is not remedied within ten business days following receipt by the TAL Board of notice of such breach, or (v) if TAL elects not to renew the employment agreement.
Based on Mr. Sondey’s compensation and bonus levels as of December 31, 2015, the amount of cash severance that would be payable to him upon a termination of his employment by TAL without cause or by him for good reason is equal to $2,175,000.
Upon termination of Mr. Sondey’s employment for any reason or no reason, and subject to TAL’s election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, Mr. Sondey will be restricted from competing with TAL for the one-year period following such termination, provided that (i) such payment is not required upon a termination for cause and (ii) such payment will not be duplicative of any severance payments otherwise payable upon a qualifying termination under the employment agreement, as described above.
Other Employment Agreements; Non-Compete Agreements
TAL does not have any employment agreements with any other TAL executive officers. However, all of the TAL executive officers are bound by a non-compete agreement, which states that when employment terminates for any reason or no reason, TAL may elect to enforce the non-compete arrangement for a period of one year, with the TAL executive officer entitled to a payment of one year’s salary.
Executive Severance Plan
Each of the TAL executive officers (other than Mr. Sondey, whose existing employment agreement described above contains severance provisions that apply in the event of certain terminations of his employment) is a participant in the TAL International Group, Inc. Executive Severance Plan, which we refer to as the executive severance plan, which provides for severance payments upon certain terminations of employment that occur prior to the first anniversary of the completion of the mergers.
The executive severance plan provides that, if a participant is involuntarily terminated for performance reasons (as determined by the plan administrator), and provided that such termination is not the result of willful misconduct or gross negligence and is not for cause, the participant will receive the following severance payments, which we refer to as the category one severance payments: (i) one week of base salary for one but less than five years of service; (ii) two weeks of base salary for five but less than ten years of service; and (iii) three weeks of base salary for ten or more years of service.
The executive severance plan further provides that, if a participant’s employment is either (A) involuntarily terminated by TAL in connection with (i) a workforce reduction due to economic conditions or a decrease in company performance, (ii) a reorganization causing the discontinuance of jobs or resulting in changed job aptitude or skill requirements, (iii) being unable to locate another position after returning from a disability leave of absence because the prior position was filled or eliminated during the leave or (iv) a transfer of job functions to a third party or (B) terminated by the participant for “good reason” (as defined below), and provided in each case that the participant does not voluntarily resign or abandon his or her job, the participant does not accept a position within TAL or a third party to which TAL transfers job functions or sells assets, the participant does not decline an offer of a comparable position with TAL or a third party to which TAL transfers job functions or sells assets, and the termination is not for cause, the participant will be eligible to receive a payment equal to eighteen months of base salary and target bonus, which we refer to as the category two severance payments.
Severance payments under the executive severance plan will be made in lump sum within forty-five days of the participant’s termination date, subject to the participant’s prior execution of a waiver and release of claims, provided that if such waiver and release of claims is subject to a revocation period, payment will not be made until the expiration of such revocation period.
For purposes of the executive severance plan, “good reason” means (i) a material diminution in the participant’s base compensation, (ii) a material change in the geographical location at which the participant performs services or (iii) any other act or failure to act that constitutes a material breach by TAL of any employment agreement.
The executive severance plan does not provide for any tax gross-up payments. In the event that any severance payment under the executive severance plan would result in a participant being subject to any excise tax imposed under Section 4999 of the Code, such severance payments will be reduced to the extent necessary to make such payments not subject to the excise tax.
Based on the years of service and compensation and bonus levels of the TAL executive officers as of December 31, 2015, the category one and category two severance payments that would be payable upon a qualifying termination of employment under the terms of the executive severance plan are as follows:
Name of TAL Executive Officer	Category One Severance Payments ($)(1)	Category Two Severance Payments ($)(2)
John Burns	21,635	900,000
Adrian Dunner	20,481	852,000
Kevin Valentine	17,019	708,000
Marc Pearlin	17,308	630,000

(1)
Equal to the category one severance benefits that the TAL executive officer would receive upon an involuntary termination for performance reasons (as determined by the plan administrator), provided that such termination is not the result of willful misconduct or gross negligence and is not for cause. For Mr. Burns, this amount represents three weeks of base salary; for Mr. Dunner, this amount represents three weeks of base salary; for Mr. Valentine, this amount represents three weeks of base salary; and for Mr. Pearlin, this amount represents three weeks of base salary.

(2)
Equal to the category two severance benefits that the TAL executive officer would receive upon either (A) an involuntary termination by TAL in connection with (i) a workforce reduction due to economic conditions or a decrease in company performance, (ii) a reorganization causing the discontinuance of jobs or resulting in changed job aptitude or skill requirements, (iii) being unable to locate another position after returning from a disability leave of absence because the prior position was filled or eliminated during the leave or (iv) a transfer of job functions to a third party or (B) a termination by the TAL executive officer for good reason, and provided in each case that the TAL executive officer does not voluntarily resign or abandon his job, does not accept a position within TAL or a third party to which TAL transfers job functions or sells assets, does not decline an offer of a comparable position with TAL or a third party to which TAL transfers job functions or sells assets, and the termination is not for cause. For each TAL executive officer, this amount represents eighteen months of base salary and target bonus.

Executive Retention Bonus Plan
Each of the TAL executive officers, including Mr. Sondey, is a participant in the TAL International Group, Inc. Executive Retention Bonus Plan, which we refer to as the executive retention bonus plan.
The executive retention bonus plan provides for a retention bonus equal to six months of the TAL executive officer’s base salary upon the earliest to occur of  (i) the first anniversary of the effective time of the mergers, provided that the executive officer remains continuously employed through, and has not tendered a notice of resignation prior to, such date, (ii) the termination of the executive officer’s employment without cause or by the executive officer for “good reason” (as defined below), (iii) the executive’s death or disability and (iv) June 30, 2017, provided that the executive remains continuously employed through, and has not tendered a notice of resignation prior to, such date. The retention bonus will be paid in a lump sum no later than sixty days following the applicable vesting date.
The executive retention bonus plan does not provide for any tax gross-up payments. In the event that any retention bonus payable under the executive retention bonus plan would result in the TAL executive officer being subject to any excise tax imposed under Section 4999 of the Code, such retention bonus will be reduced to the extent necessary to make such payment not subject to the excise tax.
For purposes of the executive retention bonus plan, “good reason” has the same meaning as described above for the executive severance plan.
Based on the compensation levels of the TAL executive officers as of December 31, 2015, the retention bonuses that would become payable on the applicable vesting date under the terms of the executive retention bonus plan are as follows:
Name of TAL Executive Officer	Retention Bonus ($)
Brian M. Sondey	362,500
John Burns	187,500
Adrian Dunner	177,500
Kevin Valentine	147,500
Marc Pearlin	150,000
Compensation Actions Between Signing of the Transaction Agreement and Completion of the Mergers
The terms of the transaction agreement permit TAL to take certain compensation actions prior to the completion of the mergers that may affect TAL’s executive officers and directors. TAL expects to pay its normal course annual performance bonuses to TAL executive officers in early 2016 in respect of performance in 2015, and TAL may also grant merit-based salary increases to TAL executive officers targeted at 3.5% that will become effective as of January 1, 2016.
Continuing Service as Director for Holdco Board
The Holdco Board after the mergers will include four individuals who, as of immediately prior to the closing of the transactions contemplated by the transaction agreement, will serve as directors of TAL. The four individuals will be designated as Holdco Board members before consummation of the mergers. The Holdco Board will determine the compensation to be paid to directors of Holdco. For a discussion of the Holdco Board, see “The Mergers — The Holdco Board of Directors and Management After the Mergers.”
Indemnification and Insurance
Under the terms of the transaction agreement, Holdco agreed that it will, following the effective time of the mergers, cause the TAL surviving corporation to indemnify, defend and hold harmless, and advance expenses to, the present and former officers and directors of TAL or any of its subsidiaries, against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts paid in settlement of, or in connection with, any threatened or actual action, based on, or arising out of, the fact that such person is or was a director, officer or employee of TAL or any of its subsidiaries, whether or not arising out of matters existing or occurring at or prior to the effective time of the mergers. Additionally, Holdco agreed that, for a period of six years following the effective time of the mergers, it will, or will cause the TAL surviving corporation to maintain in effect, for the benefit of the present and former officers and directors of TAL or any of its subsidiaries, the current policies of directors’ and officers’ liability insurance maintained by TAL; provided, that (i) Holdco may, or may cause the TAL surviving corporation, to substitute such policies with policies that are no less advantageous to the insured; and (ii) the cost of such policies may not exceed 300% of the annual premium paid by TAL as of November 9, 2015. For a discussion of these interests, see “The Transaction Agreement — Covenants and Agreements — Indemnification and Insurance.”

The Holdco Board of Directors and Executive Officers After the Mergers
Board of Directors
Upon completion of the mergers, it is expected that the Holdco Board will be comprised of Brian M. Sondey, Simon R. Vernon, Robert W. Alspaugh, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, Robert L. Rosner and one additional independent director to be identified by the TAL Nominating and Corporate Governance Committee after conducting an executive search prior to the closing and after allowing Triton an opportunity to discuss and provide input on potential candidates.
Pursuant to the Warburg Pincus Shareholders Agreement, upon completion of the mergers, for so long as Warburg Pincus, together with certain permitted transferees, beneficially owns a number of Holdco shares representing at least 50% or more of the number of Holdco shares beneficially owned by Warburg Pincus as of the date of the closing of the mergers, Warburg Pincus will have the right to designate two directors to the Holdco Board, and the parties to the Warburg Pincus Shareholders Agreement (including Holdco) must take all necessary action to cause such directors to be elected at each annual meeting and at any other meeting where directors of the Holdco Board are to be elected. If Warburg Pincus and its permitted transferees beneficially own a number of Holdco shares that is less than 50%, but greater than or equal to 20%, of the number of Holdco shares beneficially owned by Warburg Pincus as of the date of the closing of the mergers, Warburg Pincus will have the right to designate one director to the Holdco Board. David A. Coulter and Simon R. Vernon will be the initial designees of Warburg Pincus.
Pursuant to the Vestar Shareholders Agreement, upon completion of the mergers, for so long as Vestar, together with certain permitted transferees, beneficially owns a number of Holdco shares representing at least one-third of the number of Holdco shares beneficially owned by Vestar as of the date of the closing of the mergers, Vestar will have the right to designate one director to the Holdco Board, and the parties to the Vestar Shareholders Agreement (including Holdco) must take all necessary action to cause such director to be elected at each annual meeting and at any other meeting where directors of the Holdco Board are to be elected. Robert L. Rosner will be the initial designee of Vestar.
Holdco directors that have been designated as of the date of this proxy statement/prospectus and their ages as of December 31, 2015 are as follows:
Name	Age	Current Director of:
Brian M. Sondey	48	TAL
Simon R. Vernon	57	Triton
Robert W. Alspaugh	68	Triton
Malcolm P. Baker	46	TAL
David A. Coulter	68	Triton
Claude Germain	48	TAL
Kenneth Hanau	50	TAL
Robert L. Rosner	56	Triton
Biographical information for the initial directors of Holdco is set forth below.
Brian M. Sondey is the Chairman, President and Chief Executive Officer of TAL, and has served as a director of TAL since November 2004. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an M.B.A. from The Stanford Graduate School of Business and a B.A. degree in Economics from Amherst College. As a result of these professional and other experiences, we believe Mr. Sondey possesses particular knowledge and experience in a variety of areas including corporate finance, intermodal equipment leasing, logistics, marketing, people management and strategic planning and strengthens the Holdco Board’s collective knowledge, capabilities, and experience.

Simon R. Vernon has served as Triton’s President and Chief Executive Officer and as a member of the Triton Board since 2003. Before being named President and Chief Executive Officer, Mr. Vernon served as Executive Vice President of Triton beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. He was named Vice President, Marketing, responsible for the Pacific basin, in 1993. Prior to joining Triton, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from 1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. He holds a B.A. from Exeter University in England. Mr. Vernon’s long service at Triton as well as his experience in the shipping industry make him a valuable asset to management and the Holdco Board.
Robert W. Alspaugh had a 36-year career with KPMG, including serving as the senior partner for a diverse array of companies across a broad range of industries. Mr. Alspaugh has served as a member of the Triton Board, and has chaired Triton’s Audit Committee, since 2012. Mr. Alspaugh has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2006, when Mr. Alspaugh served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of KPMG International, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice from 1998 to 2002. Mr. Alspaugh currently serves on the boards of directors of Autoliv (where he is the Chairman of the Audit Committee and a member of the Compliance Committee), Ball Corporation (where he is the Chairman of the Audit Committee and a member of the Finance Committee) and Verifone Systems, Inc. (where he is the Chairman of the Audit Committee and a member of the Governance and Nominating Committee). Mr. Alspaugh received his B.B.A. degree in accounting from Baylor University, where he graduated summa cum laude. Because of his years of experience in the accounting profession and as a director on public company boards, we believe Mr. Alspaugh is well qualified to serve on the Holdco Board.
Malcolm P. Baker has served as a director of TAL since September 2006. Mr. Baker is the Robert G. Kirby Professor and the head of the finance unit of the Harvard University Graduate School of Business, the director of the corporate finance program at the National Bureau of Economic Research, and a consultant for Acadian Asset Management. Mr. Baker holds a B.A. in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard University. As a result of these professional and other experiences, we believe Mr. Baker possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Holdco Board’s collective knowledge, capabilities, and experience.
Claude Germain has served as a director of TAL since February 2009. Since 2010 Mr. Germain has been a principal in Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013 Mr. Germain was also President and Chief Executive Officer of SMTC Corporation (NSDQ: SMTX), a global manufacturer of electronics based in Markham, Ontario. From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, where he was accountable for Schenker’s Canadian business. DB Schenker is one of the largest logistics service providers in the world. As the former President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group, Mr. Germain has extensive experience in global logistics. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics. Mr. Germain holds an M.B.A. from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University. As a result of these professional and other experiences, we believe Mr. Germain possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Holdco Board’s collective knowledge, capabilities, and experience.
David A. Coulter serves as a Special Limited Partner at Warburg Pincus LLC. Mr. Coulter has served as a member of the Triton Board since 2011 and is also a member of its Compensation Committee. Mr. Coulter joined Warburg Pincus LLC in 2005 and previously served as Head of the Financial Services

Group. From 2000 through 2005, Mr. Coulter held a series of positions at J.P. Morgan Chase, including Vice Chairman and member of the Office of the Chairman. He also served as President, Chief Executive Officer and Chairman of the Board of BankAmerica Corporation from 1995 to 1998. Mr. Coulter has been a member of the investment committee of Tiedemann Wealth Management, LLC since March 2014. Additionally, he serves as a director of Aeolus Re, MBIA and Santander Asset Management. Previously, Mr. Coulter has served as a director of Webster Financial Corporation, Sterling Financial Corporation, Metavante Technologies Inc., Pacific Gas & Electric, Strayer University and MasterCard International Inc. Mr. Coulter is also a board member of Lincoln Center, Carnegie Mellon University, Third Way and the Northern California Asia Society. He holds B.S. and M.S.I.A. degrees from Carnegie Mellon University. We believe Mr. Coulter is well qualified to serve on the Holdco Board because of his experience in both banking and private equity investment.
Kenneth Hanau has been a director of TAL since October 2012. Mr. Hanau is a Managing Director at Bain Capital Private Equity, a unit of Bain Capital, one of the world’s foremost private investment firms with approximately $75 billion in assets under management. He has significant experience in private equity investing, with specialized focus in the industrial and business services sectors, and currently leads Bain Capital Private Equity’s North American industrials team. Prior to joining Bain Capital in 2015, Mr. Hanau was the Managing Partner of 3i’s private equity business in North America. Mr. Hanau played an active role in investments in the industrial and business services sectors, including Mold Masters, a leading supplier of specialty components to the plastic industry, and Hilite, a global manufacturer of automotive solutions. Previously, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital. Before that, Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a CPA and started his career with Coopers & Lybrand. Mr. Hanau received his B.A. with honors from Amherst College and his M.B.A. from Harvard Business School. As a result of these professional and other experiences, we believe Mr. Hanau possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, distribution, and strategic planning that strengthens the Holdco Board’s collective knowledge, capabilities, and experience.
Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. Mr. Rosner has served as a member of the Triton Board since 2013 and is also a member of its Compensation Committee. He has been with Vestar Capital Partners, Inc. since the firm’s formation in 1988. Mr. Rosner also heads Vestar Capital Partners’ Diversified Industries and Financial Services Groups. In 2000, Mr. Rosner moved to Paris to establish Vestar Capital Partners’ operations in Europe and served as President of Vestar Capital Partners Europe from 2000 – 2011, overseeing the firm’s affiliate offices in Paris, Milan and Munich. Mr. Rosner was previously a member of the Management Buyout Group at The First Boston Corporation. He is a director of Institutional Shareholder Services Inc., Tervita Corporation and 21st Century Oncology, Inc. Mr. Rosner also served as a director of AZ Electronic Materials, Group OGF, Seves S.p.A., and Sunrise Medical Inc. Mr. Rosner is also a member of the Graduate Executive Board of The Wharton School of the University of Pennsylvania and the Board of Trustees of The Lawrenceville School. He received a B.A. in Economics from Trinity College and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania. We believe that Mr. Rosner’s financial and board member experience make him qualified to serve on the Holdco Board.
Committees of the Holdco Board
Upon completion of the mergers, it is expected that the Holdco Board will have the following three committees: a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee will be composed entirely of directors deemed to be, in the judgment of the Holdco Board, independent in accordance with listing standards of the NYSE.
It is expected that the Holdco Board will determine the committees on which the directors of Holdco will serve.

Executive Officers
Holdco’s executive officers that have been designated as of the date of this proxy statement/prospectus and their ages as of December 31, 2015 are as follows:
Name	Age	Title
Brian M. Sondey	48	Chief Executive Officer
Simon R. Vernon	57	President
John Burns	55	Chief Financial Officer
John O’Callaghan	55	Global Head of Field Marketing and Operations
Biographical information for the initial executive officers of Holdco is set forth below.
John Burns has served as TAL’s Senior Vice President and Chief Financial Officer. He is responsible for overseeing TAL’s Finance & Accounting, Audit, IT, Legal and HR departments. Mr. Burns was formerly TAL’s Senior Vice President of Corporate Development, where he was responsible for the execution of TAL’s corporate development strategy. Mr. Burns joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Container Corporation in April 1998 as Controller. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a B.A. in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.
John O’Callaghan has served as the Senior Vice President, Europe, North America, South America, South Africa and the Indian Sub-continent of Triton since 2006, with oversight for marketing, sales, product development & customer service. He has been responsible for the implementation of the organization’s commercial strategy & development. From 2002 to 2006, Mr. O'Callaghan served as Regional Vice President, Europe, South America, South Africa and the Indian Sub-continent, and prior to that as Vice President, Refrigerated Containers commencing in 1998. Mr. O’Callaghan was Director of Marketing, Refrigerated Containers from 1996 and Marketing Manager, Refrigerated Containers beginning in 1994. Prior to joining Triton, Mr. O’Callaghan worked on various construction projects including the Canary Wharf development with Koetter Kim & projects in Germany with Buro Bolles Wilson. Mr. O’Callaghan studied engineering at Trinity College Dublin and qualified with RIBA (Royal Institute of British Architects) as an architect with the Architectural Association in London.
The other executive officers of Holdco will be designated by the Holdco Board.
Information on the executive officers of Holdco who will also serve as directors of Holdco is provided above under “— The Holdco Board of Directors and Management After the Mergers.”
Compensation of Directors and Executive Officers
Holdco has not yet paid any compensation to its directors or executive officers. Information concerning the compensation paid to, and the employment agreements with, Brian M. Sondey and John Burns for the 2014 fiscal year is contained in TAL’s proxy statement for its 2015 annual meeting of stockholders and is incorporated by reference in this proxy statement/prospectus. It is expected that the Holdco Board will determine the compensation of directors of Holdco.
Ownership of Holdco Following the Mergers
Immediately following the closing of the mergers, former TAL stockholders will own approximately 45% of the issued and outstanding Holdco common shares, and former Triton shareholders will own approximately 55% of the issued and outstanding Holdco common shares.
Governmental and Regulatory Approvals
Each of Triton, Holdco and TAL has agreed to use its reasonable best efforts to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or declarations or filings with any governmental entity and any other third party which is required in connection with the transactions contemplated by the transaction agreement. These approvals include approval under, or notices pursuant to, the HSR Act and filings in South Korea and Germany. Subject to the terms and conditions of the transaction agreement, TAL and Triton have also agreed to use reasonable best efforts to supply any additional information that may be requested pursuant to the HSR Act or any laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (“Merger Control Law”) as promptly as practicable and to take all other actions consistent with their obligations to use reasonable best efforts to obtain governmental approvals necessary to cause the expiration or termination of the applicable waiting periods (and any extensions thereof) under the HSR Act and any Merger Control Law and to ensure any clearance and authorizations under Merger Control Laws on or before the end date.
The parties have also agreed to use reasonable best efforts to take all actions proper or advisable to consummate, as soon as practicable after the date of the transaction agreement, the transactions contemplated by the transaction agreement, including using reasonable best efforts to contest and resist any administrative or judicial action or proceeding and to vacate, lift, reverse or overturn any judgment, injunction or other decree or order that prevents, materially delays or materially impedes the consummation of the mergers or the other transactions contemplated by the transaction agreement.
TAL and Triton have been making the necessary notifications and filings with both federal regulators and the regulators described above, to obtain the consents, authorizations and approvals contemplated by the transaction agreement.
Notwithstanding the parties’ obligations summarized above, TAL and Triton have also agreed that in no event will TAL or Triton be required to (i) sell, swap, hold separate, divest or otherwise dispose of businesses or assets of TAL and its subsidiaries, on the one hand, or Triton and its subsidiaries, on the other hand, that were used in the production of, or contributed to the production of, annual revenue in excess of  $135,592,100 in the aggregate (determined based on the gross fiscal 2014 revenue of TAL and its subsidiaries, on the one hand, or Triton and its subsidiaries, on the other hand) or (ii) take any other actions that would, or would reasonably be expected to, have a material adverse effect on the business, results of operations or financial condition of the combined businesses of TAL and its subsidiaries and Triton and its subsidiaries, taken as a whole after giving effect to the transactions contemplated by the transaction agreement.
U.S. Antitrust Filing
Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the TAL merger and the Triton merger may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.
TAL and Triton each filed its required HSR notification and report forms with respect to the TAL merger and Triton merger on November 20, 2015, commencing the initial 30-calendar day waiting period. On December 7, 2015, the FTC and DOJ granted the parties’ requests for early termination of the HSR Act waiting period. With such early termination, the condition relating to the expiration or termination of the HSR Act waiting period has been satisfied. At any time before or after the mergers are completed, notwithstanding the early termination of the waiting period under the HSR Act, either the DOJ or the FTC could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Triton, TAL or their subsidiaries or impose restrictions on Holdco’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the mergers or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

South Korean Competition Filing
Under the Monopoly Regulation and Fair Trade Act, certain transactions, including the TAL merger and the Triton merger, are notifiable to the KFTC. A transaction notifiable under the Monopoly Regulation and Fair Trade Act may not be completed until such approval has been granted. TAL and Triton filed a notification with the KFTC on December 11, 2015. On January 5, 2016, the KFTC granted approval of the TAL merger and the Triton merger.
German Competition Filing
Under the Act Against Restraints in Competition, certain transactions, including the TAL merger and the Triton merger, are notifiable to the FCO. A transaction notifiable under the Act Against Restraints on Competition may not be completed until such approval has been granted. TAL and Triton filed a notification with the FCO on December 11, 2015. On December 21, 2015, the FCO granted approval of the TAL merger and the Triton merger.
Other Governmental Approvals
TAL is not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described in the section entitled “— Governmental and Regulatory Approvals.” There can be no assurance, however, that, if required, any additional approvals or actions will be obtained. TAL also cannot assure you that the DOJ, the FTC, the KFTC, the FCO or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, TAL cannot assure you as to its result.
Accounting Treatment of the Mergers
The mergers will be accounted for using the acquisition method of accounting based on authoritative guidance for business combinations under GAAP. In determining the acquirer for accounting purposes, TAL and Triton considered the factors required under GAAP. Triton will be considered the acquirer of TAL for accounting purposes. The total purchase price will be allocated to the assets acquired, including specific identified intangible assets, and liabilities assumed from TAL based on their fair values as of the date of the completion of the mergers and the excess, if any, will be allocated to goodwill. Reported financial condition and results of operations of Holdco, issued after completion of the mergers will reflect TAL’s balances and results after completion of the mergers, but will not be restated retroactively to reflect the historical financial position or results of operations of TAL. Following the completion of the mergers, the earnings of the combined company will reflect acquisition accounting adjustments, including increased amortization expense for acquired intangible assets.
Appraisal Rights
Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available to TAL stockholders in connection with the TAL merger or any of the other transactions described in this proxy statement/prospectus.
Restrictions on Resale of Shares by Certain Affiliates
The Holdco common shares to be issued to TAL stockholders in connection with the mergers will be freely tradeable, except for Holdco common shares issued in connection with the mergers to persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act, which shares may be resold by such shareholders only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by, or are under common control with, Holdco and may include Holdco’s executive officers and directors, as well as Holdco’s principal shareholders.
This proxy statement/prospectus does not cover resales of Holdco common shares by affiliates of Triton, TAL or Holdco or shareholders of Triton.

Listing of Holdco Common Shares on the NYSE
Holdco has agreed to use its reasonable best efforts to cause the Holdco common shares to be issued in connection with the mergers to be approved for listing on the NYSE prior to the effective time of the mergers, subject to official notice of issuance and, in the case of Holdco common shares to be issued in the Triton merger, the removal of any restrictive legends. If the Holdco common shares to be issued in the Triton merger are not approved for listing on the NYSE prior to the effective time of the mergers, Holdco must use reasonable best efforts to cause such Holdco common shares to be approved for listing on the NYSE, subject to the removal of any restrictive legends, on or prior to the six month anniversary of the closing of the mergers. It is expected that following the mergers, Holdco common shares will trade on the NYSE under the symbol “[_____].”
Delisting and Deregistration of TAL Common Stock
If the TAL merger is completed, the TAL common stock will be delisted from the NYSE and will no longer be registered under the Exchange Act.
Merger Expenses, Fees and Costs
All fees and expenses incurred by TAL and Triton in connection with the transaction agreement and the related transactions will be paid by the party incurring those fees or expenses, except that the parties agreed to share equally the filing fees under the HSR Act and the expenses in connection with filing, printing and mailing this proxy statement/prospectus. TAL will pay Triton up to $3,500,000 of Triton’s, Holdco’s, the Merger Subs’ and their subsidiaries’ out-of-pocket expenses incurred in connection with the transaction agreement or the transactions contemplated thereby if the transaction agreement is terminated by either TAL or Triton because the mergers have not been consummated at or before the end date (but only if the TAL stockholders meeting has not been held prior to the end date) or if the TAL stockholders meeting has concluded without the required TAL stockholder vote having been obtained.
Under certain specified circumstances, TAL may be required to pay a termination fee of  $19,484,275, including if  (i)(A) a third party has publicly made a TAL Acquisition Proposal after the date of the transaction agreement, (B) TAL or Triton terminates the transaction agreement because the mergers have not been consummated at or before the end date (but only if the TAL stockholders meeting has not been held prior to the end date) and such TAL Acquisition Proposal was not publicly irrevocably withdrawn at least three business days prior to the date of the TAL stockholders meeting, and (C) within nine months of such termination, TAL consummations any TAL Acquisition Proposal or enters into any definitive agreement with respect to any TAL Acquisition Proposal (which, for purposes of this clause, the references to 20% in the definition of TAL Acquisition Proposal will be deemed to be references to 50%), (ii) Triton terminates the transaction agreement because the TAL Board has effected a Change in TAL Recommendation or (iii) TAL terminates the transaction agreement at any time prior to receipt of the required TAL stockholder vote, in order to enter into a binding written agreement with respect to a TAL Superior Proposal (provided that TAL has complied in all but immaterial respects with the non-solicitation provisions of the transaction agreement). If TAL is obligated to pay the TAL Termination Fee, then the TAL Termination Fee will be reduced by any expense reimbursement payment, if any, described above that has previously been paid. Under certain specified circumstances, Triton may be required to pay a termination fee of  $65,000,000 if Triton terminates the transaction agreement in order to enter into a binding written agreement with respect to a Triton Superior Proposal (provided that Triton has complied in all but immaterial respects with its obligations under the non-solicitation provisions of the transaction agreement). See “The Transaction Agreement — Termination Fees; Expenses” beginning on page 154.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of TAL common stock and of the ownership and disposition of Holdco common shares received by such U.S. holders upon the consummation of the mergers. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions, in effect on the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretations, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders of TAL common stock in light of their personal circumstances or to such holders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, former citizens or long-term residents of the United States, U.S. holders of TAL common stock who would hold five percent or more of the Holdco common shares (by vote or value), persons subject to the alternative minimum tax, U.S. holders of TAL common stock who hold their shares as part of a straddle, hedging, conversion or constructive sale transaction, partnerships or other pass-through entities, U.S. holders of common stock holding their shares through partnerships or other pass-through entities, U.S. holders of TAL common stock whose shares are not held as “capital assets” within the meaning of Section 1221 of the Code, and U.S. holders of TAL common stock who received their shares through the exercise of employee stock options or otherwise as compensation.
The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences. Each U.S. holder of TAL common stock is urged to consult with such holder’s tax advisor with respect to the particular tax consequences to such holder.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of TAL common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.
If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds TAL common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the mergers and the ownership and disposition of Holdco common shares.
HOLDERS OF TAL COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS.
The TAL Merger
It is expected that, for U.S. federal income tax purposes, either the TAL merger together with the Triton merger would be treated as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code or the TAL merger would be treated as a reorganization under the provisions of Section 368(a) of the Code.
Pursuant to applicable Treasury Regulations, however, for a U.S. holder to be eligible for the gain non-recognition protection provided by such provisions with respect to the TAL merger, the TAL stockholders must not receive in the mergers, in the aggregate, more than 50 percent of the total voting power and the total value of the Holdco common shares. The Sponsor Shareholders agreed in the Sponsor Shareholders Agreements to certain limitations on the manner in which they may vote their Holdco common shares in the election and removal of certain directors (see “Related Agreements — The Sponsor Shareholders Agreements”). Consequently, even though the TAL stockholders will receive only approximately 45 percent of the Holdco common shares pursuant to the TAL merger, we believe that for purposes of these Treasury Regulations, the TAL stockholders would be viewed as receiving in the mergers, in the aggregate, more than 50 percent of the total voting power of the Holdco common shares.
As a result, although not free from doubt, we believe, and the remainder of this discussion assumes, that a U.S. holder of TAL common stock receiving a Holdco common share in exchange for a share of TAL common stock pursuant to the TAL merger generally will recognize gain, but not loss, equal to the excess of the fair market value of the Holdco common share so received over the tax basis in the share of TAL common stock surrendered in exchange therefor. Such gain generally will be capital gain and will be long-term capital gain if the share of TAL common stock has been held for more than one year at the time of the exchange. The holder’s tax basis in the Holdco common share received in exchange for the share of TAL common stock pursuant to the TAL merger generally will equal the fair market value of such Holdco common share at the time of the exchange. The holding period of the Holdco common share received in exchange for the share of TAL common stock pursuant to the TAL merger generally will begin on the day after the exchange.
A U.S. holder realizing a loss upon the receipt of a Holdco common share in exchange for a share of TAL common stock pursuant to the TAL merger generally will not recognize such loss. The holder’s tax basis in the Holdco common share received in exchange for the share of TAL common stock pursuant to the TAL merger generally will be the same as the tax basis of the share of TAL common stock surrendered therefor. The holder’s holding period for the Holdco common share received in exchange for the share of TAL common stock pursuant to the TAL merger generally will include the holding period of the share of TAL common stock surrendered therefor.
In the case of a U.S. holder who acquired different blocks of TAL common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of TAL common stock exchanged in the TAL merger, and a loss realized (but not recognized) on the exchange of one block of stock cannot be used to offset a gain realized on the exchange of another block of stock. If a holder has differing bases or holding periods in respect of the common stock or common shares, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Holdco common shares received in the mergers.
Ownership of the Holdco Common Shares
The following discussion is a summary of the U.S. federal income tax consequences of the ownership and disposition of Holdco common shares to U.S. holders of TAL common stock who receive such stock pursuant to the TAL merger and are not excluded as described in the first paragraph of  “U.S. Federal Income Tax Consequences.”
Taxation of Dividends
Dividends paid with respect to a Holdco common share will generally be taxed as ordinary income to U.S. holders to the extent that they are paid out of Holdco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As such and subject to the following discussion of special rules applicable to PFICs, the gross amount of the dividends, if any, paid by Holdco to a U.S. holder, without reduction for any withholding taxes, may be eligible to be taxed at lower rates applicable to certain qualified dividends, provided that the U.S. holder satisfies holding period requirements and does not engage in hedging transactions, and provided that Holdco is not a PFIC for the taxable year in which it pays the dividend, or during the preceding taxable year.
To the extent that the amount of any dividend exceeds the combined Holdco’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital to the extent of the holder’s adjusted basis in the Holdco common share, causing a reduction in such adjusted basis in the same amount. The balance of the excess, if any, will be taxed as capital gain, which will be long-term capital gain if the Holdco common share has been held for more than one year at the time the dividend is received (as described below under “U.S. Federal Income Tax Consequences — Ownership of the Holdco Common Shares — Sale, Exchange or Other Taxable Disposition”).
Sale, Exchange or Other Taxable Disposition
Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of a Holdco common share in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s tax basis in the Holdco common share. Gain or loss, if any, will generally be U.S. source income for foreign tax credit limitation purposes.
Gain or loss realized on the sale, exchange or other taxable disposition of a Holdco common share generally will be capital gain or loss and will be long-term capital gain or loss if the Holdco common share has been held for more than one year.
Passive Foreign Investment Company Considerations
A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75 percent of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (b) at least 50 percent of the average value of its assets produce “passive income” or are held for the production of  “passive income.” In general, under the “look-through” rules, if a foreign corporation owns directly or indirectly at least 25 percent by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. In such a case, under the PFIC rules, unless a U.S. holder is permitted to and does elect otherwise under the Code, such U.S. holder will be subject to special tax rules with respect to “excess distributions” and any gain from the disposition of Holdco common shares. In particular, an “excess distribution” or such gain will be treated as if it had been recognized ratably over the holder’s holding period for Holdco common shares, and amounts allocated to prior years starting with the first taxable year of Holdco during which Holdco was a PFIC will be subject to U.S. federal income tax at the highest prevailing tax rates on ordinary income for that year plus an interest charge.
Based on the expected composition of Holdco’s income, valuation of Holdco’s assets and Holdco’s election to treat certain of Holdco’s subsidiaries as disregarded entities for U.S. federal income tax purposes, we believe that Holdco common shares should not be treated as shares of a PFIC, and we do not expect that Holdco will become a PFIC in the future. However, because the PFIC determination in Holdco’s case is made by taking into account all of the relevant facts and circumstances regarding Holdco’s business without the benefit of clearly defined bright line rules, it is possible that Holdco may be a PFIC for any taxable year or that the IRS may challenge Holdco’s determination concerning Holdco’s PFIC status.
In the case Holdco is subsequently determined to be a PFIC, U.S. holders may in some cases make a retroactive qualified electing fund (“QEF”) election with respect to Holdco in order to avoid certain disadvantageous rules that would otherwise apply. However, U.S. holders of Holdco common shares that are treated as owning 2% or more (directly, indirectly or constructively) of the Holdco common shares at any time during the taxable year may make such election only if they have previously filed a “protective statement” to preserve their right to file a retroactive QEF election for such taxable year in the event Holdco is determined to be a PFIC. U.S. holders, however, may make a QEF election with respect to Holdco common shares only if Holdco agrees to furnish them annually with certain tax information, which Holdco would assess and determine whether it is able and willing to prepare and provide at such time it becomes relevant and which Holdco is under no obligation currently to prepare and provide. Therefore, there is no assurance that the QEF election will be available to U.S. holders to mitigate the adverse U.S. federal income tax consequences arising under the PFIC rules described above. Alternatively, if Holdco is subsequently determined to be a PFIC, a U.S. holder may also be able to avoid certain of the rules described above by making a mark-to-market election and, in certain circumstances, such a retroactive election (instead of a QEF election), provided the Holdco common shares are treated as regularly traded on a qualified exchange or other market within the meaning of applicable Treasury Regulations. The Holdco common shares are expected to be listed for trading on the NYSE, which is a qualified exchange or other market for these purposes. Consequently, assuming that Holdco common shares are regularly traded, we expect that the mark-to-market election will be available to U.S. holders if Holdco is determined to be a PFIC, but no assurances can be given in this regard. The adverse rules described above will continue to apply to any taxable year in which Holdco is a PFIC and for which the U.S. holder has neither a valid QEF election nor a valid mark-to-market election in effect. U.S. holders exchanging shares of TAL common stock for Holdco common shares pursuant to the TAL merger are urged to consult with their tax advisors regarding the potential availability and advisability of making a protective QEF election as well as the potential availability and consequences of a mark-to-market election in case Holdco is determined to be a PFIC in any taxable year.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to U.S. holders recognizing gain upon the exchange of TAL common stock for Holdco common shares pursuant to the TAL merger, dividends received by U.S. holders of Holdco common shares and the proceeds received on the disposition of Holdco common shares effected within the U.S. (and, in certain cases, outside the U.S.) paid to U.S. holders, other than certain exempt recipients (such as corporations).
Backup withholding (currently at a rate of 28 percent) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or as a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
The Foreign Account Tax Compliance Act (“FATCA”)
FATCA and existing guidance issued thereunder will require withholding at a rate of 30 percent on dividends in respect of, and, beginning January 1, 2019, gross proceeds from the sale of, Holdco common shares held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2019, gross proceeds from the sale or other disposition of, Holdco common shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn provides to the IRS.
U.S. holders exchanging shares of TAL common stock for Holdco common shares pursuant to the TAL merger are urged to consult with their tax advisors regarding the possible implications of these rules on their holdings of Holdco common shares.

THE TRANSACTION AGREEMENT
The following is a summary of the material terms and conditions of the transaction agreement. This summary may not contain all the information about the transaction agreement that is important to you. This summary is qualified in its entirety by reference to the transaction agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the transaction agreement in its entirety because it is the legal document that governs the mergers.
Explanatory Note Regarding the Transaction Agreement and the Summary of the Transaction Agreement: Representations, Warranties and Covenants in the Transaction Agreement Are Not Intended to Function or Be Relied on as Public Disclosures
The transaction agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the transaction agreement. The terms and information in the transaction agreement are not intended to provide any other public disclosure of factual information about Triton, TAL, Holdco and the Merger Subs or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the transaction agreement are made by Triton, TAL, Holdco and the Merger Subs only for the purposes of the transaction agreement and were qualified and subject to certain limitations and exceptions agreed to by Triton, TAL, Holdco and the Merger Subs in connection with negotiating the terms of the transaction agreement. In particular, in your review of the representations and warranties contained in the transaction agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the transaction agreement and were negotiated for the purpose of allocating contractual risk among the parties to the transaction agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the transaction agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the transaction agreement.
For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Triton, TAL, Holdco, the Merger Subs or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus.
Structure of the Mergers
The transaction agreement provides, upon the terms and subject to the conditions thereof, for two separate mergers involving TAL and Triton, respectively. First, Bermuda Sub, a wholly owned subsidiary of Holdco, will merge with and into Triton, with Triton surviving the merger as a wholly owned subsidiary of Holdco. Second, immediately following the consummation of the Triton merger, Delaware Sub, a wholly owned subsidiary of Holdco, will merge with and into TAL, with TAL surviving the merger as a wholly owned subsidiary of Holdco. As a result of the mergers, both of the surviving entities of the Triton merger and the TAL merger will become wholly owned subsidiaries of Holdco, whose shares are expected to be listed for trading on the NYSE.
Closing
Unless another time is agreed to by TAL and Triton, the closing will occur on the 3rd business day (or, if sooner, the end date) after satisfaction or waiver of the conditions set forth in the transaction agreement (except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions). For a description of the conditions to the closing of the mergers, see the section entitled “— Conditions to Completion of the Mergers” beginning on page 151.

Effective Times
The mergers will become effective at the time at which the applicable certificate of merger has been duly filed with the Secretary of State of the State of Delaware or has been issued by the Registrar of Companies in Bermuda, as the case may be. The application for registration for the Triton merger and the certificate of merger for the TAL merger will be filed on the closing date, and the transaction agreement provides that the filing of the certificate of merger for the TAL merger will occur immediately following the Triton effective time.
Merger Consideration Received by TAL Stockholders
At the effective time of the TAL merger, as a result of the TAL merger, each share of TAL common stock issued and outstanding immediately prior to the TAL effective time, other than the TAL excluded shares, will be converted into the right to receive one validly issued, fully paid and non-assessable Holdco common share.
Merger Consideration Received by Triton Shareholders
At the effective time of the Triton merger, as a result of the Triton merger, each Triton common share issued and outstanding immediately prior to the Triton effective time, other than the Triton excluded shares, will be converted into the right to receive a number of validly issued, fully paid and non-assessable Holdco common shares equal to the Triton exchange ratio; provided, that Triton shareholders will not receive any fractional Holdco common shares pursuant to the Triton merger. Triton shareholders will receive cash in lieu of such fractional Holdco common shares as further described below.
Treatment of TAL Stock-Based Awards
Restricted TAL Shares
Each outstanding restricted TAL share will, as of the effective time of the mergers, cease to represent a share of TAL common stock and will be converted into a number of TAL restricted Holdco shares equal to the TAL exchange ratio, with such TAL restricted Holdco shares subject to the same terms and conditions as were applicable to the restricted TAL shares immediately prior to the effective time of the mergers (after taking into account any acceleration of vesting that results from the mergers). All restricted TAL shares granted in 2013 vest on January 1, 2016. All restricted TAL shares granted in 2014 and 2015 automatically vest at the effective time of the mergers as a result of the completion of the mergers. Restricted TAL shares granted in January 2016 do not automatically vest as a result of the completion of the mergers and will be converted at the effective time of the mergers into TAL restricted Holdco shares, as described above.
Treatment of Triton Share-Based Awards
Triton Options
In accordance with the terms and conditions of the applicable Triton option plan, Triton may accelerate the exercisability of each outstanding Triton option effective as of immediately prior to the effective time of the mergers, and the holder of such Triton option will be permitted to exercise such Triton option effective as of immediately prior to the effective time of the mergers. Each Triton option that remains outstanding and unexercised and has not been canceled in exchange for shares pursuant to the Option Transaction Agreements described below as of the effective time of the mergers will cease to represent a right to acquire Triton Class A common shares and will be canceled for no consideration at the effective time of the mergers.
In connection with entering into the transaction agreement, Triton has entered into Option Transaction Agreements with all of the holders of Triton’s outstanding options. Under such Option Transaction Agreements, the Triton options held by an option holder will be canceled in exchange for the issuance of Triton Class A common shares to such holder. 493,837.08 Triton Class A common shares were issued in respect of the Triton performance-based options. The aggregate number of Triton Class A common shares issued to the holders of outstanding Triton time-based options will fluctuate depending on the stock price of TAL common stock during the thirty day period preceding the fifth day before the effective time of the mergers and the Black-Scholes valuation of the outstanding Triton time-based options at the effective time of the mergers. Generally, higher stock prices of TAL common stock during the measurement period will result in more Triton Class A common shares being issued to the holders of outstanding Triton time-based options. These additional Triton Class A common shares will be taken into consideration when converting Triton common shares to Holdco common shares so that, notwithstanding the issuance of these additional shares, former TAL common shareholders will own approximately 45% of Holdco and former Triton common shareholders will own approximately 55% of Holdco.
Restricted Triton Shares
Each outstanding restricted Triton share, will, effective as of the effective time of the mergers, cease to represent a Triton common share and will be converted into a number of Triton restricted Holdco common shares equal to the Triton exchange ratio (rounded to the nearest whole number), with such Triton restricted Holdco shares being subject to the same terms and conditions as applied to the restricted Triton share immediately prior to the effective time of the mergers (after taking into account any acceleration of vesting that results from the mergers). All outstanding restricted Triton shares will be deemed to have vested immediately prior to the effective time of the mergers subject (other than in the case of one former Triton director) to the continued provision of services by the holder through the closing.
Conversion of Shares; Exchange of Certificates; No Fractional Shares
Conversion of TAL Common Stock
At the TAL effective time, each share of TAL common stock issued and outstanding immediately prior to the TAL effective time, other than the TAL excluded shares, will be converted into the right to receive one fully paid and non-assessable Holdco common share. All of the shares of TAL common stock converted into Holdco common shares pursuant to the TAL merger will cease to be outstanding and will be canceled and cease to exist.
As soon as reasonably practicable after the effective time of the TAL merger, the exchange agent will mail to each holder of record of a certificate whose shares of TAL common stock were converted into the right to receive the TAL merger consideration, a letter of transmittal. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering the certificates in exchange for the TAL merger consideration. No interest will be paid or will accrue on any cash payable upon surrender of a certificate. TAL stockholders should not return stock certificates with the enclosed proxy card.
Holders of book entry shares will not be required to deliver a certificate but may, if required by the exchange agent, be required to deliver an executed letter of transmittal to the exchange agent. Each holder of book entry shares whose shares were converted into the right to receive the TAL merger consideration will automatically at the effective time, or following the exchange agent’s receipt of an “agent’s message” or the applicable letter of transmittal, be entitled to receive the TAL merger consideration which such holder is entitled to receive.
After the effective time of the TAL merger, TAL common stock will no longer be outstanding and cease to exist, and each certificate that previously represented shares of TAL common stock will cease to have any rights with respect thereto, except the right to receive the TAL merger consideration as described above.
Until holders of certificates previously representing TAL common stock have surrendered their certificates to the exchange agent for exchange, those holders will not receive dividends or distributions, if any, on the Holdco common shares into which those shares have been converted with a record date after the effective time of the TAL merger. Subject to applicable law, when holders surrender their certificates, they will receive any dividends on Holdco common shares with a record date after the effective time of the TAL merger and a payment date on or prior to the date of surrender, without interest.

Conversion and Exchange of Triton Common Shares
The conversion of Triton common shares, other than the Triton excluded shares, into the right to receive the Triton merger consideration will occur automatically at the effective time of the Triton merger, as a result of the Triton merger. As promptly as practicable after the effective time of the Triton merger, the exchange agent will mail a letter of transmittal to each holder of record of a certificate whose Triton common shares were converted into the right to receive the Triton merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering the certificates in exchange for the Triton merger consideration. No interest will be paid or will accrue on any cash payable upon surrender of a certificate.
Holders of book entry shares will not be required to deliver a certificate but may, if required by the exchange agent, be required to deliver an executed letter of transmittal to the exchange agent. Each holder of book entry shares whose shares were converted into the right to receive the Triton merger consideration will automatically at the effective time, or following the exchange agent’s receipt of an “agent’s message” or the applicable letter of transmittal, be entitled to receive the Triton merger consideration which such holder is entitled to receive.
After the effective time of the Triton merger, Triton common shares will no longer be outstanding and cease to exist, and each certificate that previously represented Triton common shares will cease to have any rights with respect thereto, except the right to receive the Triton merger consideration as described above and any cash in lieu of fractional Holdco common shares to be issued or paid in consideration therefor, without interest.
Until holders of certificates previously representing Triton common shares have surrendered their certificates to the exchange agent for exchange, those holders will not receive dividends or distributions, if any, on the Holdco common shares into which those shares have been converted with a record date after the effective time of the Triton merger. Subject to applicable law, when holders surrender their certificates, they will receive any dividends on Holdco common shares with a record date after the effective time of the Triton merger and a payment date on or prior to the date of surrender, without interest.
Triton shareholders will not receive any fractional Holdco common shares pursuant to the Triton merger. Instead of receiving any fractional shares, each holder of Triton common shares will be paid an amount in cash, without interest, rounded to the nearest cent, equal to the product of  (i) the fractional share interest to which such Triton shareholder would otherwise be entitled (after taking into account and aggregating all Holdco common shares to be issued in exchange for the Triton common shares represented by all certificates surrendered by such holder, or book entry shares, as applicable) and (ii) the closing trading price of a share of TAL common stock on the NYSE on the last business day prior to the closing date.
Representations and Warranties
The transaction agreement contains a number of representations and warranties made by each party thereto that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”). See also the definition of  “material adverse effect” beginning on page 136 of this proxy statement/prospectus. The representations and warranties in the transaction agreement relate to, among other things:
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the due organization, valid existence, good standing and qualification to do business, the corporate power and authority of such party;

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the capitalization of such party, including the number of shares, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its subsidiaries;

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corporate authorization of the transaction agreement and the transactions contemplated by the transaction agreement and the valid and binding nature of the transaction agreement as to such party;

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the unanimous approval and recommendation by such party’s Board of Directors of the transaction agreement and the transactions contemplated by the transaction agreement and the inapplicability of anti-takeover laws;

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the consents and approvals required from governmental entities in connection with the transactions contemplated by the transaction agreement;

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the absence of any conflicts with such party’s organizational documents, applicable laws, governmental orders or certain contracts as a result of such party entering into the transaction agreement, complying with its terms or consummating the transactions contemplated by the transaction agreement;

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the proper filing or furnishing of required documents of TAL with the SEC since January 1, 2012 and the accuracy of information contained in such documents;

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the accuracy of the consolidated financial statements and the compliance of the consolidated financial statements contained in such documents with GAAP;

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the absence of significant deficiencies or material weaknesses relating to internal accounting controls; the absence of fraud that involves such party’s management or other employees who have a role in the preparation of financial statements or internal control over financial reporting; or any claim or allegation regarding the foregoing;

•
such party’s conduct of its businesses in the ordinary course and the absence of a material adverse effect (as described below) since December 31, 2014;

•
the accuracy of information supplied by such party in connection with this proxy statement/prospectus and the associated registration statement;

•
the absence of certain legal proceedings, investigations and governmental orders;

•
compliance with applicable laws and governmental orders since January 1, 2012;

•
the possession of, and compliance with, required permits necessary for the conduct of such party’s business since January 1, 2012;

•
ERISA matters; certain matters related to non-U.S. benefit plans; certain compensation, severance and termination pay related matters arising in connection with the execution of the transaction agreement and the consummation of the transactions contemplated by the transaction agreement;

•
employment and labor matters, including matters relating to collective bargaining agreements, agreements with works councils and labor practices;

•
compliance with environmental laws; the absence of certain environmental claims or conditions that could result in such claims; matters relating to materials of environmental concern;

•
matters relating to existing containers and container leases;

•
real property matters;

•
tax matters;

•
matters relating to material contracts;

•
intellectual property matters;

•
matters relating to insurance policies in place with respect to such party’s business and assets;

•
related-party transactions;

•
anti-corruption matters and compliance with export control laws; and

•
broker’s and financial advisors’ fees related to the mergers.

Certain of the representations and warranties made by the parties are qualified as to “materiality” or “material adverse effect.” In addition, the parties have provided each other confidential disclosure letters that may disclose exceptions to, or otherwise alter, the representations and warranties contained in the transaction agreement.
For purposes of the transaction agreement, “material adverse effect,” when used in reference to TAL, means any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, (i) a material adverse effect on the assets, liabilities, business, results of operations or financial condition of TAL and its subsidiaries, taken as a whole, and, in certain circumstances, solely to the extent, it has, or is reasonably expected to have, a materially and disproportionately adverse effect on TAL and its subsidiaries, taken as a whole, as compared to other persons similarly situated in the same industry, (ii) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by the transaction agreement, except in the case of clause (i), no development, circumstance, condition, state of facts, event, effect or change to the extent resulting from or arising out of any of the following will be deemed in and of itself, either alone or in combination, to constitute, or will be taken into account in determining whether there has been, a material adverse effect on TAL:
•
changes in prevailing economic or market conditions of the securities, credit markets or financial market conditions in the United States or elsewhere, including changes in interest rates and commodity prices;

•
changes that generally affect the industries in which TAL and its subsidiaries operate;

•
changes in GAAP or the interpretation thereof;

•
changes in applicable law or the interpretation thereof;

•
any acts of God or natural disasters or changes in global, international or national political conditions, including any military conflict, outbreak or escalation of hostilities or any act of terrorism;

•
any failure by TAL or its subsidiaries to meet any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of any such failure may be considered in determining whether there has been a TAL material adverse effect);

•
changes in the trading prices or trading volume of TAL common stock or the debt instruments or credit ratings of TAL or its subsidiaries or in any analyst’s recommendation with respect to TAL or its subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been a TAL material adverse effect); and

•
any action required to be taken by the transaction agreement or any failure to act to the extent specifically prohibited by the transaction agreement, other than for certain purposes of the transaction agreement or the execution and delivery of the transaction agreement, the statutory merger agreement for the Triton merger, the Sponsor Shareholders Agreements, the Pritzker Lock-Up Agreements or the public announcement or pendency of the mergers or any of the other transactions contemplated by the transaction agreement.

For purposes of the transaction agreement, “material adverse effect,” when used in reference to Triton, or “Triton material adverse effect,” means any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, (i) a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Triton and its subsidiaries, taken as a whole, and, in certain circumstances, solely to the extent, it has, or is reasonably expected to have, a materially and disproportionately adverse effect on Triton and its subsidiaries, taken as a whole, as compared to other persons similarly situated in the same industry, (ii) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by the transaction agreement, except in the case of clause (i), no development, circumstance, condition, state of facts, event, effect or change to the extent resulting from or arising out of any of the following will be deemed in and of itself, either alone or in combination, to constitute, or will be taken into account in determining whether there has been, a material adverse effect on Triton:
•
changes in prevailing economic or market conditions of the securities, credit markets or financial market conditions in the United States or elsewhere, including changes in interest rates and commodity prices;

•
changes that generally affect the industries in which Triton and its subsidiaries operate;

•
changes in GAAP or the interpretation thereof;

•
changes in applicable law or the interpretation thereof;

•
any acts of God or natural disasters or changes in global, international or national political conditions, including any military conflict, outbreak or escalation of hostilities or any act of terrorism;

•
any failure by Triton or its subsidiaries to meet any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of any such failure may be considered in determining whether there has been a Triton material adverse effect);

•
changes in the credit ratings of Triton or its subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been a Triton material adverse effect); and

•
any action required to be taken by the transaction agreement or any failure to act to the extent specifically prohibited by the transaction agreement, other than for certain purposes of the transaction agreement or the execution and delivery of the transaction agreement, the statutory merger agreement for the Triton merger, the Sponsor Shareholders Agreements, the Pritzker Lock-Up Agreements, or the public announcement or pendency of the mergers or any of the other transactions contemplated by the transaction agreement.

The representations and warranties of each of the parties to the transaction agreement will expire upon the effective time of the mergers, and there will be no post-closing remedy for any breaches of such representations and warranties.
Covenants and Agreements
Conduct of Business by TAL
TAL has agreed that, prior to the completion of the TAL merger, it will and will cause its subsidiaries to use commercially reasonable efforts to:
•
conduct its operations only in the ordinary course of business consistent with past practice;

•
keep available the services of the current officers, employees and consultants of TAL and each of its subsidiaries and preserve the goodwill and current relationships of TAL and each of its subsidiaries with customers, suppliers and other persons with which TAL and each of its subsidiaries has business relations; and

•
preserve intact its business organization and comply with applicable law.

TAL has also agreed that, prior to the completion of the TAL merger, unless Triton gives its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), or as otherwise expressly contemplated or permitted by the transaction agreement or as required by applicable law or as set forth in the TAL disclosure letter, it will not and will not permit any of its subsidiaries to, subject to certain exceptions:
•
incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of a specified agreed upon amount;

•
enter into any contract (i) with an affiliate, other than (x) between or among TAL and one or more of its subsidiaries or (y) between or among TAL’s subsidiaries, or (ii) that would be a TAL material contract, or amend or terminate any TAL material contract, in each case, other than (x) in the ordinary course of business consistent with past practice or (y) renewals of existing TAL material contracts in the ordinary course of business consistent with past practice;

•
except for (i) (A) any cash dividends to stockholders of TAL that have been approved by the TAL Board that do not exceed, in the aggregate, $1.44 per share of TAL common stock (inclusive of the $0.45 per share dividend paid on December 23, 2015 and March 24, 2016) (which such dividends TAL will have the right to declare and pay at any time prior to the closing of the mergers) and (B) without limiting the foregoing clause (A), after March 31, 2016, any quarterly cash dividends to stockholders of TAL that have been approved by the TAL Board in the ordinary course of business, or (ii) as required by TAL stock plans, TAL employee benefit plans or any employment agreement of TAL (including in connection with the payment of any exercise price or tax withholding in connection with the vesting of restricted TAL shares), (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision or reclassification of capital stock of a wholly owned subsidiary of TAL or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned subsidiary of TAL to TAL or another wholly owned subsidiary of TAL) or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•
issue, reissue, sell, dispose of, grant, transfer, encumber or pledge, or authorize or propose the issuance, reissuance, sale, disposal of, granting, transfer, encumbrance or pledge of, any shares of its capital stock of any class or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“TAL Voting Debt”) or any securities convertible into, or exchangeable or exercisable for, shares of its capital stock or TAL Voting Debt or any options, warrants, calls, rights, commitments or agreements of any character to acquire any shares of its capital stock or any TAL Voting Debt or stock appreciation rights of TAL or any of its subsidiaries, other than (i) issuances of restricted TAL shares granted under TAL plans to employees, officers and directors in an aggregate amount not to exceed 140,000 shares of TAL common stock or (ii) issuances by a wholly owned subsidiary of its capital stock to TAL or to another wholly owned subsidiary of TAL;

•
amend or propose to amend the TAL charter or the TAL bylaws or permit any subsidiary to amend or propose to amend its organizational documents or, except as permitted by the transaction agreement, enter into, or permit any subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned subsidiary of TAL;

•
other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by transaction agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by TAL and its subsidiaries in such Acquisitions does not exceed in the aggregate $50,000,000 and (ii) do not result in the acquisition of any partnership or non-controlling interests, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to TAL;

•
sell, lease, license, guarantee, encumber, transfer or otherwise dispose of any of its properties or assets (other than intellectual property), other than any sale, lease, license, guarantee, encumbrance, transfer or other disposition in the ordinary course of business consistent with past practice;

•
(i) grant any license, immunity from suit, covenant not to sue or assert or release under any material TAL intellectual property, other than non-exclusive licenses ancillary to manufacturing, customer, distribution, supply or marketing agreements entered into in the ordinary course of business consistent with past practice, (ii) sell, assign, transfer, pledge or, other than as provided in clause (i), otherwise encumber, any material TAL intellectual property, or (iii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material TAL intellectual property;

•
(A) incur, create, guarantee or assume any indebtedness, (B) forgive any loans to directors, officers or employees of TAL or its subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of  $50,000,000 in the aggregate with respect to this clause (C), other than, with respect to clause (A), (i) the utilization of TAL’s existing credit lines in the ordinary course of business consistent with past practice, (ii) in replacement of or refinancing of existing or maturing debt, (iii) indebtedness incurred to fund container purchases in the ordinary course of business, or (iv) pursuant to intercompany arrangements among or between TAL and one or more of its subsidiaries or among or between its subsidiaries;

•
intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, permit, materially impede or materially delay the ability of the parties to the transaction agreement to obtain any of the requisite regulatory approvals;

•
except as disclosed in any SEC document previously filed, not change in any material respect its methods of accounting, accounting practices or estimation methodologies in effect at December 31, 2014, except as required by changes in GAAP or applicable Law;

•
other than in the ordinary course of business, make, change or revoke any material tax election, file any amended tax return, consent to any extension or waiver of the limitation period applicable to any tax claim, assessment or filing of any tax return or the payment of any tax, change any material tax accounting method, enter into any closing agreement with respect to a material amount of taxes or settle or compromise any material tax liability;

•
take or cause to be taken any action, or knowingly fail to take or allow another person to fail to take any action, which action or failure to act would reasonably be expected to prevent either (i) the Triton merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton merger, together with the TAL merger and the other transactions described in the transaction agreement, from qualifying as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code;

•
except as required by applicable law, the terms of any TAL benefit plan on the terms and conditions in existence as of November 9, 2015 or, with respect to employees, in the ordinary course of business consistent with past practice, (w) enter into, amend or supplement any employment, severance, retention, change in control, termination or other agreement or TAL employee benefit plan, (x) increase the compensation or benefits of any officer, director or employee of TAL or any subsidiary of TAL, (y) pay bonuses to employees, officers and directors, other than year-end annual bonuses that in the aggregate do not exceed a specified agreed upon amount or (z) grant any equity or equity-based awards except as explicitly permitted by the transaction agreement; provided that this clause will not prohibit TAL or its subsidiaries from (1) hiring employees below the level of Vice President, so long as such hiring (and the applicable employment terms) are consistent with past practice or (2) firing employees below the level of Vice President, so long as such firing is consistent with past practice;

•
except as required by applicable law, (A) recognize any labor union, labor organization or employee association as the representative for any employees of TAL or its subsidiaries, or (B) enter into or amend any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association;

•
adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•
except for claims and litigation with respect to which an insurer (but neither TAL nor any of its subsidiaries) has the right to control the decision to settle and except as permitted by the transaction agreement, settle any legal action, in each case made or pending against TAL or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of legal actions which, in any event are solely for monetary damages for an amount not to exceed an agreed upon specified amount;

•
agree to, or make any commitment to, take, or authorize the waiver, amendment or termination of any non-solicitation or non-competition agreement with respect to any TAL employee; and

•
agree to, or make any commitment to, take, or authorize, any of the actions prohibited by the aforementioned restrictions.

Conduct of Business by Triton and Holdco
Triton and Holdco have agreed that, prior to the completion of the mergers, Triton and Holdco will, and will cause each of their respective subsidiaries to use commercially reasonable efforts to:
•
conduct its operations only in the ordinary course of business consistent with past practice;

•
keep available the services of the current officers, employees and consultants of Triton and each of its subsidiaries and preserve the goodwill and current relationships of Triton and each of its subsidiaries with customers, suppliers and other persons with which Triton and each of its subsidiaries has business relations, and;

•
preserve intact its business organization and comply with applicable law.

Triton and Holdco have also agreed that, prior to the completion of the mergers, unless TAL gives its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), or as expressly contemplated or permitted by the transaction agreement or as required by applicable law or as set forth in the Triton disclosure letter, Triton and Holdco will not and will not permit any of their subsidiaries to, subject to certain exceptions:
•
incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of a specified agreed upon amount;

•
enter into any contract (i) with an affiliate, other than (x) between or among Triton and one or more of its subsidiaries or (y) between or among Triton’s subsidiaries, or (ii) that would be a Triton material contract, or amend or terminate any Triton material contract, in each case, other than (x) in the ordinary course of business or (y) renewals of existing Triton material contracts in the ordinary course of business;

•
(i) declare or pay any dividends on or make other distributions in respect of any of its capital; provided, however, that, if TAL’s aggregate dividends after the date of the transaction agreement and on or prior to the closing of the mergers (inclusive of the $0.45 per share dividend paid on December 23, 2015 and March 24, 2016) exceed $1.44 per share of TAL common stock, then Triton may distribute cash to holders of Triton common shares in an aggregate amount no greater than an amount equal to the product of  (a) the aggregate amount of cash dividends declared and payable to TAL stockholders in excess of  $1.44 per share during such period times and (b) 55/45, (ii) split, combine, subdivide or reclassify any of its capital or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital (except for any split, combination, subdivision or reclassification of capital of a wholly owned subsidiary of Triton or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned subsidiary of Triton to Triton or another wholly owned subsidiary of Triton) or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any shares of its capital or any securities convertible into or exercisable for any shares of its capital;

•
issue, reissue, sell, dispose of, grant, transfer, encumber or pledge, or authorize or propose the issuance, reissuance, sale, disposal of, granting, transfer, encumbrance or pledge of, any shares, shares of its capital stock of any class or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote of Triton or its subsidiaries (“Triton Voting Debt”) or any securities convertible into, or exchangeable or exercisable for, shares, shares of its capital stock of any class or Triton Voting Debt or any options, warrants, calls, rights, commitments or agreements of any character to acquire any shares, shares of its capital stock of any class or any Triton Voting Debt or stock appreciation rights of Triton or any of its subsidiaries, other than (i) the issuance of Triton common shares issued upon or in connection with the exercise, settlement or cancellation of Triton stock options under Triton stock plans outstanding on the date of the transaction agreement, (ii) issuances of restricted Triton shares granted under Triton plans to employees, officers and directors in an aggregate amount not to exceed the number of restricted TAL shares granted pursuant to the transaction agreement divided by the Triton exchange ratio, (iii) issuances of restricted Triton shares as contemplated by the Triton disclosure letter to the transaction agreement or (iv) issuances by a wholly owned subsidiary of its capital to Triton or to another wholly owned subsidiary of Triton;
•
amend or propose to amend their respective articles of incorporation, memorandum of association, bylaws or bye-laws or other similar organizational documents or, except as permitted pursuant to the transaction agreement, enter into, or permit any subsidiary to enter into, a plan of consolidation, merger, amalgamation, scheme of arrangement, or reorganization with any person other than a wholly owned subsidiary of Triton;

•
other than Acquisitions that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by the transaction agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by Triton, Holdco and their subsidiaries in such Acquisitions does not exceed in the aggregate $50 million and (ii) do not result in the acquisition of any partnership or non-controlling interests, acquire or agree to acquire, by merging, amalgamating or consolidating or entering into a scheme of arrangement with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Triton or Holdco;

•
sell, lease, license, guarantee, encumber, transfer or otherwise dispose of any of its properties or assets (other than intellectual property), other than any sale, lease, license, guarantee, encumbrance, transfer or other disposition in the ordinary course of business consistent with past practice;

•
(i) grant any license, immunity from suit, covenant not to sue or assert or release under any material Triton intellectual property, other than non-exclusive licenses ancillary to manufacturing, customer, distribution, supply or marketing agreements entered into in the ordinary course of business consistent with past practice, (ii) sell, assign, transfer, pledge or, other than as provided in the foregoing clause (i), otherwise encumber, any material Triton intellectual property, or (iii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Triton intellectual property;

•
(A) incur, create, guarantee or assume any indebtedness, (B) forgive any loans to directors, officers or employees of Triton or its subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of  $50,000,000 in the aggregate with respect to this clause (C), other than with respect to clause (A), (i) the utilization of Triton’s existing credit lines in the ordinary course of business consistent with past practice, (ii) in replacement of or refinancing of existing or maturing debt, (iii) indebtedness incurred to fund container purchases in the ordinary course of business or (iv) pursuant to intercompany arrangements among or between Triton and one or more of its subsidiaries or among or between its subsidiaries;

•
intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, permit, materially impede or materially delay the ability of the parties to the transaction agreement to obtain any of the requisite regulatory approvals;

•
change in any material respect its methods of accounting, accounting practices or estimation methodologies in effect at December 31, 2014, except as required by changes in GAAP or applicable law;

•
other than in the ordinary course of business, make, change or revoke any material tax election, file any amended tax return, consent to any extension or waiver of the limitation period applicable to any tax claim, assessment or filing of any tax return or the payment of any tax, change any material tax accounting method, enter into any closing agreement with respect to a material amount of taxes or settle or compromise any material tax liability;

•
take or cause to be taken any action, or knowingly fail to take or allow another person to fail to take any action, which action or failure to act would reasonably be expected to prevent either (i) the Triton merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton merger, together with the TAL merger and the other transactions described in the transaction agreement, from qualifying as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code;

•
except as required by applicable law, the terms of any Triton benefit plan on the terms and conditions in existence as of November 9, 2015 or, with respect to employees, in the ordinary course of business consistent with past practice, (w) enter into, amend or supplement any employment, severance, retention, change in control, termination or other agreement or Triton employee benefit plan, (x) increase the compensation or benefits of any officer, director or employee of Triton or any subsidiary of Triton, (y) pay bonuses to employees, officers and directors, other than year-end annual bonuses that in the aggregate do not exceed a specified agreed upon amount or (z) grant any equity or equity-based awards except as explicitly permitted by the transaction agreement; provided that this clause will not prohibit Triton or its subsidiaries from (1) hiring employees below the level of Vice President, so long as such hiring (and the applicable employment terms) are consistent with past practice or (2) firing employees below the level of Vice President, so long as such firing is consistent with past practice;

•
except as required by applicable law, (A) recognize any labor union, labor organization or employee association as the representative for any employees of Triton or its subsidiaries, or (B) enter into or amend any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association;

•
adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•
except for claims and litigation with respect to which an insurer (but neither Triton nor any of its subsidiaries) has the right to control the decision to settle and except as permitted by the transaction agreement, settle any legal action, in each case made or pending against Triton or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of legal actions which, in any event are solely for monetary damages for an amount not to exceed a specified agreed upon amount (not including the actions set forth in the Triton disclosure letter);

•
agree to, or make any commitment to, take, or authorize the waiver, amendment or termination of any non-solicitation or non-competition agreement with respect to any Triton employee; and

•
agree to, or make any commitment to, take, or authorize, any of the actions prohibited by the aforementioned restrictions.

Furthermore, none of Triton or any of its affiliates may, directly or indirectly, acquire any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any TAL securities (directly or by means of any derivative securities) between the date of the transaction agreement and the closing of the mergers.
The interim operating covenants of each of the parties will expire upon the effective time of the mergers, and there will be no post-closing remedy for any breaches of such interim operating covenants. In addition, the parties have provided each other confidential disclosure letters that may disclose material exceptions to, or otherwise alter, the interim operating covenants contained in the transaction agreement.
No Solicitation
Each of TAL and Triton has agreed to immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to a TAL Acquisition Proposal or Triton Acquisition

Proposal, as applicable (each, as defined below), and to seek to have returned to it, or destroyed, any confidential information that has been provided in any such discussions or negotiations.
Until the earlier of the effective time of the mergers or the date of termination of the transaction agreement, each of TAL and Triton has agreed not to, and not to permit any of its subsidiaries to, nor authorize or permit any of its officers, directors or any employee, counsel, advisors and other agents and representatives retained by it or any of its subsidiaries to, except as otherwise explicitly provided, directly or indirectly:
•
solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any transaction permitted or contemplated by the transaction agreement) to effect an acquisition proposal or acquisition transaction;

•
engage in any discussions with or provide any confidential information or data regarding any acquisition proposal or acquisition transaction; or

•
approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

For purposes of the transaction agreement, “TAL Acquisition Proposal” means any proposal or offer, from any person or group of persons (other than TAL, Triton, Holdco or their subsidiaries) relating to:
•
a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving TAL or any of its subsidiaries whose assets, taken together, constitute 20% or more of the consolidated assets (including stock of its subsidiaries) of TAL and its subsidiaries, taken as a whole, based on book value;

•
any direct or indirect sale, purchase or other acquisition of, or tender or exchange offer for, TAL’s equity securities, in one or a series of related transactions, that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of any class of voting securities of TAL;

•
any direct or indirect sale, purchase or other acquisition (including through acquisition of stock in any subsidiary of TAL), in one or a series of related transactions, of assets or businesses of TAL or its subsidiaries constituting 20% or more of the consolidated assets of TAL and its subsidiaries, taken as a whole, based on book value; or

•
any combination of any of the foregoing;

in each case, other than the transactions contemplated by the transaction agreement.
For purposes of the transaction agreement, “Triton Acquisition Proposal” means any proposal or offer made from any person or group of persons (other than TAL, Triton, Holdco or their subsidiaries) relating to:
•
a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving Triton or any of its subsidiaries whose assets, taken together, constitute 20% or more of the consolidated assets (including stock of its subsidiaries) of Triton and its subsidiaries, taken as a whole, based on book value;

•
any direct or indirect sale, purchase or other acquisition of, or tender or exchange offer for, Triton’s equity securities, in one or a series of related transactions, that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of any class of voting securities of Triton;

•
any direct or indirect sale, purchase or other acquisition (including through acquisition of stock in any subsidiary of Triton), in one or a series of related transactions, of assets or businesses of Triton or its subsidiaries constituting 20% or more of the consolidated assets of Triton and its subsidiaries, taken as a whole, based on book value; or

•
any combination of any of the foregoing;

in each case, other than the transactions contemplated by the transaction agreement.
For purposes of the transaction agreement, “TAL Superior Proposal” means a bona fide written TAL Acquisition Proposal that the TAL Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering such factors as the TAL Board considers to be appropriate (including the various legal, financial, financing, regulatory and other aspects of the TAL Acquisition Proposal), is:
•
if accepted, reasonably likely to be consummated on its terms;

•
if consummated, would be more favorable to the stockholders of TAL than the transactions contemplated by the transaction agreement (including any changes to the terms of the transaction agreement committed to by Triton to TAL in writing in response to such TAL Acquisition Proposal); and

•
if a cash transaction (in whole or in part), financing for which is reasonably determined to be available upon consummation of such TAL Acquisition Proposal;

provided, however, that, for purposes of this definition of  “TAL Superior Proposal,” each reference to “20% or more” in the definition of  “TAL Acquisition Proposal” will be deemed to be a reference to “80% or more.”
For purposes of the transaction agreement, “Triton Superior Proposal” means a bona fide written Triton Acquisition Proposal that the Triton Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering such factors as the Triton Board considers to be appropriate (including the various legal, financial, financing, regulatory and other aspects of the Triton Acquisition Proposal), is:
•
if accepted, reasonably likely to be consummated on its terms;

•
if consummated, would be more favorable to the shareholders of Triton than the transactions contemplated by the transaction agreement (including any changes to the terms of the transaction agreement committed to by TAL to Triton in writing in response to such Triton Acquisition Proposal); and

•
if a cash transaction (in whole or in part), financing for which is reasonably determined to be available upon consummation of such Triton Acquisition Proposal;

provided, however, that, for purposes of this definition of  “Triton Superior Proposal,” each reference to “20% or more” in the definition of  “Triton Acquisition Proposal” will be deemed to be a reference to “80% or more.”
The transaction agreement also provides that TAL and the TAL Board may, subject to certain exceptions, engage in discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of TAL or any of its subsidiaries to, any person in response to an unsolicited, written TAL Acquisition Proposal if, and only if:
•
the TAL stockholders meeting has not occurred;

•
TAL has complied with the provisions in the transaction agreement pertaining to a TAL Acquisition Proposal in all but immaterial respects;

•
the TAL Board of directors has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that such TAL Acquisition Proposal constitutes a TAL Superior Proposal, or could reasonably be expected to lead to a TAL Superior Proposal; and

•
prior to providing any confidential information or data or access to any person in connection with a TAL Acquisition Proposal, TAL enters into a confidentiality agreement with such person having provisions as to confidentiality that are no less favorable to TAL than those contained in the confidentiality agreement, dated as of November 7, 2014, by and between TAL and Triton (each, an “Acceptable TAL Confidentiality Agreement”).

The transaction agreement further provides that Triton and the Triton Board may, subject to certain exceptions, engage in discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of Triton or any of its subsidiaries to, any person in response to an unsolicited, written Triton Acquisition Proposal if:
•
the TAL Board determines that a TAL Acquisition Proposal from a third party bidder (a “TAL Bidder”) either constitutes or could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions (other than discussions for a period of up to five days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with, or furnishing any non-public information regarding, TAL or its subsidiaries’ business to such TAL Bidder);

•
the TAL stockholders meeting has not occurred;

•
Triton has complied with the provisions in the transaction agreement pertaining to a Triton Acquisition Proposals in all but immaterial respects;

•
the Triton Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that a Triton Acquisition Proposal constitutes a Triton Superior Proposal or could reasonably be expected to lead to a Triton Superior Proposal; and

•
prior to providing any confidential information or data or access to any person in connection with a Triton Acquisition Proposal, Triton enters into a confidentiality agreement with such person having provisions as to confidentiality that are no less favorable to Triton than those contained in the confidentiality agreement, dated as of November 7, 2014, by and between TAL and Triton (each, an “Acceptable Triton Confidentiality Agreement”).

Additionally, TAL and Triton have agreed to notify the other as promptly as reasonably practicable of the receipt of any TAL Acquisition Proposal or Triton Acquisition Proposal, as applicable (and in any event no later than 24 hours after receipt), indicating, in connection with such notice, the identity of the person making such acquisition proposal and the material terms and conditions of any such acquisition proposal (including an unredacted copy thereof if in writing), and to keep TAL or Triton, as applicable, promptly and reasonably apprised of all changes to the material terms of any TAL Acquisition Proposal or Triton Acquisition Proposal, including the fact that TAL or Triton, as applicable, has engaged in any discussions (other than discussions for a period of up to five days in order to clarify the terms of such TAL Acquisition Proposal or Triton Acquisition Proposal, as applicable, prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information to such third party bidder) or negotiations with, or has furnished any non-public information to, a third party bidder. TAL also agrees to provide Triton and Triton agrees to provide TAL with any information, data or access that it provides to the third party making such request, substantially contemporaneously with providing such information to such third party, unless Triton or TAL, as applicable, has already been provided with such information.
In addition, the transaction agreement provides that the TAL Board may not (i) withdraw or withhold (or propose to withdraw or withhold) such recommendation or qualify or modify (or propose to qualify or modify) in any manner adverse to Triton such recommendation, (ii) fail to include such recommendation in this proxy statement/prospectus, (iii) in the event of the commencement of any tender offer or exchange offer for shares of TAL common stock, fail to publish, send or provide to the TAL stockholders and within ten business days after such tender offer or exchange offer is first commenced, or subsequently amended in any material respect (or in the event that TAL has delivered a written notice of a TAL Superior Proposal or Intervening Event (as defined below) and the applicable time periods contemplated by the transaction agreement would extend beyond such ten business day period, within two business days following the time at which such periods have expired), a statement recommending that TAL stockholders reject such tender offer or exchange offer and publicly affirming its recommendation or (iv) adopt, approve, enter into or recommend, or publicly propose to adopt, approve, enter into or recommend, any letter of intent, definitive agreement, commitment, agreement in principle or other agreement with respect to any TAL Acquisition Proposal (we refer to any of the foregoing changes in clauses (i) through (iv) as a Change in TAL Recommendation). However, notwithstanding any other provision of the transaction agreement, prior to the TAL stockholder approval, the TAL Board may effect a Change in TAL Recommendation and may terminate the transaction agreement in order to enter into a binding agreement providing for a TAL Superior Proposal, if, subject to certain exceptions:
•
the TAL stockholders meeting has not occurred;

•
TAL has complied with the provisions in the transaction agreement pertaining to a TAL Acquisition Proposal in all but immaterial respects;

•
the TAL Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such TAL Acquisition Proposal constitutes a TAL Superior Proposal;

•
the TAL Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Change in TAL Recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws;

•
the TAL Board provides Triton seven business days’ prior written notice of its intention to take such action, which notice will include certain information with respect to such TAL Superior Proposal, as well as a copy of such TAL Acquisition Proposal;

•
during the seven business days following such written notice (or such shorter period as specified below), if requested by Triton, TAL and its representatives have negotiated in good faith with Triton regarding any revisions to the terms of the transactions contemplated by the transaction agreement that are proposed by Triton in response to such TAL Superior Proposal; and

•
at the end of the seven business day period described in the foregoing bullet point, the TAL Board concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the transaction agreement to which Triton has agreed in writing), that the TAL Acquisition Proposal continues to be a TAL Superior Proposal and that the failure to make a Change in TAL Recommendation would be inconsistent with the exercise by the TAL Board of its fiduciary duties to its stockholders under applicable laws.

Any material amendment or modification to any TAL Superior Proposal will be deemed to be a new TAL Acquisition Proposal for purposes of the non-solicitation obligations summarized in this section; provided, however, that the notice period and the period during which TAL and its representatives are required to negotiate in good faith with Triton regarding any revisions to the terms of the transactions proposed by Triton in response to such new TAL Acquisition Proposal pursuant to the previous bullet point will expire on the later to occur of  (i) three business days after TAL provides written notice of such new TAL Acquisition Proposal to Triton and (ii) the end of the original seven business day period described above.
The TAL Board may also effect a Change in TAL Recommendation in response to an Intervening Event, if and only if, subject to certain exceptions:
•
the TAL stockholders meeting has not occurred;

•
the TAL Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Change in TAL Recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws;

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TAL has notified Triton in writing, at least seven business days in advance, of its intention to effect a Change in TAL Recommendation (which notice will include a reasonable description of the Intervening Event that serves as the basis of such Change in TAL Recommendation);

•
prior to effecting a Change in TAL Recommendation, if requested by Triton, TAL has negotiated and has caused its financial and legal advisors to negotiate with Triton in good faith to enable Triton to propose in writing revisions to the terms and conditions of the transaction agreement in such a manner that would obviate the need for making such Change in TAL Recommendation; and

•
following the end of such notice period, the TAL Board has considered in good faith any changes to the transaction agreement proposed in writing by Triton, and has determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, the failure to make a Change in TAL Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the TAL Board under applicable law.

For purposes of the transaction agreement, “Intervening Event” means any material event, development or change in circumstance that was not known or reasonably foreseeable by the TAL Board, as of the date of the transaction agreement, which event, development or change in circumstance becomes known to the TAL Board before obtaining the required TAL stockholder vote; provided, however, that in no event will the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt by TAL, existence or terms of a TAL Acquisition Proposal, the receipt by Triton, existence or terms of a Triton Acquisition Proposal or, in each case, any matter relating thereto or consequence thereof; (b) changes in the trading prices or trading volume of the TAL common stock or the debt instruments or credit ratings of TAL or its subsidiaries or in any analyst’s recommendation with respect to TAL or its subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been an Intervening Event); (c) the meeting or exceeding of any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of such circumstances may be considered in determining whether there has been an Intervening Event); and (d) any action taken by any party pursuant to and in compliance with the terms of the transaction agreement.
Furthermore, Triton may terminate the transaction agreement in order to enter into a binding written agreement with respect to a Triton Superior Proposal, if, subject to certain exceptions:
•
the TAL Board determines that a TAL Acquisition Proposal from a TAL Bidder either constitutes or could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions (other than discussions for a period of up to five days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information regarding TAL’s or its subsidiaries’ business to such TAL Bidder) or negotiations with, or furnishes non-public information regarding TAL’s or its subsidiaries’ business to, such TAL Bidder;

•
the TAL stockholders meeting has not occurred;

•
Triton has complied with the provisions of the transaction agreement pertaining to a Triton Acquisition Proposals in all but immaterial respects; and

•
the Triton Board has determined in good faith (after consultation with its outside legal counsel and its financial advisor) that a Triton Acquisition Proposal constitutes a Triton Superior Proposal.

Triton may not terminate the transaction agreement in accordance with the above unless and until:
•
Triton has notified TAL in writing, at least seven business days in advance, of its intention to effect such action (which notice must specify the identity of the person making the Triton Superior Proposal and the material terms and conditions thereof and include an unredacted copy of the proposed transaction agreements (including those relating to financing)); provided that such notice must be given again in the event of any revision to the financial terms or other material terms of such Triton Superior Proposal and that such subsequent seven business day notice period will be shortened to the longer of three business days and the time remaining on the prior notice period if the only change to the material terms of such Triton Superior Proposal is a change of price;

•
prior to taking such action, if requested by TAL, Triton has, and has caused its financial and legal advisors to, negotiate with TAL in good faith to enable TAL to propose in writing revisions to the terms and conditions of the transaction agreement such that such Triton Acquisition Proposal would no longer constitute a Triton Superior Proposal; and

•
following the end of such notice period, the Triton Board has considered in good faith any changes to the transaction agreement proposed in writing by TAL, and has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that notwithstanding such proposed changes, such Triton Acquisition Proposal remains a Triton Superior Proposal.

The transaction agreement provides that neither TAL nor Triton may, and each of TAL and Triton must cause each of its respective subsidiaries (and any of the employees or directors of it or its respective subsidiaries) not to, and must use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, enter into any exclusivity or similar arrangements that would prevent the other party from entering into an agreement with respect to, or consummating, a TAL Acquisition Proposal or a Triton Acquisition Proposal, as the case may be.
Stockholder Meetings and Duty to Recommend
The transaction agreement requires TAL to, as promptly as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of seeking stockholder approval of the mergers and the other transactions contemplated by the transaction agreement. If the TAL Board has not made a Change in TAL Recommendation, the TAL Board must recommend that its stockholders adopt the transaction agreement, include such recommendations in this proxy statement/prospectus, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of the transaction agreement and the transactions contemplated by the transaction agreement and (ii) recommend approval of the transaction agreement. Except as expressly permitted under the non-solicitation provisions described above, the TAL Board may not make a Change in TAL Recommendation. The parties have agreed that notwithstanding a Change in TAL Recommendation, unless the transaction agreement is terminated in accordance with its terms, the obligations of the parties under the transaction agreement will continue in full force and effect.
Reasonable Best Efforts
Each of TAL, Triton, Holdco and the Merger Subs has agreed to, and has agreed to cause its subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to comply promptly with all applicable laws to consummate the mergers, including preparing and filing as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any governmental entity, including pursuant to the HSR Act and any third party.
Each of TAL, Triton, Holdco and the Merger Subs has agreed to use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the DOJ, the FTC or any other governmental entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or teleconference with any such governmental entity or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.
Governmental Approvals
TAL and Triton each filed a Notification and Report Form pursuant to the HSR Act with respect to the mergers on November 20, 2015, a filing with the FCO with respect to the mergers on December 11,

2015 and a filing with the KFTC with respect to the mergers on December 11, 2015. Each of TAL and Triton has agreed to (i) make as promptly as reasonably practicable such other necessary notifications and filings as are required under any Merger Control Laws with respect to the transactions contemplated hereby that the parties agree are required to be made, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the end date.
Additionally, each of Triton, Holdco and TAL has agreed to use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the transaction agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to such transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated by the transaction agreement, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the DOJ, the FTC or any other governmental entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, and (iii) consult with the other party in advance of any meeting or teleconference with any such governmental entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences. TAL and Triton have agreed that each party will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by the transaction agreement.
The parties have agreed that in no event will TAL, Triton or their subsidiaries be required or be deemed to require taking any of the foregoing actions that would require:
•
selling, swapping, holding separate, divesting or otherwise disposing of businesses or assets of TAL and its subsidiaries, on the one hand, or Triton and its subsidiaries, on the other hand, that were used in the production of, or contributed to the production of, annual revenue in excess of $135,592,100 in the aggregate (determined based on the gross fiscal 2014 revenue of TAL and its subsidiaries, on the one hand, or Triton and its subsidiaries, on the other hand); or

•
taking any other actions that would, or would reasonably be expected to, have a material adverse effect on the business, results of operations or financial condition of the combined businesses of TAL and its subsidiaries and Triton and its subsidiaries, taken as a whole after giving effect to the transactions contemplated by the transaction agreement.

Assets in Borrowing Base and Existing Indebtedness
TAL and Triton must and must cause their subsidiaries to use reasonable best efforts to ensure that assets (including containers) meeting the eligibility requirements for inclusion in the borrowing base under any agreement relating to TAL’s or Triton’s indebtedness, as applicable, are in a level sufficient to support the amount of indebtedness outstanding thereunder in accordance with the terms thereof. Additionally, TAL must provide to Triton and Triton must provide to TAL as promptly as practicable after the provision to any lender, manager, administrative agent, collateral agent, bondholder or other party any report, certificate or other written information relating to the borrowing base or any assets included in the borrowing base provided pursuant to any management agreement or agreement relating to TAL’s or Triton’s indebtedness, as applicable. Furthermore, TAL and its subsidiaries and Triton and its subsidiaries must use reasonable best efforts to procure that no “manager default,” “event of default” or “early amortization event” occurs or continues under (and as defined in) any management agreement or agreement relating to TAL’s or Triton’s indebtedness. In addition, for each financing facility, indenture or similar agreement underlying any indebtedness listed in the disclosure letters to the transaction agreement, TAL must, or must cause the applicable borrower to, obtain and deliver to Triton, and Triton must, or must cause the applicable borrower to, obtain and deliver to TAL, at least two business days prior to the anticipated closing of the transactions, either (i) an executed amendment or consent in form and substance reasonably satisfactory to TAL or Triton, as applicable, or (ii) an executed payoff letter with respect to the underlying indebtedness, in customary form, which must be effective as of the TAL effective time or Triton effective time, as applicable (subject only to delivery of funds as arranged by TAL or Triton at the closing of the transactions).
Section 280G
If Triton reasonably determines that the transactions contemplated by the transaction agreement might constitute a “change of ownership or control” for purposes of Section 280G of the Code, Triton must use reasonable best efforts to (i) obtain waivers, prior to the effective time of the transaction, of any “excess parachute payments” (within the meaning of Section 280G of the Code) from each person who has a right to any payments and/or benefits as a result of, or in connection with, the consummation of the transactions contemplated by the transaction agreement (either alone or upon occurrence of any other event) that would be deemed to constitute “excess parachute payments”; provided that Triton will not be required, in its use of reasonable best efforts, to offer any additional compensation to any person from whom a waiver is sought pursuant to clause (i); and (ii) solicit the approval of the shareholders of Triton in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the consummation of the transactions contemplated by the transaction agreement (either alone or upon occurrence of any other event) be deemed to constitute “excess parachute payments.”
Indemnification and Insurance
After the effective time of the mergers, Holdco has agreed to cause the TAL and Triton surviving corporations, as applicable, to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of TAL and Triton or any of their respective subsidiaries, as applicable, against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director, officer or employee of TAL or Triton or any of their respective subsidiaries, as applicable, or is or was serving at the request of TAL or Triton or any of their respective subsidiaries, as applicable, as a director, officer, employee or agent of another entity or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the mergers, whether asserted or claimed prior to, or at or after, the effective time of the mergers.
For six years after the mergers, Holdco must, or must cause the TAL and Triton surviving corporations to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by TAL and Triton, respectively, provided that:
•
Holdco may, or may cause the TAL or Triton surviving corporations to, substitute a policy or policies with limits, terms and conditions that are no less advantageous in the aggregate to the insured;

•
neither Holdco nor the TAL or Triton surviving corporations will be required to pay annual premiums for the existing TAL or Triton director and officer policies in excess of 300% of the annual premium paid by TAL or Triton with respect to the existing director and officer policies, (the “TAL Insurance Amount” and “Triton Insurance Amount,” respectively); and

•
if such premiums for such insurance for TAL would at any time exceed the TAL Insurance Amount or for Triton would at any time exceed the Triton Insurance Amount, then Holdco must maintain, or cause the TAL or Triton surviving corporations to maintain, policies that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to such amounts.

In lieu of the foregoing, TAL or Triton may purchase from one or more insurers reasonably acceptable to TAL or Triton, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each indemnified person according to the transaction agreement with respect to their acts or omissions as directors and officers of TAL or Triton and their respective subsidiaries, as applicable, occurring prior to the effective time of the mergers (including with respect to acts or omissions occurring in connection with the transaction agreement and the consummation of the transactions contemplated thereby) on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by TAL and Triton respectively, with such policy or policies to become effective at the effective time and remain in effect for a period of six years.
Conditions to Completion of the Mergers
Conditions to Triton’s, Holdco’s, the Merger Subs’ and TAL’s Obligations to Complete the Mergers
The respective obligations of Triton, Holdco, the Merger Subs and TAL to consummate the mergers and to effect the other transactions contemplated by the transaction agreement are subject to the satisfaction at the closing or waiver of various conditions (which may be waived, to the extent permitted by law, by both TAL and Triton) that include the following:
•
TAL has obtained the TAL stockholder approval, and Triton has obtained the Triton shareholder approval (which Triton shareholder approval was obtained on November 25, 2015);

•
the Holdco common shares to be issued in the TAL merger have been approved for listing on the NYSE, subject to official notice of issuance;

•
no temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any governmental entity of competent jurisdiction enjoining or prohibiting the consummation of the mergers is in effect, and there has not been any action taken, or any law enacted, entered or enforced in respect of either or both of the mergers, by any governmental entity of competent jurisdiction that makes the consummation of either or both of the mergers illegal or otherwise restrains, enjoins or prohibits either or both of the mergers;

•
effectiveness of the registration statement for the Holdco common shares being issued in the mergers (of which this proxy statement/prospectus forms a part) and the absence of any stop order suspending such effectiveness; and

•
the waiting period (and any extensions thereof) applicable to each of the mergers under the HSR Act has expired or has been terminated and the antitrust approvals from the FCO in Germany and the KFTC in South Korea have been obtained. Early termination of the waiting period under the HSR Act was received on December 7, 2015. Approval was received from the FCO on December 21, 2015, and approval was received from the KFTC on January 5, 2016.

Conditions to Triton’s, Holdco’s and the Merger Subs’ Obligation to Complete the Mergers
The obligations of Triton, Holdco and the Merger Subs to consummate the mergers and to effect the other transactions contemplated by the transaction agreement, are subject to the satisfaction at the closing date of the following additional conditions (which may be waived, to the extent permitted by law, by Triton):
•
the representations and warranties of TAL set forth in the transaction agreement with respect to (i) the due organization, good standing and authority to carry on its business as currently conducted of TAL and its subsidiaries, (ii) capitalization of TAL and its subsidiaries (except for the number of authorized shares of common stock and the number of shares subject to issuance upon the exercise or payment of outstanding TAL stock options), (iii) due authorization and (iv) the absence of any broker or finder fees besides the fees payable to BofA Merrill Lynch, in each case, are true and correct in all material respects as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•
the representations and warranties of TAL set forth in the transaction agreement with respect to (i) the number of authorized shares of common stock and (ii) the number of shares subject to issuance upon the exercise or payment of outstanding TAL stock options, in each case, are true and correct in all but de minimis respects as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•
the representation and warranty of TAL set forth in the transaction agreement with respect to the absence of any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TAL since December 31, 2014 is true and correct in all respects as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time;

•
all other representations and warranties of TAL set forth in the transaction agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect exception or qualifier in such representation or warranty), as of the date of the transaction agreement and as of immediately prior to the closing as though made at and is of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on TAL;

•
Triton has received a certificate validly executed and signed on behalf of TAL by its chief executive officer and chief financial officer certifying that the four conditions above have been satisfied;

•
TAL has performed or complied with all of the obligations, agreements and covenants required by the transaction agreement to be performed or complied with by it at or prior to the closing in all material respects and Triton has received a certificate validly executed and signed on behalf of TAL by its chief executive officer and chief financial officer certifying that this condition has been satisfied; and

•
Triton has received the opinion of Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Triton, dated as of the closing date, substantially to the effect that, for U.S. federal income tax purposes, either (i) the Triton merger will be treated as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton merger, together with the TAL merger, will be treated as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.

Conditions to TAL’s Obligation to Complete the TAL Merger
The obligation of TAL to consummate the TAL merger and the other transactions contemplated by the transaction agreement is subject to the satisfaction at the closing of the following additional conditions (which may be waived, to the extent permitted by law, by TAL):
•
the representations and warranties of Triton set forth in the transaction agreement with respect to (i) the due organization, good standing and authority to carry on its business as currently conducted of Triton and its subsidiaries, (ii) capitalization of Triton and its subsidiaries (except for the number of authorized shares and the number of shares subject to issuance upon the exercise or payment of outstanding Triton stock options), (iii) due authorization, (iv) operation of Holdco and the Merger Subs, and (v) the absence of any broker or finder fees besides the fees payable to Wells Fargo Securities, LLC in each case, are true and correct in all material respects as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•
the representations and warranties of Triton set forth in the transaction agreement with respect to (i) the number of authorized shares and (ii) the number of shares subject to issuance upon the exercise or payment of outstanding Triton stock options, in each case, are true and correct in all but de minimis respects as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);
•
the representation and warranty of Triton set forth in the transaction agreement with respect to the absence of any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Triton since December 31, 2014 is true and correct in all respects as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time; and

•
all other representations and warranties of Triton set forth in the transaction agreement are true and correct in all respects (without giving effect to any materiality or Triton material adverse effect exception or qualifier in such representation or warranty), as of the date of the transaction agreement and as of immediately prior to the closing as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches of such representations or warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect on Triton;

•
TAL has received a certificate validly executed and signed on behalf of Triton by its chief executive officer and chief financial officer certifying that the four conditions above have been satisfied; and

•
Triton, Holdco and the Merger Subs have performed or complied with, as applicable, all of the obligations, agreements and covenants required by the transaction agreement to be performed or complied with by each of them at or prior to the closing in all material respects and TAL has received a certificate validly executed and signed on behalf of Triton by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

Termination
The transaction agreement may be terminated and the mergers may be abandoned at any time prior to the effective time:
•
by the mutual written consent of TAL and Triton;

•
by either of TAL or Triton:

•
if any governmental entity of competent jurisdiction has issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting either or both of the mergers, and such order, decree, ruling or injunction has become final and non-appealable provided that this right to terminate will not be available to any party whose failure to comply has been the primary cause of such action;

•
if the mergers and the other transactions contemplated by the transaction agreement have not been consummated at or before the end date; provided, however, that if  (A) all of the conditions to closing other than the expiration of the waiting period under the HSR Act, the antitrust approvals in Germany and South Korea, have been satisfied, or (B) the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) has not been declared effective on or prior to February 16, 2016, the end date may be extended by either Triton or TAL by written notice to the other party up to a date not beyond August 9, 2016; provided further that this right to terminate will not be available to any party whose failure to comply has been the primary cause of such action; or

•
if the TAL special meeting has concluded without the TAL stockholder approval having been obtained.

•
By TAL:

•
if there has been a breach by Triton or its subsidiaries of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing, the failure of the closing conditions and which breach, or failure to be true, has not been cured by the earlier of  (x) 30 days following written notice thereof to TAL or (y) the end date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate will not be available if TAL is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions not being satisfied; or
•
at any time prior to receipt of the required TAL stockholder approval, in order to enter into a binding written agreement with respect to a TAL Superior Proposal; provided, however, that TAL must have complied in all but immaterial respects with its obligations and paid all amounts due pursuant to the transaction agreement in accordance with the terms, and at the times, specified therein.

•
By Triton:

•
if the TAL Board has effected a Change in TAL Recommendation;

•
at any time prior to receipt of the required TAL stockholder approval, in order to enter into a binding written agreement with respect to a Triton Superior Proposal; provided, however, that Triton must have complied in all but immaterial respects with its obligations and paid all amounts due pursuant to the transaction agreement in accordance with the terms, and at the times, specified therein; or

•
if there has been a breach by TAL or its subsidiaries of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing, the failure of the closing conditions and which breach, or failure to be true, has not been cured by the earlier of  (x) 30 days following written notice thereof to Triton or (y) the end date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate will not be available if Triton is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions not being satisfied.

Effect of Termination
If the transaction agreement is terminated as described in “— Termination” above, the transaction agreement will be void and have no effect, without any liability or obligation on the part of any party, except that:
•
no termination will affect the obligations of the parties contained in the confidentiality agreement between TAL and Triton;

•
no termination will relieve the parties of its obligation to pay certain fees and expenses incurred in connection with the transaction agreement and the transactions contemplated thereby;

•
no termination will relieve the parties from any liabilities or damages incurred or suffered by the other party arising out of the willful and material breach of its covenants contained in the transaction agreement or fraud; and

•
certain other provisions of the transaction agreement, including provisions with respect to governing law, submission to jurisdiction, waiver of jury trial, and interpretation, will survive any termination of the transaction agreement.

Termination Fees; Expenses
All fees and expenses incurred by the parties are to be paid solely by the party that has incurred such fees and expenses, except that the parties have agreed to share equally (i) the filing fee under the HSR Act and (ii) the expenses in connection with filing, printing and mailing this proxy statement/prospectus.

The transaction agreement provides that TAL will pay Triton a cash termination fee of  $19,484,275 by wire transfer of immediately available funds in the following circumstances:
•
no later than two business days following the date of the consummation of a transaction involving a TAL Acquisition Proposal or entry into a definitive agreement with respect to a TAL Acquisition Proposal, if  (i) a third party has publicly made a TAL Acquisition Proposal after the date of the transaction agreement, (ii) the transaction agreement is terminated by TAL or Triton because the mergers have not been consummated by the end date (but only if the TAL stockholder meeting has not been held prior to the end date) or the transaction agreement is terminated by TAL or Triton because the TAL stockholders meeting concluded without the required TAL stockholder vote having been obtained and such TAL Acquisition Proposal was not withdrawn at least three business days prior to the TAL stockholders meeting, and (iii) within nine months of terminating the transaction agreement, TAL consummates any TAL Acquisition Proposal or enters into any definitive agreement with respect to any TAL Acquisition Proposal (which for the purposes of this clause, the references to 20% in the definition of TAL Acquisition Proposal will be deemed to be references to 50%); or

•
no later than two business days after the date the transaction agreement is terminated by Triton because the TAL Board has effected a Change in TAL Recommendation; and

•
prior to or substantially concurrently with such termination if the transaction agreement is terminated by TAL, at any time prior to receipt of the required TAL stockholder approval, in order to enter into a binding written agreement with respect to a TAL Superior Proposal.

The transaction agreement provides that Triton will pay TAL a cash termination fee of  $65,000,000 by wire transfer of immediately available funds if, at any time prior to receipt of the required TAL stockholder approval, Triton terminates the transaction agreement in order to enter into a binding written agreement with respect to a Triton Superior Proposal (provided that Triton has complied in all but immaterial respects with its obligations under the non-solicitation provisions of the transaction agreement).
In no event will any termination fee be payable by a party more than once.
Furthermore, if the transaction agreement is terminated by either TAL or Triton because the mergers have not been consummated at or before the end date (but only if the TAL stockholders meeting has not been held prior to the end date) or if the TAL stockholders meeting has concluded without the required TAL stockholder approval having been obtained, TAL must reimburse Triton, no later than two business days after receipt of an itemized invoice, for all documented out-of-pocket fees, costs and expenses incurred by Triton, Holdco, the Merger Subs and their subsidiaries in connection with the transaction agreement or the transaction contemplated thereby; provided, however, that the aggregate amount of such expenses TAL is required to reimburse Triton will not exceed $3,500,000. If TAL is obligated to pay the TAL Termination Fee, then the TAL Termination Fee will be reduced by any expense reimbursement payment, if any, described in the prior sentence that has previously been paid.
Amendment and Waiver
Amendment
The transaction agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the transaction agreement by the stockholders of TAL and the shareholders of Triton, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders or shareholders, as the case may be, without such further approval. The transaction agreement may only be amended by an instrument in writing signed on behalf of each of the parties. The Sponsor Shareholders Agreements, the Pritzker Lock-Up Agreements, the Voting and Support Agreements and the statutory merger agreement for the Triton merger may not be amended, modified or terminated without the prior written consent of both TAL and Triton.

Waiver
At any time prior to the effective time of the mergers, the parties may, to the extent permitted by applicable law:
•
extend the time for the performance of any of the obligations or other acts of any other party;

•
waive any inaccuracies in the representations and warranties contained in the transaction agreement or in any document delivered pursuant to the transaction agreement; or

•
subject to the provisos in the amendment provisions described above, waive compliance with any of the agreements or conditions contained in the transaction agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.
Specific Performance; Third-Party Beneficiaries
Specific Performance
In the event of any breach or threatened breach by any other party of any covenant or obligation contained in the transaction agreement, the non-breaching party is entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach in the Court of Chancery of the State of Delaware or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States located in the State of Delaware.
Third-Party Beneficiaries
The transaction agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:
•
for the provisions of the transaction agreement relating to indemnification and exculpation from liability for the directors and officers of TAL, Triton and their subsidiaries; and

•
following the effective time of the mergers, the rights of holders of TAL common stock, TAL stock options, and Triton common shares and restricted Triton shares to receive the merger consideration or other consideration, as applicable.

RELATED AGREEMENTS
The Sponsor Shareholders Agreements
The following is a summary of the material provisions set forth in the Sponsor Shareholders Agreements. This summary may not contain all the information about the Sponsor Shareholders Agreements that is important to you. This summary is qualified in its entirety by reference to the Sponsor Shareholders Agreements attached as Annex B-1 and Annex B-2 to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the Sponsor Shareholders Agreements in their entirety.
Concurrently with the execution of the transaction agreement, Holdco has entered into separate Sponsor Shareholders Agreements with (i) Warburg Pincus (and an entity related to one of the Warburg Pincus funds) and (ii) Vestar, each of which we refer to as a Sponsor Shareholder group.
Corporate Governance
The Sponsor Shareholders Agreements provide that the initial Holdco Board will be composed of nine directors. TAL is entitled to designate four of the directors. One of the directors will be an individual who will qualify as an independent director, to be selected prior to the closing of the mergers by the TAL Nominating and Governance Committee after completion of a search with the assistance of a nationally recognized executive search firm, and after having allowed Triton an opportunity to discuss and provide input on potential candidates. One of the directors will be an individual (a) who is not affiliated with or employed by any of the Sponsor Shareholders, by the Pritzker Shareholders or their respective affiliates and (b) who will qualify as an independent director, to be selected prior to the closing of the mergers by the Triton Board, after having allowed TAL an opportunity to discuss and provide input on potential candidates. Robert W. Alspaugh will be such individual. Warburg Pincus is entitled to designate two, and Vestar is entitled to designate one, of the nine directors of the initial Holdco Board. David A. Coulter and Simon R. Vernon will be the initial designees of Warburg Pincus. Robert L. Rosner will be the initial designee of Vestar. Warburg Pincus and Vestar also have the right to appoint certain of their directors to the Nominating and Corporate Governance Committee and the Compensation Committee of the Holdco Board. Warburg Pincus and Vestar have the right to nominate replacements for their respective designated directors, except to the extent their designation rights step-down (as described below). The nomination of any directors so designated will be subject to the approval of the Nominating and Corporate Governance Committee and of the Holdco Board. All other director replacements will be nominated by the Nominating and Corporate Governance Committee.
The right of Warburg Pincus and Vestar to designate directors to the Holdco Board and its committees is subject to certain step-down mechanics in the event that the relevant Sponsor Shareholder group’s ownership of Holdco shares is reduced below certain thresholds. The size of the Holdco Board may also be reduced in connection with such step-down mechanics.
For so long as each Sponsor Shareholder group beneficially owns at least 5% of the Holdco shares then issued and outstanding, each member of the relevant Sponsor Shareholder group is required to vote (i) 55% of its Holdco shares in the same proportion as the votes cast by the shareholders of Holdco who are not Sponsor Shareholders (or their affiliates) in any election or removal of directors (other than with respect to any contested election, any election of a Warburg Pincus director or a Vestar director, any removal of a Warburg Pincus director or a Vestar director or any replacement of such directors), and the remaining 45% of its Holdco shares in favor of the slate of directors nominated by the Nominating and Corporate Governance Committee of Holdco, and (ii) all of its Holdco shares in the same proportion as the votes cast by the shareholders of Holdco who are not Sponsor Shareholders (or their affiliates) in any vote or consent on any shareholder proposal or any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender or exchange offer, liquidation or other similar extraordinary transaction involving Holdco (each, an “Extraordinary Transaction”), unless it is approved by a majority of the directors on the Board and, in the case of an Extraordinary Transaction, provides equal treatment of all Holdco shares.
Transfer Restrictions
Subject to certain exceptions, during the six-month period following the date of the closing of the mergers (the “Initial Holding Period”), none of the members of either Sponsor Shareholder group will be permitted to transfer any of their respective Holdco shares, unless such transfer is (i) pursuant to or in connection with an Extraordinary Transaction (including any tender or exchange offer made for Holdco shares) that is approved by the Holdco Board and provides for equal treatment of all Holdco shares (a “Recommended Transaction”), or (ii) approved by the Holdco Board (acting by a majority of directors, other than the directors designated by Warburg Pincus and Vestar). After the Initial Holding Period, for so long as the members of each Sponsor Shareholder group beneficially own more than 5% of the Holdco shares then issued and outstanding, no Sponsor Shareholder is permitted to transfer any of its Holdco shares, unless (a) such transfer is in compliance with the Securities Act, and any other applicable securities or “blue sky” laws; and (b) certain conditions are satisfied, including that (A) to the knowledge of the relevant Sponsor Shareholder, the transferee of such Holdco shares would not, after completion of such transfer, beneficially own more than 10% of the Holdco shares then issued and outstanding or, if such transferee is, to the knowledge of such Sponsor Shareholder, a person who, with respect to an investment in Holdco securities, is eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act, 15% of the Holdco shares then issued and outstanding; (B) such transfer is pursuant to a Recommended Transaction; (C) such transfer is pursuant to an underwritten offering of Holdco securities; or (D) such transfer is approved by the Holdco Board (acting by a majority of directors, other than the directors designated by Warburg Pincus and Vestar).
From and after the expiration of the Initial Holding Period, the first transfer of Holdco shares made by a Sponsor Shareholder must be pursuant to a registered, underwritten public offering (a “Qualified Public Offering”) unless (i) a Qualified Public Offering of Holdco shares has been completed prior thereto or (ii) the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date of execution of the transaction agreement have been amended such that a transfer by certain Triton shareholders, in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such debt agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any one of such Triton shareholders.
Sponsor Shareholders may transfer their Holdco shares to their affiliates; provided, that such affiliates are required, at the time and as a condition to such transfer, to become a party to the Sponsor Shareholders Agreements by executing and delivering joinder agreements.
Subject to certain exceptions, Holdco must use its reasonable best efforts to pursue a Qualified Public Offering before the expiration of the Initial Holding Period.
Standstill Provisions
For so long as either Sponsor Shareholder group beneficially owns more than 5% of the Holdco shares then issued and outstanding, no Sponsor Shareholder in the relevant Sponsor Shareholder group (nor any of its affiliates) may, directly or indirectly, (i) acquire or propose to acquire additional equity securities (including derivatives) of Holdco, subject to certain exceptions, (ii) enter into, or propose to enter into, any Extraordinary Transaction or offer to acquire Holdco (whether pursuant to a tender offer, exchange offer or otherwise), or instigate, encourage, facilitate, join or assist any third party to do any of the foregoing, (iii) engage in any solicitation of proxies or consents relating to the election of directors with respect to Holdco, or agree or announce an intention to vote with or support any person undertaking a solicitation, (iv) deposit any Holdco securities in a voting trust or subject any Holdco securities to a voting agreement or other agreement or arrangement with respect to the voting of such Holdco securities (other than the Sponsor Shareholders Agreements and the Voting and Support Agreements), (v) submit shareholder proposals in respect of Holdco or call special general meetings of the shareholders of Holdco or provide to any third party a proxy, consent or requisition to call any meeting of shareholders, (vi) form a “group” or otherwise act in concert with any other Holdco shareholder in respect of Holdco, or (vii) agree to take any of the foregoing actions, or request any waiver of the foregoing restrictions or certain other provisions of the Sponsor Shareholders Agreements, other than through a confidential waiver request submitted to the Chief Executive Officer or the Chairman of the Holdco Board that the Sponsor Shareholder making the request, after consulting legal counsel, would not reasonably expect to require (a) the Holdco Board or Holdco to issue a public statement or (b) any public disclosure by such Sponsor Shareholder.

Restricted Activities
Subject to certain exceptions, until the expiration of the 24-month period following the date on which the applicable Sponsor Shareholder group is no longer entitled to designate any Warburg Pincus or Vestar director (as the case may be), such Sponsor Shareholder (and each of its affiliates) may not (i) beneficially own, or acquire, an equity interest of 5% or greater in any person that (a) primarily operates in the intermodal container leasing business as a competitor to Holdco, and (b) has as its Chief Executive Officer, Chief Financial Officer, Chairman or President or an owner of more than 5% or more of its securities certain agreed-upon individuals, or (ii) hire or solicit for employment certain employees of Holdco (the “Restricted Executives”), or encourage any such Restricted Executive to resign from Holdco.
Registration Rights
The Sponsor Shareholders have certain agreed-upon registration rights with respect to the Holdco shares. These include (i) demand registration rights; (ii) ongoing shelf registration rights, once Holdco is shelf registration statement eligible; and (iii) piggyback registration rights. Holdco must pay all registration expenses (other than underwriting discounts and selling commissions) in connection with any demand registration.
Effectiveness
The Sponsor Shareholders Agreements (and the parties’ respective rights and obligations thereunder) will be of no force or effect until the consummation of the mergers. If the transaction agreement is terminated in accordance with its terms prior to the mergers being consummated, the Sponsor Shareholders Agreements will terminate without any liability or obligation of any party.
The Pritzker Lock-Up Agreements
The following is a summary of the material provisions set forth in the Pritzker Lock-Up Agreements. This summary may not contain all the information about the Pritzker Lock-Up Agreements that is important to you. This summary is qualified in its entirety by reference to the form of Pritzker Lock-Up Agreement attached as Annex C to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the form of Pritzker Lock-Up Agreement in its entirety.
Concurrently with the execution of the transaction agreement, Holdco has entered into a number of separate Pritzker Lock-Up Agreements with the Pritzker Shareholders.
Lock-Up
Subject to certain exceptions, during the six-month period following the date of the closing of the mergers, a Pritzker Shareholder may not transfer any of its Holdco shares unless such transfer is (i) pursuant to or in connection with any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender offer, exchange offer, liquidation or other similar extraordinary transaction involving Holdco that is approved by the Holdco Board and provides for equal treatment of all Holdco shares, or (ii) approved by the Holdco Board. However, a Pritzker Shareholder may transfer any of its Holdco shares to (a) the lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (b) all trusts for the benefit of any person described in clause (a) and trustees of such trusts, (c) all legal representatives of any person described in clauses (a) or (b); and (d) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (a), (b) or (c) (each, a “Pritzker Transferee”); provided, that any such Pritzker Transferee will be required, at the time of and as a condition to such transfer, to execute a counterpart to the relevant Pritzker Lock-Up Agreement.
First Transfer
From and after the expiration of the six-month period following the date of the closing of the mergers, the first transfer of Holdco shares made by a Pritzker Shareholder must be pursuant to a registered, underwritten public offering unless (i) a registered, underwritten public offering of Holdco shares has been completed prior thereto or (ii) the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date of the execution of the transaction agreement have been amended such that a transfer by certain Triton shareholders, in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such debt agreements), or all of such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of such Triton shareholders.
Registration Rights
Each Pritzker Shareholder has certain registration rights with respect to Holdco shares. These include (i) demand registration rights in the event that a registered, underwritten public offering of Holdco shares has not occurred prior to the expiration of the six-month period following the date of the closing of the mergers, and (ii) piggyback registration rights. Holdco must pay all registration expenses (other than underwriting discounts and selling commissions) in connection with any demand registration.
Effectiveness
The Pritzker Lock-Up Agreements (and the parties’ respective rights and obligations thereunder) will be of no force or effect until the consummation of the mergers. If the transaction agreement is terminated in accordance with its terms prior to the mergers being consummated, the Pritzker Lock-Up Agreements will terminate without any liability or obligation of any party.
Voting and Support Agreements
In connection with the entry into the transaction agreement, TAL, Triton and each Triton shareholder as of November 25, 2015 entered into voting and support agreements (the “Voting and Support Agreements”). The Voting and Support Agreements required, among other things, that the Triton shareholders party thereto vote in favor of the approval of the statutory merger agreement for the Triton merger and in favor of the approval of the Triton merger at the special general meeting held on November 25, 2015 to consider such proposals.
The Voting and Support Agreements also provide, among other things, that the relevant Triton shareholder agrees to irrevocably waive, and not exercise, any rights of appraisal or rights of dissent from the Triton merger that such Triton shareholder may have with respect to the Triton shares, including the right to dissent and to appraisal in Section 106 of the Bermuda Companies Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TRITON
The following discussion and analysis contains forward-looking statements about trends, uncertainties and our plans and expectations of what may happen in the future. For purposes of this section only, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Triton,” all references to “our,” “we,” and the “Company” refer to Triton. Forward-looking statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties and our results could differ materially from the results anticipated by our forward-looking statements as a result of many known or unknown factors, including, but not limited to, those factors discussed under the captions “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” and elsewhere in this proxy statement/prospectus.
The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this proxy statement/prospectus under the captions “Risk Factors” and “Selected Historical Consolidated Financial Data of Triton.”
Background and Overview
We were established in 1980 and have become a leading global owner-lessor of intermodal freight containers. Our primary focus is to serve our customers over the long term by reliably, efficiently and consistently providing them with our containers, which are essential to the operation of our customers’ businesses. We seek to deliver attractive returns to our shareholders and we believe that our demonstrated ability to provide high-quality and dependable service globally to our customers has resulted in strong financial performance.
Our ability to anticipate our customers’ leasing requirements and to be adaptive in meeting those requirements has driven the growth of our revenue earning assets to approximately $4.4 billion in net book value as of December 31, 2015. Our management team consists of professionals responsible for managing the operations of a global fleet of containers, including the specification, order, acquisition, leasing, maintenance, repair, re-leasing and ultimate sale of multiple types of containers. Our management team has an average of nearly 22 years of operational experience with our Company. As of December 31, 2015, we employed 188 people across 13 regional service subsidiaries and maintained 19 offices in 13 countries. Our business is also supported by a worldwide network of independent container depots and several active independent agents.
Industry Trends Affecting Our Results of Operations
Our success depends to a significant extent on the pace of growth in global containerized trade, which in turn drives demand for intermodal freight containers. Historically, our revenue and container growth have been highly correlated with growth in global containerized trade (which is heavily influenced by the growth in worldwide gross domestic product (GDP)), the status and general stability of the world’s leading production and export centers and the economic health and well-being of the world’s largest importing regions. Difficult global or regional economic conditions and recessionary periods may adversely impact the demand for imported goods or the ability of exporting nations to produce such goods. Prolonged periods of regional conflict or trade sanctions and embargoes can adversely impact the demand for leased intermodal freight containers and could affect our financial performance.
Our customers include the world’s largest container-shipping lines. The demand that each shipping line may have for leased intermodal freight containers is attributable to a number of variables, including, but not limited to, the level of global containerized trade growth, the global availability of capital, each customer’s overall level of borrowing costs and prices of newly manufactured containers. The container-shipping industry is characterized by intense competition, high fixed costs and operating overhead and is subject to periods of economic stress, even when the rest of the global economy is stable. Many of the major shipping lines have reported modest profitability or losses over the last few years due to persistent excess vessel capacity and weak freight rates. It is currently anticipated that the volume of new vessels entering service over the next several years will cause the global container vessel fleet to grow faster than global containerized trade resulting in ongoing pressure on freight rates and our customers’ financial performance.

Our containers are manufactured from a variety of raw materials whose costs are subject to sudden change. Manufacturers of containers source steel, timber, plywood, oil and zinc (for paint) and other raw materials from global vendors and generally pass through changes in the cost of such materials to the buyers of new containers.
We depend heavily on the debt capital markets to fund our business. Any significant change in the availability or the cost of debt capital could affect our ability to expand our business. We have had consistent historical access to the capital markets largely due to our long-standing relationships and established credibility with both commercial banks and institutional lenders. Our ability to expand our fleet of containers is closely linked to the willingness of lenders and other debt providers to make capital available to our Company and the costs associated with accessing such debt capital.
Market conditions are currently extremely weak in container leasing reflecting, among other things, the ongoing weakness in global trade and decreasing new container prices, and as a result, our profitability has deteriorated. If market conditions remain weak and our performance continues to deteriorate, it is possible that we may not be able to remain in compliance with the financial covenants in our debt facilities. As of December 31, 2015, we were in compliance with all such covenants.
The risk of non-compliance with financial covenants is higher in certain debt facilities financing older assets used by the Company’s subsidiaries owning, in the aggregate, approximately 17.5% of its combined container fleet (measured by net book value as of December 31, 2015). If market conditions remain weak, an early amortization event may occur which would result in all available cash flow from the affected subsidiaries’ containers, after payment of certain fees and certain other expenses, being applied towards the repayment of the respective subsidiary’s loans and, other than receipt of a portion of its management fees, the Company will not be entitled to receive any cash distributions from these subsidiaries unless and until such loans are refinanced or repaid in full. In addition, during such period, such subsidiaries will be subject to limits on sales of container assets for less than net book value.
Triton Container Finance III LLC has reached a preliminary agreement with its lenders to replace the Rolling Interest Coverage Ratio with a cash-flow based test. By replacing the Rolling Interest Coverage Ratio, Triton Container Finance III LLC will mitigate the risk of a near-term early amortization event. Triton Container Finance II LLC and Triton Container Finance IV LLC will seek similar changes to their respective credit facilities during the second quarter of 2016, but there is no assurance that the lenders under those credit facilities will consent to such changes.
In addition, our primary revolving credit facility is scheduled to expire in 2016. There is no assurance that the facility will be renewed or replaced and, if a renewed or replacement facility is available, it may be on terms which are less favorable to us than the current facility.
Operations
Nature of Operations
The Company operates and manages a worldwide fleet of intermodal marine dry, refrigerated and specialized cargo containers for its own account and on behalf of its container owning subsidiaries (such container owning subsidiaries, the “container owners”) within its consolidated group. The container owners are comprised of Triton Container Investments LLC, Triton Container Finance LLC, Triton Container Finance II LLC, Triton Container Finance III LLC, Triton Container Finance IV LLC and Amphitrite II Ltd. The Company operates and manages the containers pursuant to agreements (collectively, the “management agreements”) with the container owners. The management agreements govern the operation and management of the containers and allocation of the proceeds therefrom.
Operating Performance
Operating performance is primarily determined by the extent to which our leasing and other revenues exceed our cost of ownership, operating and administrative expenses. Our profitability is also impacted by the gains or losses which we realize on the sale of our used equipment. Our leasing revenues are primarily driven by the size of our fleet, our container utilization, and the average lease rates in our lease portfolio. Our leasing revenues also include ancillary fees driven by container pick-up and drop-off volumes.

Since 2013, our financial performance has declined due to weakened global economic growth and low interest rates. Reductions in steel prices (which directly impact the cost of new containers) and lower demand for leased container equipment has led to contractions in lease rates and yields. Many of the long-term leases that we entered into during 2010 and 2011 have begun to expire. While some of these leases have been extended, equipment under leases not extended is being returned by our customers and will continue to be returned over the course of the next several years. While managing turn-in activity is a normal part of our business, due to the current lack of demand for leased containers, many of these containers are either being sold at less than their net book value or are being redeployed into a significantly lower lease rate environment. Based on current market lease rates, the redeployment of containers onto lower-rate lease contracts is having a negative effect on the revenue generating capabilities of a sizable portion of our fleet.
We use several operating metrics to describe our operating performance including fleet size measures such as TEU and CEU, fleet utilization and average per diem rates in our lease portfolio. Unless otherwise noted, Triton’s fleet data includes both “core” and “non-core” equipment. Core equipment, with a net book value of approximately $4.3 billion at December 31, 2015, consists of our core operating lease container equipment. Non-core equipment, with a net book value of approximately $82 million at December 31, 2015, consists primarily of equipment acquired in sale-leaseback transactions and equipment acquired for trading purposes. Triton’s fleet data does not include equipment subject to direct financing leases.
Fleet size and growth.   As shown in the following table, our fleet consisted of approximately 3.1 million CEU at December 31, 2015, a decrease of 0.3% compared to December 31, 2014. From December 31, 2012 to December 31, 2015, our fleet grew by approximately 0.5 million CEU, from approximately 2.5 million CEU at December 31, 2012 to approximately 3.1 million CEU at December 31, 2015. This represented a compound annual growth rate of approximately 6.3% during this time. The growth in the fleet was due to container purchases that were in excess of container dispositions during the period.
Units(1)	December 31, 2015	December 31, 2014	December 31, 2013
Dry Van	1,248,865	1,298,634	1,242,402
Refrigerated	126,475	120,930	100,088
Specialized	33,384	32,067	31,032
Total	1,408,724	1,451,631	1,373,522
TEU(1)	December 31, 2015	December 31, 2014	December 31, 2013
Dry Van	1,978,679	2,053,284	1,952,874
Refrigerated	242,362	231,119	192,752
Specialized	53,127	52,268	50,598
Total	2,274,168	2,336,671	2,196,224

CEU(1)	December 31, 2015	December 31, 2014	December 31, 2013
Dry Van	1,738,411	1,804,107	1,716,778
Refrigerated	1,243,574	1,187,818	986,032
Specialized	72,242	70,852	68,566
Total	3,054,227	3,062,777	2,771,376

(1)
Includes new production inventory (newly-purchased containers that have not yet been placed on initial lease). The Company has included total fleet count information based on twenty-foot equivalent units (TEU) and cost equivalent units (CEU). The weighting methodology that we use in our CEU calculation is designed to reflect the historical relative cost difference between a 20-foot container and a 40-foot container. It is further designed to equate the lower cost of dry containers to the higher cost of specialized containers (including our more costly refrigerated containers). The CEU weighting that we utilize for our twenty-foot, forty-foot and forty-foot high cube dry containers is 1.00, 1.60, and 1.68, respectively. The CEU weighting that we utilize for our forty-foot high cube refrigerated containers is 10.00
Utilization.   Our average utilization for the year ended December 31, 2015 was 95.5%, up 0.8% from the prior year. The increase in average utilization during 2015 reflects the effects of modest leasing demand for containers (particularly early in 2015) and the continued sale of containers in the secondary market throughout 2015.
Utilization(1)
	Year Ended December 31,
	2015	2014	2013
Average Utilization	95.5%	94.7%	93.5%
Period-End Utilization	94.3%	96.2%	92.7%

(1)
Utilization is measured, on a weighted basis, by the number of containers that are deployed on lease (including units that are subject to direct financing leases) as a percentage of the total containers available for lease (including off-lease depot inventory and units available for sale) and excluding our non-core fleet and our new production inventory. For purposes of our utilization calculation, the denominator reflects all units that have been placed into service including those which are on-lease, off-lease in depots and off-lease awaiting sale. The numerator consists of all units which are then on-lease. For purposes of utilization, a container is placed into service at the point in time that it becomes subject to its initial lease.

Our average fleet utilization during 2014 increased by 1.2% from 93.5% during the year ended December 31, 2013 to 94.7% during the year ended December 31, 2014. This increase was due to strong lease demand during much of 2014 augmented by a 57.1% increase in container dispositions during 2014 compared to the prior year. Ending fleet utilization increased by 3.5% during 2014, from 92.7% at December 31, 2013 to 96.2% at December 31, 2014.
Our average fleet utilization during 2013 declined by 3.0% from 96.5% during the year ended December 31, 2012 to 93.5% during the year ended December 31, 2013. This decline was due to reduced container demand partially offset by a 39.1% increase in container dispositions during the year. Ending fleet utilization declined by 2.2% during 2013, from 94.9% at December 31, 2012 to 92.7% at December 31, 2013 due to ongoing moderation of supply and demand.
During the fourth quarter of 2015 and the first quarter of 2016, market conditions within the container leasing industry have continued to deteriorate. This deterioration reflects the ongoing weakness in global containerized trade as well as historical seasonal patterns. This has resulted in a further decline in utilization. Month-end utilization declined to 94.1% as of February 29, 2016.
We expect that utilization will continue to decline over the next several months reflecting the weak trade environment and the typical slow season for dry containers. If worldwide economic growth remains subdued during 2016, utilization will likely continue to decline.
Lease portfolio composition by lease type.   The largest portion of our lease portfolio consists of long-term leases, under which the container is placed on its initial lease for a period of five years or longer. We also enter into term leases for a period of less than five years (but greater than one year), which we refer to as commercial long-term leases. The combination of these two categories of leases represents the portion of our portfolio from which we derive a fixed revenue and cash flow stream. As of December 31, 2015, the weighted average remaining contractual term for these fixed-term leases was approximately 3.0 years (excluding containers on lease past their contractual expiration and containers on “evergreen” leases, which are typically leases with a one-year minimum term, no fixed expiration date and that either we or the customer can terminate with prior written notice).
We also offer our customers the option of entering into Master Lease Agreements (“MLAs”). MLAs provide a greater degree of flexibility to customers by making containers available for shorter lease terms, generally for higher rental rates. While containers under MLAs might be turned in at any time, our MLAs have an average retention period of 2.2 years as of December 31, 2015.

The following table contains a summary of the breakdown of our on-lease fleet by lease type at each year-end for the years 2015, 2014 and 2013 based on CEU:
Lease Type (CEU)	December 31, 2015	December 31, 2014	December 31, 2013
Fixed-Term	82.2%	80.9%	81.9%
MLA	15.2%	16.1%	15.6%
Third-Party	2.6%	3.0%	2.5%
Total	100.0%	100.0%	100.0%

Third party leases primarily consist of leases of equipment that Triton did not purchase directly from a container manufacturer, such as equipment purchased from a shipping line in a sale/leaseback transaction. At December 31, 2015, approximately 5.5% of our on-lease fleet was on fixed-term leases that had previously expired.
In addition, we offer direct financing leases to our customers. These leases, which are typically structured as full payout leases, provide for a predictable recurring revenue stream. In general, our direct financing lease customers retain the equipment for the duration of its useful life, after which time the customer typically purchases the equipment.
Per diem rates.   Per diem rates have historically been influenced by the cost of new containers, the balance of supply and demand for leased containers at a particular time and location, our estimates of the residual values of the containers at the end of their economic lives, the type and age of the containers being leased, the level of container purchasing activity by our customers and the level of efficiency that our customers have achieved in managing their respective container fleets. In general, per diem rates for containers in our fleet that are subject to existing lease agreements do not change immediately in response to changes in new container prices because existing lease agreements can typically only be re-priced upon the expiration of such leases.
Average per diem rates per CEU declined by approximately 5.5% during the year ended December 31, 2015 compared to the prior year and by approximately 6.2% during the year ended December 31, 2014 compared to the prior year. The change in average per diem rates for each of our major product types is shown in the table below.
Product Type	% Change in Average Per Diem Rates per CEU for the Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014	% Change in Average Per Diem Rates per CEU for the Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Dry	(6.1%)	(5.1%)
Refrigerated	(2.8%)	(7.0%)
Specialized	(5.5%)	(6.6%)
Average per diem rates per CEU for our dry containers declined by 6.1% during the year ended December 31, 2015 compared to the prior year and by 5.1% during the year ended December 31, 2014 compared to the prior year. Lower new container prices, larger volumes of higher-rate expiring leases, aggressive competition and widespread availability of low-cost financing contributed to the downward rate pressure. We expect that our average dry container per diem rates will continue to decline during 2016, particularly if per diem rates for newly manufactured containers remain at current historically low levels.
Average per diem rates per CEU for our refrigerated containers declined by 2.8% during the year ended December 31, 2015 compared to the prior year and by 7.0% during the year ended December 31, 2014 compared to the prior year. Aggressive competition within the refrigerated container leasing sector and slightly lower machinery costs contributed to the decline. Given the pressure among certain industry participants in the leasing sector, we expect that our average refrigerated container per diem rates will continue to decline during 2016.

Average per diem rates per CEU for our specialized containers declined by 5.5% during the year ended December 31, 2015 compared to the prior year and by 6.6% during the year ended December 31, 2014 compared to the prior year. This was primarily due to increased competition within the specialized container leasing sector.
Results of Operations
The following table sets forth our consolidated statements of income for each of the periods presented (dollars and shares in thousands, except per share data):
	Year ended December 31,
	2015	2014	2013
Revenues:
Container rental revenue	$699,810	$699,188	$693,078
Direct financing lease income	8,029	8,027	10,282
Total revenues	$707,839	$707,215	$703,360
Operating expenses (income):
Depreciation	300,470	258,489	229,298
Direct container expense	54,440	58,014	72,846
Management, general and administrative expense	75,620	86,136	78,911
Gain on disposition of container rental equipment	(2,013)	(31,616)	(42,562)
Provision for (reduction of) bad debt expense	(2,156)	1,324	4,966
Total operating expenses	426,361	372,347	343,459
Operating income	281,478	334,868	359,901
Other expenses (income):
Interest expense	140,644	137,370	133,222
Realized loss on derivative instruments, net	5,496	9,385	20,170
Unrealized loss (gain) on derivative instruments, net	2,240	3,798	(29,714)
Loss on extinguishment of debt	1,170	7,468	3,568
Other (income) expense, net	211	(689)	529
Total other expenses	149,761	157,332	127,775
Income before income taxes	131,717	177,536	232,126
Income taxes	4,048	6,232	6,752
Net income	127,669	171,304	225,374
Less: income attributable to noncontrolling interests	16,580	21,837	31,274
Net income attributable to shareholders	$111,089	$149,467	$194,100

Earnings Per Share Data:
Basic income per share applicable to common shareholders	$2.20	$2.99	$3.88
Diluted income per share applicable to common shareholders	$2.17	$2.82	$3.66
Weighted average common shares outstanding:
Basic:	50,536	50,027	50,011
Diluted:	51,165	53,073	53,029
Cash dividends paid per common share	$—	$4.30	$—

Selected Balance Sheet Data (end of period):
	December 31,
	2015	2014	2013
	(in thousands)
Cash and cash equivalents(1)	$79,264	$97,059	$112,813
Accounts receivable, net	127,676	130,615	128,200
Revenue earning assets, net(2)	4,430,150	4,614,393	4,193,608
Total assets	4,696,178	4,905,195	4,511,127
Total debt	3,185,927	3,387,406	2,974,664
Shareholders’ equity	1,217,329	1,106,160	1,153,599
Noncontrolling interests	160,504	190,851	207,376
Total equity	1,377,833	1,297,011	1,360,975

(1)
Includes restricted cash.

(2)
Includes container rental equipment (net of accumulated depreciation) and net investment in direct financing leases.

Other Financial Data:
	December 31,
	2015	2014	2013
	(in thousands)
Capital expenditures	$398,799	$809,446	$633,317
Proceeds from the sale of equipment leasing fleet, net of selling costs	171,719	195,282	162,120
Selected Fleet Data:(1)(2)
	December 31,
	2015	2014	2013
Dry container units	1,248,865	1,298,634	1,242,402
Refrigerated container units	126,475	120,930	100,088
Special container units	33,834	32,067	31,032
Total container units	1,408,724	1,451,631	1,373,522
Total containers in TEU	2,274,168	2,336,671	2,196,224
Total containers in CEU	3,054,227	3,062,777	2,771,376
Average utilization %(3)	95.5%	94.7%	93.5%

(1)
Unit, TEU and CEU figures are calculated on the basis of our total fleet (core and non-core equipment) as well as new production inventory and exclude equipment subject to direct financing leases.

(2)
Calculated as of the end of each period, except average utilization.

(3)
Average utilization is measured, on a weighted basis, by the number of containers that are deployed on lease (including units that are subject to direct financing leases) as a percentage of the total containers available for lease (including off-lease depot inventory and units available for sale) and excluding our non-core fleet and our new production inventory.

Comparison of Year Ended December 31, 2015 to Year Ended December 31, 2014
Container rental revenue
	Year Ended		Increase (Decrease)
	December 31, 2015	December 31, 2014	Amount	Percent
	(in thousands)		(in thousands)
Per diem revenue	$657,560	$653,957	$3,603	0.6%
Ancillary revenue	42,250	45,231	(2,981)	(6.6%)
Container rental revenue	$699,810	$699,188	$622	0.1%

Per diem revenue.   During the year ended December 31, 2015, we generated $657.6 million of per diem revenue compared to $654.0 million of per diem revenue generated during the year ended December 31, 2014, an increase of  $3.6 million, or 0.6%. The change in per diem revenue was primarily the result of:
•
$41.5 million increase due to an increase in the average number of CEU on lease, from 2,821,391 CEU during the year ended December 31, 2014 to 3,000,654 CEU during the year ended December 31, 2015, an increase of 179,263 CEU, or 6.4%; partially offset by a

•
$37.9 million decrease due to a 5.5% decline in the per diem rate per average CEU on lease during the year ended December 31, 2015 compared to the year ended December 31, 2014.

Ancillary revenue.   Ancillary revenue decreased by $3.0 million during the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily due to a $3.4 million increase in incentive credits issued to various lessees and a $1.2 million decrease in reimbursable container handling costs associated with a lower volume of pick-up and drop-off activity. These decreases in ancillary revenue were partially offset by a $1.4 million decrease in pick-up credits issued to lessees and a $1.0 million increase in drop-off revenue billed to lessees.
Direct financing lease income
During the year ended December 31, 2015, we generated $8.0 million of direct financing lease income, which was consistent with the amount of direct financing lease income generated during the year ended December 31, 2014. The amount of direct financing lease income recognized during the year ended December 31, 2015 reflected a slightly lower yield on a larger net investment in direct financing leases ($67.2 million on average) compared to the year ended December 31, 2014 ($65.8 million on average).
Depreciation
Depreciation expense was $300.5 million during the year ended December 31, 2015 compared to $258.5 million during the year ended December 31, 2014. The increase of  $42.0 million, or 16.2%, was attributable in part to an increase in our in-service fleet of containers. The original equipment cost (OEC) of our fleet (excluding new production inventory) averaged $5,824.9 million during the year ended December 31, 2015 compared to an average of  $5,465.9 million during the year ended December 31, 2014, an increase of  $359.0 million. The increase was also a function of:
•
a $7.2 million impairment charge recorded as depreciation expense during 2015 related to certain off-lease container equipment that was not expected to be re-leased; and

•
an additional $1.8 million of depreciation expense related to changes, effective October 1, 2015, in depreciation estimates (useful lives and residual values) for certain dry van equipment.

After conducting our regular depreciation policy review, we elected to reduce the estimated residual values for 40-foot dry van containers (from $1,300 to $1,200) and for 40-foot high cube dry van containers (from $1,700 to $1,400) effective October 1, 2015. In addition, we elected to revise the useful life estimates for our 20-foot dry van containers, our 40-foot dry van containers and our 40-foot high cube dry van containers from 12 years to 13 years effective October 1, 2015. Depreciation expense would have been lower by $1.8 million (and $0.04 per diluted share) during the quarter ended December 31, 2015, had we not elected to make these changes.

We last changed our depreciation estimates for dry van containers (and other container types within our fleet) during 2012. Since that time, disposal prices for 40-foot dry van containers and 40-foot high cube dry van containers have declined and we experienced losses when selling certain of these assets during 2015. The change in residual value estimates was made to better align our residual values with our expectations for future used container sale prices. The change in useful lives for our 20-foot dry van containers, our 40-foot dry van containers and our 40-foot high cube dry van containers was made to better reflect the age at which sales have historically occurred and our expectations of future trends.
Direct container expense
Direct container expense decreased by $3.6 million, or 6.2%, during the year ended December 31, 2015 compared to the year ended December 31, 2014. The decrease was primarily attributable to the following:
•
$4.4 million decrease in repositioning expense as we moved fewer containers from lower-demand to higher-demand locations;

•
$3.8 million decrease in storage expense due to an improvement in average utilization during the year which resulted in a 13.9% decline in the number of TEU storage days compared to the prior year; which were partially offset by a

•
$4.3 million increase in recovery costs reflecting the impact of a one-time $6.3 million payment received from insurance claims related to previously incurred recovery costs during the year ended December 31, 2014 that was not repeated during the year ended December 31, 2015, partially offset by lower legal costs during 2015 associated with recovery efforts; and a

•
$1.8 million one-time expense that was recorded as a result of an adverse bankruptcy court ruling related to a defaulted customer that ceased operations during 2013.

Management, general and administrative expense
Management, general and administrative expense was $75.6 million during the year ended December 31, 2015 compared to $86.1 million during the year ended December 31, 2014, a decrease of $10.5 million, or 12.2%. This decrease was primarily attributable to the following:
•
$12.2 million decrease in long-term compensation expense primarily due to:

•
the expiry of an incentive stock option plan for certain executives of the Company in May 2015 resulting in $7.0 million of lower compensation expense;

•
the accrual during the year ended December 31, 2014 of a one-time special bonus expense of $5.2 million that was not repeated during the year ended December 31, 2015;

•
$2.0 million decrease in salary and benefits; partially offset by a

•
$3.7 million increase in professional fee expenses (primarily merger-related).

Gain on disposition of container rental equipment
Gain on disposition of container rental equipment was $2.0 million during the year ended December 31, 2015 compared to $31.6 million during the year ended December 31, 2014, a decrease of $29.6 million. The decrease was primarily attributable to the following:
•
$26.1 million decrease in core fleet disposition gains primarily due to a 10.8% decrease in the average disposition proceeds and an 8.7% increase in the average net book value of containers disposed;

•
$8.1 million decrease due to losses generated from the sale of non-core units; and

Provision for bad debt expense
During the year ended December 31, 2015, the provision for bad debt expense was a $2.2 million credit compared to a $1.3 million expense during the year ended December 31, 2014. The $2.2 million credit was the result of the reversal of certain previously recorded provisions, where the lessees ultimately paid the past due billings.

Interest expense
Interest expense was $140.6 million during the year ended December 31, 2015 compared to $137.4 million during the year ended December 31, 2014. The increase in interest expense of  $3.2 million, or 2.3%, was due to an increase in our average debt balance from $3,184.6 million during the year ended December 31, 2014 to $3,358.6 million during the year ended December 31, 2015. This was partially offset by a decrease in our effective interest rate to 4.2% during the year ended December 31, 2015 from 4.3% during the year ended December 31, 2014.
Realized loss on derivative instruments, net
Realized loss on derivative instruments, net decreased from $9.4 million during the year ended December 31, 2014 to $5.5 million during the year ended December 31, 2015. The decrease was due to a net decrease in the average notional amounts of certain higher cost interest rate swap contracts held during the year ended December 31, 2015 compared to the prior year.
Unrealized loss (gain) on derivative instruments, net
Unrealized loss on derivative instruments, net decreased from $3.8 million during the year ended December 31, 2014 to $2.2 million during the year ended December 31, 2015. We calculate an estimate of the fair value of our interest rate swaps and interest rate caps at each period end. The fair value of our interest rate swaps and caps increased during the year ended December 31, 2015 due to an increase in long term interest rates. Due to the increase in these rates, the current market rates on interest rate swap agreements and caps with similar terms increased relative to our existing interest rate swap agreements and caps, which caused the fair value of our existing interest rate swap agreements and caps to increase. In addition, a loss of  $1.0 million was recognized on interest rate lock contracts entered into and terminated during the year ended December 31, 2014, and this expense was not repeated during 2015.
Loss on extinguishment of debt
Loss on extinguishment of debt decreased by $6.3 million, from $7.5 million during the year ended December 31, 2014 to $1.2 million during the year ended December 31, 2015. The decline was due to the write-off of unamortized debt issuance costs during 2014 associated with the prepayment of certain ABS term debt and a reduction in the commitment size of an ABS warehouse facility. The losses incurred during the year ended December 31, 2015 were associated with the prepayment of a bank term loan and a reduction in the commitment size of an ABS warehouse facility.
Other income (expense), net
Other income (expense) mainly consists of costs and benefits associated with TriStar, which is focused on building our container-leasing presence in the domestic Indian market. We generated a $0.6 million loss from this investment during the year ended December 31, 2015 compared to a $0.3 million gain during the year ended December 31, 2014.
Income taxes
	Year Ended		Increase (Decrease)
	December 31, 2015	December 31, 2014	Amount	Percent
	(in thousands)		(in thousands)
Income tax expense	$4,048	$6,232	$(2,184)	(35.0%)
Effective tax rate	3.5%	4.0%
Income tax expense decreased by $2.2 million during the year ended December 31, 2015 due to a decrease in income before taxes and to a decrease in our effective tax rate.
Income attributable to noncontrolling interests
Income attributable to noncontrolling interests was $16.6 million during the year ended December 31, 2015 compared to $21.8 million during the year ended December 31, 2014. The decrease of  $5.2 million, or 24.1%, was a result of lower income from gain on disposition of container rental equipment attributable to the noncontrolling interests, a reduction in the size of the portfolio of containers owned by the entity in which the noncontrolling interests maintain their ownership and a continuing decrease in the proportion of disposition income attributable to the noncontrolling interests compared to the portion allocated to Triton.
Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013
Container rental revenue
	Year Ended December 31,		Increase (Decrease)
	2014	2013	Amount	Percent
	(in thousands)		(in thousands)
Per diem revenue	$653,957	$639,040	$14,917	2.3%
Ancillary revenue	45,231	54,038	(8,807)	(16.3%)
Container rental revenue	$699,188	$693,078	$6,110	0.9%

Per diem revenue.   During the year ended December 31, 2014, we generated $654.0 million of per diem revenue compared to $639.0 million of per diem revenue generated during the year ended December 31, 2013, an increase of  $15.0 million, or 2.3%. The change in per diem revenue was primarily the result of:
•
$58.1 million increase due to an increase in the average CEU on lease, from 2,586,188 CEU during the year ended December 31, 2013 to 2,821,391 CEU during the year ended December 31, 2014, an increase of 235,203 CEU, or 9.1%; partially offset by

•
$43.2 million decrease due to a 6.2% decline in the average per diem rate per CEU on lease during the year ended December 31, 2014 compared to the year ended December 31, 2013.

Ancillary revenue.   Ancillary revenue decreased $8.8 million in 2014 compared to 2013, primarily due to a $3.9 million increase in lease incentive credits associated with a higher volume of lease-outs, a $3.5 million decrease in DPP revenue associated with a lower volume of turn-ins and a $1.3 million decrease in reimbursable costs.
Direct financing lease income
During the year ended December 31, 2014, we generated $8.0 million of direct financing lease income compared to $10.3 million of direct financing lease income generated during 2013. The decrease of  $2.3 million, or 22.3%, was due to a reduction in our average net investment in direct financing leases from $94.2 million during the year ended December 31, 2013 to $65.8 million during the year ended December 31, 2014.
Depreciation
Depreciation expense was $258.5 million during the year ended December 31, 2014 compared to $229.3 million during the year ended December 31, 2013. This increase of  $29.2 million, or 12.7%, was wholly attributable to an increase in our in-service fleet of containers. The OEC of our in-service fleet during 2014 averaged $5,466.6 million compared to $5,020.1 million during 2013, an increase of  $446.5 million.
Direct container expense
Direct container expense decreased by $14.8 million, or 20.4%, during the year ended December 31, 2014 compared to the year ended December 31, 2013. The decrease was primarily attributable to the following:
•
$12.5 million decrease in recovery expense due to the one-time incurrence during 2013 of significant recovery costs related to two bankrupt customers. In addition, 2014 recovery expense was reduced by the receipt of approximately $6.3 million of proceeds from insurance claims filed in respect of such customers;

•
$4.7 million decrease in damage and DPP expense as a result of lower turn-in volumes during 2014;

•
$2.6 million decrease in storage expense due to a 14.2% decline in TEU storage days during 2014 compared to the prior year; which were partially offset by a

•
$4.8 million increase in repositioning expense as we moved a larger volume of containers from lower-demand to higher demand locations during 2014; and a

•
$1.4 million increase in handling expense due primarily to higher volumes of dispositions, lease-outs, and repositioning of containers during 2014 compared to the prior year.

Management, general and administrative expense
Management, general and administrative expense was $86.1 million during the year ended December 31, 2014 compared to $78.9 million during the year ended December 31, 2013, an increase of $7.2 million, or 9.1%. This increase was primarily attributable to the following:
•
$4.9 million increase in long-term compensation expense due to the accrual during 2014 of  $5.2 million of special bonus expense;

•
$3.0 million increase in professional fees expense primarily as a result of the preparation for our potential initial public offering;

•
$1.2 million increase in salaries and benefits expense; which were partially offset by a

•
$1.9 million decrease in other expense due primarily to a decrease of  $0.6 million in VAT-related tax expenses, a $0.5 million decrease in software development costs, and a $0.4 million release of a prior year accrual related to office lease obligations.

Gain on disposition of container rental equipment
Gain on disposition of container rental equipment was $31.6 million in 2014 compared to $42.6 million in 2013, a decrease of  $11.0 million. The decrease was primarily attributable to the following:
•
$31.4 million decrease in gain from core fleet dispositions primarily due to a decline of 21.7% in average core fleet disposition proceeds and a 2.8% increase in the average net book value of units disposed; partially offset by a

•
$14.1 million loss that was recognized during 2013 on certain containers previously subject to a direct financing lease that were recovered from a customer in default. When the direct financing lease terminated early, the direct financing lease receivable was removed from our balance sheet and the containers were reinstated on our balance sheet at their estimated fair value. Because their estimated fair value was lower than the investment in the direct financing lease, a $14.1 million loss was recorded in loss on disposition of container rental equipment; and

•
$8.0 million increase due to a 39.0% increase in core fleet sales volume.

Provision for bad debt expense
During the year ended December 31, 2014, we recorded a $1.3 million provision for bad debt expense. This compared to a $5.0 million provision for bad debt expense recorded during the year ended December 31, 2013 relating to three specific customers who were unable to satisfy their payment obligations throughout the year. All three of these customers ceased operations during the year ended December 31, 2013.
Interest expense
Interest expense was $137.4 million during the year ended December 31, 2014 compared to $133.2 million during the year ended December 31, 2013. The decrease in interest expense of  $4.2 million, or 3.2%, was due to a reduction in our effective interest rate to 4.3% during the year ended December 31, 2014 from 4.5% during the year ended December 31, 2013. This was offset by an increase in our average debt balance of  $201.4 million related to an increase in the size of our container fleet.

Realized loss on derivative instruments, net
Realized loss on derivative instruments, net decreased from $20.2 million during the year ended December 31, 2013 to $9.4 million during the year ended December 31, 2014. The decrease was due to a net decrease in the average notional amounts of certain higher cost interest rate swap contracts held during the year ended December 31, 2014 compared to the prior year.
Unrealized loss (gain) on derivative instruments, net
Unrealized loss (gain) on derivative instruments, net decreased from a gain of  $29.7 million during the year ended December 31, 2013 to a loss of  $3.8 million during the year ended December 31, 2014. We calculate an estimate of the fair value of our interest rate swaps and interest rate caps at each period end. The fair value of our interest rate swaps and caps decreased during the year ended December 31, 2014 due to a decrease in long term interest rates. As long term interest rates decreased during 2014, the current market rate on interest rate swap agreements and caps with similar terms decreased relative to our existing interest rate swap agreements and caps, which caused the fair value of our existing interest rate swap agreements and caps to decrease. In addition, a loss of  $1.0 million was recognized on interest rate lock contracts entered into and terminated during the year ended December 31, 2014.
Loss on extinguishment of debt
Loss on extinguishment of debt increased from $3.6 million during the year ended December 31, 2013 to $7.5 million during the year ended December 31, 2014. The increase was due to a higher amount of unamortized debt issuance cost write-offs during 2014 compared to 2013 associated with prepayments of certain ABS term debt and reductions of ABS warehouse commitments.
Other (income) expense, net
We recorded $0.7 million of other income, net during the year ended December 31, 2014 compared to $0.5 million of other expense, net during the year ended December 31, 2013. This change in other (income) expense was attributable to the performance of TriStar.
Income taxes
	Year Ended December 31,		Increase (Decrease)
	2014	2013	Amount	Percent
	(in thousands)		(in thousands)
Income tax expense	$6,232	$6,752	$(520)	(7.7%)
Effective tax rate	3.5%	2.9%
Income tax expense decreased by $0.5 million during the year ended December 31, 2014 compared to the year ended December 31, 2013 due to a decrease in income before taxes after partially offset by an increase in in our effective tax rate.
Income attributable to noncontrolling interests
Income attributable to noncontrolling interests was $21.8 million during the year ended December 31, 2014 compared to $31.3 million during the year ended December 31, 2013. The decrease of  $9.5 million, or 30.4%, was a result of lower income from gain on disposition of container rental equipment attributable to the noncontrolling interests, a reduction in the size of the portfolio of containers owned by the entity in which the noncontrolling interests maintain their ownership, and a continuing decrease in the proportion of disposition income attributable to the noncontrolling interests compared to the portion allocated to Triton.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012
Container rental revenue
	Year Ended December 31,		Increase (Decrease)
	2013	2012	Amount	Percent
	(in thousands)		(in thousands)
Per diem revenue	$639,040	$627,296	$11,744	1.9%
Ancillary revenue	54,038	60,461	(6,423)	(10.6%)
Container rental revenue	$693,078	$687,757	$5,321	0.8%

Per diem revenue.   During the year ended December 31, 2013, we generated $639.0 million of per diem revenue compared to $627.3 million of per diem revenue generated during the year ended December 31, 2012, an increase of  $11.7 million, or 1.9%. The change in per diem revenue (without attribution to the effect of an additional calendar day during 2012) was primarily the result of:
•
$75.7 million increase due to an increase in the average CEU on lease, from 2,307,775 CEU during the year ended December 31, 2012 to 2,586,188 CEU during the year ended December 31, 2013, an increase of 278,413 CEU, or 12.1%; partially offset by a

•
$63.9 million decrease due to a 9.1% decline in the average per diem rate per CEU on lease during the year ended December 31, 2013 compared to the year ended December 31, 2012.

Ancillary revenue.   Ancillary revenue decreased $6.4 million in 2013 compared to 2012 primarily due to a $10.0 million decrease in fee revenue associated with lower pick-up volumes and a $1.2 million increase in lease incentive credits, partially offset by a $5.4 million increase in reimbursable costs associated with a larger volume of pick-up and drop-off activity.
Direct financing lease income
During the year ended December 31, 2013, we generated $10.3 million of direct financing lease income compared to $15.2 million of direct financing lease income generated in 2012. The decrease of  $4.9 million, or 32.2%, was due to a reduction in our average net investment in direct financing leases from $136.3 million during the year ended December 31, 2012 to $94.2 million during the year ended December 31, 2013.
Depreciation
Depreciation expense was $229.3 million during the year ended December 31, 2013 compared to $196.8 million during the year ended December 31, 2012. This increase of  $32.5 million, or 16.5%, was wholly attributable to an increase in our in-service fleet of containers. The OEC of our in-service fleet during 2013 averaged $5,020.1 million compared to $4,431.7 million in 2012, an increase of  $588.4 million.
Direct container expense
Direct container expense increased by $27.3 million, or 60.0%, during the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily attributable to the following:
•
$14.0 million increase in storage expense due to a 3.0% year-over-year decline in average fleet utilization;

•
$9.0 million increase in recovery expense due to several credit defaults;

•
$1.3 million increase in handling expense due to increased handling activity associated with a higher volume of turn-ins during 2013; and a

•
$0.9 million net increase in DPP and damage expense resulting from a higher volume of turn-ins during 2013.

Management, general and administrative expense
Management, general and administrative expense was $78.9 million during the year ended December 31, 2013 compared to $78.8 million during the year ended December 31, 2012. This increase of $0.1 million, or 0.1%, was primarily attributable to the following:
•
$1.9 million increase in other expense due to the reversal during 2012 of a $2.8 million VAT tax expense accrual that was not repeated during 2013;

•
$0.3 million increase in data processing expense; which were partially offset by a

•
$1.4 million decrease in long-term compensation expense; and a

•
$0.4 million decrease in professional fee expense.

Gain on disposition of container rental equipment
Gain on disposition of container rental equipment was $42.6 million in 2013 compared to $60.0 million in 2012, a decrease of  $17.4 million. The decrease was primarily attributable to the following:
•
$14.1 million decrease relating to certain containers previously subject to a direct financing lease that were recovered from a customer in default and subsequently written down to market value during the third quarter of 2013;

•
$16.1 million decrease due to a 12.3% decrease in average core fleet selling prices and a 1.6% increase in the average net book value of containers disposed; partially offset by a

•
$10.5 million increase due to a 25.4% increase in core fleet sales volume; and

•
$2.9 million increase in the gain on disposition of non-core units.

Provision for bad debt expense
During the year ended December 31, 2013, we recorded a $5.0 million provision for bad debt expense relating to three specific customers who were unable to satisfy their payment obligations throughout the year. All three of these customers ceased operations during the year ended December 31, 2013. This compared to a $1.4 million provision for bad debt expense during the year ended December 31, 2012, the bulk of which related to one customer that ceased operations.
Interest expense
Interest expense was $133.2 million during the year ended December 31, 2013 compared to $119.8 million during the year ended December 31, 2012. The change in interest expense of  $13.4 million, or 11.2%, was due to an increase in our average debt balance during 2013 to $2,983.3 million from $2,774.3 million during 2012 and an increase in our effective interest rate to 4.5% during the year ended December 31, 2013 from 4.3% during the year ended December 31, 2012.
Realized loss on derivative instruments, net
Realized loss on derivative instruments, net decreased from $22.8 million during the year ended December 31, 2012 to $20.2 million during the year ended December 31, 2013. The decrease was due to a decrease in the average notional amounts of higher cost interest rate swap contracts held during the year ended December 31, 2013 compared to the prior year.
Unrealized loss (gain) on derivative instruments, net
Unrealized loss (gain) on derivative increased from a gain of  $11.3 million during the year ended December 31, 2012 to a gain of  $29.7 million during the year ended December 31, 2013. We calculate an estimate of the fair value of our interest rate swaps and interest rate caps at each period end. The fair value of our interest rate swaps and caps increased during the year ended December 31, 2013 due to an increase in long term interest rates. As long term interest rates increased during 2013, the current market rate on interest rate swap agreements and caps with similar terms increased relative to our existing interest rate swap agreements and caps, which caused the fair value of our existing interest rate swap agreements and caps to increase.
Loss on extinguishment of debt
Loss on extinguishment of debt increased by $3.6 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to the write-off during 2013 of unamortized debt issuance costs associated with a prepayment of certain ABS term debt and a reduction in commitment size of an ABS warehouse facility.
Other expense, net
Other expense, net was $0.5 million during the year ended December 31, 2013 compared to $0.7 million during the year ended December 31, 2012 attributable, in large part, to the performance of TriStar, Triton’s Indian joint venture.
Income taxes
	Year Ended December 31,		Increase (Decrease)
	2013	2012	Amount	Percent
	(in thousands)		(in thousands)
Income tax expense	$6,752	$6,015	$737	12.3%
Effective tax rate	2.9%	1.9%
Income tax expense increased by $0.7 million during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to an increase in our effective tax rate, offset by a decrease in income before taxes.
Income attributable to noncontrolling interests
Income attributable to noncontrolling interests was $31.3 million during the year ended December 31, 2013 compared to $37.1 million during the year ended December 31, 2012. The decrease of  $5.8 million, or 15.6%, was a result of lower income from gain on disposition of container rental equipment attributable to the noncontrolling interests, a reduction in the size of the portfolio of containers owned by the entity in which the noncontrolling interests maintain their ownership, and a continuing decrease in the proportion of disposition income attributable to the noncontrolling interests compared to the portion allocated to Triton.
Liquidity and Capital Resources
We finance our operations and fleet expansion through a combination of debt sources and cash generated internally from operations. Our debt sources include:
•
revolving credit facilities;

•
term loans;

•
institutional notes;

•
asset-backed (“ABS”) notes (ABS warehouse facility and ABS term notes); and

•
other secured financings.

Triton pioneered access to certain forms of debt capital in our industry by becoming the first container lessor to access debt in both the institutional private placement market and the term ABS market. We initially accessed the private placement market during 1988 and since that time we have raised a total of $3,199.0 million of debt in this market, of which $2,320.0 million was raised during the past eight years. We initially accessed the term ABS market during 2000 and have raised $2,859.3 million of debt in this market since that time. Finally, we initially accessed the bank term loan market during 2010 and we have raised

$835.0 million of debt in this market since that time. All of our debt is secured, primarily by containers and related assets (or, in the case of other secured financings, by direct financing leases) and certain borrowings are subject to borrowing base or asset base limitations.
Triton’s principal sources of liquidity are existing cash on hand, cash flows provided by operating activities, proceeds from the sales of our containers, payments received under our direct financing leases and funds that may be drawn under our revolving credit facilities and ABS warehouse facility. As of December 31, 2015, we had cash and cash equivalents of  $79.3 million (including restricted cash) and total commitments of  $950.0 million under our revolving credit facilities and ABS warehouse facility. As of December 31, 2015, we had $477.3 million of available capacity under our revolving credit facilities and ABS warehouse facility, of which $283.0 million was available for borrowing after the application of borrowing base and asset base limitations.
Triton’s cash inflows and borrowings are customarily used to finance working capital and debt service requirements, new container purchases, distributions to our noncontrolling interests and the payment of dividends. Upon the consummation of the mergers and subject to our operating cash needs and other limitations on distributions, a portion of our cash inflows, combined with incremental borrowings under our revolving credit facility, could be used to make distributions to Holdco to pay a portion of the previously planned dividend of Holdco. In addition, Holdco has previously planned a potential repurchase of shares in an aggregate amount of up to $250 million. Subject to our operating cash needs and other limitations on distributions, a portion of our cash inflows, combined with incremental borrowings under our revolving credit facility, could be used to make distributions to Holdco to fund a portion of the previously planned share repurchases by Holdco. See “Risk Factors — Risk Factors Relating to Holdco after Completion of the Mergers — Holdco will require a significant amount of cash to service and repay its outstanding indebtedness. This may limit its ability to fund future capital expenditures, pursue future business opportunities, make acquisitions or return cash to Holdco shareholders.”
As of December 31, 2015, committed cash outflows during the next 12 months include $344.9 million of scheduled principal payments on our existing debt facilities and $47.3 million of committed but unpaid capital expenditures. We believe that our principal sources of liquidity will be sufficient to meet our obligations over the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could utilize our other available financial resources sooner than we currently expect.
During the fourth quarter of 2015 and the first quarter of 2016, market conditions have continued to deteriorate reflecting ongoing weakness in worldwide trade. This weak trade environment has led to ongoing declines in our utilization and disposal prices and increases in operating costs. If these trends continue our cash flows from operations will continue to decline which could challenge our liquidity and capital resources and therefore constrain our ability to invest in additional containers and make distributions to Holdco that could be used to fund Holdco’s previously planned annual dividend of  $1.80 per share or previously planned repurchase of up to $250 million of its common shares following consummation of the mergers. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this proxy statement/prospectus entitled “Risk Factors.”
As of December 31, 2015, our outstanding indebtedness was comprised of the following (amounts in thousands):
	Current Amount Outstanding	Maximum Borrowing Commitment
Revolving credit facilities(1)	$142,750	$600,000
Term loans	331,500	331,500
Institutional notes	2,140,857	2,140,857
ABS notes	557,144	577,201
ABS term notes	227,201	227,201
ABS warehouse facility(2)	329,943	350,000
Other secured financings	13,676	13,676
Total debt	$3,185,927	$3,663,234

(1)
Our revolving credit facilities are governed by a borrowing base that limits borrowing capacity to an established percentage of the net book value of containers, direct financing leases (in the case of TCIL), casualty receivables and outstanding debt. As of December 31, 2015, we had additional borrowing capacity of  $227.8 million and $35.2 million under the TCIL revolving credit facility and the TCI revolving credit facility, respectively.

(2)
Our ABS warehouse facility is governed by an asset base that limits borrowing capacity to an established percentage of the net book value of containers, amounts on deposit in restricted cash accounts and outstanding debt. As of December 31, 2015, TCF III had additional borrowing capacity of  $20.1 million under its warehouse facility.

With respect to our revolving credit facilities and ABS warehouse facility, the maximum borrowing levels depicted in the table above may not reflect the actual availability under these facilities. Each of these facilities is governed by a borrowing base or an asset base that limits borrowing capacity to an established percentage of certain assets, which vary by facility. For our revolving credit facilities, borrowing base assets consist of the net book value of containers, direct financing leases (in the case of TCIL) and casualty receivables. For our ABS warehouse facility, these assets consist of the net book value of containers and amounts on deposit in restricted cash accounts.
We are required to comply with certain financial ratio covenants under the terms of each of our debt facilities. If we breach these covenants and are not able to obtain a waiver from our lenders, we would be in default under the debt facilities. As of December 31, 2015, we were in compliance with all such covenants.
Market conditions are currently extremely weak in container leasing reflecting among other things the ongoing weakness in global trade and decreasing new container prices, and as a result, our profitability has deteriorated. If market conditions remain weak and our performance continues to deteriorate, it is possible that we may not be able to remain in compliance with the financial covenants in our debt facilities. As of December 31, 2015, we were in compliance with all such covenants.
The risk of non-compliance with financial covenants is higher in certain debt facilities financing older assets used by the Company’s subsidiaries owning, in the aggregate, approximately 17.5% of its combined container fleet (measured by net book value as of December 31, 2015). If market conditions remain weak, an early amortization event may occur which would result in all available cash flow from the affected subsidiaries’ containers, after payment of certain fees and certain other expenses, being applied towards the repayment of the respective subsidiary’s loans and, other than receipt of a portion of its management fees, the Company will not be entitled to receive any cash distributions from these subsidiaries unless and until such loans are refinanced or repaid in full. In addition, during such period, such subsidiaries will be subject to limits on sales of container assets for less than net book value.
Triton Container Finance III LLC has reached a preliminary agreement with its lenders to replace the Rolling Interest Coverage Ratio with a cash-flow based test. By replacing the Rolling Interest Coverage Ratio, Triton Container Finance III LLC will mitigate the risk of a near-term early amortization event. Triton Container Finance II LLC and Triton Container Finance IV LLC will seek similar changes to their respective credit facilities during the second quarter of 2016, but there can be no assurance that the lenders under those facilities will consent to such changes.
In addition, our primary revolving credit facility is scheduled to expire in 2016. There is no assurance that the facility will be renewed or replaced and, if a renewed or replacement facility is available, it may be on terms which are less favorable to us than the current facility.
Pursuant to the terms of certain debt agreements, we are also required to maintain certain restricted cash accounts. As of December 31, 2015, we had restricted cash of  $22.6 million.
Our debt funding strategy has been to raise a combination of floating-rate debt and longer-term fixed-rate debt. As of December 31, 2015, we had $2,154.5 million of debt outstanding with fixed interest rates. This fixed-rate debt is scheduled to mature between 2018 and 2027 and had a weighted average effective interest rate of 4.85% as of December 31, 2015.

As of December 31, 2015, we had $1,031.4 million of debt outstanding with floating interest rates based on one-month LIBOR. This floating-rate debt is scheduled to mature between 2017 and 2022 and had a weighted average effective interest rate of 2.63% as of December 31, 2015. We hedge the risks associated with fluctuations in interest rates on a portion of our floating-rate debt by entering into interest rate swap agreements. These agreements convert a portion of our floating-rate debt to fixed-rate debt, thus reducing the impact of future interest rate changes on interest expense. We believe that this strategy will benefit us in a rising interest rate environment. As of December 31, 2015, we had in place floating-to-fixed rate interest rate swaps with a total notional principal balance of  $326.8 million and a weighted average fixed interest rate of 1.24%. Including the effects of our interest rate swaps, the weighted average effective interest rate on our floating-rate debt was 2.57% as of December 31, 2015. In addition, as of December 31, 2015 we had in place two out-of-the-money interest rate caps with cap rates of 4.0% (in respect of 1 month LIBOR) and a total notional principal balance of  $115.1 million.
We enter into interest rate swap agreements to convert a portion of our floating-rate debt to fixed-rate debt. As of December 31, 2015, the total amount of our debt obligations subject to fixed rates (including the portion of our floating-rate debt that has been swapped to fixed-rate debt) was $2,481.3 million, or 77.9% of our total debt.
During the fourth quarter of 2015 and the first quarter of 2016, market conditions have continued to deteriorate reflecting, among other things, the ongoing weakness in global trade. This has led to further declines in our utilization, decreases in our lease rental revenue, lower disposal prices and increases in our operating costs. If these trends continue, our cash flow from operations will continue to decline, which could challenge our liquidity and capital resources and therefore constrain our ability to invest in additional containers and make distributions to Holdco that could be used to fund Holdco’s previously planned annual dividend of  $1.80 per share or previously planned repurchase of up to $250 million of its common shares following the consummation of the mergers.
Cash Flow
The following table sets forth certain cash flow information for each of the periods indicated:
	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Net cash provided by operating activities	$441,275	$424,347	$405,808
Net cash used in investing activities	(207,692)	(594,659)	(428,554)
Net cash provided (used) by financing activities	(242,501)	171,826	29,130
Net increase (decrease) in cash and cash equivalents	$(8,918)	$1,514	$6,384

Operating Activities
Net cash provided by operating activities increased by $16.9 million to $441.3 million during the year ended December 31, 2015 compared to $424.3 million during the year ended December 31, 2014. This increase was a result of an increase in cash from working capital of  $7.8 million and an increase of  $9.2 million in net income attributable to shareholders after all adjustments to reconcile net income to net cash.
Net cash provided by operating activities increased by $18.5 million to $424.3 million for the year ended December 31, 2014 compared to $405.8 million for the year ended December 31, 2013. This increase was due to an increase of  $22.0 million in net income attributable to shareholders after all adjustments to reconcile net income to net cash, partially offset by a decrease of  $3.5 million in cash generated from working capital.
Net cash provided by operating activities decreased by $41.2 million to $405.8 million for the year ended December 31, 2013 compared to $447.0 million for the year ended December 31, 2012. This decrease was due to a decrease of  $32.0 million in net income attributable to shareholders after all adjustments to reconcile net income to net cash and a decrease of  $9.2 million in cash generated from working capital.

Investing Activities
Net cash used in investing activities decreased by $387.0 million to $207.7 million during the year ended December 31, 2015 compared to $594.7 million during the year ended December 31, 2014. This decrease was largely due to a decrease of  $410.6 million in cash used for the purchase of containers and a decrease of  $23.6 million in cash generated from disposition of containers.
Net cash used in investing activities increased by $166.1 million to $594.7 million for the year ended December 31, 2014 compared to $428.6 million for the year ended December 31, 2013. This increase was largely due to an increase of  $176.1 million in cash used for the purchase of containers and a reduction of $22.8 million in the amount of cash collected from direct financing leases, which were partially offset by an increase of  $33.2 million in cash generated from the disposition of containers.
Net cash used in investing activities decreased by $268.1 million to $428.6 million for the year ended December 31, 2013 compared to $696.7 million for the year ended December 31, 2012. This decrease was largely due to a decrease of  $235.2 million in cash used for the purchase of containers, an increase of  $26.3 million in cash generated from the disposition of containers and an increase of  $6.7 million in cash collected from direct financing leases.
Financing Activities
Net cash provided by financing activities decreased by $414.3 million to $(242.5) million during the year ended December 31, 2015 compared to $171.8 million during the year ended December 31, 2014. This decrease was due to reduced borrowings as a result of lower capital spending and the absence of a dividend payment during the year ended December 31, 2015 (total dividends of  $215.0 million were paid during the year ended December 31, 2014).
Net cash provided by financing activities increased by $142.7 to $171.8 million during the year ended December 31, 2014 compared to $29.1 million for the year ended December 31, 2013. This increase was due to a combination of increased borrowings as a result of higher capital spending during 2014 and a $215.0 million dividend paid during 2014.
Net cash provided by financing activities decreased by $217.7 million to $29.1 million for the year ended December 31, 2013 compared to $246.8 million for the year ended December 31, 2012. This decrease was due to a combination of reduced borrowings as a result of lower capital spending during 2013 and lower cash generated by operations during 2013.
Contractual Obligations and Commitments
We are party to various operating leases and are obligated to make payments related to our indebtedness. We are also obligated under various commercial commitments, including obligations to our container manufacturers. Our container manufacturer obligations are in the form of conventional accounts payable and are satisfied by cash flows from operations and long-term financing activities.

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2015:
	Contractual Obligations by Period
	Total	2016	2017	2018	2019	2020 and thereafter
	(in thousands)
Debt obligations	$3,185,927	$344,901	$264,991	$260,756	$361,757	$1,953,522
Contractual interest on debt obligations(1)	685,682	131,805	120,711	108,393	94,562	230,211
Operating leases (mainly facilities)	2,416	1,328	759	249	79	1
Purchase obligations:
Container rental equipment payable	12,128	12,128	—	—	—	—
Container rental equipment purchase commitments	47,261	47,261	—	—	—	—
Retention bonus commitment	24,912	—	24,912	—	—	—
Total contractual obligations	$3,958,326	$537,423	$411,373	$369,398	$456,398	$2,183,734

(1)
Amounts include actual and estimated interest for floating-rate debt based on December 31, 2015 rates and the net effect of our interest rate swaps.

Off-Balance Sheet Arrangements
As of December 31, 2015, we did not have any off-balance sheet relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We are, therefore, not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.
Critical Accounting Policies
Our consolidated financial statements have been prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.
We believe that the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.
Container rental revenue
Container rental revenue primarily includes per diem rents and associated ancillary fees billed to customers at various points in the lease cycle. Per diem rents are based upon contractual lease rates and the number of containers on lease for a particular period and are generally recognized on a straight-line basis over the life of the lease.
Ancillary fees include fees earned upon the occurrence of certain events such as container redelivery, container handling and fees charged in connection with customer-incurred damages. Ancillary fees net of incentives are recognized upon the occurrence of these events.
Marine cargo containers are leased to customers under both long-term and master lease agreements.

Long-term lease agreements provide customers with specified equipment for a specified contractual term. Container rental revenue for long-term leases is based upon the number of containers leased, the applicable per diem rate and the length of the lease. Long-term leases typically have initial contractual terms ranging from three to five years, but can range from one to ten years in duration.
Master lease agreements do not specify the exact number of containers to be leased or the term that each unit will remain on lease, but allow the lessee to pick-up and drop-off containers at various locations specified in the lease agreement.
Recognition of container rental revenue billed in advance is deferred and included in accounts payable and other accrued expenses on the consolidated balance sheets until earned.
Recognition of container rental revenue ceases if and when a customer defaults in making timely lease payments and it is determined that future lease payments are not likely to be collected. Determination of the collectability of future lease payments is made by management on the basis of available information, including the current creditworthiness of customers, historical collection results and review of specific past-due receivables.
Container rental equipment
Container rental equipment is recorded at original cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of each type of equipment. Capitalized costs for new container rental equipment generally include the manufactured cost of the container, inspection, delivery, and associated costs incurred in moving the container from the manufacturer to the initial on-hire location of such container. Repair and maintenance costs that do not extend the lives of the container rental equipment are charged to direct operating expenses at the time the costs are incurred.
Estimated useful lives and residual values are determined and reviewed based upon the historical disposal experience of the container fleet and expectations of future used equipment prices. Depreciation estimates are reviewed regularly. If warranted, a change in the estimated useful lives or residual values of our containers will result in an increase or decrease to depreciation expense.
After conducting our regular depreciation policy review, we elected to reduce the estimated residual values for 40-foot dry van containers (from $1,300 to $1,200) and for 40-foot high cube dry van containers (from $1,700 to $1,400) effective October 1, 2015. In addition, we elected to revise the useful life estimates for our 20-foot dry van containers, our 40-foot dry van containers and our 40-foot high cube dry van containers from 12 years to 13 years effective October 1, 2015. Depreciation expense would have been lower by $1.8 million (and $0.04 per diluted share) during the quarter ended December 31, 2015, had we not elected to make these changes.
We last changed our depreciation estimates for dry van containers (and other container types within our fleet) during 2012. Since that time, disposal prices for 40-foot dry van containers and 40-foot high cube dry van containers have declined and we experienced losses when selling certain of these assets during 2015. The change in residual value estimates was made to better align our residual values with our expectations for future used container sale prices. The change in useful lives for our 20-foot dry van containers, our 40-foot dry van containers and our 40-foot high cube dry van containers was made to better reflect the age at which sales have historically occurred and our expectations of future trends.

The estimated useful lives and residual values for each major equipment type for the periods as indicated below were as follows:
	Year ended December 31, 2014 and 2013 and Jan – Sept 2015		Oct – Dec 2015
Equipment Type	Depreciable Life	Residual Value	Depreciable Life	Residual Value
20-foot dry van container	12 years	$1,000	13 years	$1,000
40-foot dry van container	12 years	$1,300	13 years	$1,200
40-foot high cube dry van container	12 years	$1,700	13 years	$1,400
20-foot refrigerated container	12 years	$2,250	12 years	$2,250
40-foot high cube refrigerated container	12 years	$3,250	12 years	$3,250
40-foot flat rack container	12 years	$3,000	12 years	$3,000
40-foot open top container	12 years	$2,500	12 years	$2,500
Container rental equipment is depreciated from the date of initial lease-out to the earlier to occur of either the end of the estimated useful life for that specific container or the date that the container is sold and removed from the fleet.
For container rental equipment acquired through sale-leaseback transactions, estimates for remaining useful life and residual value are based on current and expected future conditions in the secondary market for older containers and expectations of the duration that such containers will remain on lease.
Valuation of long-lived assets — container rental equipment
The carrying value of container rental equipment is reviewed for impairment whenever changes in circumstances indicate that the carrying amounts may not be recoverable. If indicators of impairment are present, a determination is made as to whether the carrying value of the fleet exceeds its current fair value, which is determined using estimated future undiscounted cash flows.
When testing for impairment, the assets are grouped at the lowest level of separable cash flows, which for leasing is generally by equipment type.
Some of the significant estimates and assumptions used to determine future undiscounted cash flows and the measurement of impairment include the remaining useful lives of the containers in the asset group, expected utilization, expected future lease rates and expected disposal prices. Assumptions related to remaining useful life, expected sales proceeds and expected utilization have a significant impact on the estimate of future undiscounted cash flows and are based on historical experience of the container fleet and management’s judgment of future market conditions.
An impairment charge of approximately $7.2 million related to container rental equipment that was not expected to be re-leased was recorded as depreciation expense for the year ended December 31, 2015. There were no impairment charges for the years ended December 31, 2014 and 2013.
Quantitative and Qualitative Disclosures about Market Risk
Market risk is the risk of loss to future earnings, values or cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument, derivative or non-derivative, might change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. We have operations both within the United States and internationally and we are exposed to market risks in the ordinary course of our business. These risks include interest rate and foreign currency exchange rate risks.
Interest rate risk
Since approximately 77.9% of our debt as of December 31, 2015 was either fixed-rate debt or floating-rate debt with interest rates that had been fixed through interest rate swaps, our interest expense is not significantly affected by changes in interest rates. However, we are exposed to interest rate risk through our borrowings under certain of our floating-rate debt facilities. As of December 31, 2015, we had $1,031.4 million in floating-rate debt. A change from the current low interest rate environment, a flat or inverted yield curve, and changing prevailing interest rates can have an adverse impact on our business. If market interest rates for our floating-rate debt (primarily LIBOR) averaged 1% more over the one-year period beginning January 1, 2016, our interest expense, after considering the effects of our interest rate swap agreements, would increase by approximately $6.4 million measured over the next 12 months. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowings and interest rate swap agreements. This analysis does not consider the effects of any reduced level of overall economic activity that could exist in such an environment.
The variable rates on the borrowings under our floating-rate debt facilities are indexed to various LIBOR rates and fluctuate periodically based on movements in those rates. We use interest rate swap and cap agreements to convert a portion of the variable rate exposure on these borrowings to a fixed rate, thereby mitigating our interest rate exposure. We assess and manage the external and internal risk associated with these derivative instruments in accordance with our overall operating goals. External risk is defined as those risks outside of our direct control, including counterparty credit risk, liquidity risk, systemic risk and legal risk. Internal risk relates to those operational risks within our management oversight structure and includes actions taken in contravention of our policies. The primary external risk of our interest rate swap and cap agreements is counterparty credit exposure, which is defined as the ability of a counterparty to perform its financial obligations under a derivative agreement. Credit exposures are measured based on the market value of outstanding derivative instruments. Both current and potential exposures are calculated for each derivative agreement to monitor counterparty credit exposure. As of December 31, 2015, we had net interest rate swap and cap agreements in place to fix interest rates on a portion of our borrowings under floating-rate debt facilities as summarized below (dollars in million):
Derivatives	Net Notional Amount	Weighted Average Fixed Leg (Pay) Interest Rate	Cap Rate	Weighted Average Remaining Term
Interest rate swaps	$326.8	1.24%	—	2.0 years
Interest rate caps	$115.1	—	4.0%	0.9 year
As of December 31, 2015, none of the derivative instruments we have entered into were designated for hedge accounting.
Changes in the fair value of interest rate swap and cap agreements are recognized in the consolidated statements of income as net loss (gain) on interest rate swaps. We recognized net activity on interest rate swaps during the year ended December 31, 2015 and the year ended December 31, 2014 as follows (amounts in millions):
	Year Ended December 31,
	2015	2014
Unrealized loss (gain) on derivative instruments (interest rate swaps)	$2.1	2.9
Unrealized loss (gain) on derivative instruments (interest rate lock) (terminated)	—	1.0
Unrealized loss (gain) on derivative instruments (interest rate caps)	$0.1	$(0.1)
Total unrealized loss (gain) on derivative instruments	$2.2	$3.8
Foreign currency exchange rate risk
Although we have significant foreign-based operations, the U.S. dollar is the operating currency for the large majority of our leases and obligations. Almost all of our revenues and the majority of our operating expenses during the year ended December 31, 2015 and the year ended December 31, 2014 were denominated in U.S. dollars. However, we pay our non-U.S. employees in local currencies, and certain of our direct container expenses are denominated in foreign currencies. During the year ended December 31, 2015 and the year ended December 31, 2014, our direct container expenses paid in foreign currency were approximately $16.5 million and $20.8 million, respectively, and our total direct container expenses were approximately $54.4 million and $58.0 million, respectively.

During the year ended December 31, 2015 and the year ended December 31, 2014, we recorded net foreign currency exchange translation losses with our foreign subsidiaries of  $0.4 million and $0.7 million, respectively. This activity resulted primarily from fluctuations in exchange rates related to our subsidiaries with Euro and Pound Sterling functional currencies.
Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU No. 2014-09”), Revenue from Contracts with Customers (Topic 606).   This new standard will replace all current GAAP guidance on this topic and eliminate all industry-specific guidance. Leasing revenue recognition is specifically excluded from this ASU, and therefore, the new standard will only apply to Equipment Trading revenues and sales of leasing equipment. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers, which defers by one year the effective date of ASU 2014-09 until reporting periods beginning after December 15, 2017, including interim periods within that annual period. Earlier application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. The Company is evaluating the transition method that will be elected and the potential effects of adopting the provisions of ASU No. 2014-09.
In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (“ASU No. 2014-15”), Presentation of Financial Statements (Topic 205): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.   This standard requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued and to disclose those conditions if management has concluded that substantial doubt exists. Subsequent to adoption, this guidance will need to be applied by management at the end of each annual period and interim period therein to determine what, if any, impact there will be on the Consolidated Financial Statements in a given reporting period. These changes become effective for the Company for the 2016 annual period. Management has determined that the adoption of these changes will not have an impact on the Consolidated Financial Statements as this standard is disclosure only.
In April 2015, the FASB issued Accounting Standards Update No. 2015-03 (“ASU No. 2015-03”), Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs.   This standard changes the presentation of debt issuance costs in the financial statements but does not affect the recognition and measurement of debt issuance costs. The ASU specifies that debt issuance costs related to a note shall be reported in the balance sheet as a direct deduction from the face amount of that note and that amortization of debt issuance costs also shall be reported as interest expense. The ASU’s basis for conclusions observes that in practice, debt issuance costs incurred before the associated funding is received (i.e., before the issuance of the debt liability) are deferred on the balance sheet until that debt liability amount is recorded. These changes will become effective for the Company beginning after December 15, 2015. The Company believes that the adoption of ASU No. 2015-03 will have no impact on its income or cash flows and no material impact on its financial position.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). Under this new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASU Topic 606, Revenue from Contracts with Customers. At the commencement date of a given lease, lessees will be required to recognize for all leases (with the exception of short-term leases) the following: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Accordingly, the new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Accordingly, lessees will no longer be provided with a source of off-balance sheet financing. The guidance is effective for interim and annual periods beginning after December 15, 2018 and early application is permitted. The Company is evaluating the potential impact of the adoption of ASU No. 2016-02 on its consolidated financial statements.

DESCRIPTION OF HOLDCO COMMON SHARES
The following is a summary of the Holdco common shares as of the effective time of the mergers and does not purport to be a complete description of the Holdco common shares. You should also refer to, and this summary is qualified in its entirety by, (1) Holdco’s memorandum of association, which we refer to as the Holdco memorandum of association, which will be in effect as of the effective time of the mergers and a form of which is included as Exhibit 3.1 to the registration statement of which this proxy statement/prospectus is a part and is incorporated herein by reference, (2) Holdco’s amended and restated bye-laws, which we refer to as the Holdco amended and restated bye-laws, which will be in effect as of the effective time of the mergers and a form of which is included as Exhibit 3.2 to the registration statement of which this proxy statement/prospectus is a part and is incorporated herein by reference and (3) the applicable provisions of the Bermuda Companies Act. The following summary should be read in conjunction with the section entitled “Comparison of Shareholder Rights” beginning on page 194.
Common Shares
As of the effective time of the mergers, Holdco will be authorized to issue up to 294,000,000 common shares. Immediately following the mergers, based on the [•] shares of TAL common stock and [•] Triton common shares outstanding as of  [•], 2016, Holdco expects there to be approximately [•] common shares of Holdco issued and outstanding.
In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdco, the holders of Holdco common shares will be entitled to share equally in any of the assets available for distribution after Holdco has paid in full all of its debts and after the holders of all series of Holdco’s outstanding preferred shares, if any, have received their liquidation preferences in full.
The Holdco common shares to be issued at the effective time of the mergers will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders of such shares in connection with the issue of such shares). Holders of Holdco common shares will not be entitled to preemptive rights. Shares of Holdco common shares will not be convertible into shares of any other class of common shares.
Computershare will be the transfer agent for the Holdco common shares. Holdco may from time to time after the consummation of the mergers engage another transfer agent for its shares as business circumstances warrant.
Dividend Rights
Under Bermuda law, shareholders of Holdco will be entitled to receive dividends when and as declared by the Holdco Board out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend rights that may exist from time to time. Bermuda law does not permit payment of dividends, or distributions of contributed surplus, by a company if there are reasonable grounds for believing that:
•
the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

•
the realizable value of the company’s assets would be less than its liabilities.

Under Holdco’s bye-laws, the Holdco Board has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The Holdco Board may also pay any fixed cash dividend whenever the position of the company justifies such payment.
Voting Rights
Subject to the rights, if any, of the holders of any series of preferred shares, if and when issued and subject to applicable law, each holder of Holdco common shares will be entitled to one vote per share and all voting rights will be vested in those holders of record on the applicable record date on all matters voted on by the Holdco shareholders. Holders of Holdco common shares will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors to the Holdco Board can elect 100% of the directors to the Holdco Board and the holders of the remaining shares will not be able to elect any directors to the Holdco Board.
Meetings of Shareholders
Special general meetings of the shareholders of Holdco may be called by (i) the Holdco Board or (ii) when requisitioned by shareholders pursuant to the provisions of the Bermuda Companies Act. Under the Bermuda Companies Act, the shareholders may requisition a special general meeting, provided they hold at the date of the deposit of the requisition shares representing not less than 10% of the paid-up capital of the company. The requisition must state the purpose of the meeting, and must be signed by the requisitionists and deposited at the registered office of the company. If, within 21 days from the date of the deposit of the requisition, the directors do not proceed to convene a meeting, the requisitionists, or any of them representing more than 50% of the total voting rights of all of them, may themselves convene a meeting, which must be convened within three months of the date of the deposit of the requisition.
Restrictions on Transfers of Shares
The Holdco Board may in its absolute discretion, and without providing a reason, refuse to register the transfer of a share which is not fully paid up. The Holdco Board may also refuse to register a transfer unless the shares of Holdco are (i) listed on an appointed stock exchange (of which the NYSE is one) or (ii) (A) a duly executed instrument of transfer is provided to Holdco or Holdco’s transfer agent accompanied by the certificate (if any has been issued) in respect of the shares to which it relates and by such other evidence as the Holdco Board may reasonably require to show the right of the transferor to make the transfer, (B) the instrument of transfer is only in respect of one class of shares, (C) the instrument of transfer is in favor of less than five persons jointly, and (D) all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction have been obtained (if required). If the Holdco Board refuses to register a transfer of any share, it must send to the transferee notice of the refusal within three months after the date on which the instrument of transfer was lodged with Holdco.
Shares listed on an appointed stock exchange, such as the NYSE, may be transferred by any means permitted by the rules of such exchange.
Election and Removal of Directors
Except in the case of vacancies, each director is elected by the affirmative vote of a majority of the votes cast at the general meeting of shareholders of Holdco.
The bye-laws of Holdco provide that any vacancies on the Holdco Board not filled at any general meeting will be deemed casual vacancies and the Holdco Board, so long as a quorum of directors remains in office, will have the power at any time and from time to time, to appoint any individual to be a director so as to fill a casual vacancy. A director so appointed will hold office only until the next following annual general meeting (“AGM”). If not reappointed at such AGM, the director will vacate office at the conclusion of the AGM.
Under the Bermuda Companies Act, a director may be removed from office by the shareholders at a special general meeting called for that purpose. The notice of a meeting convened for the purpose of removing a director must contain a statement of intention to do so and be served on such director not less than 14 days before the meeting. The director subject to removal will be entitled to be heard on the motion for his removal.
Amendment of Memorandum of Association
Under the Bermuda Companies Act, the memorandum of association of a company may be amended by the affirmative vote of a majority resolution of the board of directors, but the amendment will not be operative unless and until it is approved at a subsequent general meeting of the shareholders by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. In addition, the shareholders may amend the memorandum of association by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. An amendment to the memorandum of association that alters a company’s business objects may require approval by the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.
Amendment of Bye-laws
Subject to certain exceptions, the Holdco bye-laws may be revoked or amended by the affirmative vote of a majority resolution of the Holdco Board, but the revocation or amendment will not be operative unless and until it is approved at a subsequent general meeting of the shareholders of Holdco by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. In addition, the shareholders of Holdco may revoke or amend any bye-laws by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution.
Approval of Certain Transactions
Amalgamations and Mergers:   Under the Bermuda Companies Act, the amalgamation or merger of a Bermuda company with another company (wherever incorporated) (other than certain affiliated companies) requires the amalgamation or merger to be approved by the company’s board of directors and by its shareholders. The Holdco bye-laws provide that a merger or amalgamation must be approved by (i) an affirmative vote of a majority of the Holdco Board and (ii) an affirmative vote of a majority of votes cast at a general meeting of shareholders. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. Holders of a separate class of shares are entitled to a separate class vote if the rights of such class would be varied by virtue of the amalgamation or merger.
Sale of Assets:   The Bermuda Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.
Takeovers:   Bermuda does not have any takeover regulations applicable to shareholders of Bermuda companies.

CERTAIN BENEFICIAL OWNERS OF TAL COMMON STOCK
The following table sets forth, as of December 31, 2015 (except as otherwise noted), information with respect to the beneficial ownership of the outstanding shares of TAL common stock for:
•
Each of TAL’s directors and named executive officers;

•
TAL’s directors and named executive officers as a group; and

•
Each person or group of affiliated persons whom TAL knows to beneficially own more than five percent of the outstanding shares of TAL common stock.

The following table gives effect to the shares of TAL common stock issuable within 60 days of December 31, 2015 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.
The percentages of beneficial ownership are based on 33,253,190 shares of TAL common stock outstanding as of December 31, 2015, together with the named executive officers’ options to purchase shares of TAL common stock outstanding which are fully vested at December 31, 2015 and restricted stock granted and not yet vested.
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers
Brian M. Sondey(1)	226,470	*
John Burns(1)	103,407	*
Adrian Dunner(1)	92,476	*
Kevin Valentine(1)	38,000	*
Marc Pearlin(1)	34,026	*
Malcolm P. Baker	29,500	*
Claude Germain	19,330	*
Kenneth Hanau	12,500	*
Helmut Kaspers	16,500	*
Frederic H. Lindeberg	30,100	*
All directors and executive officers as a group	602,309	1.8%

*
None of the directors or named executive officers beneficially owned 1% or more of TAL’s outstanding shares.

(1)
For each named executive officer, number of shares beneficially owned include shares of restricted stock granted in 2013, 2014 and 2015 as follows: Mr. Sondey (87,000 shares); Mr. Burns (31,500 shares); Mr. Dunner (31,500 shares); Mr. Valentine (24,000 shares); and Mr. Pearlin (18,000 shares).

The percentages of beneficial ownership are based on 33,255,291 shares of TAL common stock outstanding as of December 31, 2015.
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Five Percent and Greater Stockholders
The Vanguard Group, Inc.(1)	2,265,677	6.8%
Dimensional Fund Advisors LP(2)	1,842,438	5.5%
BlackRock, Inc.(3)	1,796,998	5.4%
LSV Asset Management(4)	1,716,647	5.2%

(1)
Based on the Schedule 13-G/A filed with the Securities and Exchange Commission on February 11, 2016 by The Vanguard Group. The Vanguard Group had sole voting power over 44,623 shares of Common Stock, sole dispositive power over 2,221,854 shares of Common Stock, and shared dispositive power over 43,823 shares of Common Stock it beneficially owned as of December 31, 2015. The principal business office address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
Based on the Schedule 13-G filed with the Securities and Exchange Commission on February 9, 2016 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP had sole voting power over 1,774,408 shares of Common Stock and sole dispositive power over 1,842,438 shares of Common Stock it beneficially owned as of December 31, 2015. The principal business office address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746.

(3)
Based on the Schedule 13-G/A filed with the Securities and Exchange Commission on January 27, 2016 by BlackRock, Inc. BlackRock, Inc. had sole voting power over 1,717,960 shares of Common Stock and sole dispositive power over 1,796,998 shares of Common Stock it beneficially owned as of December 31, 2015. The principal office address for BlackRock Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based on the Schedule 13-G filed with the Securities and Exchange Commission on February 12, 2016 by LSV Asset Management. LSV Asset Management had sole voting power over 1,030,447 shares of Common Stock and sole dispositive power over 1,716,647 shares of Common Stock it beneficially owned as of December 31, 2015. The principal business office address for LSV Asset Management is 155 North Wacker Drive, Suite 4600, Chicago, Illinois 60606.

CERTAIN BENEFICIAL OWNERS OF TRITON COMMON SHARES
The following table sets forth, as of December 31, 2015, information with respect to the beneficial ownership of the outstanding Triton common shares for:
•
Each of Triton’s directors and named executive officers;

•
Triton’s directors and executive officers as a group; and

•
Each person or group of affiliated persons whom Triton knows to beneficially own more than five percent of the outstanding Triton common shares.

The following table gives effect to the Triton common shares issuable within 60 days of December 31, 2015 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Triton Container International Limited, 55 Green St., San Francisco, CA 94111.
	Number of Common Shares Beneficially Owned			Percentage of Common Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Common Shares(2)
Name of Beneficial Owner	Class A	Class B	Total	Class A	Class B	Total
Directors and Named Executive Officers
Edward P. Schneider(3)	1,239,875.65	—	1,239,875.65	2.8%	—	2.4%	2.8%
Simon R. Vernon(4)	445,002.64	—	445,002.64	1.0%	—	*	1.0%
Steven C. Wight(5)	739,875.66	—	739,875.66	1.7%	—	1.5%	1.7%
Stephen N. Controulis(6)	244,445.13	—	244,445.13	*	—	*	*
Edward L. Thomas(7)	307,266.05	—	307,266.05	*	—	*	*
Robert W. Alspaugh	16,893.00	—	16,893.00	*	—	*	*
David A. Coulter(8)	24,662,455.01	—	24,662,455.01	55.4%	—	48.8%	55.4%
Chris A. Durbin(9)	13,373,134.29	—	13,373,134.29	30.0%	—	26.5%	30.0%
Michael L. Jones	14,077.00	—	14,077.00	*	—	*	*
Michael E. Martin(10)	24,658,913.01	—	24,658,913.01	55.4%	—	48.8%	55.4%
Kenneth J. O’Keefe(9)	13,373,134.29	—	13,373,134.29	30.0%	—	26.5%	30.0%
Robert L. Rosner(9)	13,373,134.29	—	13,373,134.29	30.0%	—	26.5%	30.0%
Biddanda (Arjun) N. Thimmaya(10)	24,658,913.01	—	24,658,913.01	55.4%	—	48.8%	55.4%
All directors and executive officers as a group (16 persons)	41,829.966.51	—	41,829,966.51	90.7%	—	80.3%	90.7%
Five Percent and Greater Shareholders
Warburg Pincus Funds(11)	24,658,913.01	—	24,658,913.01	55.4%	—	48.8%	55.4%
Vestar Funds(12)	13,373,134.29	—	13,373,134.29	30.0%	—	26.5%	30.0%

*
Represents beneficial ownership of less than 1%.

(1)
The percentages of beneficial ownership are based on 44,535,732.4 Class A common shares and 6,000,000 Class B common shares of Triton outstanding, together with shares issuable to each executive officer upon the exercise of options that are exercisable within 60 days after December 31, 2015.

(2)
These percentages reflect the combined voting rights of Triton’s Class A common shares and Class B common shares. On all matters submitted to a vote of Triton’s shareholders, Triton’s Class A common shares entitle their holders to one vote per share. Holders of Class B common shares are entitled to receive notice of, and attend meetings of the Company, but, other than in respect of  (i) any proposed amalgamation or merger of Triton ; (ii) a discontinuance of Triton from Bermuda and a continuance into a new jurisdiction; and/or (iii) a variation of rights attaching to the non-voting common shares, are not entitled to vote thereat. For this reason, for purposes of the calculation of combined voting power, we have treated Class B common shares as though they have no vote.

(3)
Includes 39,053.25 Class A common shares held directly by Mr. Schneider, 750,000 Class A common shares held indirectly by Mr. Schneider through the Schneider Trust, which are also beneficially owned by Mr. Schneider’s spouse Liliane Schneider and over which Mr. Schneider has shared voting and investment power, 250,000 Class A common shares held indirectly by Mr. Schneider through the Schneider Family 2005 Unitrust, which are also beneficially owned by Mr. Schneider’s spouse Liliane Schneider and over which Mr. Schneider has shared voting and investment power, and 200,822.40 Class A common shares issuable upon the exercise of options that are exercisable within 60 days after December 31, 2015, which are held directly by Mr. Schneider. The address for the Schneider Trust and the Schneider Family 2005 Unitrust is 96 La Salle Avenue, Piedmont, CA 94611.

(4)
Includes 64,925.41 Class A common shares held directly by Mr. Vernon, 78,843.63 Class A common shares held indirectly by Mr. Vernon through the Ogier Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust and 301,233.60 Class A common shares issuable to Mr. Vernon upon the exercise of options that are exercisable within 60 days after December 31, 2015. The address for the Third Triton Sub-Trust is Ogier House, The Esplanade, St. Helier, Jersey JE4 9WG.

(5)
Includes 39,053.25 Class A common shares held directly by Mr. Wight, 200,822.40 Class A common shares issuable upon the exercise of options that are exercisable within 60 days after December 31, 2015, which are held directly by Mr. Wight, 166,666.67 Class A common shares held indirectly through the Wight Family 2005 Unitrust, which are also beneficially owned by Donald J. Heng, Jr. and over which Mr. Wight has shared voting and investment power, 166,666.67 Class A common shares held indirectly through the Wight Trust, which are also beneficially owned by Mr. Wight’s spouse Linda L. Wight and over which Mr. Wight has shared voting and investment power and 166,666.67 Class A common shares held indirectly by Mr. Wight through the Wight Family 2005 NIM Unitrust, by way of its interest in the Southridge Investment Fund, a California general partnership. The address for the Wight Family 2005 Unitrust, the Wight Trust and the Southridge Investment Fund is 21 Northridge Lane, Lafayette, CA 94549.

(6)
Includes 75,001.13 Class A common shares held directly by Mr. Controulis and 169,444.00 Class A common shares issuable to Mr. Controulis upon the exercise of options that are exercisable within 60 days after December 31, 2015.

(7)
Includes 106,443.65 Class A common shares held directly by Mr. Thomas and 200,822.40 Class A common shares issuable to Mr. Thomas upon the exercise of options that are exercisable within 60 days after December 31, 2015.

(8)
David A. Coulter is a director of Triton. Mr. Coulter is a Special Limited Partner of Warburg Pincus LLC, a New York limited liability company (“WP LLC”). Mr. Coulter owns 3,542 restricted Class A common shares directly in his individual capacity. The remaining 24,658,913.01 Class A common shares indicated as owned by Mr. Coulter are included because of his affiliation with the Warburg Pincus entities. Mr. Coulter disclaims beneficial ownership of the 24,658,913.01 Class A common shares held by the Warburg Pincus entities.

(9)
Chris A. Durbin, Kenneth J. O’Keefe and Robert L. Rosner are directors of Triton. Mr. Durbin is a Managing Director of Vestar Managers V, Ltd. (“Vestar Managers V”). Mr. O’Keefe is a Managing Director and Chief Operating Officer of Vestar Managers V. Mr. Rosner is a Managing Director and Co-President of Vestar Managers V. Each of Messrs. Durbin, O’Keefe and Rosner owns shares of the common stock of Vestar Managers V. All Class A common shares indicated as owned by Messrs. Durbin, O’Keefe and Rosner are included because of their affiliation with the Vestar entities. Messrs. Durbin, O’Keefe and Rosner disclaim beneficial ownership of all Class A common shares held by the Vestar entities.

(10)
Michael Martin and Arjun Thimmaya are directors of Triton. Mr. Martin is a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Managing Director and Member of WP LLC. Mr. Thimmaya is a Managing Director and Member of WP LLC. All Class A common shares indicated as owned by Messrs. Martin and Thimmaya are included because of their affiliation with the Warburg Pincus entities. Messrs. Martin and Thimmaya disclaim beneficial ownership of all Class A common shares held by the Warburg Pincus entities.

(11)
Class A common shares shown as beneficially owned by Warburg Pincus Funds reflect record ownership of  (i) 458,655.78 Class A common shares held by Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (ii) 4,759,977.39 Class A common shares held by Warburg Pincus (Callisto-II) Private Equity X, L.P., a Delaware limited partnership (“WP Callisto-II”), (iii) 4,800,191.11 Class A common shares held by Warburg Pincus (Europa-II) Private Equity X, L.P., a Delaware limited partnership (“WP Europa-II”) and (iv) 4,776,523.53 Class A common shares held by Warburg Pincus (Ganymede-II) Private Equity X, L.P., a Delaware limited partnership (“WP Ganymede-II”, together with WP X Partners, WP Callisto-II and WP Europa-II, the “WP Entities”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is (i) the general partner of WP X Partners and WP Callisto-II, and (ii) the sole member of Warburg Pincus (Europa) X LLC and Warburg Pincus (Ganymede) X LLC, both Delaware limited liability companies, and the general partners of WP Europa-II and WP Ganymede-II, respectively. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP.

In addition to the WP Entities, ICIL Triton Holdings, L.P., a Bermuda exempted limited partnership (“ICIL Triton”), is also a record owner of 9,863,565.20 Class A common shares of Triton. WP Triton Manager Ltd., a Bermuda exempted company (“WP Triton Manager”), is the general partner of ICIL Triton. Warburg Pincus (Bermuda) X, L.P., a Bermuda exempted limited partnership (“WP X Bermuda GP”), is the general partner of WP Triton Manager. Warburg Pincus (Bermuda) X, Ltd. (“WP X Bermuda Ltd.”) is the general partner of WP X Bermuda GP. Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda exempted company (“WP Bermuda”) wholly owns WP X Bermuda GP and WP X Bermuda Ltd. The business address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.
Charles R. Kaye and Joseph P. Landy are each a (i) Managing General Partner of WP, (ii) Managing Member and Co-Chief Executive Officer of WP LLC and (iii) Co-Chairman of WP Bermuda and may be deemed to control the aforementioned Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all Class A common shares held by the Warburg Pincus entities.
(12)
Class A common shares shown as beneficially owned by Vestar Funds reflect record ownership of 13,121,555.56 Class A common shares held by Vestar-Triton (Gibco) Limited (“Gibco”) and 251,578.73 Class A common shares held by Vestar/Triton Investments III L.P. (“Vestar/Triton III”). Triton-Vestar Luxco S.a.r.l. (“Luxco”) is the sole member of Gibco. Vestar/Triton Investments Holdings L.P. (“Vestar/Triton Investments Holdings”) is the sole member of Luxco. Vestar Capital Partners V, L.P. (“Vestar Capital Partners V”) is the general partner of Vestar/Triton Investments Holdings. Vestar Associates V, L.P. (“Vestar Associates V”) is the general partner of Vestar Capital Partners V. Vestar Managers V is the general partner of both Vestar Associates V and Vestar/Triton III. The business address of the Vestar entities is 245 Park Avenue, 41st Floor, New York, NY 10167.

Daniel S. O’Connell is the sole director of Vestar Managers V and, as a result, he may be deemed to have beneficial ownership of the Class A common shares owned by the aforementioned Vestar entities. Mr. O’Connell disclaims beneficial ownership of all Class A common shares held by the Vestar entities.

COMPARISON OF SHAREHOLDER RIGHTS
This section of the proxy statement/prospectus describes the material differences between the rights of TAL stockholders and Holdco shareholders upon completion of the mergers.
The rights of TAL stockholders are currently governed by the DGCL, and the amended and restated certificate of incorporation of TAL, and the amended and restated bylaws of TAL, which we refer to in this proxy statement/prospectus as the certificate of incorporation and bylaws of TAL. Upon completion of the mergers, the rights of TAL stockholders who become shareholders of Holdco in the mergers will be governed by the Bermuda Companies Act and the memorandum of association and bye-laws of Holdco, as they will be in effect as of the closing.
This section does not include a complete description of all differences among the rights of TAL stockholders and Holdco shareholders following completion of the mergers, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.
You are urged to read carefully the relevant provisions of the Bermuda Companies Act, the DGCL, as well as the certificate of incorporation, memorandum of association, post-closing bye-laws and bylaws of Holdco and TAL, as applicable. Copies of the certificates of incorporation and bylaws of TAL are filed as exhibits to the reports of TAL incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 231. The form of memorandum of association and form of bye-laws of Holdco that will be in effect as of the closing are included as Exhibit 3.1 and Exhibit 3.2, respectively, to the registration statement of which this proxy statement/prospectus forms a part.
	TAL	Holdco
Authorized Capital
The aggregate number of shares which TAL has the authority to issue is (i) 100,000,000 shares of TAL common stock, par value $0.001 per share and (ii) 500,000 shares of preferred stock, par value $0.001. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.
The TAL Board is authorized to issue the preferred stock in one or more series, to fix the number of shares of any such series, and to fix the designation of any such series as well as the powers, preferences, and rights and the qualifications, limitations, or restrictions of the preferred stock.

The authorized share capital of Holdco as of the effective time of the mergers will be 300,000,000 shares divided into 294,000,000 common shares (“Common Shares”) of par value $0.01 each and 6,000,000 undesignated shares of par value $0.01 each.
The Holdco Board is authorized to issue and allot the undesignated shares in one or more series and if it does so, may name and designate each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series. Each undesignated share will have attached to it such preferred, qualified or other special rights, privileges and conditions and be subject to such restrictions, whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Holdco Board may determine on or before its allotment.

	TAL	Holdco
Voting Rights
Except as otherwise provided by applicable law or in the certificate of incorporation or bylaws, the holders of TAL common stock will have the right to vote for the election of directors and for all other purposes.
Unless otherwise required by the DGCL, the certificate of incorporation of TAL or the bylaws of TAL, any question brought before any meeting of stockholders will be decided by a majority of votes cast by holders of the stock represented and entitled to vote thereon.

The holders of the Common Shares will be entitled to receive notice of, and to attend and vote at, general meetings of Holdco, for the election of directors and for all other purposes. Each Holdco shareholder is entitled to one vote per share, subject to the Holdco bye-laws and the rights attaching to each class of shares.
Save where a greater majority is required by the Bermuda Companies Acts or the Holdco bye-laws, any question proposed for consideration at any general meeting of shareholders will be decided on by a simple majority of votes cast.

Dividend and Other Payment Rights
Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
The TAL certificate of incorporation provides that holders of Series A preferred stock will be entitled to receive, when, as and if declared by the TAL Board, out of funds legally available, cash dividends on each outstanding share of Series A preferred stock, at a rate of 12% per annum on the liquidation preference (as defined in the certificate of incorporation) per share of Series A preferred stock. All of the shares of this Series A preferred stock have been redeemed.
The TAL certificate of incorporation also provides that subject to the terms of any outstanding series of preferred stock, dividends may be paid in cash or otherwise with respect to each class of common stock, upon the terms, and subject to the limitations, as the TAL Board determines. There are no outstanding shares of preferred stock.

Under the bye-laws of Holdco and in accordance with the Bermuda Companies Act, the Holdco Board may from time to time declare dividends, or distributions out of contributed surplus, (either in cash or in specie, including in shares of Holdco) to be paid to the shareholders in proportion to the number of shares held by them, and in accordance with their rights and interests, including such interim dividends as appear to the Holdco Board to be justified by the position of Holdco.
The Holdco Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares in Holdco to be issued to the shareholders credited as fully paid or partly paid in one way and partly the other. The Holdco Board may also, in addition to its other powers, direct payment or satisfaction of any dividend, or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company.
The Holdco bye-laws provide that no dividend, distribution or other monies payable by Holdco on or in respect of any share will bear interest against

TAL	Holdco

Holdco and the Holdco Board may deduct from any such dividend, distribution or other monies payable to a shareholder by Holdco on or in respect of any shares all sums of money (if any) presently payable by him or her to Holdco on account of calls or otherwise in respect of shares of Holdco. Any dividend, or distribution out of contributed surplus, unclaimed for a period of six years from the date of declaration of such dividend or distribution will be forfeited and will revert to Holdco.
Under the Bermuda Companies Act, a company may not declare a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (i) the company is or would, after the payment, be unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities.
Under the Holdco bye-laws, a majority of the Holdco Board may fix, in advance, a record date for determining the shareholders entitled to receive any dividend.
Before declaring any dividend or distribution, the Holdco Board may, from time to time, set aside out of the surplus or profits of Holdco, such amounts as it thinks proper as reserves, which may at the discretion of the Holdco Board, be used for any purpose of Holdco and pending such use may be employed in the business of Holdco or be invested in such investments as the Holdco Board may from time to time think fit. The Holdco Board may also carry forward any amounts that it determines not to distribute, without placing these amounts to reserve.

	TAL	Holdco
Pre-emptive Rights	Under the DGCL, stockholders of a corporation do not have pre-emptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Because TAL’s certificate of incorporation does not include any provision in this regard, TAL stockholders do not have pre-emptive rights to acquire newly issued shares of TAL.	Under Bermuda law, no shareholder has a pre-emptive right to subscribe for additional issuances of a company’s shares unless, and to the extent that, such right is attached to a class of shares on issue or is otherwise expressly granted to the shareholder under the bye-laws of such company or under any contract between the shareholder and the company. The Holdco bye-laws are silent with respect to pre-emptive rights for shareholders.
Repurchase/Purchase of Shares	Under the DGCL, TAL may purchase, repurchase or redeem shares of its own capital stock, except that generally it may not purchase, redeem or repurchase those shares if TAL’s capital is impaired at the time or would become impaired as a result of the purchase, repurchase or redemption. If TAL were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. TAL may resell shares of its capital stock that have been purchased or repurchased but have not been retired. However, TAL will not be entitled to vote, or have counted for quorum purposes, shares of its own capital stock.
Under the Bermuda Companies Act, a company limited by shares may, if authorized to do so by its memorandum of association or bye-laws, purchase its own shares. A company must satisfy the solvency requirements under the Bermuda Companies Act if it is to purchase its shares and may not purchase its own shares if, on the date on which the purchase is to be effected, there are reasonable grounds for believing that the company is, or after the purchase would be, unable to pay its liabilities as they become due.
Under the Holdco bye-laws, the Holdco Board may exercise all of the powers of Holdco to purchase or acquire all or any part of its own shares at any price and upon such terms as the Holdco Board may in its discretion determine provided always that such acquisition is in accordance with the Bermuda Companies Act. Further, Holdco may acquire its own shares as treasury shares in accordance with the Companies Act and on such terms as the Holdco Board think fit.

Restrictions on Transfers	The TAL Bylaws provide that, except as otherwise established by rules approved by a majority of the members of the TAL Board, upon surrender to TAL or TAL’s transfer agent of a certificate for duly endorsed shares accompanies by proper evidence of succession,	The Holdco Board may in its absolute discretion, and without providing a reason, refuse to register the transfer of a share which is not fully paid up. The Holdco Board may also refuse to register a transfer unless the shares of Holdco are (i) listed on an appointed stock exchange (of which the NYSE is

	TAL	Holdco
assignment or authority to transfer, it is the duty of TAL to issue a new certificate of stock or uncertificated shares in place of any certificate issued by TAL, cancel the old certificate and record the transaction on its books.
one) or (ii) (A) a duly executed instrument of transfer is provided to Holdco or Holdco’s transfer agent accompanied by the certificate (if any has been issued) in respect of the shares to which it relates and by such other evidence as the Holdco Board may reasonably require to show the right of the transferor to make the transfer, (B) the instrument of transfer is only in respect of one class of shares, (C) the instrument of transfer is in favor of less than five persons jointly, and (D) all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction have been obtained (if required). If the Holdco Board refuses to register a transfer of any share, it must send to the transferee notice of the refusal within three months after the date on which the instrument of transfer was lodged with Holdco.
Shares listed on an appointed stock exchange, such as the NYSE, may be transferred by any means permitted by the rules of such exchange.

Appraisal/Dissenters’ Rights	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available to TAL stockholders in connection with the TAL merger or any of the other transactions described in this proxy statement/prospectus.	Under the Bermuda Companies Act, a dissenting shareholder of an amalgamating or merging company who did not vote in favor of the amalgamation or merger and does not believe it has been offered fair value for its shares may within one month of the giving of the notice calling the meeting at which the amalgamation or merger was decided upon apply to the Supreme Court of Bermuda (“Bermuda Court”) to appraise the fair value of its shares. Where the Bermuda Court has appraised any such shares and the amalgamation or merger has not been consummated before the appraisal then, within one month of the Bermuda Court appraising the value of the shares, the company is entitled to either: (i) pay to the dissenting shareholder an amount

	TAL	Holdco

equal to the value of its shares as appraised by the Bermuda Court; or (ii) terminate the amalgamation or merger agreement in accordance with the Bermuda Companies Act.
Where the Bermuda Court has appraised the fair value of any shares and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Bermuda Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Bermuda Court, the amalgamated or surviving company must pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Bermuda Court.
There is no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of any shares will be allocated between the company and the shareholder in the discretion of the Bermuda Court.

Number and Election of Directors
The TAL Board must consist of at least one and no more than fifteen members. At each annual meeting of stockholders, directors are elected to hold office until the next annual meeting and until the election and qualification of their respective successors.
Except in the case of vacancies, each director is elected by the affirmative vote of a majority of the votes cast at the annual meeting of stockholders.

The Holdco Board must consist of at least three and not more than fifteen directors. The initial Holdco Board will consist of nine members. Each director will (unless such director’s office is vacated in accordance with the bye-laws) serve for a one-year term, each concluding at the AGM after each director was last appointed or re-appointed.
Except in the case of vacancies, each director is elected by the affirmative vote of a majority of the votes cast at the general meeting.

	TAL	Holdco
Vacancies on the Board of Directors and Removal of Directors
The bylaws of TAL provide that, subject to the certificate of incorporation, vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the members of the TAL Board then in office though less than a quorum. The certificate of incorporation does not provide otherwise.
Directors so chosen will hold office until a successor is elected and qualified or until such director’s earlier resignation or removal.
Except as otherwise provided in the certificate of incorporation, any one or more of all of the TAL directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The certificate of incorporation does not provide otherwise.

The bye-laws of Holdco provide that any vacancies on the Holdco Board not filled at any general meeting will be deemed casual vacancies and the Holdco Board, so long as a quorum of directors remains in office, will have the power at any time and from time to time, to appoint any individual to be a director so as to fill a casual vacancy. A director so appointed will hold office only until the next following AGM. If not reappointed at such AGM, the director will vacate office at the conclusion of the AGM.
Under the Bermuda Companies Act, a director may be removed from office by the shareholders at a special general meeting called for that purpose. The notice of a meeting convened for the purpose of removing a director must contain a statement of intention to do so and be served on such director not less than 14 days before the meeting. The director subject to removal will be entitled to be heard on the motion for his removal.

Compensation of Directors	TAL’s bylaws provide that directors will be paid such compensation as a majority of the members of the TAL Board may from time to time determine.
The Holdco Bye-laws provide that the ordinary remuneration of the directors for their services will be determined by the Holdco Board and each director will be paid a fee (which will be deemed to accrue from day to day) at such rate as may from time to time be determined by the Holdco Board.
Each Holdco director will be paid his or her reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Holdco Board or Holdco committees or general meetings and will be paid all expenses properly and reasonably incurred by him in the conduct of Holdco’s business or in the discharge of his duties as a director of Holdco. Any director who performs services which in the opinion of the Holdco Board go beyond the ordinary duties of a director may be paid such extra

	TAL	Holdco
remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Holdco Board may determine.
Amendments to Certificate of Incorporation/ Memorandum of Association
Under the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.
The certificate of incorporation of TAL does not provide otherwise.

Under the Bermuda Companies Act, the memorandum of association of a company may be amended by the affirmative vote of a majority resolution of the board of directors, but the amendment will not be operative unless and until it is approved at a subsequent general meeting of the shareholders by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. In addition, the shareholders may amend the memorandum of association by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. An amendment to the memorandum of association that alters a company’s business objects may require approval by the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda Court for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda Court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the

	TAL	Holdco
company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Amendments to Bylaws/ Bye-laws	The TAL bylaws may be amended, repealed or adopted by a majority of the entire TAL Board. The bylaws may also be amended, repealed or adopted by the vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereon.	Subject to certain exceptions, the Holdco bye-laws may be revoked or amended by the affirmative vote of a majority resolution of the Holdco Board, but the revocation or amendment will not be operative unless and until it is approved at a subsequent general meeting of the shareholders of Holdco by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. In addition, the shareholders of Holdco may revoke or amend any bye-laws by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution.
Classified Board	None.	None.
Cumulative Voting	None.	None.
Ability to Call Special Meetings of Stockholders/Shareholders	Special meetings of TAL stockholders may be called by the President at the request of a majority of the members of the TAL Board.	Special general meetings of the shareholders of Holdco may be called by (i) the Holdco Board or (ii) when requisitioned by shareholders pursuant to the provisions of the Bermuda Companies Act. Under the Bermuda Companies Act, the shareholders may requisition a special general meeting, provided they hold at the date of the deposit of the requisition shares representing not less than 10% of the paid-up capital of the company. The requisition must state the purpose of the meeting, and must be signed by the requisitionists and deposited at the registered office of the company. If, within 21 days from the date of the deposit of the requisition, the directors do not proceed to convene a meeting, the requisitionists, or any of them representing more than 50% of the total voting rights of all of them, may

	TAL	Holdco
themselves convene a meeting, which must be convened within three months of the date of the deposit of the requisition.
Notice Required for Stockholder/Shareholder Nominations and other Proposals
Nominations:   A stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of TAL, (i) in the case of an annual meeting, no less than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, that if the annual meeting is called for a date that is not within 30 days of the anniversary date of the immediately preceding annual meeting, the notice of the stockholder must not be received later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made, or (ii) in the event of a special meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was first made.
Other Proposals:   A stockholder’s notice must be delivered to, or mailed to and received by, the Secretary of the corporation at the principal executive offices of TAL not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting, provided, that if the annual meeting is called for a date that is not within 30 days of the anniversary date of the immediately preceding annual meeting, the notice of the stockholder must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made.

Nominations:   A shareholder’s notice must be delivered to or be mailed and received by the Secretary at Holdco’s registered office, (i) in the case of an AGM not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding AGM; provided, that if the AGM is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding AGM, notice by the shareholder must be received no later than close of business on the tenth day following the day on which the notice of the date of the AGM was mailed or public disclosure of the date of the AGM was made, whichever occurs first; or (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.
Other Proposals:   A shareholder’s notice must be delivered to or be mailed and received by the Secretary at Holdco’s registered office not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding AGM; provided, that in the event that the AGM is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the AGM was mailed or such public disclosure of the date of the AGM was made, whichever occurs first.

	TAL	Holdco
Quorum	The TAL bylaws provide that the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy at a meeting will constitute a quorum for the transaction of business at that meeting.	The Holdco bye-laws provide that at least two shareholders present in person or by proxy and entitled to vote representing in excess of 50% of all of the issued and outstanding shares in Holdco which have voting rights attached to them will constitute a quorum for all purposes; provided, that if Holdco or a class of shareholders has only one shareholder, one shareholder present in person or by proxy will constitute the necessary quorum.
Written Consent by Shareholders	No action that is required or permitted to be taken by TAL stockholders at any annual or special meeting of stockholders may be effective by written consent of stockholders in lieu of a stockholder meeting.	Under the bye-laws of Holdco, no action that is required or permitted to be taken by the shareholders of Holdco at any annual or special meeting of shareholders may be effected by written resolution of the shareholders in lieu of a meeting of shareholders.
Approval of Certain Transactions	Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and such corporation’s certificate of incorporation is not amended, the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered
Amalgamations and Mergers:   Under the Bermuda Companies Act, the amalgamation or merger of a Bermuda company with another company (wherever incorporated) (other than certain affiliated companies) requires the amalgamation or merger to be approved by the company’s board of directors and by its shareholders. The Holdco bye-laws provide that a merger or amalgamation must be approved by (i) an affirmative vote of a majority of the Holdco Board and (ii) an affirmative vote of a majority of votes cast at a general meeting of shareholders.
For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. Holders of a separate class of shares are entitled to a separate class vote if the rights of such class would be varied by virtue of the amalgamation or merger.
Sale of Assets:   The Bermuda Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all

	TAL	Holdco
under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. Under the DGCL, a sale or all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.
or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions (see above).
Takeovers:   Bermuda does not have any takeover regulations applicable to shareholders of Bermuda companies.

Limitation of Personal Liability of Directors and Officers	The TAL certificate of incorporation provides that a person who is a director of TAL is not personally liable to TAL or its stockholders for monetary damages for any breach of fiduciary duty.
Under Bermuda law, a person who is a director may be found personally liable for any breach of its fiduciary duties.
Under Bermuda law, directors of a Bermuda company each owe a fiduciary duty and a duty of skill and care in their dealings with or on behalf of the company. The Bermuda Companies Act imposes a duty on directors and officers of a Bermuda company: (i) to act honestly and in good faith with a view to the best interests of the company; (ii) to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and (iii) to disclose any interest in any material contract or proposed material contract or person that is party to a material contract or proposed material contract to the board of the company at the first opportunity.
In addition, the Bermuda Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.
The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer (which includes a director), if it appears to a

	TAL	Holdco

court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him or her, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.
In the Holdco bye-laws, each Holdco shareholder and Holdco agree to waive any claim or right of action they might have, whether individually or by or in the right of Holdco, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for Holdco; provided, however, that such waiver does not extend to any claims or rights of action arising out of any fraud or dishonesty which may attach to such director or officer, or to recover any gain, personal profit or advantage to which such director or officer is not legally entitled.

Indemnification of Directors and Officers	The TAL bylaws provide that TAL will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of TAL to procure a judgment in its favor by reason of the fact that the person is, or was acting in such person’s official capacity as a director, officer, employee or agent of TAL, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint	The Bermuda Companies Act permits Holdco to indemnify its directors, any other officers and the auditor against losses arising or liability resulting from their negligence, default, breach of duty or breach of trust in relation to Holdco; provided, that Holdco is not permitted to indemnify any such person against any liability arising from their fraud or dishonesty. The bye-laws of Holdco provide that Holdco will indemnify every “Indemnified Person” (which includes any director, officer and resident representative) out of the

	TAL	Holdco
venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of TAL; except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to TAL.
assets of Holdco against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of Holdco’s business or in the discharge of his duties or in defending any proceedings, whether civil or criminal; provided, that such Indemnified Person had no reasonable cause to believe that his conduct was unlawful and such expenses and liabilities are not found by a court of competent jurisdiction (upon entry of a final non-appealable judgment) to be the result of any such Indemnified Person’s fraud and dishonesty.
In addition, Holdco is expected to enter into indemnification agreements with each of its directors. These agreements would provide Holdco’s directors with contractual assurance of their rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that afforded by Holdco’s organizational documents.

Derivative Shareholder Suits	The DGCL requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that he received the stock by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation. Furthermore, a shareholder may not sue derivatively unless he or she first makes a demand on TAL that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.
The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions.
The Bermuda Court ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the Bermuda Court

	TAL	Holdco

to acts that are alleged to constitute a fraud against the shareholders or, for instance, where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
Each Holdco shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Holdco, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Holdco; however, such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

State Anti-Takeover Statutes/Business Combinations	TAL has elected not to be governed by Section 203 of the DGCL, which generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock within three years after the person or entity becomes an interested stockholder, unless: (i) the Board of Directors of the target corporation has approved, before the acquisition time, either the	It is proposed that the Holdco bye-laws include a bye-law similar to Section 203 of the DGCL, which generally prohibits “business combinations,” including mergers, amalgamations, sales and leases of assets, issuances of securities and similar transactions by Holdco or its subsidiaries with an interested shareholder who beneficially owns 15% or more of Holdco’s voting shares within three years after the person or entity becomes an interested shareholder, unless: (i) the Holdco Board has approved, before the acquisition time, either the business

	TAL	Holdco
	business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Board of Directors and authorized by the vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.	combination or the transaction that resulted in the person becoming an interested shareholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, the person owns at least 85% of Holdco’s voting shares (excluding shares owned by persons who are directors or officers of Holdco, and shares owned by employee share plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested shareholder, the business combination is approved by the Holdco Board and authorized by the vote of at least 66 2∕3% of the issued voting shares not owned by the interested shareholder at an annual or special meeting. As discussed under “Proposal 4: Business Combination Provision in Holdco Bye-laws” below, this bye-law will only be included in the Holdco bye-laws that will be effective following the completion of the mergers if Proposal 4 is approved by TAL stockholders holding a majority of the shares of TAL common stock. If Proposal 4 is not approved by TAL’s stockholders, it will not be included in the Holdco bye-laws.
Squeeze-out of Minority Shareholders	Section 253 of the Delaware General Corporation Law provides that a parent corporation owning at least 90% of each class of the stock of a subsidiary entitled to vote on a merger (without applying Section 253) can merge with that subsidiary without advance notice or consent of the minority stockholders upon approval by the parent’s board of directors.
Under Bermuda law, an acquiring party is generally able to compulsorily acquire the common shares of minority holders in the following ways:
•
By a Bermuda Court approved scheme of arrangement under Section 99 of the Bermuda Companies Act. Schemes may be transfer schemes or cancellation schemes but, unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all its creditors to the scheme. In either case, dissenting shareholders do not have express statutory appraisal rights, but the

TAL	Holdco

Bermuda Court will only sanction a scheme if it is fair. Shares owned by the offeror can be voted to approve the scheme but the Bermuda Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.
Any scheme must be approved by a majority in number representing three quarters in value of the shareholders present and voting either in person or by proxy at the requisite special general meeting. If there are dissenting shareholders who hold more than 10% of the shares, the Bermuda Court might be persuaded not to exercise its discretion to sanction the scheme on the ground that the scheme constitutes a takeover within Section 102 of the Bermuda Companies Act and requires a 90% acceptance.
•
By way of a general offer followed by a squeeze-out under Section 102 of the Bermuda Companies Act. Broadly, if the offer is approved by the holders of 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissenting shareholders. Shares owned by the offeror or its subsidiaries or their nominees at the date of the offer do not, however, count towards the 90%. If the offeror or any of its subsidiaries or any nominee of the offeror, or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer, the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90% in value of the shares,

	TAL	Holdco

must also represent no less than 75% in number of the holders of those shares, although the additional restrictions should not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10% of the shares of the subject company) even where the parent owns more than 10% of the shares of the subject company, provided that the subsidiary and the parent are not nominees.
The 90% acceptance must be obtained within four months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within two months of the acquisition of the 90%. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief  (within one month of the compulsory acquisition notice) from the Bermuda Court which has power to make such orders as it thinks fit.
•
By the holders of 95% or more of the shares or any class of shares serving notice on the remaining shareholders or class of shareholders under Section 103 of the Bermuda Companies Act. Dissenting shareholders have a right to apply to the Bermuda Court within one month of the compulsory acquisition notice to have the value of their shares appraised by the Bermuda Court, but these appraisal rights differ from the appraisal rights in a merger, in that under Section 103 of the Bermuda Companies Act, if one dissenting shareholder applies to court and is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out.

Transactions Involving Officers or Directors	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation	The Bermuda Companies Act provides that Holdco is not permitted to make a loan to a director or enter into any

	TAL	Holdco
incurred by, its officers or directors if, in the judgment of the Board of Directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the Board or Board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the Board of Directors, a committee thereof, or the stockholders.
guarantee or provide any security in connection with a loan made to a director without the consent of shareholders holding not less than nine-tenths of the total voting rights of all shareholders having the right to vote at any shareholder meeting.
Under the bye-laws of Holdco, a director may be a party to, or otherwise interested in, any transaction or arrangement with Holdco (or in which Holdco is otherwise interested) so long as, where it is necessary, such director declares the nature of such director’s interest at the first opportunity at a meeting of the Holdco Board or by writing to the directors as required by the Bermuda Companies Act. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with Holdco and has complied with the provisions of the Bermuda Companies Act and the bye-laws with regard to disclosure of such director’s interest will be entitled to vote in respect of any contract, transaction or arrangement in which such director is interested, and if such director does so the vote will be counted, and such director will be taken into account, in ascertaining whether a quorum is present.

Corporate Opportunity
Section 122 of the DGCL provides that a corporation in its certificate of incorporation or by action of its board of directors may renounce any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one of more of its officers, directors or stockholders.
The TAL certificate of incorporation is silent as to whether TAL renounces its interest in any corporate opportunity offer to any director.
The Holdco bye-laws provide that Holdco, on behalf of itself and its subsidiaries, renounces any interest or expectancy it or its subsidiaries may have in (or in being offered an opportunity to participate in) business opportunities that are from time to time presented to any of Warburg Pincus or Vestar and their respective affiliated funds, or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than Holdco and its subsidiaries), even if the opportunity is one that Holdco or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted

	TAL	Holdco
the opportunity to do so. No person will be liable to Holdco or any of its subsidiaries (for breach of any duty or otherwise), as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Holdco or its subsidiaries; provided, that the foregoing will not apply to any such person who is a director or officer of Holdco, if such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Holdco.
Forum Selection Provision	The TAL Bylaws provide that, unless TAL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or in the event that the court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, another state or federal court located within the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty against a director, officer or other employee of the corporation, (iii) any action asserting a claim arising pursuant to any provision of Delaware law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.	No provision designating any court as the sole and exclusive forum for certain legal actions has been included in the Holdco bye-laws.

HOLDCO EXECUTIVE COMPENSATION
Pursuant to Item 18(b) of Form S-4, the information required by Item 18(a)(7)(ii) of Form S-4 is being incorporated by reference into this proxy statement/prospectus from TAL’s 2015 proxy statement. Note that the information incorporated by reference herein primarily covers the year ended December 31, 2014, and discusses existing compensation arrangements of the TAL named executive officers that may not continue in effect after the effective time of the mergers.

TRITON’S COMPENSATION DISCUSSION AND ANALYSIS
As used in this section, references to the “Company,” “we,” “us” or “our” refer to Triton (and not, for the avoidance of doubt, to TAL or Holdco).
This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the fiscal year ended December 31, 2015 (“Fiscal 2015”) for Simon R. Vernon, our President and Chief Executive Officer, and John O’Callaghan, our Senior Vice President — Europe, North and South America, South Africa and Indian Sub-Continent. Mr. Vernon is expected to become the President of Holdco and Mr. O’Callaghan is expected to become the Global Head of Field Marketing and Operations of Holdco immediately following the closing of the mergers.
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide our executive officers, including Mr. Vernon and Mr. O’Callaghan, with compensation opportunities that are appropriately tied to our corporate performance and aligned with the interests of our shareholders. Our objective is to motivate and retain the caliber of executive officers necessary to deliver sustained high performance to our shareholders, customers, and other stakeholders.
More specifically, our executive compensation program is intended to meet the following objectives:
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Retain and hire top-caliber executive officers:   Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•
Pay for performance:   A significant portion of the target total direct compensation opportunities of our executive officers should vary with business performance and each individual’s contribution to that performance.

•
Reward long-term growth and profitability:   Executive officers should be rewarded for achieving long-term results, and such rewards should be aligned with the interests of our shareholders.

•
Align compensation with shareholder interests:   The interests of our executive officers should be linked with those of our shareholders through the risks and rewards of the ownership of our common shares.

•
Provide limited personal benefits:   Perquisites and other personal benefits for our executive officers should be minimal and limited to items that serve a reasonable business purpose.

We believe that our compensation philosophy and objectives have been very effective in aligning our executive compensation with the creation of sustainable long-term shareholder value.
Compensation-Setting Process
Our Chairman, in consultation with our President and CEO (together, the “executive compensation team”), has traditionally been responsible for setting compensation levels for our most senior employees. Following the Sponsor Shareholders’ acquisition of a majority ownership stake in the Company in May 2011, our Chairman has, on at least an annual basis, also consulted with certain of our directors nominated by the Sponsor Shareholders (the “Designated Directors”) in setting annual compensation levels for our executive officers.
In order to set each executive officer’s target annual compensation opportunity, our executive compensation team evaluates the executive officer’s individual performance, as well as the Company’s overall financial performance, in the prior fiscal year. Our executive compensation team also reviews other information for each executive officer, including his or her current total compensation, pay history and equity holdings. Based upon this evaluation and review, our Chairman then proposes compensation adjustments for each executive officer to the Designated Directors for their review and approval.

Compensation Elements
Our executive officers, including Mr. Vernon and Mr. O’Callaghan, receive the following elements of compensation:
•
Base salary;

•
Annual incentive compensation in the form of cash bonuses;

•
Long-term incentive compensation in the form of equity awards;

•
Health, welfare and other employee benefits; and

•
Post-employment and change in control-related compensation.

Each of these elements is described in greater detail below.
Base Salary
We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, our executive compensation team has reviewed the base salaries of our executive officers, including Mr. Vernon and Mr. O’Callaghan, on an annual basis or as needed to address circumstances such as a change in position or responsibilities. In evaluating the base salaries of our executive officers, our executive compensation team considers several factors, including our financial performance, the executive officer’s contribution towards meeting our financial objectives, his qualifications, knowledge, experience, tenure, and scope of responsibilities, his performance as against individual goals, competitive market practices and internal pay equity.
For 2015, our executive compensation team reviewed the base salaries of our executive officers, including Mr. Vernon and Mr. O’Callaghan. Based on the review and evaluation described above, which was discussed with and approved by the Designated Directors, Mr. Vernon received an increase in base salary of 3%, to £356,669 ($525,587, based on exchange rates as of December 31, 2015) and Mr. O’Callaghan received an increase in base salary of 9%, to £276,422 ($407,335, based on exchange rates as of December 31, 2015).
The base salary paid to Mr. Vernon and Mr. O’Callaghan during Fiscal 2015 is set forth in the “Fiscal 2015 Summary Compensation Table” below.
Annual Incentive Compensation
We use annual incentive compensation to support and encourage the achievement of certain specific annual corporate goals.
Mr. Vernon is eligible for a discretionary bonus determined by the Chairman and the Designated Directors. In determining this bonus, the Chairman and the Designated Directors take into account factors such as the Company’s performance over the past fiscal year and Mr. Vernon’s contribution to that performance, his individual performance, his other elements of compensation and pay history and internal pay equity. In January 2015, Mr. Vernon received a special bonus of  $293,544 in connection with a dividend paid to the Company’s shareholders in December 2014. The amount of the annual discretionary bonus Mr. Vernon will receive with respect to fiscal 2015 has been determined by the Chairman and Designated Directors to be $1,138,711. Of this amount, $902,391 was paid in March 2016 and the balance of  $236,320 will be paid in April 2016.
Each year, our executive officers at the level of Senior Vice President and Executive Vice President (including Mr. O’Callaghan, but excluding Mr. Vernon) are eligible to receive annual cash bonuses under our Incentive Bonus Plan (the “IBP”). The IBP includes several metrics based on corporate performance, as well as an individual performance factor.
For purposes of the Fiscal 2015 IBP, the target annual cash bonus opportunity for each of our eligible executive officers, including Mr. O’Callaghan, was expressed as a specified dollar amount, subject to a maximum annual cash bonus opportunity of 150% of the target annual cash bonus opportunity). The

Fiscal 2015 target annual cash bonus opportunity for Mr. O’Callaghan was $225,000. This target was established based on his contribution towards meeting our financial objectives, his qualifications, knowledge, experience, tenure, scope of responsibilities, performance as against individual goals, competitive market practices and internal pay equity.
We have historically used four corporate performance metrics in our IBP, and these metrics were used for Fiscal 2015 as well. These metrics are: (1) Gross Margin (as a percentage of average original equipment cost (“OEC”)); (2) Net Income Attributable to Stockholders; (3) Management, General and Administrative Expense (“MG&A”); and (4) Accounts Receivable Days. In addition, our IBP also utilizes an individual performance component. The total bonus to be paid under the IBP is calculated as the product of  (i) the aggregate of the actual bonus component percentages for each participant determined on the basis of actual performance, as shown in the table below, and (ii) the participant’s target annual cash bonus opportunity. For Fiscal 2015, these metrics were applied as follows:
Component	Target ($ in millions)	Actual ($ in millions)	Weight Factor	2015 Target Bonus Component %	2015 Actual Bonus Component % for Mr. O'Callaghan
Gross Margin (% of Average OEC)(1)	11.31%	11.02%	For each percentage point by which actual results exceed or are less than the target, this factor increases or decreases by 0.5 from 1.0.	25%	21.42%
Net Income Attributable to Stockholders(2)	$153.8	$102.8	For every increment of $7,500,000 by which Net Income Attributable to Stockholders exceeds or is less than the target, this factor increases or decreases by 0.1 from 1.0.	20%	6.40%
MG&A(3)	$77.3	$78.2	For every increment of $2,000,000 by which actual results exceed or are less than the target, this factor increases or decreases by 0.1 from 1.0.	20%	19.05%
Accounts Receivable Days(4)	59 days	58 days	For every day by which actual results are less than or exceed the target, this factor increases or decreases by 0.1 from 1.0.	10%	11.00%

Component	Target ($ in millions)	Actual ($ in millions)	Weight Factor	2015 Target Bonus Component %	2015 Actual Bonus Component % for Mr. O'Callaghan
Individual Performance	100%	150%	For every increment of 10% by which actual performance exceeds or is less than 100%, this factor increases or decreases by 0.1 from 1.0.	25%	37.50%
			TOTAL:	100%	95.37%

(1)
For purposes of the IBP calculation, actual Gross Margin as a percentage of Average OEC is calculated as follows: Gross Margin is defined for this purpose as container rental revenue for the core fleet (container rental revenue as presented in our financial results less container rental revenue from non-core leasing activities) less direct container expense as presented in our financial results, adjusted by the provision for, or reduction of, bad debt expense as presented in our financial results. OEC is calculated as the sum of container rental equipment plus accumulated depreciation (both as presented in our financial results) less the sum of container rental equipment plus accumulated depreciation for (i) newly built containers which have not yet become subject to an initial lease, (ii) containers that are non-core (predominantly containers subject to sale and leaseback transactions), and (iii) refrigerated cooling units that have not yet been attached to a container. Average OEC is the sum of OEC for each day in the relevant measurement period divided by the number of days in the relevant measurement period. Gross Margin as a percentage of Average OEC is calculated as Gross Margin divided by Average OEC.

(2)
For purposes of the IBP calculation, net income attributable to shareholders is as presented in our financial results (2015 net income attributable to shareholders was $111.1 million), adjusted for unrealized loss on derivative instruments as presented in our financial results (2015 unrealized loss on derivative instruments was an add back of  $2.2 million) and further adjusted for the sum of prior year (2012 through 2014) immaterial corrections to net income (2015 adjustment for immaterial corrections to net income was a reduction of  $10.5 million).

(3)
For purposes of the IBP calculation, MG&A is as presented in our financial results (2015 MG&A was $75.6 million) adjusted for an add back of depreciation and interest expense that is included in MG&A (2015 depreciation and interest add back was $2.6 million).

(4)
For purposes of the IBP calculation, Accounts Receivable Days is calculated as of a balance sheet end date and is the product of  (A) the quotient obtained by dividing (i) the mathematical average of the ending accounts receivable balance adjusted for the impact of invoices generated related to cash container sales where the sale unit has not yet been delivered, for the preceding 13 months by (ii) the total invoices issued during the relevant measurement period (includes all rental and container disposition invoices) times (B) the number of days in the relevant measurement period.

Based on the performance metrics described above, the Fiscal 2015 cash bonus payment for Mr. O’Callaghan under the IBP was $214,579 (95.37% of target). Of this amount, $208,804 was paid in March 2016 and $5,775 will be paid in April 2016. This bonus under the Fiscal 2015 IBP is included in the “Fiscal 2015 Summary Compensation Table” below.
In January 2015, Mr. O’Callaghan received a special bonus of  $165,119 in connection with a dividend paid to the Company’s shareholders in December 2014. The amount of the annual incentive bonus Mr. O’Callaghan will receive with respect to fiscal 2015 and approved by the Chairman and Designated Directors was $214,579. Of this amount, $208,804 was paid in March 2016 and $5,775 will be paid in April 2016.

Long-Term Incentive Compensation
In connection with the Sponsor Shareholders’ acquisition of the Company in May 2011, we sought to incentivize our executives and other key employees and drive long-term shareholder value creation through the use of equity-based long-term incentive compensation. We therefore adopted the Triton Container International Limited Option Plan (the “Option Plan”) in May 2011.
In June 2011, pursuant to the terms of the Option Plan, we granted options to purchase our Class A common shares to our executives and other key employees, including Mr. Vernon and Mr. O’Callaghan. We believed that options provided an effective performance incentive because our executive officers would derive value from their options only if our share price increased (which would benefit all shareholders) and they remained employed with us through the date that their options vested.
With respect to the 2011 options granted to Mr. Vernon and Mr. O’Callaghan, approximately one-third of the options were subject to a time-based vesting requirement, which vested in equal 20% installments on each of the first five anniversaries of the date of grant, subject to their continued employment through each such vesting date. The other approximately two-thirds of the options were subject to a performance-based vesting condition based on the internal rate of return (“IRR”) realized by the Sponsor Shareholders upon certain specified events, including the fourth anniversary of the date on which the Option Plan was adopted, the third anniversary of a qualified initial public offering and the date of a change in control of the Company. Our Compensation Committee determined that, as of May 23, 2015, the fourth anniversary of the date on which the Option Plan was adopted, and on the basis of the IRR realized by the Sponsor Shareholders, the percentage of Performance-Based Options that became vested as of such date was 41.7%.
Since these option grants in June 2011, neither Mr. Vernon nor Mr. O’Callaghan have received any additional equity awards or other long-term incentive compensation awards.
In connection with entering into the transaction agreement, we entered into option transaction agreements with all of the holders of outstanding options, including Mr. Vernon and Mr. O’Callaghan (the “Option Transaction Agreements”).
Under his Option Transaction Agreement, the Triton options held by Mr. Vernon were canceled in exchange for the issuance of our Class A common shares to him. There were 122,500.78 of our Class A common shares issuable to Mr. Vernon in respect of his Performance-Based Options with a fair value at the time of transfer of $1,777,486; a portion of these Class A common shares were withheld to satisfy tax withholding obligations, so that 64,925.41 Class A common shares were issued to Mr. Vernon. The number of our Class A common shares issued to Mr. Vernon with respect to his outstanding Time-Based Options will fluctuate depending on the stock price of TAL common stock during the thirty-day period preceding the fifth day before the effective time of the mergers and the Black-Scholes valuation of the outstanding Time-Based Options at the effective time of the mergers. Generally, higher stock prices of TAL common stock during the measurement period will result in more of our Class A common shares being issued to Mr. Vernon.
Under his Option Transaction Agreement, the Triton options held by Mr. O’Callaghan were canceled in exchange for the issuance of our Class A common shares to him. There were 68,906.70 of our Class A common shares issuable to Mr. O’Callaghan in respect of his Performance-Based Options with a fair value at the time of transfer of $999,836. A portion of these Class A common shares were withheld to satisfy tax withholding obligations, so that 36,520.55 Class A common shares were issued to Mr. O’Callaghan. The number of our Class A common shares issued to Mr. O’Callaghan with respect to his outstanding Time-Based Options will fluctuate depending on the stock price of TAL common stock during the thirty-day period preceding the fifth day before the effective time of the mergers and the Black-Scholes valuation of the outstanding Time-Based Options at the effective time of the mergers. Generally, higher stock prices of TAL common stock during the measurement period will result in more of our Class A common shares being issued to Mr. O’Callaghan.
Health, Welfare and Other Employee Benefits
We provide benefits to our executive officers, including Mr. Vernon and Mr. O’Callaghan, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for retention purposes.
No Excise Tax Gross-Ups
We do not provide excise tax gross-ups to any employee, including Mr. Vernon and Mr. O’Callaghan.
Post-Employment and Change in Control-Related Compensation
Senior Executive Separation Plan
In connection with the Sponsor Shareholders’ acquisition of a majority ownership interest in the Company in 2011, we adopted the Triton Container International Limited Senior Executive Separation Plan (the “Separation Plan”) in which all of our executive officers, including Mr. Vernon and Mr. O’Callaghan, participate. We believe that the Separation Plan serves as a valuable retention tool and establishes an equitable measure of compensation to be provided to our executive officers in the event of an involuntary termination.
Participants in the plan are eligible to receive certain severance benefits upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the Separation Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) four weeks of severance for each full year of service that the participant has with the Company (up to a maximum of 104 weeks); (2) an annual bonus based on actual performance for the year in which the termination of employment occurs, prorated based on the period of the participant’s active employment for such year; (3) Company-provided outplacement services (up to a maximum cost of  $25,000); and (4) continued provision by the Company of medical, dental, vision, prescription drug, life insurance and long-term disability benefits for a period of up to 12 months (or, if earlier, until the date on which the participant becomes eligible for substantially similar benefits under another employer-provided plan).
Transaction Bonus Plan
Mr. Vernon and Mr. O’Callaghan, along with other key members of our management team, participate in the Triton Container International Limited Transaction Bonus Plan (the “Transaction Bonus Plan”), which was similarly established in connection with the Sponsor Shareholders’ acquisition of a majority ownership interest in the Company in 2011. The Transaction Bonus Plan was adopted to encourage certain key employees to remain with the Company and to reward them for their successful contributions in relation to any future sale of the Company. Pursuant to the Option Transaction Agreements executed by Mr. Vernon, Mr. O’Callaghan and other members of our management team, the Transaction Bonus Plan will terminate without consideration as of immediately prior to the consummation of the mergers and no person will receive any payments under the plan. Please see Compensation Elements — Long-Term Incentive Compensation for a description of the terms of Mr. Vernon’s and Mr. O’Callaghan’s Option Transaction Agreement.
In the absence of its termination immediately prior to the consummation of the mergers pursuant to the Option Transaction Agreements, the Transaction Bonus Plan provides that each participant who remains employed by us on the date of a “sale event” (as defined in the Option Plan) would be eligible to receive a cash payment from a bonus pool whose size would be calculated by reference to the appreciation in value of our common shares between the time of the Sponsor Shareholders’ acquisition of a majority ownership interest in the Company in 2011 and the sale event. Under the Transaction Bonus Plan, the amount of such payment to each participant would be determined in the sole discretion of our Board of Directors.
Employment Agreements
Written employment agreements have not historically been utilized by the Company, and we have not entered into a written employment agreement with Mr. Vernon or Mr. O’Callaghan.

Compensation-Related Risk Assessment
We believe that the performance measures we use for incentive-based compensation, as well as the ultimately discretionary nature of the majority of the components of our compensation program, appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees.
Fiscal 2015 Summary Compensation Table
The following table sets forth the compensation paid to or earned by Mr. Vernon and Mr. O’Callaghan in respect of Fiscal 2015.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Simon R. Vernon, President and Chief Executive Officer	2015	525,587	1,432,255	1,826,530	3,784,372
John O’Callaghan, Senior Vice President – Europe, North and South America, South Africa and Indian Sub-Continent	2015	407,335	379,698	1,039,749	1,826,782

(1)
The amount reported in the “Salary” column represents the base salary paid to Mr. Vernon and Mr. O’Callaghan for Fiscal 2015, based on exchange rates as of December 31, 2015. Mr. Vernon’s and Mr. O’Callaghan’s salaries are paid in British Pounds, and for Fiscal 2015 were £356,669 and £276,422, respectively. For further discussion, see Compensation Elements — Base Salary above.

(2)
The amount reported in the “Bonus” column represents a special bonus of  $293,544 and $165,119 paid to Mr. Vernon and Mr. O’Callaghan, respectively, in January 2015 in connection with a dividend paid to the Company’s shareholders in December 2014, calculated with reference to the dividend which would have been payable if Mr. Vernon or Mr. O’Callaghan, as applicable, held a number of common shares equal to the number of vested options he held at such time. The amount of the annual discretionary bonus Mr. Vernon will receive with respect to Fiscal 2015 is $1,138,711. Of this amount, $902,391 was paid in March 2016 and the balance of  $236,320 will be paid in April 2016. The amount of incentive bonus Mr. O’Callaghan will receive for Fiscal 2015 is $214,579 of which $208,804 has been paid in March 2016 and the balance of  $5,775 will be paid in April 2016. For further discussion, see Compensation Elements — Annual Incentive Compensation above.

(3)
The amount reported in the “All Other Compensation” column is described in more detail in the following table. The amounts reported for perquisites and other benefits represent the actual cost incurred by us in providing these benefits to Mr. Vernon.

Name	Matching Pension Contribution(1) ($)	Disability Insurance Premiums ($)	Supplemental Life Insurance Premiums(2) ($)	Car Allowance(3) ($)	Club Membership(4) ($)	Option Cancellation(5) ($)
Mr. Vernon	28,754	5,972	3,214	8,842	2,262	1,777,486
Mr. O’Callaghan	23,177	—	5,407	8,842	2,487	999,836

(1)
Based on exchange rates as of December 31, 2015. The Company’s matching contributions for Mr. Vernon and Mr. O’Callaghan, including national insurance contributions, for Fiscal 2015 were £19,499 and £15,728, respectively.

(2)
Based on exchange rates as of December 31, 2015. These amounts represent premiums paid with respect to additional life insurance coverage which the Company obtains for Mr. Vernon and

Mr. O’Callaghan and other executive officers to the extent that the benefits they would otherwise receive under the Company’s United Kingdom group life insurance policy are limited under applicable United Kingdom tax law. Such premiums for Fiscal 2015 are £2,181, and £3,669 for Mr. Vernon and Mr. O’Callaghan, respectively.
(3)
Based on exchange rates as of December 31, 2015. Mr. Vernon’s and Mr. O’Callaghan’s car allowances for Fiscal 2015 were £6,000, and £6,000, respectively.

(4)
Based on exchange rates as of December 31, 2015. Mr. Vernon’s club membership fees reimbursed by the Company for Fiscal 2015 are £1,535. Mr. O’Callaghan’s health club membership fees are £1,688.

(5)
These amounts represents the fair value, as of November 9, 2015, of the Class A common shares issued to Mr. Vernon and Mr. O’Callaghan pursuant to their Option Transaction Agreements in exchange for the cancellation of their Performance-Based Options, as described above under Compensation Elements — Long-Term Incentive Compensation. As described above, the actual number of shares received by Mr. Vernon and Mr. O’Callaghan was reduced to satisfy tax withholding obligations.

Fiscal 2015 Outstanding Equity Awards at Year-End
The following table sets forth the equity awards outstanding for Mr. Vernon and Mr. O’Callaghan as of December 31, 2015.
Name	Date of Grant of Equity Award	Option Awards – Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards – Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards – Exercise Price ($)	Option Awards – Option Expiration Date
Mr. Vernon	06/01/2011(1)	301,234	75,308	$19.42	06/01/2021
Mr. O’Callaghan	06/01/2011(1)	169,444	42,361	$19.42	06/01/2021

(1)
This row represents the number of securities underlying Time-Based Options held by Mr. Vernon and Mr. O’Callaghan. Time-Based Options to purchase our Class A common shares vest and become exercisable in five installments, each consisting of 20% of the total award, on each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to their continued employment through each vesting date. As of December 31, 2015, 80% of the Time-Based Options had vested. Pursuant to Mr. Vernon’s and Mr. O’Callaghan’s Option Transaction Agreement, subject, as applicable, to Mr. Vernon’s or Mr. O’Callaghan’s continued employment with the Company at the closing of the mergers, Mr. Vernon’s and Mr. O’Callaghan’s Time-Based Options will be canceled as described in Compensation Elements — Long-Term Incentive Compensation.

Potential Payments upon Termination or Change in Control
Mr. Vernon and Mr. O’Callaghan are eligible to receive certain severance payments and benefits in connection with their termination of employment under various circumstances, as well as in the event of a change of control, whether or not such change in control is accompanied by a termination of employment.
The estimated potential severance payments and benefits payable to Mr. Vernon and Mr. O’Callaghan in the event of termination of employment as of December 31, 2015 are described below. Mr. Vernon and Mr. O’Callaghan will not be entitled to any payment or benefit upon a voluntary resignation other than for good reason.
The actual amounts that would be paid or distributed to Mr. Vernon and Mr. O’Callaghan as a result of one of the termination events occurring in the future will vary from those presented below, as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, Mr. Vernon’s and Mr. O’Callaghan’s base salary at the time of termination and time period employed with us affect the amounts then payable.

Senior Executive Separation Plan
Pursuant to our Senior Executive Separation Plan, Mr. Vernon and Mr. O’Callaghan are eligible to receive the following payments and benefits in the event of a termination of employment by the Company without cause or a termination of employment by either for good reason, subject to the execution of a release of claims: (i) four weeks of severance pay for each full year of service that they have with the Company (up to a maximum of 104 weeks), generally payable over the one-year period following termination, (ii) an annual bonus based on actual performance for the year in which the termination of employment occurs, prorated based on the period of the participant’s active employment for such year and payable at the same time as bonuses are paid to other active employees, (iii) Company-provided outplacement services (up to a maximum cost of  $25,000), and (iv) continued provision by the Company of medical, dental, vision, prescription drug, life insurance and long-term disability benefits for a period of up to 12 months (or, if earlier, until the date on which he becomes eligible for substantially similar benefits under another employer-provided plan). No benefits are payable upon termination due to death or disability. For purposes of the Senior Executive Separation Plan, “severance pay” is calculated as the sum of the executive’s base salary at the time of termination of employment and the executive’s average bonus for the two years prior to the year in which the termination occurs (each calculated on a weekly basis).
Under the Senior Executive Separation Plan, “Cause” is defined to include a participant’s (i) failure to substantially perform his duties, (ii) fraud, misappropriation, gross negligence or willful misconduct causing injury to the Company, (iii) commission of an act of dishonesty aimed to personally enrich him, (iv) conviction for a felony or a crime involving fraud or dishonesty, (v) intentional misconduct or (vi) material breach of an employment-related agreement. “Good Reason” is defined to include the following with respect to Mr. Vernon and Mr. O’Callaghan: (i) a material diminution in authority, duties or responsibilities, (ii) a material diminution in base salary and/or bonus, or (iii) mandatory relocation, all subject to a cure right.
Equity Awards
Please see Compensation Elements — Long-Term Incentive Compensation for a description of the terms of Mr. Vernon’s and Mr. O’Callaghan’s Option Transaction Agreements, each entered into on November 9, 2015, which govern Mr. Vernon’s and Mr. O’Callaghan’s Performance-Based Options and, in the event that each remains employed as of the closing of the mergers, Mr. Vernon’s and Mr. O’Callaghan’s Time-Based Options. If Mr. Vernon or Mr. O’Callaghan is not employed as of the closing of the mergers, then the terms of the Option Plan, as described below, will apply to their Time-Based Options.
Under our Option Plan, as adopted May 23, 2011, all outstanding unvested options generally expire on the date of termination. Options which have become vested on or before the date of termination may continue to be exercised for a 90-day period following termination (or one year in the event of death or disability), unless the termination is for cause. In addition, for a termination without cause or for good reason, any portion of a Time-Based Option that would have vested in the 12-month period following separation from service will accelerate and vest as of the separation date. If Mr. Vernon or Mr. O’Callaghan is terminated without cause or for good reason, any portion of the Time-Based Options that remained unvested will vest if a change in control occurs within the 12-month period following the separation date.
Upon a change in control, the vesting of certain Options would accelerate, provided that the change in control constitutes a sale event as defined under the Option Plan. All Time-Based Options held by Mr. Vernon and Mr. O’Callaghan, if they were still in the employ of the Company or had been terminated without cause or for good reason within the preceding 12-month period, would vest immediately. A change in control would constitute a sale event under the Option Plan in the event that there is (i) a new beneficial owner of more than 50% of the Company’s securities, (ii) a majority of new directors on the Company’s Board of Directors, (iii) a merger or consolidation of the Company or (iv) a sale of all or substantially all of the Company’s assets.
Summary of Estimated Payments and Benefits
The following table summarizes the estimated post-employment payments and benefits that would have been payable to Mr. Vernon and Mr. O’Callaghan in the event that their employment had been terminated or a change in control of the Company had occurred as of December 31, 2015. No post-employment compensation is payable to them in the event that each voluntarily terminates his employment with us (other than a voluntary resignation for good reason). The information set forth in the table is based on the assumption that termination of employment or a change in control of the Company occurred on December 31, 2015. Based on the Company’s most recent valuation, the exercise price of the Time-Based Options that would vest in the event of sale event or a qualifying termination of employment would exceed the price of a common share of the Company. Note that, in the event the closing of the mergers occurs and Mr. Vernon and Mr. O’Callaghan remain employed as of the closing of the mergers, the terms of Mr. Vernon’s and Mr. O’Callaghan’s Option Transaction Agreements govern the treatment of their Time-Based Options upon the closing. Please see Compensation Elements — Long-Term Incentive Compensation for a description of the terms of Mr. Vernon’s and Mr. O’Callaghan’s Option Transaction Agreements.
Potential Payments and Benefits upon Termination of Employment or Change in Control
Triggering Event	Mr. Vernon	Mr. O’Callaghan
Involuntary Termination of Employment Without Cause or for Good Reason
Severance(1)	$3,951,175	$1,022,374
Bonus(2)	$1,138,711	$214,579
Health and Welfare Benefits(3)	$42,474	$37,644
Outplacement Services	$25,000	$25,000
TOTAL	$5,157,360	$1,299,597
(1)
Based on exchange rates as of December 31, 2015. Pursuant to the terms of the Senior Executive Separation Plan, Mr. Vernon and Mr. O’Callaghan would have been entitled to severance equal to four weeks of  “severance pay” (the sum of the their base salary as of December 31, 2015 and the average of the bonuses they received in respect of 2013 and 2014, each calculated on a weekly basis) for each full year of service Mr. Vernon and Mr. O’Callaghan had with us as of December 31, 2015 (30 years for Mr. Vernon and 21 years for Mr. O’Callaghan), up to a maximum of 104 weeks.

(2)
Assuming that Mr. Vernon’s and Mr. O’Callaghan’s bonus for 2015 is equal to their actual Fiscal 2015 bonuses.

(3)
Based on exchange rates as of December 31, 2015. The amount in this row reflects the cost in 2015 of providing Mr. Vernon’s and Mr. O’Callaghan’s health and welfare benefits under the Company’s group benefit plans in the United Kingdom. The actual cost of providing such benefits following a termination of Mr. Vernon’s and Mr. O’Callaghan’s employment, which may not be under the Company’s plans, may differ from the amount provided.

Transaction Bonus Plan
Please see Compensation Elements — Post-Employment and Change in Control-Related Compensation  — Transaction Bonus Plan for a description of the terms the Transaction Bonus Plan and its termination pursuant to the terms of Mr. Vernon’s and Mr. O’Callaghan’s Option Transaction Agreement in the event the closing of the mergers occurs.

COMPENSATION OF TRITON’S NON-EMPLOYEE DIRECTORS
As used in this section, references to the “Company,” “we,” “us” or “our” refer to Triton (and not, for the avoidance of doubt, to TAL or Holdco).
In order to incentivize directors of the Company who do not serve as employees of the Company to increase the growth and performance of the Company, we grant annual equity awards to certain non-employee members of our Board of Directors pursuant to the Triton Container International Limited Non-Employee Director Equity Plan, as described below.
Fiscal 2015 Director Compensation Table
The following table presents the total compensation for Robert W. Alspaugh and David A. Coulter in their capacities as non-employee members of our Board of Directors during Fiscal 2015. Mr. Alspaugh and Mr. Coulter are expected to become directors of Holdco immediately following the closing of the mergers. Other than as set forth in the table and described more fully below, in Fiscal 2015, we did not pay any fees to any such director, make any equity awards or non-equity awards to, or pay any other compensation to any such director. Mr. Vernon, who is our President and CEO received no compensation for his service as a director and is therefore not included in this table. The compensation received by Mr. Vernon as an employee is presented in the “Fiscal 2015 Summary Compensation Table” above. In addition, Robert L. Rosner is expected to become a director of Holdco immediately following the closing of the mergers. As an employee of Vestar, one of our Sponsor Shareholders, Mr. Rosner received no compensation for his service as a director in Fiscal 2015 and is therefore not included in this table.
All outstanding restricted shares granted to non-employee members of our Board of Directors, including Mr. Alspaugh and Mr. Coulter, will be deemed to have vested immediately prior to the effective time of the mergers, subject (other than in the case of one former Triton director) to the continued provision of services by the director through the closing.
Director	Restricted Stock Awards(1)
Robert W. Alspaugh	$150,000(2)
David A. Coulter	$125,000(3)

(1)
The amounts reported in the Restricted Stock Awards column represent the grant date fair value of the Restricted Stock Awards for our Class A common shares granted to Mr. Alspaugh and Mr. Coulter during Fiscal 2015, computed in accordance with ASC 718.

(2)
Mr. Alspaugh received a grant of 4,250 restricted shares on February 26, 2015 in his capacities as director and chair of our Audit Committee. The restricted shares vest in two tranches: (i) 50% on January 1, 2016 and (ii) 50% on January 1, 2017, provided that Mr. Alspaugh continues to serve as a director on each relevant vesting date. As of December 31, 2015, Mr. Alspaugh holds 6,128.5 unvested restricted shares.

(3)
Mr. Coulter received a grant of 3,542 restricted shares on May 21, 2015 in his capacity as a director. The restricted shares vest in two tranches: (i) 50% on January 1, 2016 and (ii) 50% on January 1, 2017, provided that Mr. Coulter continues to serve as a director on each relevant vesting date. As of December 31, 2015, Mr. Coulter holds 3,542 unvested restricted shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
TAL reviews all relationships and transactions in which it, its control persons and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such relationships and transactions.
TAL’s Code of Conduct, Code of Ethics and Code of Ethics for Chief Executives and Senior Financial Officers discourage all conflicts of interest and provides guidance with respect to conflicts of interest. Under these codes, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with TAL’s interests. TAL’s restrictions on conflicts of interest under these codes include related person transactions.
TAL has multiple processes for reporting conflicts of interests, including related person transactions. Under its Code of Conduct and Code of Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to Company Management, TAL’s General Counsel, the Vice President of Human Resources, the Chief Financial Officer or the Vice President, Internal Audit. This information is then reviewed by TAL’s Audit Committee, the TAL Board or its independent registered public accounting firm, as deemed necessary, and discussed with management. The following factors will generally be considered:
•
the nature of the related person’s interest in the transaction;

•
material terms of the transaction, including, without limitation, the amount and type of transaction;

•
the importance of the transaction to the related person;

•
the importance of the transaction to TAL;

•
whether the transaction would impair the judgment of a director or executive officer to act in the best interest of TAL; and

•
any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions require approval or ratification by the TAL Board. Any member of the TAL Board who is a related person with respect to a transaction will be recused from the review of the transaction.
In addition, TAL annually distributes a questionnaire to its executive officers and members of the TAL Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct, Code of Ethics and Code of Ethics for Chief Executives and Senior Financial Officers. At the completion of the annual audit, TAL’s Audit Committee and its independent registered public accounting firm reviews insider and related person transactions and potential conflicts of interest with management.
Holdco expects the Code of Conduct, Code of Ethics, and the Code of Ethics for Chief Executive and Senior Financial Officers and the practices described above to apply to Holdco after the mergers.
Additionally, in connection with the mergers, Triton and Holdco entered into certain agreements, including the Sponsor Shareholders Agreements and the Pritzker Lock-Up Agreements. For a more complete discussion, see “The Transaction Agreement,” “The Sponsor Shareholders Agreements” and “The Pritzker Lock-Up Agreements.”
Pursuant to Item 18(b) of Form S-4, certain other information required by Item 18(a)(7)(iii) of Form S-4 is being incorporated by reference into this proxy statement/prospectus from TAL’s 2015 proxy statement.

PROPOSALS TO BE SUBMITTED TO THE TAL STOCKHOLDERS; VOTING REQUIREMENTS AND RECOMMENDATIONS
PROPOSAL 1:
ADOPTION OF THE TRANSACTION AGREEMENT

For a summary and detailed information regarding this proposal, see the information about the transaction agreement throughout this proxy statement/prospectus, including the information set forth in the section entitled “The Transaction Agreement” beginning on page 131. A copy of the transaction agreement is attached as Annex A to this proxy statement/prospectus.
Under the transaction agreement, approval of this proposal is a condition to the completion of the mergers. If the proposal is not approved, the mergers will not be completed even if the other proposals related to the mergers are approved.
Adoption of the transaction agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the issued and outstanding shares of TAL common stock that are entitled to vote at the TAL special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.
THE TAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 1.
PROPOSAL 2:
POSSIBLE ADJOURNMENT OF THE TAL SPECIAL MEETING

If TAL fails to receive a sufficient number of votes to approve the transaction agreement, TAL may propose to adjourn the TAL special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the TAL special meeting to approve the transaction agreement, whether or not a quorum is present. TAL currently does not intend to propose adjournment of the TAL special meeting if there are sufficient votes to approve the transaction agreement. The proposal to adjourn the TAL special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of the holders of a majority of the shares of TAL common stock present in person or represented by proxy at the TAL special meeting, whether or not a quorum is present. Therefore, if you abstain from voting on the meeting adjournment proposal, it will have the same effect as a vote “AGAINST” the adoption of the meeting adjournment proposal. Because each of the proposals is a non-routine matter, shares of TAL common stock held in “street name” and as to which a broker, bank or other nominee has not received voting instructions on any of the proposals will not have any effect on the meeting adjournment proposal. If a broker, bank or other nominee has received instructions as to one or more of the proposals, but not as to the meeting adjournment proposal, with respect to any shares held in “street name,” then those shares will have the same effect as a vote “AGAINST” the meeting adjournment proposal.” If a quorum is not present, TAL’s second amended and restated bylaws also permit the Chairman to adjourn the TAL special meeting without a stockholder vote.
THE TAL BOARD UNANIMOUSLY RECOMMENDS THAT TAL STOCKHOLDERS VOTE “FOR” PROPOSAL 2.
PROPOSAL 3:
ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR TAL NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each TAL named executive officer that is based on or otherwise relates to the TAL merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to TAL’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of TAL’s stockholders, as described below in this section.

At the effective time of the mergers, all restricted TAL shares held by the TAL named executive officers that were granted in 2014 and 2015 will automatically vest as a result of the completion of the mergers. Restricted TAL shares held by TAL named executive officers granted in January 2016 do not automatically vest as a result of the completion of the mergers and will be converted at the effective time of the mergers into TAL restricted Holdco shares.
Each TAL named executive officer is also entitled to certain “double-trigger” severance payments upon certain terminations of employment, in the case of Mr. Sondey, under the terms of his employment agreement, and in the case of the other four TAL named executive officers, under the terms of the executive severance plan, and each TAL named executive officer is eligible to receive a retention bonus under the executive retention bonus plan, in each case as described above in the section entitled “The Mergers — Interests of TAL Officers and Directors in the Mergers.”
Assuming that the TAL merger was completed and the employment of each of the TAL named executive officers was involuntarily terminated without cause or for good reason on December 31, 2015 (the last practicable date prior to filing this proxy statement/prospectus), each TAL named executive officer would receive approximately the amounts set forth in the table below. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur prior to the completion of the mergers (such as any merit-based salary increases). As a result, the actual amounts, if any, to be received by a TAL named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Brian M. Sondey	2,175,000	2,149,450	362,500	4,686,950
John Burns	900,000	781,305	187,500	1,868,805
Adrian Dunner	852,000	781,305	177,500	1,810,805
Kevin Valentine	708,000	592,500	147,500	1,488,000
Marc Pearlin	630,000	446,460	150,000	1,226,460

(1)
These amounts represent double-trigger cash severance amounts. For Mr. Sondey, this amount represents the continued payment of his base salary and annual incentive compensation for eighteen months following his termination date under the terms of his employment agreement. For the other four TAL named executive officers, these amounts represent eighteen months of base salary and target bonus paid in a lump sum within forty-five days of the TAL named executive officer’s termination date, subject to his prior execution of a waiver and release of claims and the terms and conditions of the executive severance plan.

(2)
These amounts represent the aggregate value of the fully vested Holdco common shares that each TAL named executive officer will receive in respect of his outstanding restricted TAL shares granted in 2013, 2014 and 2015, assuming the single-trigger vesting of all such outstanding restricted TAL shares as a result of the completion of the mergers as well as the value of accrued dividends that will be paid to each named executive officer upon vesting of their restricted TAL shares. In accordance with the applicable SEC disclosure rules, the aggregate value of the fully vested Holdco common shares has been calculated based on an implied share price of TAL common stock of  $19.38 per share, which is the average closing market price of TAL’s common stock over the first five business days following November 9, 2015, the date of the first public announcement of the transaction agreement. Restricted TAL shares granted in January 2016 do not automatically vest as a result of the completion of the mergers and will be converted at the effective time of the mergers into TAL restricted Holdco shares, as described above. The following table summarizes the amounts set forth in this column:

Name	Restricted TAL Shares (#)	Total Value of Resulting Consideration ($)	Total Value of Dividends that Accrued During Vesting Period ($)	Total ($)
Brian M. Sondey	87,000	1,686,060	463,390	2,149,450
John Burns	31,500	610,470	170,835	781,305
Adrian Dunner	31,500	610,470	170,835	781,305
Kevin Valentine	24,000	465,120	127,380	592,500
Marc Pearlin	18,000	348,840	97,620	446,460
(3)
These amounts represent the cash retention bonuses equal to six months of each TAL named executive officer’s base salary that are payable under the executive retention bonus plan. These amounts are single-trigger payments that are generally payable on the first anniversary of the effective time of the mergers or June 30, 2017, whichever occurs first, subject to continued employment through the applicable date, provided that payment of the retention bonus will be accelerated upon a termination of the TAL named executive officer’s employment without cause or good reason or the TAL named executive officer’s death or disability prior to such dates.

Merger-Related Compensation Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, TAL is seeking a non-binding, advisory stockholder approval of the compensation of TAL’s named executive officers that is based on or otherwise relates to the TAL merger as disclosed above in this section. The proposal gives TAL’s stockholders the opportunity to express their views on the merger-related compensation of TAL’s named executive officers.
Accordingly, TAL is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to TAL’s named executive officers, in connection with the mergers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “PROPOSAL 3: Advisory Vote on Merger-Related Compensation for TAL Named Executive Officers — Golden Parachute Compensation,” are hereby APPROVED.”
Vote Required and TAL Board Recommendation
The vote on this proposal is a vote separate and apart from the vote to adopt the transaction agreement. Accordingly, you may vote not to approve this proposal on merger-related executive compensation and vote to adopt the transaction agreement and vice versa. Because the vote is advisory in nature, it will not be binding on TAL, regardless of whether the transaction agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by TAL’s named executive officers in connection with the TAL merger is not a condition to completion of the TAL merger, and failure to approve this advisory matter will have no effect on the vote to adopt the transaction agreement. Because the merger-related executive compensation to be paid in connection with the TAL merger is based on contractual arrangements with the named executives, such compensation will be payable, regardless of the outcome of this advisory vote, if the transaction agreement is adopted (subject only to the contractual conditions applicable thereto).
The advisory vote on the compensation that may be received by TAL’s named executive officers in connection with the TAL merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal.
THE TAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3.
PROPOSAL 4:
BUSINESS COMBINATION PROVISION IN HOLDCO BYE-LAWS

If passed, this proposal would include a provision in Holdco’s amended and restated bye-laws (similar to Section 203 of the DGCL) restricting any interested shareholder from engaging in a business combination with Holdco for a period of three years following the time when the interested shareholder became an interested shareholder, unless (i) prior to such time the Holdco Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the issued voting shares at the time the transaction commenced, excluding for purposes of determining the number of issued voting shares (but not issued voting shares owned by the interested shareholder) those shares owned (A) by persons who are directors or officers of Holdco, and (B) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, and except as otherwise expressly provided in the Holdco bye-laws, a business combination with, or proposed by or on behalf of, any interested shareholder or any affiliate or associate of any interested shareholder or any person who thereafter would be an affiliate or associate of such interested shareholder is approved by the Holdco Board and authorized at an annual or special meeting of shareholders (and not by written consent) by the affirmative vote of not less than 66 2∕3% of the votes entitled to be cast by the holders of all the then issued voting shares, voting together as a single class, excluding voting shares beneficially owned by any interested shareholder or any affiliate or associate of such interested shareholders. Such affirmative vote will be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.
For purposes of the Holdco bye-laws, an interested shareholder is any person (other than Holdco or any subsidiary of Holdco and other than any profit sharing, employee share ownership or other employee benefit plan of Holdco or any subsidiary or any trustee of a fiduciary with respect to any such plan when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Holdco voting shares representing 15% or more of the vote entitled to be cast by the holders of all then outstanding Holdco voting shares, or (b) is an affiliate or associate of Holdco and at any time within the three year period immediately prior to the date in question was the beneficial owner of voting shares representing 15% or more of the votes entitled to be cast by the holders of all then outstanding Holdco voting shares.
Approving the Business Combination Provision requires the affirmative vote of holders of a majority of the shares of TAL common stock present, in person or represented by proxy, at the TAL special meeting and entitled to vote on the proposal to approve such Business Combination Provision.
The adoption of the Business Combination Provision may have a potential chilling effect on takeover and investment activity due to restrictions and delay in completing a business combination.
The vote on this proposal is a vote separate and apart from the vote to adopt the transaction agreement and is not a condition to closing the mergers. Accordingly, you may vote not to approve this proposal on including the Business Combination Provision in the bye-laws and vote to adopt the transaction agreement and vice versa.
THE TAL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4.

LEGAL MATTERS
Appleby (Bermuda) Limited (referred to as “Appleby”), Bermudian counsel to Holdco, will pass upon the validity of the Holdco common shares offered by this proxy statement/prospectus.
It is a condition to the completion of the mergers that Triton receive an opinion from Cleary Gottlieb Steen & Hamilton LLP, counsel to Triton, to the effect that for U.S. federal income tax purposes either (i) the Triton merger will be treated as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton merger, together with the TAL merger, will be treated as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.as described in Section 351 of the Code. Please see the sections entitled “The Transaction Agreement — Conditions to Completion of the Mergers” and “U.S. Federal Income Tax Consequences.”
EXPERTS
The consolidated financial statements and schedule of TAL International Group, Inc., appearing in TAL International Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of TAL International Group, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and schedule of Triton Container International Limited as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
FUTURE STOCKHOLDER PROPOSALS
Advance Notice Requirements for Submission of Nominations and Proposals
Assuming consummation of the mergers, Holdco shareholders will be entitled to present proposals for consideration at forthcoming shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and Holdco’s amended and restated bye-laws. The deadline for submission of all shareholder proposals to be considered for inclusion in Holdco’s proxy statement for its next annual meeting will be disclosed in a Form 10-Q or Form 8-K filed after the consummation of the mergers.
TAL expects it will hold a 2016 annual meeting of stockholders only if the mergers have not already been completed. If such a meeting is held, stockholder proposals intended for inclusion in the proxy materials for the 2016 annual meeting must have been received by TAL International Group no later than November 20, 2015.
WHERE YOU CAN FIND MORE INFORMATION
TAL files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by TAL at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about TAL at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.
The SEC maintains a website that contains reports, proxy statements and other information, including those filed by TAL, at www.sec.gov. You may also access the SEC filings and obtain other information about TAL through the website maintained by TAL, www.talinternational.com. The information contained on the website, or that can be accessed through the website, is not incorporated by reference in this proxy statement/prospectus.

The SEC allows Holdco and TAL to “incorporate by reference” information about TAL in this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in another subsequent filing with the SEC and any information that is deemed, in accordance with SEC rules, to be furnished and not filed with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below that TAL (Commission file number 001-32638) has previously filed with the SEC. These documents contain important information about TAL and its financial condition.
TAL Filings with the SEC	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2015, as filed February 29, 2016
Definitive Proxy Statement on Schedule 14A	Filed March 19, 2015
Current Reports on Form 8-K	Filed April 30, 2015; Filed July 17, 2015; Filed November 10, 2015; Filed December 24, 2015; Filed January 21, 2016; Filed February 9, 2016
The description of TAL common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.
All documents filed by TAL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the special meeting shall also be deemed to be incorporated herein by reference (other than any information that is deemed, in accordance with SEC rules, to be furnished and not filed with the SEC).
You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them from TAL in writing, by telephone or via TAL’s website at the following address, telephone number and website:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York, 10577
Attention: Investor Relations
(914) 251-9000
www.talinternational.com (“Investors” tab)
None of Triton, Holdco or TAL has authorized anyone to give any information or make any representation about Triton, Holdco, TAL, the Holdco common shares, the mergers or the TAL special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TRITON CONTAINER INTERNATIONAL LIMITED

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Triton Container International Limited:
We have audited the accompanying consolidated balance sheets of Triton Container International Limited and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three year period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triton Container International Limited and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, based on our audits, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ KPMG LLP
San Francisco, California
April 1, 2016

TRITON CONTAINER INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$56,689	$65,607
Restricted cash	22,575	31,452
Accounts receivable, net of allowance for doubtful accounts of $8,297 and $9,576 respectively	127,676	130,615
Container rental equipment, net of accumulated depreciation of $1,566,963 and $1,414,052 respectively	4,362,043	4,549,555
Net investment in direct financing leases	68,107	64,838
Deferred financing costs, net	19,024	22,896
Other assets, net	37,911	35,258
Derivative instruments	2,153	4,974
Total assets	$4,696,178	$4,905,195
Liabilities and Equity
Accounts payable and other accrued expenses	$120,033	$108,772
Derivative instruments	257	2,057
Container rental equipment payable	12,128	109,949
Debt	3,185,927	3,387,406
Total liabilities	3,318,345	3,608,184
Equity
Class A common shares, $0.01 par value; 294,000,000 authorized, 44,535,732.38 and 44,027,019.31 issued and outstanding, at December 31, 2015 and 2014, respectively	445	440
Class B common shares, $0.01 par value; 6,000,000 authorized, issued and outstanding	60	60
Additional paid-in capital	176,088	175,605
Accumulated other comprehensive loss, net	(3,666)	(3,258)
Retained earnings	1,044,402	933,313
Total shareholders' equity	1,217,329	1,106,160
Noncontrolling interests	160,504	190,851
Total equity	1,377,833	1,297,011
Total liabilities and equity	$4,696,178	$4,905,195

See accompanying notes to consolidated financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Years ended December 31,
	2015	2014	2013
Revenues:
Container rental revenue	$699,810	$699,188	$693,078
Direct financing lease income	8,029	8,027	10,282
Total revenues	707,839	707,215	703,360
Operating expenses (income):
Depreciation	300,470	258,489	229,298
Direct container expense	54,440	58,014	72,846
Management, general and administrative expense	75,620	86,136	78,911
Gain on disposition of container rental equipment	(2,013)	(31,616)	(42,562)
(Reduction of) provision for bad debt expense	(2,156)	1,324	4,966
Total operating expenses	426,361	372,347	343,459
Operating income	281,478	334,868	359,901
Other expenses (income):
Interest expense	140,644	137,370	133,222
Realized loss on derivative instruments	5,496	9,385	20,170
Unrealized loss (gain) on derivative instruments, net	2,240	3,798	(29,714)
Loss on extinguishment of debt	1,170	7,468	3,568
Other expense (income), net	211	(689)	529
Total other expenses	149,761	157,332	127,775
Income before income taxes	131,717	177,536	232,126
Income taxes	4,048	6,232	6,752
Net income	127,669	171,304	225,374
Less: income attributable to noncontrolling interests	16,580	21,837	31,274
Net income attributable to shareholders	$111,089	$149,467	$194,100
Net income attributable to shareholders per common share – basic	$2.20	$2.99	$3.88
Net income attributable to shareholders per common share – diluted	$2.17	$2.82	$3.66
Cash dividends paid per common share	$—	$4.30	$—
Weighted average voting common shares and non-voting common shares – basic	50,536	50,027	50,011
Dilutive stock options	629	3,046	3,018
Weighted average voting common shares and non-voting common shares – diluted	51,165	53,073	53,029
See accompanying notes to consolidated financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Dollars in thousands)
	Years ended December 31,
	2015	2014	2013
Net income	$127,669	$171,304	$225,374
Other comprehensive loss:
Foreign currency translation adjustments	(408)	(659)	(394)
Comprehensive income	127,261	170,645	224,980
Comprehensive income attributable to noncontrolling interests	(16,580)	(21,837)	(31,274)
Comprehensive income attributable to shareholders	$110,681	$148,808	$193,706

See accompanying notes to consolidated financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Equity
(Dollars in thousands, except share data)
	Class A common shares		Class B common shares		Additional Paid-In Capital	Accumulated Other Comprehensive Loss, Net	Retained Earnings	Shareholders’ Equity	Noncontrolling Interests	Total Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2012	43,986,859.40	$440	6,000,000.00	$60	$138,359	$(2,205)	$804,746	$941,400	$216,622	$1,158,022
Share-based compensation	—	—	—	—	18,493	—	—	18,493	—	18,493
Issuance of common shares	23,696.00	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	194,100	194,100	31,274	225,374
Foreign currency translation adjustments	—	—	—	—	—	(394)	—	(394)	—	(394)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(40,520)	(40,520)
Balances at December 31, 2013	44,010,555.40	$440	6,000,000.00	$60	$156,852	$(2,599)	$998,846	$1,153,599	$207,376	$1,360,975
Share-based compensation	—	—	—	—	18,686	—	—	18,686	—	18,686
Issuance of common shares	16,463.91	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	149,467	149,467	21,837	171,304
Foreign currency translation adjustments	—	—	—	—	—	(659)	—	(659)	—	(659)
Common share dividends	—	—	—	—	—	—	(215,000)	(215,000)	—	(215,000)
Purchase of a noncontrolling interest	—	—	—	—	67	—	—	67	(137)	(70)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(38,225)	(38,225)
Balances at December 31, 2014	44,027,019.31	$440	6,000,000.00	$60	$175,605	$(3,258)	$933,313	$1,106,160	$190,851	$1,297,011
Share-based compensation	—	—	—	—	12,048	—	—	12,048	—	12,048
Liability classified service-based options					(6,172)			(6,172)		(6,172)
Share repurchase to settle withholding tax obligations					(5,388)			(5,388)		(5,388)
Issuance of common shares	508,713.07	5	—	—	(5)	—	—	0	—	0
Net income	—	—	—	—	—	—	111,089	111,089	16,580	127,669
Foreign currency translation adjustments	—	—	—	—	—	(408)	—	(408)	—	(408)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(46,927)	(46,927)
Balances at December 31, 2015	44,535,732.38	$445	6,000,000.00	$60	$176,088	$(3,666)	$1,044,402	$1,217,329	$160,504	$1,377,833

See accompanying notes to consolidated financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Years ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$127,669	$171,304	$225,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	300,470	258,489	229,298
Amortization of deferred financing costs	5,674	6,470	6,700
Loss on extinguishment of debt	1,170	7,468	3,568
Share-based compensation	12,048	18,686	18,493
Gain on disposition of container rental equipment	(2,013)	(31,616)	(42,562)
Direct financing lease income	(8,029)	(8,027)	(10,282)
(Reduction of) provision for bad debt expense	(2,156)	1,324	4,966
Unrealized loss (gain) on derivative instruments, net	2,240	3,798	(29,714)
Decrease (increase) in:
Accounts receivable	8,533	(2,934)	1,294
Other assets	(2,814)	(2,548)	(5,095)
Increase (decrease) in:
Cash payments on termination of derivative instruments	(1,219)	(1,057)	(13,110)
Accounts payable and other accrued expenses	(298)	2,990	16,878
Net cash provided by operating activities	441,275	424,347	405,808
Cash flows from investing activities:
Purchase of container rental equipment	(398,799)	(809,446)	(633,317)
Cash from disposition of container rental equipment	171,719	195,282	162,120
Cash from direct financing leases	22,207	22,687	45,505
Other	(2,819)	(3,182)	(2,862)
Net cash used in investing activities	(207,692)	(594,659)	(428,554)
Cash flows from financing activities:
Fees paid for debt financings	(2,972)	(4,845)	(5,350)
Borrowings under debt	685,500	1,622,075	987,698
Principal payments on debt	(886,979)	(1,209,377)	(912,097)
Change in restricted cash	8,877	17,268	(601)
Dividends paid on common shares	—	(215,000)	—
Purchase of a noncontrolling interest	—	(70)	—
Distributions to noncontrolling interests	(46,927)	(38,225)	(40,520)
Net cash (used in) provided by financing activities	(242,501)	171,826	29,130
Net (decrease) increase in cash and cash equivalents	(8,918)	1,514	6,384
Cash and cash equivalents at beginning of year	65,607	64,093	57,709
Cash and cash equivalents at end of year	$56,689	$65,607	$64,093
Supplementary disclosure of cash flow information:
Cash paid during the year for:
Interest	$131,749	$132,214	$127,187
Income taxes	$1,477	$1,552	$1,295
Non-cash investing and financing activities:
Amounts incurred, but not yet paid, for container rental equipment purchased	$12,128	$109,949	$63,685
Accounts receivable related to disposition of container rental equipment	$16,523	$13,449	$12,011
Addition to (disposition of) investment in direct financing leases from existing container rental equipment	$17,266	$11,099	$(13,469)
Deferred financing costs (reduced from) included in accounts payable and other accrued expenses	$—	$(241)	$212

See accompanying notes to consolidated financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data and residual values)
1.
Business and Summary of Significant Accounting Policies

(a)
Nature of Operations

Triton Container International Limited (“TCIL”) was founded in 1980, began operations in Bermuda in 1981 and was incorporated in 1985 as a Bermuda exempted limited liability company under the provisions of Section 14 of the Companies Act 1981 of Bermuda (as amended). TCIL operates and manages a worldwide fleet of intermodal marine dry van, refrigerated and specialized cargo containers (the “containers”) for its own account and on behalf of its container owning subsidiaries (the “container owners”) within its consolidated group (the “Company”). The container owners are comprised of Triton Container Investments LLC (“TCI”), Triton Container Finance LLC (“TCF”), Triton Container Finance II LLC (“TCF-II”), Triton Container Finance III LLC (“TCF-III”), Triton Container Finance IV LLC (“TCF-IV”) and Amphitrite II Ltd (“Amphitrite-II”).
TCIL operates and manages the containers pursuant to agreements with the container owners. These agreements govern the operation and management of the containers and allocation of the proceeds therefrom.
On November 9, 2015, TCIL and TAL International Group, Inc. (“TAL International”) jointly announced that they had entered into a definitive transaction agreement under which the companies plan to combine in an all-stock merger. Under the terms of the transaction agreement and upon the closing of the transaction, TCIL and TAL International will combine under a newly-formed holding company, Triton International Limited (“Triton International”), which will be domiciled in Bermuda and whose shares are expected to be listed on the NYSE. TCIL shareholders will own approximately 55% of the equity of the combined company and TAL International shareholders will own approximately 45% of the equity of the combined company. TAL International shareholders will receive one common share of Triton International for each share of TAL International stock owned. TAL International shareholders will also receive a special dividend of  $0.54 per share upon closing of the transaction.
(b)
Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the balance sheets as of December 31, 2015 and 2014, and statements of income, statements of comprehensive income, statements of equity and statements of cash flows for the years ended December 31, 2015, 2014 and 2013.
(c)
Principles of Consolidation

The Company’s consolidated financial statements include the accounts of TCIL, its wholly-owned subsidiaries and subsidiaries in which TCIL has a controlling interest. These include the following entities:
•
TCI (in which TCIL has a controlling interest) and TCI’s wholly-owned subsidiaries TCF and TCF-IV;

•
Triton Container Capital Investments LLC (“TCCI”), which is a wholly-owned subsidiary of TCIL, and TCCI’s wholly-owned subsidiaries TCF-II and TCF-III;

•
Amphitrite-II, which is a wholly-owned subsidiary of TCIL; and

•
wholly-owned regional service subsidiaries organized in Australia, Brazil, Germany, Hong Kong, Italy, Japan, the Netherlands, Singapore, South Africa, the United Kingdom and the United States of America, employees of which provide marketing and administrative services to TCIL.

TCI is not considered a variable interest entity because i) TCI’s total equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support; ii) the non-TCIL investors (the “TCI investors”) lack the characteristics of a controlling financial interest; iii) the voting rights of the TCI investors are not disproportional; and iv) substantially all of TCI’s activities are not conducted on behalf of an investor who has disproportionately few voting rights. TCI is consolidated into TCIL because TCIL contributed more than 50% of TCI’s consolidated members’ capital and controls TCI’s operations as its manager. While TCIL as manager is limited by the Operating Agreement and cannot take certain actions that are inconsistent with the purpose of TCI or actions including acquiring equity or debt securities, selling or disposing of a material portion of TCI’s property in a single transaction, making capital expenditures in excess of  $1 million, other than the purchase of new containers, and causing TCI to institute a proceeding seeking liquidation, the TCI investors do not have the substantive ability to dissolve TCI or otherwise remove TCIL as manager without cause and do not have substantive participating rights.
Noncontrolling interests included in the Company’s consolidated financial statements are comprised of (i) the amount of the initial investment made by the TCI investors, plus or minus (ii) the profits and/or losses allocated to the TCI investors pursuant to the terms of TCI’s limited liability company operating agreement (the “Operating Agreement”), plus or minus (iii) additional cash contributions made by and/or cash distributions received by the TCI investors. The income allocated to the TCI investors is determined based on a formula contained in the Operating Agreement and amounts allocated to noncontrolling interests will vary based on the operating performance of the containers and the sale proceeds from the containers once the containers are retired from the fleet. Consolidated income tax expense is calculated based upon income attributable to the Company and, accordingly excludes income tax on the income attributable to the TCI investors, which is the responsibility of the owners of such interests.
The equity method of accounting is applied when the Company does not have a controlling interest in an entity but exerts a significant influence over the entity. All intercompany balances and transactions have been eliminated in consolidation.
(d)
Cash, Cash Equivalents and Restricted Cash

For purposes of financial statement presentation, all liquid investments with original maturities of three months or less are considered to be cash equivalents. Pursuant to the terms of certain debt agreements, the Company is required to maintain certain restricted cash accounts.
(e)
Net Investment in Direct Financing Leases

The Company has entered into various rental agreements that qualify as direct financing leases or sales-type leases (collectively referred to as “net investment in direct financing leases” on the consolidated balance sheets). Direct financing leases are usually long-term in nature, typically ranging for a period of three to ten years, and typically include an option to purchase the equipment at the end of the lease term at a bargain purchase price. At the inception of a direct financing lease or a sales-type lease, a net investment is recorded based on the gross investment (representing the total future minimum lease payments due under the lease plus the estimated residual value), net of unearned income.
For a direct financing lease, unearned income represents the excess of the gross investment over the net book value of the leased equipment at lease inception. For a sales-type lease, unearned income represents the excess of the gross investment over the fair value of the leased equipment (calculated as the present value of both the total future minimum lease payments due under the lease and the estimated residual value) at lease inception.
At the inception of a sales-type lease, gain (loss) is defined as the difference between (i) the net investment in the lease and (ii) the net book value of the subject containers on the Company’s books at the commencement of the lease.
(f)
Deferred Financing Costs

Deferred financing costs represent the fees incurred in connection with debt obligation arrangements. These costs are capitalized and amortized using the effective interest method or on a straight-line basis over the term of the related obligation, depending on the type of debt obligation to which they relate.

Unamortized deferred financing costs are written off when the related debt obligations are refinanced or extinguished prior to maturity. Amortization of deferred financing costs, included in interest expense, was $5,674, $6,470 and $6,700 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015 and 2014, accumulated amortization was $45,707 and $39,478, respectively.
(g) Derivative Instruments
The Company has entered into interest rate swap agreements with certain financial institutions. The interest rate swap agreements require the Company to make payments to counterparties at fixed rates in return for receipts based upon variable rates indexed to the London Interbank Offered Rate (“LIBOR”) or payments to counterparties at variable rates in return for receipts based upon fixed rates. The differences between the fixed and variable rate payments under these agreements are recognized on the consolidated statements of income as realized loss on derivative instruments, net.
None of the derivative instruments were designated for hedge accounting. The fair value of the derivative instruments was measured at each balance sheet date and is reflected on a gross basis on the consolidated balance sheets. The change in fair value of the derivative instruments was recorded on the consolidated statements of income as unrealized loss (gain) on derivative instruments, net.
The Company has entered into interest rate cap agreements with certain financial institutions. The interest rate cap agreements require the Company to make payments to counterparties upon entering into the agreements. Future payments will be made by the counterparties only if the applicable interest rate exceeds the strike rate.
During 2014, the Company entered into an interest rate lock agreement with a certain financial institution to lock in the base interest rate related to a new debt placement. This agreement was settled and terminated shortly thereafter, with payment due upon termination.
(h) Fair Value Measurements
The following three levels of inputs are used to measure fair value:
Level 1:   Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:   Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs that reflect the reporting entity’s own assumptions.
(i) Container Rental Revenue
Container rental revenue primarily includes per diem rents and associated ancillary fees billed to customers at various points in the lease cycle. Per diem rents are based upon contractual lease rates and the number of containers on lease for a particular period and are generally recognized on a straight-line basis over the life of the lease.
Ancillary fees include fees earned upon the occurrence of certain events such as container redelivery, container handling and fees charged in connection with customer-incurred damages. Ancillary fees net of incentives are recognized upon the occurrence of these events.
Marine cargo containers are leased to customers under both long-term and master lease agreements.
Long-term lease agreements provide customers with specified equipment for a specified contractual term. Container rental revenue for long-term leases is based upon the number of containers leased, the applicable per diem rate and the length of the lease. Long-term leases typically have initial contractual terms ranging from three to five years, but can range from one to ten years in duration.
Master lease agreements do not specify the exact number of containers to be leased or the term that each unit will remain on lease, but allow the lessee to pick-up and drop-off containers at various locations specified in the lease agreement.

Recognition of container rental revenue billed in advance is deferred and included in accounts payable and other accrued expenses on the consolidated balance sheets until earned.
Recognition of container rental revenue ceases if and when a customer defaults in making timely lease payments and it is determined that future lease payments are not likely to be collected. Determination of the collectability of future lease payments is made by management on the basis of available information, including the current creditworthiness of customers, historical collection results and review of specific past-due receivables.
(j) Direct Container Expense
Direct container expense consists of expenses that are incurred to operate the Company’s container fleet. These expenses include storage, handling, repositioning, repair, recovery, damage expense related to a damage protection plan, and all other expenses, including agency costs, rebill expense, unremedied customer defaults and insurance premiums. Direct container expense is recognized when incurred.
Container leases generally require the lessees to return the containers in the same physical condition that existed at the time they were leased out, excluding normal wear-and-tear. Otherwise, the lessee is required to provide reimbursement for the costs of repair to any damaged containers. Customers are billed for repairs either directly by the depot which performs the repairs or by the Company. In the event that the Company bills the customer, the Company recognizes container rental revenue and records the repair cost to direct container expense.
Repair service agreements are entered into with certain customers, pursuant to which the Company has agreed to absorb container repair costs which would otherwise have been borne by the customer in exchange for increased daily container rental rates or lump sum payments upon the off-hire of containers (a damage protection plan). The Company incurs the costs of repair to damaged containers related to these repair service agreements. The cost of making repairs to containers under repair service agreements is recorded at the time the container is off-hired and the repair obligation is known. An accrued liability for repair costs under repair service agreements is recorded in accounts payable and other accrued expenses on the consolidated balance sheets and a corresponding expense for the repair costs is recorded to direct container expense on the consolidated statements of income.
(k) Allocation (Pooling) of Container Rental Revenue and Direct Container Expense
For containers initially leased for terms of less than five years (the short-term fleet), all earned rental revenue is pooled (i.e., aggregated) and then allocated among the container owners of those containers, along with the corresponding allocations of receivables and cash. The allocations are based on the equipment cost, size and type of containers owned, as well as the days available for lease during the period of allocation.
For containers which are initially leased for terms of five years or more (the long-term fleet), earned rental revenue is credited directly to the account of the container owners of those containers, along with the corresponding allocations of receivables and cash, until such time as those containers become subject to a lease with a contractual term of less than five years.
Rental revenue earned for containers that were formerly part of the long-term fleet (the long-term pooled fleet) is pooled separately and then allocated, along with the corresponding allocations of receivables and cash, using the same allocation method as for the short-term fleet.
All direct container expenses related to the short-term and long-term pooled fleets are allocated to the container owners, along with the corresponding allocations of payables and cash, based upon the size of containers owned and the days available for lease during the period of allocation. Direct container expenses related to the long-term fleet are charged directly to the account of the container owners of those containers, along with the corresponding allocations of payables and cash, until such time as those containers are no longer a part of the long-term fleet.
(l) Allowance for Doubtful Accounts
The collectability of all outstanding receivables is reviewed and evaluated. This review is based on the risk profile of the receivables, customer credit quality and certain indicators such as the level of past-due amounts, cash flow availability and general economic conditions. If it is determined that a receivable balance will not likely be recovered, an allowance for such outstanding receivable balance is established. A general reserve is not maintained.
(m) Container Rental Equipment
Container rental equipment is recorded at original cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of each type of equipment. Capitalized costs for new container rental equipment generally include the manufactured cost of the container, inspection, delivery, and associated costs incurred in moving the container from the manufacturer to the initial on-hire location of such container. Repair and maintenance costs that do not extend the lives of the container rental equipment are charged to direct container expense at the time the costs are incurred.
Estimated useful lives and residual values are determined and reviewed based upon the historical disposal experience of the container fleet and expectations of future used equipment prices. Depreciation estimates are reviewed regularly. If warranted, a change in the estimated useful lives or residual values of the containers will result in an increase or decrease to depreciation expense.
After conducting our regular depreciation policy review, the Company elected to reduce the estimated residual values for 40-foot dry van containers (from $1,300 to $1,200) and for 40-foot high cube dry van containers (from $1,700 to $1,400) effective October 1, 2015. In addition, the Company elected to revise the useful life estimates for 20-foot dry van containers, 40-foot dry van containers and 40-foot high cube dry van containers from 12 years to 13 years effective October 1, 2015. Depreciation expense would have been lower by $1,844 (and $0.04 per diluted share) during the quarter ended December 31, 2015, had the changes not been elected.
Depreciation estimates were last changed for dry van containers (and other container types within our fleet) during 2012. Since that time, disposal prices for 40-foot dry van containers and 40-foot high cube dry van containers have declined and the Company experienced losses when selling certain of these assets during 2015. The change in residual value estimates was made to better align residual values with expectations for future used container sale prices. The change in useful lives for 20-foot dry van containers, 40-foot dry van containers and 40-foot high cube dry van containers was made to better reflect the age at which sales have historically occurred and the Company’s expectations of future trends.
The estimated useful lives and residual values for each major equipment type for the periods as indicated below were as follows:
	Years ended December 31, 2014 and 2013 and Jan – Sept 2015		Oct – Dec 2015
Equipment Type	Depreciable Life	Residual Value	Depreciable Life	Residual Value
20-foot dry van container	12 years	$1,000	13 years	$1,000
40-foot dry van container	12 years	$1,300	13 years	$1,200
40-foot high cube dry van container	12 years	$1,700	13 years	$1,400
20-foot refrigerated container	12 years	$2,250	12 years	$2,250
40-foot high cube refrigerated container	12 years	$3,250	12 years	$3,250
40-foot flat rack container	12 years	$3,000	12 years	$3,000
40-foot open top container	12 years	$2,500	12 years	$2,500
Container rental equipment is depreciated from the date of initial lease-out to the earlier to occur of either the end of the estimated useful life for that specific container or the date that the container is sold and removed from the fleet.
For container rental equipment acquired through sale-leaseback transactions, estimates for remaining useful life and residual values are based on current and expected future conditions in the secondary market for older containers and expectations of the duration that such containers will remain on-lease.

(n) Valuation of Long-Lived Assets — Container Rental Equipment
The carrying value of container rental equipment is reviewed for impairment whenever changes in circumstances indicate that the carrying value may not be recoverable. If indicators of impairment are present, a determination is made as to whether the carrying value of the fleet exceeds its current fair value which is determined using estimated future undiscounted cash flows.
When testing for impairment, the assets are grouped at the lowest level of separable cash flows. For a portion of our assets (the pooled fleet), revenue, expense and cash flow interdependencies exist such that we group the pooled fleet assets and then test for impairment at the equipment type level. For the remainder of the fleet, the assets are tested for impairment at the equipment type level.
Some of the significant estimates and assumptions used to determine future undiscounted cash flows and the measurement of impairment include the remaining useful lives of the containers in the asset group, expected utilization, expected future lease rates and expected disposal prices. Assumptions related to remaining useful life, expected sales proceeds and expected utilization have a significant impact on the estimate of future undiscounted cash flows and are based on historical experience of the container fleet and management’s judgment of future market conditions.
An impairment charge of  $7,230 related to container rental equipment that was not expected to be re-leased was recorded as depreciation expense for the year ended December 31, 2015. There were no impairment charges for the years ended December 31, 2014 and 2013.
(o) Property, Furniture and Equipment
Costs of major additions of property, furniture, equipment and improvements are capitalized and are included in other assets on the consolidated balance sheets. The original cost is depreciated on a straight-line basis over the estimated useful lives of such property, furniture and equipment, which range from 3 to 39 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the leased assets. Other fixed assets, which consist primarily of computer software and hardware, are recorded at cost and amortized on a straight-line basis over their respective estimated useful lives, which range from three to seven years. Expenditures for maintenance and repairs are expensed as they are incurred.
(p) Share-Based Compensation
The Option Plan
The Company accounts for share-based compensation in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 718, Compensation — Stock Compensation which requires that compensation cost relating to share-based transactions be recognized in the financial statements.
Effective May 23, 2011, a share-based compensation plan (the “Option Plan”) was adopted by the Company’s Board of Directors for the benefit of certain executives of the Company and its consolidated subsidiaries. The Option Plan consists of service-based and market-based options. The Option Plan allows for the granting of options to purchase up to 9,347,181 Class A common shares with a par value of  $0.01 per share (“Class A common shares”).
Options awarded under the Option Plan are granted with an exercise price per share equal to the fair value of the Class A common shares at the grant date and qualify as equity-classified awards. As such, the awards are not re-measured subsequent to the grant date.
Share-based compensation cost is measured at the grant date based on the fair value of the option, which is calculated using either the Black-Scholes-Merton option pricing model or a Monte Carlo simulation model. The value of the option expected to vest is recognized over the requisite vesting period on a straight-line basis and is recorded in management, general and administrative expense on the consolidated statements of income with a corresponding offset to additional paid-in capital on the consolidated balance sheets and statements of shareholders’ equity.

Service-based Options
The service-based options vest in increments of 20% per year on each of the first five anniversaries of the grant date. Unless terminated pursuant to certain provisions in the Option Plan, including discontinuance of employment with the Company, all unexercised options expire ten years from the date of grant.
Options granted under the Option Plan that are subject to service-based vesting are generally subject to partial accelerated vesting upon certain terminations of the option holder’s employment. In the event of the termination of an option holder’s employment by the Company without cause or by the option holder for good reason, that portion of the service-based option that would have become vested upon the next annual vesting date will vest as of the employment termination date.
The fair value of the service-based options granted was estimated as of the grant date using the Black-Scholes-Merton option pricing model. This model estimates the fair value of the options based on a number of assumptions, including: a) current fair market value of the underlying shares; b) expected life of the options, based on the “simplified” method; c) expected share price volatility, based on the volatilities of comparable companies over a historical period that matches the expected life of the options; d) risk-free interest rates, based on the expected U.S. Treasury rate over the expected life of the options; and e) expected dividend yields, based on the expectation that no dividends would be paid.
Market-based Options
The fair value of the market-based options and the requisite vesting period have been calculated as of the grant date using a Monte Carlo simulation model. The fair value of the market-based options are expensed over the requisite vesting period on a straight-line basis. Unless terminated pursuant to certain provisions in the Option Plan, including discontinuance of employment with the Company, all unexercised options expire ten years from the date of grant.
Vesting of market-based options occurs based upon the attainment of calculated internal rate of return (“IRR”) values as of specified vesting determination dates as outlined in the Option Plan. The first vesting determination date was on May 23, 2015 and on each subsequent anniversary date until the unexercised options expire ten years from the grant date. The Monte Carlo simulation model calculates an array of possible future fair values of the Company’s Class A common shares on the vesting determination dates and then calculates the IRR for each Class A common share price simulation to determine the number of market-based options that would vest in each simulation. Each resulting simulation of vested options is then valued using the Black-Scholes-Merton option pricing model, which uses the simulated share price and a number of other assumptions such as current fair market value, expected option life, expected volatility of the Class A common share price, interest rates, and expected dividends.
Non-Employee Director Equity Plan
On August 14, 2012, a non-employee director equity plan (the “Equity Plan”) was created to encourage non-employee directors to commence or continue their service as directors of the Company. Common shares are granted under the Equity Plan at fair value, are subject to certain restrictions, and vest over a two-year period generally from the beginning of each year of grant on a straight-line basis. The cost of the Equity Plan is recorded in management, general and administrative expense on the consolidated statements of income with corresponding entries to Class A common shares for par value of  $0.01 per share with the balance recorded as additional paid-in capital on the consolidated balance sheets and statements of shareholders’ equity.
(q) Income Taxes
Income taxes are accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax basis and financial reporting basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any change in the tax rate which has an effect on deferred tax assets and liabilities is recognized as an increase or decrease to income in the period that includes the enactment date of the law that resulted in the change in tax rate.
The Company recognizes the effect of income tax positions which are more likely than not of being sustained. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. If the effect of an income tax position is recognized, a tax benefit is then measured based upon the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution of the income tax position. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs.
Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.
(r) Foreign Currency Translation
The Company’s functional currency is the U.S. dollar. The functional currency for the Company’s regional service subsidiaries is the applicable local currency. For consolidation purposes, the financial statements are translated into U.S. dollars using month-end exchange rates for assets and liabilities and average monthly exchange rates for income and expenses. Any translation adjustments are recorded in other comprehensive income (loss) on the consolidated statements of comprehensive income. Foreign currency exchange gains or losses that arise from currency exchange rate changes on transactions denominated in foreign currency are recorded on the consolidated statements of income as direct container expense or management, general and administrative expense, as applicable.
(s) Earnings Per Share
Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted into common shares. The Company’s two classes of common shares, Class A Voting and Class B Non-Voting, have equal rights to dividends and income and therefore basic and diluted earnings per share are the same for each class of common stock. There were no anti-dilutive shares excluded from the Company’s weighted average voting common shares and non-voting common shares for the years ended December 31, 2015, 2014 and 2013.
(t) Use of Estimates
Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates are reviewed regularly by management and include valuation of accounts receivable, depreciable lives, residual values and the value of share-based compensation arrangements.
(u) Segment Reporting
The Company operates as one operating segment and uses one measurement of profitability to manage its business. The Company also segregates total revenues by geographic location based upon the primary domicile of the Company’s customers.
(v) New Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”). This new standard will replace all current U.S. GAAP guidance on this topic and eliminate all industry-specific guidance. Leasing revenue recognition is specifically excluded from this ASU, and therefore the new standard will only apply to equipment trading revenues and sales of leasing equipment. In August  2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers, which defers by one year the effective date of ASU 2014-09 until reporting periods beginning after December 15, 2017, including interim periods within that annual period. Earlier application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. The Company is evaluating the transition method that will be elected and the potential effects of adopting the provisions of ASU No. 2014-09.
In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Presentation of Financial Statements (Topic 205): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued and to disclose those conditions if management has concluded that substantial doubt exists. Subsequent to adoption, this guidance will need to be applied by management at the end of each annual period and interim period therein to determine what, if any, impact there will be on the consolidated financial statements in a given reporting period. These changes become effective for the Company for the 2016 annual period. Management has determined that the adoption of these changes will not have an impact on the consolidated financial statements as this standard is disclosure only.
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs (“ASU No. 2015-03”). This standard changes the presentation of debt issuance costs in the financial statements but does not affect the recognition and measurement of debt issuance costs. ASU No. 2015-03 specifies that debt issuance costs related to a note shall be reported in the balance sheet as a direct deduction from the face amount of that note and that amortization of debt issuance costs also shall be reported as interest expense. ASU No. 2015-03’s basis for conclusions observes that in practice, debt issuance costs incurred before the associated funding is received (i.e., before the issuance of the debt liability) are deferred on the balance sheet until that debt liability amount is recorded. These changes will become effective for the Company beginning after December 15, 2015. The Company believes that the adoption of ASU No. 2015-03 will have no impact on its income or cash flows and no material impact on its financial position.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). Under this new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASU Topic 606, Revenue from Contracts with Customers. For all leases (with the exception of short-term leases) at the commencement date, lessees will be required to recognize the following: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The guidance is effective for interim and annual periods beginning after December 15, 2018 and early application is permitted. The Company is evaluating the potential impact of the adoption of ASU No. 2016-02 on its consolidated financial statements.
(w) Reclassifications
Certain prior year balances were reclassified to conform to the current year’s presentation.
2.
TCI’s Allocation of Profits, Losses and Distributions

The members of TCI have made varying capital contributions with respect to investments in eleven different groups of containers. Each group is referred to herein as a “Tranche.” Pursuant to the terms of the Operating Agreement, TCI’s assets, liabilities and results of operations are allocated by Tranche to those members who invested in each Tranche.
As further provided in the Operating Agreement, TCI allocates all profits and losses, and may make periodic distributions, to its members. Such distributions are subject to restrictions contained in its various debt agreements.

The Operating Agreement provides for the TCI investors to initially receive:
•
90% of container disposition proceeds cash flows up to a certain targeted amount, by Tranche, after which the TCI investors’ sharing in additional disposition proceeds cash flows declines pursuant to a schedule to 50%; and

•
10% of all non-disposition proceeds cash flows up to a certain targeted amount, by Tranche, after which the TCI investors’ sharing in additional non-disposition proceeds cash flows increases pursuant to a schedule to 50%.

All remaining disposition and non-disposition proceeds cash flows are for the account of TCIL.
Because the terms of the Operating Agreement reflect a profit sharing arrangement in which the investors’ economic rights differ from their legal ownership interests, the non-controlling interests in TCI’s earnings are based on the terms of the contractual arrangement. Income is allocated to non-controlling interests consistent with the allocation of operating cash flows and disposition proceeds over the Tranche lives.
In September 2014, the Company purchased the entirety of a noncontrolling interest’s membership interest in TCI.
3.
Restricted Cash

The balances in restricted cash as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Collection Accounts	$5,707	$6,391
Trust Accounts	13,919	16,939
Restricted Cash Accounts	2,949	4,004
Manager Transition Account	—	500
Temporary Loss Account	—	3,618
Total restricted cash	$22,575	$31,452

Collection Accounts
TCIL maintains bank accounts (collectively, the “Collection Accounts”) which it administers as agent for the Company. During any month, all proceeds from the containers owned and/or managed by TCIL, including cash proceeds collected from rental and disposition invoices, are deposited into the Collection Accounts. Similarly, during any month, all expenses related to the operation of the containers are paid from the Collection Accounts. Portions of the Collection Accounts are reflected in either restricted cash or in cash and cash equivalents on the consolidated balance sheets.
Trust Accounts
Pursuant to certain debt agreements, cash is transferred from the Collection Accounts to separate accounts (the “Trust Accounts”) on a monthly basis. The Trust Accounts are maintained by the Company on behalf of certain asset-backed noteholders. During the following month, the cash in the Trust Accounts is used to pay debt service and related expenses of the Company. After such payments, any remaining cash in these accounts is transferred to certain unrestricted bank accounts of the Company and is included in cash and cash equivalents on the consolidated balance sheets.
Restricted Cash Accounts
Pursuant to certain asset-backed debt agreements, cash is transferred to separate accounts (the “Restricted Cash Accounts”) on a monthly basis in order to maintain an amount equal to projected interest expense for a specified number of months.

Manager Transition Account
Pursuant to certain asset-backed debt agreements, cash was maintained on deposit in a separate account (the “Manager Transition Account”) which could be used in the future solely to pay costs associated with the appointment of a replacement manager and any expense incurred during a transition period in the event that TCIL was no longer able to act as manager of TCF. This requirement was eliminated in February 2015.
Temporary Loss Account
Pursuant to certain asset-backed debt agreements, cash was transferred to a separate account (the “Temporary Loss Account”) on a monthly basis if container dispositions reached a specified level. The cash in this account was available for either container purchases or debt repayments. This requirement was eliminated in February 2015.
4.
Concentration of Credit Risk

Evaluations of the financial condition and associated credit risk of customers are performed on an ongoing basis.
For the year ended December 31, 2015, one customer accounted for approximately 17% of consolidated container rental revenues and other contractual billings. Two customers accounted for approximately 16% and 10% of consolidated accounts receivable at December 31, 2015.
For the year ended December 31, 2014, two customers accounted for approximately 16% and 10% of consolidated container rental revenues and other contractual billings. One customer accounted for approximately 15% of consolidated accounts receivable at December 31, 2014.
For the year ended December 31, 2013, two customers accounted for approximately 16% and 10% of consolidated container rental revenues and other contractual billings. One customer accounted for approximately 16% of consolidated accounts receivable at December 31, 2013.
Based on an internal risk assessment which includes, but is not limited to, accounts receivable payment performance and a review of industry rating agency reports, it has been determined that such concentration constitutes an acceptable credit risk and that such levels of concentration are expected to continue for these customers.
5.
Container Rental Revenue

The components of container rental revenue for the periods indicated below were as follows:
	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Per diem	$657,560	$653,957	$639,040
Ancillary	42,250	45,231	54,038
Total container rental revenue	$699,810	$699,188	$693,078

6.
Net Investment in Direct Financing Leases

The components of net investment in direct financing leases as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Future minimum lease payments receivable	$91,488	$90,193
Estimated residuals receivable	125	123
Less: Unearned income	(23,506)	(25,478)
Net investment in direct financing leases	$68,107	$64,838

The Company maintains allowances, if necessary, for doubtful accounts and estimated losses resulting from the inability of its lessees to make required payments under direct financing and sales-type leases. These allowances are based on, but not limited to, each lessee’s payment history, management’s current assessment of each lessee’s financial condition and the adequacy of the fair value of containers that collateralize the leases compared to the book value of the related net investment in direct financing and sales-type leases. The changes in the carrying value of the allowance for doubtful accounts related to billed amounts under direct financing and sales-type leases as of the dates indicated below were as follows:
Balance as of December 31, 2013	$526
Additions	—
Write-offs	—
Balance as of December 31, 2014	$526
Additions	—
Write-offs	—
Balance as of December 31, 2015	$526

Future minimum annual payments receivable under direct financing leases are as follows:
2016	$21,410
2017	17,800
2018	14,084
2019	9,650
2020	21,094
Thereafter	7,450
$91,488

7.
Other Assets, Net

The components of other assets, net, as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Property, furniture and equipment	$71,986	$69,535
Less: Accumulated depreciation	(55,373)	(53,172)
Deposits	291	304
Recoverable foreign tax receivable	5,512	5,220
Prepaid taxes	2,472	805
Prepaid expenses	1,907	2,032
Investment in joint venture	378	1,037
Notes and other receivables	1,353	855
Other assets	9,385	8,642
Total other assets, net	$37,911	$35,258

8.
Accounts Payable and Other Accrued Expenses

The components of accounts payable and other accrued expenses as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Accounts payable	$6,096	$7,145
Accrued compensation	35,316	30,409
Container rental revenue billed in advance	18,157	19,040
Direct container expense payable	9,463	6,188
Accrued interest	15,629	12,430
Accrued maintenance and repair services	2,059	5,463
Income taxes and other taxes payable	12,737	10,866
Deferred tax liability, net	20,570	17,217
Other liabilities	6	14
Total accounts payable and other accrued expenses	$120,033	$108,772

9.
Debt

The outstanding principal balances of the Company’s debt as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Revolving credit facilities	$142,750	$295,500
Term loans	331,500	561,875
Institutional notes	2,140,857	1,771,928
Asset-backed notes	557,144	713,177
Mortgage loan	—	440
Other secured financings	13,676	44,486
Total debt	$3,185,927	$3,387,406

At December 31, 2015 and December 31, 2014, the Company was in compliance with all covenants in accordance with the terms of its debt agreements.
Notwithstanding the inclusion of the accounts of the container owners in these consolidated financial statements, the respective assets and credit (i.e., borrowing capacity) of the container owners are not available to directly satisfy the debts of TCIL or any other person.
At December 31, 2015 and December 31, 2014, the assets of the container owners totaled $1,114,636 and $1,298,360, respectively, and the credit of the container owners totaled $55,229 and $48,196, respectively.
Revolving Credit Facilities
On November 4, 2011, TCIL and TCI (each a “Borrower”) renewed their revolving credit facilities provided by a group of commercial banks (individually, the “TCIL Credit Facility” and the “TCI Credit Facility”; collectively, the “Credit Facilities”). The Credit Facilities have a shared aggregate commitment amount of  $600,000. All borrowings under the Credit Facilities are due in full on November 4, 2016 unless they are renewed or otherwise extended beyond that date.

The effective interest rates on the Credit Facilities at December 31, 2015 and their respective outstanding principal balances as of the dates indicated below were as follows:
Facility	Effective Interest Rate	Principal Balance at December 31, 2015	Principal Balance at December 31, 2014
TCIL Credit Facility	2.17%	$132,500	$280,000
TCI Credit Facility	2.17%	10,250	15,500
Total Credit Facilities		$142,750	$295,500

Interest on the outstanding amounts due under the Credit Facilities is calculated, at each Borrower’s option, at either (i) the U.S. prime rate plus a spread which ranges from 0.75% to 1.25% and/or (ii) LIBOR plus a spread which ranges from 1.75% to 2.25%. The varying applicable percentage spreads are based on each Borrower’s senior secured debt rating then in effect as issued by Standard & Poor’s Ratings Services (“S&P”).
The Credit Facilities do not provide for joint liability among the Borrowers and the borrowings thereunder are secured solely by the assets of the respective Borrowers. Borrowings may not exceed the lesser of the available commitment amount and a borrowing base for each Borrower. As of December 31, 2015, the additional amount available for borrowing under the TCIL Credit Facility and the TCI Credit Facility, as limited by their respective borrowing bases, was $228,081 and $35,172, respectively. The Credit Facilities bear a commitment fee which ranges from 0.20% to 0.30% (also based on each Borrower’s senior secured debt rating as issued by S&P) on the unused portion of the Credit Facilities. In addition, an administrative fee is payable to the agent bank annually in advance.
Term Loans
The maturity dates of the term loans and their respective outstanding principal balances as of the dates indicated below were as follows:
Facility	Maturity Date	Principal Balance at December 31, 2015	Principal Balance at December 31, 2014
TCIL 2010 Term Loan(a)	September 30, 2017(a)	$—	$192,625
TCIL 2013 Term Loan(b)	April 15, 2020	331,500	365,500
TCI Term Loan(c)	March 30, 2015	—	3,750
Total term loans		$331,500	$561,875

(a)
TCIL was party to a term loan provided by a group of commercial banks, with an original principal amount of  $335,000 (the “TCIL 2010 Term Loan”). On November 30, 2015, TCIL prepaid the TCIL 2010 Term Loan in full. The amount of the optional prepayment was $168,433 which included $167,500 of principal, $910 of accrued interest and $23 of breakage costs associated with the prepayment. TCIL was not required to pay any prepayment penalty or make-whole premium in connection with the prepayment. In connection with this prepayment, a cash payment of  $1,211 was paid to various counterparties to terminate certain interest rate swaps between such counterparties and TCIL.

(b)
TCIL is party to a term loan provided by a group of commercial banks, with an original principal amount of  $425,000 (the “TCIL 2013 Term Loan”). Interest and equal principal payments on the TCIL 2013 Term Loan are due monthly, with the final principal payment and a balloon payment equal to 44% of the original principal amount due on April 15, 2020. The interest rate under the TCIL 2013 Term Loan is generally based on one-month LIBOR plus a margin of 2.20%. The effective interest rate at December 31, 2015 was 2.517%.

(c)
TCI was party to a term loan with a commercial bank, with an original principal amount of  $75,000 (the “TCI Term Loan”). The TCI Term Loan was paid in full on March 30, 2015.

The TCIL 2013 Term Loan is secured by the assets of TCIL on a pari passu basis with the TCIL Credit Facility and TCIL’s institutional notes (described below).
Institutional Notes
The components of TCIL’s institutional notes and their respective outstanding principal balances as of the dates indicated below were as follows:
Note Series	Original Note Amount	Maturity Date	Interest Rate	Principal Balance at December 31, 2015	Principal Balance at December 31, 2014
2008-A-1	$15,000	9/30/15	7.36%	$—	$3,000
2008-A-2	157,500	9/30/18	7.66%	67,500	90,000
2008-A-3	27,500	9/30/20	8.11%	27,500	27,500
2010-A-1	158,500	4/30/20	6.07%	113,214	135,857
2010-A-2	191,500	4/30/22	6.60%	191,500	191,500
2010-A-3	41,500	4/30/20	6.12%	29,643	35,571
2010-A-4	58,500	4/30/22	6.65%	58,500	58,500
2011-A-1	84,000	6/30/21	4.44%	72,000	84,000
2011-A-2	216,000	6/30/23	5.15%	216,000	216,000
2011-B-1	35,000	9/30/21	4.28%	30,000	35,000
2011-B-2	145,000	9/30/23	4.98%	145,000	145,000
2012-A-1	55,000	10/31/22	4.28%	55,000	55,000
2012-A-2	220,000	10/31/24	4.89%	220,000	220,000
2014-A-1	200,000	6/30/24	3.71%	200,000	200,000
2014-A-2	275,000	6/30/26	4.26%	275,000	275,000
2015-A-1	114,000	3/31/22	3.23%	114,000	—
2015-A-2	57,000	3/31/25	3.61%	57,000	—
2015-A-3	269,000	3/31/27	3.91%	269,000	—
Total institutional notes				$2,140,857	$1,771,928

In accordance with the institutional note agreements, interest payments on TCIL’s institutional notes are due semi-annually and level principal payments are due annually following an interest-only period.
TCIL’s institutional notes are prepayable (in whole or in part) at TCIL’s option at any time, subject to certain provisions in the note agreements, including the payment of a make-whole premium in respect to such prepayment.
TCIL’s institutional notes are secured by the assets of TCIL on a pari passu basis with the TCIL Credit Facility and the TCIL 2013 Term Loan.

Asset-Backed Notes
The maturity dates of the asset-backed notes and their respective outstanding principal balances as of the dates indicated below were as follows:
Asset-Backed Notes	Maturity Date	Principal Balance at December 31, 2015	Principal Balance at December 31, 2014
TCF Series 1999-1 Note	February 26, 2021	$9,377	$17,415
TCF Series 2007-1 Notes(a)	February 26, 2019(a)	—	12,604
TCF-II Series 2013-1 Notes(b)	December 14, 2017	141,138	194,200
TCF-III Series 2009-1 Notes(c)	February 14, 2022	329,943	396,833
TCF-IV Series 2010-1 Note(d)	January 14, 2020	76,686	92,125
Total asset-backed notes		$557,144	$713,177

(a)
The TCF Series 2007-1 Notes were paid in full on the scheduled final payment date of February 26, 2015.

(b)
During December 2013, TCF-II issued $235,000 of floating-rate secured notes (the “TCF-II Series 2013-1 Notes”). Subject to the terms of TCF-II’s indenture agreement, interest and equal principal payments on these notes are due monthly, with the final monthly principal payment, a balloon payment of $75,200, due on the maturity date.

(c)
During September 2014, the commitment amount of TCF-III’s revolving warehouse notes (the “TCF-III Series 2009-1 Notes”) was reduced from $450,000 to $400,000. An accordion feature allows for the commitment size to be increased to a maximum of  $700,000. Advances under these notes are available on a revolving basis through the conversion date. In May 2014, the revolving period for these notes was extended from May 21, 2014 to September  19, 2014. During September 2014, the revolving period for these notes was extended from September 19, 2014 to December 31, 2015. Simultaneously, the contractual interest rate for the pre-conversion period was modified to one-month LIBOR, or the commercial paper rate, plus an applicable margin of 1.60%. On December 30, 2015, the revolving period for these notes was extended from December 31, 2015 to February 15, 2016. Simultaneously, the commitment amount was reduced to $350,000 from $400,000. On February  12, 2016, the revolving period for these notes was extended from February  15, 2016 to March 31, 2016 and, on March 31, 2016, it was subsequently extended to April 8, 2016, the new conversion date. In the event that the revolving period for these notes is not extended beyond the conversion date of April 8, 2016, the notes will automatically convert to amortizing term loans and the applicable margin will increase to 2.60%. On and following the four-year anniversary of the conversion date, an additional 2.00% per annum step-up is payable on the notes.

(d)
During December 2013, the commitment amount of TCF-IV’s revolving warehouse note (the “TCF-IV Series 2010-1 Note”) was increased from $80,000 to $100,000. This note converted to an amortizing term loan on December  31, 2015. As a result, the applicable margin increased by 1.00% per annum. Beginning in January 2016, interest and equal principal payments on the TCF-IV Series 2010-1 Note are due monthly, with the final principal payment and a balloon payment equal to 60% of the principal balance as of December  31, 2015 due on January 14, 2020. Effective December 31, 2015, TCF-IV was no longer able to borrow under the TCF-IV Series 2010-1 Note.

At December 31, 2015, the contractual and effective interest rates on the asset-backed notes were as follows:
Asset-Backed Notes	Contractual Interest Rate	Effective Interest Rate
TCF Series 1999-1 Note	one-month LIBOR + 2.000%	2.317%
TCF-II Series 2013-1 Notes	one-month LIBOR + 2.125%	2.442%
TCF-III Series 2009-1 Notes	one-month LIBOR + 1.600%(a) or commercial paper rate + 1.600%(a)	1.917%
TCF-IV Series 2010-1 Note(b)	one-month LIBOR + 3.125%(b)	3.442%

(a)
Reflects rate during the pre-conversion period. On the conversion date of the TCF-III Series 2009-1 Notes, the applicable margin increases to 2.60%. On and following the four-year anniversary of the conversion date, an additional 2.00% per annum step-up is payable on the notes.

(b)
The TCF-IV Series 2010-1 Note converted to an amortizing term loan on December 31, 2015 and the applicable margin increased by 1.00% per annum, as included in the contractual and effective interest rates listed above. TCF-IV is required to make monthly principal and interest payments beginning in January 2016.

Principal and interest payments (if applicable) on the asset-backed notes are dependent upon available cash flows.
The asset-backed notes are secured by each respective Borrower’s assets.
Mortgage Loan
The Company had a mortgage loan that was secured by a commercial office building located in San Francisco, California. The mortgage loan had a fixed interest rate of 6.56% and was paid in full in July 2015.
Other Secured Financings
TCIL has entered into various agreements (“other secured financings”) with financial institutions to fund certain direct financing leases, with TCIL as the lessee. These agreements have fixed interest rates ranging from 3.60% to 5.72%, with terms ranging from three to eight years and maturing between 2015 and 2019. Other secured financings have a principal balance of  $13,676 and $44,486 at December 31, 2015 and December 31, 2014, respectively. In accordance with the agreements, principal and interest payments are due either monthly or quarterly.
On December 18, 2015, TCIL prepaid two of its other secured financing obligations in full. The combined amount of the optional prepayments, which were made to the same lender, was $18,085, which included a make-whole premium of  $365 as required by the agreement.
Loss on Extinguishment of Debt
During 2015, unamortized deferred financing costs of  $1,170 were written off, of which $555 was due to the early payoff of the TCIL 2010 Term Loan and $615 was due to the reduction in commitment amount for the TCF-III Series 2009-1 Notes. During 2014, unamortized deferred financing costs of  $7,468 were written off, of which $4,476 was due to the early payoff of certain TCF-III notes issued in 2012, and $2,992 was due to the change in the maturity date and the reduction in commitment amount for the TCF-III Series 2009-1 Notes. These amounts were recorded on the consolidated statements of income as loss on extinguishment of debt for the years ended December 31, 2015 and 2014, respectively.

Maturities of Debt
At December 31, 2015, the aggregate scheduled maturities of debt during the following five years and thereafter, inclusive of the scheduled maturities of the asset-backed notes and other secured financings, the amounts outstanding under the Credit Facilities as of December 31, 2015, and the amount outstanding under the TCF-III Series 2009-1 Notes as of February 15, 2016 (the conversion date as of December 31, 2015), and assuming that such notes convert to an amortizing term loan on such date, are as follows:
2016	$344,901
2017	264,991
2018	260,756
2019	361,757
2020	351,637
Thereafter	1,601,885
$3,185,927

10.
Derivative Instruments

The Company has entered into interest rate swap agreements (collectively, the “Interest Rate Swaps”) in order to fix the interest rates on portions of the TCIL 2013 Term Loan and certain asset-backed notes.
The Interest Rate Swaps have fixed interest rates ranging between 1.15% and 4.19% per year and termination dates through April 2020. The Interest Rate Swaps had a total notional amount of  $326,778 and $715,237 at December  31, 2015 and December 31, 2014, respectively. The notional amounts of the Interest Rate Swaps decline at a rate consistent with the scheduled amortization of the asset-backed notes.
During December 2013, a cash payment of  $13,110 was paid to counterparties to terminate certain Interest Rate Swaps between various counterparties and TCF-II. These Interest Rate Swaps were terminated in connection with the pre-payment of the TCF-II Series 2006-1 Notes.
During January 2014, the Company entered into two interest rate cap agreements for a total cash payment of  $522. The initial notional amounts of the two caps totaled $176,250, which was 75% of the initial principal balance of the TCF-II Series 2013-1 Notes. The notional amounts decline ratably over the term of the TCF-II Series 2013-1 Notes. The interest rate caps provide for payments to TCF-II from the counterparties if one-month LIBOR exceeds 4.00%. The interest rate caps had notional amounts of $115,050 and $145,700 at December  31, 2015 and December 31, 2014, respectively.
The Company had a credit contract derivative instrument which resulted from a pricing increase of 1.00% caused by a pricing trigger in the TCF Series 1999-1 Note due to the downgrade of the credit rating of MBIA Insurance Corporation (“MBIA”). The credit contract was included in derivative instruments, separate from the related debt. On February 26, 2015, at the request of the Company and the TCF Series 1999-1 Noteholder, the Series 1999-1 policy with MBIA was terminated which resulted in the elimination of the credit contract.

The fair value of derivative instruments reflected on the consolidated balance sheets as of the dates indicated below was as follows:
	Location on Balance Sheet	December 31, 2015	December 31, 2014
Assets:
Interest rate cap	Derivative instruments	$2	$91
Interest rate swaps	Derivative instruments	2,151	4,883
		$2,153	$4,974
Liabilities:
Interest rate swaps	Derivative instruments	$257	$1,862
Credit contract	Derivative instruments	—	195
		$257	$2,057

The change in the fair value of the derivative instruments reflected on the consolidated statements of income as unrealized loss (gain) on derivative instruments, net, for the periods indicated below was as follows:
	December 31, 2015	December 31, 2014	December 31, 2013
Interest rate cap	$(89)	$91	$—
Interest rate swaps	(2,346)	(3,050)	29,416
Interest rate lock	—	(1,057)	—
Credit contract	195	218	298
	$(2,240)	$(3,798)	$29,714

Payments to counterparties, net of payments from counterparties, reflected on the consolidated statements of income as realized loss on derivative instruments, net, for the periods indicated below were as follows:
	December 31, 2015	December 31, 2014	December 31, 2013
Interest rate cap	$—	$522	$—
Interest rate swaps	5,469	8,644	19,869
Interest rate lock	—	—	—
Credit contract	27	219	301
	$5,496	$9,385	$20,170

The Company entered into master netting arrangements to reduce credit risk by permitting net settlement of transactions with the same counterparty. If the gross values of the derivative instruments on the consolidated balance sheets are offset for the same counterparty within each of the Company’s regional service subsidiaries, the resulting values of the derivative instruments on the consolidated balance sheets as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Assets:
Interest rate cap	$2	$91
Interest rate swaps	2,151	4,200
	$2,153	$4,291
Liabilities:
Interest rate swaps	$257	$1,179
Credit contract	—	195
	$257	$1,374

The difference between the gross values and the net values of the derivative instruments on the consolidated balance sheets as of the dates indicated below was as follows:
	December 31, 2015	December 31, 2014
Asset:
Interest rate cap	$—	$—
Interest rate swaps	—	683
	$—	$683
Liabilities:
Interest rate swaps	$—	$683
Credit contract	—	—
	$—	$683

To further limit credit risk, collateral security arrangements provide for collateral to be received or posted when the credit rating of the counterparty fluctuates adversely from contractually established thresholds.
11.
Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued expenses, container rental equipment payable, and debt. At December 31, 2015 and December  31, 2014, fair value of financial instruments approximated book value except for debt.
Measured under Level 2 inputs, debt had a fair value of approximately $3,256,284 and $3,541,318 at December 31, 2015 and December 31, 2014, respectively, compared to its book value of  $3,185,927 and $3,387,406, respectively.

Assets and liabilities, measured at fair value on a recurring basis as of the dates indicated below, were as follows:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Assets:
Interest rate cap and interest rate swaps	$—	$2,153	$—
	$—	$2,153	$—
Liabilities:
Interest rate swaps and credit contract	$—	$257	$—
	$—	$257	$—
December 31, 2014
Assets:
Interest rate cap and interest rate swaps	$—	$4,974	$—
	$—	$4,974	$—
Liabilities:
Interest rate swaps and credit contract	$—	$2,057	$—
	$—	$2,057	$—

12.
Income Taxes

TCIL is a Bermuda exempted limited liability company. Bermuda does not impose a corporate income tax. The Company is subject to taxation in certain foreign jurisdictions on a portion of its income attributable to such jurisdictions.
The components of income tax expense for the periods indicated below were as follows:
	December 31, 2015	December 31, 2014	December 31, 2013
Current
Bermuda	$—	$—	$—
Foreign	695	2,098	1,841
	695	2,098	1,841
Deferred
Bermuda	$—	$—	$—
Foreign	3,353	4,134	4,911
	3,353	4,134	4,911
Total income taxes	$4,048	$6,232	$6,752

The components of income before income taxes for the periods indicated below were as follows:
	December 31, 2015	December 31, 2014	December 31, 2013
Bermuda sources	$—	$—	$—
Foreign sources	131,717	177,536	232,126
	$131,717	$177,536	$232,126

The difference between the Bermuda statutory income tax rate and the effective tax rate on the consolidated statements of income for the periods indicated below was as follows:
	December 31, 2015	December 31, 2014	December 31, 2013
Bermuda tax rate	0.00%	0.00%	0.00%
Foreign tax rate	3.07%	3.51%	2.91%
	3.07%	3.51%	2.91%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in accounts payable and other accrued expenses on the consolidated balance sheets as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Deferred tax assets:
Accounts receivable	$252	$323
Net investment in direct finance leases	218	235
Accrued compensation	8,268	7,857
Share-based compensation	16,717	16,996
Accrued liabilities and other payables	—	203
Passive activity loss carryforwards	135	1,095
Net operating loss carryforwards	623	181
Other	68	83
Total gross deferred tax assets	26,281	26,973
Less: Valuation allowance	(525)	—
Net deferred tax assets	25,756	26,973
Deferred tax liabilities:
Accrued liabilities and other payables	$56	$—
Container rental equipment and property, furniture and equipment	21,448	19,753
Deferred income	22,947	22,455
Derivative instruments	30	56
Investment in TCI	1,845	1,926
Total gross deferred tax liabilities	46,326	44,190
Net deferred tax liabilities	$20,570	$17,217

The valuation allowance for deferred tax assets as of December 31, 2015 and 2014 was $525 and $0, respectively. Net changes in total valuation allowance for the years ended December 31, 2015 and 2014 were an increase of  $525 and $0, respectively. The valuation allowance at December 31, 2015 was related to net operating loss carryforwards that, in the judgment of management, are more likely than not to not be utilized.
In assessing the potential future realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not that TCIL will realize the benefits of these deductible differences at December 31, 2015, except for the net operating loss carryover against which the Company has a valuation allowance.

Income taxes on unremitted earnings have not been reflected on the consolidated financial statements because such earnings are intended to be permanently reinvested in those jurisdictions. Such earnings and withholding taxes are estimated to be approximately $68,936 and $20,524, respectively, at December 31, 2015.
Net operating loss carryforwards for foreign income tax purposes of  $1,696 and $357 are available to offset future U.S. and California taxable income, respectively, from 2016 through 2035. In addition, passive activity loss carryforwards for foreign income tax purposes of  $401 are available to offset future U.S. taxable income over an indefinite period.
The Company files income tax returns in several jurisdictions including the United States and the State of California.
Unrecognized tax benefit amounts for the periods indicated below were as follows:
	2015	2014
Beginning balance at January 1	$7,395	$6,817
Increase related to current year’s tax position	1,260	1,439
Lapse of statute of limitations	(678)	(858)
Foreign exchange adjustment	(632)	(3)
Ending balance at December 31	$7,345	$7,395

All unrecognized tax benefits as of December 31, 2015 will impact income tax expense when recognized; however, $5,165 of the unrecognized tax benefit will have no net impact on after-tax income as a result of offsetting reimbursements from third parties. It is reasonably possible that the total amount of unrecognized tax benefit as of December 31, 2015 will decrease by $791 within the next twelve months due to statute of limitations lapses. This reduction will impact income tax expense when recognized.
Interest and penalty expense for the periods indicated below were as follows:
	2015	2014	2013
Interest expense (benefit)	$15	$21	$(21)
Penalty expense	(98)	68	131
The components of income taxes and other taxes payable included in accounts payable and other accrued expenses on the consolidated balance sheets as of the dates indicated below were as follows:
	December 31, 2015	December 31, 2014
Corporate income taxes payable	$194	$208
Unrecognized tax benefits	7,345	7,395
Interest accrued	559	544
Penalties	654	752
Income taxes payable	8,752	8,899
Other taxes payable	3,985	1,967
Total income taxes and other taxes payable	$12,737	$10,866

13.
Share-Based Compensation

Options
On June 1, 2011, options to purchase 8,051,937 Class A common shares were initially granted comprising service-based options to purchase 2,681,297 Class A common shares and market-based options to purchase 5,370,640 Class A common shares. On February 8, 2012, unvested options to purchase 160,191 Class A common shares were forfeited and, on May 16, 2013, options to purchase an additional 94,230 Class A common shares were granted. On September 12, 2014, options to purchase 12,551.20 Class A common shares were exercised in a cashless exercise and 6,446.91 Class A common shares were issued to the option holder in respect of this exercise. Class A common shares used to pay the exercise price of an option are no longer available for grant under the Option Plan.
On November 9, 2015, the Company entered into option transaction agreements (the “Option Transaction Agreements”) with option holders in anticipation of the merger transaction with TAL International. The Option Transaction Agreements resulted in the settlement and cancellation of 5,326,613 vested and unvested market-based options to purchase 5,326,613 Class A common shares in exchange for 865,156.82 fully vested Class A common shares during November 2015. Of the 865,156.82 Class A common shares received by option holders under the Option Transaction Agreements, there were 371,319.74 Class A common shares redeemed in a cashless settlement in order to satisfy shareholder withholding tax obligations. The modification related to the market-based options resulted in an addition to share-based compensation expense of  $391.
In accordance with the terms of the Option Transaction Agreements, the Company will cancel vested service-based options in exchange for a number of Class A common shares in the Company immediately prior to the closing date of the mergers. The value and number of Class A common shares to be issued is based on a formula using a 30-day average of TAL International’s publicly traded share prices near the date of closing and also using the Black-Scholes-Merton valuation of the vested service-based options near the date of closing.
The vested service-based options were then considered to be modified and liability classified, resulting in the reclassification of an estimated fair value of  $7,416 from additional paid-in-capital to accounts payable and other accrued expenses on the consolidated balance sheet as of November 9, 2015. Since the value of the modified options was less than the value of the vested service-based options just prior to modification, no incremental compensation expense was recorded.
The fair value of the vested service-based options just prior to modification was determined using the Black-Scholes-Merton option pricing model and the fair value of the modified options was determined using a Monte Carlo simulation model. Certain assumptions used in the valuation of the modified options were as follows:
	Pre-Modification	Modified
Expected term of service-based options	5.56 years	5.56 years
Expected common share price volatility	40.00%	35.00%
Expected dividends	0.00%	0.00%
Expected forfeitures	0.00%	0.00%
Risk-free interest rates (Treasury rate for expected term)	1.84%	1.75%
The vested service-based options will be marked to market until settled, resulting in a $1,244 reduction of liability and an increase in paid-in-capital at December 31, 2015, reflecting a fair value of  $6,172 for the vested service-based options as of December 31, 2015.
The Company recognized $11,522, $18,161 and $18,093 of compensation costs that were reported in management, general and administrative expense on the consolidated statements of income for the years ended December 31, 2015, 2014 and 2013, respectively, which relate to options granted under the Option Plan during the years 2011 through 2015.
As of December 31, 2015, there was approximately $2,403 of total unearned compensation cost related to non-vested options which was expected to be recognized over the next two years as follows:
2016	$2,263
2017	140
$2,403

Service-based Options
The fair value for the service-based options was estimated as of the grant date using the Black-Scholes-Merton option pricing model. Certain assumptions used in the valuation of service-based options granted for the period indicated below were as follows:
Granted in 2013
Expected term of service-based options	6.25 years
Expected common share price volatility	58.00%
Expected dividends	0.00%
Expected forfeitures	0.00%
Risk-free interest rates (10-year Treasury bonds)	1.87%
There were no service-based options granted under the Option Plan during 2015 or 2014.
The service-based options granted and the weighted-average exercise price for the periods indicated below were as follows:
	Service-Based Options
	Number of Class A Common Shares Underlying Options	Weighted- Average Exercise Price	Number of Class A Common Shares Underlying Exercisable Options	Exercisable Weighted- Average Exercise Price
Balance at December 31, 2012	2,627,953.0	$19.42	525,590.6	$19.42
Granted during this period	31,410.0	39.90	—	—
Exercised during this period	—	—	—	—
Forfeited during this period	—	—	—	—
Balance at December 31, 2013	2,659,363.0	$19.66	1,051,181.2	$19.42
Granted during this period	—	—	—	—
Exercised during this period	(12,551.2)	(19.42)	—	—
Forfeited during this period	—	—	—	—
Balance at December 31, 2014	2,646,811.8	$19.66	1,573,640.4	$19.50
Granted during this period	—	—	—	—
Exercised during this period	—	—	—	—
Forfeited during this period	(3,137.8)	(19.42)	—	—
Balance at December 31, 2015	2,643,674	$19.66	2,102,375.2	$19.54

Market-based Options
Market-based options were granted at exercise prices equal to the fair market value of the Class A common shares on the grant date. The fair value of the market-based options and the requisite vesting period have been calculated as of the grant date using a Monte Carlo simulation model.
Certain assumptions used in the valuation of the market-based options granted for the period indicated below were as follows:
Granted in 2013
Expected term of market-based options	7.0 years
Expected common share price volatility	58.00%
Expected dividends	0.00%
Expected forfeitures	0.00%
Risk-free interest rates (10-year Treasury bonds)	1.87%
There were no market-based options granted under the Option Plan during 2015 or 2014.

The market-based options granted and the weighted-average exercise price for the periods indicated below were as follows:
	Market-Based Options
	Number of Class A Common Shares Underlying Options	Weighted- Average Exercise Price	Number of Class A Common Shares Underlying Exercisable Options	Exercisable Weighted- Average Exercise Price
Balance at December 31, 2012	5,263,793.0	$19.42	—	—
Granted during this period	62,820.0	39.90	—	—
Exercised during this period	—	—	—	—
Forfeited during this period	—	—	—	—
Balance at December 31, 2013	5,326,613.0	$19.66	—	—
Granted during this period	—	—	—	—
Exercised during this period	—	—	—	—
Forfeited during this period	—	—	—	—
Balance at December 31, 2014	5,326,613.0	$19.66	—	—
Granted during this period	—	—	—	—
Exercised during this period	—	—	—	—
Settled/cancelled during this period	(5,326,613.0)	(19.66)	—	—
Balance at December 31, 2015	—	—	—	—

Total Options
Total option activity under the Option Plan for the periods indicated below was as follows:
	Total Options
	Number of Class A Common Shares Underlying Options	Weighted- Average Exercise Price	Number of Class A Common Shares Underlying Exercisable Options	Exercisable Weighted- Average Exercise Price
Balance at December 31, 2012	7,891,746.0	$19.42	525,590.6	$19.42
Granted during this period	94,230.0	39.90	—	—
Exercised during this period	—	—	—	—
Forfeited during this period	—	—	—	—
Balance at December 31, 2013	7,985,976.0	$19.66	1,051,181.2	$19.42
Granted during this period	—	—	—	—
Exercised during this period	(12,551.2)	(19.42)	—	—
Forfeited during this period	—	—	—	—
Balance at December 31, 2014	7,973,424.8	$19.66	1,573,640.4	$19.50
Granted during this period	—	—	—	—
Exercised during this period	—	—	—	—
Forfeited during this period	(3,137.8)	(19.42)	—	—
Settled/cancelled during this period	(5,326,613.0)	(19.66)	—	—
Balance at December 31, 2015	2,643,674.0	$19.66	2,102,375.2	$19.54

The aggregate intrinsic value of all options exercisable and outstanding under the Option Plan, which represents the total pre-tax intrinsic value, based on the Company’s Class A common share fair value of $12.26 per share as of December  31, 2015, was $0. The aggregate intrinsic value is calculated as the difference between the exercise prices of the Company’s options that were in-the-money and the fair value of the Class A common shares that would have been issued if those options were exercised as of December 31, 2015. The aggregate intrinsic value of all options exercised during the years ended December 31, 2015, 2014 and 2013 and based on the closing share price on the date each option was exercised was $0, $257 and $0, respectively.
Non-Vested Options
The non-vested option activity under the Option Plan for the periods indicated below was as follows:
	Non-vested Options
	Number of Class A Common Shares Underlying Options	Weighted-Average Grant-Date Fair Value
Balance at December 31, 2012	7,366,155.4	$9.58
Granted during this period	94,230.0	21.92
Vested during this period	(525,590.6)	(9.75)
Forfeited during this period	—	—
Balance at December 31, 2013	6,934,794.8	$9.73
Granted during this period	—	—
Vested during this period	(535,010.4)	(9.90)
Forfeited during this period	—	—
Balance at December 31, 2014	6,399,784.4	$9.72
Granted during this period	—	—
Vested during this period	(2,749,932.4)	(9.70)
Forfeited during this period	(3,137.8)	(9.75)
Cancelled during this period	(3,105,415.4)	(9.65)
Balance at December 31, 2015	541,298.8	$10.19

Non-Employee Director Equity Plan
Class A common shares granted under the Equity Plan and their respective fair values were as follows:
Date of Grant	Class A Common Shares Granted	Fair Value of Shares at Date of Grant
August 14, 2012	13,670	$400
May 16, 2013	10,026	400
February 27, 2014	10,017	400
February 26, 2015	11,334	400
May 21, 2015	3,542	125
Balance at December 31, 2015	48,589

For the years ended December 31, 2015, 2014 and 2013, non-employee director compensation cost was included on the consolidated statements of income in management, general and administrative expense in the amounts of  $525, $525 and $400, respectively. As of December 31, 2015, remaining unearned compensation cost related to non-employee director shares was $200, all of which is anticipated to be recognized in 2016.

14.
Related Party Transactions

Payments to Affiliate
Payments were made to an affiliate for services which were mainly related to container repositioning in the amounts of  $780 and $314 for the years ended December 31, 2015 and 2014, respectively.
MBIA is a related party, as certain affiliates of Warburg Pincus LLC are significant minority shareholders in MBIA and certain affiliates of Warburg Pincus LLC have a controlling interest in TCIL’s issued share capital. Payments were made to MBIA in the amounts of  $13 and $199 for the years ended December  31, 2015 and 2014, respectively.
Marine Container Services (India) Private Limited (“MSC”) is a related party, as MSC is party to a joint venture agreement with TCIL. Payments were made to MSC for services related primarily to container operations in the amounts of  $208 and $273 for the years ended December 31, 2015 and 2014, respectively.
15.
Receivables Under Operating Lease Agreements

Future estimated minimum lease receivables under non-cancelable operating leases having an original term of more than one year as of December 31, 2015 are as follows:
Years Ended December 31
2016	$332,434
2017	257,492
2018	173,076
2019	124,198
2020	74,022
Thereafter	61,786
$1,023,008

16.
Commitments and Contingencies

Leases
The Company is obligated under certain non-cancelable operating lease agreements which have original terms that extend to 2018. Agreements for office facilities and office equipment leases are generally renewed or replaced by similar leases upon expiration.
Future minimum annual lease payments required under non-cancelable operating leases having an original term of more than one year as of December 31, 2015 are as follows:
Years Ended December 31
2016	$1,328
2017	759
2018	249
2019	79
2020	1
Thereafter	—
$2,416

Total operating lease rental expense included in marketing, general and administrative expenses on the consolidated statements of income for the years ended December  31, 2015, 2014 and 2013 amounted to approximately $1,428, $1,146 and $1,527, respectively.
Container Equipment Purchase Commitments
At December 31, 2015 and December 31, 2014, the Company had outstanding purchase commitments with various manufacturers to purchase containers having an estimated value of approximately $47,261 and $135,605, respectively. The purchase of these containers is funded through borrowings and through funds internally generated from operations.

Retention Bonus Plan
Effective May 23, 2011, a bonus plan was established to award bonuses to certain employees for continued service (the “Retention Bonus Plan”). In accordance with the terms of the Retention Bonus Plan agreement, specified bonus amounts, plus interest compounded annually, will be paid to all participants in the Retention Bonus Plan on May 23, 2017 (the “payment date”). The total bonus amount and its applicable compounded interest is accrued on a straight-line basis until the payment date and is recorded as an increase in accrued compensation included in accounts payable and other accrued expenses on the consolidated balance sheets and as long-term compensation expense included in management, general and administrative expense on the consolidated statements of income. In accordance with the Retention Bonus Plan agreement, if a participant’s service has been terminated prior to the payment date, the Company’s liability is reduced and the payment amount is either forfeited or in some instances, paid to the participant.
For the years ended December 31, 2015, 2014 and 2013, long-term compensation expense of  $3,921, $4,239 and $4,591, respectively, relating to the Retention Bonus Plan expense accruals net of forfeitures was reflected in management, general and administrative expense on the consolidated statements of income, with a corresponding increase reflected in accounts payable and other accrued expenses.
Payments of  $992, $302 and $1,130 for early terminations were made in the years ended December 31, 2015, 2014 and 2013, respectively. As of December  31, 2015 and 2014, balances of  $19,128 and $16,199, respectively, related to the Retention Bonus Plan were reflected in accounts payable and other accrued expenses. If there are no additional early terminations, payment of approximately $24,912 will be made on May 23, 2017.
Each year the applicable effective interest rate for the Retention Bonus Plan is determined based on the prime rate, as published by The Wall Street Journal on specified days, plus 1%, with limitations of a minimum effective rate of 4% per year and a maximum effective rate of 10% per year. The applicable effective interest rate is based on the rate published on December 31 of the prior year until the payment date. For the years ended December 31, 2015, 2014 and 2013, the resulting effective rate was 4.25%, 4.25% and 4.25%, respectively.
On October 26, 2015, the Company established an incremental retention bonus plan (the “Plan”) to award bonuses to certain employees for continued service. The Plan only becomes effective on the closing date of the anticipated merger with TAL International. Once effective, specified bonus amounts will be paid to all Plan participants on May 23, 2017 (the payment date), subject to adjustment for certain terminations, with a maximum aggregate payout of  $1,580.
Severance Plan
On October 26, 2015, the Company established a severance plan (the “Employee Severance Plan”) in order to provide severance benefits to eligible employees who are involuntarily terminated for reasons other than cause, or who resign for “good reason” (as such term is defined in the Employee Severance Plan). Employees eligible for benefits under the Employee Severance Plan would receive a severance award and other benefits based upon their tenure with the Company, as more fully described in the Employee Severance Plan.
17.
Segment Reporting

Industry Segment Information
The Company earns its revenues from its customers when the containers are on lease to those customers.

Geographic Segment Information
The geographic allocation of revenue based on the primary domicile of the Company’s customers for the periods indicated below was as follows:
	December 31, 2015	December 31, 2014	December 31, 2013
Asia	$403,910	$393,642	$388,970
Europe	226,905	218,642	220,334
North / South America	41,566	60,090	65,742
Bermuda	120	45	22
All other international	35,338	34,796	28,292
	$707,839	$707,215	$703,360

Substantially all of the Company’s long-lived assets are considered to be international with no single country of use since all of the Company’s containers are used internationally and no containers are domiciled in one particular place for a prolonged period of time. Substantially all of the Company’s revenue is denominated in U.S. dollars.
18.
Selected Quarterly Financial Data (Unaudited)

Certain key interim financial information for the periods indicated below are as follows:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015
Total revenues	$180,131	$178,989	$175,719	$173,000
Loss (gain) on disposition of container rental equipment	(5,248)	(1,077)	3,254	1,058
Net income attributable to shareholders	40,870	36,241	21,158	12,820
Net income per basic common share	0.82	0.72	0.42	0.25
Net income per diluted common share	0.77	0.70	0.42	0.25
2014
Total revenues	$178,838	$170,941	$176,531	$180,905
Gain on disposition of container rental equipment	(10,497)	(9,212)	(6,977)	(4,930)
Net income attributable to shareholders	43,882	31,484	29,515	44,586
Net income per basic common share	0.88	0.63	0.59	0.89
Net income per diluted common share	0.83	0.59	0.56	0.84
19.
Subsequent Events

As of April 1, 2016, the date the consolidated financial statements were available for issuance, there were no subsequent events or transactions that would impact the consolidated financial statements and require additional recognition or disclosure.

SCHEDULE II

Valuation and Qualifying Accounts
Years ended December 31, 2015, 2014 and 2013
	Beginning Balance	Additions/ (Reversals)	(Write-Offs)/ Reversals	Ending Balance
Accounts Receivable – Allowance for Doubtful Accounts:
For the year ended December 31, 2015	$9,576	$(1,211)	$(69)	$8,296
For the year ended December 31, 2014	7,367	2,223	(14)	9,576
For the year ended December 31, 2013	2,937	4,430	—	7,367
Net Investment in Direct Financing Leases – Allowance for Doubtful Accounts:
For the year ended December 31, 2015	$527	$—	$—	$527
For the year ended December 31, 2014	526	1	—	527
For the year ended December 31, 2013	—	526	—	526

ANNEX A
TRANSACTION AGREEMENT

TRANSACTION AGREEMENT
dated as of November 9, 2015
by and among
TRITON CONTAINER INTERNATIONAL LIMITED,
TRITON INTERNATIONAL LIMITED,
OCEAN BERMUDA SUB LIMITED,
OCEAN DELAWARE SUB, INC.
and
TAL INTERNATIONAL GROUP, INC.

A-i

A-ii

A-iii

Section	Page
Section 10.7 Severability	A-72
Section 10.8 Assignment	A-72
Section 10.9 Submission to Jurisdiction	A-72
Section 10.10 Enforcement	A-72
Section 10.11 Waiver of Jury Trial	A-73
Section 10.12 Amendment	A-73
Section 10.13 Extension; Waiver	A-73
EXHIBITS
Exhibit A Statutory Merger Agreement
Exhibit B Form of Triton Voting Agreement
Exhibit C-1 Form of Shareholders Agreement (Warburg Pincus/Vestar)
Exhibit C-2 Form of Lock-Up Agreement (Pritzker Shareholders)
Exhibit D Form of Delaware Certificate of Merger
Exhibit E Form of Holdco Bye-Laws
SCHEDULES
Schedule 2.5(c) Directors and Officers of Holdco
Schedule 8.1(a) Antitrust Approvals
A-iv

INDEX TO TAL DISCLOSURE LETTER
Section 1.1-K	Knowledge of TAL
Section 1.1-PL	Permitted Liens
Section 4.2	Capital Structure; Share Calculation
Section 4.3	Subsidiaries
Section 4.4	Authority
Section 4.5(a)	Consents and Approvals; No Violation
Section 4.6	SEC Documents; Internal Controls and Procedures
Section 4.8	Absence of Certain Changes or Events
Section 4.10	Legal Proceedings
Section 4.11	Taxes
Section 4.12	Material Agreements
Section 4.14	Employee Benefit Plans
Section 4.16	Properties
Section 4.17	Intellectual Property
Section 4.23	Related-Party Transactions
Section 6.1(a)	Capital Expenditures
Section 6.1(i)	Indebtedness
Section 6.1(j)	Other Actions
Section 6.1(m)	Compensation and Benefit Plans
Section 6.1(o)	Legal Actions
Section 7.13	Indemnification; Directors’ and Officers’ Insurance
A-v

INDEX TO TRITON DISCLOSURE LETTER
Section 1.1-PL	Permitted Liens
Section 1.1-K	Knowledge of Triton
Section 5.3	Capital Structure of Triton
Section 5.5	Subsidiaries
Section 5.7	Consents and Approvals; No Violation
Section 5.8	Financial Statements and Internal Controls and Procedures
Section 5.12	Legal Proceedings
Section 5.13	Taxes
Section 5.14	Material Agreements
Section 5.15	Container Files
Section 5.16	Employee Benefit Plans/Triton Qualified Plans
Section 5.17	Labor and Employment Matters
Section 5.18	Properties
Section 5.19	Intellectual Property
Section 5.26	Related-Party Transactions
Section 5.29	Brokers or Finders
Section 6.2	Interim Period Activities
Section 7.13	Indemnification; Directors’ and Officers’ Insurance
A-vi

INDEX OF DEFINED TERMS
Defined Term	Section
Acceptable TAL Confidentiality Agreement	Section 7.4(b)(i)
Acceptable Triton Confidentiality Agreement	Section 7.4(e)
Acquisitions	Section 6.1(f)
Affiliate	Section 1.1
Agreement	Preamble
Ancillary Agreements	Section 1.1
Anti-Corruption Laws	Section 4.24(a)
Appraisal Withdrawal	Section 3.1(h)(ii)
Appraised Fair Value	Section 3.1(h)(i)
Bermuda Certificate of Merger	Section 2.3
Bermuda Merger Application	Section 2.3
Bermuda Sub	Preamble
Bermuda Sub Common Shares	Section 5.2(a)
Book-Entry Shares	Section 3.1(b)
Business Day	Section 1.1
Certificates	Section 3.1(b)
Change in TAL Recommendation	Section 7.1(d)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Companies Act	Section 1.1
Confidential Information	Section 1.1
Confidentiality Agreement	Section 1.1
Consent	Section 4.5(b)
Contract	Section 1.1
Delaware Certificate of Merger	Section 2.3
Delaware Sub	Preamble
Delaware Sub Common Stock	Section 5.2(a)
Derivative Securities	Section 1.1
DGCL	Recitals
EDGAR	Section 1.1
Effective Time	Section 2.3
End Date	Section 9.1(b)(i)
Environmental Claim	Section 1.1
Environmental Law	Section 1.1
ERISA	Section 1.1
Exchange Act	Section 1.1
Exchange Agent	Section 3.2(b)(i)
Exchange Fund	Section 3.2(a)
Existing TAL D&O Policy	Section 7.13(c)
Existing Triton D&O Policy	Section 7.13(d)
A-vii

Defined Term	Section
Export Control Laws	Section 4.24(c)
FCPA	Section 4.24(a)
Form S-4	Section 7.1(a)
Former Holders	Section 3.2(b)(ii)
Former Shares	Section 3.2(b)(ii)
GAAP	Section 1.1
Governmental Entity	Section 1.1
Hazardous Material	Section 1.1
Holdco	Preamble
Holdco Common Shares	Section 5.2(a)
HSR Act	Section 1.1
Indebtedness	Section 1.1
Injunction	Section 8.1(e)
Intellectual Property	Section 1.1
Interim Period	Section 6.1
Intervening Event	Section 1.1
IRS	Section 4.14(b)
IT Systems	Section 1.1
Knowledge of TAL	Section 1.1
Knowledge of Triton	Section 1.1
Law	Section 1.1
Legal Actions	Section 1.1
Letter of Transmittal	Section 3.2(b)(ii)
Lien	Section 1.1
Merger Consideration	Section 3.1(b)
Merger Control Law	Section 4.5(b)
Merger Subs	Preamble
Merger Tax Opinion	Section 7.10
Mergers	Recitals
Multiemployer Plan	Section 1.1
nonassessable	Section 1.1
Non-U.S. TAL Plan	Section 4.14(f)
Non-U.S. Triton Plan	Section 5.16(f)
NYSE	Section 4.5(b)
OFAC	Section 1.1
Order	Section 1.1
Parties	Preamble
Party	Section 1.1
Permits	Section 4.9(a)
Permitted Liens	Section 1.1
Person	Section 1.1
Proxy Statement	Section 7.1(a)
Registrar	Section 2.3
A-viii

Defined Term	Section
Release	Section 1.1
Representatives	Section 7.2(a)
Required TAL Vote	Section 4.26
Requisite Regulatory Approvals	Section 8.1(a)
Restricted TAL Share	Section 3.3(a)
Restricted Triton Share	Section 3.4(b)
SEC	Section 1.1
Securities Act	Section 1.1
Shareholder Agreements	Recitals
Sponsor Shareholders’ Agreement	Section 1.1
Statutory Merger Agreement	Recitals
Subsidiary	Section 1.1
Surviving Corporations	Section 2.1(b)
TAL	Preamble
TAL Acquisition Proposal	Section 1.1
TAL Bidder	Section 7.4(e)
TAL Book-Entry Share	Section 3.1(a)
TAL Bylaws	Section 1.1
TAL Certificate	Section 3.1(a)
TAL Charter	Section 1.1
TAL Common Stock	Section 4.2(a)
TAL Disclosure Letter	Article IV
TAL Effective Time	Section 2.3
TAL Employee Benefit Plan	Section 1.1
TAL ERISA Affiliate	Section 4.14(e)
TAL Exchange Ratio	Section 3.1(a)
TAL File	Section 4.13(a)
TAL Indemnified Parties	Section 7.13(a)
TAL Insurance Amount	Section 7.13(c)
TAL Intellectual Property	Section 4.17(a)
TAL Leases	Section 4.16(b)
TAL Material Adverse Effect	Section 1.1
TAL Material Contract	Section 4.12(a)
TAL Merger	Recitals
TAL Merger Consideration	Section 3.1(a)
TAL Preferred Stock	Section 4.2(a)
TAL Qualified Plans	Section 4.14(c)
TAL Recommendation	Section 7.1(d)
TAL Record Date	Section 7.1(d)
TAL Restricted Holdco Share	Section 3.3(a)
TAL SEC Documents	Section 4.6(a)
TAL Securities	Section 1.1
TAL Stock Plan	Section 1.1
A-ix

Defined Term	Section
TAL Stockholders Meeting	Section 7.1(d)
TAL Superior Proposal	Section 1.1
TAL Surviving Corporation	Section 2.1(b)
TAL Surviving Corporation Charter	Section 2.4(a)
TAL Termination Fee	Section 9.2(b)(iii)
TAL Third Party Intellectual Property Licenses	Section 1.1
TAL Voting Debt	Section 4.2(b)
Tax	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Trade Secrets	Section 1.1
Transaction Litigation	Section 7.14
Triton	Preamble
Triton Acquisition Proposal	Section 1.1
Triton Book-Entry Share	Section 3.1(b)
Triton Certificate	Section 3.1(b)
Triton Class A Common Shares	Section 5.3(a)
Triton Class B Common Shares	Section 5.3(a)
Triton Common Shares	Section 5.3(a)
Triton Disclosure Letter	Article V
Triton Dissenting Shares	Section 1.1
Triton Effective Time	Section 2.3
Triton Employee Benefit Plan	Section 1.1
Triton ERISA Affiliate	Section 5.16(e)
Triton Exchange Ratio	Section 1.1
Triton File	Section 5.15(a)
Triton Financial Statements	Section 5.8(a)
Triton Indemnified Parties	Section 7.13(b)
Triton Insurance Amount	Section 7.13(d)
Triton Intellectual Property	Section 5.19(a)
Triton Leases	Section 5.18(b)
Triton Material Adverse Effect	Section 1.1
Triton Material Contract	Section 5.14(a)
Triton Merger	Recitals
Triton Merger Consideration	Section 3.1(b)
Triton Owned Real Property	Section 5.18(a)
Triton Qualified Plans	Section 5.16(c)
Triton Record Date	Section 7.1(e)
Triton Restricted Holdco Share	Section 3.4(b)
Triton Share Count	Section 1.1
Triton Shareholder Approval	Section 5.25(b)
Triton Shareholders Meeting	Section 7.1(e)
Triton Stock Option	Section 3.4(a)
A-x

Defined Term	Section
Triton Stock Plan	Section 1.1
Triton Superior Proposal	Section 1.1
Triton Surviving Corporation	Section 2.1(a)
Triton Tax Counsel	Section 7.10
Triton Termination Fee	Section 9.2(c)
Triton Third Party Intellectual Property Licenses	Section 1.1
Triton Voting Agreements	Recitals
Triton Voting Debt	Section 5.3(b)
Willful and Material Breach	Section 1.1
A-xi

This TRANSACTION AGREEMENT, dated as of November 9, 2015 (this “Agreement”), is by and among Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Holdco”), Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda and direct wholly-owned Subsidiary of Holdco (“Bermuda Sub”), Ocean Delaware Sub, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Holdco (“Delaware Sub,” and together with Bermuda Sub, the “Merger Subs”), and TAL International Group, Inc., a Delaware corporation (“TAL” and, collectively with Triton, Holdco, Bermuda Sub and Delaware Sub, the “Parties”).
WHEREAS, in anticipation of the Mergers (as defined below), Triton has formed (a) Holdco, (b) Bermuda Sub and (c) Delaware Sub;
WHEREAS, upon the terms and subject to the conditions of this Agreement and a statutory merger agreement among Holdco, Triton and Bermuda Sub, substantially in the form of Exhibit A attached hereto (the “Statutory Merger Agreement”), and in accordance with the applicable provisions of the Companies Act (as defined below), Bermuda Sub will merge with and into Triton, with Triton as the surviving company and the surviving company becoming a wholly-owned Subsidiary of Holdco (the “Triton Merger”);
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Delaware Sub will merge with and into TAL, with TAL as the surviving corporation and the surviving corporation becoming a wholly-owned Subsidiary of Holdco (the “TAL Merger” and, together with the Triton Merger, the “Mergers”);
WHEREAS, the Boards of Directors of each of TAL, Triton, Bermuda Sub, Delaware Sub and Holdco have each unanimously approved this Agreement and (in the case of the directors of Triton, Bermuda Sub and Holdco) the Statutory Merger Agreement and determined that the terms of this Agreement and (in the case of the directors of Triton, Bermuda Sub and Holdco) the Statutory Merger Agreement are in the best interests of their respective companies and shareholders, and declared the advisability of this Agreement, the Statutory Merger Agreement and the transactions contemplated hereby and thereby;
WHEREAS, as a condition to TAL’s willingness to enter into this Agreement, certain of the shareholders of Triton have delivered simultaneously herewith a voting agreement, each substantially in the form of Exhibit B attached hereto (collectively, the “Triton Voting Agreements”), pursuant to which such shareholders of Triton have committed to, subject to the terms and conditions set forth therein, vote to approve the Statutory Merger Agreement at the Triton Shareholders Meeting (as defined below);
WHEREAS, Triton, TAL, Holdco and the Merger Subs desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;
WHEREAS, the Parties intend that, for United States federal income tax purposes, either (a) the Triton Merger shall be treated, together with the TAL Merger and the other transactions described in this Agreement, as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder or (b) the Triton Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will constitute a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and
WHEREAS, concurrently with the execution of this Agreement, (a) Holdco and certain shareholders of Triton have entered into shareholder agreements, to be effective at the Effective Time (as defined below), each in the form attached hereto as Exhibit C-1 and (b) Holdco and certain other shareholders of Triton have entered into lock-up agreements, to be effective at the Effective Time, each in the form attached hereto as Exhibit C-2 (collectively, the “Shareholder Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS; TERMS
Section 1.1   Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that, except with respect to Section 5.26 and Section 6.2(b)(i), “Affiliate” shall not include any portfolio company of Warburg Pincus or Vestar Capital Partners (other than Triton and its Subsidiaries) or any Affiliates of such portfolio companies; provided, further, such portfolio company (a) does not possess, or have access to, any Confidential Information and (b) does not beneficially own any securities in Holdco, Triton, TAL or their respective Subsidiaries.
“Ancillary Agreements” means the Shareholder Agreements, Triton Voting Agreements and the Statutory Merger Agreement.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York or Hamilton, Bermuda are required or authorized by Law to be closed.
“Companies Act” means the Companies Act 1981 of Bermuda, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 7, 2014, by and between TAL and Triton (as amended).
“Confidential Information” shall mean all non-public, confidential or proprietary information of or concerning Holdco, Triton, TAL or their respective Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, except for any information that is (a) in the public domain or available to the public, (b) lawfully acquired from sources (other than Triton or any of its Affiliates) not known to be subject to confidentiality obligations with respect to such information or (c) independently developed without reference to any Confidential Information.
“Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, power of attorney, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, understanding or undertaking of any nature.
“Derivative Securities” means, with respect to any Person, any rights, options or other securities convertible into or exchangeable for equity securities, or any obligations measured by the price or value of any equity securities, including without limitation any swaps or other derivative arrangements.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.
“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including liability for investigatory, clean up, remedial or corrective action cost or expenses, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines, assessments or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, or otherwise relating to Environmental Laws.
“Environmental Law” means any Law, including common law, relating to pollution or protection of human health or the environment, or restoration or remediation of or prevention of harm to the environment or natural resources, including (a) the Release or threatened Release of or exposure to any

Hazardous Material, (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials, or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means U.S. generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Entity” means any multinational, national, federal, territorial, state or local, whether foreign or domestic, governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.
“Hazardous Material” means any pollutant, contaminant, waste, petroleum or any fraction derivative, by-product or waste thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, greenhouse gases, radon, mold, and chemicals, materials, substances, or wastes, substances, materials or agents, including any combination thereof, that are listed, classified, defined, designated, governed or regulated under Environmental Law as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” of any Person at any date means, without duplication, all (a) obligations for money borrowed or which have been incurred in connection with the acquisition of property or assets; (b) obligations of such Person evidenced by notes, debentures, bonds or other similar instruments; (c) obligations under swap contracts and hedging agreements; (d) obligations of such Person issued or assumed as the deferred purchase price of property or service; (e) capitalized rentals; (f) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (g) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property; (h) obligations of such Person upon which interest charges are customarily paid; (i) obligations of such Person, actual or contingent, as an account party in respect of letters of credit and bankers’ acceptances (other than any such obligations in respect of undrawn amounts under letters of credit in respect of trade payables); and (j) all obligations of the type referred to in clauses (a) through (i) of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; provided, however, that trade payables, deferred rental income, repair service provision, deferred taxes, taxes payable, payroll expenses and other accrued expenses incurred in the ordinary course of business shall not constitute Indebtedness.
“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to (a) trademarks, domain names, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of origin, including any registrations or applications of, and the goodwill associated with, any of the foregoing, (b) patents and patent applications, and utility models and utility model applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (c) inventor’s certificates and invention disclosures, (d) copyrights and copyrightable works of authorship, (including any applications, registrations and renewals for the foregoing), and proprietary rights in designs and databases and, (e) trade secrets and other confidential know-how and information, including confidential methodology, algorithms, systems, processes and business, technical, engineering, servicing or financial information (collectively “Trade Secrets”) and (f) computer software and related documentation and specifications.

“Intervening Event” means any material event, development or change in circumstance that was not known or reasonably foreseeable by the Board of Directors of TAL, as of the date of this Agreement, which event, development or change in circumstance becomes known to the Board of Directors of TAL before obtaining the Required TAL Vote; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt by TAL, existence or terms of a TAL Acquisition Proposal, the receipt by Triton, existence or terms of a Triton Acquisition Proposal or, in each case, any matter relating thereto or consequence thereof; (b) changes in the trading prices or trading volume of the TAL Common Stock or the debt instruments or credit ratings of TAL or its Subsidiaries or in any analyst’s recommendation with respect to TAL or its Subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been an Intervening Event); (c) the meeting or exceeding of any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of such circumstances may be considered in determining whether there has been an Intervening Event); and (d) any action taken by any Party pursuant to and in compliance with the terms of this Agreement, including Section 7.3, and the consequences of any such action.
“IT Systems” means servers, computer hardware, networks, computer software, databases, telecommunications systems, websites, IP addresses and interfaces.
“Knowledge of TAL” means the actual knowledge of the Persons set forth on Section 1.1-K of the TAL Disclosure Letter.
“Knowledge of Triton” means the actual knowledge of the Persons set forth on Section 1.1-K of the Triton Disclosure Letter.
“Law” means any federal, territorial, state, local, multinational or foreign law, statute, ordinance, rule, regulation, Order, administrative order, legally binding guidance, administrative guidance or decree or administrative, arbitral, judicial or quasi-judicial decision or other legally binding restriction of any Governmental Entity.
“Legal Actions” means any legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.
“Lien” means any mortgage, pledge, hypothecation, right of first refusal, right of first offer, judgment lien or similar legal process, title retention lien, or other lien, security interest or encumbrance, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any capitalized lease.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“nonassessable” means, with reference to any shares of Bermuda companies, that no further sums are required to be paid by the holders of such shares in connection with the issue of such shares.
“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.
“Order” means any outstanding judgment, order, writ, injunction, stipulation, assessment, ruling, award or decree of any Governmental Entity.
“Party” means Triton, Bermuda Sub, Delaware Sub, Holdco or TAL, as applicable.
“Permitted Liens” means, with respect to a Party, the following Liens: (a) mechanic’s, carriers’, workmen’s, materialmen’s, warehousemen’s, repairmen’s or other similar Liens arising by operation of law in the ordinary course of business for sums not yet due and payable or which are being contested in good faith diligently by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (to the extent required), (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable, which may hereafter be paid without penalty or which are being contested in good faith diligently by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) defects or imperfections in title to the property or assets of such Party or its Subsidiaries but which, individually or in the aggregate, do not and would not reasonably be expected to (i) materially detract from the value or marketability of the property or asset to which it relates or (ii) materially impair the ability of such Party or its Subsidiaries to own, lease, use or operate the property or asset to which it relates, (d) (i) any non-exclusive right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being licensed or leased that does not materially impair the value or use of such license or lease agreement or is being contested in the ordinary course of business in good faith or (ii) any license that, pursuant to Section 4.17(b) with respect to TAL or any TAL Subsidiary as licensor, is not required to be listed in Section 4.17(b)(ii) of the TAL Disclosure Letter, or pursuant to Section 5.19(b) with respect to Triton or any Triton Subsidiary as licensor, is not required to be listed in Section 5.19(b)(ii) of the Triton Disclosure Letter, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) zoning, ordinances, variances, conditional use permits, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of similar nature, in each case in the ordinary course of business consistent with past practice and (h) Liens described on Section 1.1-PL of the TAL Disclosure Letter or Triton Disclosure Letter, as applicable.
“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, pouring, dumping, emptying, dispersal, migration or leaching into the environment (including into, through, above or under soil, ambient air, surface water, groundwater, and surface or subsurface strata), or into or out of any property or environmental medium (including water), including the movement or transmission of Hazardous Materials through or in the air, soil, surface water, groundwater or other strata.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sponsor Shareholders’ Agreement” means that certain Sponsor Shareholders’ Agreement, dated as of May 23, 2011, by and among Triton and the shareholders party thereto.
“Subsidiary” means, with respect to any Person, any corporation, entity, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions or (b) such first Person is the general partner, managing member or performs similar functions.
“TAL Acquisition Proposal” means any proposal or offer made by any Person (other than another Party to this Agreement) or group of Persons as defined in Section 13(d)(3) of the Exchange Act regarding (a) a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving TAL or any of its Subsidiaries whose assets, taken together, constitute twenty percent (20%) or more of the consolidated assets (including stock of its Subsidiaries) of TAL and its Subsidiaries, taken as a whole, based on book value, (b) any direct or indirect sale, purchase or other acquisition of, or tender or exchange offer for, TAL’s equity securities, in one or a series of related transactions, that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing twenty percent (20%) or more of any class of voting securities of TAL, (c) any direct or indirect sale, purchase or other acquisition (including through acquisition of stock in any Subsidiary of TAL), in one or a series of related transactions, of assets or businesses of TAL or its Subsidiaries constituting twenty percent (20%) or more of the consolidated assets of TAL and its Subsidiaries, taken as a whole, based on book value or (d) any combination of any of the foregoing.
“TAL Bylaws” means the by-laws of TAL, as in effect from time to time.

“TAL Charter” means the certificate of incorporation of TAL, as in effect from time to time.
“TAL Employee Benefit Plan” means any compensation and/or benefit plan, program, policy, agreement or other arrangement providing benefits to any current or former employee, consultant, officer or director of TAL or any of its Subsidiaries or any beneficiary or dependent thereof, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control, retention or fringe benefit plan, program or agreement, other than a Multiemployer Plan, in each case that is entered into, sponsored or maintained by TAL or any of its Subsidiaries or to which TAL or any of its Subsidiaries contributes or is obligated to contribute or has or is reasonably likely to have any liability under.
“TAL Material Adverse Effect” means any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, (a) a material adverse effect on the assets, liabilities, business, results of operations or financial condition of TAL and its Subsidiaries, taken as a whole; provided, however, that no development, circumstance, condition, state of facts, event, effect or change to the extent resulting from or arising out of any of the following shall be deemed in and of itself, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, a “TAL Material Adverse Effect:” (i) changes in prevailing economic or market conditions of the securities, credit markets or financial market conditions in the United States or elsewhere, including changes in interest rates and commodity prices, (ii) changes that generally effect the industries in which TAL and its Subsidiaries operate, (iii) changes in GAAP or the interpretation thereof, (iv) changes in applicable Law or the interpretation thereof, (v) any acts of God or natural disasters or changes in global, international or national political conditions, including any military conflict, outbreak or escalation of hostilities or any act of terrorism, (vi) any failure by TAL or its Subsidiaries to meet any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of any such failure may be considered in determining whether there has been a TAL Material Adverse Effect), (vii) changes in the trading prices or trading volume of the TAL Common Stock or the debt instruments or credit ratings of TAL or its Subsidiaries or in any analyst’s recommendation with respect to TAL or its Subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been a TAL Material Adverse Effect), (viii) any action required to be taken by this Agreement or any failure to act to the extent specifically prohibited by this Agreement, other than for purposes of Section 4.5, the first sentence of Section 6.1 or Section 8.3(a) (insofar as it relates to Section 4.5) and including the effect of compliance with clauses (a) through (q) of Section 6.1 only to the extent that such effect is the result of Triton unreasonably withholding, conditioning or delaying its consent to TAL’s written request delivered in accordance with the notice requirements set forth in Section 10.2 to take an action otherwise prohibited under such clauses or (ix) the execution and delivery of this Agreement, the Statutory Merger Agreement, the Shareholder Agreements or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of TAL or any of its Subsidiaries with customers, suppliers or partners, other than for purposes of Section 4.5 or Section 8.3(a) (insofar as it relates to Section 4.5), except, in the cases of clauses (i) through (v), such development, circumstance, condition, state of facts, event, effect or change shall not be deemed to be included in such exceptions if, and solely to the extent, it has, or is reasonably expected to have, a materially and disproportionately adverse effect on TAL and its Subsidiaries, taken as a whole, as compared to other Persons similarly situated in the same industry, or (b) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by this Agreement.
“TAL Securities” means (i) shares of TAL Common Stock and any other shares of capital stock or other equity of TAL or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of TAL Common Stock or other shares of capital stock or other equity of TAL or any of its Subsidiaries, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire shares of TAL Common Stock or other shares of capital stock or other equity of TAL or any of its Subsidiaries.
“TAL Stock Plan” means any equity or equity-based incentive plan or award agreement of TAL.

“TAL Superior Proposal” means a bona fide written TAL Acquisition Proposal that the Board of Directors of TAL determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering such factors as the Board of Directors of TAL considers to be appropriate (including the various legal, financial, financing, regulatory and other aspects of the TAL Acquisition Proposal), is (a) if accepted, reasonably likely to be consummated on its terms, (b) if consummated, would be more favorable to the stockholders of TAL than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Triton to TAL in writing in response to such TAL Acquisition Proposal under the provisions of Section 7.4(b)(ii)), and (c) if a cash transaction (in whole or in part), financing for which is reasonably determined to be available upon consummation of such TAL Acquisition Proposal; provided, however, that, for purposes of this definition of  “TAL Superior Proposal,” each reference to “twenty percent (20)% or more” in the definition of  “TAL Acquisition Proposal” shall be deemed to be a reference to “eighty percent (80)% or more.”
“TAL Third Party Intellectual Property Licenses” means Contracts under which TAL or its Subsidiaries receive a license, option, covenant not to sue, immunity or release to or under Intellectual Property from any Person other than TAL or its Subsidiaries, excluding non-exclusive licenses (a) for shrink-wrap, click-wrap or other non-custom commercially available software or software-as-a-service with annual license, maintenance, support and other fees not exceeding $100,000 per license; or (b) that are immaterial and ancillary to commercial contracts entered into in the ordinary course of business.
“Tax” or “Taxes” means any tax of any kind, including (a) all U.S. federal, state, local and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties and additions to tax and interest thereon and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or required to be filed with, a Governmental Entity.
“Triton Acquisition Proposal” means any proposal or offer made by any Person (other than another Party to this Agreement) or group of Persons as defined in Section 13(d)(3) of the Exchange Act regarding (a) a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving Triton or any of its Subsidiaries whose assets, taken together, constitute twenty percent (20%) or more of the consolidated assets (including stock of its Subsidiaries) of Triton and its Subsidiaries, taken as a whole, based on book value, (b) any direct or indirect sale, purchase or other acquisition of, or tender or exchange offer for, Triton’s equity securities, in one or a series of related transactions, that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing twenty percent (20%) or more of any class of voting securities of Triton, (c) any direct or indirect sale, purchase or other acquisition (including through acquisition of stock in any Subsidiary of Triton), in one or a series of related transactions, of assets or businesses of Triton or its Subsidiaries constituting twenty percent (20%) or more of the consolidated assets of Triton and its Subsidiaries, taken as a whole, based on book value or (d) any combination of any of the foregoing.
“Triton Dissenting Shares” means all Triton Common Shares issued and outstanding immediately prior to the Triton Effective Time and held by a shareholder who shall have neither voted in favor of the Triton Merger nor consented thereto in writing and who complies with all of the provisions of the Companies Act concerning the right of holders of Triton Common Shares to require appraisal of their Triton Common Shares under Section 106(6) of the Companies Act.
“Triton Employee Benefit Plan” means any compensation and/or benefit plan, program, policy, agreement or other arrangement providing benefits to any current or former employee, consultant, officer or director of Triton or any of its Subsidiaries or any beneficiary or dependent thereof, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control, retention or fringe benefit plan, program or agreement, other than a Multiemployer Plan, in each case that is entered into, sponsored or maintained by Triton or any of its Subsidiaries or to which Triton or any of its Subsidiaries contributes or is obligated to contribute or has or is reasonably likely to have any liability under.
“Triton Exchange Ratio” means the quotient obtained by dividing (a) the product of  (i) 55/45 and (ii) 33,255,291 by (b) the Triton Share Count.
“Triton Material Adverse Effect” means any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, (a) a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Triton and its Subsidiaries, taken as a whole; provided, however, that no development, circumstance, condition, state of facts, event, effect or change to the extent resulting from or arising out of any of the following shall be deemed in and of itself, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, a “Triton Material Adverse Effect:” (i) changes in prevailing economic or market conditions of the securities, credit markets or financial market conditions in the United States or elsewhere, including changes in interest rates and commodity prices, (ii) changes that generally effect the industries in which Triton and its Subsidiaries operate, (iii) changes in GAAP or the interpretation thereof, (iv) changes in applicable Law or the interpretation thereof, (v) any acts of God or natural disasters or changes in global, international or national political conditions, including any military conflict, outbreak or escalation of hostilities or any act of terrorism, (vi) any failure by Triton or its Subsidiaries to meet any internal or published projections or forecasts or estimates of revenue or earnings for any period (provided, however, that the underlying causes of any such failure may be considered in determining whether there has been a Triton Material Adverse Effect), (vii) changes in the credit ratings of Triton or its Subsidiaries (provided, however, that the underlying causes of any such change may be considered in determining whether there has been a Triton Material Adverse Effect), (viii) any action required to be taken by this Agreement or any failure to act to the extent specifically prohibited by this Agreement, other than for purposes of Section 5.7, the first sentence of Section 6.2 or Section 8.2(a) (insofar as it relates to Section 5.7) and including the effect of compliance with clauses (a) through (r) of Section 6.2 only to the extent that such effect is the result of TAL unreasonably withholding, conditioning or delaying its consent to Triton’s written request delivered in accordance with the notice requirements set forth in Section 10.2 to take an action otherwise prohibited under such clauses or (ix) the execution and delivery of this Agreement, the Statutory Merger Agreement, the Shareholder Agreements or the public announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Triton or any of its Subsidiaries with customers, suppliers or partners, other than for purposes of Section 5.7 or Section 8.2(a) (insofar as it relates to Section 5.7), except, in the cases of clauses (i) through (v), such development, circumstance, condition, state of facts, event, effect or change shall not be deemed to be included in such exceptions if, and solely to the extent, it has, or is reasonably expected to have, a materially and disproportionately adverse effect on Triton and its Subsidiaries, taken as a whole, as compared to other Persons similarly situated in the same industry, or (b) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by this Agreement.
“Triton Share Count” means the sum of  (a) 50,041,895.31, (b) the number of Triton Common Shares (including Restricted Triton Shares, other than any Restricted Triton Shares issued by Triton in accordance with Section 6.2(d)(ii) but only if and to the extent Triton is entitled to issue Restricted Triton Shares under Section 6.2(d)(ii)) issued to holders of Triton Stock Options following the execution of this Agreement and prior to the Effective Time, and (c) without duplication of any Restricted Triton Shares included in clause (b), any Restricted Triton Shares issued by Triton as contemplated by Section 6.2(d)(iii) of the Triton Disclosure Letter that have not been included in the number of Restricted Triton Shares that may be issued pursuant to Section 6.2(d)(ii).
“Triton Stock Plan” means any equity or equity-based incentive plan or award agreement of Triton.

“Triton Superior Proposal” means a bona fide written Triton Acquisition Proposal that the Board of Directors of Triton determines in good faith, after consultation with its financial advisors and outside legal counsel, and considering such factors as the Board of Directors of Triton considers to be appropriate (including the various legal, financial, financing, regulatory and other aspects of the Triton Acquisition Proposal), is (a) if accepted, reasonably likely to be consummated on its terms, (b) if consummated, would be more favorable to the shareholders of Triton than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by TAL to Triton in writing in response to such Triton Acquisition Proposal under the provisions of Section 7.4(f)), and (c) if a cash transaction (in whole or in part), financing for which is reasonably determined to be available upon consummation of such Triton Acquisition Proposal; provided, however, that, for purposes of this definition of  “Triton Superior Proposal,” each reference to “twenty percent (20)% or more” in the definition of “Triton Acquisition Proposal” shall be deemed to be a reference to “eighty percent (80)% or more.”
“Triton Third Party Intellectual Property Licenses” means Contracts under which Triton or its Subsidiaries receive a license, option, covenant not to sue, immunity or release to or under Intellectual Property from any Person other than Triton or its Subsidiaries, excluding non-exclusive licenses (a) for shrink-wrap, click-wrap or other non-custom commercially available software or software-as-a-service with annual license, maintenance, support and other fees not exceeding $100,000 per license; or (b) that are immaterial and ancillary to commercial contracts entered into in the ordinary course of business.
“Willful and Material Breach” means a material breach of this Agreement that is the consequence of an act or failure to act by the breaching party with the knowledge that the taking of such act or failing to act would, or would be reasonably expected to, cause a material breach of this Agreement.
Section 1.2   Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
ARTICLE II

THE MERGERS
Section 2.1   The Mergers.
(a) The Triton Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act, at the Triton Effective Time, Bermuda Sub shall merge with and into Triton, whereupon the separate existence of Bermuda Sub shall cease and Triton shall be the surviving company of the Triton Merger (such surviving company, the “Triton Surviving Corporation”).
(b) The TAL Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the TAL Effective Time, which shall occur immediately after the Triton Effective Time, Delaware Sub shall be merged with and into TAL in accordance with the DGCL, whereupon the separate existence of Delaware Sub shall cease and TAL shall be the surviving corporation of the TAL Merger (the “TAL Surviving Corporation” and, together with the Triton Surviving Corporation, the “Surviving Corporations”).
Section 2.2   Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York time, on the third (3rd) Business Day (or, if sooner, the End Date) following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived by actions to be taken at the Closing itself, but subject to the satisfaction or waiver of those conditions at that time), or on such other date or at such other time or place as TAL and Triton may mutually agree in writing (the “Closing Date”).
Section 2.3   Effective Time. On the Closing Date, Holdco, Bermuda Sub and Triton will execute and deliver the Statutory Merger Agreement and Triton shall cause an application for registration of the Triton Surviving Corporation (the “Bermuda Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act and to be accompanied by the documents required by Section 108(2) of Companies Act and will cause to be included in the Bermuda Merger Application a request that the Registrar promptly issue the certificate of merger with respect to the Triton Merger (the “Bermuda Certificate of Merger”). The Triton Merger shall become effective upon the issuance of the Bermuda Certificate of Merger by the Registrar (such time as the Triton Merger becomes effective being the “Triton Effective Time”). Immediately following the Triton Effective Time, TAL shall file a certificate of merger in the form attached hereto as Exhibit D (the “Delaware Certificate of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the TAL Merger (such time as the TAL Merger becomes effective being the “TAL Effective Time,” and the TAL Effective Time and Triton Effective Time, as applicable, are referred to as the “Effective Time”).
Section 2.4   Organizational Documents.
(a) At the TAL Effective Time, (i) the certificate of incorporation of the TAL Surviving Corporation shall be amended and restated so as to be identical to the certificate of incorporation included as Exhibit A to the Delaware Certificate of Merger (the “TAL Surviving Corporation Charter”), and as so amended and restated, shall be the certificate of incorporation of the TAL Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, and (ii) the bylaws of the TAL Surviving Corporation shall be amended and restated so as to be identical to the bylaws of Delaware Sub, until thereafter amended in accordance with their terms, the terms of the TAL Surviving Corporation Charter, as the same may be amended, and the DGCL, except that, in the case of clauses (i) and (ii), the name of TAL Surviving Corporation shall continue to be “TAL International Group, Inc.”
(b) At the Triton Effective Time, (i) the memorandum of association of Bermuda Sub shall be the memorandum of association of the Triton Surviving Corporation, and (ii) the bye-laws of the Triton Surviving Corporation shall be the bye-laws of Bermuda Sub, except that, in the case of clauses (i) and (ii), the name of Triton Surviving Corporation shall continue to be “Triton Container International Limited.”
(c) Prior to the Effective Time, Triton and Holdco shall take all necessary action to ensure that, effective as of the Effective Time, the bye-laws of Holdco shall be amended and restated in the form attached hereto as Exhibit E, with such changes as the Parties may agree to in writing prior to the effectiveness of the Form S-4.
Section 2.5   Directors and Officers.
(a) The Parties shall take all actions necessary, including by requesting the resignation of one or more existing directors or officers, so that immediately after the Effective Time the Board of Directors and the officers of the TAL Surviving Corporation shall be composed of the individuals determined by the Board of Directors of Holdco, after such Board of Directors is reconstituted pursuant to Section 2.5(c), and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(b) The Parties shall take all actions necessary, including by requesting the resignation of one or more existing directors or officers, so that immediately after the Effective Time the Board of Directors and the officers of the Triton Surviving Corporation shall be composed of the individuals determined by the Board of Directors of Holdco, after such Board of Directors is reconstituted pursuant to Section 2.5(c), and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(c) The Parties shall take all actions necessary, including by requesting the resignation of one or more existing directors or officers, so that immediately after the Effective Time the Board of Directors and the officers of Holdco shall be composed of the individuals set forth on Schedule 2.5(c) attached hereto (as it may be amended from time to time after the date hereof and prior to the Effective Time by the mutual written consent of TAL and Triton), and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.6   Effects of the Mergers. The TAL Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Triton Merger shall have the effects set forth in this Agreement and the applicable provisions of the Companies Act.

(a) Without limiting the generality of the foregoing, and subject thereto:
(i) from and after the TAL Effective Time, the TAL Surviving Corporation shall succeed to and assume all the rights, privileges, powers and franchises, and shall be subject to all debts, liabilities and duties of TAL and Delaware Sub, all with the effect set forth in the DGCL;
(ii) the parties acknowledge and agree that (A) the Triton Merger shall be effected so as to constitute a “merger” as such term is understood under the Companies Act and (B) the Triton Surviving Corporation shall be deemed to be a “surviving company” in accordance with Section 104H of the Companies Act;
(iii) pursuant to Section 109(2) of the Companies Act, from and after the Triton Effective Time: (A) the Triton Merger and the vesting of their undertaking, property and liabilities of Triton and Bermuda Sub in the Triton Surviving Corporation shall become effective; (B) the Triton Surviving Corporation shall continue to be liable for the obligations and liabilities of each of Triton and Bermuda Sub; (C) any existing cause of action, claim or liability to prosecution shall be unaffected; (D) any civil, criminal or administrative action or proceeding pending by or against Triton or Bermuda Sub may be continued to be prosecuted by or against Triton Surviving Corporation; (E) a conviction against, or ruling, order or judgment in favor of or against, Triton or Bermuda Sub may be enforced by or against Triton Surviving Corporation; (F) the Registrar shall strike off the register Bermuda Sub; and (G) the cessation of Bermuda Sub shall not be a winding up within Part XIII of the Companies Act; and
(iv) the Bermuda Certificate of Merger shall be deemed to be the certificate of incorporation of the Triton Surviving Corporation; provided, however, the date of incorporation of Triton and Bermuda Sub shall be their respective original dates of incorporation and the Triton Merger does not alter such original dates of incorporation.
ARTICLE III

EFFECT ON CAPITAL STOCK AND SHARE CAPITAL; EXCHANGE OF CERTIFICATES
Section 3.1   Effect on Capital Stock.
(a) Conversion of TAL Common Stock. At the TAL Effective Time, by virtue of the TAL Merger and without any action on the part of Holdco, Delaware Sub, TAL or the holders of any TAL Common Stock, subject to Section 3.2, each share of TAL Common Stock issued and outstanding immediately prior to the TAL Effective Time (other than shares to be cancelled in accordance with Section 3.1(c) or converted in accordance with Section 3.3(a)) shall be converted into the right to receive one (1) (the “TAL Exchange Ratio”) fully paid and nonassessable Holdco Common Share (the “TAL Merger Consideration”). All such shares of TAL Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “TAL Certificate”) or of shares in book-entry form (each, a “TAL Book-Entry Share”) that immediately prior to the TAL Effective Time represented any such shares of TAL Common Stock shall cease to have any rights with respect thereto, except the right to receive the TAL Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 3.2, without interest.
(b) Conversion of Triton Common Shares. At the Triton Effective Time, by virtue of the Triton Merger and without any action on the part of Holdco, Bermuda Sub, Triton or the holders of any Triton Common Shares or Holdco Common Shares, subject to Section 3.2, (i) each Triton Common Share issued and outstanding immediately prior to the Triton Effective Time (other than shares to be cancelled in accordance with Section 3.1(c) or converted in accordance with Section 3.4(b)) shall be converted into the right to receive a number of fully paid and nonassessable Holdco Common Shares equal to the Triton Exchange Ratio (the “Triton Merger Consideration,” and together with the TAL Merger Consideration, the “Merger Consideration”). All such Triton Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Triton Certificate,” and together with the TAL Certificates, the “Certificates”) or of shares in book-entry form (each, a “Triton Book-Entry Share,” and together with the TAL Book-Entry Shares, “Book-Entry Shares”)

that immediately prior to the Triton Effective Time represented any such Triton Common Shares shall cease to have any rights with respect thereto, except the right to receive the Triton Merger Consideration and any cash in lieu of fractional Holdco Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 3.2, without interest.
(c) Cancelled Shares. All shares of TAL Common Stock that are held by TAL as treasury stock or that are owned by TAL, Delaware Sub or any wholly-owned Subsidiary of TAL and all Triton Common Shares held by Triton as treasury shares or that are owned by Triton or Bermuda Sub, in each case immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist without any conversion thereof or any payment of capital in respect thereof, and no consideration shall be paid in exchange therefor.
(d) Conversion of Bermuda Sub Common Shares. Each Bermuda Sub Common Share issued and outstanding immediately prior to the Triton Effective Time shall be converted into one (1) fully paid and nonassessable common share, par value $0.01 per common share, of the Triton Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only issued shares of the Triton Surviving Corporation from and after the Triton Effective Time. From and after the Triton Effective Time, all certificates representing Bermuda Sub Common Shares shall be deemed for all purposes to represent the number of common shares of the Triton Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(e) Conversion of Delaware Sub Common Stock. Each share of Delaware Sub Common Stock issued and outstanding immediately prior to the TAL Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the TAL Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the TAL Surviving Corporation.
(f) Repurchase and Cancellation of Holdco Common Shares. Each common share of Holdco that is issued and outstanding immediately prior to the Triton Effective Time shall, subject to applicable solvency tests being met as of the Triton Effective Time, automatically be repurchased by Holdco at the Triton Effective Time in accordance with Section 42A of the Companies Act for the par value per share and cancelled and Holdco’s issued share capital share be diminished by the nominal value of the shares accordingly. The authorized capital of Holdco shall not be reduced as a result of the repurchase and cancellation and such shares shall return to the treasury of Holdco.
(g) If, after the date hereof and prior to the Effective Time, TAL or Triton pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of TAL Common Stock (in each case, subject to the approval of Triton pursuant to Section 6.1) or Triton Common Shares (in each case, subject to the approval of TAL pursuant to Section 6.2), as applicable, then the TAL Exchange Ratio or Triton Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of TAL Common Stock and Triton Common Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the TAL Exchange Ratio, Triton Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.
(h) Shares of Triton Dissenting Holders.
(i) At the Effective Time, all Triton Dissenting Shares shall be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Triton Merger Consideration such holder is entitled to receive, and any holder of Triton Dissenting Shares shall, in the event that the fair value of a Triton Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Triton Merger Consideration, be entitled to receive such difference from Triton by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.
(ii) In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Triton Dissenting Shares shall be canceled and converted as of the Triton Effective Time into the right to receive the Triton Merger Consideration for each such Triton Dissenting Share without any entitlement to the amount (if any) by which the Appraised Fair Value exceeds the Triton Merger Consideration.

(iii) Triton shall give TAL (i) written notice of  (A) any demands for appraisal of Triton Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by Triton in accordance with this Section 3.1(h) and (B) to the extent that Triton has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Triton Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with Triton in any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Triton shall not, without the prior written consent of TAL (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Companies Act. Payment of any amount payable to holders of Triton Dissenting Shares shall be the obligation of Triton.
Section 3.2   Exchange of Certificates.
(a) Deposit of Merger Consideration. Prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) for the benefit of the holders of Triton Common Shares, (x) certificates representing the Holdco Common Shares to be issued pursuant to the Triton Merger (or evidence of its ability to issue shares in book-entry form) in such denominations as the Exchange Agent may reasonably specify and (y) cash in an amount sufficient to pay any cash payable in the Triton Merger in lieu of fractional shares pursuant to Section 3.2(g), and (ii) for the benefit of the holders of TAL Common Stock, certificates or evidence of shares in book entry form representing the Holdco Common Shares to be issued pursuant to the TAL Merger in such denominations as the Exchange Agent may reasonably specify. Following the Effective Time, Holdco shall deposit promptly, or cause to be deposited, with the Exchange Agent any dividends or distributions to which the shareholders of TAL or Triton may be entitled pursuant to Section 3.2(c) in an amount sufficient to pay such dividends or distributions to shareholders of Holdco. Such certificates (or evidence of book-entry form, as the case may be) for Holdco Common Shares, together with any dividends or distributions with respect thereto and the cash payable in lieu of fractional shares, are hereinafter referred to as the “Exchange Fund.” No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on cash amounts payable pursuant to this Section 3.2. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Holdco; provided, however, that such investments shall be in direct obligations of or fully guaranteed by the United States of America (or any agency thereof that is backed by the full faith and credit of the United States of America), in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or in deposit accounts, short-term negotiable certificates of deposit or short-term negotiable banker’s acceptances of one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $10.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be promptly paid to Holdco and any amounts in excess of the amounts payable under Section 3.2(c) and Section 3.2(g) shall be promptly returned to Holdco. To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Section 3.2(c) and Section 3.2(g), Holdco shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments.
(b) Exchange Procedures.
(i) Appointment of Exchange Agent. Prior to the Effective Time, TAL and Triton shall jointly designate Computershare Trust Company, N.A. to act as exchange agent hereunder (or if ComputerShare Trust Company, N.A. is unwilling or unable to serve as exchange agent, a bank or trust company mutually agreed upon by Triton and TAL) (the “Exchange Agent”), for the purpose of exchanging the Certificates and the Book-Entry Shares for the Merger Consideration.
(ii) Letter of Transmittal. As promptly as practicable after the Effective Time, Holdco shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of TAL Common Stock or Triton Common Shares (such holders, “Former Holders” and such shares, the “Former Shares”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Shares, shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal (or effective affidavits of loss, theft or destruction in lieu thereof meeting the requirements of Section 3.2(h)), and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Triton and TAL) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration therefor.
(iii) Exchange of Certificates. Upon surrender in accordance with this Section 3.2 by a Former Holder to the Exchange Agent of a Certificate or a Book-Entry Share, as applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, each Former Holder shall be entitled to receive in exchange therefor: (x) a certificate or book-entry representing that number of Holdco Common Shares (rounded down) which such Former Holder has the right to receive in accordance with this Article III in respect of its Former Shares after taking into account all stock then held by such Former Holder, and any Certificate surrendered in respect thereof shall forthwith be marked as cancelled, and (y) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.2(f)) equal to any cash in lieu of fractional shares that such Former Holder has the right to receive pursuant to Section 3.2(g) plus any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.2(c). If issuance of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.
(iv) Surrender of Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Exchange Agent, be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. Each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Exchange Agent’s receipt of an “agent’s message” and/or the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Holdco shall cause the Exchange Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.
(v) No Further Rights in TAL Common Stock or Triton Common Shares. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration as contemplated by this Article III. All Merger Consideration paid or issued upon such surrender shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shareholders of each of TAL and Triton in their capacity as shareholders of each of TAL and Triton prior to the Effective Time. At the Effective Time, the stock transfer book of TAL shall be closed, and thereafter there shall be no further registration of transfers of shares of TAL Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to Holdco for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.
(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Holdco Common Shares with a record date on or following the Effective Time issuable with respect to the Former Shares, nor the cash payment in lieu of fractional shares, shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article III. Upon surrender in accordance with the procedures set forth in this Article III, there shall be issued to the holder of Former Shares issued in exchange therefor, without interest, (i) at the time of surrender, the amount of any dividends or other distributions payable with respect to those Holdco Common Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to those Holdco Common Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.
(d) Termination of Exchange Fund. Unless a longer period is prescribed by applicable Law, any portion of the Exchange Fund that remains undistributed to shareholders of TAL or Triton on the six (6) month anniversary of the Effective Time shall be delivered to Holdco, upon demand by Holdco, and any shareholders of TAL and Triton who have not theretofore complied with this Article III shall thereafter look only to Holdco for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Holdco Common Shares.
(e) No Liability. To the extent permitted under applicable Law, any Merger Consideration and any dividends or other distributions payable to any shareholder of TAL or Triton in accordance with Section 3.2(c) that remained undistributed to the shareholders of TAL and Triton shall be deemed to and become the property of Holdco on the Business Day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. To the extent permitted under applicable Law, none of Holdco, Delaware Sub, Bermuda Sub, Triton, TAL or the Exchange Agent shall be liable to any shareholder of TAL or Triton for any such property delivered to Holdco or to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Withholding. The Parties and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of TAL or Triton such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law. To the extent that amounts are so withheld by any Party or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholders of TAL or Triton in respect of which such deduction and withholding was made. The Parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be deducted or withheld with respect to the Mergers.
(g) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Holdco Common Share shall be issued in connection with the Mergers, and in lieu thereof, any shareholder of Triton who would otherwise have been entitled to a fraction of a Holdco Common Share shall be paid upon surrender of Triton Common Shares for exchange (and after taking into account and aggregating the total number of Holdco Common Shares to be issued in exchange for the Triton Common Shares represented by all Certificates, or Book-Entry Shares, as applicable, surrendered by such holder) cash in an amount (without interest and rounded to the nearest cent) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating the total number of Holdco Common Shares to be issued in exchange for the Triton Common Shares represented by all Certificates surrendered by such holder, or Book-Entry Shares, as applicable) would otherwise be entitled by (ii) the closing trading price of a share of TAL Common Stock on the NYSE on the last Business Day prior to the Closing Date.
(h) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the holder thereof and the holder’s compliance with any other replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it, Holdco or any other Party with respect to the Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends or other distributions as may be required pursuant to this Article III in respect of the TAL Common Stock or Triton Common Shares represented by such lost, stolen or destroyed Certificates, without interest.

Section 3.3   TAL Stock-Based Awards.
(a) Each issued and outstanding share of TAL Common Stock subject to vesting or other lapse restrictions under any TAL Stock Plan immediately prior to the Effective Time (each, a “Restricted TAL Share”) shall, as of the Effective Time, cease to represent TAL Common Stock and shall be converted into a number of Holdco Common Shares equal to the TAL Exchange Ratio (rounded, if necessary, to the nearest whole number) (each, a “TAL Restricted Holdco Share”), with such TAL Restricted Holdco Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Restricted TAL Shares immediately prior to the Effective Time (after taking into account any acceleration of vesting that results from the Mergers).
(b) Prior to the Effective Time, TAL shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 3.3, including amending the terms of the TAL Stock Plans, and (ii) to ensure that no individual shall have the right to receive any TAL Common Stock in connection with the exercise of an option to acquire TAL Common Stock under any TAL Stock Plan following the Effective Time. TAL shall keep Triton fully informed with respect to all amendments, resolutions, notices and actions that TAL intends to adopt, distribute or take in connection with the matters described in this Section 3.3, and shall provide Triton with a reasonable opportunity to review and comment on all such amendments, resolutions and notices. As soon as reasonably practicable after the Effective Time, Holdco shall deliver to the holders of Restricted TAL Shares that are being converted pursuant to Section 3.3(a) notices setting forth such holders’ rights pursuant to the TAL Stock Plan, and stating that such Restricted TAL Shares have been converted into restricted shares of Holdco, and that the agreements between TAL and each such holder regarding such Restricted TAL Shares shall be assumed by Holdco and continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.3(a) after giving effect to the TAL Merger and the terms of the TAL Stock Plan) pursuant to the applicable equity compensation plan of TAL or Holdco. In addition, Holdco shall use all reasonable efforts to cause the Holdco Common Shares issuable under any TAL Stock Plans to be listed on the NYSE. Not later than the Closing Date, Holdco will file an effective registration statement on Form S-8 (or other applicable form) with respect to the TAL Restricted Holdco Shares and will distribute a prospectus relating to such Form S-8, and Holdco will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the TAL Restricted Holdco Shares remain outstanding.
Section 3.4   Triton Options and Other Stock-Based Awards.
(a) No option to acquire Triton Common Shares under any Triton Stock Plan (each, a “Triton Stock Option”) that is outstanding and unexercised as of the Effective Time shall be assumed by Holdco and each Triton Stock Option shall, without any further action on the part of the holder thereof and as of the Effective Time, cease to represent a right to acquire Triton Common Shares and shall be immediately cancelled for no consideration and the holder thereof shall have no further rights with respect thereto. Immediately prior to the Effective Time, in accordance with the terms and conditions of the applicable Triton Stock Plan, Triton may take any corporate action such that any Triton Stock Option then outstanding shall become fully exercisable and the holder of such Triton Stock Option shall have the right, pursuant to the terms and conditions of the applicable Triton Stock Plan, to exercise such option immediately prior to the Effective Time for Triton Common Shares and such Triton Common Shares received by the holder in connection with such exercise shall be treated in accordance with Section 3.1 hereof.
(b) Each issued and outstanding Triton Common Share subject to vesting or other lapse restrictions under any Triton Stock Plan immediately prior to the Effective Time (each, a “Restricted Triton Share”) shall, as of the Effective Time, cease to represent Triton Common Shares and shall be converted into a number of Holdco Common Shares equal to the Triton Exchange Ratio (rounded to the nearest whole number) (each, a “Triton Restricted Holdco Share”), with such Triton Restricted Holdco Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Restricted Triton Shares immediately prior to the Effective Time (after taking into account any acceleration of vesting that results from the Mergers).
(c) Prior to the Effective Time, Triton shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 3.4, including amending the terms of the Triton Stock Plans, and

(ii) to ensure that no individual shall have the right to receive any Triton Common Shares in connection with the exercise of a Triton Stock Option following the Effective Time. Triton shall keep TAL fully informed, with respect to all amendments, resolutions, notices and actions that Triton intends to adopt, distribute or take in connection with the matters described in this Section 3.4, and shall provide TAL with a reasonable opportunity to review and comment on all such amendments, resolutions and notices. As soon as reasonably practicable after the Effective Time, Holdco shall deliver to the holders of Restricted Triton Shares that are being converted pursuant to Section 3.4(b) notices setting forth such holders’ rights pursuant to the Triton Stock Plan, and stating that such Restricted Triton Shares have been converted into restricted shares of Holdco and that the agreements between Triton and each such holder regarding such Restricted Triton Shares shall be assumed by Holdco and continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(b) after giving effect to the Triton Merger and the terms of the Triton Stock Plan) pursuant to the applicable equity compensation plan of Triton or Holdco. In addition, Holdco shall use all reasonable efforts to cause the Holdco Common Shares issuable under any Triton Stock Plans to be listed on the NYSE. Not later than the Closing Date, Holdco will file an effective registration statement on Form S-8 (or other applicable form) with respect to the Triton Restricted Holdco Shares and will distribute a prospectus relating to such Form S-8, and Holdco will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Triton Restricted Holdco Shares remain outstanding.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TAL
Except as (a) set forth in the correspondingly identified section or subsection of the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, however, that any matter disclosed in any section or subsection of such disclosure letter that is reasonably apparent, on its face, to be relevant as an exception to another representation or warranty made in this Article IV shall be deemed to be disclosed as an exception to such representation or warranty notwithstanding the omission of a reference or cross reference thereto) delivered by TAL to Triton simultaneously with the execution of this Agreement (the “TAL Disclosure Letter”) or (b) disclosed in TAL SEC Documents filed with the SEC between January 1, 2015 and the date hereof, and publicly available on EDGAR (excluding any disclosure set forth in any risk factor section or, any disclosure in any section relating to forward looking statements and any other disclosure contained therein to the extent that it is similarly predictive, cautionary or forward-looking in nature other than, in each of the foregoing, any historical facts included therein and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such TAL SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), TAL hereby represents and warrants to Triton, Holdco, Bermuda Sub and Delaware Sub as follows:
Section 4.1   Organization, Standing and Power. Each of TAL and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of TAL and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or would not be reasonably expected to result in, a TAL Material Adverse Effect. TAL has made available to Triton true and complete copies of the TAL Charter and the TAL Bylaws as in effect as of the date hereof, and (i) the TAL Charter and the TAL Bylaws are in full force and effect, and (ii) TAL is not in violation of any such organizational document.
Section 4.2   Capital Structure; Share Calculation.
(a) The authorized capital stock of TAL consists of 100,000,000 shares of common stock, par value $0.001 per share (the “TAL Common Stock”), and 500,000 shares of preferred stock, par value $0.001 per share (the “TAL Preferred Stock”). As of November 9, 2015, (x) 32,865,041 shares of TAL Common Stock were issued and outstanding (not including Restricted TAL Shares), 390,250 Restricted TAL Shares were outstanding and 2,846,750 shares of TAL Common Stock remained available for future issuance under TAL Stock Plans, (y) no shares of TAL Preferred Stock were outstanding or reserved for issuance and (z) 3,911,843 shares of TAL Common Stock were held by TAL as treasury stock. All issued and outstanding shares of TAL Common Stock are, and all such shares that may be issued upon the vesting of Restricted TAL Shares will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the TAL Charter, the TAL Bylaws or any contract to which TAL is or was a party or is or was otherwise bound. Neither TAL nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any shares of TAL Common Stock or any equity interests of the Subsidiaries and, to the Knowledge of TAL, no such voting agreement exists.
(b) No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders may vote (“TAL Voting Debt”) of TAL or its Subsidiaries are issued or outstanding.
(c) Except for (i) this Agreement, (ii) the 390,250 Restricted TAL Shares outstanding as of November 9, 2015 and (iii) agreements entered into and securities and other instruments issued after the date hereof as explicitly permitted by Section 6.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which TAL or any of its Subsidiaries is a party or by which it is bound obligating TAL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any TAL Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or TAL Voting Debt or stock appreciation rights of TAL or any of its Subsidiaries or obligating TAL or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, there are no outstanding contractual obligations of TAL or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of TAL or any of its Subsidiaries or (y) pursuant to which TAL or its Subsidiaries is or could be required to register shares of TAL Common Stock or other securities under the Securities Act.
(d) Since January 1, 2015, TAL has not (i) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of TAL, other than pursuant to and as required by the terms of TAL Stock Plans; or (ii) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of TAL.
(e) Section 4.2(e) of the TAL Disclosure Letter identifies each award or other right granted under any TAL Stock Plan as of November 9, 2015, and indicates whether such award or other right would vest solely as a result of this Agreement or the transactions contemplated hereby.
Section 4.3   Subsidiaries. Set forth in Section 4.3 of the TAL Disclosure Letter is a list, as of the date hereof, of all the Subsidiaries of TAL, listing for each such Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or other equity interest, the number and type of its issued and outstanding shares of capital stock or other equity interest and the current ownership of such shares or interests. Other than such Subsidiaries, as of the date hereof, there are no other Persons in which TAL or any of its Subsidiaries owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same. Other than such Subsidiaries, none of TAL or any of its Subsidiaries is a member of or a participant in any partnership, joint venture or similar arrangement. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by TAL or by another Subsidiary of TAL are duly authorized, validly issued, fully paid and nonassessable, and are owned by TAL or its Subsidiaries, free and clear of all Liens, other than Permitted Liens. TAL has made available to Triton prior to the date hereof correct and complete copies of the organizational documents of each of TAL’s Subsidiaries as of the date hereof, and (i) such organizational documents are in full force and effect, and (ii) no TAL Subsidiary is in violation of its organizational documents. Neither TAL nor any of its Subsidiaries has agreed or is under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.
Section 4.4   Authority. TAL has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by TAL’s stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TAL, and no other corporate action on the part of TAL is required to authorize the execution, delivery and performance hereof by TAL, and the consummation of the transactions contemplated hereby, except for (a) obtaining the Required TAL Vote and (b) the filing of the Delaware Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by TAL and, assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, constitutes a valid and binding obligation of TAL, enforceable against TAL in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.5   Consents and Approvals; No Violation.
(a) The execution and delivery of this Agreement by TAL does not, and the performance by TAL of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of the TAL Charter, the TAL Bylaws or equivalent governing documents of any Subsidiary of TAL, (ii) assuming compliance with Section 4.5(b), conflict with or violate any Law or Order applicable to TAL or any Subsidiary of TAL or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or result in the creation of any Lien (other than a Permitted Lien) upon any property or assets of TAL or any Subsidiary of TAL pursuant to, or result in the amendment, termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of TAL or any Subsidiary of TAL under, any Contract to which TAL or a Subsidiary of TAL is a party, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults that have not had, and would not be reasonably expected to have, individually or in the aggregate, a TAL Material Adverse Effect.
(b) The execution and delivery of this Agreement by TAL does not, and the performance by TAL of this Agreement and the consummation of the transactions contemplated hereby will not, require TAL to obtain any consent, approval, Order, authorization or permit of, or to make any filing with or notification to (“Consent”), any Governmental Entity, other than (i) any Consents as may be required under the Securities Act, the Exchange Act or the rules and regulations of the New York Stock Exchange (“NYSE”), including the filing with the SEC of the Proxy Statement and the Form S-4, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) compliance with the applicable requirements, if any, of the HSR Act and any required Consents in any jurisdiction under any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (“Merger Control Law”) and (iv) those Consents, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.
Section 4.6   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a) TAL has furnished or filed all reports, schedules, registration statements and other documents required to be furnished or filed by TAL with the SEC since January 1, 2012 (collectively, the “TAL SEC Documents”) in a timely manner. None of the Subsidiaries of TAL is required to make or makes any filings with the SEC.
(b) Each TAL SEC Document (i) as of its respective date of being furnished or filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseding filing) complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such TAL SEC Document and (ii) did not at the time it was so furnished or filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseding filing) contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect. The consolidated financial statements of TAL included in TAL SEC

Documents (including the related notes thereto) (x) complied as to form in all material respects, as of their respective dates of filing with the SEC, with all the published rules and regulations of the SEC with respect thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) throughout the periods involved (except as may be disclosed therein) and (z) fairly present in all material respects the consolidated financial position of TAL and its consolidated Subsidiaries and the income, comprehensive income, stockholders’ equity and cash flows of TAL and its consolidated Subsidiaries as of the dates and for the respective periods set forth therein. The books and records of TAL and its Subsidiaries are accurate and complete in all material respects, have been maintained in all material respects in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the consolidated financial statements of TAL have been prepared in accordance with such books and records. No financial statements of any Person other than TAL and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of TAL. TAL has not, between September 30, 2015 and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2015.
(c) TAL has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. TAL’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by TAL in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TAL’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. TAL’s management has completed an assessment of the effectiveness of TAL’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable TAL SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. TAL has made available to Triton true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2012 and prior to the date hereof relating to the TAL SEC Documents and all written responses of TAL thereto prior to the date hereof, other than with respect to requests for confidential treatment or which are otherwise publicly available on EDGAR. To the Knowledge of TAL, there are no outstanding or unresolved comments in comment letters received prior to the date hereof from the SEC staff with respect to any TAL SEC Documents and none of the TAL SEC Documents is the subject of ongoing SEC review. As of the date hereof, there are no internal investigations with respect to which TAL has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of TAL, pending or threatened, in each case regarding any accounting practices of TAL. Since January 1, 2012, neither TAL nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by TAL and its Subsidiaries, (ii) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect TAL’s ability to record, process, summarize and report financial information, (iii) any fraud, whether or not material, that involves TAL’s management or other employees who have a role in the preparation of financial statements or TAL’s internal control over financial reporting, or (iv) through the date hereof, any claim or allegation regarding any of the foregoing. Neither TAL nor any of its Subsidiaries nor, to the Knowledge of TAL, any director, officer, auditor, accountant, consultant or representative of TAL or any of its Subsidiaries has, since January 1, 2012 through the date hereof, received written notice of any substantive complaint, allegation, assertion or claim that TAL or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.7   Undisclosed Liabilities. Except for (a) liabilities that are reflected or reserved for in the consolidated financial statements (including the notes thereto) of TAL included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC prior to the date hereof, (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, (c) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect, (d) liabilities incurred under, or explicitly contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby and (e) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, neither TAL nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).
Section 4.8   Absence of Certain Changes or Events. Except for the transactions contemplated hereby, (a) since December 31, 2014 and prior to the date hereof, (i) each of TAL and its Subsidiaries has conducted its business in the ordinary course consistent in all material respects with past practices and, (ii) neither TAL nor its Subsidiaries has taken any action that, if taken during the Interim Period, would require the prior written consent of Triton pursuant to the provisions of Section 6.1 and (b) since December 31, 2014, there has not occurred any event that has had, or would reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.
Section 4.9   Permits; Compliance with Applicable Laws.
(a) TAL and its Subsidiaries hold all material registrations, permits, certificates, licenses, variances, exemptions, authorizations, clearances, billings and approvals of Governmental Entities (“Permits”) required under applicable Laws to carry on their businesses as currently conducted and use their properties and assets as presently used. Since January 1, 2012, TAL and its Subsidiaries have been in compliance in all material respects with all Permits and all applicable Laws. Each Permit held by TAL or any of its Subsidiaries is valid, subsisting and in full force and effect, except where the failure to have or maintain any such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a TAL Material Adverse Effect. As of the date hereof, there are no actions pending or, to the Knowledge of TAL, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, would not reasonably be expected to have, a TAL Material Adverse Effect. Since January 1, 2012 through the date hereof, neither TAL nor its Subsidiaries has received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of TAL, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a TAL Material Adverse Effect. This Section 4.9(a) does not relate to (x) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 4.14, (y) tax Laws, which are governed exclusively by Section 4.11 or (z) Anti-Corruption Laws and Export Control Laws, which are governed exclusively by Section 4.24.
(b) Since January 1, 2012, the businesses of TAL and its Subsidiaries have not been conducted in violation of any Law, and the assets owned or used by TAL and its Subsidiaries have been owned or used in compliance with all applicable Laws, except, in each case, for violations that, individually or in the aggregate, would not be material to TAL and its Subsidiaries, taken as a whole. As of the date hereof, no investigation by any Governmental Entity with respect to TAL or any of its Subsidiaries is pending or, to the Knowledge of TAL, threatened in writing. Since January 1, 2012 through the date hereof, neither TAL nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that TAL or any of its Subsidiaries is not in compliance with any Law, except where any such non-compliance, individually or in the aggregate, would not be material to TAL or its Subsidiaries, taken as a whole.
Section 4.10   Legal Proceedings. As of the date hereof, (a) there is no claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of TAL, threatened in writing, against TAL or any of its Subsidiaries (i) related to or potentially involving more than $1,000,000, (ii) seeking any material equitable relief, (iii) that could result in criminal liability, (iv) that would reasonably be expected to result in any material impairment to the right or ability of TAL or its Subsidiaries to carry on their operations, activities or businesses as now conducted or (v) that would reasonably be expected to prevent, materially delay or materially impede TAL’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, and (b) there is no judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against TAL or any of its Subsidiaries.

Section 4.11   Taxes. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect:
(a) Each of TAL and its Subsidiaries has duly and timely filed or caused to be filed (taking into account all applicable extensions) with the appropriate Governmental Entity all Tax Returns required to be filed by it (all such Tax Returns being correct, accurate and complete in all respects and prepared in substantial compliance with all applicable rules and regulations), has timely paid or caused to be paid all Taxes shown thereon as due to the appropriate Governmental Entity and has duly and timely paid or caused to be paid all Taxes that are due and payable or claimed to be due from it other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on TAL’s most recent consolidated financial statements;
(b) TAL and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (i) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (ii) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and have timely collected, deducted or withheld and paid over to the relevant Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Law;
(c) To the Knowledge of TAL, neither TAL nor any of its Subsidiaries has received notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding with respect to any Taxes or Tax Returns of TAL or any of its Subsidiaries, and no such proceedings are currently pending;
(d) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against TAL or any of its Subsidiaries that have not been finally resolved and paid in full;
(e) Neither TAL nor any of its Subsidiaries (i) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (iii) has executed or filed any power of attorney relating to Taxes or Tax Returns with any Governmental Entity which is still in effect or (iv) is subject to a private letter ruling of the IRS or comparable rulings of any other Governmental Entity;
(f) No claim has ever been made by any Governmental Entity in a jurisdiction in which TAL or any of its Subsidiaries does not file a Tax Return that TAL or such Subsidiary is or may be either required to file Tax Returns in or with, or otherwise subject to Tax in or by, such jurisdiction;
(g) There are no Liens for Taxes (other than Permitted Liens described in clause (ii) of the definition thereof) upon any of the assets of TAL or its Subsidiaries;
(h) Neither TAL nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TAL and its Subsidiaries or customary tax indemnifications contained in credit or similar agreements);
(i) Neither TAL nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was TAL) or (ii) has any liability for the Taxes of any Person (other than TAL or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;
(j) Neither TAL nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by TAL or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law);
(k) Neither TAL nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;
(l) Neither TAL nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Triton Merger from qualifying either (A) as a reorganization within the meaning of Section 368(a) of the Code, or (B) together with the TAL Merger and the other transactions described in this Agreement, as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code; and
(m) Neither TAL nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
Section 4.12   Material Agreements.
(a) Except for this Agreement and as set forth in Section 4.12 of the TAL Disclosure Letter or, with respect only to clause (xiii) below, Section 4.17(b) of the TAL Disclosure Letter, as of the date hereof, neither TAL nor any of its Subsidiaries is a party to or bound by any Contract (each, a “TAL Material Contract”): (i) required to be filed by TAL as a “material contract” pursuant to Item 601(b) of Regulation S-K of the SEC that is not already so filed, (ii) that is an employment or consulting agreement, (iii) that limits or purports to limit in any material respect the ability of TAL or any of its Subsidiaries (or, after the Effective Time, Triton or any of its Subsidiaries) to compete in any line of business, in any geographic area or with any person, (iv) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to TAL or its Subsidiaries’ material business or assets, (v) that is an options, futures, forward, swap, hedging or similar derivative Contract relating to interest rates, foreign exchange, commodity prices or otherwise, (vi) that, individually, or together with any related Contracts, requires an aggregate payment, from and after the date hereof until the end of the term of such Contract by TAL or any of its Subsidiaries, in excess of  $3,000,000, except for any Contract that may be cancelled without penalty or termination payment by TAL or its Subsidiaries upon notice of ninety (90) days or less, (vii) that is an indenture, credit agreement, loan agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing Indebtedness, (viii) that involves a material investment in any Person or the acquisition or disposition of any business enterprise, whether via merger, stock, share or asset purchase or otherwise, or that contains any “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any outstanding indemnification obligation, (ix) that grants any Person a Lien (other than a Permitted Lien) on any material assets of TAL or any of its Subsidiaries, (x) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of TAL or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (other than a Permitted Lien), (xi) that by its terms limits the payment of dividends or other distributions by TAL or any of its Subsidiaries, (xii) that, to the Knowledge of TAL, would prevent or materially delay TAL’s ability to consummate the transactions contemplated by this Agreement or (xiii) that is required to be set forth on Section 4.17(b) of the TAL Disclosure Letter.
(b) Each TAL Material Contract is valid and in full force and effect, except where such failure to be in full force and effect has not had, and would not be expected to have, individually or in the aggregate, a TAL Material Adverse Effect. TAL has provided or made available to Triton correct and complete copies of each written TAL Material Contract prior to the date hereof; provided, however, that, to the extent a TAL Material Contract is with one of TAL’s top twenty (20) customers (measured by dollar volume of spending by the customer during the twelve (12) months ended September 30, 2015), a correct and complete copy of such TAL Material Contract has been provided or made available prior to the date hereof only to Triton’s outside counsel. As of the date of this Agreement, neither TAL nor any of its Subsidiaries has, and to the Knowledge of TAL, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any TAL Material Contract, except in each case for those violations and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect.
Section 4.13   Container Files.
(a) TAL has made available to Triton an electronic file in the TAL data room No. 4.9 titled “Data Tape Sept. 2015 w UTE detail” (the “TAL File”). Except for such inaccuracies that would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of TAL and its Subsidiaries, taken as a whole, or TAL’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, the information set forth in the TAL File is true and correct as of the date thereof.
(b) Except as would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of TAL and its Subsidiaries, taken as a whole, or TAL’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, (i) to the Knowledge of TAL, (A) each of the container lease agreements that TAL or any of its Subsidiaries are currently party to with their respective lessees constitutes a legal, valid, binding and enforceable obligation of the contractual counterparties that are a party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and (B) other than late payments under lease agreements consistent with past practice, none of the contractual counterparties to any such container lease agreements is in material breach or default thereunder (or with notice or lapse of time or both would be in material breach or default there under), (ii) TAL and its Subsidiaries have all right, title and interest in and to, subject to Permitted Liens, the containers, including those subject to such container lease agreements, owned by TAL or any of its Subsidiaries and any containers acquired by TAL or any of its Subsidiaries after September 30, 2015 (other than containers sold or otherwise disposed of after September 30, 2015 in the ordinary course of business) and (iii) neither TAL nor any of its Subsidiaries is a party to or bound by any container lease agreement that would require any consent or approval of any third party to (A) any assignment of such lease agreement to any Affiliate of TAL or (B) the consummation of the transactions contemplated hereby, or would result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, such agreement if such consent or approval were not obtained. The cancellation or termination of any container lease agreements for which TAL or any of its Subsidiaries have received a written cancellation or termination notice from the applicable lessee prior to the date of this Agreement would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of TAL and its Subsidiaries, taken as a whole, or TAL’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof. As of November 9, 2015, the aggregate outstanding commitment of TAL and its Subsidiaries with respect to the purchase of containers is not more than $100,000,000.
Section 4.14   Employee Benefit Plans.
(a) Section 4.14(a) of the TAL Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material TAL Employee Benefit Plans.
(b) With respect to each TAL Employee Benefit Plan, TAL has made available to Triton a true and correct copy of each of the following documents, as applicable: (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), (ii) the plan documents comprising such TAL Employee Benefit Plan, including any and all amendments thereto, (iii) each trust agreement, insurance contract or other funding agreement relating to such TAL Employee Benefit Plan, (iv) the most recent summary plan description required by ERISA, (v) the most recent actuarial report or valuation relating to a TAL Employee Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to any TAL Employee Benefit Plan qualified under Section 401(a) of the Code.

(c) Section 4.14(c) of the TAL Disclosure Letter identifies each TAL Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “TAL Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each TAL Qualified Plan to the effect that it is so qualified, and no events have occurred that could reasonably be expected to adversely affect such qualification.
(d) Each TAL Employee Benefit Plan was established and has been administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, in all material respects. As of the date hereof, there is no material claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of TAL, threatened against, TAL or any of its Subsidiaries (other than claims for benefits in the ordinary course) with respect to any TAL Employee Benefit Plan by any current or former employee, officer, director, participant or beneficiary of TAL or any of its Subsidiaries or by any Governmental Entity.
(e) No TAL Employee Benefit Plan is (i) subject to Title IV of ERISA, (ii) a Multiemployer Plan or (iii) a plan described in Section 4063(a) of ERISA. Neither TAL nor any trade or business (whether or not incorporated) under common control with TAL within the meaning of Section 4001(b)(1) of ERISA or which together with TAL is treated as a single employer under Section 414(t) of the Code (each, a “TAL ERISA Affiliate”), currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan and no material liability under Title IV or Section 302 of ERISA has been incurred by TAL or any TAL ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to TAL or any TAL ERISA Affiliate of incurring any such liability.
(f) With respect to any TAL Employee Benefit Plan that is maintained outside of the United States (a “Non-U.S. TAL Plan”), (i) if intended to qualify for special Tax treatment, the Non-U.S. TAL Plan meets the requirements for such treatment in all material respects, (ii) the financial statements of TAL and its Subsidiaries accurately reflect the Non-U.S. TAL Plan liabilities and accruals for contributions required to be paid to the Non-U.S. TAL Plans, in accordance with GAAP consistently applied and (iii) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any Law in connection with a Non-U.S. TAL Plan which could have a TAL Material Adverse Effect on (x) any Non-U.S. TAL Plan or (y) the condition of TAL or any of its Subsidiaries.
(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, condition or circumstance) will (i) entitle any current or former director, officer or employee of TAL or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from TAL or any such Subsidiary, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due to, any such director, officer or employee, (iii) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (iv) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code.
(h) As of the date hereof, there are no pending or, to the Knowledge of TAL, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations with respect to any TAL Employee Benefit Plan, by any employee or beneficiary covered under any such plan or otherwise involving any such plan.
(i) Neither TAL nor any of its Subsidiaries has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.
(j) Each TAL Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and the regulations thereunder. Neither TAL nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Sections 4999, 409A or 457A of the Code.

Section 4.15   Labor and Employment Matters.
(a) (i) Neither TAL nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association and (ii) no employees of TAL or its Subsidiaries are represented by any labor union or employee association with respect to such employment.
(b) (i) There is no labor strike, material dispute, material grievance, arbitration, slowdown, work stoppage or lockout pending or, to the Knowledge of TAL, threatened against or affecting TAL or any of its Subsidiaries, (ii) to the Knowledge of TAL, no union organizing, campaigning, representation or certification proceedings for recognition or certification, or other election activity involving, any employee of TAL or any of its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against TAL or any of its Subsidiaries pending or, to the Knowledge of TAL, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance or arbitration proceeding pending or, to the Knowledge of TAL, threatened arising out of or relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to TAL or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.
(c) Since January 1, 2012, neither TAL nor any of its Subsidiaries has violated any statute, Law or order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws and orders relating to discrimination, classification, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees (including in connection with any reduction in force), except as has not, and would not reasonably be expected to have, a TAL Material Adverse Effect.
Section 4.16   Properties.
(a) As of the date hereof, neither TAL nor any of its Subsidiaries owns any real property.
(b) Section 4.16(b) of the TAL Disclosure Letter sets forth, as of the date hereof, a list of all leases, subleases and other agreements under which TAL or any of its Subsidiaries leases, uses or occupies or has the right to use or occupy any real property (collectively, the “TAL Leases”). Other than as set forth on Section 4.16(b) of the TAL Disclosure Letter, (i) each TAL Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms, (ii) there is not under any TAL Lease any existing default by TAL or any of its Subsidiaries or, to the Knowledge of TAL, any other party thereto, (iii) there is not under any TAL Lease, to the Knowledge of TAL, any condition or event which, with notice or lapse of time, or both, would constitute such a default and (iv) TAL or one of its Subsidiaries has good leasehold title to each property demised under the TAL Leases, free and clear of all Liens, except for Permitted Liens. Prior to the date hereof, true, correct and complete copies of each of the TAL Leases has been made available to Triton.
(c) To the Knowledge of TAL, (i) there is no pending or threatened eminent domain, condemnation or similar proceeding with respect to any real property underlying any TAL Lease and (ii) neither TAL nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the real property underlying any TAL Lease. Neither TAL nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any real property underlying any TAL Lease. Neither TAL nor any of its Subsidiaries has granted any option or other right to any third party to lease or sublease any of the real property underlying any TAL Lease.
Section 4.17   Intellectual Property.
(a) Section 4.17(a) of the TAL Disclosure Letter contains a list, as of the date hereof, of all (i) Intellectual Property that is subject to any registration or application to register such Intellectual Property by or with a Governmental Entity and (ii) material unregistered Intellectual Property; in each case of  (i) and (ii) that is owned by TAL or its Subsidiaries (collectively, the “TAL Intellectual Property”) listing, as applicable, (i) the title of the application or registration, (ii) the jurisdiction where the application/

registration is located and (iii) the application or registration number. TAL or a Subsidiary of TAL is the sole and exclusive owner of all TAL Intellectual Property, free and clear of all Liens other than Permitted Liens (and other than Contracts listed, or that pursuant to Section 4.17(b) are not required to be listed, on Section 4.17(b) of the TAL Disclosure Letter).
(b) Section 4.17(b) of the TAL Disclosure Letter contains a list, as of the date hereof, of  (i) all material TAL Third Party Intellectual Property Licenses and (ii) all material Contracts under which TAL or any of its Subsidiaries has granted to other Persons (other than, in the case of TAL, a Subsidiary of TAL or, in the case of a Subsidiary of TAL, TAL or another Subsidiary of TAL) the right to use any of the TAL Intellectual Property, including by license, option, covenant not to sue, immunity or release.
(c) (i) TAL or its Subsidiaries owns or has a right to use all of the Intellectual Property necessary for the current conduct of the businesses of TAL or its Subsidiaries, (ii) to the Knowledge of TAL, no Person is infringing any TAL Intellectual Property, (iii) the use of any Intellectual Property in, and the operation of, the businesses of TAL and its Subsidiaries has not infringed, misappropriated or violated the Intellectual Property rights of any Person since January 1, 2012, and the businesses of TAL and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person, and (iv) there are no Legal Actions pending, or, to the Knowledge of TAL, threatened, with respect to any of the foregoing and neither TAL or its Subsidiaries nor any other Person has claimed (including by means of invitations to license, indemnification claim or similar notices) such an infringement, misappropriation, or violation.
(d) TAL and its Subsidiaries have taken commercially reasonable measures to protect the secrecy and confidentiality of all material Trade Secrets owned or purported to be owned by TAL or its Subsidiaries, including requiring each employee and consultant and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, and there has not been any material breach by any party to such confidentiality agreements. All employees, contractors and other Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of TAL or its Subsidiaries have executed a valid and enforceable written assignment of all such Intellectual Property (to the extent not owned by TAL or its Subsidiaries by operation of Law) to TAL or its Subsidiaries.
(e) Since January 1, 2014 through the date hereof, there has been no material failure or other material substandard performance of any IT Systems, which has caused any material disruption to the business of TAL or its Subsidiaries. TAL and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. TAL and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of IT Systems and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants. Since January 1, 2014 through the date hereof, there have been no material unauthorized intrusions or breaches of the security of such IT Systems nor any material loss of data therefrom.
Section 4.18   Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect, and otherwise would not require disclosure to any Governmental Entity in a manner that would reasonably be expected to result in material liability to TAL or any of its Subsidiaries:
(a) TAL and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession by TAL and each of its Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof;
(b) there is no Environmental Claim pending or, to the Knowledge of TAL, threatened (i) against TAL or any of its Subsidiaries, or (ii) to the Knowledge of TAL, against any Person whose liability for any Environmental Claims TAL or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law; and
(c) neither TAL nor any of its Subsidiaries has Released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by TAL or its Subsidiaries in violation of, or in a manner, location or quantity that has or would reasonably be expected to require remedial action under, any Environmental Laws, and, to the Knowledge of TAL, there are no actions, facts, conditions, or incidents which would be reasonably likely to result in an Environmental Claim against TAL or any of its Subsidiaries, or against any Person whose liability for such Environmental Claim TAL or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law.
TAL has provided or made available to Triton any material and relevant filings, claims, litigation, reports, data, investigations, audits, assessments, studies, analyses, tests or monitoring in the possession of or reasonably available to TAL or any of its Subsidiaries pertaining to any of the foregoing matters, including (i) any unresolved Environmental Claims against TAL or any of its Subsidiaries or pertaining to any of their operations, (ii) any material Release of Hazardous Materials for which TAL or any of its Subsidiaries is or is alleged to be liable, or (iii) TAL’s or any of its Subsidiaries’ liability under Environmental Law. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties of TAL and its Subsidiaries relating to Environmental Laws.
Section 4.19   Information Supplied. None of the information supplied or to be supplied by TAL for inclusion or incorporation by reference in (i) the Form S-4 to be filed with the SEC by Holdco in connection with the Mergers will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date of mailing to stockholders and at the time of the TAL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement relating to the TAL Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by TAL with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Triton, Holdco or the Merger Subs for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
Section 4.20   Insurance. Since January 1, 2012, TAL and its Subsidiaries have maintained continuous insurance coverage in such amounts and covering such losses and risks as, in TAL’s reasonable determination, is adequate to protect TAL and its Subsidiaries and their respective businesses and in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of TAL engaged in businesses similar to those of TAL and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect, (a) all such policies are in full force and effect, (b) all premiums due thereon have been paid and (c) no written notice of default or termination has been received by TAL or any of its Subsidiaries in respect thereof.
Section 4.21   Borrowing Base. All assets (including containers) certified by TAL as being eligible for inclusion in the borrowing base under any agreement relating to TAL’s Indebtedness (i) meet the eligibility requirements for inclusion in such borrowing base and (ii) would not become disqualified for inclusion in such borrowing base under any such agreement as a result of any action taken by a lessee of such assets (except for actions by a lessee that would result in a Lien upon the asset that is not permitted pursuant to the relevant agreement), including by reason of non-payment or a default by such lessee under a leasing agreement relating thereto.
Section 4.22   Title to Assets. TAL or its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of TAL and its Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, a TAL Material Adverse Effect. The assets owned or leased by TAL and its Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of TAL and its Subsidiaries as it is currently conducted.

Section 4.23   Related-Party Transactions. Except as set forth in Section 4.23 of the TAL Disclosure Letter, there are no contracts, agreements or arrangements between TAL or any of its Subsidiaries, on the one hand, and any Affiliate of TAL or any of its Subsidiaries, on the other hand, other than (a) intercompany arrangements among or between TAL and one or more of its wholly-owned Subsidiaries or among or between one or more of its wholly-owned Subsidiaries and (b) employment and compensation related contracts. No Affiliate of TAL or any of its Subsidiaries has any interest in any property or asset used in the businesses of TAL and its Subsidiaries (other than through ownership of TAL and its wholly-owned Subsidiaries). Except as set forth in Section 4.23 of the TAL Disclosure Letter, neither TAL nor any of its Subsidiaries has any outstanding loan or advance of any material amounts to, or is owed any material amounts from, any officer, director or stockholder of TAL or any of its Subsidiaries or any of their respective Affiliates.
Section 4.24   Anti-Corruption Matters; Export Control Laws. (a) TAL and each of its Subsidiaries are operating, and since January 1, 2010, has operated, their respective businesses in compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and in material compliance with any other applicable Law that relates to bribery or corruption (collectively, the “Anti-Corruption Laws”).
(b) TAL has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including controls and procedures designed to ensure that the agents and Representatives of TAL and each of its Subsidiaries do not make payments in violation of the Anti-Corruption Laws.
(c) Since January 1, 2010, none of TAL or its Subsidiaries has intentionally or, to the Knowledge of TAL, otherwise violated the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulation (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Emergency Economic Powers Act, all Laws and Orders promulgated under the authority of such statutes, and all Laws and Orders that are administered by OFAC (collectively, the “Export Control Laws”). Since January 1, 2010, none of TAL or any of its Subsidiaries has received any written or, to the Knowledge of TAL, other communication that alleges that TAL or any of its Subsidiaries is not, or may not be, in compliance with, or has or may have, any liability under, the Export Control Laws.
Section 4.25   Board Approval. The TAL Board, at a meeting duly called and held, has unanimously (a) determined that the TAL Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, TAL and its stockholders, (b) approved and declared advisable this Agreement, (c) adopted resolutions that have approved and declared advisable this Agreement and the TAL Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way, and (d) recommended that the stockholders of TAL approve and adopt this Agreement and the transactions contemplated hereby, including the TAL Merger, and directed that such matter be submitted to the TAL stockholders at the TAL Stockholders Meeting. To the Knowledge of TAL, no “moratorium,” “control share,” “fair price” or other anti-takeover Law is applicable to this Agreement, the TAL Merger or the other transactions contemplated hereby. TAL has validly elected not to be governed by Section 203 of the DGCL in the TAL Charter.
Section 4.26   Vote Required of TAL Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of TAL Common Stock to approve this Agreement (the “Required TAL Vote”) is the only vote of the holders of any voting securities of TAL necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the TAL Merger.
Section 4.27   Brokers or Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no investment banker, broker or finder retained by or on behalf of TAL or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from TAL or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. A complete and correct copy of the engagement letter of Merrill Lynch, Pierce, Fenner & Smith Incorporated has been made available to Triton prior to the date hereof.
Section 4.28   Opinion of TAL Financial Advisor. TAL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the TAL Exchange Ratio (taking into account the Triton Merger) was fair, from a financial point of view, to the holders of TAL Common Stock. Such opinion has not been amended in any material respect or rescinded as of the date of this Agreement. A complete and correct copy of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated will be made available to Triton promptly after it is delivered to TAL.
Section 4.29   No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article V (as modified by the Triton Disclosure Letter), or the certificates delivered pursuant to Section 8.3, TAL acknowledges that (i) none of Triton, Holdco, the Merger Subs or any other Person on behalf of Triton, Holdco or the Merger Subs makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) each of Triton, Holdco and the Merger Subs hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to TAL or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to TAL or any of its Affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of Triton or its Affiliates). TAL further acknowledges that none of Triton, Holdco or the Merger Subs, nor any of their respective Affiliates or any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Triton, Holdco or the Merger Subs or any of their respective Subsidiaries, or the transactions contemplated by this Agreement, that is not expressly set forth in this Agreement, and, except for the representations and warranties expressly contained in Article V (as modified by the Triton Disclosure Letter), or the certificates delivered pursuant to Section 8.3, none of the Triton, Holdco or the Merger Subs, any of their respective Affiliates or any other Person will have or be subject to any liability to TAL or any other Person resulting from the distribution to TAL or its Representatives or TAL’s or its Representatives’ use of, any such information, including any data room information provided to TAL or its Representatives, or any other document or information in any form provided to TAL or its Representatives in connection with the transactions contemplated hereby. TAL acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and businesses of Triton, Holdco and the Merger Subs and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, TAL has relied on the results of its own independent investigation together with the representations and warranties and other provisions expressly set forth in this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TRITON, HOLDCO AND THE MERGER SUBS
Except as set forth in the correspondingly identified section or subsection of the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, however, that any matter disclosed in any section or subsection of such disclosure letter that is reasonably apparent, on its face, to be relevant as an exception to another representation or warranty made in this Article V shall be deemed to be disclosed as an exception to such representation or warranty notwithstanding the omission of a reference or cross reference thereto) delivered by Triton, Holdco and the Merger Subs to TAL simultaneously with the execution of this Agreement (the “Triton Disclosure Letter”), Triton, Holdco and the Merger Subs jointly and severally represent and warrant to TAL as follows.
Section 5.1   Organization, Standing and Power. Each of Triton, Holdco, Bermuda Sub, Delaware Sub and their Subsidiaries is an exempted company incorporated with limited liability, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Triton, Holdco, Bermuda Sub and Delaware Sub and their respective Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or would not be reasonably expected to result in, a Triton Material Adverse Effect. Each of Triton, Holdco and Bermuda Sub has made available to TAL true and complete copies of its memorandum of association and bye-laws as in effect on the date hereof, and (a) such memorandum of association and bye-laws are in full force and effect, and (b) neither Triton nor Holdco nor Bermuda Sub, as the case may be, is in violation of its respective organizational documents. Delaware Sub has made available to TAL true and complete copies of its certificate of incorporation and bylaws as in effect as of the date hereof, and (i) such certificate of incorporation and bylaws are in full force and effect, and (ii) Delaware Sub is not in violation of any such organizational document.
Section 5.2   Capital Structure of Holdco and the Merger Subs.
(a) (i) As of the date hereof, the authorized share capital of Holdco consists of 100 common shares of Holdco, par value $0.01 per share (“Holdco Common Shares”), of which 100 Holdco Common Shares are issued, (ii) the authorized capital stock of Delaware Sub consists of 100 shares of common stock of Delaware Sub, par value $0.01 per share (“Delaware Sub Common Stock”), of which 100 shares of Delaware Sub Common Stock are issued and outstanding and (iii) the authorized share capital of Bermuda Sub consists of 100 common shares of Bermuda Sub, par value $0.01 per share (the “Bermuda Sub Common Shares”), of which 100 Bermuda Sub Common Shares are issued. All of the issued Holdco Common Shares have been validly issued, are fully paid and nonassessable and are owned directly by Triton free and clear of any Lien (other than any Permitted Lien). All of the issued Bermuda Sub Common Shares have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien (other than any Permitted Lien). All of the issued and outstanding shares of Delaware Sub Common Stock have been validly issued, are fully paid and, except as set forth in the DGCL, nonassessable and are owned directly by Holdco free and clear of any Lien (other than any Permitted Lien). All Holdco Common Shares to be issued pursuant to Article III will be, when issued, duly authorized, validly issued fully paid and nonassessable and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Holdco memorandum of association, the Holdco bye-laws or any Contract to which Holdco is a party or is otherwise bound. Neither Holdco nor any of its Subsidiaries owns any Holdco Common Shares (as treasury stock or otherwise). Bermuda Sub does not own any Bermuda Sub Common Shares (as treasury stock or otherwise). Delaware Sub does not own any Delaware Sub Common Stock (as treasury stock or otherwise).
(b) Except as set forth in Section 5.2(a), there are (i) no other shares, shares of capital stock or other voting securities of Holdco, Bermuda Sub or Delaware Sub, (ii) no securities of Holdco, Bermuda Sub or Delaware Sub convertible into or exchangeable for shares, shares of capital stock or other voting securities of Holdco, Bermuda Sub or Delaware Sub and (iii) no options or other rights to acquire from Holdco, Bermuda Sub or Delaware Sub, and no obligations of Holdco, Bermuda Sub or Delaware Sub to issue any shares, shares of capital stock, other voting securities or securities convertible into or exchangeable for shares, shares of capital stock or other voting securities of Holdco, Bermuda Sub or Delaware Sub.
Section 5.3   Capital Structure of Triton.
(a) The authorized share capital of Triton consists of 294,000,000 Class A voting shares of Triton, par value $0.01 per share (“Triton Class A Common Shares”) and 6,000,000 Class B non-voting shares of Triton, par value $0.01 per share (“Triton Class B Common Shares,” and together with Triton Class A Common Shares, “Triton Common Shares”). As of November 9, 2015, 43,993,306.31 Triton Class A Common Shares were issued (not including Restricted Triton Shares), 6,000,000 Triton Class B Common Shares were issued, 7,970,287 Triton Common Shares were subject to issuance upon the exercise or payment of outstanding Triton Stock Options, 48,589 Restricted Triton Shares were issued and 1,403,305 Triton Common Shares remained available for future issuance under Triton Stock Plans. All issued Triton Common Shares are, and all such shares that may be issued upon the exercise of Triton Stock Options or upon the vesting of Restricted Triton Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Triton memorandum of association, the Triton bye-laws or any Contract to which Triton is or was a party or is or was otherwise bound. Neither Triton nor any of its Subsidiaries owns any Triton Common Shares (as treasury stock or otherwise). Except as set forth in Section 5.3(a) of the Triton Disclosure Letter, neither Triton nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Triton Common Shares or any equity interests of the Subsidiaries and, to the Knowledge of Triton, no such voting agreement exists.

(b) No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which shareholders may vote (“Triton Voting Debt”) of Triton or its Subsidiaries are issued or outstanding.
(c) Except for (i) this Agreement and as set forth in Section 5.3(c) of the Triton Disclosure Letter, (ii) the 7,970,287 Triton Common Shares subject to issuance upon the exercise or payment of outstanding Triton Stock Options as of November 9, 2015, (iii) the 48,589 Restricted Triton Shares issued as of November 9, 2015 and (iv) agreements entered into and securities and other instruments issued after the date hereof as explicitly permitted by Section 6.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Triton or any of its Subsidiaries is a party or by which Triton or any of its Subsidiaries is bound obligating Triton or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Triton Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares, shares of its capital stock or Triton Voting Debt or share appreciation rights of Triton or any of its Subsidiaries or obligating Triton or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, there are no outstanding contractual obligations of Triton or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of Triton or any of its Subsidiaries or (y) pursuant to which Triton or any of its Subsidiaries could be required to register Triton Common Shares, Holdco Common Shares, Bermuda Sub Common Shares, Delaware Sub Common Stock or other securities under the Securities Act.
(d) Since January 1, 2015, Triton and its Subsidiaries have not (i) issued or permitted to be issued any shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares of Triton, other than pursuant to and as required by the terms of Triton Stock Plans; or (ii) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Triton.
(e) Section 5.3(e) of the Triton Disclosure Letter identifies each award or other right granted under any Triton Stock Plan as of November 9, 2015, and indicates whether such award or other right would vest solely as a result of this Agreement or the transactions contemplated hereby.
Section 5.4   Operation of Holdco and the Merger Subs. Since their respective dates of incorporation, none of Holdco or either Merger Sub has carried on any business or conducted any operations or entered into any Contract other than the execution of this Agreement, the Statutory Merger Agreement, the Shareholder Agreements and the performance of its obligations hereunder and matters ancillary hereto. Immediately prior to the Effective Time, Holdco, Bermuda Sub and Delaware Sub will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the transactions contemplated hereby.
Section 5.5   Subsidiaries. Set forth in Section 5.5 of the Triton Disclosure Letter is a list, as of the date hereof, of all the Subsidiaries of Triton and Holdco, listing for each such Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized shares, shares of capital stock or other equity interest, the number and type of its issued and outstanding shares, shares of capital stock or other equity interest and the current ownership of such shares or interests. Other than such Subsidiaries, as of the date hereof, there are no other Persons in which Triton or Holdco or any of their Subsidiaries owns, of record or beneficially, any direct or indirect shares, shares of capital stock or other equity interest or any right (contingent or otherwise) to acquire the same. Other than such Subsidiaries, none of Triton, Holdco or any of their Subsidiaries is a member of or a participant in any partnership, joint venture or similar arrangement. All of the shares, shares of capital stock or other equity interests of each of the Subsidiaries held by Triton, Holdco or by another Subsidiary of Triton or Holdco are duly authorized, validly issued, fully paid and nonassessable, and are owned by Triton, Holdco or one of their Subsidiaries, free and clear of all Liens, other than Permitted Liens. Triton has made available to TAL prior to the date hereof correct and complete copies of the organizational documents of each of Triton’s Subsidiaries as of the date hereof, and (i) such organizational documents are in full force and effect, and (ii) no Triton Subsidiary is in violation of its organizational documents. Neither Triton nor any of its Subsidiaries has agreed or is under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.
Section 5.6   Authority. Each of Triton, Holdco, Bermuda Sub and Delaware Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Statutory Merger Agreement and the Shareholder Agreements and Triton Voting Agreements, in each case, to which it is a party, to perform its obligations hereunder and thereunder and, subject to the approval of the Statutory Merger Agreement by Triton’s shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Triton, Holdco, Bermuda Sub and Delaware Sub, and no other corporate action on the part of Triton, Holdco, Bermuda Sub and Delaware Sub is required to authorize the execution, delivery and performance hereof and the Statutory Merger Agreement by Triton, Holdco, Bermuda Sub and Delaware Sub and the consummation of the transactions contemplated hereby and thereby, except for, (a) in the case of the Mergers, obtaining the approval of Holdco, as sole shareholder of Bermuda Sub and as sole stockholder of Delaware Sub, which will be obtained by written consent immediately after the execution hereof, (b) in the case of the Triton Merger, obtaining the Triton Shareholder Approval and (c) taking the actions set forth in Section 6.4 and in the first sentence of Section 2.3 and filing the Delaware Certificate of Merger pursuant to the DGCL. This Agreement and the Shareholder Agreements and Triton Voting Agreements have been duly executed and delivered, and the Statutory Merger Agreement will be duly executed and delivered, as applicable by Triton, Holdco, Bermuda Sub and Delaware Sub and, assuming that this Agreement, the Statutory Merger Agreement and the Shareholder Agreements and Triton Voting Agreements have been duly authorized, executed and delivered by the other parties thereto, constitutes (on, in the case of the Statutory Merger Agreement, will constitute when executed and delivered) a valid and binding obligation, as applicable, of Triton, Holdco, Bermuda Sub and Delaware Sub, and enforceable against, as applicable, Triton, Holdco, Bermuda Sub and Delaware Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.7   Consents and Approvals; No Violation.
(a) The execution and delivery of this Agreement and the Shareholder Agreements and Triton Voting Agreements by Triton, Holdco, Bermuda Sub and Delaware Sub, as the case may be, does not, and the performance by Triton, Holdco, Bermuda Sub and Delaware Sub of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of the governing documents of Triton, Holdco, Bermuda Sub and Delaware Sub, (ii) assuming compliance with Section 5.7(b), conflict with or violate any Law or Order applicable to Triton, Holdco, Bermuda Sub, Delaware Sub and any of their Subsidiaries or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or result in the creation of any Lien (other than a Permitted Lien) upon any property or assets of Triton, Holdco, Bermuda Sub, Delaware Sub or any of their Subsidiaries pursuant to, or result in the amendment, termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Triton, Holdco, Bermuda Sub, Delaware Sub or any of their Subsidiaries under, any Contract to which Triton, Holdco, Bermuda Sub, Delaware Sub and any of their Subsidiaries is a party, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Triton Material Adverse Effect.
(b) The execution and delivery of this Agreement and the Shareholder Agreements and Triton Voting Agreements by Triton, Holdco, Bermuda Sub and Delaware Sub, as the case may be, does not, and the performance by Triton, Holdco, Bermuda Sub and Delaware Sub of this Agreement and the Shareholder Agreements and Triton Voting Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Triton, Holdco, Bermuda Sub and Delaware Sub to obtain any Consent from any Governmental Entity, other than (i) any Consents as may be required under the Securities Act, the Exchange Act or the rules and regulations of the NYSE, including the filing with the SEC of the Proxy Statement and Form S-4, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and the taking of the actions set forth in Section 6.4 and in the first sentence of Section 2.3, (iii) compliance with the applicable requirements, if any, of the HSR Act and any required Consents in any jurisdiction under any Merger Control Law and (iv) those Consents, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.

Section 5.8   Financial Statements and Internal Controls and Procedures.
(a) Section 5.8 of the Triton Disclosure Letter contains the following financial statements (collectively, with any notes thereto, the “Triton Financial Statements”): (i) the audited consolidated financial statements of Triton, as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, (ii) the unaudited financial statements of Triton, as of September 30, 2015, for the nine (9) month period then ended and (iii) the unaudited consolidated financial statements of Triton, as of September 30, 2015 and September 30, 2014, for the nine (9) month period then ended. The Triton Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved on a basis consistent with those of previous periods and in accordance with applicable Law (except as may be disclosed therein) and fairly present, in all material respects, the consolidated balance sheets, statements of operations, statements of comprehensive income (loss) and statements of cash flows of Triton and its Subsidiaries as of the dates thereof and for the respective periods set forth therein. As of the date hereof, neither Triton nor any of its Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC. The books and records of Triton and its Subsidiaries are accurate and complete in all material respects, have been maintained in all material respects in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the consolidated financial statements of Triton have been prepared in accordance with such books and records. No financial statements of any Person other than Triton and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Triton. Triton has not, between September 30, 2015 and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2015.
(b) Triton and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Triton and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Triton and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Triton and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Triton and its Subsidiaries.
(c) Since January 1, 2012, neither Triton nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Triton and its Subsidiaries, (ii) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Triton’s ability to record, process, summarize and report financial information, (iii) any fraud, whether or not material, that involves Triton’s management or other employees who have a role in the preparation of financial statements or Triton’s internal control over financial reporting, or (iv) through the date hereof, any claim or allegation regarding any of the foregoing.
(d) Neither Triton nor any of its Subsidiaries nor, to the Knowledge of Triton, any director, officer, auditor, accountant, consultant or representative of Triton or any of its Subsidiaries has, since January 1, 2012 through the date hereof, received written notice of any substantive complaint, allegation, assertion or claim that Triton or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 5.9   Undisclosed Liabilities. Except for (a) those liabilities that are reflected or reserved for in Triton Financial Statements as of September 30, 2015, (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, (c) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, (d) liabilities incurred under, or explicitly contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby and (e) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, neither Triton nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

Section 5.10   Absence of Certain Changes or Events. Except for the transactions contemplated hereby, (a) since December 31, 2014 and prior to the date hereof, (i) each of Triton and its Subsidiaries has conducted its business in the ordinary course consistent in all material respects with past practices and (ii) neither Triton nor its Subsidiaries has taken any action that, if taken during the Interim Period, would require the prior written consent of TAL pursuant to the provisions of Section 6.2 and (b) since December 31, 2014, there has not occurred any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.
Section 5.11   Permits; Compliance with Applicable Laws.
(a) Triton and its Subsidiaries hold all Permits required under applicable Laws to carry on their businesses as currently conducted and use their properties and assets as presently used. Since January 1, 2012, Triton and its Subsidiaries have been in compliance in all material respects with all Permits and all applicable Laws. Each Permit held by Triton or any of its Subsidiaries is valid, subsisting and in full force and effect, except where the failure to have or maintain any such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Triton Material Adverse Effect. As of the date hereof, there are no actions pending or, to the Knowledge of Triton, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, would not reasonably be expected to have, a Triton Material Adverse Effect. Since January 1, 2012 through the date hereof, neither Triton nor its Subsidiaries has received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Triton, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Triton Material Adverse Effect. This Section 5.11(a) does not relate to (x) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 5.16, (y) tax Laws, which are governed exclusively by Section 5.13 or (z) Anti-Corruption Laws and Export Control Laws, which are governed exclusively by Section 5.27.
(b) Since January 1, 2012, the businesses of Triton and its Subsidiaries have not been conducted in violation of any Law and the assets owned or used by Triton and its Subsidiaries have been owned or used in compliance with all applicable Laws, except, in each case, for violations that, individually or in the aggregate, would not be material to Triton and its Subsidiaries, taken as a whole. As of the date hereof, no investigation by any Governmental Entity with respect to Triton or any of its Subsidiaries is pending or, to the Knowledge of Triton, threatened in writing. Since January 1, 2012 through the date hereof, neither Triton nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that Triton or any of its Subsidiaries is not in compliance with any Law, except where any such non-compliance, individually or in the aggregate, would not be material to Triton and its Subsidiaries, taken as a whole.
Section 5.12   Legal Proceedings. As of the date hereof, (a) there is no claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of Triton, threatened in writing, against Triton or any of its Subsidiaries (i) related to or potentially involving more than $1,000,000, (ii) seeking any material equitable relief, (iii) that could result in criminal liability, (iv) that would reasonably be expected to result in any material impairment to the right or ability of Triton or its Subsidiaries to carry on their operations, activities or businesses as now conducted or (v) that would reasonably be expected to prevent, materially delay or materially impede Triton’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, and (b) there is no judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against Triton or any of its Subsidiaries.
Section 5.13   Taxes. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect:
(a) Each of Triton and its Subsidiaries has duly and timely filed or caused to be filed (taking into account all applicable extensions) with the appropriate Governmental Entity all Tax Returns required to be filed by it (all such Tax Returns being correct, accurate and complete in all respects and prepared in substantial compliance with all applicable rules and regulations), has timely paid or caused to be paid all Taxes shown thereon as due to the appropriate Governmental Entity and has duly and timely paid or caused to be paid all Taxes that are due and payable or claimed to be due from it other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Triton Financial Statements;
(b) Triton and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (i) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (ii) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and have timely collected, deducted or withheld and paid over to the relevant Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Law;
(c) To the Knowledge of Triton, neither Triton nor any of its Subsidiaries, has received notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding with respect to any Taxes or Tax Returns of Triton, Holdco or any of their Subsidiaries, and no such proceedings are currently pending;
(d) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Triton or any of its Subsidiaries that have not been finally resolved and paid in full;
(e) Neither Triton nor any of its Subsidiaries (i) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (ii) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (iii) has executed or filed any power of attorney relating to Taxes or Tax Returns with any Governmental Entity which is still in effect or (iv) is subject to a private letter ruling of the IRS or comparable rulings of any other Governmental Entity;
(f) No claim has ever been made by any Governmental Entity in a jurisdiction in which Triton or any of its Subsidiaries does not file a Tax Return that Triton or such Subsidiary is or may be either required to file Tax Returns in or with, or otherwise subject to Tax in or by, such jurisdiction;
(g) There are no Liens for Taxes (other than Permitted Liens described in clause (ii) of the definition thereof) upon any of the assets of Triton or its Subsidiaries;
(h) Neither Triton nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Triton and its Subsidiaries or customary Tax indemnifications contained in credit or similar agreements);
(i) Neither Triton nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Triton) or (ii) has any liability for the Taxes of any Person (other than Triton or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;
(j) Neither Triton nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Triton or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law);
(k) Neither Triton nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(l) Neither Triton nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Triton Merger from qualifying either (A) as a reorganization within the meaning of Section 368(a) of the Code, or (B) together with the TAL Merger and the other transactions described in this Agreement, as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code;
(m) Triton directly owns one hundred percent (100%) of the issued shares of Holdco; Holdco directly owns one hundred percent (100%) of the issued shares of Bermuda Sub; and Holdco directly owns one hundred percent (100%) of the issued and outstanding capital stock of Delaware Sub; and
(n) Neither Triton nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
Section 5.14   Material Agreements.
(a) Except for this Agreement and as set forth in Section 5.14 of the Triton Disclosure Letter or, with respect only to clause (xiii) below, Section 5.19(b) of the Triton Disclosure Letter, as of the date hereof, neither Triton nor any of its Subsidiaries is a party to or bound by any Contract (each, a “Triton Material Contract”): (i) would be required to be filed by Triton as a “material contract” pursuant to Item 601(b) of Regulation S-K of the SEC (assuming that Triton was subject to Regulation S-K as a reporting entity), (ii) that is an employment or consulting agreement, (iii) that limits or purports to limit in any material respect the ability of Triton or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (iv) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to Triton or its Subsidiaries’ material business or assets, (v) that is an options, futures, forward, swap, hedging or similar derivative Contract relating to interest rates, foreign exchange, commodity prices or otherwise, (vi) that, individually, or together with any related Contracts, requires an aggregate payment, from and after the date hereof until the end of the term of such Contract by Triton or any of its Subsidiaries, in excess of  $3,000,000, except for any Contract that may be cancelled without penalty or termination payment by Triton or its Subsidiaries upon notice of ninety (90) days or less, (vii) that is an indenture, credit agreement, loan agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing Indebtedness, (viii) that involves a material investment in any Person or the acquisition or disposition of any business enterprise, whether via merger, stock, share or asset purchase or otherwise, or that contains any “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any outstanding indemnification obligation, (ix) that grants any Person a Lien (other than a Permitted Lien) on any material assets of Triton or any of its Subsidiaries, (x) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Triton or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (other than a Permitted Lien), (xi) that by its terms limits the payment of dividends or other distributions by Triton or any of its Subsidiaries, (xii) that, to the Knowledge of Triton, would prevent or materially delay Triton’s ability to consummate the transactions contemplated by this Agreement or (xiii) that is required to be set forth on Section 5.19(b) of the Triton Disclosure Letter.
(b) Each Triton Material Contract is valid and in full force and effect, except where such failure to be in full force and effect has not had, and would not be expected to have, individually or in the aggregate, a Triton Material Adverse Effect. Triton has provided or made available to TAL correct and complete copies of each written Triton Material Contract prior to the date hereof; provided, however, that, to the extent a Triton Material Contract is with one of Triton’s top twenty (20) customers (measured by dollar volume of spending by the customer during the twelve (12) months ended September 30, 2015), a correct and complete copy of such Trtion Material Contract has been provided or made available prior to the date hereof only to TAL’s outside counsel. As of the date of this Agreement, neither Triton nor any of its Subsidiaries has, and to the Knowledge of Triton, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Triton Material Contract, except in each case for those violations and defaults that, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect.

Section 5.15   Container Files.
(a) Triton has made available to TAL an electronic file in the Triton data room folder “e” titled “e.v — Lease-Level Data Tape Sep-2015” (the “Triton File”). Except for such inaccuracies that would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of Triton and its Subsidiaries, taken as a whole, or Triton’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, the information set forth in the Triton File is true and correct in all material respects as of the date thereof.
(b) Except as would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of Triton and its Subsidiaries, taken as a whole, or Triton’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, (i) to the Knowledge of Triton, (A) each of the container lease agreements that Triton or any of its Subsidiaries are currently party to with their respective lessees constitutes a legal, valid, binding and enforceable obligation of the contractual counterparties that are a party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and (B) other than late payments under lease agreements consistent with past practice, none of the contractual counterparties to any such container lease agreements is in material breach or default thereunder (or with notice or lapse of time or both would be in material breach or default thereunder), (ii) Triton and its Subsidiaries have all right, title and interest in and to, subject to Permitted Liens, the containers, including those subject to such container lease agreements, owned by Triton or any of its Subsidiaries and any containers acquired by Triton or any of its Subsidiaries after September 30, 2015 (other than containers sold or otherwise disposed of after September 30, 2015 in the ordinary course of business) and (iii) neither Triton nor any of its Subsidiaries is a party to or bound by any container lease agreement that would require any consent or approval of any third party to (A) any assignment of such lease agreement to any Affiliate of Triton or (B) the consummation of the transactions contemplated hereby, or would result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, such agreement if such consent or approval were not obtained. The cancellation or termination of any container lease agreements for which Triton or any of its Subsidiaries have received a written cancellation or termination notice from the applicable lessee prior to the date of this Agreement would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of Triton and its Subsidiaries, taken as a whole, or Triton’s and its Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof. As of November 9, 2015, the aggregate outstanding commitment of Triton and its Subsidiaries with respect to the purchase of containers is not more than $100,000,000.
Section 5.16   Employee Benefit Plans.
(a) Section 5.16(a) of the Triton Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Triton Employee Benefit Plans.
(b) With respect to each Triton Employee Benefit Plan, Triton has made available to TAL a true and correct copy of each of the following documents, as applicable: (i) the most recent annual report (Form 5500) filed with the IRS, (ii) the plan documents comprising such Triton Employee Benefit Plan, including any and all amendments thereto, (iii) each trust agreement, insurance contract or other funding agreement relating to such Triton Employee Benefit Plan, (iv) the most recent summary plan description required by ERISA, (v) the most recent actuarial report or valuation relating to a Triton Employee Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to any Triton Employee Benefit Plan qualified under Section 401(a) of the Code.
(c) Section 5.16(c) of the Triton Disclosure Letter identifies each Triton Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “Triton Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Triton Qualified Plan to the effect that it is so qualified, and no events have occurred that could reasonably be expected to adversely affect such qualification.

(d) Each Triton Employee Benefit Plan was established and has been administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, in all material respects. As of the date hereof, there is no material claim, suit, action, investigation or proceeding at law or in equity pending or, to the Knowledge of Triton, threatened, against Triton or any of its Subsidiaries (other than claims for benefits in the ordinary course) with respect to any Triton Employee Benefit Plan by any current or former employee, officer, director, participant or beneficiary of Triton or any of its Subsidiaries or by any Governmental Entity.
(e) No Triton Employee Benefit Plan is (i) subject to Title IV of ERISA, (ii) a Multiemployer Plan or (iii) a plan described in Section 4063(a) of ERISA. Neither Triton nor any trade or business (whether or not incorporated) under common control with Triton within the meaning of Section 4001(b)(1) of ERISA or which together with Triton is treated as a single employer under Section 414(t) of the Code (each, a “Triton ERISA Affiliate”), currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan and no material liability under Title IV or Section 302 of ERISA has been incurred by TAL or any Triton ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to TAL or any Triton ERISA Affiliate of incurring any such liability.
(f) With respect to any Triton Employee Benefit Plan that is maintained outside of the United States (a “Non-U.S. Triton Plan”), (i) if intended to qualify for special Tax treatment, the Non-U.S. Triton Plan meets the requirements for such treatment in all material respects, (ii) the financial statements of Triton and its Subsidiaries accurately reflect the Non-U.S. Triton Plan liabilities and accruals for contributions required to be paid to the Non-U.S. Triton Plans, in accordance with GAAP consistently applied and (iii) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any Law in connection with a Non-U.S. Triton Plan which could have a Triton Material Adverse Effect on (x) any Non-U.S. Triton Plan or (y) the condition of Triton or any of its Subsidiaries.
(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, condition or circumstance) will (i) entitle any current or former director, officer or employee of Triton or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from Triton or any such Subsidiary, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due to, any such director, officer or employee, (iii) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (iv) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code.
(h) As of the date hereof, there are no pending or, to the Knowledge of Triton, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations with respect to any Triton Employee Benefit Plan, by any employee or beneficiary covered under any such plan or otherwise involving any such plan.
(i) Neither Triton nor any of its Subsidiaries has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.
(j) Each Triton Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and the regulations thereunder. Neither Triton nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Sections 4999, 409A or 457A of the Code
Section 5.17   Labor and Employment Matters.
(a) (i) Neither Triton nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association and (ii) no employees of Triton or its Subsidiaries are represented by any labor union or employee association with respect to such employment.

(b) (i) There is no labor strike, material dispute, material grievance, arbitration, slowdown, work stoppage or lockout pending or, to the Knowledge of Triton, threatened against or affecting Triton or any of its Subsidiaries, (ii) to the Knowledge of Triton, no union organizing, campaigning, representation or certification proceedings for recognition or certification, or other election activity involving, any employee of Triton or any of its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against Triton or any of its Subsidiaries pending or, to the Knowledge of Triton, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance or arbitration proceeding pending or, to the Knowledge of Triton, threatened arising out of or relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to Triton or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.
(c) Since January 1, 2012, neither Triton nor any of its Subsidiaries has violated any statute, Law or order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws and orders relating to discrimination, classification, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees (including in connection with any reduction in force), except as has not, and would not reasonably be expected to have, a Triton Material Adverse Effect.
Section 5.18   Properties.
(a) Section 5.18(a) of the Triton Disclosure Letter sets forth, as of the date hereof, a list of all real property owned by Triton and its Subsidiaries (the “Triton Owned Real Property”). Other than as set forth on Section 5.18(a) of the Triton Disclosure Letter, Triton or one of its Subsidiaries owns good and marketable fee simple title to Triton Owned Real Property, free and clear of all Liens, except for Permitted Liens.
(b) Section 5.18(b) of the Triton Disclosure Letter sets forth, as of the date hereof, a list of all leases, subleases and other agreements under which Triton or any of its Subsidiaries leases, uses or occupies or has the right to use or occupy any real property (collectively, the “Triton Leases”). Other than as set forth on Section 5.18(b) of the Triton Disclosure Letter, (i) each Triton Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms, (ii) there is not under any Triton Lease any existing default by Triton or any of its Subsidiaries or, to the Knowledge of Triton, any other party thereto, (iii) there is not under any Triton Lease, to the Knowledge of Triton, any condition or event which, with notice or lapse of time, or both, would constitute such a default and (iv) Triton or one of its Subsidiaries has good leasehold title to each property demised under the Triton Leases, free and clear of all Liens, except for Permitted Liens. Prior to the date hereof, true, correct and complete copies of each of the Triton Leases has been made available to TAL.
(c) To the Knowledge of Triton, (i) there is no pending or threatened eminent domain, condemnation or similar proceeding with respect to the Triton Owned Real Property or any real property underlying any Triton Lease and (ii) neither Triton nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Triton Owned Real Property or any real property underlying any Triton Lease. Neither Triton nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy the Triton Owned Real Property or any real property underlying any Triton Lease. Neither Triton nor any of its Subsidiaries has granted any option or other right to any third party to lease or sublease the Triton Owned Real Property or any of the real property underlying any Triton Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, all of the Triton Owned Real Property and all buildings and improvements located on such real property are in a state of good operating condition, subject to reasonable wear and tear.
(d) Prior to the date hereof, Triton and its Subsidiaries have delivered to TAL true, correct and complete copies of all deed and other instruments by which Triton or any of its Subsidiaries acquired the Triton Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Triton or any of its Subsidiaries relating to the Triton Owned Real Property.

Section 5.19   Intellectual Property.
(a) Section 5.19(a) of the Triton Disclosure Letter contains a list, as of the date hereof, of all (i) Intellectual Property that is subject to any registration or application to register such Intellectual Property by or with a Governmental Entity and (ii) material unregistered Intellectual Property; in each case of  (i) and (ii) that is owned by Triton or its Subsidiaries (collectively, the “Triton Intellectual Property”) listing, as applicable, (i) the title of the application or registration, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number. Triton, Holdco or their Subsidiaries are the sole and exclusive owner of all Triton Intellectual Property, free and clear of all Liens other than Permitted Liens (and other than Contracts listed, or that pursuant to Section 5.19(b) are not required to be listed, on Section 5.19(b) of the Triton Disclosure Letter).
(b) Section 5.19(b) of the Triton Disclosure Letter contains a list, as of the date hereof, of  (i) all material Triton Third Party Intellectual Property Licenses and (ii) all material Contracts under which Triton or any of its Subsidiaries has granted to other Persons (other than, in the case of Triton, a Subsidiary of Triton or, in the case of a Subsidiary of Triton, Triton or another Subsidiary of Triton) the right to use any of the Triton Intellectual Property, including by license, option, covenant not to sue, immunity or release.
(c) (i) Triton or its Subsidiaries owns or has a right to use all of the Intellectual Property necessary for the current conduct of the businesses of Triton and its Subsidiaries, (ii) to the Knowledge of Triton, no Person is infringing any Triton Intellectual Property, (iii) the use of any Intellectual Property in, and the operation of, the businesses of Triton and its Subsidiaries has not infringed, misappropriated or violated the Intellectual Property rights of any Person since January 1, 2012, and the businesses of Triton and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person, and (iv) there are no Legal Actions pending, or, to the Knowledge of Triton, threatened, with respect to any of the foregoing and neither Triton or its Subsidiaries nor any other Person has claimed (including by means of invitations to license, indemnification claim or similar notices) such an infringement, misappropriation, or violation.
(d) Triton and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, and confidentiality of all material Trade Secrets owned or purported to be owned by Triton or its Subsidiaries, including requiring each employee and consultant and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, and there has not been any material breach by any party to such confidentiality agreements. All employees, contractors and other Persons involved in the creation, invention or development of any material Intellectual Property for or on behalf of Triton or its Subsidiaries have executed a valid and enforceable written assignment of all such Intellectual Property (to the extent not owned by Triton or its Subsidiaries by operation of Law) to Triton or its Subsidiaries.
(e) Since January 1, 2014 through the date hereof, there has been no material failure or other material substandard performance of any IT Systems, which has caused any material disruption to the business of Triton or its Subsidiaries. Triton and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. Triton and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of IT Systems and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants. Since January 1, 2014 through the date hereof, there have been no material unauthorized intrusions or breaches of the security of such IT Systems nor any material loss of data therefrom.
Section 5.20   Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, and otherwise would not require disclosure to any Governmental Entity in a manner that would reasonably be expected to result in material liability to Triton or any of its Subsidiaries:
(a) Triton and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession by Triton and each of its Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof;

(b) there is no Environmental Claim pending or, to the Knowledge of Triton, threatened (i) against Triton or any of its Subsidiaries, or (ii) to the Knowledge of Triton, against any Person whose liability for any Environmental Claims Triton or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law; and
(c) neither Triton nor any of its Subsidiaries has Released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by Triton or its Subsidiaries in violation of, or in a manner, location or quantity that has or would reasonably be expected to require remedial action under, any Environmental Laws, and, to the Knowledge of Triton, there are no actions, facts, conditions, or incidents which would be reasonably likely to result in an Environmental Claim against Triton or any of its Subsidiaries, or against any Person whose liability for such Environmental Claim Triton or any of its Subsidiaries has retained or assumed, either contractually or by operation of Law.
Triton has provided or made available to TAL any material and relevant filings, claims, litigation, reports, data, investigations, audits, assessments, studies, analyses, tests or monitoring in the possession of or reasonably available to Triton or any of its Subsidiaries pertaining to any of the foregoing matters, including (i) any unresolved Environmental Claims against Triton or any of its Subsidiaries or pertaining to any of their operations, (ii) any material Release of Hazardous Materials for which Triton or any of its Subsidiaries is or is alleged to be liable, or (iii) Triton’s or any of its Subsidiaries’ liability under Environmental Law. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 5.20 constitute the sole and exclusive representations and warranties of Triton and its Subsidiaries relating to Environmental Laws.
Section 5.21   Information Supplied. None of the information supplied or to be supplied by Triton, Holdco or the Merger Subs for inclusion or incorporation by reference in (i) the Form S-4 to be filed with the SEC by Holdco in connection with the Mergers will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date of mailing to stockholders and at the time of the TAL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Triton, Holdco or the Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of TAL for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
Section 5.22   Insurance. Since January 1, 2012, Triton and its Subsidiaries have maintained continuous insurance coverage in such amounts and covering such losses and risks as, in Triton’s reasonable determination, is adequate to protect Triton and its Subsidiaries and their respective businesses and in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Triton engaged in businesses similar to those of Triton and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect, (a) all such policies are in full force and effect, (b) all premiums due thereon have been paid and (c) no written notice of default or termination has been received by Triton or any of its Subsidiaries in respect thereof.
Section 5.23   Borrowing Base. All assets (including containers) certified by Triton as being eligible for inclusion in the borrowing base under any agreement relating to Triton’s Indebtedness (i) meet the eligibility requirements for inclusion in such borrowing base and (ii) would not become disqualified for inclusion in such borrowing base under any such agreement as a result of any action taken by a lessee of such assets (except for actions by a lessee that would result in a Lien upon the asset that is not permitted pursuant to the relevant agreement), including by reason of non-payment or a default by such lessee under a leasing agreement relating thereto.

Section 5.24   Title to Assets. Triton or its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of Triton and its Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, a Triton Material Adverse Effect. The assets owned or leased by Triton and its Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of Triton and its Subsidiaries as it is currently conducted.
Section 5.25   Board and Shareholder Approval.
(a) The Board of Directors of each of Holdco and Delaware Sub has unanimously (i) determined that the TAL Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Holdco or Delaware Sub, as the case may be, and its shareholder(s), (ii) adopted resolutions that have approved and declared advisable this Agreement and the TAL Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way, and (iii) recommended that Holdco, as the sole stockholder of Delaware Sub, approve and adopt this Agreement and the transactions contemplated hereby, including the TAL Merger, and directed that such matter be submitted to Holdco for approval.
(b) The Board of Directors of each of Holdco, Triton and Bermuda Sub has unanimously (i) determined that the Triton Merger, on the terms and subject to the conditions set forth herein and in the Statutory Merger Agreement, is fair to, and in the best interests of, Holdco, Triton and Bermuda Sub, as the case may be, and its shareholders, (ii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Triton Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way and (iii) recommended that Holdco, as the sole shareholder of Bermuda Sub, and the shareholders of Triton approve the Statutory Merger Agreement and directed that such matter be submitted to Holdco and, at the Triton Shareholders Meeting, the Triton shareholders (as applicable). The Board of Directors of Triton has unanimously determined that the Triton Merger Consideration constitutes fair value for each Triton Common Share in accordance with the Companies Act.
(c) Subject to the voting provisions contained in the bye-laws of Triton, (i) the affirmative vote (in person or by proxy) in favor of the approval of the Statutory Merger Agreement of the holders of seventy five percent (75%) or more of the Triton Common Shares voting and in attendance at the Triton Shareholders Meeting (the “Triton Shareholder Approval”) and (ii) the approval of the Sponsors (as such term is defined in the Sponsor Shareholders’ Agreement) in accordance with the terms of the Sponsor Shareholders’ Agreement, which approval of the Sponsors has been obtained prior to or concurrently with the execution hereof, are the only votes or approvals of the holders of voting securities of Triton that are necessary to consummate this Agreement, the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Triton Merger. To the Knowledge of Triton, no “moratorium,” “control share,” “fair price” or other anti-takeover Law is applicable to this Agreement, the Mergers or the other transactions contemplated hereby.
Section 5.26   Related-Party Transactions. Except as set forth in Section 5.26(a) of the Triton Disclosure Letter, there are no contracts, agreements or arrangements between Triton or any of its Subsidiaries, on the one hand, and any Affiliate of Triton or any of its Subsidiaries, on the other hand, other than (a) intercompany arrangements among or between Triton and one or more of its wholly-owned Subsidiaries or among or between one or more of its wholly-owned Subsidiaries and (b) employment or compensation related contracts. No Affiliate of Triton or any of its Subsidiaries has any interest in any property or asset used in the businesses of Triton and its Subsidiaries (other than through ownership of Triton and its wholly-owned Subsidiaries). Except as set forth in Section 5.26(b) of the Triton Disclosure Letter, neither Triton nor any of its Subsidiaries has any outstanding loan or advance of any material amounts to, or is owed any material amounts from, any officer, director or stockholder of Triton or any of its Subsidiaries or any of their respective Affiliates. Effective as of the Triton Effective Time, the agreements set forth in in Section 5.26(c) of the Triton Disclosure Letter will terminate and cease to have any further force or effect.

Section 5.27   Anti-Corruption Matters; Export Control Laws.
(a) Triton and each of its Subsidiaries are operating, and since January 1, 2010, has operated, their respective businesses in compliance with the FCPA and in material compliance with the other Anti-Corruption Laws.
(b) Triton has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including controls and procedures designed to ensure that the agents and Representatives of Triton and each of its Subsidiaries do not make payments in violation of the Anti-Corruption Laws.
(c) Since January 1, 2010, none of Triton or its Subsidiaries has intentionally or, to the Knowledge of Triton, otherwise violated the Export Control Laws. Since January 1, 2010, none of Triton or any of its Subsidiaries has received any written or, to the Knowledge of Triton, other communication that alleges that Triton or any of its Subsidiaries is not, or may not be, in compliance with, or has or may have, any liability under, the Export Control Laws.
Section 5.28   Opinion of Triton Financial Advisor. Triton has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the Triton Exchange Ratio pursuant to this Agreement and the Statutory Merger Agreement was fair, from a financial point of view, to the holders of Triton Common Shares. Such opinion has not been amended in any material respect or rescinded as of the date of this Agreement. A complete and correct copy of the written opinion of Wells Fargo Securities, LLC will be made available to TAL promptly after it is delivered to Triton.
Section 5.29   Brokers or Finders. Except for Wells Fargo Securities, LLC, no investment banker, broker or finder retained by or on behalf of Triton, Holdco, Delaware Sub, Bermuda Sub or any of their Affiliates is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from Triton, Holdco, Delaware Sub, Bermuda Sub or any of their Affiliates in connection with the consummation of the transactions contemplated by this Agreement. A complete and correct copy of the engagement letter of Wells Fargo Securities, LLC has been made available to TAL prior to the date hereof. No management, transaction or similar fee shall be payable to Warburg Pincus, Vestar Capital Partners or their Affiliates in connection with this Agreement or the transactions contemplated hereby.
Section 5.30   No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article IV (as modified by the TAL Disclosure Letter), or the certificates delivered pursuant to Section 8.2, each of Triton, Holdco and the Merger Subs acknowledge that (i) neither TAL nor any other Person on behalf of TAL makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) TAL hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Triton, Holdco or the Merger Subs or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Triton or any of its Affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of TAL or its Affiliates). Triton, Holdco and the Merger Subs further acknowledge that neither TAL nor any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding TAL or any of its Subsidiaries, or the transactions contemplated by this Agreement, that is not expressly set forth in this Agreement, and, except for the representations and warranties expressly contained in Article IV (as modified by the TAL Disclosure Letter), or the certificates delivered pursuant to Section 8.2, neither TAL nor any of its Affiliates or any other Person will have or be subject to any liability to Triton, Holdco, the Merger Subs or any other Person resulting from the distribution to Triton or its Representatives or Triton’s or its Representatives’ use of, any such information, including any data room information provided to Triton or its Representatives, or any other document or information in any form provided to Triton or its Representatives in connection with the transactions contemplated hereby. Each of Triton, Holdco and the Merger Subs acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and businesses of TAL and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Triton, Holdco and the Merger Subs has relied on the results of its own independent investigation together with the representations and warranties and other provisions expressly set forth in this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.1   Covenants of TAL. During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Interim Period”), TAL shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) keep available the services of the current officers, employees and consultants of TAL and each of its Subsidiaries and preserve the goodwill and current relationships of TAL and each of its Subsidiaries with customers, suppliers and other Persons with which TAL or any of its Subsidiaries has business relations, and (iii) preserve intact its business organization and comply with applicable Law. During the Interim Period, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 6.1 of the TAL Disclosure Letter, as required by applicable Law, or as consented to in writing by Triton (such consent not to be unreasonably withheld, conditioned or delayed):
(a) Capital Expenditures. TAL shall not, nor shall it permit any of its Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of the amounts set forth on Section 6.1(a) of the TAL Disclosure Letter.
(b) Material Contracts. TAL shall not, nor shall it permit any of its Subsidiaries to:
(i) enter into any Contract with an Affiliate other than any Contract (x) between or among TAL and one or more of its Subsidiaries or (y) between or among TAL’s Subsidiaries; or
(ii) enter into any Contract that would be a TAL Material Contract if in effect on the date hereof or amend or terminate any TAL Material Contract, in each case other than (x) in the ordinary course of business consistent with past practice or (y) renewals of existing TAL Material Contracts in the ordinary course of business consistent with past practice.
(c) Dividends; Changes in Stock. Except for (i) (A) any cash dividends to stockholders of TAL that have been approved by the Board of Directors of TAL that do not exceed, in the aggregate, $1.44 per share of TAL Common Stock (inclusive of the $0.45 per share dividend payable on December 23, 2015) (which such dividends TAL shall have the right to declare and pay at any time prior to Closing) and (B) without limiting the foregoing clause (A), after March 31, 2016, any quarterly cash dividends to stockholders of TAL that have been approved by the Board of Directors of TAL in the ordinary course of business, or (ii) as required by TAL Stock Plans, TAL Employee Benefit Plans or any employment agreement of TAL (including in connection with the payment of any exercise price or Tax withholding in connection with the vesting of Restricted TAL Shares), TAL shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision or reclassification of capital stock of a wholly-owned Subsidiary of TAL or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of TAL to TAL or another wholly-owned Subsidiary of TAL) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(d) Issuance of Securities. TAL shall not, nor shall it permit any of its Subsidiaries to, issue, reissue, sell, dispose of, grant, transfer, encumber or pledge, or authorize or propose the issuance, reissuance, sale, disposal of, granting, transfer, encumbrance or pledge of, any shares of its capital stock of any class or any TAL Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares of its capital stock or TAL Voting Debt or any options, warrants, calls, rights, commitments or agreements of any character to acquire any shares of its capital stock or any TAL Voting Debt or stock appreciation rights of TAL or any of its Subsidiaries, other than (i) issuances of Restricted TAL Shares granted under TAL Stock Plans to employees, officers and directors in an aggregate amount not to exceed 140,000 shares of TAL Common Stock or (ii) issuances by a wholly-owned Subsidiary of its capital stock to TAL or to another wholly-owned Subsidiary of TAL.

(e) Governing Documents. TAL shall not amend or propose to amend the TAL Charter or the TAL Bylaws or permit any Subsidiary to amend or propose to amend its organizational documents or, except as permitted pursuant to Section 6.1(f) or 6.1(g), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any Person other than a wholly-owned Subsidiary of TAL.
(f) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by TAL and its Subsidiaries in such Acquisitions does not exceed in the aggregate $50,000,000 and (ii) do not result in the acquisition of any partnership or non-controlling interests, TAL shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to TAL; provided, however, that the foregoing shall not prohibit (x) internal reorganizations, mergers, amalgamations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval and would not otherwise reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.
(g) No Dispositions. TAL shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, guarantee, encumber, transfer or otherwise dispose of any of its properties or assets (other than Intellectual Property), other than any sale, lease, license, guarantee, encumbrance, transfer or other disposition in the ordinary course of business consistent with past practice.
(h) Intellectual Property. TAL shall not, and shall not permit any of its Subsidiaries to, (i) grant any license, immunity from suit, covenant not to sue or assert or release under any material TAL Intellectual Property, other than non-exclusive licenses ancillary to manufacturing, customer, distribution, supply or marketing agreements entered into in the ordinary course of business consistent with past practice, (ii) sell, assign, transfer, pledge or, other than as provided in clause (i), otherwise encumber, any material TAL Intellectual Property, or (iii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material TAL Intellectual Property.
(i) Indebtedness. TAL shall not, and shall not permit any of its Subsidiaries to, (A) incur, create, guarantee or assume any Indebtedness, (B) forgive any loans to directors, officers or employees of TAL or its Subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other Person in excess of  $50,000,000 in the aggregate with respect to this clause (C), other than, with respect to clause (A), (i) the utilization of TAL’s existing credit lines in the ordinary course of business consistent with past practice, (ii) in replacement of or refinancing of existing or maturing debt, (iii) Indebtedness incurred to fund container purchases in the ordinary course of business or (iv) pursuant to intercompany arrangements among or between TAL and one or more of its Subsidiaries or among or between its Subsidiaries; provided, however, that nothing in this Section 6.1(h) shall prohibit TAL from granting customers customary trade credit in the ordinary course of business and consistent with past practice; provided, further, that in no event shall TAL or its Subsidiaries enter into or amend any Contract concerning Indebtedness of TAL or its Subsidiaries that (x) would expand the scope or coverage of TAL’s and its Subsidiaries’ covenants beyond the covenants contained in such Indebtedness Contracts as they exist on the date hereof, (y) would apply covenants to Affiliates of TAL (other than Subsidiaries of TAL) or (z) would amend the intercreditor agreements of TAL or its Subsidiaries.
(j) Other Actions. TAL shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable Law) to, permit, materially impede or materially delay the ability of the Parties to obtain any of the Requisite Regulatory Approvals.

(k) Accounting Methods; Tax Matters. Except as disclosed in any TAL SEC Document filed prior to the date hereof, TAL shall not change in any material respect its methods of accounting, accounting practices or estimation methodologies in effect at December 31, 2014, except as required by changes in GAAP or applicable Law. Other than in the ordinary course of business, TAL shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or filing of any Tax Return or the payment of any Tax, change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes or settle or compromise any material Tax liability.
(l) Tax Treatment. TAL shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or allow another Person to fail to take any action, which action or failure to act would reasonably be expected to prevent either (i) the Triton Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton Merger, together with the TAL Merger and the other transactions described in this Agreement, from qualifying as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.
(m) Compensation and Benefit Plans.
(i) Except as required by applicable Law, the terms of any TAL Employee Benefit Plan on the terms and conditions in existence as of the date hereof or, with respect to employees, in the ordinary course of business consistent with past practice, TAL shall not and shall not permit its Subsidiaries (w) to enter into, amend or supplement any employment, severance, retention, change in control, termination or other agreement or TAL Employee Benefit Plan, (x) to increase the compensation or benefits of any officer, director or employee of TAL or any Subsidiary of TAL, (y) to pay bonuses to employees, officers and directors, other than year-end annual bonuses that in the aggregate do not exceed the amount set forth on Section 6.1(m)(i) of the TAL Disclosure Letter or (z) grant any equity or equity-based awards except as explicitly permitted pursuant to Section 6.1(d); provided, however, that this clause (i) shall not prohibit TAL or its Subsidiaries from (1) hiring employees below the level of Vice President, so long as such hiring (and the applicable employment terms) are consistent with past practice or (2) firing employees below the level of Vice President, so long as such firing is consistent with past practice; provided, further, that any increase in compensation or bonus payable to any officer shall not, in the aggregate, exceed four percent (4%) of the base salary and target bonus for such officer.
(ii) Except as required by applicable Law, TAL shall not and shall not permit its Subsidiaries to (A) recognize any labor union, labor organization or employee association as the representative for any employees of TAL or its Subsidiaries, or (B) enter into or amend any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association.
(n) No Liquidation. TAL shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
(o) Legal Actions. Except for claims and litigation with respect to which an insurer (but neither TAL nor any of its Subsidiaries) has the right to control the decision to settle and, except as permitted under Section 7.14, TAL shall not, and shall not permit any of its Subsidiaries, to settle any Legal Action, in each case made or pending against TAL or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Legal Actions which, in any event are solely for monetary damages for an amount not to exceed the amount set forth on Section 6.1(o) of the TAL Disclosure Letter.
(p) Non-Solicitation and Non-Compete Agreements. TAL shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize the waiver, amendment or termination of any non-solicitation or non-competition agreement with respect to any TAL employee.
(q) Other Agreements. TAL shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.1.
Section 6.2   Covenants of Triton, Holdco and the Merger Subs. During the Interim Period, Triton and Holdco shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to (i) conduct their operations only in the ordinary course of business consistent with past practice, (ii) keep available the services of the current officers, employees and consultants of Triton and Holdco and each of their respective Subsidiaries and preserve the goodwill and current relationships of Triton and Holdco and each of their respective Subsidiaries with customers, suppliers and other Persons with which Triton or Holdco or any of their respective Subsidiaries has business relations, and (iii) preserve intact their business organization and comply with applicable Law. During the Interim Period, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 6.2 of the Triton Disclosure Letter, as required by applicable Law, or as consented to in writing by TAL (such consent not to be unreasonably withheld, conditioned or delayed):
(a) Capital Expenditures. Triton and Holdco shall not, nor shall they permit any of their respective Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of the amounts set forth on Section 6.2(a) of the Triton Disclosure Letter.
(b) Material Contracts. Triton and Holdco shall not, nor shall they permit any of their respective Subsidiaries to:
(i) enter into any Contract with an Affiliate other than any Contract (x) between or among Triton and one or more of its Subsidiaries or (y) between or among Triton’s Subsidiaries; or
(ii) enter into any Contract that would be a Triton Material Contract if in effect on the date hereof or amend or terminate any Triton Material Contract, in each case other than (x) in the ordinary course of business consistent with past practice or (y) renewals of existing Triton Material Contracts in the ordinary course of business consistent with past practice.
(c) Dividends; Changes in Shares. Triton and Holdco shall not, nor shall they permit any of their respective Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital; provided, however, that, if TAL’s aggregate dividends after the date hereof and on or prior to the Closing (inclusive of the $0.45 per share dividend payable on December 23, 2015) exceed $1.44 per share of TAL Common Stock, then Triton may distribute cash to holders of Triton Common Shares in an aggregate amount no greater than an amount equal to the product of  (a) the aggregate amount of cash dividends declared and payable to TAL shareholders in excess of  $1.44 per share during such period times (b) 55/45; (ii) split, combine, subdivide or reclassify any of its capital or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital (except for any split, combination, subdivision or reclassification of capital of a wholly-owned Subsidiary of Triton or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of Triton to Triton or another wholly-owned Subsidiary of Triton) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital or any securities convertible into or exercisable for any shares of its capital.
(d) Issuance of Securities. Neither Triton nor Holdco shall, nor shall they permit any of their respective Subsidiaries to, issue, reissue, sell, dispose of, grant, transfer, encumber or pledge, or authorize or propose the issuance, reissuance, sale, disposal of, granting, transfer, encumbrance or pledge of, any shares, shares of its capital stock of any class or any Triton Voting Debt or any securities convertible into, or exchangeable or exercisable for, shares, shares of its capital stock of any class or Triton Voting Debt or any options, warrants, calls, rights, commitments or agreements of any character to acquire any shares, shares of its capital stock of any class or any Triton Voting Debt or stock appreciation rights of Triton or any of its Subsidiaries, other than (i) the issuance of Triton Common Shares issued upon or in connection with the exercise, settlement or cancellation of Triton Stock Options under Triton Stock Plans outstanding on the date hereof, (ii) issuances of Restricted Triton Shares granted under Triton Stock Plans to employees, officers and directors in an aggregate amount not to exceed the number of Restricted TAL Shares granted pursuant to Section 6.1(d) divided by the Triton Exchange Ratio, (iii) issuances of Restricted Triton Shares as contemplated by Section 6.2(d)(iii) of the Triton Disclosure Letter or (iv) issuances by a wholly-owned Subsidiary of its capital to Triton or to another wholly-owned Subsidiary of Triton.
(e) Standstill. None of Triton nor any of its Affiliates shall, directly or indirectly, acquire any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any TAL Securities (directly or by means of any Derivative Securities).

(f) Governing Documents. Triton, Holdco and their respective Subsidiaries shall not amend or propose to amend their respective articles of incorporation, memorandum of association, bylaws or bye-laws or other similar organizational documents or, except as permitted pursuant to Section 6.2(g) or Section 6.2(h), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation, scheme of arrangement, or reorganization with any Person other than a wholly-owned Subsidiary of Triton.
(g) No Acquisitions. Other than Acquisitions that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by Triton, Holdco and their Subsidiaries in such Acquisitions does not exceed in the aggregate $50,000,000 and (ii) do not result in the acquisition of any partnership or non-controlling interests, Triton and Holdco shall not, and shall not permit any of their Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating or entering into a scheme of arrangement with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Triton or Holdco; provided, however, that the foregoing shall not prohibit (x) internal reorganizations, mergers, amalgamations, scheme of arrangements or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval and would not otherwise reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.
(h) No Dispositions. Triton and Holdco shall not, and shall not permit any of their Subsidiaries to, sell, lease, license, guarantee, encumber, transfer or otherwise dispose of any of their properties or assets (other than Intellectual Property), other than any sale, lease, license, guarantee, encumbrance, transfer or other disposition in the ordinary course of business consistent with past practice.
(i) Intellectual Property. Triton shall not, and shall not permit any of its Subsidiaries to (i) grant any license, immunity from suit, covenant not to sue or assert or release under any material Triton Intellectual Property, other than non-exclusive licenses ancillary to manufacturing, customer, distribution, supply or marketing agreements entered into in the ordinary course of business consistent with past practice, (ii) sell, assign, transfer, pledge or, other than as provided in the foregoing clause (i), otherwise encumber, any material Triton Intellectual Property, or (iii) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Triton Intellectual Property.
(j) Indebtedness. Triton shall not, and shall not permit any of its Subsidiaries to, (A) incur, create, guarantee or assume any Indebtedness, (B) forgive any loans to directors, officers or employees of Triton or its Subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other Person in excess of  $50,000,000 in the aggregate with respect to this clause (C), other than with respect to clause (A), (i) the utilization of Triton’s existing credit lines in the ordinary course of business consistent with past practice, (ii) in replacement of or refinancing of existing or maturing debt, (iii) Indebtedness incurred to fund container purchases in the ordinary course of business or (iv) pursuant to intercompany arrangements among or between Triton and one or more of its Subsidiaries or among or between its Subsidiaries; provided, however, that nothing in this Section 6.2(j) shall prohibit Triton from granting customers customary trade credit in the ordinary course of business and consistent with past practice; provided, further, that in no event shall Triton or its Subsidiaries enter into or amend any Contract concerning Indebtedness of Triton or its Subsidiaries that (x) would expand the scope or coverage of Triton’s and its Subsidiaries’ covenants beyond the covenants contained in such Indebtedness Contracts as they exist on the date hereof, (y) would apply covenants to Affiliates of Triton (other than Subsidiaries of Triton) or (z) would amend the intercreditor agreements of Triton or its Subsidiaries.
(k) Other Actions. Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable Law) to, permit, materially impede or materially delay the ability of the Parties to obtain any of the Requisite Regulatory Approvals.
(l) Accounting Methods; Tax Matters. Triton shall not change in any material respect its methods of accounting, accounting practices or estimation methodologies in effect at December 31, 2014, except as required by changes in GAAP or applicable Law. Other than in the ordinary course of business, Triton shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or filing of any Tax Return or the payment of any Tax, change any material Tax accounting method, enter into any closing agreement with respect to a material amount of Taxes or settle or compromise any material Tax liability.
(m) Tax Treatment. Triton shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or allow another Person to fail to take any action, which action or failure to act would reasonably be expected to prevent either (i) the Triton Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) the Triton Merger, together with the TAL Merger and the other transactions described in this Agreement, from qualifying as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code.
(n) Compensation and Benefit Plans.
(i) Except as required by applicable Law, the terms of any Triton Employee Benefit Plan on the terms and conditions in existence as of the date hereof or, with respect to employees, in the ordinary course of business consistent with past practice, Triton shall not and shall not permit its Subsidiaries (w) to enter into, amend or supplement any employment, severance, retention, change in control, termination or other agreement or Triton Employee Benefit Plan, (x) to increase the compensation or benefits of any officer, director or employee of Triton or any Subsidiary of Triton, (y) to pay bonuses to employees, officers and directors, other than year-end annual bonuses that in the aggregate do not exceed the amount set forth on Section 6.2(n)(i) of the Triton Disclosure Letter or (z) grant any equity or equity-based awards except as explicitly permitted pursuant to Section 6.2(d); provided, however, that this clause (i) shall not prohibit Triton or its Subsidiaries from (1) hiring employees below the level of Vice President, so long as such hiring (and the applicable employment terms) are consistent with past practice or (2) firing employees below the level of Vice President, so long as such firing is consistent with past practice; provided, further, that any increase in compensation or bonus payable to any officer shall not, in the aggregate, exceed four percent (4%) of the base salary and target bonus for such officer.
(ii) Except as required by applicable Law, Triton shall not and shall not permit its Subsidiaries to (A) recognize any labor union, labor organization or employee association as the representative for any employees of Triton or its Subsidiaries, or (B) enter into or amend any collective bargaining agreement or similar agreement with any labor union, labor organization or employee association.
(o) No Liquidation. Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
(p) Legal Actions. Except for claims and litigation with respect to which an insurer (but neither Triton nor any of its Subsidiaries) has the right to control the decision to settle and, except as permitted under Section 7.14, Triton shall not, and shall not permit any of its Subsidiaries to, settle any Legal Action, in each case made or pending against Triton or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Legal Actions which, in any event are solely for monetary damages for an amount not to exceed the amount set forth on Section 6.2(p) of the Triton Disclosure Letter.
(q) Non-Solicitation and Non-Compete Agreements. Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, agree to, or make any commitment to, take, or authorize the waiver, amendment or termination of any non-solicitation or non-competition agreement with respect to any Triton employee.
(r) Other Agreements. Triton and Holdco shall not, and shall not permit any of their respective Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 6.2.
Section 6.3   Control of Operations. Nothing contained in this Agreement shall give Triton, Holdco, the Merger Subs or any of their respective Subsidiaries, directly or indirectly, the right to control or direct the operations of TAL or any of its Subsidiaries. Prior to the Effective Time, TAL and its Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control and supervision over their respective operations. Nothing contained in this Agreement shall give TAL, directly or indirectly, the right to control or direct the operations of Triton, Holdco, the Merger Subs or any of their respective Subsidiaries. Prior to the Effective Time, Triton, Holdco, the Merger Subs and their respective Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control and supervision over their respective operations.
Section 6.4   Bermuda Required Actions. Prior to the Closing: (a) Triton shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the Triton shareholder resolutions evidencing the Triton Shareholder Approval and deliver such documents to TAL; and (b) Bermuda Sub shall (and Holdco, as the sole shareholder of Bermuda Sub, shall cause Bermuda Sub to) (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of Bermuda Sub’s officers, (ii) prepare a duly certified copy of the shareholder resolution evidencing the approval of Holdco, as the sole shareholder of Bermuda Sub, of the Triton Merger, and (iii) prepare the Bermuda Merger Application.
ARTICLE VII

ADDITIONAL AGREEMENTS
Section 7.1   Preparation of Proxy Statement; TAL Stockholders Meeting; Triton Shareholders Meeting.
(a) As promptly as practicable following the date of this Agreement (and, assuming compliance by the other Party with its obligations under this Section 7.1, in any event within forty-five (45) days after the date hereof), (x) TAL shall, in consultation with Triton, prepare and shall file with the SEC, a proxy statement to be sent to the holders of TAL Common Stock relating to the TAL Stockholders Meeting (together with any amendments or supplements thereto and the letter to stockholders, notice of meeting, form of proxy and any other document incorporated or related therein, the “Proxy Statement”) and (y) Holdco shall, in consultation with TAL and Triton, prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Common Shares in the Mergers (together with any amendments or supplements thereto, the “Form S-4”), in which the Proxy Statement will be included as a prospectus. Without limiting the generality of the foregoing, (1) Triton shall furnish all information concerning Triton and its Affiliates to TAL as is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by applicable Law, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by TAL and Triton to be included therein that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by Law and (2) TAL shall furnish all information concerning TAL and its Affiliates, and Triton shall furnish all information concerning Triton and its Affiliates, to Holdco as is customarily included in a registration statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by applicable Law, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, and the Form S-4 shall include all information reasonably requested by TAL and Triton to be included therein that is customarily included in a registration statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by Law. Subject to Section 7.4(b), the Proxy Statement filed by TAL shall include the TAL Recommendation. Each of Triton and TAL shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable after such filing. TAL shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of TAL Common Stock as promptly as practicable after the Form S-4 is declared effective.
(b) If at any time prior to the Effective Time there shall occur (i) any event with respect to TAL or any of its Subsidiaries, or with respect to other information supplied by TAL or any of its Subsidiaries for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Triton, Holdco, the

Merger Subs or their respective Subsidiaries, or with respect to information supplied by Triton, Holdco, the Merger Subs or their respective Subsidiaries for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement, to the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of TAL. Nothing contained in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).
(c) Each of Triton, TAL and Holdco shall promptly notify the other parties of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Mergers and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between TAL or any of its Representatives, Holdco or any of its Representatives or Triton or any of its Representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Triton, TAL and Holdco shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. Triton, TAL and Holdco shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such Party may obtain that could necessitate amending any such document.
(d) TAL shall, in accordance with the TAL Charter and the TAL Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (including any adjournment or postponement thereof, the “TAL Stockholders Meeting”) for the purpose of obtaining the Required TAL Vote with respect to the transactions contemplated by this Agreement. Unless it is permitted to make a Change in TAL Recommendation (as defined below) pursuant to Section 7.4(b), TAL shall use reasonable best efforts consistent with customary practice to solicit the approval of its stockholders of the matters comprising the Required TAL Vote and the Board of Directors of TAL shall recommend approval of the matters comprising the Required TAL Vote by the stockholders of TAL to give the Required TAL Vote (the “TAL Recommendation”) and shall not (nor shall any committee thereof) (w) withdraw or withhold (or propose to withdraw or withhold) such recommendation or qualify or modify (or propose to qualify or modify) in any manner adverse to Triton such recommendation, (x) fail to include such recommendation in the Proxy Statement, (y) in the event any tender offer or exchange offer for shares of TAL Common Stock is commenced, fail to publish, send or provide to the Stockholders, pursuant to Rule 14e-2(a) under the Exchange Act and within ten (10) Business Days after such tender offer or exchange offer is first commenced, or subsequently amended in any material respect (or in the event that TAL has delivered a written notice of a TAL Superior Proposal or Intervening Event in accordance with Section 7.4(b) and the applicable time periods contemplated by Section 7.4(b) would extend beyond such ten (10) Business Day period, within two (2) Business Days following the time at which such periods have expired), a statement recommending that its stockholders reject such tender offer or exchange offer and publicly affirming the TAL Recommendation or (z) adopt, approve, enter into or recommend, or publicly propose to adopt, approve, enter into or recommend, any letter of intent, definitive agreement, commitment, agreement in principle or other agreement with respect to any TAL Acquisition Proposal (any of the foregoing actions, a “Change in TAL Recommendation”). TAL shall not adjourn or postpone the TAL Stockholders Meeting without the prior written consent of Triton; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, TAL may adjourn or postpone the TAL Stockholders Meeting (i) after consultation with Triton, and with Triton’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), if as of the time for which TAL Stockholders Meeting is originally scheduled there are insufficient shares of TAL Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or to obtain the Required TAL Vote (such adjournment or postponement to be for no more than twenty (20) Business Days and shall be to no later than the date three (3) Business Days before the End Date), (ii) after consultation with Triton, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that TAL has determined after consultation with outside legal counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by TAL stockholders prior to TAL Stockholders Meeting (such adjournment or postponement shall be to no later than the date three (3) Business Days before the End Date) or (iii) if TAL has delivered a written notice of a TAL Superior Proposal or an Intervening Event in accordance with Section 7.4(b) and the applicable time periods contemplated by Section 7.4(b) for revisions to this Agreement would extend beyond TAL Stockholders Meeting, until the date that is five (5) Business Days following the time at which such time periods have expired (or, if earlier, the date three (3) Business Days before the End Date). Without the prior written consent of Triton, the approval and adoption of this Agreement and matters related to the transactions contemplated hereby (including the TAL Merger) and approval of proposals related thereto shall be the only matters which TAL shall propose to be acted on by its stockholders at the TAL Stockholders Meeting. TAL shall establish a record date for purposes of determining the holders of TAL Common Stock entitled to notice of and vote at the TAL Stockholders Meeting (the “TAL Record Date”) on or prior to the date on which the Proxy Statement is mailed to its stockholders in accordance with Section 7.1(a). Once established, TAL shall not change the TAL Record Date or establish a different record date for the TAL Stockholders Meeting without the prior written consent of Triton, unless the TAL Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so by applicable Law or pursuant to the TAL Charter or the TAL Bylaws. In the event that the date of the TAL Stockholders Meeting as originally called is for any reason postponed or adjourned or otherwise delayed in accordance with this Section 7.1(d), TAL agrees that, unless Triton shall have otherwise approved in writing, it shall implement such postponement or adjournment or other delay in such a way that TAL does not establish a new record date for the TAL Stockholders Meeting, as so postponed, adjourned or delayed, except as required by applicable Law, the TAL Charter or the TAL Bylaws. TAL shall, upon the request of Triton, advise Triton periodically (and at least on a daily basis on each of the last seven (7) Business Days prior to the date of the TAL Stockholders Meeting) as to the aggregate tally of the proxies received by TAL with respect to the Required TAL Vote. Unless this Agreement has been terminated pursuant to and in accordance with Article IX, and notwithstanding any Change in TAL Recommendation or the existence of any TAL Acquisition Proposal, this Agreement shall be submitted to the holders of TAL Common Stock for the purpose of obtaining the Required TAL Vote.
(e) Triton shall, in accordance with the bye-laws of Triton, duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable (and in any event such meeting shall be held within twenty (20) days) following the date hereof  (including any adjournment or postponement thereof, the “Triton Shareholders Meeting”) for the purpose of obtaining the Triton Shareholder Approval with respect to the transactions contemplated by this Agreement. Triton shall not adjourn or postpone the Triton Shareholders Meeting without the prior written consent of TAL; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Triton may adjourn or postpone the Triton Shareholders Meeting, after consultation with TAL, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Triton has determined after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Triton shareholders prior to Triton Shareholders Meeting. Without the prior written consent of TAL, the approval of the Statutory Merger Agreement and matters related to the transactions contemplated hereby (including the Triton Merger) shall be the only matters which Triton shall propose to be acted on by its shareholders at the Triton Shareholders Meeting. Triton shall establish a record date for purposes of determining the holders of Triton Common Shares entitled to notice of and vote at the Triton Shareholders Meeting (the “Triton Record Date”) on or prior to the date on which the notice of meeting is sent to the holders of Triton Common Shares. Once established, Triton shall not change the Triton Record Date or establish a different record date for the Triton Shareholders Meeting without the prior written consent of TAL, unless the Board of Directors of Triton determines in good faith (after consultation with its outside legal counsel) that it is required to do so by applicable Law or pursuant to the bye-laws of Triton. In the event that the date of the Triton Shareholders Meeting as originally called is for any reason postponed or adjourned or otherwise delayed in accordance with this Section 7.1(e), Triton agrees that, unless TAL shall have otherwise approved in writing, it shall implement such postponement or adjournment or other delay in such a way that Triton does not establish a new record date for the Triton Shareholders Meeting, as so postponed, adjourned or delayed, except as required by applicable Law or the bye-laws of Triton.

Section 7.2   Access to Information; Confidentiality.
(a) Subject to the Confidentiality Agreement and applicable Law, during regular business hours and upon reasonable notice, each of Triton and TAL shall, and shall cause their respective Subsidiaries to, afford to each other and their respective officers, directors, employees, accountants, counsel, advisors, accountants and other agents and representatives (collectively, “Representatives”), reasonable access upon reasonable prior notice during the Interim Period to all their respective offices, facilities, properties, assets, management-level employees and books and records and, during the Interim Period, Triton and TAL shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other such financial, Tax and operating data and other information with respect to such entities and their respective business, properties, operations and personnel as Triton or TAL may reasonably request. Any such access or disclosure pursuant to this Section 7.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Triton or TAL, as the case may be. Notwithstanding anything to the contrary contained herein, no Party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) jeopardize the attorney-client privilege or other immunity or protection of the institution in possession or control of such information or (ii) contravene any applicable Law or binding Contract entered into prior to the date hereof; provided, however, that a Party or its Subsidiary, as the case may be, shall consider in good faith any reasonable arrangement proposed by the other Party which would allow the other Party and its Representatives to have access to any of the information described in the foregoing clauses (i) and (ii) without causing, as applicable, a breach of any attorney-client privilege or other such immunity or protection, a breach of applicable Law or a breach of any such binding Contract. Notwithstanding the foregoing, no Party shall be required to disclose personnel records relating to individual performance or evaluation records, medical histories, or other information, the disclosure of which would violate applicable Law.
(b) The Parties agree that the terms of the Confidentiality Agreement shall continue in full force and effect until the earlier of the Effective Time or the termination of the Confidentiality Agreement in accordance with its terms. Triton shall hold, and cause its Representatives to keep, any Evaluation Material (as defined in the Confidentiality Agreement) relating to TAL or its Affiliates provided to them under Section 7.2(a) in confidence in accordance with the terms of the Confidentiality Agreement. TAL shall hold, and shall cause its Representatives to keep, any Evaluation Material relating to Triton or its Affiliates provided to them under Section 7.2(a) in confidence in accordance with the terms of the Confidentiality Agreement.
Section 7.3   Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party agrees to (i) (x) make as promptly as practicable, and in any event no later than fifteen (15) Business Days from the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (y) make as promptly as reasonably practicable such other necessary notifications and filings as are required under any Merger Control Laws with respect to the transactions contemplated hereby that the Parties agree are required to be made, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the End Date.

(b) Each of Triton and TAL shall, in connection with the efforts referenced in Section 7.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any written communication (or summary of oral communications) received by such Party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or teleconference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences.
(c) Subject to the last sentence of this Section 7.3(c), if  (i) (x) any objection is asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, (y) any administrative or judicial action or proceeding is instituted by any Governmental Entity or private party challenging the Mergers or the other transactions contemplated hereby as violative of any Law (including the HSR Act) or that would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, or (z) any Law is enacted, entered, promulgated or enforced by any Governmental Entity that would make the Mergers or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby, then (ii) each of TAL and Triton shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement on or prior to the End Date. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 7.3 shall require, or be deemed to require, the taking of any of the foregoing actions by any other Party that (1) would require selling, swapping, holding separate, divesting or otherwise disposing of businesses or assets of TAL and its Subsidiaries, on the one hand, or Triton and its Subsidiaries, on the other hand, that were used in the production of, or contributed to the production of, annual revenue in excess of  $135,592,100 in the aggregate (determined based on the gross fiscal 2014 revenue of TAL and its Subsidiaries, on the one hand, or Triton and its Subsidiaries, on the other hand) or (2) otherwise would, or would reasonably be expected to, have a material adverse effect on the business, results of operations, or financial condition of the combined businesses of TAL and its Subsidiaries and Triton and its Subsidiaries, taken as a whole after giving effect to the transactions contemplated by this Agreement.
(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any of the events specified in clause (i)(y) of Section 7.3(c) or clause (i)(z) of Section 7.3(c) occurs, then each of Triton and TAL shall cooperate with each other and use its reasonable best efforts, subject to Section 7.3(a) and the last sentence of Section 7.3(c), to vigorously contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Mergers or the other transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Triton and TAL shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.
(e) Each of TAL, Triton and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover Law becomes applicable to this Agreement, the Mergers or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Mergers and the other transactions contemplated hereby.
Section 7.4   Acquisition Proposals.
(a) TAL shall not, and shall cause each of its Subsidiaries (and any of the employees or directors of it or its Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any transaction permitted or contemplated by this Agreement) to effect a TAL Acquisition Proposal, (ii) except as expressly permitted by this Section 7.4, have any discussions with or provide any confidential information or data relating to TAL or any of its Subsidiaries to any Person relating to a TAL Acquisition Proposal or with any Person who, to the Knowledge of TAL, is considering making a TAL Acquisition Proposal or engage in any negotiations concerning a TAL Acquisition Proposal, or (iii) except as expressly permitted by this Section 7.4, approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any TAL Acquisition Proposal (other than an Acceptable TAL Confidentiality Agreement entered into pursuant to Section 7.4(b)(i)) or propose or agree to do any of the foregoing. Nothing in this Section 7.4 shall prohibit TAL or its Board of Directors, directly or indirectly through any officer, employee or Representative, from informing any Person that TAL is a party to this Agreement and referring such person to this Section 7.4 in response to an unsolicited inquiry. Following the execution of this Agreement, TAL shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a TAL Acquisition Proposal, or any proposal that could reasonably be expected to lead to a TAL Acquisition Proposal and shall request to have returned promptly to TAL, or destroyed, any confidential information that has been provided in any such discussions or negotiations.
(b) Notwithstanding anything to the contrary in this Agreement, TAL and its Board of Directors shall be permitted, (w) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2, or make any “stop-look-listen” communication to TAL stockholders pursuant to Rule 14d-9(f), each as promulgated under the Exchange Act with regard to a TAL Acquisition Proposal; provided, however, that this clause (w) shall not permit TAL or its Board of Directors to make a Change in TAL Recommendation except as expressly permitted by clause (y) or clause (z) of this Section 7.4(b), (x) subject to Section 7.4(c), to engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of TAL or any of its Subsidiaries to, any Person in response to an unsolicited (after the date hereof) written TAL Acquisition Proposal under circumstances not resulting from any breach by TAL of this Section 7.4, (y) to effect a Change in TAL Recommendation or terminate this Agreement in accordance with Section 9.1(g) in order to enter into a binding written agreement with respect to a TAL Superior Proposal, or (z) to effect a Change in TAL Recommendation in response to an Intervening Event, in each case if and only if:
(i) in the case of clause (x) above, (1) the TAL Stockholders Meeting has not occurred, (2) TAL has complied with this Section 7.4 in all but immaterial respects, (3) the Board of Directors of TAL has determined in good faith (after consultation with its outside legal counsel and its financial advisor) that such TAL Acquisition Proposal constitutes a TAL Superior Proposal or could reasonably be expected to lead to a TAL Superior Proposal, and (4) prior to providing any confidential information or data or access (in each case as described in clause (x) above) to any Person in connection with a TAL Acquisition Proposal, TAL shall enter into a confidentiality agreement with such Person having provisions as to confidentiality that are no less favorable to TAL than those contained in the Confidentiality Agreement (each, an “Acceptable TAL Confidentiality Agreement”); provided, however, that such Acceptable TAL Confidentiality Agreement shall not prohibit compliance by TAL with any of the provisions of this Agreement, including this Section 7.4, and such confidentiality agreement shall not be required to contain standstill provisions or provide for an exclusive right to negotiate with TAL;

(ii) in the case of clause (y) above, (1) the TAL Stockholders Meeting has not occurred, (2) TAL has complied with this Section 7.4 in all but immaterial respects, (3) the Board of Directors of TAL has determined in good faith (after consultation with outside its outside legal counsel and its financial advisor) that such TAL Acquisition Proposal constitutes a TAL Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law, (4) TAL has notified Triton in writing, at least seven (7) Business Days in advance, of its intention to effect such action (which notice shall specify the identity of the Person making the TAL Superior Proposal and the material terms and conditions thereof and include an unredacted copy of the proposed transaction agreements (including those relating to financing)); provided, however, that such notice shall be given again in the event of any revision to the financial terms or other material terms of such TAL Superior Proposal; provided, further, that such subsequent seven (7) Business Day notice period shall be shortened to the longer of three (3) Business Days and the time remaining on the prior notice period if the only change to the material terms of such TAL Superior Proposal is a change of price, (5) prior to taking such action, if requested by Triton, TAL has, and has caused its financial and legal advisors to, negotiate with Triton in good faith to enable Triton to propose in writing revisions to the terms and conditions of this Agreement such that such TAL Acquisition Proposal would no longer constitute a TAL Superior Proposal, and (6) following the end of such notice period, the Board of Directors of TAL shall have considered in good faith any changes to this Agreement proposed in writing by Triton, and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that notwithstanding such proposed changes, (x) such TAL Acquisition Proposal remains a TAL Superior Proposal and (y) failure to take such action would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law; and
(iii) in the case of clause (z) above, (1) the TAL Stockholders Meeting has not occurred, (2) the Board of Directors of TAL, after consultation with its outside legal counsel, has determined in good faith that failure to make a Change in TAL Recommendation would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law; provided, however, that such action shall not be in response to a TAL Acquisition Proposal, a TAL Superior Proposal (which is addressed in clause (ii) above), a Triton Acquisition Proposal or a Triton Superior Proposal, (3) TAL has notified Triton in writing, at least seven (7) Business Days in advance, of its intention to effect a Change in TAL Recommendation (which notice shall include a reasonable description of the Intervening Event that serves as the basis of such Change in TAL Recommendation), (4) prior to effecting such a Change in TAL Recommendation, if requested by Triton, TAL has, and has caused its financial and legal advisors to, negotiate with Triton in good faith to enable Triton to propose in writing revisions to the terms and conditions of this Agreement in such a manner that would obviate the need for making such Change in TAL Recommendation, and (5) following the end of such notice period, the Board of Directors of TAL shall have considered in good faith any changes to this Agreement proposed in writing by Triton, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, the failure to make a Change in TAL Recommendation would be inconsistent with the fiduciary duties of the directors of TAL under applicable Law.
(c) TAL shall notify Triton as promptly as reasonably practicable (and in any event within twenty-four (24) hours of receipt) of any TAL Acquisition Proposal received after the date hereof by TAL or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such TAL Acquisition Proposal (including an unredacted copy thereof if in writing). TAL agrees that it will keep Triton promptly and reasonably apprised, on a reasonably current basis, of the status of any discussions or negotiations in respect thereof (including whether the TAL Acquisition Proposal is withdrawn or rejected) and any changes to the material terms and conditions of any such TAL Acquisition Proposal, and in any event TAL shall provide Triton with written notice of any material development with respect to any of the foregoing as soon as reasonably practicable (and in any event within twenty-four (24) hours of receipt) after such development occurs, including the fact that TAL has engaged in any discussions (other than discussions for a period of up to five (5) days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information to such TAL

Bidder) or negotiations with, or has furnished any non-public information to, a TAL Bidder. TAL also agrees to provide Triton with any information, data or access that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless Triton has already been provided with such information.
(d) Triton shall not, and shall cause each of its Subsidiaries (and any of the employees or directors of it or its Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any transaction permitted or contemplated by this Agreement) to effect a Triton Acquisition Proposal, (ii) except as expressly permitted by this Section 7.4, have any discussions with or provide any confidential information or data relating to Triton or any of its Subsidiaries to any Person relating to a Triton Acquisition Proposal or with any Person who, to the Knowledge of Triton, is considering making a Triton Acquisition Proposal or engage in any negotiations concerning a Triton Acquisition Proposal, or (iii) approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Triton Acquisition Proposal (other than an Acceptable Triton Confidentiality Agreement entered into pursuant to Section 7.4(e)) or propose or agree to do any of the foregoing. Nothing in this Section 7.4 shall prohibit Triton or its Board of Directors, directly or indirectly through any officer, employee or Representative, from informing any Person that Triton is a party to this Agreement and referring such person to this Section 7.4 in response to an unsolicited inquiry. Following the execution of this Agreement, Triton shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Triton Acquisition Proposal, or any proposal that could reasonably be expected to lead to a Triton Acquisition Proposal and shall request to have returned promptly to Triton, or destroyed, any confidential information that has been provided in any such discussions or negotiations.
(e) Notwithstanding anything to the contrary in this Agreement, if  (i) the TAL Board determines that a TAL Acquisition Proposal from a third party bidder (a “TAL Bidder”) either constitutes or could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions (other than discussions for a period of up to five (5) days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information regarding TAL’s or its Subsidiaries’ business to such TAL Bidder) or negotiations with, or furnishes non-public information regarding TAL’s or its Subsidiaries’ business to, such TAL Bidder, (ii) the TAL Stockholders Meeting has not occurred, (iii) Triton has complied with this Section 7.4 in all but immaterial respects, (iv) the Board of Directors of Triton has determined in good faith (after consultation with its outside legal counsel and its financial advisor) that a Triton Acquisition Proposal constitutes a Triton Superior Proposal or could reasonably be expected to lead to a Triton Superior Proposal, and (v) prior to providing any confidential information or data or access to any Person in connection with a Triton Acquisition Proposal, Triton shall enter into a confidentiality agreement with such Person having provisions as to confidentiality that are no less favorable to Triton than those contained in the Confidentiality Agreement (each, an “Acceptable Triton Confidentiality Agreement”); provided, however, that such Acceptable Triton Confidentiality Agreement shall not prohibit compliance by Triton with any of the provisions of this Agreement, including this Section 7.4, and such confidentiality agreement shall not be required to contain standstill provisions or provide for an exclusive right to negotiate with Triton, then Triton and its Board of Directors shall be permitted, subject to Section 7.4(g), to engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of Triton or any of its Subsidiaries to, any Person in response to an unsolicited (after the date hereof) written Triton Acquisition Proposal under circumstances not resulting from any breach by Triton of this Section 7.4.
(f) Notwithstanding anything to the contrary in this Agreement, if  (i) the TAL Board determines that a TAL Acquisition Proposal from a TAL Bidder either constitutes or could reasonably be expected to lead to a TAL Superior Proposal and engages in discussions (other than discussions for a period of up to five (5) days in order to clarify the terms of such TAL Acquisition Proposal prior to engaging in negotiations with, entering into a confidentiality agreement with or furnishing any non-public information regarding TAL’s or its Subsidiaries’ business to such TAL Bidder) or negotiations with, or furnishes non-public information regarding TAL’s or its Subsidiaries’ business to, such TAL Bidder, (ii) the TAL Stockholders Meeting has not occurred, (iii) Triton has complied with this Section 7.4 in all but immaterial respects and (iv) the Board of Directors of Triton has determined in good faith (after consultation with outside its outside legal counsel and its financial advisor) that a Triton Acquisition Proposal constitutes a Triton Superior Proposal, then Triton may terminate this Agreement in accordance with Section 9.1(d) in order to enter into a binding written agreement with respect to a Triton Superior Proposal; provided, however, that Triton may not terminate this Agreement in accordance with Section 9.1(d) unless and until (A) Triton has notified TAL in writing, at least seven (7) Business Days in advance, of its intention to effect such action (which notice shall specify the identity of the Person making the Triton Superior Proposal and the material terms and conditions thereof and include an unredacted copy of the proposed transaction agreements (including those relating to financing)); provided; further, that such notice shall be given again in the event of any revision to the financial terms or other material terms of such Triton Superior Proposal; provided, further, however, that such subsequent seven (7) Business Day notice period shall be shortened to the longer of three (3) Business Days and the time remaining on the prior notice period if the only change to the material terms of such Triton Superior Proposal is a change of price, (B) prior to taking such action, if requested by TAL, Triton has, and has caused its financial and legal advisors to, negotiate with TAL in good faith to enable TAL to propose in writing revisions to the terms and conditions of this Agreement such that such Triton Acquisition Proposal would no longer constitute a Triton Superior Proposal and (C) following the end of such notice period, the Board of Directors of Triton shall have considered in good faith any changes to this Agreement proposed in writing by TAL, and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that notwithstanding such proposed changes, such Triton Acquisition Proposal remains a Triton Superior Proposal.
(g) Triton shall notify TAL as promptly as reasonably practicable (and in any event within twenty-four (24) hours of receipt) of any Triton Acquisition Proposal received after the date hereof by Triton or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such Triton Acquisition Proposal (including an unredacted copy thereof if in writing). Triton agrees that it will keep TAL promptly and reasonably apprised, on a reasonably current basis, of the status of any discussions or negotiations in respect thereof (including whether the Triton Acquisition Proposal is withdrawn or rejected) and any changes to the material terms and conditions of any such Triton Acquisition Proposal, and in any event Triton shall provide TAL with written notice of any material development with respect to any of the foregoing as soon as reasonably practicable (and in any event within twenty-four (24) hours of receipt) after such development occurs. Triton also agrees to provide TAL with any information, data or access that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless TAL has already been provided with such information.
(h) Neither TAL nor Triton shall, and each of TAL and Triton shall cause each of its respective Subsidiaries (and any of the employees or directors of it or its respective Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, enter into any exclusivity or similar arrangements that would prevent the other Party from entering into an agreement with respect to, or consummating, a TAL Acquisition Proposal or a Triton Acquisition Proposal, as the case may be.
Section 7.5   Stock Exchange Listing. Holdco shall use reasonable best efforts to cause the Holdco Common Shares to be issued in the Mergers to, prior to Closing, be approved for listing on the NYSE, subject to (i) official notice of issuance and (ii) in the case of the Holdco Common Shares to be issued in the Triton Merger, the removal of any restrictive legends. If the Holdco Common Shares to be issued in the Triton Merger are not approved for listing on the NYSE, subject to official notice of issuance and the removal of any restrictive legends, prior to the Closing, Holdco shall use reasonable best efforts to cause such Holdco Common Shares to be approved for listing on the NYSE, subject to the removal of any restrictive legends, on or prior to the six (6) month anniversary of the Closing.
Section 7.6   Section 16 Matters. Prior to the Effective Time, TAL and Triton shall each take all such steps as may be required to cause any dispositions of TAL Common Stock (including derivative securities with respect to TAL Common Stock) or acquisitions of Holdco Common Shares (including derivative securities with respect to Holdco Common Shares) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TAL or will become subject to such reporting requirements with respect to Holdco, immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.7   Fees and Expenses. Whether or not the Mergers are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, except as otherwise provided in Section 9.2 hereof and except that expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and filing fees paid to Governmental Entities with respect to the transactions contemplated hereby pursuant to the HSR Act shall be shared equally by Triton and TAL.
Section 7.8   Public Announcements. Triton and TAL shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (c) except in respect of any announcement relating to any Change in TAL Recommendation made in accordance with this Agreement, as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (c), to consult with each other and receive the written approval of the other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing clause (c), each of Triton and TAL may make any public statement in response to specific questions posed by the press, analysts, investors or those attending industry conferences or financial analyst conference calls so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Triton and TAL (or by any of them individually, if approved by the other in advance as contemplated by this Section 7.8).
Section 7.9   Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Holdco or the Surviving Corporations with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Mergers, the proper officers and directors of each Party shall take all such necessary action.
Section 7.10   Merger Tax Opinion. Triton shall use its reasonable best efforts to obtain a tax opinion from Cleary Gottlieb Steen & Hamilton LLP (“Triton Tax Counsel”) to Triton, dated as of the Closing Date, in form and substance reasonably satisfactory to Triton (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes either (a) the Triton Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code or (b) the Triton Merger, together with the TAL Merger and the other transactions described in this Agreement, will be treated as a contribution of property to Holdco in exchange for shares therein as described in Section 351 of the Code (the “Merger Tax Opinion”). Each of the Merger Subs, Holdco, Triton and TAL shall use its reasonable best efforts to deliver to Triton Tax Counsel for purposes of the Merger Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of the Merger Subs, Holdco, Triton and TAL, as applicable, and containing representations of the Merger Subs, Holdco, Triton and TAL, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Triton Tax Counsel to render its Merger Tax Opinion.
Section 7.11   Plan of Reorganization. The Parties hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
Section 7.12   Obligations of Holdco and the Merger Subs. Each of TAL and Triton shall take all action necessary to cause Holdco and the Merger Subs to perform their respective obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement.

Section 7.13   Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any other rights that any TAL Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the TAL Effective Time, Holdco shall cause the TAL Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the TAL Effective Time, an officer or director of TAL or any of its Subsidiaries (the “TAL Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TAL or any of its Subsidiaries or is or was serving at the request of TAL or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the TAL Effective Time, whether asserted or claimed prior to, or at or after, the TAL Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, TAL as of the date hereof.
(b) Without limiting any other rights that any Triton Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Triton Effective Time, Holdco shall cause the Triton Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Triton Effective Time, an officer or director of Triton or any of its Subsidiaries (the “Triton Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Triton or any of its Subsidiaries or is or was serving at the request of Triton or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Triton Effective Time, whether asserted or claimed prior to, or at or after, the Triton Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, TAL as of the date hereof.
(c) For a period of six (6) years after the TAL Effective Time, Holdco shall, or shall cause the TAL Surviving Corporation to, maintain in effect, for the benefit of the TAL Indemnified Parties with respect to their acts or omissions as directors and officers of TAL and its Subsidiaries, as applicable, occurring prior to the TAL Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by TAL (the “Existing TAL D&O Policy”); provided, however, that, (i) Holdco may, or may cause the TAL Surviving Corporation to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous in the aggregate to the insured; (ii) neither Holdco nor the TAL Surviving Corporation shall be required to pay annual premiums for the Existing TAL D&O Policy (or for any substitute policy or policies) in excess of three hundred percent (300%) of the annual premium paid by TAL with respect to the Existing TAL D&O Policy as of the date hereof, which is set forth in Section 7.13 of the TAL Disclosure Letter (the “TAL Insurance Amount”); and (iii) if such premiums for such insurance would at any time exceed the TAL Insurance Amount, then Holdco shall maintain, or cause the TAL Surviving Corporation to maintain, policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to the TAL Insurance Amount. In lieu of the foregoing, TAL may, at its option, purchase from one or more insurers reasonably acceptable to TAL, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each TAL Indemnified Party with respect to their acts or omissions as directors and officers of TAL and its Subsidiaries, as applicable, occurring prior to the TAL Effective Time

(including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, no less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by TAL, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the TAL Effective Time; provided, however, that the aggregate premium(s) for such policy or policies shall not exceed the TAL Insurance Amount.
(d) For a period of six (6) years after the Triton Effective Time, Holdco shall, or shall cause the Triton Surviving Corporation to, maintain in effect, for the benefit of the Triton Indemnified Parties with respect to their acts or omissions as directors and officers of Triton and its Subsidiaries, as applicable, occurring prior to the Triton Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by Triton (the “Existing Triton D&O Policy”); provided, however, that, (i) Holdco may, or may cause the Triton Surviving Corporation to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous in the aggregate to the insured; (ii) neither Holdco nor the Triton Surviving Corporation shall be required to pay annual premiums for the Existing Triton D&O Policy (or for any substitute policy or policies) in excess of three hundred percent (300%) of the annual premium paid by Triton with respect to the Existing Triton D&O Policy as of the date hereof, which is set forth in Section 7.13 of the Triton Disclosure Letter (the “Triton Insurance Amount”); and (iii) if such premiums for such insurance would at any time exceed the Triton Insurance Amount, then Holdco shall maintain, or cause the Triton Surviving Corporation to maintain, policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to the Triton Insurance Amount. In lieu of the foregoing, Triton may, at its option, purchase from one or more insurers reasonably acceptable to Triton, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each Triton Indemnified Party with respect to their acts or omissions as directors and officers of Triton and its Subsidiaries, as applicable, occurring prior to the Triton Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, no less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by Triton, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Triton Effective Time; provided, however, that the aggregate premium(s) for such policy or policies shall not exceed the Triton Insurance Amount.
(e) If Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 7.13.
(f) The provisions of this Section 7.13 (i) are intended to be for the benefit of, and shall be enforceable by, each TAL Indemnified Party and Triton Indemnified Party and their respective heirs and Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 7.14   Transaction Litigation. TAL shall give prompt notice to Triton, and Triton shall give prompt notice to TAL, of any Legal Actions commenced or, to such Party’s knowledge, threatened in writing against, such Party, its directors or officers or any of their respective Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”). TAL shall keep Triton, and Triton shall keep TAL, fully informed on a reasonably current basis regarding all material developments in any such shareholder litigation. TAL shall provide Triton, and Triton shall provide TAL, the opportunity to consult regarding the defense or settlement of any such shareholder litigation and give due consideration to the other Party’s advice with respect to such shareholder litigation; provided, however, that neither TAL nor Triton nor any of their respective Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless both TAL and Triton shall have consented in writing (unless such arrangement involves out-of-pocket costs, net of any insurance reimbursement, not to exceed the amount set forth on Section 6.1(o) of the TAL Disclosure Letter or Section 6.2(p) of the Triton Disclosure Letter, as applicable, and the only other form of relief granted is the modification of previous disclosure, which modification shall be reasonably acceptable to the other Party).
Section 7.15   Eligibility of Assets in Borrowing Base and Existing Indebtedness.
(a) TAL shall, and shall cause its Subsidiaries to, use reasonable best efforts to ensure that assets (including containers) meeting the eligibility requirements for inclusion in the borrowing base under any agreement relating to TAL’s Indebtedness, are in a level sufficient to support the amount of Indebtedness outstanding thereunder in accordance with the terms thereof.
(b) TAL shall provide to Triton as promptly as practicable after the provision to any lender, manager, administrative agent, collateral agent, bondholder or other party any material report, certificate or other written information relating to the borrowing base or any assets included in the borrowing base provided pursuant to any management agreement or agreement relating to TAL’s Indebtedness.
(c) TAL shall, and shall cause its Subsidiaries to, use reasonable best efforts to procure that no “manager default,” “event of default” or “early amortization event” shall have occurred and be continuing under (and as defined in) any management agreement or agreement relating to TAL’s Indebtedness (other than with respect to any Indebtedness listed in Section 4.5(a) of the TAL Disclosure Letter).
(d) For each financing facility, indenture or similar agreement underlying any Indebtedness listed in Section 4.5(a) of the TAL Disclosure Letter, TAL shall, or shall cause the applicable borrower to, obtain and deliver to Triton, at least two (2) Business Days prior to the anticipated Closing Date, either (i) an executed amendment or consent in form and substance reasonably satisfactory to Triton or (ii) an executed payoff letter with respect to the underlying Indebtedness, in customary form, which shall be effective as of the TAL Effective Time (subject only to delivery of funds as arranged by TAL at the Closing) setting forth (a) the amount to be paid on the Closing Date, together with wire transfer instructions, in order to result in the full repayment, satisfaction, release and discharge of all current and future obligations (including principal, interest, fees, expense and other amounts, in each case then due and payable under the applicable agreements) of TAL and its Subsidiaries under the applicable agreements (other than contingent indemnity obligations), (b) if applicable, a confirmation of the release of any Liens on or other security interests in the properties and assets of TAL and its Subsidiaries securing all obligations under the applicable agreements, and (c) if applicable, an undertaking to execute and deliver promptly at or following the Effective Time UCC-3 termination statements, mortgage discharges and other necessary instruments of discharge to document such Lien and other security interest releases. The payoff letters shall be subject to the prior review of, and comment by, Triton and its legal counsel and shall be reasonably acceptable to them.
(e) Triton shall, and shall cause its Subsidiaries to, use reasonable best efforts to ensure that assets (including containers) meeting the eligibility requirements for inclusion in the borrowing base under any agreement relating to Triton’s Indebtedness, are in a level sufficient to support the amount of Indebtedness outstanding thereunder in accordance with the terms thereof.
(f) Triton shall provide to TAL as promptly as practicable after the provision to any lender, manager, administrative agent, collateral agent, bondholder or other party any material report, certificate or other written information relating to the borrowing base or any assets included in the borrowing base provided pursuant to any management agreement or agreement relating to Triton’s Indebtedness.
(g) Triton shall, and shall cause its Subsidiaries to, use reasonable best efforts to procure that no “manager default,” “event of default” or “early amortization event” shall have occurred and be continuing under (and as defined in) any management agreement or agreement relating to Triton’s Indebtedness (other than with respect to any Indebtedness listed in Section 5.7(a) of the Triton Disclosure Letter).
(h) For each financing facility, indenture or similar agreement underlying any Indebtedness listed in Section 5.7(a) of the Triton Disclosure Letter, Triton shall deliver, or shall cause the applicable borrower to, obtain and deliver to TAL, at least two (2) Business Days prior to the anticipated Closing Date, either (i) an executed amendment or consent in form and substance reasonably satisfactory to TAL or (ii) an executed payoff letter with respect to the underlying Indebtedness, in customary form, which shall be effective as of the Triton Effective Time (subject only to delivery of funds as arranged by Triton at the Closing) setting forth (a) the amount to be paid on the Closing Date, together with wire transfer instructions, in order to result in the full repayment, satisfaction, release and discharge of all current and future obligations (including principal, interest, fees, expense and other amounts, in each case then due and payable under the applicable agreements) of Triton and its Subsidiaries under the applicable agreements (other than contingent indemnity obligations), (b) if applicable, a confirmation of the release of any Liens on or other security interests in the properties and assets of Triton and its Subsidiaries securing all obligations under the applicable agreements, and (c) if applicable, an undertaking to execute and deliver promptly at or following the Effective Time UCC-3 termination statements, mortgage discharges and other necessary instruments of discharge to document such Lien and other security interest releases. The payoff letters shall be subject to the prior review of, and comment by, TAL and its legal counsel and shall be reasonably acceptable to them.
Section 7.16   Section 280G. If Triton reasonably determines that the transactions contemplated by this Agreement might constitute a “change of ownership or control” for purposes of Section 280G of the Code, Triton shall use reasonable best efforts to (i) obtain waivers, prior to the Effective Time, of any “excess parachute payments” (within the meaning of Section 280G of the Code) from each person who has a right to any payments and/or benefits as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement (either alone or upon occurrence of any other event) that would be deemed to constitute “excess parachute payments”; provided, however, that, for the avoidance of doubt, Triton shall not be required, in its use of reasonable best efforts, to offer any additional compensation to any person from whom a waiver is sought pursuant to this clause (i); and (ii) solicit the approval of the shareholders of Triton in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement (either alone or upon occurrence of any other event) be deemed to constitute “excess parachute payments.” If required to comply with the provisions of the preceding sentence, Triton shall deliver, among other items, to its shareholders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. TAL shall be afforded a reasonable opportunity to review and comment on the waivers, solicitation of approval and disclosure statement and any analysis with respect to the “excess parachute payments” before the waivers and shareholder approval are sought. Not less than five (5) days prior to the Effective Time, Triton shall provide TAL with copies of the completed and executed waivers and shareholder approval documents, to the extent obtained.
ARTICLE VIII

CONDITIONS PRECEDENT
Section 8.1   Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers and the other transactions contemplated by this Agreement to take place at or immediately after the Closing shall be subject to the satisfaction at the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by both TAL and Triton:
(a) Requisite Regulatory Approvals. The (i) waiting period (including any extension thereof) applicable to each of the Mergers under the HSR Act shall have been terminated or shall have expired and (ii) the antitrust approvals listed in the jurisdictions on Schedule 8.1(a) (collectively, the “Requisite Regulatory Approvals”) shall have been obtained.
(b) Shareholder Approval. The Required TAL Vote and the Triton Shareholder Approval shall have been obtained.
(c) Exchange Listing. The Holdco Common Shares to be issued in the TAL Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the Mergers shall be in effect (an “Injunction”). There shall not be any action taken, or any Law enacted, entered or enforced in respect of either or both of the Mergers, by any Governmental Entity of competent jurisdiction that makes the consummation of either or both of the Mergers illegal or otherwise restrains, enjoins or prohibits either or both of the Mergers.
Section 8.2   Conditions to Obligations of TAL. The obligation of TAL to effect the TAL Merger and the other transactions contemplated by this Agreement to take place at or immediately after the Closing is subject to the satisfaction at the Closing of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by TAL:
(a) Representations and Warranties.
(i) The representations and warranties of Triton set forth in Section 5.1, Section 5.2 (other than the first sentence of Section 5.2(a)), Section 5.3 (other than the first two sentences of Section 5.3(a) and the first sentence of Section 5.3(c)), Section 5.4, Section 5.6 and Section 5.28 shall be true and correct in all material respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date);
(ii) the representations and warranties of Triton set forth in the first sentence of Section 5.2(a), the first two sentences of Section 5.3(a) and the first sentence of Section 5.3(c) shall be true and correct in all but de minimis respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all but de minimis respects only as of the specified date);
(iii) the representations and warranties of Triton set forth in Section 5.10(b) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Closing as if made at and as of such time; and
(iv) the other representations and warranties of Triton contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality and Triton Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Closing as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Triton Material Adverse Effect.
(b) Performance of Obligations of Triton, Holdco and the Merger Subs. Triton, Holdco and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing.
(c) Certification. TAL shall have received an officers’ certificate signed by the Chief Executive Officer and Chief Financial Officer of Triton, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3   Conditions to Obligations of Triton, Holdco and the Merger Subs. The obligations of Triton, Holdco and the Merger Subs to effect the Mergers and the other transactions contemplated by this Agreement to take place at or immediately after the Closing is subject to the satisfaction at the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by Triton:
(a) Representations and Warranties.
(i) The representations and warranties of TAL set forth in Section 4.1, Section 4.2 (other than the first two sentences of Section 4.2(a) and the first sentence of Section 4.2(c)), Section 4.4 and Section 4.27 shall be true and correct in all material respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date);

(ii) the representations and warranties of TAL set forth in the first two sentences of Section 4.2(a) and first sentence of Section 4.2(c) shall be true and correct in all but de minimis respects, as of the date hereof and as of immediately prior to the Closing as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all but de minimis respects only as of the specified date);
(iii) the representations and warranties of TAL set forth in Section 4.8(b) shall be true and correct in all respects as of the date hereof and as of immediately prior to the Closing as if made at and as of such time; and
(iv) the other representations and warranties of TAL contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a TAL Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Closing as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a TAL Material Adverse Effect.
(b) Performance of Obligations of TAL. TAL shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c) Certification. Triton shall have received an officers’ certificate signed by the Chief Executive Officer and Chief Financial Officer of TAL certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
(d) Tax Opinion. Triton shall have received the Merger Tax Opinion from Triton Tax Counsel, dated as of the Closing Date.
ARTICLE IX

TERMINATION
Section 9.1   Termination. This Agreement may be terminated and the Mergers and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Required TAL Vote and/or the Triton Shareholder Approval has been obtained:
(a) by mutual written consent of Triton and TAL;
(b) by either Triton or TAL:
(i) if either or both of the Mergers shall not have been consummated at or before 5:00 p.m., New York time, on May 9, 2016 (the “End Date”); provided, however, that if  (A) all of the conditions to Closing, other than the conditions set forth in Section 8.1(a) and/or Section 8.1(e) (solely with respect to matters addressed in Section 8.1(a)), shall have been satisfied (other than those conditions that by their nature can only be satisfied or waived by actions to be taken at the Closing itself) or (B) the Form S-4 shall not have been declared effective on or prior to February 16, 2016, the End Date may be extended by either Triton or TAL from time to time by written notice to the other party up to a date not beyond August 9, 2016, the latest of any of which dates shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of the failure of either or both of the Mergers to occur on or before such date;
(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling or Injunction permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers, and such order, decree, ruling or Injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of such action;

(iii) if the TAL Stockholders Meeting (including any adjournments and postponements thereof in accordance with Section 7.1) shall have concluded without the Required TAL Vote having been obtained;
(c) by Triton, if TAL shall have effected a Change in TAL Recommendation, whether or not permitted by the terms hereof;
(d) by Triton, at any time prior to receipt of the Required TAL Vote, in order to enter into a binding written agreement with respect to a Triton Superior Proposal; provided, however, that Triton shall have complied in all but immaterial respects with its obligations under Section 7.4 and paid all amounts due pursuant to Section 9.2(c) in accordance with the terms, and at the times, specified therein;
(e) by Triton, if there shall have been a breach by TAL or its Subsidiaries of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of TAL or its Subsidiaries, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing, the failure of the condition set forth in Section 8.3(a) or Section 8.3(b) and which breach, or failure to be true, has not been cured by the earlier of (x) thirty (30) days following written notice thereof to TAL or (y) the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available if Triton is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 8.2(a) or Section 8.2(b) not being satisfied;
(f) by TAL, if there shall have been a breach by Triton or its Subsidiaries of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Triton or its Subsidiaries, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing, the failure of the condition set forth in Section 8.2(a) or Section 8.2(b) and which breach, or failure to be true, has not been cured by the earlier of (x) thirty (30) days following written notice thereof to Triton or (y) the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available if TAL is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 8.3(a) or Section 8.3(b) not being satisfied;
(g) by TAL, at any time prior to receipt of the Required TAL Vote, in order to enter into a binding written agreement with respect to a TAL Superior Proposal; provided, however, that TAL shall have complied in all but immaterial respects with its obligations under Section 7.4 and paid all amounts due pursuant to Section 9.2(b)(iii) in accordance with the terms, and at the times, specified therein; or
A terminating Party shall provide written notice of termination to the other Parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made. If more than one provision of this Section 9.1 is available to a terminating Party in connection with a termination, a terminating Party may rely on any and/or all available provisions in this Section 9.1 for any such termination.
Section 9.2   Effect of Termination.
(a) In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any Party or its respective officers or directors, except with respect to Section 7.2 (Access to Information; Confidentiality), Section 7.7 (Fees and Expenses), this Section 9.2 (Effect of Termination), and Article X (General Provisions), which shall survive such termination, and except that no Party shall be relieved or released from any liabilities or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Triton and Holdco, would include the benefits of the transactions contemplated by this Agreement lost by TAL’s stockholders, and, in the case of liabilities or damages payable by TAL, would include the benefits of the transactions contemplated by this Agreement lost by Triton’s shareholders) incurred or suffered by the other Party arising out of the Willful and Material Breach of its covenants contained in this Agreement or fraud.

(b) In the event that:
(i) (A) a third party shall have publicly made a TAL Acquisition Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by TAL or Triton pursuant to Section 9.1(b)(i) (but only if the TAL Stockholders Meeting has not been held prior to the End Date) or Section 9.1(b)(iii) and such TAL Acquisition Proposal was not publicly irrevocably withdrawn at least three (3) Business Day prior to the date of the TAL Stockholders Meeting, and (C) within nine (9) months of such termination of this Agreement, TAL consummates any TAL Acquisition Proposal or enters into any definitive agreement with respect to any TAL Acquisition Proposal; provided, however, that for purposes of clause (C) of Section 9.2(b)(i), the references to twenty percent (20%) in the definition of TAL Acquisition Proposal shall be deemed to be references to fifty percent (50%);
(ii) this Agreement is terminated by Triton pursuant to Section 9.1(c); or
(iii) this Agreement is terminated by TAL pursuant to Section 9.1(g), then TAL shall pay to Triton the sum of  $19,484,275 (the “TAL Termination Fee”) by wire transfer of immediately available funds (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a TAL Acquisition Proposal or entry into a definitive agreement with respect to a TAL Acquisition Proposal, (B) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, and (C) in the case of clause (iii) above, prior to or substantially concurrently with such termination; it being understood that in no event shall TAL be required to pay the TAL Termination Fee on more than one occasion.
(c) In the event that this Agreement is terminated by Triton pursuant to Section 9.1(d), then Triton shall pay to TAL the sum of  $65,000,000 (the “Triton Termination Fee”) by wire transfer of immediately available funds prior to or substantially concurrently with such termination; it being understood that in no event shall Triton be required to pay the Triton Termination Fee on more than one occasion.
(d) If this Agreement is terminated by TAL or Triton pursuant to Section 9.1(b)(i) (but only if the TAL Stockholders Meeting has not been held prior to the End Date, other than if the failure by Triton, Holdco or the Merger Subs to comply with any provision of this Agreement has been the primary cause of the failure of the TAL Stockholders Meeting to have been held prior to the End Date) or Section 9.1(b)(iii), TAL shall reimburse Triton, no later than two (2) Business Days after presentation to TAL of an itemized invoice, for all documented out-of-pocket fees, costs and expenses incurred by Triton, Holdco, the Merger Subs and their respective Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby; provided, however, that (i) the aggregate amount of such expenses TAL is required to reimburse Triton shall not exceed $3,500,000, (ii) if TAL becomes obligated to pay the TAL Termination Fee after having made any payment pursuant to this Section 9.2(d), then the amount of the TAL Termination Fee shall be reduced by the amount of such payments pursuant to this Section 9.2(d) and (iii) if TAL has paid the TAL Termination Fee, then it shall have no obligation under this Section 9.2(d) from and after such payment.
(e) Each Party acknowledges and agrees that the agreements contained in this Section 9.2 are integral parts of the transactions contemplated hereby, and that without these agreements, the Parties would not have entered into this Agreement. Accordingly, if TAL fails to pay all amounts due to Triton on the dates specified in Section 9.2(b) and/or Section 9.2(d), then TAL shall pay all costs and expenses (including legal fees and expenses) incurred by Triton in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus five percent (5%) from the date such amounts were required to be paid until the date actually received by Triton, and if Triton fails to pay all amounts due to TAL on the dates specified in Section 9.2(c), then Triton shall pay all costs and expenses (including legal fees and expenses) incurred by TAL in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus five percent (5%) from the date such amounts were required to be paid until the date actually received by TAL. Each of the Parties acknowledges that any amounts payable pursuant to this Section 9.2 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which such payments are due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision; provided, however, that no payment of the TAL Termination Fee or the Triton Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages in the event of any Willful and Material Breach or fraud.
(f) Except in the case of a Willful and Material Breach or fraud, each Party agrees that notwithstanding anything in this Agreement to the contrary, (A) in the event that the TAL Termination Fee becomes payable and is actually paid to Triton in accordance with this Section 9.2, the payment of such TAL Termination Fee (and any amounts payable under Section 9.2(e)) shall be the sole and exclusive remedy of Triton, Holdco, the Merger Subs, and their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against TAL or any of its Representatives or Affiliates for and (B) in no event will Triton, Holdco or the Merger Subs or their respective Subsidiaries seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to, in the case of each of clauses (A) and (B), (1) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any TAL Termination Fee in accordance with this Section 9.2 (and any amounts payable under Section 9.2(e)), neither TAL nor any of its Affiliates or Representatives shall have any further liability or obligation to Triton, Holdco, the Merger Subs or any of their respective Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby.
(g) Except in the case of a Willful and Material Breach or fraud, each Party agrees that notwithstanding anything in this Agreement to the contrary, (A) in the event that the Triton Termination Fee becomes payable and is actually paid to TAL in accordance with this Section 9.2, the payment of such Triton Termination Fee (and any amounts payable under Section 9.2(e)) shall be the sole and exclusive remedy of TAL and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against Triton, Holdco, the Merger Subs or any of their respective Representatives or Affiliates for and (B) in no event will TAL or any of its Subsidiaries seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to, in the case of each of clauses (A) and (B), (1) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any Triton Termination Fee in accordance with this Section 9.2 (and any amounts payable under Section 9.2(e)), neither Triton nor Holdco nor the Merger Subs nor any of their respective Affiliates or Representatives shall have any further liability or obligation to TAL or any of its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE X

GENERAL PROVISIONS
Section 10.1   Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time (which covenants and agreements shall survive until fully performed in accordance with their terms).
Section 10.2   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered the next Business Day by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)
if to Triton, to:

Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention:	Corporate Secretary
Facsimile:	(441) 292-8666
with copies to:
Triton Container International Limited
55 Green Street
San Francisco, California 94111
Attention:	Ian Schwartz
Facsimile:	(415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Christopher E. Austin
Neil R. Markel
Facsimile:	(212) 225-3999
(b)
if to TAL, to:

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention:	Marc A. Pearlin
Facsimile:	(914) 697-2526
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Paul T. Schnell
Thomas W. Greenberg
Facsimile:	(212) 735-2000
(c)
if to Holdco, Delaware Sub or Bermuda Sub, to:

Triton International Limited, Ocean Delaware Sub, Inc., or Ocean
Bermuda Sub Limited
c/o Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention:	Corporate Secretary
Facsimile:	(441) 292-8666

with copies to:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention:	Marc A. Pearlin
Facsimile:	(914) 697-2526
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Paul T. Schnell
Thomas W. Greenberg
Facsimile:	(212) 735-2000
Triton Container International Limited
55 Green Street
San Francisco, California 94111
Attention:	Ian Schwartz
Facsimile:	(415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Christopher E. Austin
Neil R. Markel
Facsimile:	(212) 225-3999
Section 10.3   Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by a Party to the Party whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms.
Section 10.4   Counterparts. This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each Party shall be delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
Section 10.5   Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Shareholder Agreements, the Triton Voting Agreements and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and (b) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except (i) the TAL Indemnified Parties and the Triton Indemnified Parties as provided in Section 7.13 (which is intended for the benefit of only the Persons specifically named therein) and (ii) following the Effective Time, the rights of holders of TAL Common Stock, TAL Stock Options, Restricted TAL Shares and Triton Common Shares, Triton Stock Options and Restricted Triton Shares to receive the Merger Consideration or other consideration, as applicable.

Section 10.6   Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Mergers shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Law principles of the State of Delaware (except that provisions of this Agreement relating to the approval and effects of the Triton Merger, the conversion of shares in the Triton Merger, and any other matters relating to the internal corporate governance of Triton, Holdco or the Triton Merger Sub, in each case to which mandatory provisions of the law of Bermuda otherwise apply, shall be governed by, and construed in accordance with such provisions of, the law of Bermuda, as the case may be).
Section 10.7   Severability. Any term or provision of this Agreement (other than Section 9.2) that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement (other than Section 9.2) is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In any such case, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner to the end that the terms of this Agreement are able to be fulfilled to the fullest extent possible. For the avoidance of doubt, the agreements contained in Section 9.2 are integral parts of the transactions contemplated hereby and shall not be severable.
Section 10.8   Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 10.9   Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with the immediately following sentence, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding shall be made by delivery of process in accordance with the notice provisions contained in Section 10.2 or in any other manner permitted by applicable Law. The consents to jurisdiction set forth in this Section 10.9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.9 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 10.10   Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.11   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.
Section 10.12   Amendment. This Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of TAL and the shareholders of Triton, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Neither Holdco nor Triton nor TAL shall agree to any amendment, modification, or termination of, or the granting of any waiver under, any of the Ancillary Agreements without the prior written consent of both TAL and Triton.
Section 10.13   Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors or similar governing body, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.
TRITON CONTAINER INTERNATIONAL LIMITED
By:	/s/ Edward P. Schneider
	Name:	Edward P. Schneider
	Title:	Chairman
TRITON INTERNATIONAL LIMITED
By:	/s/ Edward P. Schneider
	Name:	Edward P. Schneider
	Title:	Director
OCEAN BERMUDA SUB LIMITED
By:	/s/ Edward P. Schneider
	Name:	Edward P. Schneider
	Title:	Director
OCEAN DELAWARE SUB, INC.
By:	/s/ Steven C. Wright
	Name:	Steven C. Wright
	Title:	President
TAL INTERNATIONAL GROUP, INC.
By:	/s/ Brian M. Sondey
	Name:	Brian M. Sondey
	Title:	President and Chief Executive Officer

EXHIBIT A
Statutory Merger Agreement

STATUTORY MERGER AGREEMENT
Dated [                 ]
(1)
TRITON INTERNATIONAL LIMITED

(2)
TRITON CONTAINER INTERNATIONAL LIMITED

(3)
OCEAN BERMUDA SUB LIMITED

MERGER AGREEMENT
Bermuda Office
Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

THIS MERGER AGREEMENT (Agreement) is dated                   201[   ]
PARTIES
(1) TRITON INTERNATIONAL LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (Holdco);
(2) TRITON CONTAINER INTERNATIONAL LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (Triton); and
(3) OCEAN BERMUDA SUB LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (Bermuda Sub).
BACKGROUND
(A) Bermuda Sub is a wholly-owned subsidiary of Holdco.
(B) The parties desire that Bermuda Sub merge with and into Triton (Triton Merger), with Triton surviving such merger and continuing as the surviving company (Surviving Company), in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (Companies Act).
(C) This Agreement is the Statutory Merger Agreement referred to in the Transaction Agreement, dated as of November 9, 2015, among Triton, Holdco, Bermuda Sub, Ocean Delaware Sub, Inc. and TAL International Group, Inc. (Transaction Agreement).
AGREED TERMS
1. Definitions
Unless otherwise defined herein, capitalised terms have the same meaning as used and defined in the Transaction Agreement.
2. Effectiveness of Merger
2.1 The parties agree that, on the terms and subject to the conditions of this Agreement and the Transaction Agreement and in accordance with the Companies Act, at the Triton Effective Time, Bermuda Sub shall be merged with and into Triton, with Triton surviving such Triton Merger and continuing as the Surviving Company.
2.2 The Surviving Company will continue to be a Bermuda exempted company with limited liability.
2.3 The Triton Merger shall be conditional on the satisfaction of each of the conditions to the Mergers identified in Sections 8.1 and 8.3 of the Transaction Agreement, unless waived (if such waiver is permitted and effective under applicable Law) by Triton.
2.4 The Triton Merger shall become effective as of the Triton Effective Time.
3.Name of Surviving Company
The Surviving Company shall be named “Triton Container International Limited”.
4. Memorandum of Association
The memorandum of association of the Surviving Company shall be the memorandum of association of Triton, as amended, in the form set out in Exhibit A to this Agreement.
5.Bye-Laws
The bye-laws of the Surviving Company shall be the bye-laws of Triton, as amended, in the form set out in Exhibit B to this Agreement.

6. Directors
The directors of the Surviving Company shall be those individuals whose names and addresses are set out below, to serve until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Law:
NAME	ADDRESS
[Name]	[Address]
[Name]	[Address]
[Name]	[Address]
7. Effect of Triton Merger on Share Capital
7.1 At the Triton Effective, Time by virtue of the Triton Merger and without any action on the part of Holdco, Bermuda Sub or Triton or the holder of any share capital of Holdco, Triton or Bermuda Sub:
(a) each class A voting share of Triton, of par value US$0.01 per class A voting share (Triton Class A Common Shares) and each class B non-voting share of Triton of par value US$0.01 per class B non-voting share (Triton Class B Common Shares, and together with the Triton Class A Common Shares, Triton Common Shares), issued immediately before the Triton Effective Time shall be cancelled and converted as follows:
(i) except as otherwise set forth in clauses (ii), (iii) or (iv) below, each Triton Common Share issued immediately prior to the Triton Effective Time shall be cancelled and converted into the right to receive a number of fully paid and non-assessable common shares of par value US$0.01 each in the capital of Holdco (Holdco Common Shares) equal to the Triton Exchange Ratio together with any cash paid in lieu of fractional Holdco Common Shares at the rate determined under Section 3.2(g) of the Transaction Agreement (the Triton Merger Consideration);
(ii) all Triton Dissenting Shares shall be cancelled and, unless otherwise required by applicable Law, converted into the right to receive the Triton Merger Consideration, and any holder of Triton Dissenting Shares shall, in the event that the fair value of a Triton Dissenting Share (as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (the Appraised Fair Value)) is greater than the Triton Merger Consideration shall be entitled to receive such difference from Triton by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure;
(iii) all issued Triton Common Shares subject to vesting or other lapse restrictions under any Triton Stock Plan immediately prior to the Triton Effective Time shall cease to represent Triton Common Shares and shall be cancelled and converted into a number of Holdco Common Shares equal to the Triton Exchange Ratio (rounded to the nearest whole number) (each, a Triton Restricted Holdco Share), with such Triton Restricted Holdco Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Triton Restricted Holdco Shares immediately prior to the Triton Effective Time (after taking into account any acceleration of vesting that results from the Mergers); and
(iv) all issued Triton Common Shares held by Triton as treasury shares or that are owned by Triton or Bermuda Sub, in each case immediately prior to the Triton Effective Time, shall automatically be cancelled and shall cease to exist without any conversion thereof or any payment of capital in respect thereof, and no consideration shall be paid in exchange therefor; and
(b) each common share in Bermuda Sub in issue immediately before the Triton Effective Time shall automatically be cancelled, without any further action on the part of Bermuda Sub, and converted into one, fully paid and non-assessable common share, par value US$0.01 per common share, of the Surviving Company.

For purposes of this Section 7.1, the Triton Exchange Ratio shall mean the quotient obtained by dividing (a) the product of  (i) 55/45 and (ii) 33,255,291 by (b) the Triton Share Count, which shall mean the sum of  (a) 50,041,895.31 and (b) the number of Triton Common Shares (including Restricted Triton Shares, other than any Restricted Triton Shares issued by Triton in accordance with Section 6.2(d)(ii) of the Transaction Agreement but only if and to the extent Triton is entitled to issue Restricted Triton Shares under Section 6.2(d)(ii) of the Transaction Agreement) issued to holders of Triton Stock Options following the execution of this Agreement and prior to the Effective Time and (c) without duplication of any Restricted Triton Shares included in clause (b) above, any Restricted Triton Shares issued by Triton as contemplated by Section 6.2(d)(iii) of the Transaction Agreement that have not been included in the number of Restricted Triton Shares that may be issued pursuant to Section 6.2(d)(ii) of the Transaction Agreement.
8. Settlement of Merger Consideration
8.1 Prior to the Effective Time, Triton shall designate Computershare Trust Company, N.A to act as exchange agent (Exchange Agent) for the purpose of exchanging the Triton Certificates and the Triton Book-Entry Shares for the Triton Merger Consideration.
8.2 As promptly as practicable after the Effective Time, Holdco shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of Triton Common Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Shares, shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Triton Merger Consideration.
9.Miscellaneous
9.1 Entire Agreement
Except as set out in and subject to the provisions of the Transaction Agreement, this Agreement and any documents referred to in this Agreement, or in the Transaction Agreement, constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions. The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Transaction Agreement.
9.2 Execution in Counterparts
This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
9.3 Termination
This Agreement shall terminate automatically upon termination of the Transaction Agreement in accordance with its terms. Without prejudice to any liability of any party in respect of any antecedent breach hereof or any accrued rights of any party hereto or the provisions of the Transaction Agreement, if this Agreement is terminated pursuant to this clause 9.3, there shall be no other liability between Holdco or Bermuda Sub, on the one hand, and Triton, on the other hand, pursuant hereto.
10. Notices
Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:
If to Triton, Holdco or Bermuda Sub, to:
Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention: Corporate Secretary
Facsimile: (441) 292-8666

with a copy (which shall not constitute notice) to:
Triton Container International Limited
55 Green Street
San Francisco, California 94111
Attention: Ian Schwartz
Facsimile: (415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Neil R. Markel
Facsimile: (212) 225-3999
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Thomas W. Greenberg
Facsimile: (212) 735-2000
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 10, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 10, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 10 and appropriate confirmation is received.
11. Governing Law
The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this agreement hereby irrevocably agree that the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof  (Delaware Courts), shall have jurisdiction in respect of any dispute, suite, action, arbitration or proceedings (Proceedings) which may arise out of or in connection with this agreement and waive any objection to Proceedings in the Delaware Courts on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum and irrevocably agree not to file or present any dispute, suit, action in any court other than in the Delaware Courts.
[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed this Agreement on the date stated at the beginning of it.
SIGNATORIES
SIGNED for and on behalf of
TRITON CONTAINER INTERNATIONAL LIMITED
By:
Name:
Title:
SIGNED for and on behalf of
TRITON INTERNATIONAL LIMITED
By:
Name:
Title:
SIGNED for and on behalf of
OCEAN BERMUDA SUB LIMITED
By:
Name:
Title:

EXHIBIT B
Form of Triton Voting Agreement

VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 9, 2015, by and among Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), and each individual or entity listed on Schedule A hereto (each, a “Shareholder”).
WHEREAS, Triton, TAL, Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Holdco”), Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”), and Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”), propose to enter into a Transaction Agreement substantially in the form of Exhibit A attached hereto, dated as of the date hereof  (as it may be amended from time to time, the “Transaction Agreement”), which provides, among other things, for (i) the merger of Bermuda Sub with and into Triton (the “Triton Merger”), with Triton surviving the Triton Merger as a wholly-owned subsidiary of Holdco and (ii) the merger of Delaware Sub with and into TAL (the “TAL Merger” and, together with the Triton Merger, the “Mergers”), with TAL surviving the TAL Merger as a wholly-owned subsidiary of Holdco, in each case upon the terms and conditions set forth in the Transaction Agreement (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement);
WHEREAS, the Transaction Agreement provides that, on the date of the closing of the Mergers, Holdco, Bermuda Sub and Triton will enter into a Statutory Merger Agreement (the “Statutory Merger Agreement”) substantially in the form attached to the Transaction Agreement;
WHEREAS, pursuant to the Laws of Bermuda, prior to the Triton Merger becoming effective, it is necessary for the shareholders of Triton to approve the Statutory Merger Agreement;
WHEREAS, each Shareholder beneficially owns the number of Class A Voting Common Shares, par value $0.01 per Class A Voting Share, and/or Class B Non-Voting Common Shares, par value $0.01 per Class B Non-Voting Share (which Class B Non-Voting Shares have the right to vote on the Triton Merger in accordance with Section 106(3) of the Companies Act 1981, as amended), of Triton (collectively, the “Common Shares”) set forth opposite such Shareholder’s name on Schedule A hereto (with respect to any Shareholder, such Shareholder’s “Shares”); and
WHEREAS, as a condition to the willingness of TAL to enter into the Transaction Agreement and as an inducement and in consideration therefor, each Shareholder is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY
Section 1.1   Voting. From and after the date hereof until the earliest to occur of  (a) the consummation of the Mergers, (b) the termination of the Transaction Agreement pursuant to and in compliance with the terms therein, and (c) the termination of this Agreement in accordance with Article III hereof  (such earliest date, the “Expiration Date”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Triton’s shareholders, however called, or in connection with any action of Triton shareholders by written resolution in lieu of such meeting, such Shareholder will (i) appear at such meeting or otherwise cause all of its Shares, which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all such Shares (A) in favor of the approval of the Statutory Merger Agreement, (B) in favor of the approval of the Triton Merger, (C) in favor of any proposal to adjourn or postpone such meeting of Triton’s shareholders to a later date if there are not sufficient votes to approve the Statutory Merger Agreement, (D) in favor of any proposal that the Board of Directors of Triton has (i) determined is required to facilitate the consummation of the Triton Merger, and (ii) recommended to be adopted by the Triton shareholders, and (E) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of Triton or Holdco contained in the Transaction Agreement or the Statutory Merger Agreement, or of a Shareholder contained in this Agreement or (2) prevent, materially impede or materially delay Triton’s, Holdco’s or TAL’s ability to consummate the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement, including the Triton Merger (clauses (A) through (E), the “Required Votes”).
Section 1.2   Grant of Irrevocable Proxy; Appointment of Proxy.
(a) From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Triton and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Shareholder as of the applicable record date in accordance with the Required Votes; provided that each Shareholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Shareholder has not delivered to Triton prior to the meeting at which any of the matters described in Section 1.1 are to be considered a duly executed irrevocable instrument directing that the Shares of such Shareholder be voted in accordance with the Required Votes.
(b) Each Shareholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.
(c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Transaction Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote its Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.
Section 1.3   Restrictions on Transfers. Absent the prior written consent of TAL and Triton, each Shareholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of  (by merger, amalgamation, scheme of arrangement, testamentary disposition, operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares, other than (A) (1) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes, (2) any Transfer of any equity interest of a Shareholder or (3) any Transfer to an Affiliate of such Shareholder [or to Tulip Growth PCC Limited or any of its Affiliates],(1) [or to a Pritzker Transferee](2) but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof  (unless such transferee is a Shareholder or is party to any of the other Triton Voting Agreements) and notice of such Transfer is delivered to TAL pursuant to Section 4.3, or (B) a Transfer pursuant to any trust or will of such Shareholder or by the Laws of intestate succession, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (i) or (ii). [As used in this Agreement, “Pritzker Transferee” shall mean (w) lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (x) all trusts for the benefit of any Person described in clause (w) and trustees of such trusts, (y) all legal representatives of any Person described in clauses (w) or (x), and (z) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (w), (x) or (y), it being understood that “control,” for the purpose of this definition only, means the ability to influence, direct or

(1)   Note to Draft: Bracketed language to be included only in the Warburg agreement.
(2)   Note to Draft: Bracketed language to be included only in the Pritzker agreement.

otherwise significantly affect the major policies, activities or actions of any Person.](3) [Notwithstanding anything to the contrary in this Section 1.3, no Transfer of Shares shall be made by any Shareholder to Tulip Growth PCC Limited or any of its Affiliates prior to the Expiration Date unless the definitions of “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that a Transfer to such Person by any of the Permitted Holders (as defined in such agreements), in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.](4) Any purported Transfer of Shares inconsistent with this Section 1.3 shall be null and void, and Triton shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause Triton’s corporate secretary not to, reflect in its records any change in record ownership of Shares pursuant to any such Transfer.
Section 1.4   Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.
ARTICLE II
REPRESENTATIONS, WARRANTIES, COVENANTS AND WAIVERS
Section 2.1   Representations and Warranties of each Shareholder.
(a) Each Shareholder represents and warrants as follows: (i) such Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by such Shareholder and, to the extent the Shareholder is not an individual person, the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other company actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (iii) this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), (iv) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon such Shareholder or its Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Shareholder or filings under the HSR Act or any competition, antitrust and investment laws or regulations of foreign jurisdictions, (v) as of the date hereof, such Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) its Shares, (vi) as of the date hereof, except as otherwise provided by this Agreement or the Existing Shareholders’ Agreements (as defined below) or under applicable federal or state securities laws, such Shareholder beneficially owns its Shares free and clear of any proxy, voting restriction, adverse claim or other Lien and has sole voting power with respect to such Shares and sole power of disposition with respect to all of such Shares, and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shares and (vii) such Shareholder does not beneficially own any Class A Voting Common Shares or Class B Non-Voting Shares other than its Shares.

(3)   Note to Draft: Bracketed language to be included only in the Pritzker agreement.
(4)   Note to Draft: Bracketed language to be included only in the Warburg agreement.

(b) Each Shareholder further represents and warrants and covenants that:
(i) such Shareholder is an “accredited investor,” as defined in Rule 501(a) under the Securities Act (which, if such Shareholder is a natural person, means that he or she is (x) a person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000 (without taking into account the value of his or her residence but accounting for any mortgage above its value) or (y) a person whose income exceeded $200,000 in each of the two most recent years, or joint income with his or her spouse exceeded $300,000 in each of those years, and he or she has a reasonable expectation of reaching the same income level in this year);
(ii) such Shareholder possesses expertise, knowledge and sophistication in financial and business matters such that such Shareholder is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Common Shares of Holdco (the “Holdco Common Shares”) to be received by such Shareholder in connection therewith;
(iii) such Shareholder is aware that the Holdco Common Shares constituting the Triton Merger Consideration and issued to holders of Triton Common Shares, when issued, will not have been registered under the Securities Act or any state or foreign securities Laws and that such Holdco Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or is pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws;
(iv) such Shareholder has reviewed carefully the Information Statement, dated as of November 5, 2015 (the “Information Statement”), and has otherwise had access to all of the information and individuals, including information relating to the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Holdco Common Shares to be received by such Shareholder in connection therewith, that such Shareholder deems necessary to make a complete evaluation thereof;
(v) such Shareholder has had reasonable time and opportunity to consult independent financial, legal, tax and other advisors with respect to the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Holdco Common Shares to be received by such Shareholder in connection therewith; and
(vi) no representations or warranties, oral or otherwise, have been made to such Shareholder or any party on such Shareholder’s behalf in connection with this Agreement or the transactions contemplated by the Transaction Agreement and the Statutory Merger Agreement (including the Mergers) and the Holdco Common Shares to be received by such Shareholder in connection therewith, other than the representations and warranties specifically set forth in this Agreement or in any Shareholders’ Agreement between Holdco and such Shareholder being entered into simultaneously herewith.
Section 2.2   Covenants and Waivers. Each Shareholder hereby:
(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Triton Merger that such Shareholder may have with respect to the Shares, including the right to dissent and to appraisal in section 106 of the Companies Act 1981, as amended, of Bermuda;
(b) irrevocably waives, and agrees not to exercise, any consent right, tag-along right or other right inconsistent with the transactions contemplated by the Transaction Agreement or the Statutory Merger Agreement (including the Triton Merger) that such Shareholder may have under that certain Shareholders’ Agreement, dated as of May 23, 2011, by and among Triton, the Shareholders, the other Triton shareholders parties thereto and International Financial Advisors, Inc. (solely as Existing Shareholder Representative), as amended (the “All Shareholders’ Agreement”) or any shareholder agreement listed on Schedule B hereto (together with the All Shareholders’ Agreement, the “Existing Shareholders’ Agreements”);

(c) acknowledges that the Existing Shareholders’ Agreements will automatically terminate by their terms upon the consummation of the Mergers; and
(d) agrees to permit TAL to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Transaction Agreement or the Statutory Merger Agreement (the “Announcement Release”), this Agreement and the Shareholders’ identity and ownership of the Shares and the nature of the Shareholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent TAL reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made about TAL or the Shareholders); provided, that TAL shall give each Shareholder and its legal counsel a reasonable opportunity (which shall in no event be less than twenty fours (24) hours) to review and comment on such publications or disclosures prior to their first being made public.
Section 2.3   [Triton and TAL Representations and Covenants; Other Voting Agreements.
(a) Each of Triton and TAL hereby represents to the Shareholders that each shareholder of Triton set forth on Schedule C hereto (the “Other Shareholders”) is entering into a Triton Voting Agreement with TAL and Triton in a form set forth on Exhibit B to the Transaction Agreement (the “Other Voting Agreements”);
(b) Each of TAL and Triton hereby covenants and agrees that, if it consents to an amendment or modification of, or grants any waiver under, any Other Voting Agreement that has the effect of modifying any Other Shareholder’s voting obligation and/or proxy set forth therein or otherwise benefiting any Other Shareholder with respect to the matters set forth in any Other Voting Agreement, it will, concurrently with such consent or amendment, modification or waiver consent to an amendment or modification of, or grant a waiver under, this Agreement, so as to allow each Shareholder to amend, modify, receive a waiver or otherwise benefit on the same terms and at the same time as applicable to such Other Shareholder. In the event that a Shareholder is entitled to the opportunity to receive any rights or benefits contemplated by the immediately preceding sentence, TAL and Triton shall promptly provide written notice thereof, including a copy of any documents relating thereto, at least three (3) Business Days prior to the effective time thereof;
(c) TAL and Triton hereby covenant and agree that neither the Transaction Agreement nor the Statutory Merger Agreement will be amended, or waivers granted thereunder, in a manner that (A) has a disproportionate impact on the rights of any Shareholder or the Shareholders as a group as compared to any Other Shareholder or the Other Shareholders as a group or (B) is materially adverse to the rights of Triton or Triton’s shareholders, including, for the avoidance of doubt, any amendment or waiver to Sections 3.1(a) and 3.1(b) of the Transaction Agreement and the defined terms used therein, or any other provision of the Transaction Agreement or the Statutory Merger Agreement that would impact such sections or such defined terms, including the determination of the Triton Merger Consideration or the TAL Merger Consideration;
(d) From the date hereof until the Expiration Date, Triton agrees that it shall use reasonable efforts to provide the Shareholders with any material information regarding the Closing and copies of any material documents delivered or received by it in connection therewith on a substantially concurrent basis as such information and documents are provided to the Other Shareholders, and to use reasonable efforts to provide such other information as the Shareholders may reasonably request regarding the Mergers and transactions contemplated by the Transaction Agreement;
(e) The Form S-4 (as defined in the Transaction Agreement) will not include any Holdco Common Shares that are issued as Triton Merger Consideration unless the Form S-4 includes the Holdco Common Shares being paid to the Shareholders as Triton Merger Consideration; and

(f) Triton hereby irrevocably waives, and agrees not to exercise, any consent right, notice right, drag-along right or other right against any Shareholder inconsistent with respect to the transactions contemplated by the Transaction Agreement or the Statutory Merger Agreement (including the Triton Merger) that Triton may have under any of the Existing Shareholders’ Agreements and acknowledges that such agreements will terminate upon consummation of the Mergers.](6)
ARTICLE III
TERMINATION
This Agreement shall automatically terminate and be of no further force or effect on the earlier of  (a) the consummation of the Mergers and (b) the termination of the Transaction Agreement pursuant to and in compliance with the terms therein. [The Shareholders may also terminate this Agreement prior thereto in the event that (i) TAL has breached any of its representations or covenants set forth in Section 2.3 hereof in any material respect and such breach has not been cured (if curable) within ten (10) business days following such breach, or (ii) any Other Voting Agreement is terminated.](7) In the event of a termination pursuant to this Article III, no party hereto shall have any rights or obligations hereunder following such termination. Notwithstanding the preceding sentence, this Article III and Article IV shall survive any termination of this Agreement. Nothing in this Article III shall relieve or otherwise limit any party of liability for willful breach of this Agreement prior to termination.
ARTICLE IV
MISCELLANEOUS
Section 4.1   Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder, on the one hand, and of each other shareholder of Triton that may enter into any Voting and Support Agreement similar to this Agreement, on the other hand, are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties and covenants of any other shareholder of Triton.
Section 4.2   No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Shareholder’s Shares shall remain vested in and belong to such Shareholder and (b) neither TAL nor Triton shall have any authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Shareholder in the performance of its duties or responsibilities as a shareholder of Triton. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including TAL, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.
Section 4.3   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered the next Business Day by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
in the case of TAL, to:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526

(6)   Note to Draft: To be included in the Pritzker agreement.
(7)   Note to Draft: To be included only in the Pritzker agreement.

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Thomas W. Greenberg
Facsimile: (212) 735-2000
in the case of Triton:
Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention: Corporate Secretary
Facsimile: (441) 292-8666
with copies to:
Triton Container International Limited
55 Green Street
San Francisco, California 94111
Attention: Ian Schwartz
Facsimile: (415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Neil R. Markel
Facsimile: (212) 225-3999
in the case of any Shareholder, to the address set forth opposite such Shareholder’s name on Schedule A hereto, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
Section 4.4   Amendments. [Subject to Section 2.3(b) hereof,](8) the terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of TAL, Triton and the Shareholders.
Section 4.5   Waivers. No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party or parties whose rights are waived. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Section 4.6   No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 4.7   Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and, to the extent referenced herein, the Transaction Agreement and the Statutory Merger Agreement, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

(8)   Note to Draft: To be included only in the Pritzker agreement.

Section 4.8   Third Party Beneficiaries. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
Section 4.9   No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, trustee, shareholder representative, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
Section 4.10   Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 4.10, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 4.3. The consents to jurisdiction set forth in this Section 4.10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 4.10 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 4.11   Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party hereto of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 4.12   Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.12.
Section 4.13   Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Mergers shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Law principles of the State of Delaware.
Section 4.14   Interpretation. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement. The Exhibits and Schedules form an integral part hereof. Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement. Unless the context otherwise requires, the words “hereof” and “herein,” and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The term “including” is not limiting and means “including without limitation.” Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 4.15   Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.
Section 4.16   Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 4.17   Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of Triton, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director or other fiduciary capacity on behalf of Triton.
Section 4.18   Trustee Exculpation. When this Agreement is executed by a trustee of a trust or by an attorney-in-fact on behalf of a trustee of a trust, such execution is by or on behalf of the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Agreement shall be construed as imposing any liability on any such trustee personally for breaches of any representations or warranties made hereunder or to pay any amounts required to be paid hereunder, or personally to perform any covenant, either express or implied, contained herein. Any liability of a trust or trustee hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
TAL INTERNATIONAL GROUP, INC.
By:

Name:
Title:
SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

TRITON CONTAINER INTERNATIONAL LIMITED
By:

Name:
Title:
SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

SHAREHOLDER[S]
[•]
By:

Name:
Title:
SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

EXHIBIT C-1
SEE ANNEX B-1 FOR WARBURG PINCUS SHAREHOLDERS AGREEMENT AND
SEE ANNEX B-2 FOR VESTAR SHAREHOLDERS AGREEMENT

EXHIBIT C-2
See Annex C for Form of Shareholders Agreement (Pritzker Shareholders)

EXHIBIT D
Form of Delaware Certificate of Merger

CERTIFICATE OF MERGER
MERGING
OCEAN DELAWARE SUB, INC.
(a Delaware Corporation)
WITH AND INTO
TAL INTERNATIONAL GROUP, INC.
(a Delaware Corporation)
Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

TAL International Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
FIRST: Each of the constituent corporations, the Corporation and Ocean Delaware Sub, Inc., a Delaware corporation (“Merger Sub,” and together with the Corporation, the “Constituent Corporations”), is a corporation duly organized and existing under the laws of the State of Delaware.
SECOND: A Transaction Agreement, dated as of November [9], 2015 (the “Transaction Agreement”), by and among Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda, Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda, Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda, Merger Sub and the Corporation, setting forth the terms and conditions of the merger of Merger Sub with and into the Corporation (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.
THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be TAL International Group, Inc.
FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.
FIFTH: An executed copy of the Transaction Agreement is on file at the principal executive offices of the Surviving Corporation at the following address:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
SIXTH: A copy of the Transaction Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.
SEVENTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed in its corporate name on [•], 2016.
TAL INTERNATIONAL GROUP, INC.
By:
Name:
Title:

Exhibit A
Third Amended and Restated Certificate of Incorporation of TAL International Group, Inc.

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TAL INTERNATIONAL GROUP, INC.
The present name of the corporation is TAL International Group, Inc. (the “Corporation”). The Corporation was incorporated under the name “TAL International Group, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 26, 2004. An Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 3, 2004, which restated, integrated and amended the Certificate of Incorporation in its entirety. A Certificate of Amendment of the First Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware on November 4, 2004, which amended certain provisions of the First Amended and Restated Certificate of Incorporation. A Certificate of Correction was filed with the Secretary of State of the State of Delaware on August 12, 2005, which corrected a certain error in the First Amended and Restated Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 5, 2005. This Third Amended and Restated Certificate of Incorporation, which amends and restates the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE ONE
The name of the Corporation is TAL International Group, Inc.
ARTICLE TWO
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware (19801). The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
ARTICLE FOUR
The total number of shares of capital stock that the Corporation has authority to issue is 100 shares, which will be designated common stock, par value $0.01 per share.
ARTICLE FIVE
The number of directors of the Corporation shall be such as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.
ARTICLE SIX
The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.
ARTICLE SEVEN
To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director shall be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duties as a director. Any repeal or amendment of this Article Seven shall not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.
ARTICLE EIGHT
The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
ARTICLE NINE
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.
ARTICLE TEN
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Third Amended and Restated Certificate of Incorporation (this “Certificate”) and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.
ARTICLE ELEVEN
The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
ARTICLE TWELVE
The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the Delaware General Corporation Law. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.
ARTICLE THIRTEEN
To the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of  (i) Vestar Capital Partners, Inc. and its affiliated funds, or (ii) Warburg Pincus LLC and its affiliated funds, or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteen. Neither the alteration, amendment or repeal of this Article Thirteen nor the adoption of any provision of this Certificate inconsistent with this Article Thirteen shall eliminate or reduce the effect of this Article Thirteen in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Thirteen, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
ARTICLE FOURTEEN
Section 203 of the Delaware General Corporation Law shall not apply to the Corporation.
ARTICLE FIFTEEN
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE SIXTEEN
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reservation.

EXHIBIT E
FORM OF BYE-LAWS

BYE-LAWS
of
TRITON INTERNATIONAL LIMITED
The undersigned HEREBY CERTIFIES that the attached Bye-Laws are a true copy of the Bye-Laws of Triton International Limited (the Company) adopted by the Shareholder(s) of the Company effective [date].

Director

B Y E - L A W S
OF
TRITON INTERNATIONAL LIMITED
INTERPRETATION
1.   INTERPRETATION
1.1 In these Bye-Laws, unless the context otherwise requires:
Appointed Stock Exchange: has the meaning given such term in the Companies Acts.
Bermuda: the Islands of Bermuda;
Board: the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;
clear days: in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;
Companies Acts: every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;
Company: the company incorporated in Bermuda under the name of Triton International Limited on 29 September 2015 with registered number 50657;
Director: such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws;
Exchange Act: has the meaning given to such term in Bye-Law 20.7;
Indemnified Person: any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;
Officer: a person appointed by the Board pursuant to these Bye-Laws and shall not include an auditor of the Company;
paid up: paid up or credited as paid up;
Person: an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
Register: the Register of Shareholders of the Company and, except in Bye-Law 10, includes any branch register;
Registered Office: the registered office for the time being of the Company;
Regulation FD: the regulation promulgated by the U.S. Securities and Exchange Commission addressing the selective disclosure of information by publicly traded companies and other issuers and aiming to promote full and fair disclosure;
Resident Representative: (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;
Resolution: a resolution of the Shareholders passed in general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;
Seal: the common seal of the Company and includes any authorised duplicate thereof;
Secretary: includes a joint, temporary, assistant or deputy Secretary and the individual or the company appointed by the Board to perform any of the duties of the Secretary;

share: share in the capital of the Company and includes a fraction of a share;
Shareholder: a shareholder or member of the Company, provided that for the purposes of Bye-Law 43 it shall also include any holder of notes, debentures or bonds issued by the Company;
Sponsor Shareholder: any of  (i) Vestar Capital Partners, Inc. and its affiliated funds, or (ii) Warburg Pincus LLC and its affiliated funds;
Specified Place: the place, if any, specified in the notice of any meeting of the shareholders, or adjourned meeting of the shareholders, at which the chairman of the meeting shall preside;
Subsidiary: and Holding Company have the same meanings as in section 86 of the Companies Act 1981, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;
these Bye-Laws: these Bye-Laws in their present form; and
Undesignated Shares: has the meaning given to such term in Bye-Law 3.3.
1.2 For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative is present.
1.3 Words importing only the singular number include the plural number and vice versa.
1.4 Words importing only the masculine gender include the feminine and neuter genders respectively.
1.5 Words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate.
1.6 A reference to writing shall include typewriting, printing, lithography, photography and electronic record.
1.7 Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).
1.8 A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an electronic record to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.
1.9 A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic record as the Board may from time to time approve or prescribe, either generally or for a particular purpose.
1.10 A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.
1.11 In these Bye-Laws:
1.11.1 powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto;
1.11.2 the word Board in the context of the exercise of any power contained in these Bye-Laws includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the ease may be, to whom the power in question has been delegated;

1.11.3 no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of any other power of delegation; and
1.11.4 except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Bye-Laws or under another delegation of the powers.
REGISTERED OFFICE
2.   REGISTERED OFFICE
The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.
SHARES AND SHARE RIGHTS
3.   SHARE CAPITAL
3.1 The authorised share capital of the Company at the date of adoption of these Bye-Laws is [   ] divided into [   ] Common Shares of par value USD0.01 each and [   ] Undesignated Shares of par value USD0.01 each.
3.2 Common Shares
The Common Shares shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:
3.2.1 as regards dividend:
after making all necessary provisions, where relevant, for payment of any preferred dividend in respect of any preference shares in the Company then in issue, the Company shall apply any profits or reserves which the Board resolves to distribute in paying such profits or reserves to the holder of the Common Shares in respect of their holding of such shares pari passu and pro rata to the number of Common Shares held by each of them;
3.2.2 as regards capital:
on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Common Shares shall be entitled to be paid the surplus assets of the Company remaining after payment of its liabilities (subject to the rights of holders of any preferred shares in the Company then in issue having preferred rights on the return of capital) in respect of their holdings of Common Shares pari passu and pro rata to the number of Common Shares held by each of them;
3.2.3 as regards voting in general meetings:
the holders of the Common Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company; every holder of Common Shares present in person or by proxy shall on a poll have one vote for each Common Share held by him.
3.3 Undesignated Shares
The rights attaching to the Undesignated Shares, subject to these Bye-Laws generally and to Bye-Law 3.4 in particular, shall be as follows:
3.3.1 each Undesignated Share shall have attached to it such preferred, qualified or other special rights, privileges and conditions and be subject to such restrictions, whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Board may determine on or before its allotment;
3.3.2 the Board may allot the Undesignated Shares in more than one series and, if it does so, may name and designate each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Undesignated Shares;

3.3.3 the particular rights and restrictions attached to any Undesignated Shares shall be recorded in a resolution of the Board. The Board may at any time before the allotment of any Undesignated Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-Laws; and
3.3.4 the Board shall not attach to any Undesignated Share any rights or restrictions which would alter or abrogate any of the special rights attached to any other class of series of shares for the time being in issue without such sanction as is required for any alteration or abrogation of such rights, unless expressly authorised to do so by the rights attaching to or by the terms of issue of such shares.
3.4 Without limiting the foregoing and subject to the Companies Acts, the Company may issue preference shares (including any preference shares created pursuant to Bye-Law 3.3) which:
3.4.1 are liable to be redeemed on the happening of a specified event or events or on a given date or dates and/or;
3.4.2 are liable to be redeemed at the option of the Company and/or, if authorised by the Memorandum of Association of the Company, at the option of the holder.
3.5 The terms and manner of the redemption of any redeemable shares created pursuant to Bye-Law 3.3 shall be as the Board may by resolution determine before the allotment of such shares and the terms and manner of redemption of any other redeemable preference shares shall be either:
3.5.1 as the Shareholders may by Resolution determine; or
3.5.2 insofar as the Shareholders do not by any Resolution determine, as the Board may by resolution determine, in either case, before the allotment of such shares. A copy of any such Resolution or resolution of the Board for the time being in force shall be attached as an appendix to (but shall not form part of) these Bye-Laws.
3.6 The terms of any redeemable preference shares (including any redeemable preference shares created pursuant to Bye-Law 3.3) may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.
3.7 Subject to the foregoing and to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.
3.8 The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.
3.9 The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Act.

4.   MODIFICATION OF RIGHTS
4.1 Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent (75%) of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy the majority of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.
4.2 For the purposes of this Bye-Law, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall not be deemed to be altered by:
4.2.1 the creation or issue of further shares ranking pari passu with them;
4.2.2 the creation or issue for full value (as determined by the Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them; or
4.2.3 the purchase or redemption by the Company of any of its own shares.
5.   SHARES
5.1 Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.
5.2 Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.
5.3 The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.
5.4 Shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole shares, so that a share in a fractional denomination shall have, in proportion to the fraction of a whole share that it represents, all the rights of a whole share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.
5.5 Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.
6.   CERTIFICATES
6.1 No share certificates shall be issued by the Company unless, in respect of a class of shares, the Board has either for all or for some holders of such shares (who may be determined in such manner as the Board thinks fit) determined that the holder of such shares may be entitled to share certificates. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

6.2 If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company or the Company’s transfer agent in investigating such evidence and preparing such indemnity as the Board or the Company’s transfer agent may think fit and, in case of defacement, on delivery of the old certificate to the Company.
6.3 All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be in such form as the Board may determine and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.
6.4 Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board or the Company’s transfer agent shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.
7.   LIEN
7.1 The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.
7.2 The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.
7.3 The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.
7.4 Subject to the rights conferred upon the holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

8.   CALLS ON SHARES
8.1 The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as treasury shares) in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days’ prior notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.
8.2 A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.
8.3 The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
8.4 If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.
8.5 Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.
8.6 The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.
9.   FORFEITURE OF SHARES
9.1 If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.
9.2 The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.
9.3 If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.
9.4 When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.
9.5 A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

9.6 A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.
9.7 An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.
REGISTER OF SHAREHOLDERS
10.   REGISTER OF SHAREHOLDERS
10.1 The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.
10.2 The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.5.
REGISTER OF DIRECTORS AND OFFICERS
11.   REGISTER OF DIRECTORS AND OFFICERS
The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 9:00 a.m. and 5:00 p.m. in Bermuda on every working day.
TRANSFER OF SHARES
12.   TRANSFER OF SHARES
12.1 Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form, in any other form which the Board may approve, or, provided such shares are listed on an Appointed Stock Exchange, by any means permitted by the rules of such exchange.
12.2 Subject to Bye-Law 12.1, any instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof.

All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless such shares are listed on an Appointed Stock Exchange or:
12.2.1 the instrument of transfer is duly stamped (if required by law) and lodged with the Company or the Company’s transfer agent, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,
12.2.2 the instrument of transfer is in respect of only one class of share,
12.2.3 the instrument of transfer is in favour of less than five (5) persons jointly; and
12.2.4 it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.
12.3 Subject to any directions of the Board from time to time in force, the Secretary or the Company’s transfer agent may exercise the powers and discretions of the Board under this Bye-Law.
12.4 If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.
12.5 No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share, (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).
TRANSMISSION OF SHARES
13.   TRANSMISSION OF SHARES
13.1 In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.
13.2 Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.
13.3 A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.
13.4 Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.
SHARE CAPITAL
14.   INCREASE OF CAPITAL
14.1 The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.
14.2 The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.
14.3 The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.
15.   ALTERATION OF CAPITAL
15.1 The Company may from time to time by Resolution:
15.1.1 divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;
15.1.2 consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;
15.1.3 sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;
15.1.4 make provision for the issue and allotment of shares which do not carry any voting rights;
15.1.5 cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and
15.1.6 change the currency denomination of its share capital.
15.2 Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
15.3 Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

16.   REDUCTION OF CAPITAL
16.1 Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.
16.2 In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.
GENERAL MEETINGS AND RESOLUTIONS IN WRITING
17.   GENERAL MEETINGS AND RESOLUTIONS IN WRITING
17.1 The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by Shareholders pursuant to the provisions of the Companies Acts, convene general meetings other than Annual General Meetings, which shall be called Special General Meetings, at such time and place as the Board may appoint.
17.2 No action that is required or permitted to be taken by the Shareholders of the Company at any annual or special meeting of Shareholders may be effected by written consent of Shareholders in lieu of a meeting of Shareholders.
18.   NOTICE OF GENERAL MEETINGS
18.1 An Annual General Meeting shall be called by not less than ten (10) nor more than sixty (60) clear days’ prior notice in writing and a Special General Meeting shall be called by not less than ten (10) nor more than sixty (60) clear days’ prior notice in writing. The notice shall specify the place, day and time of the meeting, (including any satellite meeting place arranged for the purposes of Bye-Law 19) and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.
18.2 The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.
18.3 A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.
18.4 The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.
19.   GENERAL MEETINGS AT MORE THAN ONE PLACE
19.1 The provisions of this Bye-Law shall apply if any general meeting is convened at or adjourned to more than one place.
19.2 The notice of any meeting or adjourned meeting may specify the Specified Place and the Board shall make arrangements for simultaneous attendance and participation in a satellite meeting at other places (whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise) by Shareholders. The Shareholders present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Shareholders attending at all the meeting places are able to:

19.2.1 communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by use of microphones, loud-speakers, audio-visual or other communications equipment or facilities; and
19.2.2 have access to all documents which are required by the Companies Acts and these Bye-Laws to be made available at the meeting.
19.3 The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the Specified Place. If it appears to the chairman of the general meeting that the facilities at the Specified Place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.
19.4 The Board may from time to time make such arrangements for the purpose of controlling the level of attendance at any such satellite meeting (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a Shareholder who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places and the entitlement of any Shareholder so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.
19.5 If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given in the manner required by Bye-Law 18.
20.   PROCEEDINGS AT GENERAL MEETINGS
20.1 In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least two (2) Shareholders present in person or by proxy and entitled to vote representing the holders of a majority of the issued shares entitled to vote at such meeting shall be a quorum for all purposes; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.
20.2 If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present or represented, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as (i) a majority of the members of the Board, or (ii) the Shareholders present in person or represented by proxy at the meeting and entitled to vote thereat, by the affirmative vote of the holders of a majority of the issued shares present, may determine. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.
20.3 A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. If it appears to the chairman of a general meeting that the Specified Place is inadequate to accommodate all persons entitled and wishing to attend, the meeting is duly constituted and its proceedings are valid if the chairman is satisfied that adequate facilities are available, whether at the Specified Place or elsewhere, to ensure that each such person who is unable to be accommodated at the Specified Place is able to communicate simultaneously and instantaneously with the persons present at the Specified Place, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities.

20.4 Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:
20.4.1 it is proposed by or at the direction of the Board; or
20.4.2 it is proposed at the direction of the Court; or
20.4.3 it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts; or
20.4.4 the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.
20.5 In addition to any other applicable requirements, for business to be properly brought before an Annual General Meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.
20.6 To be timely, a Shareholder’s notice to the Secretary must be delivered to or be mailed and received at the Registered Office of the Company not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual General Meeting; provided, however, that in the event that the Annual General Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual General Meeting was mailed or such public disclosure of the date of the Annual General Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual General Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.
20.7 To be in proper written form, a Shareholder’s notice to the Secretary must set forth the following information: (a) as to each matter such Shareholder proposes to bring before the Annual General Meeting, a brief description of the business desired to be brought before the Annual General Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bye-Laws, the text of the proposed amendment), and the reasons for conducting such business at the Annual General Meeting, and (b) as to the Shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of the Company which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of all shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to shares of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (A) the Company or (B) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (iv) a representation that the Shareholder giving notice intends to appear in person or by proxy at the Annual General Meeting to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual General Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder.

20.8 A Shareholder providing notice of business proposed to be brought before an Annual General Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bye-Law 20 shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the Annual General Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the Registered Office of the Company not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of the Annual General Meeting.
20.9 No business shall be conducted at the Annual General Meeting except business brought before the Annual General Meeting in accordance with the procedures set forth in this Bye-Law 20; provided, however, that, once business has been properly brought before the Annual General Meeting in accordance with such procedures, nothing in this Bye-Law 20 shall be deemed to preclude discussion by any Shareholder of any such business. If the chairman of an Annual General Meeting determines that business was not properly brought before the Annual General Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be discussed or transacted.
20.10 Nothing contained in this Bye-Law 20 shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
20.11 No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.
20.12 If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.
20.13 The Resident Representative, if any, upon giving the notice referred to in Bye-Law 18.1 above, shall be entitled to attend any general meeting of the Company and each Director shall be entitled to attend and speak at any general meeting of the Company.
20.14 The Board may choose one of their number to preside as chairman at every general meeting. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.
20.15 The chairman of the meeting may, with the consent by resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed (prior to or at the meeting) by the Board. When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Board. When a meeting is adjourned for three (3) months or more or for an indefinite period, not less than ten (10) nor more than sixty (60) clear days’ prior notice shall be given of the adjourned meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
21.   VOTING
21.1 Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

21.2 Subject to Bye-Law 38.1 and to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person shall be entitled to one vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to one vote for each share held by him.
21.3 At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:
21.3.1 the chairman of the meeting; or
21.3.2 at least three (3) Shareholders present in person or represented by proxy; or
21.3.3 any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or
21.3.4 a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.
The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands or count of votes received as electronic records declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll.
21.4 Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.
21.5 If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.
21.6 A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.
21.7 The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.
21.8 On a poll, votes may be cast either personally or by proxy.
21.9 A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.
21.10 In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.
21.11 In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

21.12 A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.
21.13 No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.
21.14 If:
21.14.1 any objection shall be raised to the qualification of any voter; or,
21.14.2 any votes have been counted which ought not to have been counted or which might have been rejected; or,
21.14.3 any votes are not counted which ought to have been counted, the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.
22.   PROXIES AND CORPORATE REPRESENTATIVES
22.1 A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some only of his shares at any general meeting (including an adjourned meeting). A proxy need not be a Shareholder. The instrument appointing a proxy shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.
22.2 A Shareholder which is a corporation may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its behalf at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.
22.3 Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.
22.4 Subject to Bye-Law 22.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) by 11:59 p.m., New York time, on the day prior to the date of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote (or such other date and time as the Board may determine) or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.
22.5 Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutates mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.
22.6 A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.
22.7 Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.
BOARD OF DIRECTORS
23.   APPOINTMENT AND REMOVAL OF DIRECTORS
23.1 Each Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the Annual General Meeting of the Company held in the calendar year 20 [   ] and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for one-year terms, each concluding at the Annual General Meeting after each Director was last appointed or re-appointed.
23.2 Any Director retiring at an Annual General Meeting will be eligible for re-appointment and will retain office until the close of the meeting at which he retires or (if earlier) until a Resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint him is put to a vote at the meeting and is lost.
23.3 If the Company, at the meeting at which a Director (of any class) retires by rotation or otherwise, does not fill the vacancy, the retiring Director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the Director is put to the meeting and lost.
23.4 Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board may be made at any Annual General Meeting or special meeting of Shareholders called for the purpose of electing directors:
23.4.1 by or at the direction of the Board; or

23.4.2 by any Shareholder of the Company (i) who is a shareholder of record on the date of the giving of the notice provided for in Bye-Law 18 hereof and on the record date for the determination of shareholders entitled to notice of and to vote at such Annual General Meeting or special meeting and (ii) who complies with the notice procedures set forth in this Bye-Law 23.
23.5 In addition to any other applicable requirements, for a nomination to be made by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a Shareholder’s notice to the Secretary must be delivered to or be mailed and received at the Registered Office of the Company (a) in the case of an Annual General Meeting, not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual General Meeting; provided, however, that in the event that the Annual General Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual General Meeting was mailed or such public disclosure of the date of the Annual General Meeting was made, whichever first occurs; and (b) in the case of a special meeting of Shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual General Meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.
23.6 To be in proper written form, a Shareholder’s notice to the Secretary must set forth the following information: (a) as to each person whom the Shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of the Company which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to shares of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company, (iv) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company that has not been disclosed to the Company in such representation and agreement and (C) in such person’s individual capacity, would be in compliance, if elected as a director of the Company, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and share ownership and trading policies and guidelines of the Company and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and (b) as to the Shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of the Shareholder giving the notice and the name and principal place of business of such beneficial owner; (ii) (A) the class or series and number of all shares of the Company which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to shares of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company; (iii) a description of (A) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (B) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Company or their ownership of capital stock of the Company, and (C) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the Shareholder giving notice intends to appear in person or by proxy at the Annual General Meeting or special meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
23.7 A Shareholder providing notice of any nomination proposed to be made at an Annual General Meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bye-Law 23 shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the Annual General Meeting or special meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the Registered Office of the Company not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of such Annual General Meeting or special meeting.
23.8 No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Bye-Law 23. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
23.9 Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a Director shall be effected by a separate Resolution.
23.10 All Directors, upon election or appointment, except upon re-election or re-appointment at an Annual General Meeting, must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.
23.11 The number of Directors shall be not less than three (3) and not more than fifteen (15) or such number in excess thereof as the Board by resolution may from time to time determine. Any one or more vacancies in the Board not filled at any general meeting shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time, to appoint any individual to be a Director so as to fill a casual vacancy. A Director so appointed shall hold office only until the next following Annual General Meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting. If not reappointed at such Annual General Meeting, he shall vacate office at the conclusion thereof.

Directors may be removed from office in accordance with Section 93 of the Companies Act 1981 (as amended) of Bermuda.
24.   RESIGNATION AND DISQUALIFICATION OF DIRECTORS
24.1 The office of a Director shall be vacated upon the happening of any of the following events:
24.1.1 if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;
24.1.2 if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;
24.1.3 if he becomes bankrupt under the laws of any country or compounds with his creditors;
24.1.4 if he is prohibited by law from being a Director; or
24.1.5 if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to Section 93 of the Companies Act 1981 (as amended) of Bermuda.
25.   RESERVED
26.   DIRECTORS’ INTERESTS
26.1 A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.
26.2 A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.
26.3 Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.
26.4 So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.
26.5 Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.
26.6 For the purposes of these Bye-Laws, without limiting the generality of the foregoing, a Director is deemed to have an interest in a transaction or arrangement with the Company if he is the holder of or beneficially interested in [   ] per cent or more of any class of the equity share capital of any body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate with which the Company is proposing to enter into a transaction or arrangement, provided that there shall be disregarded any shares held by such Director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the Director is only interested as a unit holder. For the purposes of this Bye-Law, an interest of a person who is connected with a Director shall be treated as an interest of the Director.
26.7 To the fullest extent permitted by applicable law and provided, where required under the Companies Acts, the interested Director declares his interest:
26.7.1 the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Sponsor Shareholders or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries), even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such Person shall be liable to the Company or any of its subsidiaries (for breach of any duty or otherwise), as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries; provided, that the foregoing shall not apply to any such Person who is a Director or officer of the Company, if such business opportunity is expressly offered to such Director or officer in writing solely in his or her capacity as a Director or officer of the Company. Any Person purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and consented to the provisions of this Bye-Law 26.7.1. Neither the alteration, amendment or repeal of this Bye-Law 26.7.1 nor the adoption of any provision of these Bye-Laws inconsistent with this Bye-Law 26.7.1 shall eliminate or reduce the effect of this Bye-Law 26.7.1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Bye-Law 26.7.1, would accrue or arise, prior to such alteration, amendment, repeal or adoption;
26.7.2 the Company hereby waives any claim or cause of action against the Sponsor Shareholders and their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries that may from time to time arise in respect of a breach by any such Person of any duty, obligation, right or interest disclaimed under Bye-Law 26.7.1; and
26.7.3 the provisions of this Bye-Law 26.7, to the extent that they restrict the liabilities of the Sponsor Shareholders and their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries otherwise existing at law or in equity, are agreed by the Company to replace such other liabilities of such Persons.
27.   POWERS AND DUTIES OF THE BOARD
27.1 Subject to the provisions of the Companies Acts, these Bye-Laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.
27.2 The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.
27.3 All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

28.   FEES, GRATUITIES AND PENSIONS
28.1 The ordinary remuneration of the Directors office for their services (excluding amounts payable under any other provision of these Bye-Laws) shall be determined by the Board and each such Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Board. Each Director shall be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.
28.2 In addition to its powers under Bye-Law 28.1 the Board may (by establishment of or maintenance of schemes or otherwise) provide additional benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.
28.3 No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.
29.   DELEGATION OF THE BOARD’S POWERS
29.1 The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.
29.2 The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 29.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.
29.3 When required under the requirements from time to time of any stock exchange on which the shares of the Company are listed, the Board shall appoint an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee in accordance with the requirements of such stock exchange. The Board also may delegate any of its powers, authorities and discretions to any other committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

30.   PROCEEDINGS OF THE BOARD
30.1 The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.
30.2 Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.
30.3 The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the members of the Board. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and, subject to Bye-Law 30.14, be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.
30.4 A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.
30.5 The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.
30.6 If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
30.7 So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.
30.8 Meetings of the Board shall be presided over by the non-executive chairman of the Board (the Chairman), who shall be chosen by a majority vote of the Board. In the absence of the Chairman, meetings of the Board shall be presided over by the Chief Executive Officer of the Company. The Chairman shall not have any more votes than any other director, nor shall the Chairman have a casting or tie-breaking vote.
30.9 The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.
30.10 A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by an Alternate Director, as provided for in these Bye-Laws or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.
30.11 A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

30.12 All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.
30.13 The Company may by resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.
30.14 Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two (2) or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of Bye-Law 30.4) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.
30.15 If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the Board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the interests of the chairman have not been fairly disclosed.
OFFICERS
31.   OFFICERS
31.1 The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time, subject to Bye-Law 30.14. Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.
31.2 The emoluments of any Director holding executive office for his services as such shall be determined by the Board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership or any such scheme or fund.
31.3 Save as otherwise provided, the provisions of these Bye-Laws as to the resignation and disqualification of Directors shall, mutatis mutandis, apply to the resignation and disqualification of Officers.
MINUTES
32.   MINUTES
32.1 The Board shall cause minutes to be made and books kept for the purpose of recording:
32.1.1 all appointments of Officers made by the Board;

32.1.2 the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and
32.1.3 all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.
32.2 Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 39.3 and the minutes of meetings of the Shareholders of the Company.
SECRETARY AND RESIDENT REPRESENTATIVE
33.   SECRETARY AND RESIDENT REPRESENTATIVE
33.1 The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.
33.2 A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.
THE SEAL
34.   THE SEAL
34.1 The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.
34.2 Any document required to be under seal or executed as a deed on behalf of the Company may be
34.2.1 executed under the Seal in accordance with these Bye-Laws; or
34.2.2 signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.
34.3 The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:
34.3.1 a Director; or
34.3.2 the Secretary; or
34.3.3 any one person authorised by the Board for that purpose.
DIVIDENDS AND OTHER PAYMENTS
35.   DIVIDENDS AND OTHER PAYMENTS
35.1 The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 37, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company quarterly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

35.2 Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:
35.2.1 all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;
35.2.2 dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.
35.3 The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.
35.4 No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.
35.5 Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.
35.6 Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.
35.7 The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.
36.   RESERVES
The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS
37.   CAPITALISATION OF PROFITS
37.1 The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.
37.2 Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.
RECORD DATE
38.   RECORD DATE
38.1 In order that the Company may determine the Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, a majority of the members of the Board may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action (the record date). A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that a majority of the members of the Board may fix a new record date for the adjourned meeting.
38.2 If no record date is fixed, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining Shareholders for any other purpose shall be at the close of business on the day on which a majority of the members of the Board adopts the resolution relating to such purpose.
38.3 As regards any shares, or shares of the relevant class, which are registered in the name of a shareholder at the record date (record date holder) but are not so registered at the meeting date (relevant shares), each holder of any relevant shares at the meeting date shall be deemed to have irrevocably appointed that record date holder as his proxy for the purpose of attending and voting in respect of those relevant shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the record date holder in his absolute discretion may determine.
38.4 Accordingly, except through his proxy pursuant to Bye-Law 38.3 above, a holder of relevant shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant shares at that meeting.

ACCOUNTING RECORDS
39.   ACCOUNTING RECORDS
39.1 The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.
39.2 The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board.
39.3 A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.
AUDIT
40.   AUDIT
Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.
SERVICE OF NOTICES AND OTHER DOCUMENTS
41.   SERVICE OF NOTICES AND OTHER DOCUMENTS
41.1 Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 39.3) may be sent to, served on or delivered to any Shareholder by the Company
41.1.1 personally;
41.1.2 by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;
41.1.3 by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;
41.1.4 where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or
41.1.5 by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 41.1.1, 41.1.2, 41.1.3 or 41.1.4 of this Bye-Law, in accordance with the Companies Acts.
In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.
41.2 Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

41.2.1 if sent by personal delivery, at the time of delivery;
41.2.2 if sent by post, forty-eight (48) hours after it was put in the post;
41.2.3 if sent by courier or facsimile, twenty-four (24) hours after sending;
41.2.4 if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or
41.2.5 if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.
Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.
41.3 If any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least five (5) clear days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.
41.4 Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.
WINDING UP
42.   WINDING UP
If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.
INDEMNITY AND INSURANCE
43.   INDEMNITY AND INSURANCE
43.1 Subject to the proviso below, to the fullest extent permitted by applicable law, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any

Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.
43.2 No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.
43.3 To the fullest extent permitted by applicable law, every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, if any such Indemnified Person had no reasonable cause to believe that his conduct was unlawful and such expenses and liabilities are not found by a court of competent jurisdiction upon entry of a final non-appealable judgment to be the result of any such Indemnified Person’s fraud and dishonesty.
43.4 To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.
43.5 Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
43.6 The Company shall advance all expenses incurred by or on behalf of any Indemnified Person in connection with any proceedings within ten (10) days after the receipt by the Company of a statement or statements from such Indemnified Person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceedings. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnified Person and shall include or be preceded or accompanied by an undertaking by or on behalf of the Indemnified Person to repay any expenses advanced if it shall ultimately be determined by a final, non-appealable order of the Supreme Court of Bermuda or other court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified against such expenses. Any advances and undertakings to repay pursuant to this Bye-Law 43.6 shall be unsecured and interest free and made without regard to any Indemnified Person’s financial ability to repay such expenses.
43.7 Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers, employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.
AMALGAMATION OR MERGER
44.   AMALGAMATION OR MERGER
Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of:
44.1 the Board, by resolution adopted by a majority of Directors then in office, and

44.2 the Shareholders, by resolution passed by a majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 20.1.
CONTINUATION
45.   CONTINUATION
Subject to the Companies Acts, the Company may with the approval of:
45.1 the Board, by resolution adopted by a majority of Directors then in office, and
45.2 the Shareholders by resolution passed by a majority of votes cast at the general meeting, approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.
ALTERATION OF BYE-LAWS
46.   ALTERATION OF BYE-LAWS
46.1 Subject to Bye-Law 46.2, these Bye-Laws may be revoked or amended by the Board, which may from time to time revoke or amend them in any way by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the Shareholders by Resolution passed by a majority of the votes cast. The fact that the power to revoke, amend or adopt the Bye-Laws has been conferred upon the Board shall not divest the Shareholders of the same powers.
46.2 No amendment of the Bye-Laws may be made without complying with the requirements of Bye-Law 47.9, if applicable.
BUSINESS COMBINATIONS
47.   BUSINESS COMBINATIONS
47.1 The following definitions shall apply with respect to the provisions of this Bye-Law:
47.1.1 the Act: the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing the Act, rules or regulations).
47.1.2 Affiliate: or a person affiliated with a specified person means a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
47.1.3 Associate: used to indicate a relationship with any person, means
(a) any corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of twenty percent (20%)or more of any class of equity securities,
(b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves a trustee or in a similar fiduciary capacity, and
(c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or any of its parents or subsidiaries.
47.1.4 A person shall be a beneficial owner of any Voting Shares:
(a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;
(b) which such person or any of its Affiliates or Associates has, directly or indirectly,

(i) the right to acquire (whether such rights is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
(ii) the right to vote pursuant of any agreement, arrangement or understanding; or
(c) beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding of the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.
For the purposes of determining whether a person is an Interested Shareholder pursuant to this Bye-Law, the number of Capital Shares deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph, but shall not include any other Capital Shares that may be issuable pursuant to an agreement arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
47.1.5 Business Combination:
(a) any merger, consolidation or amalgamation of the Company or any Subsidiary (as hereinafter defined) with
(i) any Interested Shareholder or
(ii) any other company, partnership, unincorporated association or other entity (whether or not itself an Interested Shareholder) which is or after such merger, consolidation or amalgamation would be an Affiliate or Associates of an Interested Shareholder; or
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Company, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder (except for any arrangement, whether as employee, consultant or otherwise, other than as a Director, pursuant to which any Interested Shareholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Company, with respect to which arrangements the value tests set forth below shall not apply) which, together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of  [ ] or more or constitutes more than [ten percent (10%)] of the book value of the total assets (in the case of transactions involving assets or commitments other than capital shares) or is equal to the aggregate market value of all the outstanding Shareholders’ equity (in the case of transactions in Capital Shares) of the entity in question (the Substantial Part), as reflected in the most recent fiscal year and consolidated balance sheet of such entity existing at the time the Shareholders of the Company would be required to approve or authorize the Business Combinations involving the assets, securities and/or commitments constituting any Substantial Part; or
(c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned Subsidiary of any equity interests of the Company or of such Subsidiary to the Interested Shareholder, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such Subsidiary, which securities were issued prior to the time that the Interested Shareholder became such; (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or equity interests of any such Subsidiary which security is distributed, pro rata to all holders of a class or series of Capital Shares of the Company subsequent to the time the Interested Shareholder became such; (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (iv) any issuance or transfer of shares by the Company; provided, however, that in no case under items (ii) – (iv) of this subsection shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Company or of the Voting Shares of the Company; or
(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company or for the discontinuation into another jurisdiction or for any amendment to the Company’s Bye-Laws; or
(e) any reclassification of shares or other securities (including any reverse stock split), or recapitalization of the Company, or any merger, consolidation or amalgamation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Shares, or any securities convertible into Capital Shares or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
(f) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses 49.1.5(a) to 49.1.5(e) inclusive.
47.1.6 Capital Shares: all the authorised shares in the capital of the Company.
47.1.7 Common Shares: all the authorised common shares in the capital of the Company.
47.1.8 Continuing Director: any member of the Board while such person is a member of the Board who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.
47.1.9 Control: (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. A Person who is the owner of twenty percent (20%) or more of the issued Voting Shares shall be presumed to have control of the Company, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Shares, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one (1) or more Shareholders who do not individually or as a group have control of such entity.
47.1.10 Fair Market Value:
(a) in the case of cash, the amount of such cash;
(b) in the case of shares, the highest closing sale price during the 30 day period immediately preceding the date in question of a share on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such shares are not quoted on the Composite Tape, on the New York Stock Exchange, or, if such shares are not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to such shares during the thirty (30) day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System, in the pink sheets of the National Quotation Bureau or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by a majority of the Continuing Directors in good faith; and
(c) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.
47.1.11 Interested Shareholder: any Person (other than the Company or any Subsidiary and other than any profit sharing, employee share ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of a fiduciary with respect to any such plan when acting in such capacity) who

(a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Shares representing fifteen percent (15%) or more of the vote entitled to be cast by the holders of all then outstanding shares of Voting Shares, or
(b) is an Affiliate or Associate of the Company and at any time within the three (3) year period immediately prior to the date in question was the beneficial owner of Voting Shares representing fifteen percent (15%) or more of the votes entitled to be case by the holders of all then outstanding shares of Voting Shares.
47.1.12 Person: any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Shares.
47.1.13 Proposed Action: a Business Combination or any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with this Bye-Law.
47.1.14 Subsidiary: any company, wherever organised, of which a majority of any class of equity security is beneficially owned by the Company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in this Bye-Law, the term Subsidiary shall mean only a company of which a majority of each class of equity security is beneficially owned by the Company.
47.1.15 Voting Shares: shall mean all Capital Shares which by their terms may be voted on all matters submitted to Shareholders of the Company generally.
47.2 The Company shall not engage in any Business Combination with any Interested Shareholder for a period of three (3) years following the time that such Shareholder became an Interested Shareholder, unless (i) prior to such time the Board approved either the Business Combination or the transaction which resulted in the Shareholder becoming an Interested Shareholder; (ii) upon consummation of the transaction which resulted in the Shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the issued Voting Shares at the time the transaction commenced, excluding for purposes of determining the number of issued Voting Shares (but not issued Voting Shares owned by the Interested Shareholder) those shares owned (A) by persons who are Directors or officers of the Company, and (B) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, and except as otherwise expressly provided in Bye-Law 47.3, a Business Combination with, or proposed by or on behalf of, any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder or any Person who thereafter would be an Affiliate or Associate of such Interested Shareholder is approved by the Board and authorized at an annual or special meeting of Shareholders (and not by written consent) by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then issued Voting Shares, voting together as a single class, excluding Voting Shares beneficially owned by any Interested Shareholder or any Affiliate or Associate of such Interested Shareholders. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.
47.3 The provisions of Bye-Law 47.2 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or any other provision of the Bye-Laws of the Company, if all of the conditions specified in either of the following paragraphs 47.3.1 or 47.3.2 are met:
47.3.1 The Business Combination shall have been approved by a majority of the Continuing Directors.
47.3.2 All of the following conditions shall have been met:
(a) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholders for beneficial ownership of Common Shares acquired by it (x) within the three (3) year period immediately prior to the first public announcement of the proposed Business Combination (the Announcement Date) or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Shares; and
(ii) the Fair Market Value per share of Common Shares on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the Determination Date), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Shares.
(b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Shares, other than Common Shares, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:
(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any such class or series of Capital Shares in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Shares (x) within the three (3) year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent share split, share dividend, subdivision or reclassification with respect to such class or series of Capital Shares;
(ii) the Fair Market Value per share of such class or series of Capital Shares on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent share split, subdivision or reclassification with respect to such class or series of Capital Shares; and
(iii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Shares would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company regardless of whether the Business Combination to be consummated constitutes such an event.
(c) The consideration to be received by holders of a particular class or series of outstanding Capital Shares shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Shares. If the consideration so paid for shares of any class or series of Capital Shares varied as to form, the form of consideration for such class or series of Capital Shares shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Shares previously acquired by the Interested Shareholder.
(d) After the Determination Date and prior to the consummation of such Business Combination,
(i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Shares;
(ii) there shall have been no reduction in the annual rate of dividends paid on the Common Shares except as necessary to reflect any stock split, stock dividend or subdivision of the Common Shares, or except as approved by a majority of the Common Shares, or except as approved by a majority of the Continuing Directors;

(iii) there shall have been an increase in the annual rate of dividends paid on the Common Shares as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and
(iv) such Interested Shareholders shall not have become the beneficial owner of any additional Capital Shares except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any class or series of Capital Shares.
(e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Act shall be mailed to all Shareholders of the Company at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, an opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Shares other than the Interested Shareholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Company.
(f) Such Interested Shareholder shall not have any major change in the
Company’s business or equity capital structure without the approval of a majority of the Continuing Directors.
(g) The provisions of this paragraph 47.3.2 shall be required to be met with respect to every class or series of outstanding Capital Shares, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Shares.
47.4 In the event of any Business Combination in which the Company survives, the phrase consideration other than cash to be received as used in Bye-Laws 47.3.2(a) and 47.3.2(b) shall include the Common Shares and/or the shares of any other class or series of Capital Shares retained by the holders of such shares.
47.5 A majority of the Continuing Directors shall have power and duty to determine for the purpose of this Bye-Law, on the basis of information known to them after reasonable inquiry, all questions arising under this Bye-Law including, without limitation,
47.5.1 whether a person is an Interested Shareholder,
47.5.2 the number of shares of Capital Shares or other securities beneficially owned by any person,
47.5.3 whether a person is an Affiliate or Associate of another,
47.5.4 whether a Proposed Action is with, or proposed by, or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder,
47.5.5 whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of  [   ] or more and
47.5.6 whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Bye-Law.
47.6 Nothing contained in this Bye-Law shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
47.7 The fact that any Business Combination complies with the provisions of this Bye-Law shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board or any member thereof, to approve such Business Combination or recommend its adoption or approval to the Shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.
47.8 A Proposed Action is presumed to have been proposed by, or on behalf of, an Interested Shareholder or a person who thereafter would become such if
47.8.1 after the Interested Shareholder became such, the Proposed Action is proposed following the election of any Director who with respect to such Interested Shareholder, would not qualify to serve as a Continuing Director or
47.8.2 such Interested Shareholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Shareholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Shareholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.
47.9 Notwithstanding any other provisions of these Bye-Laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Bye-Laws), any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with this Bye-Law which is proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder shall require the affirmative vote of the holders of not less than [sixty-six and two-thirds] percent [(66 2/3%)] of the votes entitled to be cast by the holders of all the then outstanding Voting Shares, voting together as a single class, excluding Voting Shares beneficially owned by such Interested Shareholder; provided, however, that this Bye-Law 47.9 shall not apply to, and such [sixty-six and two-thirds] percent [(66 2/3%)] vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board if all of the Directors on the Board are persons who would be eligible to serve as Continuing Directors within the meaning of Bye-Law 47.1.8.
U.S. PERIODIC REPORTING
48.   U.S. PERIODIC REPORTING
48.1 For so long as the Company is required to maintain the registration of any of its shares under Section 12 of the Securities Exchange Act of 1934 of the United States of America (as amended) (for the purposes of this Bye-Law, the Act), the Company shall file with the U.S. Securities and Exchange Commission all annual reports on [Form 10-K], quarterly reports on [Form 10-Q] and current reports with respect to specified events on [Form 8-K] (as would be required of a United States domestic issuer subject to those particular informational requirements of the Act). The audited financial information contained in such annual reports and unaudited quarterly financial information contained in such quarterly reports will be prepared in accordance with United States generally accepted accounting principles.

ANNEX B-1
WARBURG PINCUS SHAREHOLDERS AGREEMENT

SPONSOR SHAREHOLDERS AGREEMENT (WARBURG PINCUS)
BY AND AMONG
Triton International Limited
AND
THE SPONSOR SHAREHOLDERS PARTY HERETO
THE COMPANY SHARES (AS DEFINED HEREIN) ISSUED TO THE SPONSOR SHAREHOLDERS PARTY HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
Dated as of November 9, 2015

B-1-i

Page
Section 6.18. Exculpation Among Sponsor Shareholders	B-1-18
Section 6.19. Subsequent Acquisition of Company Securities	B-1-18
Section 6.20. Effectiveness	B-1-18
Exhibits and Schedules:
EXHIBIT A SPONSOR SHAREHOLDERS
EXHIBIT B JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT
EXHIBIT C RESTRICTED EXECUTIVES
EXHIBIT D TARGET SENIOR EXECUTIVES
EXHIBIT E MEMORANDUM OF ASSOCIATION
EXHIBIT F FORM OF BYE-LAWS
EXHIBIT G REGISTRATION RIGHTS
EXHIBIT H FORM OF INDEMNIFICATION AGREEMENT
EXHIBIT I FORM OF MANAGEMENT RIGHTS AGREEMENT
Schedule 2.02(b) DIRECTORS OF THE COMPANY
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SPONSOR SHAREHOLDERS AGREEMENT (WARBURG PINCUS)
This SPONSOR SHAREHOLDERS AGREEMENT (WARBURG PINCUS) (this “Agreement”), dated as of November 9, 2015, is entered into by and among Triton International Limited, a Bermuda exempted company incorporated with limited liability (the “Company”), and each of the shareholders of the Company whose name appears on Exhibit A hereto (each, a “Sponsor Shareholder” and, together with the Company, the “Parties”).
WITNESSETH:
WHEREAS, the Company, Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”) and Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”) have entered into a transaction agreement (the “Transaction Agreement”), dated as of the date hereof, pursuant to which, on the Closing Date (as such term is defined in the Transaction Agreement), subject to certain terms and conditions, among other things, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving the merger as a wholly-owned subsidiary of the Company (collectively, the “Closing”); and
WHEREAS, in connection with the execution of the Transaction Agreement by the Company, the Parties wish to set forth certain rights, duties and obligations with respect to the Company, to become effective upon the occurrence of the Closing.
NOW, THEREFORE, in consideration of the mutual promises of the Parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Company and the Sponsor Shareholders as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.01.   Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company; provided, further, that “Affiliate” shall not include the portfolio companies of any of the Sponsor Shareholders or any Affiliate of such portfolio companies (other than the Company and its Subsidiaries) so long as such portfolio company (i) has not been directed by the Sponsor Shareholders or their Affiliates to take any actions that would otherwise be prohibited by Affiliates of the Sponsor Shareholders under this Agreement and (ii) has not been provided with any Confidential Information by the Sponsor Shareholders or their Affiliates.
“Agreement” has the meaning set forth in the preamble.
A Person shall be deemed to be the “beneficial owner” of securities:
(i) when such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of  (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act) such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing;
(ii) when such Person, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or
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(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any such securities.
“Bermuda Sub” has the meaning set forth in the recitals.
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.
“Bye-laws” means the bye-laws of the Company, as amended from time to time.
“Charter” means the memorandum of association of the Company, as amended and restated from time to time.
“Closing” has the meaning set forth in the recitals.
“Common Shares” means the common shares, par value $0.01 per common share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.
“Company” has the meaning set forth in the preamble.
“Company Securities” means (i) the Common Shares and any other shares of capital or other equity of the Company or any Subsidiary, (ii) securities convertible into or exchangeable for Common Shares or other shares of capital or other equity of the Company or any Subsidiary, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire Common Shares or other shares of capital or other equity of the Company or any Subsidiary.
“Company Shares” means the issued and outstanding Common Shares.
“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Sponsor Shareholder or its Representatives; provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Sponsor Shareholder or its Representatives in violation of this Agreement, (ii) is or was available to such Sponsor Shareholder on a non-confidential basis prior to its being furnished to such Sponsor Shareholder or its Representatives by the Company or (iii) was or becomes available to such Sponsor Shareholder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to such Sponsor Shareholder’s actual knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“Delaware Sub” has the meaning set forth in the recitals.
“Derivative Securities” means, with respect to any Person, any rights, options or other securities convertible into or exchangeable for equity securities, or any obligations measured by the price or value of any equity securities, including without limitation any swaps or other derivative arrangements.
“Designated Sponsor Director” means each of the Warburg Pincus Directors and the “Vestar Director,” as defined in the Vestar Shareholders Agreement.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.
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“Extraordinary Transaction” means any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender or exchange offer, liquidation, sale of all or substantially all assets, or other similar extraordinary transaction involving the Company.
“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.
“Independent Director” means any Person designated as a director of the Board that complies with the Independence Requirements; provided, that none of the Warburg Pincus Directors will be disqualified from being considered an Independent Director if such Warburg Pincus Director otherwise complies with the Independence Requirements.
“Independence Requirements” means the applicable director and committee member independence requirements set forth pursuant to applicable Law and the applicable rules and regulations of any stock exchange on which the Company Securities are listed, including the independence requirements established by the SEC and the NYSE, it being understood that the affiliation of any of the Warburg Pincus Directors with a Company shareholder beneficially owning ten percent (10%) or more of the Company Shares will not, by itself, prevent any such Warburg Pincus Director from satisfying the Independence Requirements (other than the Independence Requirements applicable to the members of the Audit Committee).
“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.
“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.
“Necessary Action” means, with respect to a specified result to be undertaken by any Person, all actions within its control (to the extent such actions are permitted or not prohibited by applicable Laws and stock exchange regulations and would not cause the Parties to breach their respective obligations under this Agreement or the Charter or the Bye-laws) reasonably necessary or appropriate to promptly cause such result (whether directly or indirectly), including (subject to the foregoing) (i) voting or providing a written consent or proxy with respect to its Company Shares, (ii) calling or attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption by the Person obligated to undertake the Necessary Action of shareholders’ resolutions and amendments to the Company’s Charter or Bye-laws, (iii) using reasonable best efforts to cause members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“NYSE” means the New York Stock Exchange.
“Parties” has the meaning set forth in the preamble.
“Passive Institutional Investor” means any Person who, with respect to an investment in Company Securities, is eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.
“Qualified Public Offering” means the initial underwritten offering of Company Shares.
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“Recommended Transaction” means any Extraordinary Transaction (including any tender or exchange offer made for Company Shares) that is approved by the Board and provides for equal treatment of all Company Shares, including providing for the same type and amount of consideration per Company Share to all shareholders of the Company.
“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of, such Person with respect to the Company, any of its Subsidiaries or this Agreement.
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Sponsor Shareholder” has the meaning set forth in the preamble.
“Sponsor Shareholder Group” means, collectively, all of the Sponsor Shareholders (including, for the avoidance of doubt, any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02).
“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.
“TAL” has the meaning set forth in the recitals.
“Transaction Agreement” has the meaning set forth in the recitals.
“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, hedge, pledge, hypothecate, encumber, exchange or otherwise transfer, directly or indirectly, such Company Shares or any participation or interest therein, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a sale, assignment, disposition, hedging, pledge, hypothecation, encumbrance, exchange or other direct or indirect transfer of such Company Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing, in each case, directly or indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise (other than, for the avoidance of doubt, by way of a Transfer of any equity interest of a Sponsor Shareholder), and “Transferred,” “Transferee” and “Transferor” each have a correlative meaning; provided, that the change of any trust, trustee or fiduciary of a Sponsor Shareholder (to a successor trust, trustee or fiduciary of such Sponsor Shareholder) will not in and of itself be considered a Transfer of the Company Shares held by such Sponsor Shareholder.
“Triton” has the meaning set forth in the recitals.
“Triton Voting Agreements” has the meaning set forth in the Transaction Agreement.
“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis with a view to public distribution.
“Vestar Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Vestar) entered into on the date hereof by and between the Company and the Vestar Shareholder Group.
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“Vestar Shareholder Group” means, collectively, (i) Vestar/Triton Investments III, L.P. and (ii) Vestar-Triton (Gibco) Limited, and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02.
In addition, each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Audit Committee	2.03
Chairman	2.02(e)
Committee	2.03
Compensation Committee	2.03
Director Indemnitee	2.04
Fund Indemnitors	2.04
Identified Person	6.09
Indemnification Agreement	2.04(a)
Initial Holding Period	3.01(a)
Joinder Agreement	3.02
Nominating and Corporate Governance Committee	2.03
Prospective Transferee	4.03(b)
Replacement Sponsor Designee	2.02(c)
Restricted Executives	4.02(b)
Vacancy Event	2.02(c)
VCOC	2.06
VCOC Investor	2.06
Warburg Pincus Directors	2.02
Section 1.02. Other Interpretive Provisions.
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) A reference to an Article, Section or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement.
(c) The Exhibits form an integral part hereof.
(d) Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.
(e) Unless the context otherwise requires, the words “hereof” and “herein,” and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause.
(f) The term “including” is not limiting and means “including without limitation.”
(g) Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive.
(h) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(i) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
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ARTICLE II
CORPORATE GOVERNANCE
Section 2.01.   Board of Directors. For so long as the Sponsor Shareholder Group is entitled to designate to the Board at least one (1) director pursuant to Section 2.02(a), each of the Parties shall, and shall cause its respective Affiliates to, take all Necessary Action to ensure that the Board consist of nine (9) directors and the Board and the Committees be constituted and operate in accordance with this ARTICLE II; provided, that in the event the Sponsor Shareholder Group, together with the Vestar Shareholder Group, is entitled to designate to the Board fewer than three (3) directors, the Board may consist, in the Company’s sole discretion (subject to any limitations in the Bye-laws or requirements of applicable Law), of six (6) directors plus the number of directors that the Sponsor Shareholder Group, together with the Vestar Shareholder Group is then entitled to designate.
Section 2.02.   Composition of the Board.
(a) Warburg Pincus Directors; Other Directors.
(i) For so long as the Sponsor Shareholder Group beneficially owns a number of Company Shares representing at least the percentage set forth below of the number of Company Shares beneficially owned by the Sponsor Shareholder Group as of the date of the Closing (as adjusted for any share-splits, share dividends, combinations, recapitalizations or the like), the Sponsor Shareholder Group shall have the right to designate to the Board the number of directors set forth below opposite such percentage (the directors so designated (and any replacement therefor designated in accordance with Section 2.02(c)), the “Warburg Pincus Directors”) and the Parties shall take all Necessary Action to cause such Warburg Pincus Directors to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such Warburg Pincus Directors at such meeting and (B) soliciting proxies for the election of such Warburg Pincus Directors); provided that, to the extent that such individuals are not included in the initial Board pursuant to Section 2.02(a)(ii), the nomination of such Warburg Pincus Directors shall be subject to the approval of the Nominating and Corporate Governance Committee and the approval of the Board, it being understood that any executive in good standing, with a title of  “managing director” or above of a Sponsor Shareholder or any Affiliate thereof, shall be presumed to be qualified to serve as a director of the Board, unless the Nominating and Corporate Governance Committee of the Board concludes in good faith that there is good reason to rebut such presumption:
Percent	Number of Directors
50% or greater	2
Less than 50% but greater than or equal to 20%	1
Less than 20%	0
(ii) All other directors of the Company shall be nominated by the Nominating and Corporate Governance Committee and the Parties shall, subject to Section 2.07(b), take all Necessary Action to cause such directors to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such directors at such meeting and (B) soliciting proxies for the election of such directors).
(b) Initial Board. Effective as of the Closing, the Board shall initially be comprised of the nine (9) individuals set forth on Schedule 2.02(b) attached hereto, each of whom shall hold office until the next election of directors in accordance with the Bye-laws and this Agreement or, if earlier, until the occurrence of a Vacancy Event with respect to such director.
(c) Removal; Vacancy. The Sponsor Shareholder Group shall have the exclusive right to (i) remove any of the Warburg Pincus Directors from the Board, and the Parties shall take all Necessary Action to cause the removal of any such Warburg Pincus Director at the request of the applicable Sponsor Shareholder, and (ii) designate replacements for any such Warburg Pincus Director (each, a “Replacement Sponsor Designee”) upon death, disability, resignation, retirement, disqualification or removal (with or without
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cause) (each a “Vacancy Event”) of any such Warburg Pincus Director, and the Parties shall take all Necessary Action to cause such Replacement Sponsor Designees to be appointed or elected to the Board as soon as practicable following the occurrence of such Vacancy Event; provided that, for the avoidance of doubt, any Replacement Sponsor Designee so designated shall be subject to the approval of the Nominating and Corporate Governance Committee in accordance with Section 2.02(a)(i) and no Sponsor Shareholder shall have a right to designate a Replacement Sponsor Designee to the extent that the appointment or election of such Replacement Sponsor Designee would result in the Board having as members, at any time, a number of directors designated by the Sponsor Shareholder Group in excess of the number of directors that the Sponsor Shareholder Group is then entitled to designate pursuant to Section 2.02(a). All other director vacancies shall be filled by designees nominated by the Nominating and Corporate Governance Committee.
(d) Independent Directors. The Board shall be composed of not less than a majority of Independent Directors.
(e) Chairman of the Board. Meetings of the Board shall be presided over by the Chairman of the Board (the “Chairman”), who shall be chosen by a majority vote of the Board. In the absence of the Chairman, meetings of the Board shall be presided over by the Chief Executive Officer of the Company. The Chairman shall not have any more votes than any other director, nor shall the Chairman have a casting or tie-breaking vote. The initial Chairman shall be Brian M. Sondey.
Section 2.03.   Committees. The Board shall create such committees as it may determine or as may be required under applicable Law or the applicable rules and regulations of any stock exchange on which the Company Securities are listed (each, a “Committee”). Each of the Parties shall take all Necessary Action to cause the creation and maintenance of:
(a) a nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”), which, so long as either the Sponsor Shareholder Group or the Vestar Shareholder Group is entitled to and has designated at least one Designated Sponsor Director who meets the Independence Requirements pursuant to Section 2.02(a), or pursuant to the corresponding provision of the Vestar Shareholders Agreement (as the case may be), shall include at least a Designated Sponsor Director who meets the Independence Requirements to be a member of such Committee, and shall otherwise consist of such Independent Directors as the Board may determine, with the majority of such Committee consisting of Independent Directors who are not Designated Sponsor Directors;
(b) a compensation committee of the Board (the “Compensation Committee”), which, so long as either the Sponsor Shareholder Group or the Vestar Shareholder Group is entitled to and has designated at least one Designated Sponsor Director who meets the Independence Requirements pursuant to Section 2.02(a), or pursuant to the corresponding provision of the Vestar Shareholders Agreement (as the case may be), shall include at least a Designated Sponsor Director who meets the Independence Requirements to be a member of such Committee, and shall otherwise consist of such Independent Directors as the Board may determine, with the majority of such Committee consisting of Independent Directors who are not Designated Sponsor Directors; and
(c) an audit committee of the Board (the “Audit Committee”), which shall consist of such Independent Directors as the Board may determine.
Section 2.04.   Insurance; Indemnification.
(a) The Company shall (i) pay to each director that is not a management director such fees as may be determined by the Board (and in all cases on the same basis as other members of the Board), (ii) reimburse each director for all reasonable out-of-pocket expenses incurred in connection with such director’s attendance at meetings of the Board and any committee thereof, including reasonable travel, lodging and meal expenses, (iii) enter into an indemnification agreement substantially in the form of Exhibit H attached hereto (each, an “Indemnification Agreement”) with each director, (iv) include in its Bye-laws provisions for exculpation and indemnification of each director, in each case to the maximum extent permitted by applicable Law, and (v) obtain customary director and officer indemnity insurance, which insurance shall name as insured each director.
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(b) The Company hereby acknowledges that, in addition to the rights provided to each Warburg Pincus Director pursuant to any Indemnification Agreement or other agreement or arrangement with the Company (as beneficiary of such rights, each of the Warburg Pincus Directors is herein referred to as a “Director Indemnitee”), the Director Indemnitees may have certain rights to indemnification or advancement of expenses provided by, or insurance obtained by, the Sponsor Shareholders or certain of their Affiliates (excluding the Company and its Subsidiaries), whether now or in the future (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or any other agreement or arrangement with the Company, the Company hereby agrees that, with respect to its indemnification and advancement obligations to such Warburg Pincus Directors under the Indemnification Agreements and/or any such other agreement or arrangement, the Company (A) is the indemnitor of first resort (i.e., its obligations to indemnify the Director Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Director Indemnitees is secondary and excess), (B) shall be required to advance the full amount of expenses incurred by a Director Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by a Director Indemnitee or on his or her behalf to the extent legally permitted and as required by the Indemnification Agreements and/or any such other agreement or arrangement, without regard to any rights such Director Indemnitee may have against the Fund Indemnitors or their insurers, and (C) irrevocably waives, relinquishes and releases the Fund Indemnitors and such insurers from any and all claims against the Fund Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to a Director Indemnitee for matters entitled to advancement or indemnification by the Company pursuant to an Indemnification Agreement and/or any such other agreement or arrangement, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Director Indemnitee under the Indemnification Agreements and/or any such other agreement or arrangement, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or its insurer not a party hereto shall be an express third party beneficiary of this Section 2.04(b), able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements and/or any such other agreement or arrangement is intended to limit the scope of this Section 2.04(b) or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.
Section 2.05.   Charter; Bye-laws. The Charter and the Bye-laws of the Company in effect as of the Closing shall be those set forth in Exhibit E and Exhibit F, respectively, with such changes to the Bye-laws as the Parties may agree to in writing. In the event that any provision of this Agreement is or becomes inconsistent or in conflict with the Charter or the Bye-laws, the Parties shall take all Necessary Action to amend the Charter or the Bye-laws, as applicable, such that the Charter and the Bye-laws are not inconsistent or in conflict with this Agreement.
Section 2.06.   ERISA Matters. Without limitation or prejudice of any of the rights provided to any of the Sponsor Shareholders under this Agreement, each of the Sponsor Shareholders and any successor thereof, and, at the written request of a Sponsor Shareholder, each co-investor or Affiliate of a Sponsor Shareholder that indirectly has an interest in the Company Securities through such Sponsor Shareholder, in each case that is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the U.S. Department of Labor Regulations codified at 29 C.F.R. Section 2510.3-101 that beneficially owns a number of Company Shares representing at least one percent (1%) of the number of Company Shares outstanding (as adjusted for any share splits, share dividends, combinations, recapitalizations or the like (each, a “VCOC Investor”), may, upon the written request of such VCOC Investor, enter into a management rights agreement in substantially the form attached hereto as Exhibit I (each, a “Management Rights Agreement”), between the Company and each VCOC Investor, pursuant to which such VCOC Investor shall have customary and appropriate VCOC rights; provided, however, that the Company reserves the right to exclude such VCOC Investor from access to any written materials prepared for distribution to members of the Board at regularly scheduled Board meetings or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions, or for other similar
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reasons), and the right to audited and unaudited financial statements; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to future corporate actions. The right of any Person to receive information or access pursuant to a Management Rights Agreement shall be subject to such Person executing a customary confidentiality agreement in favor of the Company and the related Sponsor Shareholder shall, in addition to the Person executing such agreement, be responsible for any breach thereof.
Section 2.07.   Voting Agreement.
(a) For so long as the Sponsor Shareholder Group beneficially owns at least five percent (5%) of the Company Shares then issued and outstanding, each member of the Sponsor Shareholder Group shall vote (i) 55.0% of its Company Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders (or their Affiliates) in any election or removal of directors (other than with respect to any contested election, any election of a Warburg Pincus Director or a Vestar Director, any removal of a Warburg Pincus Director or a Vestar Director or any replacement of such directors in accordance with Section 2.02(c)) and (ii) all of its Company Shares in the same proportion as the votes cast by shareholders of the Company who are not Sponsor Shareholders (or their Affiliates) in any vote or consent on any shareholder proposal or Extraordinary Transaction unless it is approved by a majority of the directors on the Board and, in the case of an Extraordinary Transaction, provides equal treatment of all Company Shares.
(b) Subject to Section 2.07(a), each member of the Sponsor Shareholder Group agrees to take all Necessary Action, including by casting all votes to which such Sponsor Shareholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause the election, removal and replacement of directors in accordance with Section 2.02 and to otherwise give the fullest effect possible to the provisions of this ARTICLE II.
(c) The Company agrees, to the extent permitted by applicable Law and the applicable rules and regulations of any stock exchange on which the Company Securities are listed, to include in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors the Persons designated pursuant to Section 2.02 and to nominate and recommend each such Person to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof, and take all Necessary Action to otherwise give the fullest effect possible to the provisions of this ARTICLE II.
ARTICLE III
TRANSFERS
Section 3.01.   Limitations on Transfer.
(a) During the six (6) month period following the date of the Closing (the “Initial Holding Period”), none of the members of the Sponsor Shareholder Group shall Transfer any of its Company Shares unless such Transfer is (i) pursuant to or in connection with a Recommended Transaction or (ii) approved by the Board.
(b) After the Initial Holding Period, for so long as the members of the Sponsor Shareholder Group beneficially own more than five percent (5%) of the Company Shares then issued and outstanding, no Sponsor Shareholder shall Transfer any of its Company Shares unless:
(i) such Transfer is in compliance with the Securities Act and any other applicable securities or “blue sky” Laws; and
(ii) any of the following conditions is satisfied in connection with such Transfer:
(A) to the knowledge of such Sponsor Shareholder, the Transferee of such Company Shares (whether a Person or a “group,” as defined under the Exchange Act) would not, after completion of such Transfer, beneficially own more than ten percent (10%) of the Company Shares then issued and outstanding or, if such Transferee is, to the knowledge of such Sponsor Shareholder, a Passive Institutional Investor, fifteen percent (15%) of the Company Shares then issued and outstanding;
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(B) such Transfer is pursuant to, or in connection with, a Recommended Transaction;
(C) such Transfer is pursuant to an Underwritten Offering; or
(D) such Transfer is approved by the Board.
(c) For purposes of:
(i) the foregoing clauses (a)(ii) and (b)(ii)(D), the Board shall act by a majority of the members of the Board other than the Designated Sponsor Directors; and
(ii) the foregoing clause (b)(ii)(A), “knowledge” means the actual knowledge of the relevant Sponsor Shareholder, after review of the SEC’s EDGAR system with respect to the Transferee if the identity of the Transferee is known and (i) in no event shall (A) the knowledge of such Sponsor Shareholder’s broker be imputed to such Sponsor Shareholder and (B) such Sponsor Shareholder have any obligation to make inquiry or investigation as to the identity of the Transferee and (ii) if such Sponsor Shareholder has actual knowledge of the identity of the Transferee, such Sponsor Shareholder shall be entitled to rely on information available on the SEC’s EDGAR system as to such Transferee’s beneficial ownership of Company Shares.
(d) Notwithstanding anything to the contrary in this Section 3.01, from and after the expiration of the Initial Holding Period, the first Transfer of Company Shares made by any Sponsor Shareholder shall be pursuant to a Qualified Public Offering unless (i) a Qualified Public Offering of Company Shares has been completed prior thereto or (ii) the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that a Transfer by any of the Permitted Holders (as defined in such agreements), in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.
(e) Notwithstanding anything to the contrary in this Section 3.01, the Company shall use its reasonable best efforts to effect a Qualified Public Offering on or prior to the expiration of the Initial Holding Period (it being understood that the size and manner of distribution of such Qualified Public Offering shall be at the Company’s discretion) unless the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that any Transfer of Company Shares by ICIL Triton Holdings, L.P. or any of its Affiliates, in and of itself, to Tulip Growth PCC Limited or any of its Affiliates would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by any such transfer.
(f) Any purported Transfer of Company Shares by a Sponsor Shareholder other than in accordance with this Section 3.01 shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause the Company’s transfer agent not to, reflect in its records any change in record ownership of Company Shares pursuant to any such Transfer.
Section 3.02.   Transfers to Affiliates and other Permitted Transferees. Notwithstanding anything to the contrary in Section 3.01, a Sponsor Shareholder may Transfer any of its respective Company Shares to an Affiliate or to Tulip Growth PCC Limited or any of its Affiliates at any time, provided that any such Affiliate or such other permitted Transferee shall be required, at the time of and as a condition to such Transfer, to become a Party to this Agreement by executing and delivering a Joinder Agreement in the form of Exhibit B hereto (each, a “Joinder Agreement”) and such other documents as may be necessary to make such Person a Party hereto, whereupon such Transferee will be treated as a Sponsor Shareholder for all purposes of this Agreement.
Section 3.03.   Transfers to Tulip Growth PCC Limited. Notwithstanding anything to the contrary in Section 3.02, no Transfer of Company Shares shall be made by any Sponsor Shareholder to Tulip Growth PCC Limited or any of its Affiliates unless (i) a Qualified Public Offering of Company Shares has been
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completed prior thereto or (ii) the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that such Transfer of Company Shares, in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by any such transfer.
Section 3.04.   Legends.
(a) Each book entry position or certificate representing Company Shares issued to a Sponsor Shareholder (other than Company Shares issued in respect of Company Shares not bearing such notation or legend) shall bear a notation or legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Company or as required by applicable Law or by agreement with the Company:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF NOVEMBER 9, 2015 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
(b) Upon the permitted sale in accordance with this Agreement of any such Company Shares (i) in a Public Offering, (ii) in compliance with Rule 144 under the Securities Act, or (iii) pursuant to another exemption from registration under the Securities Act, or upon the termination of this Agreement in accordance with its terms, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by Section 3.04(a); provided, that the Company may condition any replacement of certificates pursuant to clause (iii) of this Section 3.04(b) on the receipt of an opinion of legal counsel reasonably satisfactory to the Company stating that such Company Shares are freely transferable under the Securities Act.
(c) If any Company Shares cease to be subject to the restrictions on Transfer set forth in this Agreement, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the second paragraph of the legends required by Section 3.04(a).
ARTICLE IV
COVENANTS; REGISTRATION RIGHTS
Section 4.01.   Standstill. From and after the date of the Closing, for so long as the Sponsor Shareholder Group beneficially owns more than five percent (5%) of the Company Shares then issued and outstanding, no Sponsor Shareholder nor any of its Affiliates shall, directly or indirectly:
(a) acquire, or offer or propose (whether publicly or otherwise and whether or not subject to conditions) to acquire, any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any Company Securities (directly or by means of any Derivative Securities) other than as a result of  (i) any share splits, share dividends or other distributions or recapitalizations or similar offerings made available by the Company to its shareholders, including rights offerings and distributions
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made generally to holders of Company Securities as a result of their ownership of Company Securities, including pursuant to a shareholder rights plan or similar plan or agreement, or (ii) the exercise (or exchange) of any rights distributed by the Company pursuant to clause (i) above;
(b) enter into, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to enter into any Extraordinary Transaction, or offer to acquire the Company (whether pursuant to a tender offer, exchange offer or otherwise) or encourage, facilitate, join or assist (including providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its Subsidiaries with) any third party to do any of the foregoing;
(c) engage in any solicitation of proxies or consents relating to the election of directors with respect to the Company, or agree or announce an intention to vote with or support any Person undertaking a solicitation, or seek to advise or influence any Person with respect to the voting of any Company Shares, other than any solicitation in furtherance of the recommendation of the Board;
(d) deposit any Company Securities in a voting trust or subject any Company Securities to a voting agreement or other agreement or arrangement with respect to the voting of such Company Securities (other than this Agreement and the Triton Voting Agreements), including, without limitation, lending any Company Securities to any Person for the purpose of allowing such Person to vote such Company Securities in connection with any shareholder vote or consent of the Company;
(e) submit shareholder proposals in respect of the Company or call special general meetings of the shareholders of the Company or provide to any third party a proxy, consent or requisition to call any meeting of shareholders;
(f) form a “group” (as defined under the Exchange Act), or otherwise act in concert, with any other Company shareholder in respect of the Company;
(g) agree to take any of the actions contemplated by the foregoing clauses (a) through (f); or
(h) request any waiver of the restrictions set forth under this Section 4.01 or the voting agreements provided under Section 2.07(a), other than through a confidential waiver request submitted to the Chief Executive Officer of the Company or the Chairman, that the Sponsor Shareholder making such request, after consultation with legal counsel, would not reasonably expect to require (i) the Board or the Company to issue a public statement relating thereto, or (ii) any public disclosure by such Sponsor Shareholder relating thereto.
Section 4.02.   Sponsor Shareholders Restricted Activities. Each of the Sponsor Shareholders agrees that from the date of the Closing until the expiration of the twenty-four (24) month period following the date when the Sponsor Shareholder Group is no longer entitled to designate any Warburg Pincus Director (including as a result of a termination of this Agreement in accordance with its terms), such Sponsor Shareholder and each of its Affiliates shall not:
(a) either individually or collectively with all other members of the Sponsor Shareholder Group who are Affiliates of such Sponsor Shareholder, beneficially own, or acquire, an equity interest of five percent (5%) or greater in any Person that (A) primarily operates in the intermodal container leasing business as a competitor to the Company (as it currently operates its business), and (B) has as its Chief Executive Officer, Chief Financial Officer, Chairman or President or an owner of more than 5% or more of its securities any of the persons listed on Exhibit D, or
(b) hire or solicit for employment any of the senior executive officers of the Company listed on Exhibit C or senior executive officers of the Company hired following the date hereof  (the “Restricted Executives”), or encourage any such senior executive officer to resign from the Company; provided, however, that this clause (b) shall not prohibit such Sponsor Shareholder from hiring, soliciting for employment or employing any Restricted Executives who (A) respond to a general solicitation or advertisement that is not specifically directed to Restricted Executives, (B) are referred to such Sponsor Shareholder by search firms, employment agencies or other similar entities not specifically instructed by such Sponsor Shareholder to solicit Restricted Executives, or (C) have been terminated by the Company or, other than as a result of a breach of such Sponsor Shareholder’s obligations under this Section 4.02, have resigned from the Company.
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Section 4.03. Confidentiality.
(a) Each of the Sponsor Shareholders acknowledges and agrees that, from and after the Closing Date and until the date that is eighteen (18) months following the date when the Sponsor Shareholder Group is no longer entitled to designate any Warburg Pincus Director (including as a result of a termination of this Agreement in accordance with its terms), it and its Affiliates shall not disclose Confidential Information to any Person, and that it and its Affiliates shall (x) use Confidential Information solely in connection with its investment in the Company and not for any competitive purpose or other purpose detrimental to the Company or its Subsidiaries and (y) cause any of its Representatives to whom Confidential Information is disclosed to not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:
(i) to its Representatives in the normal course of the performance of such Representatives’ duties; provided, that such disclosing Sponsor Shareholder shall be liable for any disclosure of such Representatives in violation of this Agreement and such disclosing Sponsor Shareholder has directed its Representatives to comply with the confidentiality provisions of this Agreement;
(ii) to the extent required by applicable Law, rule or regulation, including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the relevant Sponsor Shareholder is subject; provided, that such Sponsor Shareholder gives the Company prompt notice of such requests or requirements, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief at the Company’s sole expense (and the Sponsor Shareholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law, rule or regulation);
(iii) to any regulatory authority to which the relevant Sponsor Shareholder or any of its Affiliates is subject or which it has regular dealings with, as long as such disclosure is made pursuant to routine examinations or requests and such authority is advised of the confidential nature of such information;
(iv) to any other Sponsor Shareholder who is bound by the provisions of this Section 4.03(a); or
(v) if the prior written consent of the Company shall have been obtained.
(b) In the event that (i) a Sponsor Shareholder is contemplating a Transfer of its Company Shares, and (ii) the Person to whom such Sponsor Shareholder is contemplating to Transfer its Company Shares (the “Prospective Transferee”) seeks to receive access to Confidential Information for due diligence purposes in connection with such contemplated Transfer, the Company shall use its commercially reasonable efforts to cooperate with the relevant Sponsor Shareholder in making available such Confidential Information to the Prospective Transferee; provided, that the Prospective Transferee is approved by the Company (such approval not to be unreasonably withheld or delayed) and the Prospective Transferee enters into a confidentiality agreement with the Company on terms reasonably acceptable to the Company.
(c) Without limiting the generality of the foregoing clause (a), from and after the Closing and until the date that is eighteen (18) months following the date when the Sponsor Shareholder Group is no longer entitled to designate any Warburg Pincus Director (including as a result of a termination of this Agreement in accordance with its terms), each of the Sponsor Shareholders shall establish appropriate procedures, in accordance with its customary practice, to prevent the disclosure of Confidential Information to any other Person employed by or affiliated with such Sponsor Shareholder engaged in the due diligence, negotiation or evaluation of any acquisition or investment of any Person that primarily operates in the intermodal container leasing business (other than the Company).
(d) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Sponsor Shareholder.
Section 4.04. Registration Rights. The Sponsor Shareholders shall have the registration and other rights on the terms set forth in Exhibit G, and the Parties hereby agree to such terms.
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ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01.   Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each other Party that on the date hereof:
(a) Such Party has the necessary legal capacity or power and authority to enter into this Agreement and to carry out its obligations hereunder. To the extent applicable, such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
(b) The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (iii) violate, in any material respect, any Law applicable to such Party, the Company or any of its Subsidiaries.
(c) Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions currently contemplated herein, excluding, for the avoidance of doubt, any transactions contemplated herein solely as a result of one or more amendments to this Agreement following the date hereof.
ARTICLE VI
MISCELLANEOUS
Section 6.01.   Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Sponsor Shareholder, when such Sponsor Shareholder no longer beneficially owns any Company Shares and (ii) as to the Company, when no Sponsor Shareholder owns any longer any Company Shares; provided, in each case, that (A) the provisions of Section 4.02, Section 4.03, ARTICLE VI and, as it relates to the foregoing provisions, ARTICLE I, shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms, and (B) such termination shall not relieve any Party from any liability with respect to breaches of this Agreement prior to such termination.
Section 6.02.   Notices. In the event a notice or other document is required to be sent hereunder to the Company or any Sponsor Shareholder, such notice or other document shall be in writing and shall be considered given and received, in all respects (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
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(a) in the case of the Company, to:
Triton International Limited
c/o Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention: Corporate Secretary
Facsimile: (441) 292-8666
with copies prior to the Closing (which shall not constitute notice) to:
Triton Container International Limited
55 Green Street
San Francisco, California 94111
Attention: Ian Schwartz
Facsimile: (415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Neil R. Markel
Facsimile: (212) 225-3999
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Thomas W. Greenberg
Facsimile: (212) 735-2000
and with copies after the Closing (which shall not constitute notice) to:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Thomas W. Greenberg
Facsimile: (212) 735-2000
(b) in the case of any Sponsor Shareholder, at such Sponsor Shareholder’s address shown on Exhibit A hereto, or at such other address as any such Party shall request in a written notice sent to the Company. Any Party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any Party hereto, notify such Party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.
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Section 6.03.   Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of the Company (by approval of a majority of the members of the Board that are not Designated Sponsor Directors) and the Sponsor Shareholders.
Section 6.04.   Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement, shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.
Section 6.05.   Consent to Jurisdiction. Each Party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, the United States District Court for the District of Delaware) and any appellate court therefrom for any dispute arising out of or in connection with this Agreement, including its termination (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 6.02 shall be effective service of process for any action, suit or proceeding brought against it in any such court, provided that nothing in this Section 6.05 shall affect the right of any Party to serve legal process in any other manner permitted by Law). Each Party hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of this Agreement in any court specified in the immediately preceding sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.
Section 6.06.   Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.06.
Section 6.07.   Entire Agreement. This Agreement and the other agreements referred to herein embody the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof.
Section 6.08.   Waivers. No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the Party whose rights are waived; provided that any waiver by the Company of the obligations of a Sponsor Shareholder hereunder shall require approval by a majority of the members of the Board other than the Designated Sponsor Directors. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Section 6.09.   Corporate Opportunity. For so long as the Sponsor Shareholder Group is entitled to designate any Warburg Pincus Director or any member of the Sponsor Shareholder Group could reasonably be deemed to be an Affiliate of the Company, the Company shall not seek or consent to any amendment to section 26.7 of the Bye-laws without the consent of the Sponsor Shareholder Group.
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Section 6.10.   Sponsor Shareholder Group. Whenever the Sponsor Shareholder Group is permitted or required to exercise any right (including any right to consent or object to any action) or take any action under this Agreement, any instrument in writing, executed by Sponsor Shareholders beneficially owning at least seventy-five percent (75%) of the Company Shares beneficially owned by the Sponsor Shareholder Group, shall constitute the valid exercise of such right or taking of such action by the Sponsor Shareholder Group.
Section 6.11.   Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 6.12.   Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Sponsor Shareholder shall execute and deliver any additional documents and instruments and perform any additional acts that the Sponsor Shareholders jointly, and reasonably, determine to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 6.13.   Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.
Section 6.14.   Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto, and it does not create or establish any third party beneficiary hereto.
Section 6.15.   No Third Party Liability. This Agreement may only be enforced against the named Parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 6.16.   Binding Effect; Assignment. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Company, the Sponsor Shareholders and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. The rights of the Sponsor Shareholders under this Agreement shall not be assignable, except in connection with a Transfer of Company Shares to an Affiliate thereof in accordance with the terms of this Agreement.
Section 6.17.   Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other Party hereto of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.17, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
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Section 6.18.   Exculpation Among Sponsor Shareholders. Each Sponsor Shareholder acknowledges that it is not relying upon any other Person in making its investment or decision to invest in the Company (other than the Company pursuant to any written agreement). Each Sponsor Shareholder agrees that no Sponsor Shareholder nor its respective Affiliates, controlling persons, officers, directors, partners, agents or employees of any Sponsor Shareholder shall be liable to any other Sponsor Shareholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with their purchase or acquisition of any Company Shares, except with respect to breaches hereof.
Section 6.19.   Subsequent Acquisition of Company Securities. Any Company Securities acquired subsequent to the date of the Closing by a member of the Sponsor Shareholder Group shall be subject to the terms and conditions of this Agreement.
Section 6.20.   Effectiveness. This Agreement, and the Parties’ respective rights and obligations hereunder, shall be of no force or effect until the occurrence of the Closing. Upon the occurrence of the Closing, this Agreement, and all of the Parties’ respective rights and obligations hereunder, shall immediately and automatically become effective, without any further action on the part of any Party or other Person. If the Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall terminate without any liability or obligation of any Party.
[SIGNATURE PAGES FOLLOW]
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IN WITNESS HEREOF, the Parties have duly executed this Agreement as of the date first above written.
COMPANY
TRITON INTERNATIONAL LIMITED
By:	/s/ Edward P. Schneider
Name: Edward P. Schneider
Title: Director
Signature Page to Sponsor Shareholders Agreement (Warburg)
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SPONSOR SHAREHOLDERS
ICIL TRITON HOLDINGS, L.P.
By:	WP Triton Manager Ltd.
Its:	General Partner
By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Vice President & Assistant Secretary
WARBURG PINCUS (EUROPA-II) PRIVATE EQUITY X, L.P.
By:	Warburg Pincus (Europa) X LLC
Its:	General Partner
By:	Warburg Pincus X, L.P.
Its:	Sole Member
By:	Warburg Pincus X GP L.P.
Its:	General Partner
By:	WPP GP LLC
Its:	General Partner
By:	Warburg Pincus Partners, L.P.
Its:	Managing Member
By:	Warburg Pincus Partners GP LLC
Its:	General Partner
By:	Warburg Pincus & Co.
Its:	Managing Member
By:	/s/ Arjun Thimmaya
Name: Arjun Thimmaya
Title: Managing Director
Signature Page to Sponsor Shareholders Agreement (Warburg)
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WARBURG PINCUS (GANYMEDE-II) PRIVATE EQUITY X, L.P.
By:	Warburg Pincus (Ganymede) X LLC
Its:	General Partner
By:	Warburg Pincus X, L.P.
Its:	Sole Member
By:	Warburg Pincus X GP L.P.
Its:	General Partner
By:	WPP GP LLC
Its:	General Partner
By:	Warburg Pincus Partners, L.P.
Its:	Managing Member
By:	Warburg Pincus Partners GP LLC
Its:	General Partner
By:	Warburg Pincus & Co.
Its:	Managing Member
By:	/s/ Arjun Thimmaya
Name: Arjun Thimmaya
Title: Managing Director
Signature Page to Sponsor Shareholders Agreement (Warburg)
B-1-21

WARBURG PINCUS (CALLISTO-II) PRIVATE EQUITY X, L.P.
By:	Warburg Pincus X, L.P.
Its:	General Partner
By:	Warburg Pincus X GP L.P.
Its:	General Partner
By:	WPP GP LLC
Its:	General Partner
By:	Warburg Pincus Partners,
Its:	Managing Member
By:	Warburg Pincus Partners GP LLC
Its:	General Partner
By:	Warburg Pincus & Co.
Its:	Managing Member
By:	/s/ Arjun Thimmaya
Name: Arjun Thimmaya
Title: Managing Director
Signature Page to Sponsor Shareholders Agreement (Warburg)
B-1-22

WARBURG PINCUS X PARTNERS, L.P.
By:	Warburg Pincus X, L.P.
Its:	General Partner
By:	Warburg Pincus X GP L.P.
Its:	General Partner
By:	WPP GP LLC
Its:	General Partner
By:	Warburg Pincus Partners, L.P.
Its:	Managing Member
By:	Warburg Pincus Partners GP LLC
Its:	General Partner
By:	Warburg Pincus & Co.
Its:	Managing Member
By:	/s/ Arjun Thimmaya
Name: Arjun Thimmaya
Title: Managing Director
Signature Page to Sponsor Shareholders Agreement (Warburg)
B-1-23

TULIP GROWTH PCC LIMITED
By: For and on behalf of Tulip Growth PCC Limited By ETON MANAGEMENT LTD Sole Corporate Director
Name: /s/ Tony Rouillard
Title: Authorised Signatory
Name: /s/ Craig Robert
Title: Authorised Signatory
Signature Page to Sponsor Shareholders Agreement (Warburg)
B-1-24

EXHIBIT A
SPONSOR SHAREHOLDERS
Shareholder	Address
Warburg Pincus (Callisto-II) Private Equity X, L.P.	450 Lexington Avenue New York, New York 10017 Attention: General Counsel Facsimile: (212) 878-9351
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel Facsimile: (212) 225-3999
Warburg Pincus (Europa-II) Private Equity X, L.P.	450 Lexington Avenue New York, New York 10017 Attention: General Counsel Facsimile: (212) 878-9351
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel Facsimile: (212) 225-3999
Warburg Pincus (Ganymede-II) Private Equity X, L.P.	450 Lexington Avenue New York, New York 10017 Attention: General Counsel Facsimile: (212) 878-9351
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel Facsimile: (212) 225-3999
Warburg Pincus X Partners, L.P.	450 Lexington Avenue New York, New York 10017 Attention: General Counsel Facsimile: (212) 878-9351
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel Facsimile: (212) 225-3999
B-1-25

Shareholder	Address
ICIL Triton Holdings, L.P.	450 Lexington Avenue New York, New York 10017 Attention: General Counsel Facsimile: (212) 878-9351
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel Facsimile: (212) 225-3999
Tulip Growth PCC Limited	Park Place, Park Street, St Peter Port, Guernsey, GY1 1EE Attention: Craig Robert Jantina Catharina Van de Vreede Facsimile: (+44) 1481-743801
B-1-26

EXHIBIT B
JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT
(WARBURG PINCUS)
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Shareholders Agreement (Warburg Pincus) dated as of November 9, 2015 (the “Shareholders Agreement”), by and among Triton International Limited and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and “Sponsor Shareholder” under, the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor Shareholder from whom it has acquired Company Shares (to the extent permitted by the Shareholders Agreement) as if the Joining Party had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.
[Signature page follows]
B-1-27

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date:
[NAME OF JOINING PARTY]
By:
Name:
Title:
Address for Notices:
AGREED ON THIS    day of            , 20  :
Triton International Limited
By:
Name:
Title:
Address for Notices:
* * *
Signature Page to Joinder Agreement
B-1-28

EXHIBIT C
RESTRICTED EXECUTIVES
All officers, as of the date hereof, of the Company with the title of Vice President or above.
B-1-29

EXHIBIT D
TARGET SENIOR EXECUTIVES
Brian M. Sondey
John Burns
Edward P. Schneider
Simon R. Vernon
Stephen N. Controulis
B-1-30

EXHIBIT E
MEMORANDUM OF ASSOCIATION
B-1-31

FORM NO. 2
BERMUDA
THE COMPANIES ACT 1981
MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES
Section 7(1) and (2)
MEMORANDUM OF ASSOCIATION
OF
Triton International Limited

(hereinafter referred to as the “Company”)
I .
The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.
We, the undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
Appleby Services (Bermuda) Ltd. Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Yes	Bermuda	1
do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.
B-1-32

3.
The Company is to be an exempted Company as defined by the Companies Act 1981.

4.
The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding                             in all, including the following parcels:-

Not Applicable
5.
The authorized share capital of the Company is USD 1,00 divided into 100 shares of par value USD 0.01 each.

6.
The objects for which the Company is formed and incorporated are unrestricted.

7.
The following are provisions regarding the powers of the Company:

(i)
has the powers of a natural person;

(ii)
subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

(iii)
has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and

(iv)
has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981,

B-1-33

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-
Subscriber	Witness
Appleby Services (Bermuda) Ltd.

Subscribed this 29th day of September 2015.
B-1-34

SEE EXHIBIT E TO ANNEX A: TRANSACTION AGREEMENT
FOR FORM OF BYE-LAWS
B-1-35

EXHIBIT G
REGISTRATION RIGHTS
B-1-36

REGISTRATION RIGHTS
Section 1.   Certain Definitions.
As used in herein, the following terms have the following meanings:
“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company; provided, further, that “Affiliate” shall not include the portfolio companies of any of the Holders or any Affiliate of such portfolio companies (other than the Company and its Subsidiaries).
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.
“Closing” has the meaning set forth in the Transaction Agreement.
“Closing Date” has the meaning set forth in the Transaction Agreement.
“Common Shares” means the common shares, par value $0.01 per common share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.
“Company” means Triton International Limited, a Bermuda exempted company incorporated with limited liability.
“Company Securities” means (i) the Common Shares and any other shares or other equity of the Company or any Subsidiary, (ii) securities convertible into or exchangeable for Common Shares or other shares or other equity of the Company or any Subsidiary, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire Common Shares or other shares or other equity of the Company or any Subsidiary.
“Company Shares” means the issued and outstanding Common Shares.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.
“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.
“Holder” means any holder of Registrable Securities that is a Sponsor Shareholder (as defined in the Warburg Pincus Shareholders Agreement or Vestar Shareholders Agreement, as applicable) as of the Closing Date and any transferee of such Sponsor Shareholder that is an Affiliate of such Sponsor
B-1-37

Shareholder (or is otherwise a permitted transferee under Section 3.02 of the Warburg Pincus Shareholders Agreement) and has agreed to be bound by the terms set forth herein by executing and delivering a Joinder Agreement in the form of Exhibit B to the Warburg Pincus Shareholders Agreement or Vestar Shareholders Agreement, as applicable.
“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.
“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.
“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or number of days of trading); (ii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; or (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole.
“NYSE” means the New York Stock Exchange.
“Participating Shareholder” means, with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.
“Parties” means the Company and each of the Holders.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Pritzker Lock-Up Agreements” means each of the lock-up agreements entered into on the date hereof by the Company and each of the Pritzker Shareholders, each substantially in the form attached to the Transaction Agreement as Exhibit C-2 thereto.
“Pritzker Shareholders” means (i) Paul A. Bible, as Trustee of the Second Universe Trust, (ii) Nicholas J. Pritzker, (iii) DRBIT Investors, L.L.C., (iv) Thomas Jay Pritzker, (v) CIBC Trust Company (Bahamas) Limited not individually but solely as Trustee of Settlement T-2390-A, (vi) Bessemer Trust Company (Cayman) Limited and Lewis M. Linn as Co-Trustees of Settlement T-2390-BC, and (vii) CIBC Trust Company (Bahamas) Limited not individually but solely as Trustee of Settlement T-2390-C.
“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.
“Qualified Shareholder” means any Holder that, together with its Affiliates, beneficially owns at least three million (3,000,000) Company Shares.
“Registrable Securities” means, at any time, any Company Shares and any securities issued or issuable in respect of such Company Shares or by way of conversion, amalgamation, exchange, share dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until the earliest to occur of  (i) a Registration Statement covering such Company Shares has been declared effective by the SEC and such Shares have been sold or otherwise disposed of pursuant to such effective Registration Statement, (ii) such Company Shares are otherwise transferred (other than by a Qualified Shareholder to an Affiliate thereof), the Company has delivered a new certificate or other evidence of ownership for such Company Shares not bearing any restricted legend and such Company Shares may be resold without subsequent registration under the Securities Act, or (iii) such Company Shares are repurchased by the Company or a Subsidiary of the Company.
B-1-38

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” Laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 7(l)), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one (1) counsel for all Holders participating in the offering, selected by the Holders holding the majority of the Registrable Securities to be sold for the account of all Holders in the offering and reasonable fees and expenses of each additional counsel retained by any Holder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any underwritten Public Offering (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, provided that the Company shall not be responsible for any plane chartering fees, (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiii) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 7(r). For the avoidance of doubt, “Registration Expenses” shall include expenses of the type described in clauses (i) - (xiii) to the extent incurred in connection with the “take down” of Company Shares pursuant to a Registration Statement previously declared effective. Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of any Holders (or the agents who manage their accounts) or any Selling Expenses.
“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant hereto filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, pre- and post-effective amendments and supplements to such registration statement and all exhibits and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of, such Person with respect to the Company, any of its Subsidiaries.
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.
“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.
“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.
B-1-39

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions and stock or share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of counsel for the holders of Registrable Securities set forth in clause (viii) of the definition of Registration Expenses.
“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable.
“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.
“Transaction Agreement” means that certain Transaction Agreement, dated as of the date hereof, entered into by and among the Company, Triton Container International Limited (“Triton”), TAL International Group, Inc., (“TAL”), Ocean Delaware Sub, Inc. (“Delaware Sub”) and Ocean Bermuda Sub Limited (“Bermuda Sub”), pursuant to which, on the date of the Closing, subject to certain terms and conditions, among other things, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving the merger as a wholly-owned subsidiary of the Company.
“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis.
“Vestar Shareholder Group” means, collectively, (i) Vestar/Triton Investments III, L.P. and (ii) Vestar-Triton (Gibco) Limited, and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02 of the Vestar Shareholders Agreement.
“Vestar Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Vestar) entered into on the date hereof by and between the Company and each member of the Vestar Shareholder Group.
“Warburg Pincus Shareholder Group” means, collectively, (i) Warburg Pincus (Callisto-II) Private Equity X, L.P., (ii) Warburg Pincus (Europa-II) Private Equity X, L.P., (iii) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (iv) Warburg Pincus X Partners, L.P., (v) ICIL Triton Holdings, L.P., and (vi) Tulip Growth PCC Limited and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02 of the Warburg Pincus Shareholders Agreement.
“Warburg Pincus Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Warburg Pincus) entered into on the date hereof by and between the Company and the each member of the Warburg Pincus Shareholder Group.
B-1-40

In addition, each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Damages	8(a)
Demand Notice	2(a)
Demand Period	2(e)
Demand Registration	2(a)
Demand Suspension	2(h)
Inspectors	7(k)
Long-Form Registration	2(a)
Maximum Offering Size	2(g)
Piggyback Registration	4(a)
Records	7(k)
Requesting Shareholder	2(a)
Shelf Offering Request	3(a)
Shelf Period	3(b)
Shelf Suspension	3(d)
Short-Form Registration	2(a)
Section 2.   Demand Registration.
(a) Demand by Holders.
(i) If, at any time after the six (6) month anniversary of the date of the Closing, there is no currently effective Shelf Registration Statement on file with the SEC and the Company shall have received a request, subject to Section 17, from any Qualified Shareholder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities (x) on Form S-1 or any similar long-form Registration Statement (a “Long-Form Registration”) or (y) on Form S-3 or any similar short-form Registration Statement (a “Short-Form Registration”) if the Company qualifies to use such short form Registration Statement (any such requested Long-Form Registration or Short-Form Registration, a “Demand Registration”), and specifying the kind and aggregate amount of Registrable Securities to be registered and the intended method of disposition thereof, then the Company shall promptly, but in no event later than eleven (11) Business Days prior to the effective date of the Registration Statement relating to such Demand Registration, give notice of such request (a “Demand Notice”) to the other Holders, specifying the number of Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2(a). During the ten (10) Business Days after receipt of a Demand Notice, all Holders (other than the Requesting Shareholder) may provide a written request to the Company, specifying the aggregate amount of Registrable Securities held by such Holders requested to be registered as part of such Demand Registration and the intended method of distribution thereof.
(ii) The Company shall file such Registration Statement with the SEC within ninety (90) days of such request, in the case of a Long-Form Registration, and thirty (30) days of such request, in the case of a Short-Form Registration, and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act and the “blue sky” Laws of such jurisdictions as any Participating Shareholder or any underwriter, if any, reasonably requests, as expeditiously as possible, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered.
(iii) Notwithstanding anything to the contrary in this Section 2(a), (A) the Company shall not be obligated to effect more than two (2) Long-Form Registrations over any three (3) year period at the request of any Holder, (B) from and after the time the Company becomes eligible for a Short-Form Registration, the Holders shall be entitled to effect two (2) Short-Form Registrations per calendar year
B-1-41

in the aggregate in addition to the Long-Form Registrations to which they are entitled (which Long-Form Registrations, at the election of the Requesting Shareholder, may be effected as Short-Form Registrations, in which case they will count as Long-Form Registrations for purposes of the preceding clause (A)) and (C) the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds fifty million dollars ($50,000,000) if pursuant to a Long-Form Registration, or twenty-five million dollars ($25,000,000) if pursuant to a Short-Form Registration.
(b) Demand Withdrawal. A Participating Shareholder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice from all of the Participating Shareholders to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement, and such registration shall nonetheless be deemed a Demand Registration for purposes of Section 2(a) unless (i) the withdrawing Participating Shareholders shall have paid or reimbursed the Company for their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the registration of the withdrawing Participating Shareholders’ withdrawn Registrable Securities (based on the number of Registrable Securities such withdrawing Participating Shareholders sought to register, as compared to the total number of Company Securities included on such Registration Statement), (ii) the withdrawal is made following the occurrence of a Material Adverse Change, because the registration would require the Company to make an Adverse Disclosure or because the Company otherwise requests withdrawal or (iii) the withdrawal arose out of the fault of the Company (in each such case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request except to the extent otherwise paid pursuant to clause (i)).
(c) Company Notifications. Within ten (10) Business Days after the receipt by the Participating Shareholders of the Demand Notice, the Company will notify all Participating Shareholders of the identities of the other Participating Shareholders and the number of Registrable Securities requested to be included therein.
(d) Registration Expenses. The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such registration is effected, subject to reimbursement pursuant to Section 2(b)(i), if applicable.
(e) Effective Registration. A Demand Registration shall be deemed to have occurred if the Registration Statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 180 calendar days (or such shorter period in which all Registrable Securities of the Participating Shareholders included in such registration have actually been sold thereunder or withdrawn) or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”); provided, that a Demand Registration shall not be deemed to have occurred if, (A) during the Demand Period, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, (B) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by any Requesting Shareholder or (C) the Maximum Offering Size (as defined below) is reduced in accordance with Section 2(g) such that less than seventy-five percent (75%) of the Registrable Securities that the Requesting Shareholder sought to be included in such registration are included.
(f) Underwritten Offerings. If any Participating Shareholder that is a Qualified Shareholder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.
(g) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering advise the Board (or, in the case of a Demand Registration not being underwritten, the Board determines in its reasonable discretion) that, in its view, the
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number of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without being likely to have an adverse effect on such offering, including the price at which such shares can be sold, or the market for the securities offered, (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:
(i) first, all Registrable Securities requested to be registered by the Participating Shareholders who requested registration under Section 2(a) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Participating Shareholders on the basis of the relative number of Registrable Securities owned by the Participating Shareholders; provided, that any securities thereby allocated to a Participating Shareholder that exceed such Participating Shareholder’s request shall be reallocated among the remaining Participating Shareholders in like manner), and
(ii) second, and only if all the securities referred to in clause (i) have been included, any securities proposed to be registered by the Company or any securities proposed to be registered for the account of any other Persons (including the Company), with such priorities among them as the Company shall determine.
(h) Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Participating Shareholders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Demand Suspension”); provided, that the Company shall not be permitted to exercise a Demand Suspension (i) more than twice during any 12-month period or (ii) for a period exceeding sixty (60) days on any one occasion; and provided, further, that in the event of a Demand Suspension, if a Participating Shareholder has not sold any Company Securities under such Registration Statement, it shall be entitled to withdraw Registrable Securities from such Demand Registration and, if all Participating Shareholders so withdraw, such Demand Registration shall not be counted for purposes of the limit on Long-Form Registrations requested by such Participating Shareholders in Section 2(a). In the case of a Demand Suspension, the Participating Shareholders agree to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Participating Shareholders upon the termination of any Demand Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Participating Shareholders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Participating Shareholders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement if required by the registration form used by the Company for the applicable Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Participating Shareholder.
Section 3.   Shelf Registration.
(a) Filing. At such time as the Company is eligible to file a registration statement on Form S-3, within thirty (30) days of a request, subject to Section 17, by a Qualified Shareholder (a “Shelf Offering Request”), the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale of all Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act (or if the Company qualifies to do so, it shall file an automatic Shelf Registration Statement in response to any such request). If, on the date of any such Shelf Offering Request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 3 shall not apply, and the provisions of Section 1 shall apply instead. In no event shall the Company be required to file a registration statement on Form S-1 to satisfy the requirements of this Section 3.
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(b) Continued Effectiveness. The Company shall use its reasonable best efforts (if the Company is not eligible to use an automatic Shelf Registration Statement at the time of filing) to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of  (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”). Subject to Section 3(e), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable Law or is in connection with a Shelf Suspension.
(c) Shelf Notice. Promptly upon receipt of any request to file a Shelf Registration Statement pursuant to Section 3(b) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice of any such request to all other Holders.
(d) Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving at least 10 calendar days’ prior written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that the Company shall not be permitted to exercise a Shelf Suspension (i) more than twice during any 12-month period, or (ii) for a period exceeding sixty (60) days on any one occasion. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable prospectus and any issuer free writing prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.
(e) Underwritten Offering. For any offering of Registrable Securities pursuant to the Shelf Registration Statement for which the value of Registrable Securities proposed to be offered is at least fifty million dollars ($50 million), if any Participating Shareholder that is a Qualified Shareholder so elects, such offering shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose. The provisions of Section 2(g) shall apply to any Underwritten Offering pursuant to this Section 3(e).
(f) Payment of Expenses for Shelf Registrations. The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration, regardless of whether such registration is effected.
Section 4.   Piggyback Registration.
(a) Participation. If the Company at any time proposes to file a Registration Statement with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a Registration Statement under Section 2 (it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Section 2(a)), (ii) a Registration Statement on Form S-4 or S-8 or any successor form to such forms, (iii) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement, or (iv) a registration in connection with a direct or indirect acquisition by the
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Company or one of its Subsidiaries of another Person or a similar business combination transaction, however structured)) then, as soon as practicable (but in no event less than ten (10) calendar days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 4(b) and Section 4(c), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within five (5) calendar days after the receipt by such Holders of any such notice; provided, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration, the Company shall give written notice of such determination to each Holder and, thereupon, (A) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders to request that such registration be effected as a Demand Registration (subject to the provisions governing withdrawal set forth in Section 2(b)), and (B) in the case of a determination to delay registering, in the absence of a request for a Demand Registration, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities; provided, that if such registration involves an underwritten Public Offering, all such Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 7(j) on the same terms and conditions as apply to the Company or the Holder requesting such registration, as applicable, and the Company shall make arrangements with the managing underwriter so that each such Holder may participate in such Underwritten Offering.
(b) Priority of Registrations Pursuant to a Piggyback Registration. If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2(g) shall apply) and the managing underwriter advises the Board (or, in the case of a Piggyback Registration not being underwritten, the Board determines in its sole discretion) that, in its view, the number of Company Shares that the Company and such Holders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:
(i) first, so much of the Company Securities proposed to be registered for the account of the Company (or for the account of such other initiating Person) as would not cause the offering to exceed the Maximum Offering Size,
(ii) second, and only if all of the securities referred to in clause (i) have been included, all Registrable Securities requested to be included in such registration by any Holders pursuant to this Section 4 or Section 4 of Exhibit G to the Warburg Pincus Shareholders Agreement or by any holders of Registrable Securities under Section 4 of Exhibit B to any of the Pritzker Lock-Up Agreements (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders and such other holders of Registrable Securities on the basis of the relative number of Registrable Securities owned by such Holders and such other holders; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders and other holders in like manner), and
(iii) third, and only if all of the securities referred to in clauses (i) and (ii) have been included, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.
(c) Piggyback Withdrawal. Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Subject to Section 17, no registration effected under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.
(d) Payment of Expenses for Piggyback Registrations. The Company shall pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.
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Section 5.   Lock-Up Agreements.
(a) In connection with each Public Offering, neither the Company nor any Holder shall effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Public Offering) during the period beginning on the date that is estimated by the Company, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable Registration Statement until the earlier of  (i) such time as the Company and the lead managing underwriter shall agree and (ii) ninety (90) calendar days after the effective date of the applicable Registration Statement; provided, that the lead managing underwriter may extend such period as necessary to comply with applicable FINRA rules.
(b) Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or S-8 or any successor form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such registration, if permitted.
Section 6.   Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement (other than as provided herein) granting registration rights to any other Person with respect to any securities of the Company, other than pursuant to the Vestar Shareholders Agreement, the Warburg Pincus Shareholders Agreement and each of the Pritzker Lock-Up Agreements. The Company shall not grant to any Person the right, other than as set forth herein, and except to employees of the Company with respect to registrations on Form S-8, to request the Company to register any Company Securities except such rights as are not more favorable than or inconsistent with the rights granted to the Holders and that do not violate the rights or adversely affect the priorities of the Holders set forth herein.
Section 7.   Registration Procedures. In connection with any registration pursuant to Section 2, Section 3 or Section 4, subject to the provisions of such Sections:
(a) Prior to filing a Registration Statement covering Registrable Securities or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each Participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to such Participating Shareholder and underwriter, if any, without charge such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Participating Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Shareholder. Each Participating Shareholder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Participating Shareholder and the Company shall use all reasonable efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(b) In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
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(c) The Company shall promptly notify each Holder of such Registrable Securities and the underwriter(s) and, if requested by such Holder or the underwriter(s), confirm in writing, when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.
(d) The Company shall furnish counsel for each underwriter, if any, and for the Holders of such Registrable Securities with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.
(e) After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Participating Shareholders set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Participating Shareholder holding Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the SEC or any state securities commission and use commercially reasonable best efforts to prevent the entry of such stop order or to remove it if entered.
(f) The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Participating Shareholder holding such Registrable Securities reasonably (in light of such Participating Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Shareholder to consummate the disposition of the Registrable Securities owned by such Participating Shareholder; provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
(g) The Company shall use reasonable best efforts to provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement.
(h) The Company shall use reasonable best efforts to cooperate with each Holder and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Holder or the underwriter or managing underwriter, if any, may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities.
(i) The Company shall immediately notify each Participating Shareholder holding such Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Participating Shareholder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.
(j) The Company shall have the right to select an underwriter or underwriters in connection with any underwritten Public Offering resulting from the exercise of a Demand Registration or in connection with any other underwritten Public Offering; provided, that in connection with any Demand Registration, the Company will consult with the Holders before selecting the lead underwriter; provided, further, that in connection with any Demand Registration, the Holder requesting such Demand Registration shall have the right to select two (2) co-managers reasonably acceptable to the Company. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in
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customary form) and take all other actions as are reasonably required and customary in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.
(k) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available during regular business hours for inspection by any Participating Shareholder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 7 and any attorney, accountant or other professional retained by any such Participating Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is required pursuant to applicable Law or regulation or judicial process. Each Participating Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. Each Participating Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
(l) The Company shall furnish to each Participating Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Participating Shareholder or underwriter, of  (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent certified public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.
(m) The Company shall take all commercially reasonable actions to ensure that any free-writing prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(n) The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
(o) The Company may require each such Participating Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such registration and shall not have any obligation to include a Participating Shareholder on any Registration Statement if such information is not promptly provided; provided, that, prior to excluding such Participating Shareholder on the basis of its failure to provide such information, the Company must furnish in writing a reminder to such Participating Shareholder requesting such information at least three (3) days prior to filing the applicable Registration Statement.
(p) Each such Participating Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(i), such Participating Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering
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such Registrable Securities until such Participating Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(i), and, if so directed by the Company, such Participating Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Participating Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 7(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 7(i) to the date when the Company shall make available to such Participating Shareholder a prospectus supplemented or amended to conform with the requirements of Section 7(i).
(q) The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.
(r) In connection with an Underwritten Offering, the Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities, including, by executing customary underwriting agreements and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the Holders in the marketing of the Registrable Securities.
Section 8.   Indemnification by the Company.
(a) The Company agrees to indemnify and hold harmless each Participating Shareholder holding Registrable Securities covered by a Registration Statement, each member, trustee, limited or general partner thereof, each member, trustee, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, stockholders, shareholders, employees, advisors and agents, each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their Representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), any preliminary prospectus or any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act) or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities Laws thereof, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except in all cases insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon or contained in any information furnished in writing to the Company by such Participating Shareholder expressly for use therein or by such Participating Shareholder’s failure to deliver a copy of the prospectus, the issuer free writing prospectus or any amendments or supplements thereto after the Company has furnished such Participating Shareholder with a sufficient number of copies of the same.
(b) The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Participating Shareholders provided in this Section 8 or otherwise on commercially reasonable terms negotiated on an arm’s length basis with such underwriters.
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Section 9.   Indemnification by Participating Shareholders (a). Each Participating Shareholder holding Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company contained in Section 8(a)(i) and Section 8(a)(ii) to such Participating Shareholder, but only with respect to information furnished in writing by such Participating Shareholder or on such Participating Shareholder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, any preliminary prospectus or any “issuer free writing prospectus.” Each such Participating Shareholder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 9. As a condition to including Registrable Securities in any Registration Statement filed in accordance herewith, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Participating Shareholder shall be liable under this Section 9 for any Damages in excess of the gross proceeds realized by such Participating Shareholder in the sale of Registrable Securities of such Participating Shareholder to which such Damages relate.
Section 10.   Conduct of Indemnification Proceedings (a). If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8 or Section 9, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.
Section 11.   Survival. Section 8, Section 9, Section 10 and Section 12 hereto will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.
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Section 12.   Contribution.
(a) If the indemnification provided for herein is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Participating Shareholders holding Registrable Securities covered by a Registration Statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Participating Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Participating Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and each Participating Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Participating Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and Participating Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and Participating Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and Participating Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Participating Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each Participating Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(b) The Company and the Participating Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 12, no Participating Shareholder shall be required to contribute any amount for Damages in excess of the gross proceeds realized by Participating Shareholder in the sale of Registrable Securities of Participating Shareholder to which such Damages relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Participating Shareholder’s obligation to contribute pursuant to this Section 12 is several in the proportion that the net proceeds of the offering received by Participating Shareholder bears to the total net proceeds of the offering received by all such Participating Shareholders and not joint.
Section 13.   Participation in Public Offering.
(a) No Person may participate in any Public Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (provided, that no Holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such Holder has requested the Company include in any Registration Statement) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions set forth herein in respect of registration rights.
(b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 7(i) above, such
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Person shall immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 7(i). In the event the Company has given any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended (provided, that the Company shall not cause any Registration Statement to remain effective beyond the latest date allowed by applicable Law) by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 7(i).
Section 14.   Compliance with Rule 144 and Rule 144A. At the request of any Holder who proposes to sell securities in compliance with Rule 144 of the Securities Act, the Company shall (i) cooperate, to the extent commercially reasonable, with such Holder, (ii) forthwith furnish to such Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time, (iii) make available to the public and such Holders such information, and take such action as is reasonably necessary, to enable the Holders of Registrable Securities to make sales pursuant to Rule 144, and (iv) use its reasonable best efforts to list such Holder’s Company Shares on the NYSE. Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.
Section 15.   Foreign Registration. The Parties agree that, with respect to the rights to register Registrable Securities set forth herein, all Holders of Registrable Securities shall have comparable rights to register such Registrable Securities on any non-U.S. securities exchange on which the Company is listed or traded, if any; provided, that the exercise of any such rights to register Registrable Securities shall be governed by the same limitations set forth herein (including, for the avoidance of doubt, that any requests that are comparable to Long-Form Registrations, Short-Form Registrations or requests to file a Shelf Registration Statement shall be aggregated with any other such requests pursuant hereto for purposes of the limitations set forth herein).
Section 16.   Selling Expenses . All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such Holder.
Section 17.   Prohibition on Requests . No Holder shall, without the Company’s consent, be entitled to deliver a request for a Demand Registration or a Shelf Offering Request if less than 90 calendar days have elapsed since (A) the effective date of a prior Registration Statement in connection with a Demand Registration, Shelf Registration or Piggyback Registration, (B) the date of withdrawal by the Participating Shareholders of a Demand Registration or (C) the pricing date of any Underwritten Offering effected by the Company; provided, in each case, that such Holder has been provided with an opportunity to participate in the prior offering and has not been cut back to less than 50% of the Registrable Securities requested to be included.
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EXHIBIT H
FORM OF INDEMNIFICATION AGREEMENT
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INDEMNIFICATION AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and entered into as of  [•], 20[•] between Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Company,” which term shall include where appropriate, any Person (as hereinafter defined)), and [NAME] (“Indemnitee” and, together with the Company, the “Parties”).
WHEREAS, it is essential to the Company that it be able to retain and attract as directors the most capable persons available;
WHEREAS, increased corporate litigation has subjected directors to litigation risks and expenses, and the limitations on the availability of directors’ and officers’ liability insurance has made it increasingly difficult to attract and retain such persons;
WHEREAS, the Company desires to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to indemnification against litigation risks and expenses (regardless of, among other things, any amendment to or revocation of the Company’s organizational documents, each as amended from time to time (the “Organizational Documents”), any change in the ownership of the Company or the composition of its Board of Directors) which indemnification is intended to be greater than that which is afforded by the Organizational Documents;
WHEREAS, in accordance with the authorization as provided by applicable law and pursuant to the provisions of the memorandum of association and bye-laws of the Company, the Company shall maintain a policy or policies of directors’ and officers’ liability insurance (“D & O Insurance”), covering certain liabilities which may be incurred by its directors in the performance of their obligations to the Company;
WHEREAS, in order to induce Indemnitee to serve as a director of the Company, the Company has determined and agreed to enter into this Agreement with Indemnitee; and
WHEREAS, Indemnitee has certain rights to indemnification and/or insurance provided by [Sponsor Name] and/or its Affiliates (together, “Sponsor”) which Indemnitee and the Sponsor intend to be secondary to the primary obligation of the Company to indemnify Indemnitee as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve on the Board of Directors of the Company.
NOW, THEREFORE, in consideration of Indemnitee’s service as a director, the Parties hereto agree as follows:
1.   Definitions. For purposes of this Agreement:
“Affiliate” (and by correlation, “Affiliated”) shall mean as to any Person, any other Person that directly or indirectly Controls, is controlled by, or is under common Control with, such Person; provided, that the Company shall not be deemed an Affiliate of any Sponsor.
“Company Status” describes the status of a person who is serving or has served (i) as a manager, director, partner, trustee, officer, employee, venturer, proprietor, trustee, agent or similar functionary of the Company, including as a member of any committee of the Board of Directors, (ii) in any capacity with respect to any employee benefit plan of the Company, or (iii) as a manager, director, partner, trustee, officer, employee, venturer, proprietor, trustee, agent or similar functionary of any other Person (as defined below) at the request of the Company. For purposes of subsection (iii) of this definition, a director of the Company who is serving or has served as a manager, director, partner, trustee, officer, employee or agent of a Subsidiary (as defined below) shall be deemed to be serving at the request of the Company.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
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“Expenses” shall mean any and all reasonable direct and indirect fees, costs and expenses incurred in connection with any Proceeding (as defined below), including, without limitation, reasonable attorneys’ fees and related disbursements, retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), interest, penalties, court costs, arbitration costs and fees, transcript costs, costs of investigation, witness fees, fees and expenses of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other reasonable disbursements and expenses.
“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company, Indemnitee [or the Sponsor] in any matter material to [either] [any] such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing the Company, Indemnitee [or the Sponsor] in an action to determine Indemnitee’s rights under this Agreement.
“Liabilities” shall mean any and all direct and indirect judgments, damages, deficiencies, liabilities, losses, penalties, excise taxes, fines, assessments and amounts paid in settlement, including any interest and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under this Agreement.
“Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity (including any governmental entity), whether organized under the laws of  (or, in the case of individuals, resident in) Bermuda, the United States (or any political subdivision thereof) or any foreign jurisdiction.
“Proceeding” shall mean any threatened, asserted, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, inquiry, administrative hearing, appeal, or any other proceeding (including, without limitation, shareholder claims, actions, demands, suits, proceedings, investigations and arbitrations), whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights hereunder, and shall include a Proceeding pending on or before the date of this Agreement.
“Subsidiary” shall mean any Person of which the Company owns (either directly or through or together with another Subsidiary of the Company) either (i) a general partner, managing member or other similar interest or (ii) (A) more than 50% of the voting power of the voting capital equity interests of such Person, or (B) more than 50% of the outstanding voting capital stock or other voting equity interests of such Person.
2.   Agreement to Indemnify.
(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 2(a) if, by reason of Indemnitee’s Company Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Company or a Proceeding instituted by Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement. Pursuant to this Section 2(a), the Company shall and hereby does indemnify the Indemnitee, to the fullest extent permitted by law, against all Expenses and Liabilities incurred or paid by Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful and such Expenses and Liabilities are not found by a court of competent jurisdiction upon entry of a final non-appealable judgment to be the result of Indemnitee’s fraud or dishonesty.
(b) Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 2(b) if, by reason of Indemnitee’s Company Status, Indemnitee is,
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or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 2(b), the Company shall and hereby does indemnify the Indemnitee, to the fullest extent permitted by law, against all Expenses and Liabilities incurred or paid by Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful and such Expenses and Liabilities are not found by a court of competent jurisdiction upon entry of a final non-appealable judgment to be the result of such Indemnitee’s fraud or dishonesty; provided, however, that, if applicable law so requires, no indemnification against such Expenses or Liabilities shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Supreme Court of Bermuda or other court of competent jurisdiction shall determine that such indemnification may be made.
(c) Indemnification for Expenses and Liabilities of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Company Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the fullest extent permitted by law against all Expenses and Liabilities incurred or paid by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses and Liabilities incurred or paid by Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
(d) Additional Indemnitees. If any of the Sponsor, any Affiliate of the Sponsor, any Sponsor Indemnitor (as defined in Section 8 below) or its insurer, or any direct or indirect partner, manager, member, shareholder, employee, director, officer or agent of such Person (collectively, the “Additional Indemnitees”) is or was a party or is threatened to be made a party to or is otherwise involved in (including, without limitation, as a witness or responding to discovery) any Proceeding, and such Additional Indemnitee’s involvement in the Proceeding arises from the Indemnitee’s Company Status, or from such Additional Indemnitee’s financial interest (whether through equity, debt or otherwise) in or control or alleged control of the Company, then such Additional Indemnitee shall be entitled to all of the indemnification rights and remedies (including, without limitation, the advancement of Expenses pursuant to comparable procedures as those set forth in Section 5 with respect to advancement of Expenses therein), and shall to the extent indemnified hereunder undertake the obligations, of the Indemnitee under this Agreement to the same extent as the Indemnitee. The Company and Indemnitee agree that the Additional Indemnitees are express third party beneficiaries of the terms hereof.
3.   Contribution in the Event of Joint Liability.
(a) Whether or not the indemnification provided in Sections 2 or 4 hereof is available, in respect of any threatened, pending or completed Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee to the fullest extent permitted by law. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) without the prior written consent of Indemnitee, such consent not to be unreasonably withheld or delayed.
(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in, or otherwise incurs any Expenses or Liabilities in connection with, any threatened, pending or completed Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses and
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Liabilities incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses or Liabilities, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.
(c) The Company hereby agrees, to the fullest extent permitted by law, to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by shareholders, officers, directors or employees of the Company who may be jointly liable with Indemnitee.
4.   Indemnification for Expenses of a Witness or in Response to a Subpoena. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, is by reason of Indemnitee’s Company Status, a witness in any Proceeding to which Indemnitee is not a party, or receives a subpoena in any Proceeding to which Indemnitee is not a party, the Company shall and hereby does indemnify the Indemnitee, to the fullest extent permitted by law, against all Expenses paid or incurred by Indemnitee in connection therewith and in the manner set forth in this Agreement.
5.   Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Company Status within ten (10) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined by a final, non-appealable order of the Court of Chancery of the State of Delaware or other court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free and made without regard to Indemnitee’s financial ability to repay such Expenses.
6.   Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are at least as favorable as may be permitted under the Organizational Documents, applicable law and public policy of Bermuda. Accordingly, the Parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:
(a) To obtain indemnification (including, but not limited to, the advancement of Expenses and contribution by the Company) under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.
(b) Upon written request by Indemnitee for indemnification pursuant to Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto, if required by applicable law, shall be made in the specific case by one of the following three methods, which shall be at the sole election of Indemnitee: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by Independent Counsel in a written opinion or (3) by a panel of arbitrators, one of whom is selected by the Indemnitee, another of whom is selected by the Company and the last of whom is selected by the first two arbitrators so selected (the party making such determination, the “Determining Party”).
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(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, Independent Counsel shall be selected as provided in this Section 6(c) and the selecting party shall promptly provide written notice of such selection to the other party hereto. Independent Counsel shall be selected by Indemnitee and approved by the Company (such approval not to be unreasonably withheld or delayed). Indemnitee or the Company, as the case may be, may, within ten (10) days after receipt of written notice of the selection of Independent Counsel, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of  “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, (i) Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit and (ii) Indemnitee may select a new Independent Counsel and the Company shall have an additional ten (10) days after receipt of notice to object. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company agrees to pay the reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with its acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed and regardless of whether Indemnitee is ultimately determined to be entitled to indemnification hereunder.
(d) In making a determination with respect to entitlement to indemnification hereunder, the Determining Party shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 6(a) of this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.
(e) If the Determining Party shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such thirty (30) day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the Determining Party in good faith requires such additional time for the obtaining or evaluating documentation and/or information relating thereto.
(f) Indemnitee shall cooperate with the Determining Party, including providing to the Determining Party upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors, or arbitrator shall act reasonably and in good faith in making a determination under the Agreement of the Indemnitee’s entitlement to indemnification. Any costs or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Determining Party shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
(g) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse
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judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.
(h) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that the actions or omissions of the Indemnitee were not in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, or, with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(i) The Company shall not settle any Proceeding in which the Indemnitee is or could reasonably be expected to become a party without the Indemnitee’s written consent, which will not be unreasonably withheld or delayed.
7.   Remedies of Indemnitee.
(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification shall have been timely made pursuant to Section 6(b) of this Agreement after receipt by the Company of the request for indemnification, or (iv) payment of indemnification is not made within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in the Court of Chancery of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. The Company shall not oppose Indemnitee’s right to seek any such adjudication.
(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination under Section 6(b).
(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent a prohibition of such indemnification under applicable law.
(d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any D & O Insurance or other directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all Expenses paid or incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery. The Company shall, within thirty (30) days after receipt by the Company of a written request therefor from Indemnitee, advance such Expenses to Indemnitee pursuant to comparable procedures as those set forth in Section 5 with respect to advancement of Expenses therein.
(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.
8.   Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification.
(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Organizational Documents, a vote of shareholders or a resolution of directors, or otherwise. The Company shall not adopt
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any amendment or alteration to, or repeal of, the Organizational Documents the effect of which would be to deny, diminish or encumber the Indemnitee’s rights to identification pursuant to this Agreement, the Organizational Documents or applicable law prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Organizational Documents and this Agreement, Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b) The Indemnitee shall be covered by the D & O Insurance and any other insurance policy or policies providing liability insurance for directors, managers, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, and Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. During the period that Indemnitee maintains Company Status and for a period of six (6) years following the termination of such Company Status, the Company shall maintain for the benefit of Indemnitee D & O Insurance that is at least as favorable to Indemnitee as the existing coverage provided by the Company; provided that the Company shall not be required to maintain such a policy to the extent it is prohibited by any changes in applicable law. To the extent that the Company maintains D & O Insurance providing liability insurance for any Person on account of their Company Status, Indemnitee shall be covered by such D & O Insurance in accordance with its or their terms to the maximum extent of the coverage available for any other Person on account of their Company Status.
(c) [The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by Sponsor and certain of its Affiliates and/or Affiliated investment funds (excluding, the Company and its Subsidiaries) (collectively, the “Sponsor Indemnitors”). Notwithstanding anything to the contrary in the Organizational Documents of the Company, the Company hereby agrees that, to the fullest extent permitted by law, the Company: (i) is the indemnitor of first resort (i.e., its or its insurers obligations to advance Expenses and to indemnify Indemnitee for Expenses and Liabilities are primary and any obligation of the Sponsor Indemnitors or their insurers to advance expenses or to provide indemnification for the same Expenses or Liabilities incurred by Indemnitee are secondary), (ii) shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses and Liabilities to the extent legally permitted and as required by the terms of this Agreement and the Organizational Documents of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Sponsor Indemnitors or their insurers, and, (iii) irrevocably waives, relinquishes and releases the Sponsor Indemnitors and such insurers from any and all claims against the Sponsor Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Sponsor Indemnitor or its insurer should advance any expenses or make any payment to an Indemnitee for matters entitled to advancement or indemnification by the Company pursuant to this Agreement (or any other agreement between the Company and Indemnitee), the Company shall promptly reimburse such Sponsor Indemnitor or insurer and that such Sponsor Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnitee under this Agreement (or any other agreement between the Company and Indemnitee), including to the payment of expenses in an action to collect. The Company agrees that any Sponsor Indemnitor or its insurer not a party hereto shall be an express third party beneficiary of this Section 8(c), able to enforce such clause according to its terms as if it were a party hereto.
9.   Exception to Right of Indemnification. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless (a) the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors of the Company or (b) such Proceeding is being brought by the Indemnitee to assert, interpret or enforce Indemnitee’s rights under this Agreement.
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10.   Duration of Agreement.
(a) Except as provided in Section 10(b), all agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director of the Company (or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any current or future Proceeding (or any proceeding commenced under Section 7) by reason of Indemnitee’s Company Status, whether or not Indemnitee is acting or serving in any such capacity at the time any Expense or Liability is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer, manager or director of, or in any other capacity for, the Company or any other Entity at the Company’s request.
(b) Notwithstanding anything to the contrary contained in this Agreement or the Organizational Documents, the provisions of Section 10 of this Agreement, and all agreements and obligations of the Company contained therein, shall remain in full force and effect, and shall survive termination of this Agreement, with respect to matters arising before or after such termination, until such time as such provisions are explicitly waived and revoked by Sponsor. Such waiver and revocation shall be made in writing to the Company and shall take effect at the time specified therein or, if no time is specified therein, at the time of receipt thereof by the Company.
11.   Security. To the extent requested by the Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.
12.   Enforcement.
(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director of the Company.
(b) This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the Parties hereto with respect to the subject matter hereof.
13.   Fees and Expenses. The Company or its Subsidiary, as the case may be, shall reimburse the Indemnitee for all reasonable out-of-pocket expenses incurred in connection with the Indemnitee’s attendance at meetings of the Board of Directors of the Company or board of directors or managers of any of the Company’s Subsidiaries and any committees thereof, including without limitation reasonable travel, lodging and meal expenses.
14.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
15.   Modification and Waiver. Except as provided by Section 8(a) with respect to changes in applicable law that broaden the rights of Indemnitee to be indemnified by the Company, no supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof  (whether or not similar) nor shall such waiver constitute a continuing waiver.
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16.   Notice By Indemnitee. Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.
17.   Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if  (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the second business day after the date on which it is so mailed:
1. If to Indemnitee, to the address set forth below Indemnitee’s signature hereto.
2. If to the Company, to:
Triton International Limited
[Triton International Limited Address]
Attention: [•]
Email: [•]
or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
18.   Identical Counterparts. This Agreement may be executed and delivered (including by facsimile or .PDF transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
19.   Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
20.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law; provided, however, this Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, to the extent such principles or rules would require the application of laws of such jurisdiction.
21.   Consent to Jurisdiction. Except as provided by the last proviso of Section 2(b) hereof, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 21, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 17. The consents to jurisdiction set forth in this Section 21 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 21 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In addition, each of the Parties agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Remainder of Page Intentionally Blank
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the day and year first above written.
COMPANY:
TRITON INTERNATIONAL LIMITED
By:
Name:
Title:
INDEMNITEE:

[NAME]
Address:
[Signature Page to Indemnification Agreement]
B-1-63

EXHIBIT I
FORM OF MANAGEMENT RIGHTS AGREEMENT
B-1-64

TRITON INTERNATIONAL LIMITED
C/O TRITON CONTAINER INTERNATIONAL LIMITED
CANON’S COURT
22 VICTORIA STREET
HAMILTON HM 12 BERMUDA
[Date]
[VCOC Investor]
[Address]
Ladies and Gentlemen:
Triton International Limited, a Bermuda company (the “Company”), hereby agrees that for so long as [VCOC Investor] (the “Investor”) continues to hold direct or indirect interests in the Company, in addition to any rights afforded to the Investor by the Sponsor Shareholders’ Agreement by and among the Investor, the Company and certain other parties, dated as of November 9, 2015 (the “Shareholder Agreement”), the Company shall comply with each of the covenants below.
(a) Provide or grant (as the case may be) the Investor or its designated representative with:
(i) the right to visit and inspect any of the offices and properties of the Company and its subsidiaries, and inspect the books and records of the Company and its subsidiaries, at such times as the Investor shall reasonably request;
(ii) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, copies of  (x) the unaudited consolidated balance sheets of the Company and its consolidated subsidiaries, as of the end of such fiscal quarter, and (y) the related unaudited consolidated statements of income and cash flows for such fiscal quarter, in each case pre-pared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and year-end audit adjustments;
(iii) within 120 days after the end of each fiscal year of the Company, copies of  (x) the audited consolidated balance sheets of the Company and its consolidated subsidiaries, as of the end of such fiscal year, and (y) the related audited consolidated statements of income and cash flows for such fiscal year, and the notes thereto, in each case prepared on a consolidated basis in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, together, in the case of such audited financial statements, with any auditor’s report thereon signed by a firm of established national reputation;
(iv) to the extent that the Company and any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, in each case actually prepared by the Company or any such subsidiary, as soon as available; and
(v) copies of all materials provided to the Company’s or any of its subsidiaries’ board of directors or board of managers (each a “Board” and collectively, the “Boards”), as applicable, and each committee thereof, at such times that such materials are provided to such Boards or committees, except that the Investor may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions or for other similar reasons;
(b) Make appropriate officers and directors of the Company and its subsidiaries available periodically and at such times as reasonably requested by the Investor for consultation with the Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions
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of plants and equipment (other than acquisitions or dispositions of equipment in the ordinary course of business consistent with past practice), significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions, or the proposed commencement or compromise of significant litigation; and
(d) For any period during which an authorized representative of the Investor is not a member of the Company’s Board of Directors, grant the Investor the right to appoint a representative of the Investor to attend all meetings of the Boards in a nonvoting observer capacity (the “Observer”), which Observer may, to the extent not inconsistent with other provisions of this paragraph, participate in all discussions of matters brought before the Boards and such committees and address the Boards with respect to Investor’s concerns regarding significant business issues facing the Company.
The Company hereby agrees to consider (and to cause its subsidiaries to consider), in good faith, the recommendations of the Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company or such subsidiary, as the case may be.
Investor may not assign any of its rights hereunder without the prior written consent of the Company; provided that the Investor may transfer the rights afforded to it under this letter agreement to an affiliate that shares common ownership of 50% or more with the Investor. Notwithstanding the foregoing, in the event that the Investor transfers all of its interests in the Company and its subsidiaries to an affiliated entity or the direct or indirect subsidiary of an affiliated entity that is intended to qualify as a venture capital operating company under 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”), such transferee shall be afforded the same rights with respect to the Company and its subsidiaries as are afforded to the Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.
Investor agrees to keep any information received in connection with this letter agreement confidential and not to disclose it to anyone except (i) to its Affiliates, directors, officers, employees and professional advisors, auditors or accountants, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by the interests in the Company and who are informed that such information is subject to the provisions of this paragraph and who enter into confidentiality arrangements with Investor in a form reasonably satisfactory to the Investor and the Company; (ii) (x) where requested or required by any court or any judicial, governmental, supervisory or regulatory body or otherwise in connection with any judicial or administrative proceeding in which Investor or any of its Affiliates is involved, (y) where required by the rules of any stock exchange on which the shares or other securities of Investor or any of its Affiliates are listed, or (z) where required by any laws or regulations, provided the Investor gives the Company prompt notice of any such requests or requirements, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief at the Company’s sole expense (and the Investor shall cooperate with such efforts by the Company and shall in any event make only the minimum disclosure required to comply with such requests or requirements); or (iii) with the prior written consent of the Company. The foregoing obligations shall not apply to (A) information which is publicly known at the time of disclosure; (B) information received by Investor from a third party not in violation of a confidentiality obligation towards the Company; or (C) information relating to the United States federal income tax treatment of the matter (excluding the identity of any parties involved therewith) that is the subject of such information. For purposes of this clause, an “Affiliate” of any entity means another entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity.
This letter agreement may be amended by a document which indicates that it is intended to be an amendment hereto and which is executed by Investor and the Company. The parties agree that if legal counsel for Investor reasonably concludes that, due to changes after the date hereof in applicable law or regulatory interpretation, the rights granted hereby should be altered to preserve the qualification of Investor’s investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation, the parties hereto will negotiate in good faith such amendments to this letter agreement as are reasonably necessary to effect such alterations; provided, however, that no such alteration would result in a material adverse effect on the operation, business or the prospects of the Company.
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This letter agreement and the rights and duties of the parties hereto, is binding on and enforceable against the Investor and the Company, and in the event of a conflict between the provisions of this letter agreement and any other agreement between such parties, the provisions of this letter agreement shall control.
The provisions of this letter agreement and the rights and obligations of the parties under this letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Facsimile or electronic transmission of original signatures shall constitute and be accepted as original signatures.
Kindly acknowledge your agreement with the foregoing by executing this agreement where indicated below.
[SIGNATURE PAGES FOLLOW]
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Very truly yours,
TRITON INTERNATIONAL LIMITED
By:

Name:
Title:
[Form Management Rights Letter]
B-1-68

Acknowledged and Agreed to by:
[VCOC Investor]
By:
Name:
Title:
Date:
[Form Management Rights Letter]
B-1-69

ANNEX B-2
VESTAR SHAREHOLDERS AGREEMENT

SPONSOR SHAREHOLDERS AGREEMENT (VESTAR)
BY AND AMONG
TRITON INTERNATIONAL LIMITED
AND
THE SPONSOR SHAREHOLDERS PARTY HERETO
THE COMPANY SHARES (AS DEFINED HEREIN) ISSUED TO THE SPONSOR SHAREHOLDERS PARTY HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
Dated as of November 9, 2015

B-2-i

Page
Section 6.19. Subsequent Acquisition of Company Securities	B-2-17
Section 6.20. Effectiveness	B-2-17
Exhibits and Schedules:
EXHIBIT A SPONSOR SHAREHOLDERS
EXHIBIT B JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT
EXHIBIT C RESTRICTED EXECUTIVES
EXHIBIT D TARGET SENIOR EXECUTIVES
EXHIBIT E MEMORANDUM OF ASSOCIATION
EXHIBIT F FORM OF BYE-LAWS
EXHIBIT G REGISTRATION RIGHTS
EXHIBIT H FORM OF INDEMNIFICATION AGREEMENT
EXHIBIT I FORM OF MANAGEMENT RIGHTS AGREEMENT
Schedule 2.02(b) DIRECTORS OF THE COMPANY
B-2-ii

SPONSOR SHAREHOLDERS AGREEMENT (VESTAR)
This SPONSOR SHAREHOLDERS AGREEMENT (VESTAR) (this “Agreement”), dated as of November 9, 2015, is entered into by and among Triton International Limited, a Bermuda exempted company incorporated with limited liability (the “Company”), and each of the shareholders of the Company whose name appears on Exhibit A hereto (each, a “Sponsor Shareholder” and, together with the Company, the “Parties”).
WITNESSETH:
WHEREAS, the Company, Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”) and Ocean Bermuda Sub Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”) have entered into a transaction agreement (the “Transaction Agreement”), dated as of the date hereof, pursuant to which, on the Closing Date (as such term is defined in the Transaction Agreement), subject to certain terms and conditions, among other things, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving the merger as a wholly-owned subsidiary of the Company (collectively, the “Closing”); and
WHEREAS, in connection with the execution of the Transaction Agreement by the Company, the Parties wish to set forth certain rights, duties and obligations with respect to the Company, to become effective upon the occurrence of the Closing.
NOW, THEREFORE, in consideration of the mutual promises of the Parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Company and the Sponsor Shareholders as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.01.   Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company; provided, further, that “Affiliate” shall not include the portfolio companies of any of the Sponsor Shareholders or any Affiliate of such portfolio companies (other than the Company and its Subsidiaries) so long as such portfolio company (i) has not been directed by the Sponsor Shareholders or their Affiliates to take any actions that would otherwise be prohibited by Affiliates of the Sponsor Shareholders under this Agreement and (ii) has not been provided with any Confidential Information by the Sponsor Shareholders or their Affiliates.
“Agreement” has the meaning set forth in the preamble.
A Person shall be deemed to be the “beneficial owner” of securities:
(i) when such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of  (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act) such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing;
(ii) when such Person, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or
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(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any such securities.
“Bermuda Sub” has the meaning set forth in the recitals.
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.
“Bye-laws” means the bye-laws of the Company, as amended from time to time.
“Charter” means the memorandum of association of the Company, as amended and restated from time to time.
“Closing” has the meaning set forth in the recitals.
“Common Shares” means the common shares, par value $0.01 per common share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.
“Company” has the meaning set forth in the preamble.
“Company Securities” means (i) the Common Shares and any other shares of capital or other equity of the Company or any Subsidiary, (ii) securities convertible into or exchangeable for Common Shares or other shares of capital or other equity of the Company or any Subsidiary, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire Common Shares or other shares of capital or other equity of the Company or any Subsidiary.
“Company Shares” means the issued and outstanding Common Shares.
“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Sponsor Shareholder or its Representatives; provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Sponsor Shareholder or its Representatives in violation of this Agreement, (ii) is or was available to such Sponsor Shareholder on a non-confidential basis prior to its being furnished to such Sponsor Shareholder or its Representatives by the Company or (iii) was or becomes available to such Sponsor Shareholder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to such Sponsor Shareholder’s actual knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“Delaware Sub” has the meaning set forth in the recitals.
“Derivative Securities” means, with respect to any Person, any rights, options or other securities convertible into or exchangeable for equity securities, or any obligations measured by the price or value of any equity securities, including without limitation any swaps or other derivative arrangements.
“Designated Sponsor Director” means the Vestar Director and the “Warburg Pincus Directors,” as defined in the Warburg Pincus Shareholders Agreement.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.
B-2-2

“Extraordinary Transaction” means any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender or exchange offer, liquidation, sale of all or substantially all assets, or other similar extraordinary transaction involving the Company.
“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.
“Independent Director” means any Person designated as a director of the Board that complies with the Independence Requirements; provided, that the Vestar Director will not be disqualified from being considered an Independent Director if the Vestar Director otherwise complies with the Independence Requirements.
“Independence Requirements” means the applicable director and committee member independence requirements set forth pursuant to applicable Law and the applicable rules and regulations of any stock exchange on which the Company Securities are listed, including the independence requirements established by the SEC and the NYSE, it being understood that the affiliation of the Vestar Director with a Company shareholder beneficially owning ten percent (10%) or more of the Company Shares will not, by itself, prevent such Vestar Director from satisfying the Independence Requirements (other than the Independence Requirements applicable to the members of the Audit Committee).
“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.
“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.
“Necessary Action” means, with respect to a specified result to be undertaken by any Person, all actions within its control (to the extent such actions are permitted or not prohibited by applicable Laws and stock exchange regulations and would not cause the Parties to breach their respective obligations under this Agreement or the Charter or the Bye-laws) reasonably necessary or appropriate to promptly cause such result (whether directly or indirectly), including (subject to the foregoing) (i) voting or providing a written consent or proxy with respect to its Company Shares, (ii) calling or attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption by the Person obligated to undertake the Necessary Action of shareholders’ resolutions and amendments to the Company’s Charter or Bye-laws, (iii) using reasonable best efforts to cause members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“NYSE” means the New York Stock Exchange.
“Parties” has the meaning set forth in the preamble.
“Passive Institutional Investor” means any Person who, with respect to an investment in Company Securities, is eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.
“Qualified Public Offering” means the initial underwritten offering of Company Shares.
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“Recommended Transaction” means any Extraordinary Transaction (including any tender or exchange offer made for Company Shares) that is approved by the Board and provides for equal treatment of all Company Shares, including providing for the same type and amount of consideration per Company Share to all shareholders of the Company.
“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of, such Person with respect to the Company, any of its Subsidiaries or this Agreement.
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Sponsor Shareholder” has the meaning set forth in the preamble.
“Sponsor Shareholder Group” means, collectively, all of the Sponsor Shareholders (including, for the avoidance of doubt, any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02).
“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.
“TAL” has the meaning set forth in the recitals.
“Transaction Agreement” has the meaning set forth in the recitals.
“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, hedge, pledge, hypothecate, encumber, exchange or otherwise transfer, directly or indirectly, such Company Shares or any participation or interest therein, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a sale, assignment, disposition, hedging, pledge, hypothecation, encumbrance, exchange or other direct or indirect transfer of such Company Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing, in each case, directly or indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise (other than, for the avoidance of doubt, by way of a Transfer of any equity interest of a Sponsor Shareholder), and “Transferred,” “Transferee” and “Transferor” each have a correlative meaning; provided, that the change of any trust, trustee or fiduciary of a Sponsor Shareholder (to a successor trust, trustee or fiduciary of such Sponsor Shareholder) will not in and of itself be considered a Transfer of the Company Shares held by such Sponsor Shareholder.
“Triton” has the meaning set forth in the recitals.
“Triton Voting Agreements” has the meaning set forth in the Transaction Agreement.
“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis with a view to public distribution.
“Warburg Pincus Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Warburg Pincus) entered into on the date hereof by and between the Company and the Warburg Pincus Shareholder Group.
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“Warburg Pincus Shareholder Group” means, collectively, (i) Warburg Pincus (Callisto-II) Private Equity X, L.P., (ii) Warburg Pincus (Europa-II) Private Equity X, L.P., (iii) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (iv) Warburg Pincus X Partners, L.P., (v) ICIL Triton Holdings, L.P., and (vi) Tulip Growth PCC Limited and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02.
In addition, each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Audit Committee	2.03
Chairman	2.02(e)
Committee	2.03
Compensation Committee	2.03
Director Indemnitee	2.04
Fund Indemnitors	2.04
Identified Person	6.09
Indemnification Agreement	2.04(a)
Initial Holding Period	3.01(a)
Joinder Agreement	3.02
Nominating and Corporate Governance Committee	2.03
Prospective Transferee	4.03(b)
Replacement Sponsor Designee	2.02(c)
Restricted Executives	4.02(b)
Vacancy Event	2.02(c)
VCOC	2.06
VCOC Investor	2.06
Vestar Director	2.02
Section 1.02.   Other Interpretive Provisions.
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) A reference to an Article, Section or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement.
(c) The Exhibits form an integral part hereof.
(d) Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.
(e) Unless the context otherwise requires, the words “hereof” and “herein,” and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause.
(f) The term “including” is not limiting and means “including without limitation.”
(g) Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive.
(h) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(i) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
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ARTICLE II
CORPORATE GOVERNANCE
Section 2.01.   Board of Directors. For so long as the Sponsor Shareholder Group is entitled to designate to the Board at least one (1) director pursuant to Section 2.02(a), each of the Parties shall, and shall cause its respective Affiliates to, take all Necessary Action to ensure that the Board consist of nine (9) directors and the Board and the Committees be constituted and operate in accordance with this ARTICLE II; provided, that in the event the Sponsor Shareholder Group, together with the Warburg Pincus Shareholder Group, is entitled to designate to the Board fewer than three (3) directors, the Board may consist, in the Company’s sole discretion (subject to any limitations in the Bye-laws or requirements of applicable Law), of six (6) directors plus the number of directors that the Sponsor Shareholder Group, together with the Warburg Pincus Shareholder Group is then entitled to designate.
Section 2.02.   Composition of the Board.
(a) Vestar Director; Other Directors.
(i) For so long as the Sponsor Shareholder Group beneficially owns a number of Company Shares representing at least one-third (1/3) of the number of Company Shares beneficially owned by the Sponsor Shareholder Group as of the date of the Closing (as adjusted for any share-splits, share dividends, combinations, recapitalizations or the like), the Sponsor Shareholder Group shall have the right to designate to the Board one (1) director (the director so designated (and any replacement therefor designated in accordance with Section 2.02(c)) the “Vestar Director”) and the Parties shall take all Necessary Action to cause such Vestar Director to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such Vestar Director at such meeting and (B) soliciting proxies for the election of such Vestar Director); provided that, to the extent that such individual is not included in the initial Board pursuant to Section 2.02(b), the nomination of such Vestar Director shall be subject to the approval of the Nominating and Corporate Governance Committee, and the approval of the Board, it being understood that any executive in good standing, with a title of  “managing director” or above of a Sponsor Shareholder or any Affiliate thereof, shall be presumed to be qualified to serve as a director of the Board, unless the Nominating and Corporate Governance Committee of the Board concludes in good faith that there is good reason to rebut such presumption.
(ii) All other directors of the Company shall be nominated by the Nominating and Corporate Governance Committee and the Parties shall, subject to Section 2.07(b), take all Necessary Action to cause such directors to be elected at each annual general meeting of the Company and at any other meeting where directors of the Board are to be elected (including, in the case of the Company, by (A) recommending that the shareholders of the Company vote in favor of the election of such directors at such meeting and (B) soliciting proxies for the election of such directors).
(b) Initial Board. Effective as of the Closing, the Board shall initially be comprised of the nine (9) individuals set forth on Schedule 2.02(b) attached hereto, each of whom shall hold office until the next election of directors in accordance with the Bye-laws and this Agreement or, if earlier, until the occurrence of a Vacancy Event with respect to such director.
(c) Removal; Vacancy. The Sponsor Shareholder Group shall have the exclusive right to (i) remove the Vestar Director from the Board, and the Parties shall take all Necessary Action to cause the removal of the Vestar Director at the request of the applicable Sponsor Shareholder, and (ii) designate replacements for such Vestar Director (each, a “Replacement Sponsor Designee”) upon death, disability, resignation, retirement, disqualification or removal (with or without cause) (each a “Vacancy Event”) of such Vestar Director, and the Parties shall take all Necessary Action to cause such Replacement Sponsor Designees to be appointed or elected to the Board as soon as practicable following the occurrence of such Vacancy Event; provided that, for the avoidance of doubt, any Replacement Sponsor Designee so designated shall be subject to the approval of the Nominating and Corporate Governance Committee in accordance with Section 2.02(a)(i) and no Sponsor Shareholder shall have a right to designate a Replacement Sponsor Designee to the extent that the appointment or election of such Replacement Sponsor Designee would
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result in the Board having as members, at any time, a number of directors designated by the Sponsor Shareholder Group in excess of the number of directors that the Sponsor Shareholder Group is then entitled to designate pursuant to Section 2.02(a). All other director vacancies shall be filled by designees nominated by the Nominating and Corporate Governance Committee.
(d) Independent Directors. The Board shall be composed of not less than a majority of Independent Directors.
(e) Chairman of the Board. Meetings of the Board shall be presided over by the Chairman of the Board (the “Chairman”), who shall be chosen by a majority vote of the Board. In the absence of the Chairman, meetings of the Board shall be presided over by the Chief Executive Officer of the Company. The Chairman shall not have any more votes than any other director, nor shall the Chairman have a casting or tie-breaking vote. The initial Chairman shall be Brian M. Sondey.
Section 2.03.   Committees. The Board shall create such committees as it may determine or as may be required under applicable Law or the applicable rules and regulations of any stock exchange on which the Company Securities are listed (each, a “Committee”). Each of the Parties shall take all Necessary Action to cause the creation and maintenance of:
(a) a nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”), which, so long as either the Sponsor Shareholder Group or the Warburg Pincus Shareholder Group is entitled to and has designated at least one Designated Sponsor Director who meets the Independence Requirements pursuant to Section 2.02(a), or pursuant to the corresponding provision of the Warburg Pincus Shareholders Agreement (as the case may be), shall include at least a Designated Sponsor Director who meets the Independence Requirements to be a member of such Committee, and shall otherwise consist of such Independent Directors as the Board may determine, with the majority of such Committee consisting of Independent Directors who are not Designated Sponsor Directors;
(b) a compensation committee of the Board (the “Compensation Committee”), which, so long as either the Sponsor Shareholder Group or the Warburg Pincus Shareholder Group is entitled to and has designated at least one Designated Sponsor Director who meets the Independence Requirements pursuant to Section 2.02(a), or pursuant to the corresponding provision of the Warburg Pincus Shareholders Agreement (as the case may be), shall include at least a Designated Sponsor Director who meets the Independence Requirements to be a member of such Committee, and shall otherwise consist of such Independent Directors as the Board may determine, with the majority of such Committee consisting of Independent Directors who are not Designated Sponsor Directors; and
(c) an audit committee of the Board (the “Audit Committee”), which shall consist of such Independent Directors as the Board may determine.
Section 2.04.   Insurance; Indemnification. The Company shall (i) pay to each director that is not a management director such fees as may be determined by the Board (and in all cases on the same basis as other members of the Board), (ii) reimburse each director for all reasonable out-of-pocket expenses incurred in connection with such director’s attendance at meetings of the Board and any committee thereof, including reasonable travel, lodging and meal expenses, (iii) enter into an indemnification agreement substantially in the form of Exhibit H attached hereto (each, an “Indemnification Agreement”) with each director, (iv) include in its Bye-laws provisions for exculpation and indemnification of each director, in each case to the maximum extent permitted by applicable Law, and (v) obtain customary director and officer indemnity insurance, which insurance shall name as insured each director.
(b) The Company hereby acknowledges that, in addition to the rights provided to the Vestar Director pursuant to any Indemnification Agreement or other agreement or arrangement with the Company (as beneficiary of such rights, the Vestar Director is herein referred to as a “Director Indemnitee”), the Director Indemnitee may have certain rights to indemnification or advancement of expenses provided by, or insurance obtained by, the Sponsor Shareholders or certain of their Affiliates (excluding the Company and its Subsidiaries), whether now or in the future (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or any other agreement or arrangement with the Company, the Company hereby agrees that, with respect to its indemnification and advancement obligations to such Vestar Director under the Indemnification Agreements and/or any such other agreement
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or arrangement, the Company (A) is the indemnitor of first resort (i.e., its obligations to indemnify the Director Indemnitee are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Director Indemnitee is secondary and excess), (B) shall be required to advance the full amount of expenses incurred by a Director Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by a Director Indemnitee or on his or her behalf to the extent legally permitted and as required by the Indemnification Agreements and/or any such other agreement or arrangement, without regard to any rights such Director Indemnitee may have against the Fund Indemnitors or their insurers, and (C) irrevocably waives, relinquishes and releases the Fund Indemnitors and such insurers from any and all claims against the Fund Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to a Director Indemnitee for matters entitled to advancement or indemnification by the Company pursuant to an Indemnification Agreement and/or any such other agreement or arrangement, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Director Indemnitee under the Indemnification Agreements and/or any such other agreement or arrangement, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or its insurer not a party hereto shall be an express third party beneficiary of this Section 2.04(b), able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements and/or any such other agreement or arrangement is intended to limit the scope of this Section 2.04(b) or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.
Section 2.05.   Charter; Bye-laws. The Charter and the Bye-laws of the Company in effect as of the Closing shall be those set forth in Exhibit E and Exhibit F, respectively, with such changes to the Bye-laws as the Parties may agree to in writing. In the event that any provision of this Agreement is or becomes inconsistent or in conflict with the Charter or the Bye-laws, the Parties shall take all Necessary Action to amend the Charter or the Bye-laws, as applicable, such that the Charter and the Bye-laws are not inconsistent or in conflict with this Agreement.
Section 2.06.   ERISA Matters. Without limitation or prejudice of any of the rights provided to any of the Sponsor Shareholders under this Agreement, each of the Sponsor Shareholders and any successor thereof, and, at the written request of a Sponsor Shareholder, each co-investor or Affiliate of a Sponsor Shareholder that indirectly has an interest in the Company Securities through such Sponsor Shareholder, in each case that is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the U.S. Department of Labor Regulations codified at 29 C.F.R. Section 2510.3-101 that beneficially owns a number of Company Shares representing at least one percent (1%) of the number of Company Shares outstanding (as adjusted for any share splits, share dividends, combinations, recapitalizations or the like (each, a “VCOC Investor”), may, upon the written request of such VCOC Investor, enter into a management rights agreement in substantially the form attached hereto as Exhibit I (each, a “Management Rights Agreement”), between the Company and each VCOC Investor, pursuant to which such VCOC Investor shall have customary and appropriate VCOC rights; provided, however, that the Company reserves the right to exclude such VCOC Investor from access to any written materials prepared for distribution to members of the Board at regularly scheduled Board meetings or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information, to comply with regulatory restrictions, or for other similar reasons), and the right to audited and unaudited financial statements; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to future corporate actions. The right of any Person to receive information or access pursuant to a Management Rights Agreement shall be subject to such Person executing a customary confidentiality agreement in favor of the Company and the related Sponsor Shareholder shall, in addition to the Person executing such agreement, be responsible for any breach thereof.
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Section 2.07.   Voting Agreement.
(a) For so long as the Sponsor Shareholder Group beneficially owns at least five percent (5%) of the Company Shares then issued and outstanding, each member of the Sponsor Shareholder Group shall vote (i) 55.0% of its Company Shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders (or their Affiliates) in any election or removal of directors (other than with respect to any contested election, any election of a Warburg Pincus Director or a Vestar Director, any removal of a Warburg Pincus Director or a Vestar Director or any replacement of such directors in accordance with Section 2.02(c)) and (ii) all of its Company Shares in the same proportion as the votes cast by shareholders of the Company who are not Sponsor Shareholders (or their Affiliates) in any vote or consent on any shareholder proposal or Extraordinary Transaction unless it is approved by a majority of the directors on the Board and, in the case of an Extraordinary Transaction, provides equal treatment of all Company Shares.
(b) Subject to Section 2.07(a), each member of the Sponsor Shareholder Group agrees to take all Necessary Action, including by casting all votes to which such Sponsor Shareholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause the election, removal and replacement of directors in accordance with Section 2.02 and to otherwise give the fullest effect possible to the provisions of this ARTICLE II.
(c) The Company agrees, to the extent permitted by applicable Law and the applicable rules and regulations of any stock exchange on which the Company Securities are listed, to include in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors the Persons designated pursuant to Section 2.02 and to nominate and recommend each such Person to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof, and take all Necessary Action to otherwise give the fullest effect possible to the provisions of this ARTICLE II.
ARTICLE III
TRANSFERS
Section 3.01.   Limitations on Transfer.
(a) During the six (6) month period following the date of the Closing (the “Initial Holding Period”), none of the members of the Sponsor Shareholder Group shall Transfer any of its Company Shares unless such Transfer is (i) pursuant to or in connection with a Recommended Transaction or (ii) approved by the Board.
(b) After the Initial Holding Period, for so long as the members of the Sponsor Shareholder Group beneficially own more than five percent (5%) of the Company Shares then issued and outstanding, no Sponsor Shareholder shall Transfer any of its Company Shares unless:
(i) such Transfer is in compliance with the Securities Act and any other applicable securities or “blue sky” Laws; and
(ii) any of the following conditions is satisfied in connection with such Transfer:
(A) to the knowledge of such Sponsor Shareholder, the Transferee of such Company Shares (whether a Person or a “group,” as defined under the Exchange Act) would not, after completion of such Transfer, beneficially own more than ten percent (10%) of the Company Shares then issued and outstanding or, if such Transferee is, to the knowledge of such Sponsor Shareholder, a Passive Institutional Investor, fifteen percent (15%) of the Company Shares then issued and outstanding;
(B) to such Transfer is pursuant to, or in connection with, a Recommended Transaction;
(C) to such Transfer is pursuant to an Underwritten Offering; or
(D) to such Transfer is approved by the Board.
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(c) For purposes of:
(i) the foregoing clauses (a)(ii) and (b)(ii)(D), the Board shall act by a majority of the members of the Board other than the Designated Sponsor Directors; and
(ii) the foregoing clause (b)(ii)(A), “knowledge” means the actual knowledge of the relevant Sponsor Shareholder, after review of the SEC’s EDGAR system with respect to the Transferee if the identity of the Transferee is known and (i) in no event shall (A) the knowledge of such Sponsor Shareholder’s broker be imputed to such Sponsor Shareholder and (B) such Sponsor Shareholder have any obligation to make inquiry or investigation as to the identity of the Transferee and (ii) if such Sponsor Shareholder has actual knowledge of the identity of the Transferee, such Sponsor Shareholder shall be entitled to rely on information available on the SEC’s EDGAR system as to such Transferee’s beneficial ownership of Company Shares.
(d) Notwithstanding anything to the contrary in this Section 3.01, from and after the expiration of the Initial Holding Period, the first Transfer of Company Shares made by any Sponsor Shareholder shall be pursuant to a Qualified Public Offering unless (i) a Qualified Public Offering of Company Shares has been completed prior thereto or (ii) the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that a Transfer by any of the Permitted Holders (as defined in such agreements), in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.
(e) Notwithstanding anything to the contrary in this Section 3.01, the Company shall use its reasonable best efforts to effect a Qualified Public Offering on or prior to the expiration of the Initial Holding Period (it being understood that the size and manner of distribution of such Qualified Public Offering shall be at the Company’s discretion) unless the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof have been amended such that any Transfer of Company Shares by ICIL Triton Holdings, L.P. or any of its Affiliates, in and of itself, to Tulip Growth PCC Limited or any of its Affiliates would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such agreements), or all such debt agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by any such transfer.
(f) Any purported Transfer of Company Shares by a Sponsor Shareholder other than in accordance with this Section 3.01 shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause the Company’s transfer agent not to, reflect in its records any change in record ownership of Company Shares pursuant to any such Transfer.
Section 3.02.   Transfers to Affiliates. Notwithstanding anything to the contrary in Section 3.01, a Sponsor Shareholder may Transfer any of its respective Company Shares to an Affiliate at any time, provided that any such Affiliate shall be required, at the time of and as a condition to such Transfer, to become a Party to this Agreement by executing and delivering a Joinder Agreement in the form of Exhibit B hereto (each, a “Joinder Agreement”) and such other documents as may be necessary to make such Person a Party hereto, whereupon such Transferee will be treated as a Sponsor Shareholder for all purposes of this Agreement.
Section 3.03.   Legends.
(a) Each book entry position or certificate representing Company Shares issued to a Sponsor Shareholder (other than Company Shares issued in respect of Company Shares not bearing such notation or legend) shall bear a notation or legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Company or as required by applicable Law or by agreement with the Company:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT
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HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF NOVEMBER 9, 2015 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
(b) Upon the permitted sale in accordance with this Agreement of any such Company Shares (i) in a Public Offering, (ii) in compliance with Rule 144 under the Securities Act, or (iii) pursuant to another exemption from registration under the Securities Act, or upon the termination of this Agreement in accordance with its terms, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by Section 3.03(a); provided, that the Company may condition any replacement of certificates pursuant to clause (iii) of this Section 3.03(b) on the receipt of an opinion of legal counsel reasonably satisfactory to the Company stating that such Company Shares are freely transferable under the Securities Act.
(c) If any Company Shares cease to be subject to the restrictions on Transfer set forth in this Agreement, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the second paragraph of the legends required by Section 3.03(a).
ARTICLE IV
COVENANTS; REGISTRATION RIGHTS
Section 4.01.   Standstill. From and after the date of the Closing, for so long as the Sponsor Shareholder Group beneficially owns more than five percent (5%) of the Company Shares then issued and outstanding, no Sponsor Shareholder nor any of its Affiliates shall, directly or indirectly:
(a) acquire, or offer or propose (whether publicly or otherwise and whether or not subject to conditions) to acquire, any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any Company Securities (directly or by means of any Derivative Securities) other than as a result of  (i) any share splits, share dividends or other distributions or recapitalizations or similar offerings made available by the Company to its shareholders, including rights offerings and distributions made generally to holders of Company Securities as a result of their ownership of Company Securities, including pursuant to a shareholder rights plan or similar plan or agreement, or (ii) the exercise (or exchange) of any rights distributed by the Company pursuant to clause (i) above;
(b) enter into, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to enter into any Extraordinary Transaction, or offer to acquire the Company (whether pursuant to a tender offer, exchange offer or otherwise) or encourage, facilitate, join or assist (including providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its Subsidiaries with) any third party to do any of the foregoing;
(c) engage in any solicitation of proxies or consents relating to the election of directors with respect to the Company, or agree or announce an intention to vote with or support any Person undertaking a solicitation, or seek to advise or influence any Person with respect to the voting of any Company Shares, other than any solicitation in furtherance of the recommendation of the Board;
(d) deposit any Company Securities in a voting trust or subject any Company Securities to a voting agreement or other agreement or arrangement with respect to the voting of such Company Securities (other than this Agreement and the Triton Voting Agreements), including, without limitation, lending any Company Securities to any Person for the purpose of allowing such Person to vote such Company Securities in connection with any shareholder vote or consent of the Company;
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(e) submit shareholder proposals in respect of the Company or call special general meetings of the shareholders of the Company or provide to any third party a proxy, consent or requisition to call any meeting of shareholders;
(f) form a “group” (as defined under the Exchange Act), or otherwise act in concert, with any other Company shareholder in respect of the Company;
(g) agree to take any of the actions contemplated by the foregoing clauses (a) through (f); or
(h) request any waiver of the restrictions set forth under this Section 4.01 or the voting agreements provided under Section 2.07(a), other than through a confidential waiver request submitted to the Chief Executive Officer of the Company or the Chairman, that the Sponsor Shareholder making such request, after consultation with legal counsel, would not reasonably expect to require (i) the Board or the Company to issue a public statement relating thereto, or (ii) any public disclosure by such Sponsor Shareholder relating thereto.
Section 4.02.   Sponsor Shareholders Restricted Activities. Each of the Sponsor Shareholders agrees that from the date of the Closing until the expiration of the twenty-four (24) month period following the date when the Sponsor Shareholder Group is no longer entitled to designate the Vestar Director (including as a result of a termination of this Agreement in accordance with its terms), such Sponsor Shareholder and each of its Affiliates shall not:
(a) either individually or collectively with all other members of the Sponsor Shareholder Group who are Affiliates of such Sponsor Shareholder, beneficially own, or acquire, an equity interest of five percent (5%) or greater in any Person that (A) primarily operates in the intermodal container leasing business as a competitor to the Company (as it currently operates its business), and (B) has as its Chief Executive Officer, Chief Financial Officer, Chairman or President or an owner of more than 5% or more of its securities any of the persons listed on Exhibit D, or
(b) hire or solicit for employment any of the senior executive officers of the Company listed on Exhibit C or senior executive officers of the Company hired following the date hereof  (the “Restricted Executives”), or encourage any such senior executive officer to resign from the Company; provided, however, that this clause (b) shall not prohibit such Sponsor Shareholder from hiring, soliciting for employment or employing any Restricted Executives who (A) respond to a general solicitation or advertisement that is not specifically directed to Restricted Executives, (B) are referred to such Sponsor Shareholder by search firms, employment agencies or other similar entities not specifically instructed by such Sponsor Shareholder to solicit Restricted Executives, or (C) have been terminated by the Company or, other than as a result of a breach of such Sponsor Shareholder’s obligations under this Section 4.02, have resigned from the Company.
Section 4.03.   Confidentiality.
(a) Each of the Sponsor Shareholders acknowledges and agrees that, from and after the Closing Date and until the date that is eighteen (18) months following the date when the Sponsor Shareholder Group is no longer entitled to designate the Vestar Director (including as a result of a termination of this Agreement in accordance with its terms), it and its Affiliates shall not disclose Confidential Information to any Person, and that it and its Affiliates shall (x) use Confidential Information solely in connection with its investment in the Company and not for any competitive purpose or other purpose detrimental to the Company or its Subsidiaries and (y) cause any of its Representatives to whom Confidential Information is disclosed to not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:
(i) to its Representatives in the normal course of the performance of such Representatives’ duties; provided, that such disclosing Sponsor Shareholder shall be liable for any disclosure of such Representatives in violation of this Agreement and such disclosing Sponsor Shareholder has directed its Representatives to comply with the confidentiality provisions of this Agreement;
(ii) to the extent required by applicable Law, rule or regulation, including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the relevant Sponsor Shareholder is subject; provided, that such Sponsor Shareholder gives the Company prompt notice of such requests or requirements, to
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the extent practicable, so that the Company may seek an appropriate protective order or similar relief at the Company’s sole expense (and the Sponsor Shareholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law, rule or regulation);
(iii) to any regulatory authority to which the relevant Sponsor Shareholder or any of its Affiliates is subject or which it has regular dealings with, as long as such disclosure is made pursuant to routine examinations or requests and such authority is advised of the confidential nature of such information;
(iv) to any other Sponsor Shareholder who is bound by the provisions of this Section 4.03(a); or
(v) if the prior written consent of the Company shall have been obtained.
(b) In the event that (i) a Sponsor Shareholder is contemplating a Transfer of its Company Shares, and (ii) the Person to whom such Sponsor Shareholder is contemplating to Transfer its Company Shares (the “Prospective Transferee”) seeks to receive access to Confidential Information for due diligence purposes in connection with such contemplated Transfer, the Company shall use its commercially reasonable efforts to cooperate with the relevant Sponsor Shareholder in making available such Confidential Information to the Prospective Transferee; provided, that the Prospective Transferee is approved by the Company (such approval not to be unreasonably withheld or delayed) and the Prospective Transferee enters into a confidentiality agreement with the Company on terms reasonably acceptable to the Company.
(c) Without limiting the generality of the foregoing clause (a), from and after the Closing and until the date that is eighteen (18) months following the date when the Sponsor Shareholder Group is no longer entitled to designate the Vestar Director (including as a result of a termination of this Agreement in accordance with its terms), each of the Sponsor Shareholders shall establish appropriate procedures, in accordance with its customary practice, to prevent the disclosure of Confidential Information to any other Person employed by or affiliated with such Sponsor Shareholder engaged in the due diligence, negotiation or evaluation of any acquisition or investment of any Person that primarily operates in the intermodal container leasing business (other than the Company).
(d) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Sponsor Shareholder.
Section 4.04.   Registration Rights. The Sponsor Shareholders shall have the registration and other rights on the terms set forth in Exhibit G, and the Parties hereby agree to such terms.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01.   Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each other Party that on the date hereof:
(a) Such Party has the necessary legal capacity or power and authority to enter into this Agreement and to carry out its obligations hereunder. To the extent applicable, such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
(b) The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise
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to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (iii) violate, in any material respect, any Law applicable to such Party, the Company or any of its Subsidiaries.
(c) Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions currently contemplated herein, excluding, for the avoidance of doubt, any transactions contemplated herein solely as a result of one or more amendments to this Agreement following the date hereof.
ARTICLE VI
MISCELLANEOUS
Section 6.01.   Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Sponsor Shareholder, when such Sponsor Shareholder no longer beneficially owns any Company Shares and (ii) as to the Company, when no Sponsor Shareholder owns any longer any Company Shares; provided, in each case, that (A) the provisions of Section 4.02, Section 4.03, ARTICLE VI and, as it relates to the foregoing provisions, ARTICLE I, shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms, and (B) such termination shall not relieve any Party from any liability with respect to breaches of this Agreement prior to such termination.
Section 6.02.   Notices. In the event a notice or other document is required to be sent hereunder to the Company or any Sponsor Shareholder, such notice or other document shall be in writing and shall be considered given and received, in all respects (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a) in the case of the Company, to:
Triton International Limited
c/o Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention: Corporate Secretary
Facsimile: (441) 292-8666
with copies prior to the Closing (which shall not constitute notice) to:
Triton Container International Limited
55 Green Street
San Francisco, California 94111
Attention: Ian Schwartz
Facsimile: (415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Neil R. Markel
Facsimile: (212) 225-3999
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526
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Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Thomas W. Greenberg
Facsimile: (212) 735-2000
and with copies after the Closing (which shall not constitute notice) to:
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
Attention: Marc A. Pearlin
Facsimile: (914) 697-2526
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Thomas W. Greenberg
Facsimile: (212) 735-2000
(b) in the case of any Sponsor Shareholder, at such Sponsor Shareholder’s address shown on Exhibit A hereto, or at such other address as any such Party shall request in a written notice sent to the Company. Any Party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any Party hereto, notify such Party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.
Section 6.03.   Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of the Company (by approval of a majority of the members of the Board that are not Designated Sponsor Directors) and the Sponsor Shareholders.
Section 6.04.   Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement, shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.
Section 6.05.   Consent to Jurisdiction. Each Party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, the United States District Court for the District of Delaware) and any appellate court therefrom for any dispute arising out of or in connection with this Agreement, including its termination (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 6.02 shall be effective service of process for any action, suit or proceeding brought against it in any such court, provided that nothing in this Section 6.05 shall affect the right of any Party to serve legal process in any other manner permitted by Law). Each Party hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of this Agreement in any court specified in the immediately preceding sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.
Section 6.06.   Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND
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ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.06.
Section 6.07.   Entire Agreement. This Agreement and the other agreements referred to herein embody the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof.
Section 6.08.   Waivers. No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the Party whose rights are waived; provided that any waiver by the Company of the obligations of a Sponsor Shareholder hereunder shall require approval by a majority of the members of the Board other than the Designated Sponsor Directors. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Section 6.09.   Corporate Opportunity. For so long as the Sponsor Shareholder Group is entitled to designate the Vestar Director or any member of the Sponsor Shareholder Group could reasonably be deemed to be an Affiliate of the Company, the Company shall not seek or consent to any amendment to section 26.7 of the Bye-laws without the consent of the Sponsor Shareholder Group.
Section 6.10.   Sponsor Shareholder Group. Whenever the Sponsor Shareholder Group is permitted or required to exercise any right (including any right to consent or object to any action) or take any action under this Agreement, any instrument in writing, executed by Sponsor Shareholders beneficially owning at least seventy-five percent (75%) of the Company Shares beneficially owned by the Sponsor Shareholder Group, shall constitute the valid exercise of such right or taking of such action by the Sponsor Shareholder Group.
Section 6.11.   Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 6.12.   Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Sponsor Shareholder shall execute and deliver any additional documents and instruments and perform any additional acts that the Sponsor Shareholders jointly, and reasonably, determine to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 6.13.   Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.
Section 6.14.   Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto, and it does not create or establish any third party beneficiary hereto.
Section 6.15.   No Third Party Liability. This Agreement may only be enforced against the named Parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter
B-2-16

into this Agreement), may be made only against the entities that are expressly identified as Parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 6.16.   Binding Effect; Assignment. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Company, the Sponsor Shareholders and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. The rights of the Sponsor Shareholders under this Agreement shall not be assignable, except in connection with a Transfer of Company Shares to an Affiliate thereof in accordance with the terms of this Agreement.
Section 6.17.   Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other Party hereto of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.17, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 6.18.   Exculpation Among Sponsor Shareholders. Each Sponsor Shareholder acknowledges that it is not relying upon any other Person in making its investment or decision to invest in the Company (other than the Company pursuant to any written agreement). Each Sponsor Shareholder agrees that no Sponsor Shareholder nor its respective Affiliates, controlling persons, officers, directors, partners, agents or employees of any Sponsor Shareholder shall be liable to any other Sponsor Shareholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with their purchase or acquisition of any Company Shares, except with respect to breaches hereof.
Section 6.19.   Subsequent Acquisition of Company Securities. Any Company Securities acquired subsequent to the date of the Closing by a member of the Sponsor Shareholder Group shall be subject to the terms and conditions of this Agreement.
Section 6.20.   Effectiveness. This Agreement, and the Parties’ respective rights and obligations hereunder, shall be of no force or effect until the occurrence of the Closing. Upon the occurrence of the Closing, this Agreement, and all of the Parties’ respective rights and obligations hereunder, shall immediately and automatically become effective, without any further action on the part of any Party or other Person. If the Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall terminate without any liability or obligation of any Party.
[SIGNATURE PAGES FOLLOW]
B-2-17

IN WITNESS HEREOF, the Parties have duly executed this Agreement as of the date first above written.
COMPANY
TRITON INTERNATIONAL LIMITED
By:	/s/ Edward P. Schneider
Name: Edward P. Schneider
Title: Director
Signature Page to Sponsor Shareholders Agreement (Vestar)
B-2-18

SPONSOR SHAREHOLDERS
VESTAR/TRITON INVESTMENTS III, L.P.
By:	Vestar Managers V Ltd.
Its:	General Partner
By:	/s/ Robert Rosner
Name: Robert Rosner
Title: Authorized Signatory
VESTAR-TRITON (GIBCO) LIMITED
By:	/s/ Robert Rosner
Name: Robert Rosner
Title: Authorized Signatory
Signature Page to Sponsor Shareholders Agreement (Vestar)
B-2-19

EXHIBIT A
SPONSOR SHAREHOLDERS
Shareholder	Address
Vestar/Triton Investments III, L.P.	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, New York 10167 Attention: Robert L. Rosner Steven Della Rocca
Facsimile: (212) 808-4922
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel
Facsimile: (212) 225-3999
Vestar-Triton (Gibco) Limited	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, New York 10167 Attention: Robert L. Rosner Steven Della Rocca
Facsimile: (212) 808-4922
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Christopher E. Austin Neil R. Markel
Facsimile: (212) 225-3999
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EXHIBIT B
JOINDER TO SPONSOR SHAREHOLDERS AGREEMENT
(VESTAR)
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Shareholders Agreement (Vestar) dated as of November 9, 2015 (the “Shareholders Agreement”), by and among Triton International Limited and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and “Sponsor Shareholder” under, the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor Shareholder from whom it has acquired Company Shares (to the extent permitted by the Shareholders Agreement) as if the Joining Party had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.
[Signature page follows]
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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date:
[NAME OF JOINING PARTY]
By:
Name:
Title:
Address for Notices:
AGREED ON THIS    day of            , 20  :
Triton International Limited
By:
Name:
Title:
Address for Notices:
* * *
Signature Page to Joinder Agreement
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FOR EXHIBITS C THROUGH I TO THE VESTAR SHAREHOLDERS AGREEMENT SEE EXHIBITS C THROUGH I TO
ANNEX B-1: WARBURG PINCUS SHAREHOLDERS AGREEMENT
B-2-23

ANNEX C
FORM OF PRITZKER LOCK-UP AGREEMENT

[Insert name and address of relevant Pritzker Shareholder]
November 9, 2015
Re: Project Ocean — Lock-Up
Ladies and Gentlemen:
Triton International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Company”), Triton Container International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Triton”), TAL International Group, Inc., a Delaware corporation (“TAL”), Ocean Delaware Sub, Inc., a Delaware corporation (“Delaware Sub”), and Ocean Bermuda Sub Limited an exempted company incorporated with limited liability under the laws of Bermuda (“Bermuda Sub”), have entered into a Transaction Agreement, dated as of the date hereof. Certain capitalized terms used in this letter agreement (this “Agreement”) are used as defined in Exhibit A hereto and capitalized terms used but not defined herein are used as defined in the Transaction Agreement.
Pursuant to the Transaction Agreement, on the Closing Date, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Closing”).
In connection with the execution of the Transaction Agreement by the Company, the Company and the undersigned (the “Shareholder”) agree as follows:
1. Lock-Up.   During the six (6) month period following the Closing Date (the “Initial Holding Period”), the Shareholder shall not Transfer any of its Company Shares unless such Transfer is (i) pursuant to or in connection with a Recommended Transaction or (ii) approved by the Board.
2. Transfers to Pritzker Transferees.   Notwithstanding anything to the contrary in Section 1, the Shareholder may Transfer any of its Company Shares to a Pritzker Transferee at any time, provided that any such Pritzker Transferee shall be required, at the time of and as a condition to such Transfer, to execute a counterpart to this Agreement and such other documents as may be necessary to make such Person a party hereto, whereupon such Transferee will be treated as a Shareholder for all purposes of this Agreement.
3. First Transfer.   From and after the expiration of the Initial Holding Period, the first Transfer of Company Shares made by the Shareholder shall be pursuant to a Qualified Public Offering unless (i) a Qualified Public Offering of Company Shares has been completed prior thereto or (ii) the definitions of “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof  (the “Debt Agreements”) have been amended such that a Transfer by any of the Permitted Holders (as defined in such Debt Agreements), in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such Debt Agreements), or all such Debt Agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders.
4. Registration Rights.   The Shareholder shall have the registration and other rights on the terms set forth on Exhibit B, and the parties hereby agree to such terms.
5. Legends.
a. Each book entry position or certificate representing Company Shares issued to the Shareholder pursuant to the Transaction Agreement shall bear a notation or legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Company or as required by applicable Law or by agreement with the Company:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION

FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN A LETTER AGREEMENT, DATED AS OF NOVEMBER 9, 2015 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
b. Upon the permitted sale in accordance with this Agreement of any such Company Shares (i) in a public offering and sale of equity securities of the Company for cash pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 144 or Rule 144A under the Securities Act or (iii) pursuant to another exemption from registration under the Securities Act, or upon the termination of this Agreement in accordance with its terms, upon the written request of the holder of such Company Shares, any certificates representing such Company Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by Section 5.a; provided, that the Company may condition any replacement of certificates pursuant to clause (ii) of this Section 5.b. on the receipt of an opinion of legal counsel reasonably satisfactory to the Company (which opinion shall be at the expense of the holder of such Company Shares) stating that such Company Shares are freely transferable under the Securities Act.
c. In the event that any Company Shares shall cease (as reasonably determined by the Company) to be subject to any or all of the restrictions described in the restrictive legends required by Section 5.a., the Company shall, upon the written request of the holder thereof and without expense to such party (other than applicable transfer taxes and similar government charges, if any), issue to such holder a new certificate representing such Company Shares without the inapplicable restrictive legend or legends, as applicable.
6. Sponsor Shareholders Agreements
a. The Company hereby represents to the Shareholder that all Company Shares to be received by the Sponsor Parties as Merger Consideration will be subject to shareholders agreements substantially in the form attached to the Transaction Agreement as Exhibit C-1 (each, a “Sponsor Shareholders Agreement”);
b. The Company covenants and agrees that if  (i) it (or the Board) consents to an amendment or modification of, or grants any waiver or consent under, any Sponsor Shareholders Agreement that has the effect of permitting a Transfer of Company Shares held by a Sponsor Party that would have otherwise been restricted or limited by such Sponsor Shareholders Agreement and (ii) a similar restriction or limitation is also contained in this Agreement, the Company (or the Board) will concurrently with such consent or amendment consent to an amendment or modification of, or grant a waiver or consent under, this Agreement, so as to permit a Transfer by the Shareholder of a proportionate number of Company Shares (measured as a percentage calculated by dividing the total number of Company Shares held by such Sponsor Party that are subject to a Sponsor Shareholders Agreement by the number of Company Shares subject to such waiver or consent (the “Percentage”); in such case a waiver or consent shall also apply to the Percentage of the shares held by the Shareholder that are subject to this Agreement). The Company further agrees that neither it nor its subsidiaries will seek or obtain any amendments or modifications of, or waivers or consents pursuant to, the Debt Agreements that have the effect of benefitting any Sponsor Party unless the Shareholder benefits to the same degree as such Sponsor Party. In the event of any amendment, waiver, consent or other action contemplated by this Section 6.b. the Company shall promptly provide written notice thereof to the Shareholder.
7. Termination.   This Agreement shall terminate at such time as the Shareholder no longer holds any Company Shares; provided, that such termination shall not relieve any party from any liability with respect to breaches of this Agreement prior to such termination.
8. Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt and (b) on the first (1st) Business Day following the date of dispatch if delivered the next Business Day by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

in the case of the Company, to:
Triton International Limited
55 Green Street
San Francisco, California 94111
Attention: General Counsel
Facsimile: (415) 391-4751
with copies (which shall not constitute notice) to:
Triton Container International Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12 Bermuda
Attention: Ian Schwartz
Facsimile: (415) 391-4751
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Facsimile: (212) 225-3999
in the case of the Shareholder, as set forth on the signature page to this letter agreement.
Any party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the other party.
9. Amendments.   Subject to Section 6.b. hereof, the terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the consent of the Company and the Shareholder.
10. Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Law principles of the State of Delaware.
11. Submission to Jurisdiction.   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery declines to accept jurisdiction, any court of the State of Delaware or of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 11, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8. The consents to jurisdiction set forth in this Section 11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
12. Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR

OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.
13. Interpretation.   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in or Exhibit to this Agreement. The Exhibits and Schedules form an integral part hereof. Headings, captions and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement. Unless the context otherwise requires, the words “hereof” and “herein,” and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The term “including” is not limiting and means “including without limitation.” Unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
14. Enforcement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party hereto of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (on behalf of itself and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
15. Entire Agreement.   This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.
16. Waivers.   No waiver of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party whose rights are waived. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
17. Third Party Beneficiaries.   This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
18. No Third Party Liability.   This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, trustee, shareholder representative, affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
19. Severability.   If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
20. Counterparts; Electronic Signatures.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.
21. Effectiveness.   This Agreement, and the parties’ respective rights and obligations hereunder, shall be of no force or effect until the occurrence of the Closing. Upon the occurrence of the Closing, this Agreement, and all of the parties’ respective rights and obligations hereunder, shall immediately and automatically become effective, without any further action on the part of any party or other Person. If the Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall terminate without any liability or obligation of any party.
22. Transfers in Violation of this Agreement.   Any purported Transfer of Company Shares inconsistent with the terms of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not, and shall cause the Company’s transfer agent not to, reflect in its records any change in record ownership of Company Shares pursuant to any such Transfer.
23. Trustee Exculpation.   When this Agreement is executed by a trustee of a trust or by an attorney-in-fact on behalf of a trustee of a trust, such execution is by or on behalf of the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Agreement shall be construed as imposing any liability on any such trustee personally for breaches of any representations or warranties made hereunder or to pay any amounts required to be paid hereunder, or personally to perform any covenant, either express or implied, contained herein. Any liability of a trust or trustee hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.
[Signature pages follow]

Very truly yours,
TRITON INTERNATIONAL LIMITED
By:
Name:
Title:

Accepted and agreed as of the date first written above:
[NAME OF SHAREHOLDER]
By: _____________________________
Name:
Title:
Address for Notice:
c/o Atlantic Principal Advisors, LLC
3555 Timmons Lane, Suite 800
Houston, TX 77027
Attention: Lewis M. Linn
with a copy to:
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Laurie Bauer
Facsimile: (312) 993-9767

EXHIBIT A
CERTAIN DEFINED TERMS
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.
“Company Shares” means the issued shares, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, scheme of arrangement, consolidation, exchange or other similar reorganization.
“Extraordinary Transaction” means any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, reorganization, tender offer, exchange offer, liquidation, sale of all or substantially all assets, or other similar extraordinary transaction involving the Company.
“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.
“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.
“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Pritzker Transferee” means (i) the lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any Person described in clause (i) and trustees of such trusts, (iii) all legal representatives of any Person described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (i), (ii) or (iii), it being understood that “control,” for the purpose of this definition only, means the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any Person.
“Qualified Public Offering” means the initial underwritten offering of Company Shares.
“Recommended Transaction” means any Extraordinary Transaction (including any tender or exchange offer made for Company Shares) that is approved by the Board and provides for equal treatment of all Company Shares, including providing for the same type and amount of consideration per Company Share to all shareholders of the Company.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Sponsors” means each of  (i) Vestar/Triton Investments III, L.P., (ii) Vestar-Triton (Gibco) Limited, (iii) Warburg Pincus (Callisto-II) Private Equity X, L.P., (iv) Warburg Pincus (Europa-II) Private Equity X, L.P., (v) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (vi) Warburg Pincus X Partners, L.P., and (vii) ICIL Triton Holdings, L.P. and, in each case, any successor fund to any of the foregoing, and any affiliate thereof that is a direct or indirect equity investor in the Company.
“Sponsor Party” means any Sponsor and any Transferee of Company Shares received by a Sponsor or its assign as Merger Consideration and who becomes or is required to become party to a Sponsor Shareholders Agreement.

“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, hedge, pledge, hypothecate, encumber, exchange or otherwise transfer, directly or indirectly, such Company Shares or any participation or interest therein, or agree or commit to do any of the foregoing and (ii) when used as a noun, a sale, assignment, disposition, hedging, pledge, hypothecation, encumbrance, exchange or other direct or indirect transfer of such Company Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing, in each case, directly or indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise, and “Transferred,” “Transferee” and “Transferor” each have a correlative meaning; provided, that the change of any trust, trustee or fiduciary of the Shareholder (to a successor trust, trustee or fiduciary of the Shareholder) will not in and of itself be considered a Transfer of the Company Shares held by the Shareholder.

EXHIBIT B
REGISTRATION RIGHTS

REGISTRATION RIGHTS
Section 1.   Certain Definitions.
As used in herein, the following terms have the following meanings:
“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company.
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda or New York, New York are authorized by Law to close.
“Closing” has the meaning set forth in the Transaction Agreement.
“Closing Date” has the meaning set forth in the Transaction Agreement.
“Common Shares” means the common shares, par value $0.01 per common share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.
“Company” means Triton International Limited, a Bermuda exempted company incorporated with limited liability.
“Company Securities” means (i) the Common Shares and any other shares or other equity of the Company or any Subsidiary, (ii) securities convertible into or exchangeable for Common Shares or other shares or other equity of the Company or any Subsidiary, and (iii) options, warrants, share appreciation rights, participating interests or other rights to acquire Common Shares or other shares or other equity of the Company or any Subsidiary.
“Company Shares” means the issued and outstanding Common Shares.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.
“Governmental Entity” means any Bermuda, foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.
“Holder” means any holder of Registrable Securities that is a Shareholder (as defined in the Lock-Up Agreement) as of the Closing Date and any Pritzker Holder that has agreed to be bound by the terms set forth herein by executing and delivering a counterpart to the Lock-Up Agreement in accordance with the terms thereof.

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.
“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.
“Lock-Up Agreement” means that certain Lock-Up Agreement entered into on the date hereof by and between the Company and the Shareholder.
“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or number of days of trading); (ii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; or (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole.
“Other Pritzker Lock-Up Agreements” means those certain lock-up agreements entered into on the date hereof by and between the Company and other Pritzker Holders.
“Participating Shareholder” means, with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.
“Parties” means the Company and each of the Holders.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Pritzker Holder” means (i) the lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any Person described in clause (i) and trustees of such trusts, (iii) all legal representatives of any Person described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (i), (ii) or (iii), it being understood that “control,” for the purpose of this definition only, means ownership of a majority of the voting and equity securities of the relevant entity.
“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.
“Qualified Public Offering” means the initial underwritten offering of Company Shares.
“Registrable Securities” means, at any time, any Company Shares and any securities issued or issuable in respect of such Company Shares or by way of conversion, amalgamation, exchange, share dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until the earliest to occur of  (i) a Registration Statement covering such Company Shares has been declared effective by the SEC and such Shares have been sold or otherwise disposed of pursuant to such effective Registration Statement, (ii) such Company Shares are otherwise transferred (other than by a Holder to an Affiliate thereof), the Company has delivered a new certificate or other evidence of ownership for such Company Shares not bearing any restricted legend and such Company Shares may be resold without subsequent registration under the Securities Act, or (iii) such Company Shares are repurchased by the Company or a Subsidiary of the Company.
“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” Laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 7(l)), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one (1) counsel for all Holders participating in the offering, selected by the Holders holding the majority of the Registrable Securities to be sold for the account of all Holders in the offering and reasonable fees and expenses of each additional counsel retained by any Holder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any underwritten Public Offering (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, provided that the Company shall not be responsible for any plane chartering fees, (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiii) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 7(r). For the avoidance of doubt, “Registration Expenses” shall include expenses of the type described in clauses (i) - (xiii) to the extent incurred in connection with the “take down” of Company Shares pursuant to a Registration Statement previously declared effective. Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of any Holders (or the agents who manage their accounts) or any Selling Expenses.
“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant hereto filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, pre- and post-effective amendments and supplements to such registration statement and all exhibits and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of, such Person with respect to the Company, any of its Subsidiaries.
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.
“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.
“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions and stock or share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of counsel for the holders of Registrable Securities set forth in clause (viii) of the definition of Registration Expenses.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable.
“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.
“Transaction Agreement” means that certain Transaction Agreement, dated as of the date hereof, entered into by and among the Company, Triton, TAL, Delaware Sub and Bermuda Sub, pursuant to which, on the date of the Closing, subject to certain terms and conditions, among other things, (i) Bermuda Sub will merge with and into Triton, with Triton surviving such merger as a wholly-owned subsidiary of the Company, and (ii) Delaware Sub will merge with and into TAL, with TAL surviving the merger as a wholly-owned subsidiary of the Company.
“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis.
“Vestar Shareholder Group” means, collectively, (i) Vestar/Triton Investments III, L.P. and (ii) Vestar-Triton (Gibco) Limited, and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02 of the Vestar Shareholders Agreement.
“Vestar Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Vestar) entered into on the date hereof by and between the Company and each member of the Vestar Shareholder Group.
“Warburg Shareholder Group” means, collectively, (i) Warburg Pincus (Callisto-II) Private Equity X, L.P., (ii) Warburg Pincus (Europa-II) Private Equity X, L.P., (iii) Warburg Pincus (Ganymede-II) Private Equity X, L.P., (iv) Warburg Pincus X Partners, L.P., (v) ICIL Triton Holdings, L.P., and (vi) Tulip Growth PCC Limited and, in each case, any successor fund to any of the foregoing, any Affiliate thereof that is a direct or indirect equity investor in the Company and any Person who becomes a Sponsor Shareholder by execution and delivery of a Joinder Agreement in accordance with Section 3.02 of the Warburg Shareholders Agreement.
“Warburg Shareholders Agreement” means that certain Sponsor Shareholders Agreement (Warburg) entered into on the date hereof by and between the Company and the each member of the Warburg Shareholder Group.
In addition, each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Damages	8(a)
Demand Notice	2(a)
Demand Period	2(e)
Demand Registration	2(a)
Demand Suspension	2(h)
Inspectors	7(k)
Long-Form Registration	2(a)
Maximum Offering Size	2(g)
Piggyback Registration	4(a)

Term	Section
Records	7(k)
Requesting Shareholder	2(a)
Shelf Offering Request	3(a)
Shelf Period	3(b)
Shelf Suspension	3(d)
Short-Form Registration	2(a)
Section 2.   Demand Registration.
(a) Demand by Holders. Unless prior to such time (i) a Qualified Public Offering of Company Shares has been completed or (ii) the definitions of  “Change of Control,” “Change of Control Event” and “TCIL Change of Control” under each of the debt agreements of Triton or any of its subsidiaries existing on the date hereof  (the “Debt Agreements”) have been amended such that a Transfer by any of the Permitted Holders (as defined in such Debt Agreements), in and of itself, would not trigger a “Change of Control,” “Change of Control Event” or “TCIL Change of Control” (as defined in such Debt Agreements), or all such Debt Agreements have been terminated and have not been replaced with new debt agreements that contain similar change of control provisions that would be triggered by a transfer by any of the Permitted Holders:
(i) If, at any time after the six (6) month anniversary of the date of the Closing, the Company shall have received a request from any Holder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities (x) on Form S-1 or any similar long-form Registration Statement (a “Long-Form Registration”) or (y) on Form S-3 or any similar short-form Registration Statement (a “Short-Form Registration”) if the Company qualifies to use such short form Registration Statement (any such requested Long-Form Registration or Short-Form Registration, a “Demand Registration”), and specifying the kind and aggregate amount of Registrable Securities to be registered and the intended method of disposition thereof, then the Company shall promptly, but in no event later than eleven (11) Business Days prior to the effective date of the Registration Statement relating to such Demand Registration, give notice of such request (a “Demand Notice”) to the other Holders, specifying the number of Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2(a). During the ten (10) Business Days after receipt of a Demand Notice, all Holders (other than the Requesting Shareholder) may provide a written request to the Company, specifying the aggregate amount of Registrable Securities held by such Holders requested to be registered as part of such Demand Registration and the intended method of distribution thereof.
(ii) The Company shall file such Registration Statement with the SEC within ninety (90) days of such request, in the case of a Long-Form Registration, and thirty (30) days of such request, in the case of a Short-Form Registration, and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act and the “blue sky” Laws of such jurisdictions as any Participating Shareholder or any underwriter, if any, reasonably requests, as expeditiously as possible, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered.
(iii) Notwithstanding anything to the contrary in this Section 2(a), the Company shall not be obligated to effect more than one (1) Demand Registration pursuant to this Agreement.
(b) Demand Withdrawal. A Participating Shareholder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice from all of the Participating Shareholders to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement, and such registration shall nonetheless be deemed a Demand Registration for purposes of Section 2(a) unless (i) the withdrawing Participating Shareholders shall have paid or reimbursed the Company for their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the registration of the withdrawing Participating Shareholders’ withdrawn Registrable Securities (based on the number of Registrable Securities such withdrawing Participating Shareholders sought to register, as compared to the total number of Company Securities included on such Registration Statement), (ii) the withdrawal is made following the occurrence of a Material Adverse Change, because the registration would require the Company to make an Adverse Disclosure or because the Company otherwise requests withdrawal or (iii) the withdrawal arose out of the fault of the Company (in each such case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request except to the extent otherwise paid pursuant to clause (i)).
(c) Company Notifications. Within ten (10) Business Days after the receipt by the Participating Shareholders of the Demand Notice, the Company will notify all Participating Shareholders of the identities of the other Participating Shareholders and the number of Registrable Securities requested to be included therein.
(d) Registration Expenses. The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such registration is effected, subject to reimbursement pursuant to Section 2(b)(i), if applicable.
(e) Effective Registration. A Demand Registration shall be deemed to have occurred if the Registration Statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 180 calendar days (or such shorter period in which all Registrable Securities of the Participating Shareholders included in such registration have actually been sold thereunder or withdrawn) or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”); provided, that a Demand Registration shall not be deemed to have occurred if, (A) during the Demand Period, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, (B) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by any Requesting Shareholder or (C) the Maximum Offering Size (as defined below) is reduced in accordance with Section 2(g) such that less than seventy-five percent (75%) of the Registrable Securities that the Requesting Shareholder sought to be included in such registration are included.
(f) Underwritten Offerings. If any Participating Shareholder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.
(g) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering advise the Board (or, in the case of a Demand Registration not being underwritten, the Board determines in its reasonable discretion) that, in its view, the number of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without being likely to have an adverse effect on such offering, including the price at which such shares can be sold, or the market for the securities offered, (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:
(i) first, all Registrable Securities requested to be registered by the Participating Shareholders who requested registration under Section 2(a) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Participating Shareholders on the basis of the relative number of Registrable Securities owned by the Participating Shareholders; provided, that any securities thereby allocated to a Participating Shareholder that exceed such Participating Shareholder’s request shall be reallocated among the remaining Participating Shareholders in like manner), and
(ii) second, and only if all the securities referred to in clause (i) have been included, any securities proposed to be registered by the Company or any securities proposed to be registered for the account of any other Persons (including the Company), with such priorities among them as the Company shall determine.
(h) Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Participating Shareholders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Demand Suspension”); provided, that the Company shall not be permitted to exercise a Demand Suspension (i) more than twice during any 12-month period or (ii) for a period exceeding sixty (60) days on any one occasion; and provided, further, that in the event of a Demand Suspension, if a Participating Shareholder has not sold any Company Securities under such Registration Statement, it shall be entitled to withdraw Registrable Securities from such Demand Registration and, if all Participating Shareholders so withdraw, such Demand Registration shall not be counted for purposes of the limit on Long-Form Registrations requested by such Participating Shareholders in Section 2(a). In the case of a Demand Suspension, the Participating Shareholders agree to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Participating Shareholders upon the termination of any Demand Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Participating Shareholders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Participating Shareholders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement if required by the registration form used by the Company for the applicable Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Participating Shareholder.
Section 3.   Reserved.
Section 4.   Piggyback Registration.
(a) Participation. If the Company at any time proposes to file a Registration Statement with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a Registration Statement under Section 2 (it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Section 2(a), (ii) a Registration Statement on Form S-4 or S-8 or any successor form to such forms, (iii) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement, or (iv) a registration in connection with a direct or indirect acquisition by the Company or one of its Subsidiaries of another Person or a similar business combination transaction, however structured)) then, as soon as practicable (but in no event less than ten (10) calendar days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 4(b) and Section 4(c), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within five (5) calendar days after the receipt by such Holders of any such notice; provided, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration, the Company shall give written notice of such determination to each Holder and, thereupon, (A) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights (if any) of the Holders to request that such registration be effected as a Demand Registration (subject to the provisions governing withdrawal set forth in Section 2(b)), and (B) in the case of a determination to delay registering, in the absence of a request for a Demand Registration, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities; provided, that if such registration involves an underwritten Public Offering, all such Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 7(j) on the same terms and conditions as apply to the Company or the Holder requesting such registration, as applicable, and the Company shall make arrangements with the managing underwriter so that each such Holder may participate in such Underwritten Offering.

(b) Priority of Registrations Pursuant to a Piggyback Registration. If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2(g) shall apply) and the managing underwriter advises the Board (or, in the case of a Piggyback Registration not being underwritten, the Board determines in its sole discretion) that, in its view, the number of Company Shares that the Company and such Holders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:
(i) first, so much of the Company Securities proposed to be registered for the account of the Company (or for the account of such other initiating Person) as would not cause the offering to exceed the Maximum Offering Size,
(ii) second, and only if all of the securities referred to in clause (i) have been included, all Registrable Securities requested to be included in such registration by any Holders pursuant to this Section 4 or by any holders of Registrable Securities under Section 4 of Exhibit G to the Shareholders Agreement, Section 4 of Exhibit G to the Vestar Shareholders Agreement or Section 4 of Exhibit B to any of the Other Pritzker Lock-Up Agreements (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders and such other holders of Registrable Securities on the basis of the relative number of Registrable Securities owned by such Holders and such other holders; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders and other holders in like manner), and
(iii) third, and only if all of the securities referred to in clauses (i) and (ii) have been included, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.
(c) Piggyback Withdrawal. Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Subject to Section 17, no registration effected under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.
(d) Payment of Expenses for Piggyback Registrations. The Company shall pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.
Section 5.   Lock-Up Agreements.
(a) In connection with each Public Offering, neither the Company nor any Holder shall effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Public Offering) during the period beginning on the date that is estimated by the Company, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable Registration Statement until the earlier of  (i) such time as the Company and the lead managing underwriter shall agree and (ii) ninety (90) calendar days after the effective date of the applicable Registration Statement; provided, that the lead managing underwriter may extend such period as necessary to comply with applicable FINRA rules.
(b) Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or S-8 or any successor form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such registration, if permitted.

Section 6.   Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement (other than as provided herein) granting registration rights to any other Person with respect to any securities of the Company, other than pursuant to the Vestar Shareholders Agreement, the Warburg Shareholders Agreement and the Other Pritzker Lock-Up Agreements. The Company shall not grant to any Person the right, other than as set forth herein, and except to employees of the Company with respect to registrations on Form S-8, to request the Company to register any Company Securities except such rights as are not more favorable than or inconsistent with the rights granted to the Holders and that do not violate the rights or adversely affect the priorities of the Holders set forth herein.
Section 7. Registration Procedures.
In connection with any registration pursuant to Section 2 or Section 4, subject to the provisions of such Sections:
(a) Prior to filing a Registration Statement covering Registrable Securities or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each Participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to such Participating Shareholder and underwriter, if any, without charge such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Participating Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Shareholder. Each Participating Shareholder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Participating Shareholder and the Company shall use all reasonable efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(b) In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(c) The Company shall promptly notify each Holder of such Registrable Securities and the underwriter(s) and, if requested by such Holder or the underwriter(s), confirm in writing, when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.
(d) The Company shall furnish counsel for each underwriter, if any, and for the Holders of such Registrable Securities with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.
(e) After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Participating Shareholders set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Participating Shareholder holding Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the SEC or any state securities commission and use commercially reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(f) The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Participating Shareholder holding such Registrable Securities reasonably (in light of such Participating Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Shareholder to consummate the disposition of the Registrable Securities owned by such Participating Shareholder; provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
(g) The Company shall use reasonable best efforts to provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement.
(h) The Company shall use reasonable best efforts to cooperate with each Holder and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Holder or the underwriter or managing underwriter, if any, may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities.
(i) The Company shall immediately notify each Participating Shareholder holding such Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Participating Shareholder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.
(j) The Company shall have the right to select an underwriter or underwriters in connection with any underwritten Public Offering resulting from the exercise of a Demand Registration or in connection with any other underwritten Public Offering; provided, that in connection with any Demand Registration, the Company will consult with the Holders before selecting the lead underwriter; provided, further, that in connection with any Demand Registration, the Holder requesting such Demand Registration shall have the right to select two (2) co-managers reasonably acceptable to the Company. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required and customary in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.
(k) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available during regular business hours for inspection by any Participating Shareholder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 7 and any attorney, accountant or other professional retained by any such Participating Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is required pursuant to applicable Law or regulation or judicial process. Each Participating Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. Each Participating Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
(l) The Company shall furnish to each Participating Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Participating Shareholder or underwriter, of  (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent certified public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.
(m) The Company shall take all commercially reasonable actions to ensure that any free-writing prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(n) The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
(o) The Company may require each such Participating Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such registration and shall not have any obligation to include a Participating Shareholder on any Registration Statement if such information is not promptly provided; provided, that, prior to excluding such Participating Shareholder on the basis of its failure to provide such information, the Company must furnish in writing a reminder to such Participating Shareholder requesting such information at least three (3) days prior to filing the applicable Registration Statement.
(p) Each such Participating Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(i), such Participating Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(i), and, if so directed by the Company, such Participating Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Participating Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 7(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 7(i) to the date when the Company shall make available to such Participating Shareholder a prospectus supplemented or amended to conform with the requirements of Section 7(i).
(q) The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.
(r) In connection with an Underwritten Offering, the Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities, including, by executing customary underwriting agreements and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the Holders in the marketing of the Registrable Securities.

Section 8.   Indemnification by the Company.
(a) The Company agrees to indemnify and hold harmless each Participating Shareholder holding Registrable Securities covered by a Registration Statement, each member, trustee, limited or general partner thereof, each member, trustee, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, stockholders, shareholders, employees, advisors and agents, each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their Representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), any preliminary prospectus or any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act) or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities Laws thereof, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except in all cases insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon or contained in any information furnished in writing to the Company by such Participating Shareholder expressly for use therein or by such Participating Shareholder’s failure to deliver a copy of the prospectus, the issuer free writing prospectus or any amendments or supplements thereto after the Company has furnished such Participating Shareholder with a sufficient number of copies of the same.
(b) The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Participating Shareholders provided in this Section 8 or otherwise on commercially reasonable terms negotiated on an arm’s length basis with such underwriters.
Section 9.   Indemnification by Participating Shareholders. Each Participating Shareholder holding Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company contained in Section 8(a)(i) and Section 8(a)(ii) to such Participating Shareholder, but only with respect to information furnished in writing by such Participating Shareholder or on such Participating Shareholder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, any preliminary prospectus or any “issuer free writing prospectus.” Each such Participating Shareholder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 9. As a condition to including Registrable Securities in any Registration Statement filed in accordance herewith, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Participating Shareholder shall be liable under this Section 9 for any Damages in excess of the gross proceeds realized by such Participating Shareholder in the sale of Registrable Securities of such Participating Shareholder to which such Damages relate.
Section 10.   Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8 or Section 9, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.
Section 11.   Survival. Section 8, Section 9, Section 10 and Section 12 hereto will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.
Section 12.   Contribution.
(a) If the indemnification provided for herein is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Participating Shareholders holding Registrable Securities covered by a Registration Statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Participating Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Participating Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and each Participating Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Participating Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and Participating Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and Participating Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and Participating Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Participating Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each Participating Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(b) The Company and the Participating Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 12, no Participating Shareholder shall be required to contribute any amount for Damages in excess of the gross proceeds realized by Participating Shareholder in the sale of Registrable Securities of Participating Shareholder to which such Damages relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Participating Shareholder’s obligation to contribute pursuant to this Section 12 is several in the proportion that the net proceeds of the offering received by Participating Shareholder bears to the total net proceeds of the offering received by all such Participating Shareholders and not joint.
Section 13.   Participation in Public Offering.
(a) No Person may participate in any Public Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (provided, that no Holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such Holder has requested the Company include in any Registration Statement) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions set forth herein in respect of registration rights.
(b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 7(i) above, such Person shall immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 7(i). In the event the Company has given any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended (provided, that the Company shall not cause any Registration Statement to remain effective beyond the latest date allowed by applicable Law) by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 7(i).
Section 14.   Compliance with Rule 144 and Rule 144A. At the request of any Holder who proposes to sell securities in compliance with Rule 144 of the Securities Act, the Company shall (i) cooperate, to the extent commercially reasonable, with such Holder (ii) forthwith furnish to such Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time (iii) make available to the public and such Holders such information, and take such action as is reasonably necessary, to enable the Holders of Registrable Securities to make sales pursuant to Rule 144 and (iv) use its reasonable best efforts to list the such Holder’s Company Shares on the NYSE. Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.
Section 15.   Foreign Registration. The Parties agree that, with respect to the rights to register Registrable Securities set forth herein, all Holders of Registrable Securities shall have comparable rights to register such Registrable Securities on any non-U.S. securities exchange on which the Company is listed or traded, if any; provided, that the exercise of any such rights to register Registrable Securities shall be governed by the same limitations set forth herein.

Section 16.   Selling Expenses. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such Holder.
Section 17.   Prohibition on Requests. No Holder shall, without the Company’s consent, be entitled to deliver a request for a Demand Registration if less than 90 calendar days have elapsed since the date of withdrawal by the Participating Shareholders of a Demand Registration.

ANNEX D
OPINON OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Bank of America Merrill Lynch
Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING
November 9, 2015
The Board of Directors
TAL International Group, Inc.
100 Manhattanville Road
Purchase, NY 10577
Members of the Board of Directors:
We understand that TAL International Group, Inc. (“TAL”) proposes to enter into a Transaction Agreement, dated as of November 9, 2015 (the “Agreement”), by and among Triton Container International Limited (“Triton”), Triton International Limited (“Holdco”), Ocean Bermuda Sub Limited, a direct wholly-owned subsidiary of Holdco (“Bermuda Sub”), and Ocean Delaware Sub, Inc., a direct wholly-owned subsidiary of Holdco (“Merger Sub”), and TAL, pursuant to which, among other things:
(i)
Bermuda Sub will merge with and into Triton (the “Triton Merger”) and the outstanding Class A voting share, par value $0.01 per share, of Triton and the outstanding Class B non-voting share, par value $0.01 per share, of Triton (collectively, “Triton Common Shares”) will be converted into the right to receive, in the aggregate, a number of common shares, par value $0.01 per share, of Holdco (“Holdco Common Shares”), equal to (a) the product of  (i) 55/45 and (ii) the number of shares of common stock, par value $0.001 per share, of TAL (“TAL Common Stock”) outstanding as of the date of the Agreement (including Restricted TAL Shares (as defined in the Agreement)); and

(ii)
immediately after the Triton Merger, Merger Sub will merge with and into TAL (the “TAL Merger” and, together with the Triton Merger, the “Transaction”) and each outstanding share of TAL Common Stock will be converted into the right to receive one (1) (the “Exchange Ratio”) Holdco Common Share. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of TAL Common Stock of the Exchange Ratio (taking into account the Triton Merger).
In connection with this opinion, we have, among other things:
(a)
reviewed certain publicly available business and financial information relating to TAL;

(b)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of TAL furnished to or discussed with us by the management of TAL, including certain financial forecasts relating to TAL under different alternate scenarios prepared by the management of TAL (such forecasts, “TAL Forecasts”) and discussed with the management of TAL its assessments as to the relative likelihood of achieving the future financial results under the different scenarios reflected in the TAL Forecasts (the specific TAL Forecasts the management of TAL instructed us to use for purposes of our opinion, the “Specific TAL Forecasts”);

(c)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Triton furnished to or discussed with us by the management of Triton, including certain financial forecasts relating to Triton under different alternative scenarios prepared by the management of Triton (such forecasts under the different scenarios, the “Triton Forecasts”);

(c)
reviewed alternative versions of the Triton Forecasts incorporating certain adjustments thereto made by the management of TAL (the “Adjusted Triton Forecasts”) and discussed with the management of TAL its assessments as to the relative likelihood of achieving the future financial results under the different scenarios reflected in the Triton Forecasts and under the different scenarios reflected in the Adjusted Triton Forecasts (the specific Adjusted Triton Forecasts management of TAL instructed us to use for purposes of our opinion, the “Specific Adjusted Triton Forecasts”);
(d)
reviewed certain estimates as to the amount and timing of cost savings (the “Synergies”) anticipated by the management of TAL to result from the Transaction;

(e)
discussed the past and current business, operations, financial condition and prospects of TAL with members of senior managements of TAL and Triton, and discussed the past and current business, operations, financial condition and prospects of Triton with members of senior managements of TAL and Triton;

(f)
reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Holdco, including the potential effect on Holdco’s estimated earnings per share;

(g)
reviewed the trading history for TAL Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

(h)
compared certain financial and stock market information of TAL and certain financial information of Triton with similar information of other companies we deemed relevant;

(i)
reviewed the relative financial contributions of TAL and Triton to the future financial performance of Holdco on a pro forma basis;

(j)
reviewed the Agreement and the Sponsor Shareholders Agreement, dated November 9, 2015, by and among Holdco and certain of its future shareholders (the “Shareholders Agreement”);

(1)
considered the results of our efforts on behalf of TAL to solicit, at the direction of TAL, indications of interest and definitive proposals from third parties with respect to a possible strategic combination with, or acquisition of, all or a portion of TAL or any alternative transaction; and

(m)
performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of TAL that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the TAL Forecasts, we have been advised by the management of TAL, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TAL as to the future financial performance of TAL under the different scenarios reflected therein, and based on the assessments of the management of TAL as to the relative likelihood of achieving the future financial results reflected in the different scenarios reflected in TAL Forecasts, we have relied, at the direction of TAL, on the Specific TAL Forecasts for purposes of our opinion. With respect to the Triton Forecasts, we have been advised by Triton, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Triton as to the future financial performance of Triton under the different scenarios reflected therein. With respect to the Adjusted Triton Forecasts and the Synergies, we have assumed, at the direction of TAL, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TAL as to the future financial performance of Triton under the different scenarios reflected therein and the other matters covered thereby, and based on the assessments of the management of TAL as to the relative likelihood of achieving the future financial results reflected in the different scenarios reflected in the Triton Forecasts and the different scenarios reflected in Adjusted Triton Forecasts, we have relied, at the direction of TAL, on the Specific Adjusted Triton Forecasts for purposes of our opinion. We have relied, at the direction of TAL, on the assessments of the management of TAL as to Holdco’s ability to achieve the Synergies and have been advised by TAL, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TAL or Triton, nor have we made any physical inspection of the properties or assets of TAL or Triton. We have not evaluated the solvency or fair value of TAL or Triton under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of TAL, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on TAL, Triton or the contemplated benefits of the Transaction in any respect meaningful to our analysis or opinion.
We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio (taking into account the Triton Merger) to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any related transactions or any other agreement, arrangement or understanding, including without limitation, the Shareholders Agreement, entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio (taking into account the Triton Merger) to holders of TAL Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to TAL or in which TAL might engage or as to the underlying business decision of TAL to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Holdco Common Shares actually will be when issued or the prices at which TAL Common Stock or Holdco Common Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.
We have acted as financial advisor to the Board of Directors of TAL in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, TAL has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of TAL, Triton and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TAL and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as initial purchaser for various debt offerings undertaken by TAL and/or certain of its affiliates, (ii) having acted or acting as administrative agent, collateral agent, joint lead arranger, joint bookrunner for, and a lender under, certain term loans, leasing and other credit facilities of TAL and/or certain of its affiliates and (iii) having provided or providing derivatives trading services to TAL and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Vestar Capital Partners, Inc. (“Vestar”) and Warburg Pincus LLC (“Warburg”), each an affiliate of Triton, and/or certain of their respective affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Triton in connection with certain merger and acquisition transactions, including its sale to Vestar and Warburg, (ii) having acted as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by Vestar and/or Warburg and/or certain of their respective affiliates and portfolio companies, including various debt offerings undertaken by Triton, (iii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner for, and/or a lender, under certain term loans, letters of credit and other credit facilities of Vestar and Warburg and/or certain of their respective affiliates and portfolio companies (including acquisition financing), including certain term loans and other credit facilities of Triton, (iv) having provided or providing certain treasury and trade management services and products to Vestar and Warburg and/or certain of their respective affiliates and portfolio companies, including Triton and (v) having provided or providing certain derivatives and/or foreign exchange trading services to Vestar and Warburg and/or certain of their respective affiliates and portfolio companies, including Triton. In addition, an employee of ours is a non-voting advisory board observer with respect to the advisory boards of certain affiliates of Warburg.
It is understood that this letter is for the benefit and use of the Board of Directors of TAL (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio (taking in account the Triton Merger) is fair, from a financial point of view, to the holders of TAL Common Stock.
Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Holdco’s amended and restated bye-laws that will be in effect at the effective time of the mergers (a form of which is included as Exhibit 3.2 of this registration statement) provide that Holdco must indemnify, to the fullest extent permitted by Section 98 of the Bermuda Companies Act, as amended from time to time, each person who is or was a director or officer of Holdco (including any person appointed to a committee of the Holdco Board) and the heirs, executors and administrators of such a person.
Holdco’s amended and restated bye-laws also provide that such persons will be indemnified and secured harmless out of the assets of Holdco from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, will or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them will be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Holdco will or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Holdco will be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED, THAT this indemnity will not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons.
Holdco’s amended and restated bye-laws also provide that Holdco must advance moneys to an indemnified person for the costs, charges and expenses incurred by the indemnified person in defending any civil or criminal proceedings against him or her on condition that the indemnified person repays the advance if any allegation of fraud or dishonesty is proved against him or her.
Holdco’s amended and restated bye-laws also provide that Holdco may purchase and maintain insurance for the benefit of any indemnified person against any liability incurred by him or her under the Bermuda Companies Act in his or her capacity as a director or officer or indemnifying such indemnified person in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the indemnified person may be guilty in relation to Holdco or any subsidiary thereof.
Additionally, Holdco’s amended and restated bye-laws provide that each shareholder of Holdco agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Holdco, against any indemnified person on account of any action taken by such indemnified person, or the failure of such indemnified person to take any action in the performance of his or her duties with or for Holdco or any subsidiary thereof, provided that such waiver will not extend to any matter in respect of any fraud or dishonesty which may attach to such indemnified person.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) The following exhibits are filed herewith or incorporated herein by reference:
Exhibit No.	Description
2.1	Transaction Agreement, dated as of November 9, 2015, by and among TAL, Triton, Holdco, Delaware Sub and Bermuda Sub (incorporated by reference to Exhibit 2.1 of TAL International Group Inc.’s Current Report on Form 8-K filed on November 10, 2015 (File No. 001-32638))†
3.1*	Form of Memorandum of Association of Holdco
3.2*	Form of Amended and Restated Bye-laws of Holdco
5.1*	Form of Opinion of Appleby (Bermuda) Limited regarding legality of securities being registered
10.1	Warburg Pincus Shareholders Agreement, dated as of November 9, 2015, by and among Holdco and the shareholders party thereto (included as Annex B-1 to the proxy statement/prospectus forming a part of this Registration Statement)
10.2	Vestar Shareholders Agreement, dated as of November 9, 2015, by and among Holdco and the shareholders party thereto (included as Annex B-2 to the proxy statement/prospectus forming a part of this Registration Statement)
10.3	Form of Pritzker Lock-Up Agreement (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement)
21.1*	Subsidiaries of Holdco
23.1	Consent of KPMG LLP, independent registered public accounting firm for Triton
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for TAL
23.3*	Consent of Appleby (Bermuda) Limited (included as part of its opinion filed as Exhibit 5.1)
24.1*	Power of Attorney of Holdco’s Officers and Directors
99.1*	Consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated
99.2*	Form of TAL Proxy Card
99.3*	Consent of Brian M. Sondey
99.4*	Consent of Simon R. Vernon
99.5*	Consent of Robert W. Alspaugh
99.6*	Consent of Malcolm P. Baker
99.7*	Consent of Claude Germain
99.8*	Consent of Kenneth Hanau

*
Previously filed.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules to the U.S. Securities and Exchange Commission upon request by the Commission.

ITEM 22.   UNDERTAKINGS
(A)(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of

Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(B)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 1, 2016.
TRITON INTERNATIONAL LIMITED
By:	/s/ Ian R. Schwartz
Name:	Ian R. Schwartz
Title:	Vice President and General Counsel
Pursuant to the requirements of the Securities Act, this amendment no. 2 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date
* Simon R. Vernon	President (Principal Executive Officer)	April 1, 2016
* Stephen N. Controulis	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	April 1, 2016
/s/ Ian R. Schwartz Ian R. Schwartz	Vice President and General Counsel (Authorized Representative in the United States)	April 1, 2016
* David A. Coulter	Director	April 1, 2016
* Robert L. Rosner	Director	April 1, 2016
* Edward P. Schneider	Director	April 1, 2016
* By: /s/ Ian R. Schwartz Ian R. Schwartz Attorney-in-fact